As filed with the Securities and Exchange Commission on May 13, 2022.
Registration No. 333-262723

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO THE
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOFTWARE ACQUISITION GROUP INC. III
(Exact name of registrant as specified in its charter)

Delaware	6770	86-1370703
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1980 Festival Plaza Drive, Ste. 300
Las Vegas, Nevada 89135
Telephone: (310)
991-4982
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan S. Huberman
Chairman, Chief Executive Officer
1980 Festival Plaza Drive, Ste. 300
Las Vegas, Nevada 89135
Telephone: (310)
991-4982
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler Matthew D. Turner Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Telephone: (212) 446-4800	Jan Nugent Geoffrey Van Haeren Branded Online, Inc. dba Nogin 1775 Flight Way STE 400 Tustin, CA 92782 Telephone: (949) 864-8136	Ryan J. Maierson John M. Greer Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Telephone: (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule
12b-2
of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MAY 13, 2022 SUBJECT TO COMPLETION
SOFTWARE ACQUISITION GROUP INC. III
1980 Festival Plaza Drive, Ste. 300
Las Vegas, Nevada 89135

Dear Stockholder:
On February 14, 2022, Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), and Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended on April 20, 2022 and as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin”). If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by SWAG’s and Nogin’s stockholders, and (ii) the Merger is subsequently completed, Merger Sub will merge with and into Nogin, with Nogin surviving the merger as a wholly owned subsidiary of SWAG (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Business Combination”).
As part of the Business Combination, holders of Nogin Common Stock and Nogin Preferred Stock will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A Common Stock at a price of $10.00 per share of SWAG Class A Common Stock, and, at their election, a portion of the $15.0 million of consideration payable in cash (collectively, the “Merger Consideration”). Holders of Nogin’s options will receive options to purchase shares of SWAG Class A Common Stock as described below.
In addition, on April 19, 2022 SWAG entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which SWAG has agreed to issue (i) up to an aggregate principal amount of $75.0 million of 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) convertible into shares of SWAG Class A Common Stock and (ii) an aggregate of 1.5 million warrants to purchase shares of SWAG Class A Common Stock (the “PIPE Warrants”) to the PIPE Investors (the transactions described in clauses (i) and (ii), collectively, the “PIPE Investment”). The PIPE investors have currently committed to an aggregate of $65.0 million in Convertible Notes and 1.3 million PIPE Warrants.
At the effective time of the Merger (the “Effective Time”), (i) each share of Nogin Common Stock and Nogin Preferred Stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the Merger Consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A Common Stock equal to the product of (x) the number of shares of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock, at an exercise price per share equal to (A) the exercise price per share of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock.
Based on the number of shares of Nogin capital stock outstanding and issuable upon the net exercise of vested options of Nogin as of May 13, 2022, (i) the estimated number of shares of SWAG Class A Common Stock issuable for each share of Nogin Common Stock is approximately 4.37, (ii) the total number of shares of SWAG Class A Common Stock expected to be issued to Nogin equityholders in connection with the Closing is approximately 54.2 million (approximately 56.8 million on a fully diluted basis under certain assumptions described in this prospectus), and (iii) holders of shares of Nogin Common Stock and Nogin Preferred Stock as of immediately prior to the Closing will hold, in the aggregate, approximately 65.5% of SWAG Class A Common Stock immediately following the Closing (assuming that no shares of SWAG Class A Common Stock are validly redeemed) and Nogin equityholders (including holders of outstanding Nogin options) will hold, in the aggregate and on a fully diluted basis, approximately 47.5% of SWAG Class A Common Stock (assuming, among other things described in this prospectus, that no shares of SWAG Class A Common Stock are validly redeemed). SWAG units, SWAG Class A Common Stock and SWAG public warrants are currently publicly traded on The Nasdaq Captial Market (the “Nasdaq”). At Closing, SWAG intends to change its name to Nogin, Inc. (the “Post-Combination Company”).We anticipate that the Post-Combination Company’s common stock and Post-Combination Company’s public warrants will be listed on Nasdaq under the symbols “NOGN” and “NOGNW”, respectively, upon the Closing. The Post-Combination Company will not have units traded following the Closing, and SWAG’s units will be delisted and deregistered following the Closing.

See the section entitled “
The Business Combination
” of the attached proxy statement/prospectus for further information on the consideration being paid to the equityholders of Nogin in the Merger.
SWAG will hold a special meeting of stockholders in lieu of the 2022 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Merger. SWAG and Nogin cannot complete the Merger unless (i) SWAG’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of SWAG Class A Common Stock to be issued as the Merger Consideration, pursuant to the conversion of SWAG Class B Common Stock and the potential future issuance of SWAG Class A Common Stock pursuant to the PIPE Investment, and (ii) consent of the Nogin Stockholders to the adoption and approval of the Merger Agreement and the transactions contemplated thereby. SWAG is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
The Special Meeting will be held at                 a.m. prevailing Eastern Time, on                 , 2022, in virtual format.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF UNITS OR SHARES OF COMMON STOCK YOU OWN
. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The SWAG board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that SWAG stockholders vote “
FOR
” the approval of the Merger Agreement, “
FOR
” the issuance of Class A Common Stock to be issued as the Merger Consideration, pursuant to the conversion of SWAG Class B Common Stock and the potential future issuance of SWAG Class A Common Stock pursuant to the PIPE Investment and “
FOR
” the other matters to be considered at the Special Meeting.
The Nogin board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that Nogin Stockholders consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.

This proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about SWAG and Nogin and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “
Risk Factors
” section beginning on page 23 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, SWAG’s proxy solicitor, toll free at (800)
662-5200.
Sincerely,
Jonathan S. Huberman
Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of shares of SWAG Class A Common Stock in connection with the Merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated                 , 2022, and is first being mailed to stockholders of SWAG on or about                 , 2022.

SOFTWARE ACQUISITION GROUP INC. III
1980 Festival Plaza Drive, Ste. 300
Las Vegas, Nevada 89135
NOTICE OF
SPECIAL MEETING IN LIEU OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON                 , 2022
TO THE STOCKHOLDERS OF SWAG:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders of Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), will be held at                 a.m. prevailing Eastern Time, on                 , 2022, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)
The Business Combination Proposal—
To consider and vote upon a proposal (the “Business Combination Proposal”) to approve the Agreement and Plan of Merger, dated as of February 14, 2022 (as amended on April 20, 2022 and as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among SWAG, Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), and Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Nogin, with Nogin surviving the merger as a wholly owned subsidiary of SWAG (the “Merger” or the “Business Combination”). A copy of the Merger Agreement is attached to this proxy statement/ prospectus as
Annex A
-
1
, and a copy of the amendment to the Merger Agreement, dated as of April 20, 2022, is attached to this proxy statement/prospectus as
Annex A-2
;

(2)
The Charter Approval Proposal—
To consider and vote upon a proposal (the “Charter Approval Proposal”) to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B;

(3)
The Governance Proposal
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal (the “Governance Proposal”) with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission requirements;

(4)
The Director Election Proposal
—To consider and vote upon a proposal (the “Director Election Proposal”) to elect                directors to serve on the Board of Directors of the Post-Combination Company (the “Board”) until the 2023 annual meeting of stockholders, in the case of Class I directors, the 2024 annual meeting of stockholders, in the case of Class II directors, and the 2025 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

(5)
The Nasdaq Proposal—
To consider and vote upon a proposal (the “Nasdaq Proposal”) to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of SWAG Class A Common Stock to Nogin Stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of SWAG Class A Common Stock pursuant to the conversion of SWAG Class B Common Stock; and (iii) the potential future issuance of shares of SWAG Class A Common Stock to certain investors (the “PIPE Investors”) in connection with the PIPE Investment, pursuant to SWAG’s agreements to issue to the PIPE Investors (x) up to an aggregate principal amount of $75 million of 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) convertible into shares of SWAG Class A Common Stock and (y) an aggregate of 1.5 million warrants (the “PIPE Warrants”) with each whole PIPE Warrant entitling the holder thereof to purchase one share of SWAG Class A Common Stock

(6)	The Incentive Plan Proposal— To consider and vote upon a proposal (the “Incentive Plan Proposal”) to approve and adopt the Incentive Plan (as defined herein); and

(7)
The Adjournment Proposal—
To consider and vote upon a proposal (the “Adjournment Proposal” and, each of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal, each a “Proposal” and collectively, the “Proposals”) to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal or the Incentive Plan Proposal.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of SWAG Class A Common Stock and SWAG Class B Common Stock (collectively, “SWAG Common Stock”) at the close of business on                , 2022 (the “SWAG Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.
Pursuant to SWAG’s Amended and Restated Certificate of Incorporation, SWAG will provide holders of its Class A Common Stock (“Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of SWAG’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $231.5 million on                 , 2022, the estimated per share redemption price would have been approximately $10.15, excluding additional interest earned on the funds held in the Trust Account and not previously released to SWAG to pay taxes. Public Stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of SWAG. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of SWAG. Software Acquisition Holdings III LLC, a Delaware limited liability company (the “Sponsor”), and SWAG’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Currently, the Initial Stockholders (as defined herein) own 20% of all outstanding SWAG Common Stock, consisting of the Founder Shares (as defined herein). Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. The Sponsor and SWAG’s directors and officers have agreed to vote any shares of SWAG Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.
After careful consideration, SWAG’s board of directors (the “SWAG Board”) has determined that the Merger Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of SWAG and its stockholders and unanimously recommends that you vote or give instruction to vote “
FOR
” the Business Combination Proposal, “
FOR
” the Charter Approval Proposal, “
FOR
” the Governance Proposal, “
FOR
” the Director Election Proposal, “
FOR
” the Nasdaq Proposal, “
FOR
” the Incentive Award Plan Proposal and “
FOR
” the Adjournment Proposal, if presented.
The approval of each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of SWAG Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of SWAG Common Stock entitled to vote, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of SWAG Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on stockholders of SWAG approving any of the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.
All SWAG stockholders are cordially invited to attend the Special Meeting in virtual format. SWAG stockholders may attend, vote and examine the list of SWAG stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus
(“COVID-19”)
pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, SWAG’s proxy solicitor, toll free at (800) 662-5200.
Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Jonathan S. Huberman Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
            , 2022
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SWAG REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SWAG’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “
SWAG’S SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS
” FOR MORE SPECIFIC INSTRUCTIONS.

BASIS OF PRESENTATION AND GLOSSARY
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:
“
Business Combination
” are to the Merger and the other transactions contemplated by the Merger Agreement.
“
Class A Common Stock
” or “
SWAG
Class A Common Stock
”
are to the shares of SWAG’s Class A Common Stock, par value $0.0001 per share, prior to the Business Combination, and to shares of the Post-Combination Company’s common stock, par value $0.0001 per share, after the Business Combination;
“
Class B Common Stock
” or “
SWAG
Class B common stock
”
are to the shares of SWAG’s Class B Common Stock, par value $0.0001 per share;
“
Code
” are to the Internal Revenue Code of 1986, as amended;
“
Common Stock
” or “
SWAG Common Stock
” are to the SWAG Class A Common Stock and SWAG Class B Common Stock, collectively;
“
Company
” or “
Nogin
” are to Branded Online, Inc. dba Nogin;
“
Company Owners
” or “
Nogin Stockholders
” are to the holders of Nogin Common Stock and Nogin Preferred Stock prior to the closing of the Business Combination;
“
Convertible Notes
” or “
PIPE Convertible Debt
” are to SWAG’s 7.00% convertible senior notes due 2026 issued to the PIPE Investors in connection with the PIPE Investment;
“
DGCL
” are to the Delaware General Corporation Law, as may be amended from time to time;
“
Exchange Act
” are to the Securities Exchange Act of 1934, as amended;
“
Existing Charter
” are to the Amended and Restated Certificate of Incorporation of SWAG, dated July 28, 2021;
“
Founder Shares
” are to the shares of SWAG Class B Common Stock and SWAG Class A Common Stock issued upon the automatic conversion thereof at the time of SWAG’s initial business combination as provided herein. The 5,701,967 Founder Shares are held of record by the Initial Stockholders as of the SWAG Record Date;
“
GAAP
” are to generally accepted accounting principles in the United States, as applied on a consistent basis;
“
Initial Stockholders
” are to holders of the Founder Shares prior to the Business Combination;
“
Investment Company Act
” are to the Investment Company Act of 1940, as amended;
“
Merger Sub
” are to Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG;
“
Nogin Common Stock
” are to shares of Nogin’s common stock, par value $0.0001 per share;
“
Nogin Preferred Stock
” are to the Nogin Series A preferred stock and the Nogin Series B Preferred Stock, collectively;
“
Nogin Series A Preferred Stock
” are to the shares of Nogin’s Series A Preferred Stock, par value $0.0001 per share;

i

“
Nogin Series B Preferred Stock
” are to the shares of Nogin’s Series B Preferred Stock, par value $0.0001 per share;
“
PIPE Investment
” are to the issuance of the Convertible Notes and the PIPE Warrants to the PIPE Investors;
“
PIPE Investors
” are to those certain investors who have executed PIPE Subscription Agreements with SWAG in connection with the PIPE Investment;
“
PIPE Subscription
Agreements” are to the subscription agreements entered into by SWAG, certain guarantors named therein and the PIPE Investors in connection with the PIPE Investment;
“
PIPE Warrants
” are to the warrants to purchase shares of SWAG Class A Common Stock issued to the PIPE Investors in connection with the PIPE Investment;
“
Post-Combination Company
” are to SWAG following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement;
“
Public Shares
” are to shares of SWAG Class A Common Stock sold as part of the units in the SWAG IPO (whether they were purchased in the SWAG IPO or thereafter in the open market);
“
Public Stockholders
” are to the holders of the Public Shares, including the Sponsor and management team to the extent the Sponsor and/or members of its management team purchase Public Shares provided that the Sponsor’s and each member of its management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares;
“
Private Placement Warrants
” are to the warrants issued by SWAG to the Sponsor in a private placement simultaneously with the closing of the SWAG IPO;
“
SEC
” are to the U.S. Securities and Exchange Commission;
“
Securities Act
” are to the Securities Act of 1933, as amended;
“
Sponsor
” are to Software Acquisition Holdings III LLC, a Delaware limited liability company;
“
SWAG
” are to Software Acquisition Group Inc. III, a Delaware corporation; and
“
SWAG IPO
” are to the initial public offering by SWAG, which closed on August 2, 2021.
“
SWAG Record Date
” are to                                 , 2022.
“
Trust Account
” are to the trust account established by SWAG at Morgan Stanley for the benefit of SWAG’s stockholders;
Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
SWAG, Nogin and Nogin’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable
®
, M and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination and the Merger, the Special Meeting in lieu of the 2022 annual meeting and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to SWAG stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:
SWAG, Merger Sub, a wholly owned subsidiary of SWAG, and Nogin have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG. In connection with the Closing of the Merger, SWAG will be renamed Nogin, Inc.

SWAG will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled
“The Merger Agreement
.” In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as
Annex A
-1
, and a copy of the amendment to the Merger Agreement, dated as of April 20, 2022, is attached to this proxy statement/prospectus as
Annex A-2
. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:
SWAG is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of SWAG Common Stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless SWAG’s stockholders approve the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of SWAG and a prospectus of SWAG. It is a proxy statement because the board of directors of SWAG is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because SWAG, in connection with the Business Combination, is offering shares of SWAG Class A Common Stock in exchange for the outstanding shares of Nogin Common Stock and pursuant to the conversion of SWAG Class B Common Stock. See the section entitled “The Merger Agreement—Merger Consideration.”

Q:	WHAT WILL NOGIN STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
As part of the Business Combination, Nogin equityholders will receive aggregate consideration of $566.0 million, payable in newly issued shares of SWAG Class A Common Stock at a price of $10.00 per share, with Nogin Stockholders having the option to elect to receive a pro rata portion of $15.0 million in cash consideration.

At the Effective Time, (i) each share of Nogin Common Stock and Nogin Preferred Stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the Merger Consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A Common

Stock equal to the product of (x) the number of shares of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock, at an exercise price per share equal to (A) the exercise price per share of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock.
Based on the number of shares of Nogin capital stock outstanding and issuable upon the net exercise of vested options of Nogin as of May 13, 2022, (i) the estimated number of shares of SWAG Class A Common Stock issuable for each share of Nogin Common Stock is approximately 4.37, (ii) the total number of shares of SWAG Class A Common Stock expected to be issued to Nogin equityholders in connection with the Closing is approximately 54.2 million (approximately 56.8 million on a fully diluted basis under certain assumptions described in this prospectus), and (iii) holders of shares of Nogin Common Stock and Nogin Preferred Stock (on a fully diluted basis) as of immediately prior to the Closing will hold, in the aggregate, approximately 65.5% of the fully diluted shares of SWAG Class A Common Stock immediately following the Closing (assuming that no shares of SWAG Class A Common Stock are validly redeemed) and Nogin equityholders (including holders of outstanding Nogin options) will hold, in the aggregate and on a fully diluted basis, approximately 47.5% of SWAG Class A Common Stock (assuming, among other things described in this prospectus, that no shares of SWAG Class A Common Stock are validly redeemed).

Q:	WHAT IS THE PIPE INVESTMENT?

A:
On April 19, 2022, SWAG entered into PIPE Subscription Agreements with the PIPE Investors pursuant to which SWAG has agreed to issue up to an aggregate principal amount of $75.0 million of Convertible Notes and an aggregate of 1.5 million PIPE Warrants to the PIPE Investors. The PIPE Investors have agreed to purchase $65.0 million aggregate principal amount of the Convertible Notes, with a subsidiary of UBS Hedge Fund Solutions LLC (“UBS”) having the option to purchase up to an additional $10.0 million aggregate principal amount of the Convertible Notes (together with additional PIPE Warrants) pursuant to an “accordion feature” included in UBS’s PIPE Subscription Agreement. Jonathan Huberman, Chief Executive Officer of SWAG, has also executed a PIPE Subscription Agreement for $0.5 million aggregate principal amount of Convertible Notes. PIPE Investors will also receive a pro rata portion of the PIPE Warrants in connection with their respective commitments to purchase the Convertible Notes. The PIPE Investment is conditioned on (i) the substantially contemporaneous closing of the Merger and other Transactions as well as the execution of (x) an indenture governing the Convertible Notes (the “Indenture”) by and among SWAG, as issuer, certain guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee and collateral agent and related agreements securing the payment of the obligations under the Convertible Notes and the Indenture, and (y) a warrant agreement (the “PIPE Warrant Agreement”), by and between SWAG, as issuer, and Continental Stock Transfer & Trust Company, as warrant agent; (ii) certain minimum cash and liquidity requirements; and (iii) other customary closing conditions. Copies of the forms of the PIPE Subscription Agreement, the Indenture and the PIPE Warrant Agreement are attached to this proxy statement/prospectus as
Annex H
,
Annex I
and
Annex J
, respectively.

The Convertible Notes will mature on the fourth anniversary of the Closing (the “Convertible Notes Maturity Date”), unless earlier repurchased, redeemed or converted in accordance with their terms, and will accrue interest at a rate of 7.00% per annum, payable in cash. The Convertible Notes may be converted at any time (in whole or in part) into shares of Class A Common Stock, at the option of the holder of such Convertible Note, based on the applicable conversion rate at such time. The initial conversion price will be approximately $11.50 per share of Class A Common Stock, based on an initial conversion rate of 86.9565 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes. For conversions with a conversion date on or after the first anniversary of the Closing and prior to the regular record date immediately preceding the Convertible Notes Maturity Date, the conversion consideration will also include an interest make-whole payment equal to the remaining scheduled payments of interest on the Convertible Note being converted through the Convertible Notes Maturity Date. The Post-Combination Company will be able to elect to make such interest make-whole payment in cash or in Class A Common Stock, subject to certain conditions. The conversion rate will be subject to adjustments to be set forth in the Indenture, including conversion rate resets (x) on the dates that are 13 and 25 months following the Closing and (y) following the consummation of certain equity and equity-linked offerings by the Post-Combination Company and sales of certain equity and equity-linked securities by certain shareholders of the Post-Combination Company.
Each whole PIPE Warrant will entitle the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described below, at any time until the PIPE Warrant’s expiration. The PIPE Warrants may be called for redemption by the Post-Combination Company at any time if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (subject to adjustment as described below), for any twenty (20) trading days within a thirty (30) trading day period commencing after the PIPE Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given; provided that there is a current registration statement in effect with respect to the resale of shares of Class A Common Stock underlying such PIPE Warrants (either on a cash or “cashless” exercise basis), and a current prospectus relating thereto, throughout the thirty-day redemption period. The exercise price and number of shares of Class A Common Stock issuable on exercise of the PIPE Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or a recapitalization, reorganization, merger or consolidation.
SWAG has also agreed to provide certain shelf registration rights following the completion of the Business Combination to register the resale of shares of SWAG Class A Common Stock issuable upon conversion of the Convertible Notes and exercise of the PIPE Warrants.
Assuming (i) UBS exercises its accordion feature to purchase an additional $10.0 million aggregate principal amount of Convertible Notes, (ii) all of the Convertible Notes are converted into shares of Class A Common Stock at the initial conversion rate of 86.9565 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes, (iii) all interest payable on the Convertible Notes is paid in cash and (iv) all PIPE Warrants are exercised on a cash basis for shares of Class A Common Stock, the PIPE Investors will receive approximately 8.0 million shares of Class A Common Stock in connection with the PIPE Investment.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for                 , 2022; however, such meeting could be adjourned, as described herein. Neither SWAG nor Nogin can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. SWAG must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, Nogin must first obtain the written consent of its stockholders for the Merger and SWAG and Nogin must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section entitled “The Merger Agreement—Conditions to the Business Combination.”

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If the Business Combination is not completed, Nogin Stockholders will not receive any consideration for their shares of Nogin capital stock. Instead, Nogin will remain an independent company. See the section entitled “The Merger Agreement—Termination” and “Risk Factors.”

Q:	HOW WILL SWAG BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:
SWAG does not currently have any management-level employees other than Jonathan Huberman, our Chairman, Chief Executive Officer and Chief Financial Officer, and Mike Nikzad, our Vice President, Acquisitions. Following the Closing, the Company’s executive officers are expected to be the current

v

management team of Nogin. See the section entitled “ Management of the Post-Combination Company Following the Business Combination ” for more information.
SWAG is, and after the Closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will be                  directors and will consist of                 .

Following the Closing, we expect that a majority of the directors will be independent under applicable Nasdaq listing rules. See the section entitled “
Management of the Post-Combination Company Following the Business Combination
” for more information.

Q:	WHAT EQUITY STAKE WILL CURRENT SWAG STOCKHOLDERS, THE INITIAL STOCKHOLDERS, THE PIPE INVESTORS AND THE NOGIN STOCKHOLDERS HOLD IN SWAG FOLLOWING THE CLOSING?

A:
The following table illustrates varying ownership levels in the Post-Combination Company immediately following the Closing, assuming (i) no Public Shares are redeemed, (ii) 50% of Public Shares are redeemed and (iii) 100% of Public Shares are redeemed, each on a “shares outstanding” and “fully diluted” basis. All scenarios assume that the maximum amount of $15.0 million of Merger Consideration will be distributed pro rata to Nogin Stockholders in cash. The numbers of shares and percentage interests set forth below are based on a number of assumptions. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth below will be different. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	No Redemption Scenario (1)					50% Redemption Scenario (2)					100% Redemption Scenario (3)
	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares		Fully Diluted Ownership	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares		Fully Diluted Ownership	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares		Fully Diluted Ownership
Current public SWAG stockholders	22,807,868	27.6%	34,211,802		28.6%	11,403,934	16.0%	22,807,868		21.2%	—	—	11,403,934		11.9%
Initial Stockholders	5,701,967	6.9%	15,684,721	(4)	13.1%	5,701,967	8.0%	15,684,721	(4)	14.6%	5,701,967	9.5%	15,684,721	(4)	16.4%
Current Nogin equityholders	54,228,638	65.5%	56,841,952		47.5%	54,228,638	76.0%	56,841,952		52.8%	54,228,638	90.5%	56,841,952		59.4%
PIPE Investors (5)	—	—	6,952,173		5.8%	—	—	6,952,173		6.5%	—	—	6,952,173		7.3%
Incentive Plan (6)	—	—	5,983,718		5.0%	—	—	5,383,511		5.0%	—	—	4,783,304		5.0%
Pro forma Class A Common Stock at March 31, 2022	82,738,473	100.0%	119,674,366		100.0%	71,334,539	100.0%	107,670,225		100.0%	59,930,605	100.0%	95,666,084		100.0%

(1)	This presentation assumes that no public shareholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account.
(2)
This presentation assumes that (i) public shareholders exercise their rights to have 50% of all outstanding Public Shares converted into their pro rata share of the Trust Account and (ii) such redeeming public shareholders continue to hold Public Warrants following exercise of their redemption rights.

(3)
This presentation assumes that (i) approximately 22.8 million Public Shares are redeemed, resulting in an aggregate payment of approximately $231.5 million out of the Trust Account, which is derived from the number of Public Shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the Trust Account balance as of December 31, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million; and (ii) such redeeming public shareholders continue to hold Public Warrants following exercise of their redemption rights.

(4)
Includes (i) all shares of Class A Common Stock subject to vesting requirements pursuant to the Sponsor Agreement, and (ii) all shares of Class A Common Stock issuable upon exercise of Private Placement Warrants.

(5)
Assumes (i) issuance of the currently committed aggregate principal amount of $65.0 million of Convertible Notes and 1.3 million PIPE Warrants issued in conjunction with the Convertible Notes, (ii) all of the Convertible Notes are converted into shares of Class A Common Stock at the initial conversion rate of 86.9565 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes, (iii) all interest payable on the Convertible Notes is paid in cash and (iv) all PIPE Warrants are exercised on a cash basis for shares of Class A Common Stock. Includes shares of Class A Common Stock underlying Convertible Notes and PIPE Warrants subscribed for by Jonathan Huberman, Chief Executive Officer of SWAG.

(6)	Reflects shares expected to be reserved for issuance under the Incentive Plan (assuming the Incentive Plan Proposal is approved).

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL SWAG’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:
Yes. Upon the Closing, we intend to change our name from “SWAG” to “Nogin, Inc.,” and our Class A Common Stock and warrants will be listed following the closing under the symbols “NOGN” and “NOGNW,” respectively. We intend to continue to list our Class A Common Stock and warrants on Nasdaq following the Closing. SWAG’s units will be delisted and deregistered following the Closing.

QUESTIONS AND ANSWERS ABOUT SWAG’S SPECIAL STOCKHOLDER MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The Special Meeting will be held at                 a.m. prevailing Eastern Time, on                 , 2022, in virtual format. SWAG stockholders may attend, vote and examine the list of SWAG stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus
(“COVID-19”)
pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of SWAG are being asked to vote on the following:

•	A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See the section entitled “ Proposal No. 1—The Business Combination Proposal .”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “ Proposal No. 2—The Charter Approval Proposal .”

•
A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding
advisory basis. See the section entitled “
Proposal No. 3—The Governance Proposal
.”

•
A proposal to elect seven directors to serve on the Board until the 2023 annual meeting of stockholders, in the case of Class I directors, the 2024 annual meeting of stockholders, in the case of Class II directors, and the 2025 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “
Proposal No. 4—The Director Election Proposal
.”

•
A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of SWAG Class A Common Stock to Nogin Stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of SWAG Class A Common Stock pursuant to the conversion of SWAG Class B Common Stock and (iii) the potential future issuance of shares of SWAG Class A Common Stock to the PIPE Investors in connection with the Convertible Notes and PIPE Warrants, each of which may be issued to the PIPE Investors in connection with the PIPE Investment. See the section entitled “
Proposal No. 5—The Nasdaq Proposal
.”

•	A proposal to approve and adopt the Incentive Plan. See the section entitled “ Proposal No. 6—The Incentive Plan Proposal .”

•
A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal or the Incentive Plan Proposal. See the section entitled “
Proposal No. 7—The Adjournment Proposal
.”

SWAG will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Special Meeting.
Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.
Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A SWAG WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:
Upon consummation of the Merger, the SWAG warrants shall, by their terms, entitle the holders to purchase Class A Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Nogin and the business of Nogin and its subsidiaries following consummation of the Merger. As holders of SWAG warrants will be entitled to purchase Class A Common Stock of the Post-Combination Company upon consummation of the Merger, SWAG urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS NOGIN?

A:	Nogin’s purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers.
Using its Intelligent Commerce Platform, Nogin enables brands in this market to build direct relationships with their end customers, in competition with big retailers.
As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of online brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s solutions.
The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands. Furthermore, Nogin’s clients utilize its technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs. See the section entitled “
Information About Nogin
.”

Q:	WHY IS SWAG PROPOSING THE BUSINESS COMBINATION?

A:	SWAG was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On August 2, 2021, SWAG completed its initial public offering of units, with each unit consisting of Class A Common Stock and one-half
of one public warrant, each whole public warrant to purchase one share of Class A Common Stock at a price of $11.50, raising total gross proceeds of $203,000,000. On the same date SWAG also completed a private placement of warrants to its Sponsor, raising total gross proceeds of $9,000,000. On August 4, 2021, the underwriter in the SWAG IPO partially exercised its over-allotment option, resulting in the offering of an additional 2,807,868 units and 982,754 private placement warrants. Following the closing of the over-allotment option, an aggregate of $231,499,860 has been placed in SWAG’s trust account. Since the SWAG IPO, SWAG’s activity has been limited to the evaluation of business combination candidates.
Based on its due diligence investigations of Nogin and the industry in which it operates, including the financial and other information provided by Nogin in the course of their negotiations in connection with the Merger Agreement, SWAG believes that the Merger with Nogin is advisable and in the best interests of SWAG and its stockholders. See the section entitled “
The Merger—Recommendation of the SWAG Board of Directors and Reasons for the Merger.
”

Q:	DID THE SWAG BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:
The SWAG Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger with Nogin. The directors and officers of SWAG and SWAG’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of SWAG’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger with Nogin. In addition, SWAG’s directors and officers and SWAG’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the SWAG Board and SWAG’s advisors in valuing Nogin’s business.

Q:	WHY IS SWAG PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:
We are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Existing Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO NOGIN’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:
Yes. Concurrently with the execution of the Merger Agreement, SWAG, Merger Sub and the Supporting Nogin Stockholders (as defined herein) entered into the Company Support Agreement. The Company Support Agreement provides, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin Common Stock and/or Nogin Preferred Stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin Common Stock or Nogin Preferred Stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfill its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth

x

in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Support Agreements represent approximately 84.1% of the outstanding shares of Nogin Common Stock and approximately 99.5% of the outstanding shares of Nogin Preferred Stock, in each case, as of February 10, 2022. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin Stockholder approval at the time of such delivery.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares, you have the right to demand that SWAG redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the SWAG IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of SWAG. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of SWAG.
Under SWAG’s Existing Charter, the Merger may be consummated only if SWAG has at least $5,000,001 of net tangible assets after giving to all holders of Public Shares that properly demand redemption of their shares for cash.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your shares of Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that SWAG redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to SWAG’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $                 , or $                 per share, as of                 , 2022, the SWAG Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of SWAG’s Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share
distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you

deliver your Public Shares for redemption to SWAG’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that SWAG’s transfer agent return the Public Shares (physically or electronically).
If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to SWAG’s transfer agent as described herein, then, if the Merger is consummated, SWAG will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a SWAG stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see the section entitled “
Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares
.”

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:
No. Neither SWAG stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “
SWAG’s Special Meeting of Stockholders—Appraisal Rights.
”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
A total of $231,499,860 in net proceeds of the SWAG IPO and the amount raised from the private sale of warrants simultaneously with the consummation of the SWAG IPO was placed in the Trust Account following the SWAG IPO, including the partial exercise of the underwriter’s over-allotment option. After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of up to $7,982,754 as deferred underwriting commissions) and for the Post-Combination Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:
If SWAG does not complete the Merger with Nogin for whatever reason, SWAG would search for another target business with which to complete a business combination. If SWAG does not complete the Merger with Nogin or another target business within 18 months after the closing of the SWAG IPO (the “Completion Window”), SWAG must redeem 100% of the outstanding Public Shares, at a per-share
price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Stockholders have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to SWAG’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:
The Initial Stockholders of record are entitled to vote an aggregate of 20% of the outstanding shares of SWAG Common Stock. The Sponsor and SWAG’s directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the SWAG Record Date in favor of each of the proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
A majority of the voting power of the issued and outstanding common stock of SWAG entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes
will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of SWAG Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the SWAG Record Date for the Special Meeting,                 shares of common stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Business Combination Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. SWAG stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Charter Approval Proposal:
The affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Approval Proposal, will have the same effect as a vote “
AGAINST
” such proposal. The Merger is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.
The Governance Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Governance Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Governance Proposal, will have no effect on the Governance Proposal. The Merger is not conditioned on the approval of the Governance Proposal. If the Business Combination Proposal is not approved, the Governance Proposal will not be presented to the stockholders for a vote.
The Director Election Proposal:
The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Director Election Proposal, will have no effect on the election of directors. The Merger is not conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.
The Nasdaq Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Merger is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.
The Incentive Plan Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Merger is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.
The Adjournment Proposal:
The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Merger is not conditioned on the approval of the Adjournment Proposal.
As further discussed in the section entitled “
Other Agreements—Sponsor Agreement
” in this proxy statement/prospectus, the Sponsor and SWAG’s directors and officers have entered into an amended and restated letter agreement with SWAG and Nogin, a copy of which is attached as
Annex D
to this proxy statement/prospectus (the “Sponsor Agreement”), pursuant to which the Sponsor and such directors and officers have agreed to vote shares representing 20% of the aggregate voting power of the common stock in favor of the each of the Proposals presented at the Special Meeting.

Q:	DO ANY OF SWAG’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF SWAG STOCKHOLDERS?

A:	Certain of SWAG’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of SWAG stockholders generally.
These interests include, among other things:

•
If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by SWAG’s Initial Stockholders would be worthless because SWAG’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $                 based upon the closing price of $                 per share of Class A Common Stock on the Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per public warrant on the Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if SWAG does not consummate a business combination within the Completion Window.

•
No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the SWAG IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket
expenses incurred in connection with the Business Combination.

The SWAG Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the stockholders of SWAG. See the section entitled
“The Business Combination—Interests of SWAG’s Directors and Officers in the Business Combination
” in this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:
SWAG urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of SWAG. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:
The SWAG Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Common Stock after the SWAG Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of Class A Common Stock prior to the SWAG Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:
If you are a holder of record of SWAG Common Stock on the SWAG Record Date, you may vote in person (which would include presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to SWAG or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.
Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be
“non-routine”
without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are
“non-routine”
matters. Broker
non-votes
occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a SWAG stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such broker non-votes
will be the equivalent of a vote “
AGAINST
” the Charter Approval Proposal, but will have no effect on the vote count for such other proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a SWAG stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “
AGAINST
” such proposal.
If you are a SWAG stockholder that attends the Special Meeting virtually and fail to vote on the Business Combination Proposal, Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “
FOR
” each of the proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	send another proxy card with a later date;

•	notify SWAG’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received.
If you are a stockholder of record of SWAG and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to                , and it must be received at any

time before the vote is taken at the SWAG Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later                 than                  on                 , or by voting online at the SWAG Special Meeting. Simply attending the SWAG Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of SWAG Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of SWAG while SWAG searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SWAG shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Shareholders may call toll free: (800)
662-5200
Banks and Brokers may call collect: (203)
658-9400
SWAG.info@investor.morrowsodali.com
You may also obtain additional information about SWAG from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information.
” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to SWAG’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Business Combination and the Merger Agreement (pages 175 and 195)
The terms and conditions of the Business Combination are contained in the Merger Agreement and the amendment to the Merger Agreement, dated as of April 20, 2022, which are attached as
Annex A-1
and
Annex A-2
, respectively, to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.
On February 14, 2022, SWAG entered into the Merger Agreement with Nogin and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG. In connection with the Closing of the Merger, SWAG will be renamed Nogin, Inc.
SWAG has agreed to provide its stockholders with the opportunity to redeem shares of Class A Common Stock upon completion of the transactions contemplated by the Merger Agreement.
Merger Consideration; Conversion of Shares (page 175)
As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A Common Stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $15.0 million of consideration payable in cash (collectively, the “Merger Consideration”).
At the Effective Time, (i) each share of Nogin Common Stock and Nogin Preferred Stock issued and outstanding immediately prior to the Closing (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the Merger Consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A Common Stock equal to the product of (x) the number of shares of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock, at an exercise price per share equal to (A) the exercise price per share of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock.
Based on the number of shares of Nogin capital stock outstanding and issuable upon the net exercise of vested options of Nogin as of May 13, 2022, 2022, (i) the estimated number of shares of SWAG Class A Common Stock issuable for each share of Nogin Common Stock is approximately 4.37, (ii) the total number of shares of SWAG Class A Common Stock expected to be issued to Nogin equityholders in connection with the Closing is approximately 54.2 million (approximately 56.8 million on a fully diluted basis under certain assumptions described in this prospectus), and (iii) holders of shares of Nogin common and preferred stock (on a fully diluted basis) as of immediately prior to the Closing will hold, in the aggregate, approximately 65.5% of the fully diluted shares of SWAG Class A Common Stock immediately following the Closing (assuming that no shares of SWAG Class A Common Stock are validly redeemed) and Nogin equityholders (including holders of outstanding Nogin options) will hold, in the aggregate and on a fully diluted basis, approximately 47.5% of

SWAG Class A Common Stock (assuming, among other things described in this prospectus, that no shares of SWAG Class A Common Stock are validly redeemed).
Fractional Shares.
No fractional shares of SWAG Class A Common Stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Merger Agreement. Each person who would otherwise be entitled to a fraction of a share of SWAG Class A Common Stock (after aggregating all fractional shares of SWAG Class A Common Stock that otherwise would be received by such holder) will instead have the number of shares of SWAG Class A Common Stock issued to such person rounded down in the aggregate to the nearest whole share of SWAG Class A Common Stock.
Ownership of the Post-Combination Company
As of the date of this proxy statement/prospectus, there are 28,509,835 shares of SWAG Common Stock issued and outstanding, including 5,701,967 shares of SWAG Class B Common Stock, each of which will be converted into one share of Class A Common Stock at the Closing. As of the date of this proxy statement/prospectus, there are an aggregate of                warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), assuming that (i) each share of SWAG Class B Common Stock is converted into one share of SWAG Class A Common Stock and (ii) each outstanding warrant is exercised and one share of SWAG Class A Common Stock is issued as a result of such exercise, the SWAG fully-diluted stock capital would be                shares of common stock.
It is anticipated that, upon the completion of the Business Combination, the ownership levels in the Post-Combination Company will be as follows, assuming (i) no Public Shares are redeemed (ii) 50% of Public Shares are redeemed and (iii) 100% of Public Shares are redeemed, each on a “shares outstanding” and “fully diluted” basis. All scenarios assume that the maximum amount of $15.0 million of Merger Consideration will be distributed pro rata to Nogin stockholders in cash. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

	No Redemption Scenario (1)					50% Redemption Scenario (2)					100% Redemption Scenario (3)
	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares		Fully Diluted Ownership	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares		Fully Diluted Ownership	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares		Fully Diluted Ownership
Current public SWAG stockholders	22,807,868	27.6%	34,211,802		28.6%	11,403,934	16.0%	22,807,868		21.2%	—	—	11,403,934		11.9%
Initial Stockholders	5,701,967	6.9%	15,684,721	(4)	13.1%	5,701,967	8.0%	15,684,721	(4)	14.6%	5,701,967	9.5%	15,684,721	(4)	16.4%
Current Nogin equityholders	54,228,638	65.5%	56,841,952		47.5%	54,228,638	76.0%	56,841,952		52.8%	54,228,638	90.5%	56,841,952		59.4%
PIPE Investors (5)	—	—	6,952,173		5.8%	—	—	6,952,173		6.5%	—	—	6,952,173		7.3%
Incentive Plan (6)	—	—	5,983,718		5.0%	—	—	5,383,511		5.0%	—	—	4,783,304		5.0%
Pro forma Class A Common Stock at March 31, 2022	82,738,473	100.0%	119,674,366		100.0%	71,334,539	100.0%	107,670,225		100.0%	59,930,605	100.0%	95,666,084		100.0%

(1)	This presentation assumes that no public shareholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account.
(2)
This presentation assumes that (i) public shareholders exercise their rights to have 50% of all outstanding Public Shares converted into their pro rata share of the Trust Account and (ii) such redeeming public shareholders continue to hold Public Warrants following exercise of their redemption rights.

(3)
This presentation assumes that (i) approximately 22.8 million Public Shares are redeemed, resulting in an aggregate payment of approximately $231.5 million out of the Trust Account, which is derived from the number of Public Shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the Trust Account balance as of December 31, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million; and (ii) such redeeming public shareholders continue to hold Public Warrants following exercise of their redemption rights.

(4)
Includes (i) all shares of Class A Common Stock subject to vesting requirements pursuant to the Sponsor Agreement, and (ii) all shares of Class A Common Stock issuable upon exercise of Private Placement Warrants.

(5)
Assumes (i) issuance of the currently committed aggregate principal amount of $65.0 million of Convertible Notes and 1.3 million PIPE Warrants issued in conjunction with the Convertible Notes, (ii) all of the Convertible Notes are converted into shares of Class A Common Stock at the initial conversion rate of 86.9565 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes, (iii) all interest payable on the Convertible Notes is paid in cash and (iv) all PIPE Warrants are exercised on a cash basis for shares of Class A Common Stock. Includes shares of Class A Common Stock underlying Convertible Notes and PIPE Warrants subscribed for by Jonathan Huberman, Chief Executive Officer of SWAG.

(6)	Reflects shares expected to be reserved for issuance under the Incentive Plan (assuming the Incentive Plan Proposal is approved).
The numbers of shares and percentage interests set forth above are based on a number of assumptions. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.
Please see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
” for further information.
Recommendation of the SWAG Board of Directors (page 183)
The SWAG board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of SWAG and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The SWAG board of directors unanimously recommends that SWAG’s stockholders vote “
FOR
” the Business Combination Proposal, “
FOR
” the Charter Approval Proposal, “
FOR
” the Governance Proposal, “
FOR
” the Director Election Proposal, “
FOR
” the Nasdaq Proposal, “
FOR
” the Incentive Award Plan Proposal, and “
FOR
” the Adjournment Proposal, if presented. See the section entitled
“The Business Combination—Recommendation of the SWAG Board of Directors and Reasons for the Business Combination
.”
SWAG’s Special Meeting of Stockholders (page 78)
The Special Meeting in lieu of the 2022 annual meeting of stockholders of SWAG will be held on                , 2022, at                a.m., prevailing Eastern time, in virtual format. At the Special Meeting, SWAG stockholders will be asked to vote on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal or the Incentive Plan Proposal.
Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of SWAG Common Stock at the close of business on                , 2022, which is the record date for the Special Meeting. Stockholders are entitled to one vote for each share of SWAG Common Stock owned at the close of business on the SWAG Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the SWAG Record Date, there were                shares of common stock outstanding, of which                were Public Shares and 5,701,967 were Founder Shares.
A quorum of SWAG stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of SWAG entitled to vote at the Special Meeting as of the SWAG Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes
will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. As of the SWAG Record Date,                 shares of common stock would be required to achieve a quorum. SWAG has entered into an agreement with the Sponsor and

SWAG’s directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of each of the Proposals presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:
The approval of each of the Business Combination Proposal, Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of SWAG Class A Common Stock and SWAG Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.
The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock on the SWAG Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
SWAG’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 188)
Certain of SWAG’s executive officers and certain
non-employee
directors may have interests in the Merger that may be different from, or in addition to, the interests of SWAG stockholders generally. These interests include, among other things:

•
If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by SWAG’s Initial Stockholders would be worthless because SWAG’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $                 based upon the closing price of $                 per share of Class A Common Stock on the Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases was placed in the Trust Account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per public warrant on the Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if SWAG does not consummate a business combination within the Completion Window.

•
No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and $15,000 per month for office space, secretarial and administrative services. From the date of the SWAG IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket
expenses incurred by the Sponsor in connection with the Business Combination.

Nogin’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 191)
Certain of Nogin’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Nogin Stockholders. The Nogin board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Nogin’s directors and executive officers may have in the Business Combination, please see the section entitled “
The Business Combination—Interests of Nogin’s Directors and Executive Officers in the Business Combination
.”
Regulatory Approvals Required for the Business Combination (page 192)
Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of Nogin and SWAG have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. SWAG has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible. SWAG and Nogin expect to file Notification and Report Forms with the Antitrust Division and the FTC in February 2022. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled
“Regulatory Approvals Required for the Business Combination
.”
Appraisal Rights (page 232)
Holders of SWAG Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.
Conditions to the Business Combination (page 196)
Conditions to Each Party’s Obligations.
The respective obligations of each of SWAG, Nogin and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•
there must not be in effect any order prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

•
all waiting periods and any extensions thereof applicable to the transactions contemplated by the Merger Agreement under the HSR Act, and any commitments or agreements (including timing agreements) with any governmental entity not to consummate the Business Combination before a certain date, must have expired or been terminated;

•	the offer contemplated by this proxy statement/prospectus must have been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•
the approval of each of the proposals set forth in this proxy statement/prospectus must have been obtained in accordance with the DGCL, SWAG’s Organizational Documents and the rules and regulations of Nasdaq;

•	the approval of the Business Combination by the holders of Nogin Common Stock and Nogin Preferred Stock must have been obtained in accordance with the DGCL and Nogin’s organizational documents;

•
the Registration Statement must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for that purpose have commenced or be threatened by the SEC;

•	the SWAG Common Stock to be issued in the Business Combination must have been approved by the Nasdaq, subject only to official notice of issuance thereof.
Conditions to Obligations of SWAG and Merger Sub.
The obligation of SWAG and Merger Sub to complete the Business Combination is also subject to the satisfaction, or waiver by SWAG, of the following conditions:

•
the representations and warranties of Nogin (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of Nogin, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to Nogin, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	Nogin must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•	SWAG must have received a certificate executed and delivered by an authorized officer of Nogin confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•	the Parent Parties must have received a copy of the written consent of the holders of Nogin Common Stock and Nogin Preferred Stock, which must remain in full force and effect; and

•	since the date of the Merger Agreement, a Material Adverse Effect with respect to Nogin must not have occurred.
Conditions to Obligations of Nogin.
The obligation of Nogin to complete the Business Combination is also subject to the satisfaction or waiver by Nogin of the following conditions:

•
the representations and warranties of the Parent Parties (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of the Parent Parties, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to the Parent Parties, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	each of the Parent Parties must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•
Nogin must have received a certificate executed and delivered by an authorized officer of the Parent Parties confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•
the proceeds from the Business Combination, consisting of (a) the aggregate cash proceeds available for release to SWAG from the Trust Account in connection with the Business Combination (after, for the avoidance of doubt, giving effect to any redemptions of shares of SWAG Common Stock by stockholders of SWAG but before release of any other funds) plus (b) proceeds received in connection with any PIPE investment, must be equal to or in excess of $50 million; and

•	the directors and executive officers of SWAG must have been removed from their respective positions or tendered their irrevocable resignations effective as of the Closing.
No Solicitation (pages 199 and 200)
Nogin
. From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Nogin agreed that it will not, and will not authorize or (to the extent within its control) permit any Nogin Subsidiary or any of its or any Nogin Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with Nogin, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an acquisition proposal, (ii) engage in any discussions or negotiations with respect to an acquisition proposal with, or provide any non-public
information or data to, any Person that has made, or informs Nogin that it is considering making, an acquisition proposal, or (iii) enter into any agreement (whether or not binding) relating to an acquisition proposal. Nogin must give notice of any acquisition proposal to SWAG as soon as practicable following its awareness of such proposal.
SWAG
. From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, SWAG agreed that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with SWAG, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) engage in any discussions or negotiations with respect to an alternate business combination with, or provide any non-public
information or data to, any Person that has made, or informs SWAG that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. SWAG must give notice of any alternate business combination to Nogin as soon as practicable following its awareness of such proposal.

Termination (page 201)
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by Nogin’s stockholders or approval of the proposals required to effect the Business Combination by SWAG’s stockholders.
Mutual Termination Rights
The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•	in writing, by mutual consent of the Parties;

•
by SWAG or Nogin if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been enacted and has become final and non-appealable,
except that a party may not terminate the Merger Agreement for this reason if it has breached in any material respect its obligations set forth in this Agreement in any manner than has proximately contributed to the enactment, issuance, promulgation or entry into such law or order;

•
by Nogin (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if SWAG has failed to perform any covenant or agreement made by any Parent Party in the Merger Agreement, such that the conditions to the obligations of SWAG, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from Nogin of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•
by SWAG (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if Nogin has failed to perform any covenant or agreement made by Nogin in the Merger Agreement, such that the conditions to the obligations of Nogin, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from SWAG of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•
by written notice by any Party if the Closing has not occurred on or prior to August 31, 2022 so long as such Party is not then in breach of the Merger Agreement in a manner that contributed to the occurrence of the failure of a condition;

•	by Nogin if SWAG’s board of directors changes its recommendation in favor of the Business Combination;

•
by SWAG if the required approvals of Nogin have not been obtained within five business days following the time that the registration statement of which this proxy statement/prospectus forms a part is declared effective; or

•	by SWAG or Nogin if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments of such meeting).
Other Agreements (page 202)
Sponsor Agreement
In connection with the execution of the Merger Agreement and pursuant to the terms of a Sponsor Agreement entered into among Nogin, SWAG and the Sponsor, a copy of which is attached to this proxy statement/prospectus as
Annex D
, the Sponsor has agreed to vote any Public Shares and Founder Shares held by it in favor of each of the proposals presented at the Special Meeting. The Sponsor owns at least 20% of SWAG’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that SWAG will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Agreement, the Sponsor has agreed to waive its redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a business combination, have agreed not to transfer any Public Shares and Founder Shares held by them for a period of one year following the Business Combination, and have agreed to subject certain of the Founder Shares held by Sponsor as of the Closing to certain vesting provisions. Specifically, the Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, 1,710,590 (or 30%) of the Founder Shares held by the Sponsor as of the Closing, or 2,565,885 (or 45%) of the Founders Shares if, immediately prior to the Closing, holders of Class A Common Stock have validly elected to redeem a number of shares of Class A Common Stock (and have not withdrawn such redemptions) that would result in greater than 40% of the funds in the Trust Account being paid to such redeeming holders for such redemptions, will be subject to certain vesting provisions described below. The Sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares (the “First Tranche Shares”) will vest on any day following the Closing when the closing price of a share of Class A Common Stock on Nasdaq (the “Closing Share Price”) equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and the remaining 50% will vest (along with any unvested First Tranche Shares) when the Closing Share Price equals or exceeds $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). See the section entitled “
Other Agreements—Sponsor Agreement
.”
Company Support Agreement
In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement, a copy of which is attached to this proxy statement/prospectus as
Annex

E
. The Company Support Agreement provides, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin Common Stock and/or Nogin Preferred Stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin Common Stock or Nogin Preferred Stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfill its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. See the section entitled “
Other Agreements—Company Support Agreement
.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as
Annex G
(the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A Common Stock and other equity securities of SWAG that are held by the parties thereto from time to time. See the section entitled “
Other Agreements—Registration Rights Agreement.
”

Amended and Restated Bylaws
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as
Annex C
(the “Amended and Restated Bylaws”).
Pursuant to the Amended and Restated Bylaws, holders (the
“Lock-Up
Holders”) of (a) shares of SWAG Class A Common Stock issued as Merger Consideration, (b) the Nogin Equity Award Shares (as defined in the Amended and Restated Bylaws) and (c) the Nogin Warrant Shares (as defined in the Amended and Restated Bylaws) will be subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of SWAG Class A Common Stock, in each case, held by
Lock-Up
Holders immediately following the Closing (the
“Lock-Up
Shares”), subject to certain transfers permitted by the Amended and Restated Bylaws.
For all
Lock-Up
Holders other than Jan Nugent, Geoff Van Haeren, Erik Nakamura and Jay Ku (the “Management Holders”), such restrictions begin at Closing and end on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Stockholder
Lock-Up
Period”). For all Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination, (B) the date on which the last reported sale price of SWAG Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Business Combination and (C) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Management
Lock-Up
Period”).
Proposed Charter
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend the Existing Charter to (a) increase the number of authorized shares of SWAG’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A Common Stock and 10,000,000 shares of the Class B Common Stock, and 1,000,000 shares of preferred stock, to 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B Common Stock, the initial business combination and other matters relating to SWAG’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as
Annex
 B
to this proxy statement/prospectus. In addition, we will amend our Charter to change the name of the corporation to “Nogin, Inc.”
For more information, see the section entitled “
Proposal Number
 2—The Charter Approval Proposal
.”
SWAG Nasdaq Listing (page 194)
The SWAG Class A Common Stock, SWAG’s units and public warrants are listed on Nasdaq under the symbols “SWAG,” “SWAGU” and “SWAGW,” respectively. Following the Business Combination, the Class A Common Stock of the Post-Combination Company (including the Class A Common Stock issuable in the Business Combination) and warrants of the Post-Combination Company will be listed on Nasdaq under the symbols “NOGN” and “NOGNW.” SWAG’s units will be delisted and deregistered following the Closing.

Comparison of Stockholders’ Rights (page 211)
Following the Business Combination, the rights of Nogin Stockholders who become stockholders of the Post-Combination Company in the Business Combination will no longer be governed by Nogin’s charter and Nogin’s bylaws (“Nogin’s bylaws”) and instead will be governed by the Proposed Charter and the Amended and Restated Bylaws (the “Amended and Restated Bylaws”). See the section entitled “
Comparison of Stockholders’ Rights
”.
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described in the section entitled “
Risk Factors
” beginning on page 23. Such risks include, but are not limited to:
Risks relating to Nogin’s business and industry, including that:

•	Nogin has a history of operating losses, and it may not be able to generate sufficient revenue to achieve and sustain profitability.

•	Nogin has experienced strong growth in recent periods, and its recent growth rates may not be indicative of its future growth.

•
Nogin’s projections rely in large part upon assumptions and analyses developed by us and if these assumptions and analyses prove to be incorrect, Nogin’s actual operating results may be materially different from the forecasted results.

•
Nogin’s future revenue and operating results will be harmed if it is unable to acquire new customers, retain existing customers, expand sales to its existing customers, develop new functionality for its CaaS platform that achieves market acceptance, or the increase in ecommerce during the
COVID-19
pandemic fails to continue after the pandemic ends.

•	Nogin may not be able to successfully implement its growth strategy on a timely basis or at all.

•
Failure to effectively develop and expand Nogin’s marketing and sales capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its CaaS platform. If Nogin is not able to generate traffic to its website through digital marketing, its ability to attract new customers may be impaired.

•	Nogin’s operating results are subject to seasonal fluctuations.

•	Nogin’s sales cycle with large enterprise customers can be long and unpredictable, and its sales efforts require considerable time and expense.

•	If Nogin fails to maintain or grow its brand recognition, its ability to expand its customer base will be impaired and its financial condition may suffer.

•	If Nogin fails to offer high quality support, its business and reputation could suffer.

•
If Nogin fails to improve and enhance the functionality, performance, reliability, design, security and scalability of its CaaS platforms and innovate and introduce new solutions in a manner that responds to its customers’ evolving needs, its business may be adversely affected.

•	Payment transactions on Nogin’s CaaS platform subject it to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.

•	Activities of customers, their shoppers, and Nogin’s partners could damage its brand, subject it to liability and harm its business and financial results.

•	Nogin is dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.
Risks relating to the Business Combination, including that:

•	Nogin’s stockholders and SWAG’s stockholders will each have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•
There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of the Nasdaq.

•
The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of SWAG Class A Common Stock.

•
SWAG has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Merger Consideration is fair to its stockholders from a financial point of view.

•	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

•
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•	SWAG directors and officers may have interests in the Business Combination different from the interests of SWAG stockholders.

•	Nogin directors and officers may have interests in the Business Combination different from the interests of Nogin Stockholders.

•	Our Sponsor may have interests in the Business Combination different from the interests of SWAG stockholders.

•
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks relating to redemption, including that:

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.

•
Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

•
The ability of SWAG stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

•
Unlike some other blank check companies, SWAG does not have a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Information about SWAG (page 103)
Software Acquisition Group Inc. III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The SWAG Class A Common Stock, units and public warrants are currently listed on Nasdaq under the symbols “SWAG”, “SWAGU” and “SWAGW,” respectively. The mailing address of SWAG’s principal executive office is 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135 and the telephone number of SWAG’s principal executive office is (310)
991-4982.
Information about Nogin (page 127)
Nogin’s purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers.
Using its Intelligent Commerce Platform, Nogin enables brands in this market to build direct relationships with their end customers, in competition with big retailers.
As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of online brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s solutions.
The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands. Furthermore, Nogin’s clients utilize its technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs.
Summary Historical Financial Data For SWAG
SWAG’s statement of operations data for the period from January 5, 2021 (inception) through January 22, 2021 are derived from SWAG’s audited financial statements, included elsewhere in this proxy statement/prospectus. The summary historical financial information of SWAG as of December 31, 2021 and for the period from January 5, 2021 (inception) through December 31, 2021 was derived from the audited condensed financial statements of SWAG included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections titled “
Selected Historical Financial Information of SWAG
” and “
SWAG Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and SWAG’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through December 31, 2021 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Merger.

	Period from January 5, 2021 (inception) through December 31, 2021	Period from January 5, 2021 (inception) through January 22, 2021 (As Restated)
Statement of Operations Data:
Operating and formation costs	$1,917,009	$1,000
Net loss	$(1,917,009)	$(1,000)

(1)
For the period from January 5, 2021 (inception) through January 22, 2021, excludes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 to SWAG’s financial statements included elsewhere in this proxy statement/prospectus).

As of December 31, 2021
Balance Sheet Data:
Working capital	$(440,843)
Total assets	232,365,298
Total liabilities	9,289,035
Stockholders’ deficit	(8,423,597)

Summary Historical Financial Data For Nogin
Nogin’s summary financial data as of and for the years ended December 31, 2021, 2020 and 2019 are derived from Nogin’s audited financial statements, included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections titled “
Selected Historical Financial Information of Nogin
” and “
Nogin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and Nogin’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

	For the Years Ended December 31,
	2021	2020	2019
	($ in thousands, except share and per share data)
Revenue	$101,348	$45,517	$40,954
Operating costs and expenses	107,627	47,660	43,245

Operating loss	(6,279)	(2,143)	(2,291)
Change in fair value of unconsolidated affiliate	4,937	—	—
Other income, net	2,452	1,193	2,316

Income (Loss) before income taxes	1,110	(950)	25
Provision for income tax	1,175	190	25

Net Loss	$(65)	$(1,140)	$—

Weighted average shares outstanding—basic and diluted	9,129,358	9,129,358	9,130,726
Net loss per common share—basic and diluted	$(0.01)	$(0.12)	$—

	As of December 31,
	2021	2020
	($ in thousands)
Working capital	$(1,171)	$(2,074)
Total assets	54,731	23,841
Total liabilities	56,772	25,870
Convertible, redeemable preferred stock	11,189	11,189
Stockholders’ equity	(13,230)	(13,218)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the merger and the other transactions contemplated by the merger agreement described in the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
”.
The summary unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company and the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement/prospectus. The pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what SWAG’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.
The summary unaudited pro forma condensed combined balance sheet data combines the Nogin audited consolidated balance sheet as of December 31, 2021 and the SWAG audited historical consolidated balance sheet as of December 31, 2021, giving effect to the Merger as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information is presented in two scenarios: (1) assuming no redemptions and (2) assuming maximum redemptions.

•	Assuming “No Redemptions”: This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the Trust Account;

•
Assuming “Maximum Redemptions”: This presentation assumes that approximately 22.8 million public shares are redeemed, resulting in an aggregate payment of approximately $231.5 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the Trust Account balance as of December 31, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

In both scenarios, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, SWAG will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Nogin issuing shares for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be recorded at carrying value, with no goodwill or other intangible assets recorded.

	Pro Forma Combined
	No Redemptions Scenario	Maximum Redemptions Scenario
	($ in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Twelve Months Ended December 31, 2021
Revenue	$101,348	$101,348
Net loss	$(14,795)	$(14,795)
Weighted Average Common Shares Outstanding—Basic and Diluted	82,738,473	59,930,605
Loss Per Common Share—Basic and Diluted	$(0.18)	$(0.25)

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2021
Total assets	$290,299	$73,481
Total liabilities	$97,589	$112,278
Total stockholders’ equity (deficit)	$192,710	$(38,797)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF SWAG AND NOGIN
The following table sets forth selected historical comparative unit and share information for SWAG and Nogin, and unaudited pro forma condensed combined per share information of SWAG after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions : This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the Trust Account.

•
Assuming Maximum Redemptions
: This presentation assumes that approximately 22.8 million public shares are redeemed, resulting in an aggregate payment of approximately $231.5 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the Trust Account balance as of December 31, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement. The pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what SWAG or Nogin’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG or Nogin. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Nogin audited consolidated balance sheet as of December 31, 2021 and the SWAG audited historical consolidated balance sheet as of December 31, 2021, giving effect to the Merger as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been consummated on January 1, 2021.

	Historical		No Redemptions Scenario	Maximum Redemptions Scenario
As of and for the Year Ending December 31, 2021	SWAG (Historical from 1/5/21 through 12/31/21)	Nogin	Pro Forma Combined	Pro Forma Combined
Pro Forma Earnings Per Share
Net loss	$(1,954)	$(65)	$(14,795)	$(14,795)
Weighted Average Shares of Class A Outstanding—Basic and Diluted	10,024,409	—	82,738,473	59,930,605
Loss Per Share Class A—Basic and Diluted	$(0.13)		$(0.18)	$(0.25)
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,304,936	—	—	—
Loss Per Share Class B—Basic and Diluted	$(0.13)		—	—
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—	—
Loss Per Common Share—Basic and Diluted	—	$(0.01)	—	—

MARKET PRICE AND DIVIDEND INFORMATION
SWAG
The SWAG Class A Common Stock, units and public warrants are listed on the Nasdaq under the symbols SWAG, SWAGU and SWAGW, respectively.
The closing price of the SWAG Class A Common Stock, units and public warrants on February 11, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $9.90, $10.08 and $0.4399, respectively. As of                 , 2022, the SWAG Record Date, the most recent closing price for each of the SWAG Class A Common Stock, units and public warrants was $                , $                and $                , respectively.
Holders of the SWAG Class A Common Stock, units and public warrants should obtain current market quotations for their securities. The market price of SWAG’s securities could vary at any time before the Business Combination.
Holders
As of                 , 2022, there were                holders of record of SWAG’s units,                holders of record of SWAG Class A Common Stock, five holders of record of SWAG Class B Common Stock and                holders of record of public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Public Shares and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
SWAG has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company’s board of directors at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
Nogin
Historical market price for Nogin’s capital stock is not provided because there is no public market for Nogin’s capital stock. See the section entitled “
Nogin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of SWAG and Nogin. These statements are based on the beliefs and assumptions of the management of SWAG and Nogin. Although SWAG and Nogin believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither SWAG nor Nogin can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, to:

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	meet the closing conditions to the Business Combination, including approval by stockholders of SWAG and Nogin on the expected terms and schedule;

•	realize the benefits expected from the proposed Business Combination;

•	develop, design, and sell services that are differentiated from those of competitors;

•	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic;

•	retain and hire necessary employees;

•	attract, train and retain effective officers, key employees or directors;

•	enhance future operating and financial results;

•	comply with laws and regulations applicable to its business;

•	stay abreast of modified or new laws and regulations applying to its business, including copyright and privacy regulation;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and customers;

•	respond to uncertainties associated with product and service development and market acceptance;

•	successfully defend litigation;

•	upgrade and maintain information technology systems;

•	access, collect and use personal data about consumers;

•	acquire and protect intellectual property;

•	anticipate rapid technological changes;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•
maintain the listing on, or the delisting of SWAG’s or the Post Combination Company’s securities from, Nasdaq or an inability to have our securities listed on the Nasdaq or another national securities exchange following the Business Combination;

•	effectively respond to general economic and business conditions;

•	obtain additional capital, including use of the debt market; and

•	successfully deploy the proceeds from the Business Combination.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the Business Combination;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of SWAG and Nogin; and

•	any defects in new products or enhancements to existing products.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “
Risk Factors
” and elsewhere in this proxy statement/prospectus. The risks described under the heading “
Risk Factors
” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can SWAG or Nogin assess the impact of all such risk factors on the business of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to SWAG or Nogin or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of SWAG or Nogin, as applicable, on the relevant subject. These statements are based upon information available to SWAG or Nogin, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that SWAG or Nogin, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. In this section “we,” “us” and “our” refer to Nogin prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Risks Related to Nogin’s Business and Industry
We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.
We have not yet achieved profitability. We incurred operating losses of approximately $6.3 million, $2.1 million and $2.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, we had an accumulated deficit of $16.3 million. While we have experienced significant revenue growth over recent periods, we may not be able to sustain or increase our growth or achieve profitability in the future. We intend to continue to invest heavily in sales and marketing efforts. In addition, we expect to incur significant additional legal, accounting, and other expenses related to our being a public company as compared to when we were a private company. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.
We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.
We have experienced strong growth in recent years. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. We believe our revenue growth depends on a number of factors, including our ability to:

•	attract new customers and retain and increase sales to existing customers;

•	maintain and expand our relationships with our customers;

•	develop our existing CaaS platform and introduce new functionality to our CaaS platform; and

•	expand into new market segments and internationally;
We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth.
Our projections in this proxy statement/prospectus rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from the forecasted results.
The projected financial information appearing elsewhere in this proxy statement/prospectus reflect estimates of the future performance of Nogin based on the reasonable beliefs and assumptions of the management of Nogin at the relevant time when such projections were prepared and/or presented. In particular, the projections were prepared by Nogin’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Nogin on February 7, 2022, the date on which the projections were presented, and do not take into account any circumstances or events occurring after February 7, 2022. The projections incorporate certain financial and operational assumptions, including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Nogin.
The assumptions that underlie our projections are preliminary and there can be no assurance that our actual results will be in line with our expectations. Our projections cover multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on various factors, many of which are outside our control, including but not limited to those stated elsewhere in this “
Risk Factors
” section and the following:

•	Nogin has a history of high revenue growth each year, which has been driven by customer acquisition along with existing customer growth, both of which management believes to be effective and scalable.

•	For the existing client base, there is a history of year-over-year GMV growth that management expects to continue. In addition, most clients have multi-year contracts with renewal options.

•	Projected revenues are also based on assumptions of new deal acquisitions which are driven by the sales team’s quotas along with varying average deal sizes.

•	Nogin is currently developing new products that will allow the company to reach a larger market and allow the company to meet the individual needs of more prospective clients.

•	Nogin includes a discount factor on all existing customers to account for customer churn and discounts on renewals.

•
Assessments of headcount requirements, including headcount for sales and marketing to drive the expected revenue growth from new deal acquisitions and the corresponding headcount required to support those new customers along with support for new product offerings.

•	Efficiencies of scale that occur as revenue increases along with efficiencies Nogin expects to realize from technology improvements allowing increased utilization from existing headcount.

•
Other key assumptions impacting profitability include administrative infrastructure, capital expenditures, investment in technology associated with new product development and investment in sales and marketing.

There can be no assurance that our actual results will be in line with our projections. Unfavorable changes in any of these or other factors, most of which are beyond our control, could adversely affect our business, financial condition and results of operations and cause our actual results to differ materially from our projections contained in this proxy statement/prospectus.
Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers, expand sales to our existing customers, develop new functionality for our CaaS platform that achieves market acceptance, or the increase in ecommerce during the
COVID-19
pandemic fails to continue after the pandemic ends.
In order to continue to grow our business, we must continue to acquire new customers to purchase and use our CaaS platform. Our success in adding new customers depends on numerous factors, including our ability to: (1) offer a compelling ecommerce platform, (2) execute our sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets we pursue,

(4) develop or expand relationships with partners, payment providers, systems integrators, and resellers, (5) expand into new geographies and market segments, and (6) efficiently onboard new customers to our CaaS platform.
Our ability to increase revenue also depends, in part, on our ability to retain existing customers and to sell additional functionality and adjacent services to our existing and new customers. Our customers have no obligation to renew their contracts with our solutions after the expiration of their initial subscription period. In order for us to maintain or improve our results of operations, it is important that our customers renew their contracts with us on the same or more favorable terms to us. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our CaaS platform, their ability to integrate our CaaS platform with other technologies, and our pricing model.
Our ability to generate revenue may be inconsistent across small and midsize businesses, mid-market,
and large enterprise customers. If we experience limited or inconsistent growth in any of these customer sets, particularly our large enterprise customers, our business, financial condition, and operating results could be adversely affected.
We may not be able to successfully implement our growth strategy on a timely basis or at all.
Our future growth, profitability and cash flows depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, including our ability to:

•	grow our current customer base;

•	acquire new customers;

•	scale our business model;

•	expand our customer location footprint;

•	build on our success in payments and financial solutions;

•	expand our presence within verticals; and

•	selectively pursue strategic and value-enhancing acquisitions.
There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current revenue and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our CaaS platform. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.
Our ability to increase our customer base and achieve broader market acceptance of our CaaS platform will depend on our ability to expand our marketing and sales operations. We plan to continue increasing the size of our sales force. We also plan to dedicate significant resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of our online advertising may vary due to competition for key search terms, changes in search engine use and changes in search algorithms used by major search engines and other digital marketing platforms. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from increasing the size of our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.
If the cost of marketing our CaaS platform over search engines or other digital marketing platforms increases, our business and operating results could be adversely affected. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website.
Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our CaaS platform. New search engines and other digital marketing platforms may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms and our business and operating results could be adversely affected.
Our operating results are subject to seasonal fluctuations.
Our transaction-based revenues are directionally correlated with the level of gross transaction value that customers facilitate through our CaaS platform. Our customers typically process additional gross transaction value during the fourth quarter holiday season. As a result, we have historically generated higher transaction-based revenues in our fourth quarter than in other quarters. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date. As a result of the continued growth of our transaction-based revenues, we believe that our business may become more seasonal in the future and that historical patterns in our business may not be a reliable indicator of our future performance. Fluctuations in quarterly results may materially and adversely affect the predictability of our business and the price of our subordinate voting shares.
Our sales cycle with large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.
The timing of our sales with our large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. Large enterprise customers, particularly those in highly regulated industries and those requiring customized applications, may have a lengthy sales cycle for the evaluation and implementation of our CaaS platform. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue.
As the purchase and launch of our CaaS platform can be dependent upon customer initiatives, infrequently, our sales cycle can extend to up to twelve months. As a result, much of our revenue is generated from the recognition of contract liabilities from contracts entered into during previous periods. Customers often view our CaaS platform and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify our CaaS platform prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	the effectiveness of our sales force as we hire and train our new salespeople to sell large enterprise customers;

•	the discretionary nature of purchasing and budget cycles and decisions;

•	the obstacles placed by customers’ procurement process;

•	economic conditions and other factors impacting customer budgets;

•	customers’ integration complexity;

•	customers’ familiarity with CaaS ecommerce solutions;

•	customers’ evaluation of competing products during the purchasing process; and

•	evolving customer demands.
Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our CaaS platform and services or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for that period but could negatively affect our revenue in future periods.
If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.
We believe maintaining and growing the Nogin brand is important to supporting continued acceptance of our existing and future solutions, attracting new customers to our CaaS platform, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful CaaS platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and solutions, and our ability to successfully differentiate our CaaS platform. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.
If we fail to offer high quality support, our business and reputation could suffer.
Our customers rely on our personnel for support related to our subscription and customer solutions. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.
If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platform and innovate and introduce new solutions in a manner that responds to our customers’ evolving needs, our business may be adversely affected.
The markets in which we compete are characterized by constant change and innovation and we expect them to continue to evolve rapidly. Our success has been based on our ability to identify and anticipate the needs of our customers and design platforms that provide them with the breadth of tools they need to operate and grow their businesses. Our ability to attract new customers, retain revenue from existing customers and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platform and to innovate and introduce new solutions.
We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and evolve, including developments in POS, eCommerce and payments technology. Other potential changes are on the horizon as well, notably in the payments space, such as developments in real-time payments, blockchain, crypto-currencies and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep data safe in the event of a breach. Similarly, there is rapid innovation in the provision of other products and services to businesses, including tailored financial solutions and marketing services. These new services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. We have in the past, and may experience in the future, difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time for our research and development team, as it can take our developers months to update, code and test new and upgraded solutions and integrate them into our CaaS platform. We must also continually update, test and enhance our software platforms. For example, our design team spends a significant amount of time and resources incorporating various design enhancements, such as customized colors, fonts, content and other features, into our CaaS platform. The continual improvement and enhancement of our CaaS platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new solutions or enhancements that may not achieve expected returns. The success of any enhancement or new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Our ability to develop new enhancements or solutions may also be inhibited by industry-wide standards, payment card networks, laws and regulations, resistance to change by customers, difficulties relating to integration or compatibility with third-party software or hardware, or third parties’ intellectual property rights.
Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. Improving and enhancing the functionality, performance, reliability, design, security and scalability of our CaaS platform is expensive, time-consuming and complex, and to the extent we are not able to do so in a manner that responds to our customers’ evolving needs, our business, operating results and financial condition will be adversely affected.
Payment transactions on our CaaS platform subject us to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.
We are required by our payment processors to comply with payment card network operating rules and we have agreed to reimburse our payment processors for any fees or fines that are assessed by payment card networks as a result of any rule violations by us or our customers. The payment card networks set and interpret the payment card industry rules, certification requirements and rules governing electronic funds transfer, any of which could change or be reinterpreted to make it more difficult for us to comply. We face the risk that one or more payment card networks or other processors may, at any time, assess penalties against us, against our customers, or terminate our ability to accept credit card payments or other forms of online payments from shoppers. This would have an adverse effect on our business, financial condition, and operating results.
If we fail to comply with the payment card network rules, including the Payment Card Industry Data Security Standard
(“PCI-DSS”)
and those of each of the credit card brands, we would breach our contractual obligations to our payment processors, financial institutions, partners, and customers. Such a failure may subject us to fines, penalties, damages, higher transaction fees, and civil liability. It could prevent us from processing or accepting payment cards or lead to a loss of payment processor partners, even if customer or shopper information has not been compromised.
Activities of customers, their shoppers, and our partners could damage our brand, subject us to liability and harm our business and financial results.
Our terms of service prohibit our customers from using our CaaS platform to engage in illegal activities and our terms of service permit us to take down a customer’s shop if we become aware of illegal use. Customers may nonetheless engage in prohibited or illegal activities or upload store content in violation of applicable laws, which could subject us to liability. Our partners may engage in prohibited or illegal activities, which could subject us to liability. Furthermore, our brand may be negatively impacted by the actions of customers or partners that are deemed to be hostile, offensive, inappropriate, or illegal. We do not proactively monitor or review the appropriateness of the content of our customers’ stores or our partners’ activities. Our safeguards may not be sufficient for us to avoid liability or avoid harm to our brand. Hostile, offensive, inappropriate, or illegal use could adversely affect our business and financial results.
In many jurisdictions, laws relating to the liability of providers of online services for activities of their shoppers and other third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on customers of online services in connection with the activities of their shoppers could harm our business. We could also be subject to liability under applicable law, which may not be fully mitigated by our terms of service. Any liability attributed to us could adversely affect our brand, reputation, ability to expand our subscriber base, and financial results.
We are dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.
Our success depends upon the general public’s ability to access the internet, including through mobile devices, and its continued willingness to use the internet to pay for purchases, communicate, access social media, research and conduct commercial transactions. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our CaaS platform, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ growth, increase our costs or adversely affect our business. In the future, providers of internet browsers could introduce new features that would make it difficult for customers to use our CaaS platform. In addition, internet browsers for desktop, tablets or mobile devices could introduce new features, or change existing browser specifications, such that they would be incompatible with our CaaS platform. If customers become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to customers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.
The
COVID-19
pandemic may continue to materially and adversely affect our business, financial condition and results of operations.
The
COVID-19
pandemic, the measures attempting to contain and mitigate the effects of the
COVID-19
pandemic, including
stay-at-home,
business closure, and other restrictive orders, and the resulting changes in consumer behaviors, have disrupted our normal operations and impacted our employees, suppliers, partners, and customers. We expect these disruptions and impacts to continue. In response to the
COVID-19
pandemic, we have taken a number of actions that have impacted and continue to impact our business, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements and imposing travel and related restrictions. While we believe these actions were reasonable and necessary as a result of the
COVID-19
pandemic, they were disruptive to our business and could adversely impact our results of operations. Given the continued spread of
COVID-19
and the resultant personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition, and results of operations. While we have a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce has not historically been fully remote. Prior to the
COVID-19
pandemic, certain of our employees traveled frequently to establish and maintain relationships with one another and with our customers, partners, and investors. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person
on a long-term basis could negatively impact our marketing efforts, our ability to enter into customer contracts in a timely manner, and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges as our workforce remains predominantly remote. Any of these impacts could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the
COVID-19
pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce. As our offices reopen, planning and risk management for these reopenings will require further additional time from management and other employees, which may further reduce the amount of time available for other initiatives.
The degree to which
COVID-19
and related vaccines will affect our business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent, and severity of the
COVID-19
pandemic, actions taken to contain the
COVID-19
pandemic, the impact of the
COVID-19
pandemic and related restrictions on economic activity and domestic and international trade, the timing and deployment of any vaccine, and the extent of the impact of these and other factors on our employees, suppliers, partners, and customers. While certain
COVID-19
vaccines have recently been approved and have become available for use in the United States and certain other countries, we are unable to predict when those vaccines will become widely available, how widely utilized the vaccines will be, whether they will be effective in preventing the spread of
COVID-19,
and when or if normal economic activity and business operations will resume. The
COVID-19
pandemic and related restrictions could limit our customers’ ability to continue to operate, to obtain inventory, generate sales, or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us, our partners, and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.
The
COVID-19
pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers may not have the financial means to make purchases from our customers and may delay or reduce discretionary purchases, negatively impacting our customers and our results of operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in ecommerce. Our SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Uncertain and adverse economic conditions also may lead to increased refunds and chargebacks. Since the impact of
COVID-19
is ongoing, the effect of the
COVID-19
pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Volatility in the capital markets has been heightened during recent months and such volatility may continue, which may cause declines in the price of our common stock.
To the extent there is a sustained general economic downturn and our software and CaaS platform is perceived by customers and potential customers as costly, or too difficult to deploy or migrate to, our revenue may be disproportionately affected. Our revenue may also be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations, and financial condition could be materially and adversely affected.
Natural catastrophic events and
man-made
problems such as power disruptions, computer viruses, global pandemics, data security breaches and terrorism may disrupt our business.
We rely heavily on our network infrastructure and IT systems for our business operations. An online attack, damage as a result of civil unrest, earthquake, fire, terrorist attack, power loss, global pandemics (such as the
COVID-19
pandemic), telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, and loss of critical data. Such events could prevent us from providing our CaaS platform to our customers. A catastrophic event that results in the destruction or disruption of our data centers, or our network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect our ability to conduct normal business operations, and adversely affect our operating results.
In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we face increased risk from these activities. These activities threaten the performance, reliability, security, and availability of our CaaS platform. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to our systems could, among other things, harm our reputation and our ability to retain existing customers and attract new customers. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the
COVID-19
pandemic.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.
We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, we will be required in the future to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated.
If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline. We could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.
We may continue to experience rapid growth and organizational change, which may continue to place significant demands on our management and our operational and financial resources. We have also experienced growth in the number of customers, the amount of transactions we process, and the amount of data that our hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation, teamwork, and attention to customer success, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees.
We intend to expand our international operations in the future. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service, and other personnel. Failure to manage growth could result in difficulty or delays in launching our CaaS platform, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.
We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.
We face intense competition, especially from well-established companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.
The market for ecommerce solutions is evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. With the introduction of new technologies and the entry of new companies into the market, we expect competition to persist and intensify in the future. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices. We face intense competition from other software companies that may offer related ecommerce platform software solutions and services. Our competitors include larger companies that have acquired ecommerce platform solution providers in recent years. We also compete with custom software internally developed within ecommerce businesses. In addition, we face competition from niche companies that offer point products that attempt to address certain of the problems that our CaaS platform solves.
Merger and acquisition activity in the technology industry could increase the likelihood that we compete with other large technology companies. Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources.
Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up
companies that innovate, and large companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our CaaS platform. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories, or other parties. Furthermore, ecommerce on large marketplaces, such as Amazon, could increase as a percentage of all ecommerce activity, thereby reducing customer traffic to individual customer websites. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm our ability to compete.
We may need to reduce or change our pricing model to remain competitive.
We price our platform, which is provided as a revenue-sharing model, based on a combination of GMV and services. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce products that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price to enable us to compete effectively internationally. Large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results, and financial condition.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our CaaS platform may become less competitive.
The software industry is subject to rapid technological change, evolving industry standards and practices, and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our CaaS platform or develop and introduce new and unproven services, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features, and functionality for our CaaS platform that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, it could adversely impact our ability to compete.
Our CaaS platform must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. We need to continuously modify and enhance our CaaS platform to adapt to changes and innovation in these technologies. If businesses widely adopt new ecommerce technologies, we would have to develop new functionality for our CaaS platform to work with those new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results. Any failure of our CaaS platform to operate effectively with future technologies could reduce the demand for our CaaS platform. If we are unable to respond to these changes in a cost-effective manner, our CaaS platform may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
The market for ecommerce solutions is relatively new and will experience changes over time. Ecommerce market estimates and growth forecasts are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through ecommerce, partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all.
We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.
Our business has experienced strong growth and is complex. We expect this growth to continue and for our operations to become increasingly complex. To manage this growth, we continue to make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of transactions continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our CaaS platform to our customers, causing us to lose customers, limiting our CaaS platform to less significant updates, or increasing our technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.
As our customer base continues to grow, we will need to expand our services and other personnel, and maintain and enhance our partnerships, to provide a high level of customer service. Extended stay-at-home,
business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. We also will need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our CaaS platform and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair our ability to attract and retain customers and expand our customers’ use of our CaaS platform.
We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees may adversely affect our business.
Our success depends largely upon the continued services of our executive officers, particularly our CEO and founder, Jan Nugent. Mr. Nugent has acted as Nogin’s Chief Executive Officer since its inception, and as such, is deeply involved in all aspects of Nogin’s business. We rely on Mr. Nugent and our leadership team for research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team may change from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short term or long-term absences as a result of
COVID-19)
could have a serious adverse effect on our business.
To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Extended stay-at-home,
business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.
If we are unable to hire, retain and motivate qualified personnel, our business will suffer.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our ability to identify, hire, develop, motivate and retain qualified personnel will directly affect our ability to maintain and grow our business, and such efforts will require significant time, expense and attention. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to our future success. The continued existence of a remote working environment may negatively impact our ability to hire, retain and motivate talent. Competition for highly skilled personnel in the geographic areas in which we operate can be intense due in part to the more limited pool of qualified personnel as compared to other places in the world. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or have divulged proprietary or other confidential information. While we have in the past and intend to continue to issue options or other equity awards as key components of our overall compensation and employee attraction and retention efforts, we are required under GAAP to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs which may increase the pressure to limit stock-based compensation.
If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.
We believe a portion of our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure as a public company, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. If we are required to maintain work-from-home arrangements for a significant period of time, it may impact our ability to preserve our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.
Mobile devices are increasingly being used to conduct commerce, and if our CaaS platform does not operate as effectively when accessed through these devices, our customers and their shoppers may not be satisfied with our services, which could harm our business.
Ecommerce transacted over mobile devices continues to grow more rapidly than desktop transactions. We are dependent on the interoperability of our CaaS platform with third-party mobile devices and mobile operating systems as well as web browsers that are out of our control. Changes in such devices, systems, or web browsers that degrade the functionality of our CaaS platform or give preferential treatment to competitive services could adversely affect usage of our CaaS platform. Mobile ecommerce is a key element in our strategy and effective mobile functionality is integral to our long-term development and growth strategy. If our customers and their shoppers have difficulty accessing and using our CaaS platform on mobile devices, our business and operating results could be adversely affected.
If our software or hardware contains serious errors or defects, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.
Software such as ours often contains errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, our CaaS platform may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, which could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, our CaaS platform is a multi-tenant cloud-based system that allow us to deploy new versions and enhancements to all of our customers simultaneously. To the extent we deploy new versions or enhancements that contain errors, defects, security vulnerabilities or software bugs to all of our customers of a single platform simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of our customers. Additionally, our hardware products may have defects in design, manufacture, or associated software. Such defects could exposes us to product liability claims, litigation or regulatory action.
Since our customers use our services for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or software bugs in our CaaS platform could result in losses to our customers. Our customers may seek significant compensation from us for any losses they suffer or cease conducting business with us altogether. Further, a customer could share information about bad experiences on social media, which could result in damage to our reputation and loss of future sales. There can be no assurance that provisions typically included in our agreements with our customers that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.
We store personal information of our employees, business partners, our customers and their shoppers or end-users.
If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed and we may be exposed to liability and loss of business.
We collect, transmit, use, disclose, process and store personal information and other confidential information of our customers’ shoppers or end-users.
Third-party applications available on our CaaS platform and mobile applications may also store personal information, credit card information, and other confidential information. We generally cannot and do not proactively monitor the content that our customers’ shoppers or end-users
upload or the information provided to us through the applications integrated with our ecommerce platform; therefore, we do not control the substance of the content on our servers, which may include personal information.
We use third-party service providers and subprocessors to help us deliver services to our customers’ shoppers or end-users.
These service providers and subprocessors may also collect, transmit, use, disclose, store and process personal information, credit card information and/or other confidential information. Such information, and the information technology systems that store such information, may be the target of unauthorized access or subject to security breaches and other incidents, including as a result of third-party action, employee or contractor error, nation state malfeasance, malware, phishing, computer hackers, system error, software bugs or defects, process failure or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the
COVID-19
pandemic. Any of these could (a) result in the loss of information, litigation, indemnity obligations, damage to our reputation and other liability, or (b) have a material adverse effect on our business, financial condition, and results of operations.

Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or if it were to affect one or more of our competitors or our customers’ competitors, rather than us, the resulting concern could negatively affect our customers, our customers’ shoppers or end-users,
and our business. Concerns regarding data privacy and security may cause some of our customers or our customers’ shoppers or end-users
to stop using our CaaS platform and fail to renew their subscriptions. In addition, failures to meet our customers’ or shoppers’ or end-users’
expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business.
Our failure to comply with legal, contractual, or standards-based requirements around the security of personal information could lead to significant fines and penalties, as well as claims by our customers, their shoppers or end-users,
or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our CaaS platform.
Further, our insurance coverage, including coverage for errors and omissions and cyber liability, may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. Our insurers could deny coverage as to any future claim and our cyber liability coverage may not adequately protect us against any losses, liabilities and costs that we may incur. The successful assertion of one or more large claims against us, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance
requirements, could have an adverse effect on our business, financial condition, and results of operations.
We are also subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. Our agreements with certain customers and partners require us to notify them of certain security incidents. Some jurisdictions and customers require us to safeguard personal information or confidential information using specific measures. If we fail to observe these requirements, our business, operating results, and financial condition could be adversely affected.
A cyberattack, security breach or other unauthorized access or interruption to our information technology systems or those of our third-party service providers could delay or interrupt service to our customers and their customers, harm our reputation or subject us to significant liability.
Cybersecurity threats, privacy breaches, insider threats or other incidents and malicious internet-based activity continue to increase, evolve in nature and become more sophisticated. Information security risks for companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, as well as nation-state and nation-state-supported actors.
Many companies that provide services similar to ours have also reported a significant increase in cyberattack activity since the beginning of the
COVID-19
pandemic. In addition, in the past, some of our customers have been subject to distributed denial of service attacks (“DDoS”), a technique used by hackers to take an internet service offline by overloading its servers. Our CaaS platform may be subject to similar DDoS attacks in the future. In addition, because we leverage third-party partners and service providers, including cloud, software, data center and other critical technology vendors to deliver our solutions, we rely heavily on the data security practices and policies adopted by these third-party service providers. Our ability to monitor our third-party service providers’ data security is limited. A vulnerability in our third-party service providers’ software or systems, a failure of our third-party service providers’ safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions. In addition, we may also become liable in the event our third-party service providers and subprocessors are subject to security breaches, privacy breaches or other cybersecurity threats. We cannot guarantee that any similar incidents may not occur again and adversely affect our operations. We and our third-party service providers and partners may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems and cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Since techniques used to obtain unauthorized access change frequently and the sophistication and size of DDoS and other cybersecurity attacks is increasing, we may be unable to implement adequate preventative measures or stop the attacks while they are occurring. Any actual or perceived DDoS attack or other security breach or incident could delay or interrupt service to our customers and their customers, could result in loss, compromise, corruption or disclosure of confidential information, intellectual property and sensitive and personal data or data we rely on to provide our solutions, may deter consumers from visiting our customers’ shops, damage our reputation and brand, expose us to a risk of litigation, indemnity obligations and damages for breach of contract, cause us to incur significant liability and financial loss and be subject to regulatory scrutiny, investigations, proceedings and penalties, and require us to expend significant capital and other resources to alleviate problems caused by any such DDoS attack or other security breach or incident and implement additional security measures.
In addition, some jurisdictions, including Brazil and all 50 states in the United States, have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data, and our agreements with certain customers require us to notify them in the event of a security incident. Such mandatory disclosures could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new ones. In addition, if our security measures fail to protect information adequately, we could be liable to our business partners, our customers, their end-consumers
and consumers with whom we have a direct relationship. We could be subject to fines and higher transaction fees, we could face regulatory or other legal action, and our customers could end their relationships with us. The limitations of liability in our contracts may not be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.
We currently do maintain cybersecurity insurance, and in the event we were to seek to obtain such insurance coverage, it may not be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims in connection with cybersecurity liabilities. Insurers could also deny coverage as to any future claim.
We are also subject to federal, state and foreign laws regarding cybersecurity and the protection of data. See the risk factor entitled “—Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.”
We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor service from our third-party data center providers could impair the delivery of our CaaS platform, which could result in customer or shopper dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.
We currently serve the majority of our CaaS platform functions from third-party data center hosting facilities operated by Amazon Web Services, located in Virginia. Our CaaS platform is deployed to multiple data centers within this geography, with additional geographies available for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events (such as the
COVID-19
pandemic). If any third-party facility’s arrangement is terminated, or its service lapses, we could experience interruptions in our CaaS platform, latency, as well as delays and additional expenses in arranging new facilities and services.
A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our ecommerce platform or professional services to cover the changes. As a result, our operating results may be significantly worse than forecasted. Our servers may be unable to achieve or maintain data transmission capacity sufficient for timely service of increased traffic or order processing. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our CaaS platform.
Our customers often draw many shoppers over short periods of time, including from new product releases, holiday shopping seasons and flash sales. These events significantly increase the traffic on our servers and the volume of transactions processed on our CaaS platform. Despite precautions taken at our data centers, spikes in usage volume, or a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the
COVID-19
pandemic) could result in lengthy interruptions or performance degradation of our CaaS platform. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our CaaS platform. Even with current and planned disaster recovery arrangements, our business could be harmed. If we experience damage or interruption, our insurance policies may not adequately compensate us for or protect us against any losses, liabilities and costs that we may incur. These factors in turn could further reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to terminate their subscriptions, any of which could materially adversely affect our business.
We rely on third-party proprietary and open source software for our CaaS platform. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors, bugs, defects or failures caused by such software could adversely affect our business, results of operations and financial condition.
Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our CaaS platform, which therefore may have a material adverse effect on our business, results of operations and financial condition. In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property. We may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive
basis could limit our ability to differentiate our offerings from those of our competitors. To the extent that our CaaS platform depends upon the successful operation of third-party software, any undetected errors, bugs, defects or failures in such third-party software could impair the functionality of our CaaS platform, delay new feature introductions, result in a failure of our CaaS platform, which could adversely affect our business, results of operations and financial condition.
Our use of open source software could subject us to possible litigation or cause us to subject our CaaS platform to unwanted open source license conditions that could negatively impact our sales.
A portion of our CaaS platform incorporates open source software, and we expect to incorporate open source software into other offerings or solutions in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with its license, we could be required to incur significant legal expenses. If we combine our proprietary software with open source software or utilize open source software in a certain manner, we could, under certain open source licenses, be required to disclose part or all of the source code of our proprietary software publicly and to allow further modification and redistribution on potentially unfavorable terms or at no cost, or otherwise be limited in the licensing of our services. This could provide an advantage to our competitors or other entrants to the market, allow them to create similar products with lower development effort and time, and ultimately result in a loss of sales for us.
We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business.
We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business, which we have incorporated into our products. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with service disruptions or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.
Our growth depends in part on the success of our strategic relationships with third parties.
We anticipate that the growth of our business will continue to depend on third-party relationships, including strategic partnerships and relationships with our service providers and suppliers, consultants, app developers, theme designers, referral sources, resellers, payments processors, installation partners and other partners. In addition to growing our third-party partner ecosystem, we have entered into agreements with, and intend to pursue additional relationships with, other third parties, such as shipping partners and technology and content providers. Identifying, negotiating and documenting relationships with third parties requires significant time and resources as does integrating third-party technology and content. Some of the third parties that sell our services have direct contractual relationships with the customers, and in these circumstances, we risk the loss of such customers if those third parties fail to perform their contractual obligations, including in the event of any such third party’s business failure. Our agreements with providers of cloud hosting, technology, content and consulting services are typically non-exclusive
and do not prohibit such service providers from working with our competitors or from offering competing services. In particular, we have limited providers of cloud hosting services. These third-party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services in a manner that is adverse to us.
The success of our CaaS platform depends, in part, on our ability to integrate third-party applications, themes and other offerings into our third-party ecosystem. Third-party developers may also change the features of their offering of applications and themes or alter the terms governing the use of their offerings in a manner that is adverse to us. If third-party applications and themes change such that we do not or cannot maintain the compatibility of our CaaS platform with these applications and themes, or if we fail to provide third-party applications and themes that our customers desire to add to their businesses, demand for our CaaS platform could decline. If we are unable to maintain technical interoperation, our customers may not be able to effectively integrate our CaaS platform with other systems and services they use. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our CaaS platform with their offerings. In addition, third-party developers may refuse to partner with us or limit or restrict our access to their offerings.

Partners may also impose additional restrictions on the ability of third parties like us and our customers to access or use data from their consumers. Such changes could functionally limit or terminate our ability to use these third-party offerings with our CaaS platform, which could negatively impact our solution offerings and harm our business. If we fail to integrate our CaaS platform with new third-party offerings that our customers need for their businesses, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our customers and their clients expect, which would negatively impact our offerings and, as a result, harm our business.
Further, our competitors may effectively incentivize third-party developers to favor our competitors’ products or services, which could diminish our prospects for collaborations with third-parties and reduce subscriptions to our CaaS platform. In addition, providers of third-party offerings may not perform as expected under our agreements or under their agreements with our customers, and we or our customers may in the future have disagreements or disputes with such providers. If any such disagreements or disputes cause us to lose access to products or services from a particular supplier, or lead us to experience a significant disruption in the supply of products or services from a current supplier, especially a single-source supplier, they could have an adverse effect on our business and operating results.
We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position and we could lose valuable assets, experience reduced revenue, and incur costly litigation.
Our success is dependent, in part, upon protecting our proprietary technology. We rely on our confidentiality, non-compete, non-solicitation and nondisclosure agreements and a combination of trade secret laws, contractual provisions, trademarks, service marks, copyrights, and patents in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection. The approach we select may ultimately prove to be inadequate.
Our patents or patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Any of our patents, trademarks, or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products, duplicate any of our solutions or design around our patents, or adopt similar or identical brands for competing platforms. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our CaaS platform and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions restricting unauthorized use, copying, transfer, and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.
To the extent we expand our international activities, our exposure to unauthorized copying and use of our CaaS platform and proprietary information may increase. Moreover, effective trademark, copyright, patent, and trade secret protection may not be available or commercially feasible in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.
We enter into confidentiality and invention assignment agreements with our employees and consultants to protect our proprietary technologies. We enter into confidentiality agreements with strategic and business partners. As such, these agreements may not be effective in controlling access to and distribution of our proprietary information since they do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our CaaS platform.
We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending patent and trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.
In addition, our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our CaaS platform, impair the functionality of our CaaS platform, delay introductions of new functionality to our CaaS platform, result in the substitution of inferior or more costly technologies into our CaaS platform, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be adversely affected.
If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.
We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our technology, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how
and technology.
In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. We also have agreements with our employees, consultants and third parties that obligate them to assign their inventions to us, however these agreements may not be self-executing, not all employees or consultants may enter into such agreements, or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.
Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.
Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes, or apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These laws and regulations and resulting increased costs could materially harm our business, results of operations, and financial condition.
Our products and services rely heavily on the collection and use of information, including personal information. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy and data protection. Both in the United States and abroad, these laws and regulations governing data privacy are constantly evolving. In the United States, in addition to certain regulations at the federal level, each state has its own statutory approach to privacy regulation, and recently states such as California have been very active in pursuing new regulations that are typically more restrictive than other jurisdictions. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Continually implementing up-to-date data security tools and procedures and maintaining privacy standards that comply with ever-changing privacy regulations in multiple jurisdictions is challenging. If we are found to have breached any consumer protection laws or regulations in any such market, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenue, as well as expose ourselves to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our end customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.
In recent years, there has been an increase in attention to and regulation of data protection and data privacy across the globe, including the Federal Trade Commission (“FTC”)’s increasingly active approach to enforcing data privacy in the United States, as well as the enactment of the European Union’s General Data Protection Regulation (“GDPR”), which took effect in May 2018, the United Kingdom’s transposition of GDPR into its domestic laws following its withdrawal from the European Union, and the California Consumer Privacy Act (“CCPA”), which took effect in January 2020.
In the United States, the CCPA, contains detailed requirements regarding collecting and processing personal information, restrict the use and storage of such information, and govern the effectiveness of consumer consent. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out
of certain sales of personal information, and allow for a new cause of action for data breaches. Such laws could restrict our customers’ ability to run their businesses; for example, by limiting their ability to effectively market to interested shoppers. This could reduce our revenue and the general demand for our services. CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of CCPA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, a new privacy law, the California Privacy Rights Act (the “CPRA”), amending and expanding CCPA, was approved by California voters in the November 3, 2020 election. The CPRA will create additional obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. These laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing or advertising), to control our costs by using certain vendors or service providers, and to offer certain services in certain jurisdictions.
Such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation,
which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the European Court of Justice recently invalidated the
U.S.-EU
Privacy Shield as a basis for transfers of personal data from the EU to the U.S. and introduced requirements to carry out risk assessments in relation to use of other data transfer mechanisms. This may increase regulatory and compliance burdens and may lead to uncertainty about or interruptions of personal data transfers from Europe to the United States (and beyond). Use of other data transfer mechanisms now involves additional compliance steps and in the event any court blocks personal data transfers to or from a particular jurisdiction on the basis that certain or all such transfer mechanisms are not legally adequate, this could give rise to operational interruption in the performance of services for customers and internal processing of employee information, greater costs to implement alternative data transfer mechanisms that are still permitted, regulatory liabilities, or reputational harm. Our response to these requirements globally may not meet the expectations of individual customers, their shoppers, or other stakeholders, which could reduce the demand for our services. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.
In Europe, the GDPR introduced stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and require organizations to erase an individual’s information upon request, implement mandatory data breach notification requirements, additional new obligations on service providers and strict protections on how data may be transferred outside of the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with such laws even in jurisdictions where we have no local entity, employees or infrastructure. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. We rely on a globally distributed infrastructure in order to be able to provide our services efficiently, and consequently may not be able to meet the expectations of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for our services. Further, following the United Kingdom’s withdrawal from the European Union, and the end of the related transition period, as of January 1, 2021, companies may be subject to both GDPR and the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure. Currently there is a four to six-month
grace period agreed in the European Union and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions.
Our failure to comply with these and additional laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by our customers, or their shoppers, or other relevant stakeholders. Similarly, many of these laws require us to maintain an online privacy policy and terms of service that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.
We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violate the controls.
Our CaaS platform is subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate encryption technology into our CaaS platform. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations.
Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we take precautions to prevent our CaaS platform from being exported in violation of these laws, including obtaining authorizations for our CaaS platform, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.
If our partners fail to obtain appropriate import, export or re-export
licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties. We presently incorporate export control compliance requirements into our strategic partner agreements; however, no assurance can be given that our partners will comply with such requirements.
Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit our ability to distribute our CaaS platform or could limit our customers’ ability to implement our CaaS platform in those countries. Changes in our CaaS platform or future changes in export and import regulations may create delays in the introduction of our CaaS platform in international markets, prevent our customers with international operations from launching our CaaS platform globally or, in some cases, prevent the export or import of our CaaS platform to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit our ability to export or sell our CaaS platform to existing or potential customers with international operations. Any decreased use of our CaaS platform or limitation on our ability to export or sell our CaaS platform would adversely affect our business, operating results, and prospects.
We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws.
Non-compliance
with such laws can subject us to criminal and/or civil liability and harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds

of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.
Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or other security breaches, including internal security failures, could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.
We operate in an industry that is prone to cyber-attacks. Failure to prevent or mitigate security breaches and improper access to or disclosure of our data, customer data, or the data of their consumers, could result in the loss or misuse of such data, which could harm our business and reputation. The security measures we have integrated into our internal networks and platforms, which are designed to prevent or minimize security breaches, may not function as expected or may not be sufficient to protect our internal networks and platforms against certain attacks. In addition, techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently. As a result, we may be unable to anticipate these techniques or implement adequate preventative measures to prevent an electronic intrusion into our networks. While we have established a cyber-attack remediation plan to enable us to assess and respond to such attacks, there can be no assurance that the measures set forth under such plan will be adequate in all circumstances nor that they will be effective in mitigating, or allowing us to recover from, the effects of such attacks. In addition, we have insurance coverage, but this coverage may be insufficient to compensate us for all liabilities that we may incur.
Our customers’ storage and use of data concerning their stores and restaurants and their consumers is essential to their use of our CaaS platform, which stores, transmits and processes our customers’ proprietary information and personal information relating to them and their clients. If a security breach were to occur, as a result of third-party action, employee error, breakdown of our internal security processes and procedures, malfeasance or otherwise, and the confidentiality, integrity or availability of our customers’ data was disrupted, we could incur significant liability to our customers and to individuals whose information was being stored by our customers, and our CaaS platform may be perceived as less desirable, which could negatively affect our business and damage our reputation.

Our CaaS platform and third-party applications available on, or that interface with, our CaaS platform may be subject to DDoS, a technique used by hackers to take an internet service offline by overloading its servers, and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. In addition, computer malware, viruses, and hacking and phishing attacks by third parties are prevalent in our industry. We have experienced such attacks in the past and may experience such attacks in the future. As a result of our increased visibility, we believe that we are increasingly a target for such breaches and attacks.
Moreover, our CaaS platform and third-party applications available on, or that interface with, our CaaS platform could be breached if vulnerabilities in our CaaS platform or third-party applications are exploited by unauthorized third parties or due to employee error, breakdown of our internal security processes and procedures, malfeasance, or otherwise. Further, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information or otherwise compromise the security of our internal networks, electronic systems and/or physical facilities in order to gain access to our data or our customers’ data. Since techniques used to obtain unauthorized access change frequently and the size and severity of DDoS attacks and security breaches are increasing, we may be unable to implement adequate preventative measures or stop DDoS attacks or security breaches while they are occurring. In addition to our own platforms and applications, some of the third parties we work with may receive information provided by us, by our customers, or by our customers’ clients through web or mobile applications integrated with US. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our customers’ data may be improperly accessed, used or disclosed.
Any actual or perceived DDoS attack or security breach could damage our reputation and brand, expose us to a risk of litigation and possible liability and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the DDoS attack or security breach. Some jurisdictions have enacted laws requiring companies to notify individuals and authorities of data security breaches involving certain types of personal or other data and our agreements with certain customers and partners require us to notify them in the event of a security incident. Similarly, if our suppliers experience data breaches and do not notify us or honor their notification obligations to authorities or users, we could be held liable for the breach. We may not be in a position to assess whether a data breach at one of our suppliers would trigger an obligation or liability on our part. Such mandatory disclosures are costly, could lead to negative publicity, and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain revenue from existing customers or attract new customers. Similarly, if a high-profile security breach occurs with respect to a retailer, commerce as a service or eCommerce platform, customers may lose trust in eCommerce more generally, which could adversely impact our customers’ businesses. Any of these events could harm our reputation or subject us to significant liability, and materially and adversely affect our business and financial results.
We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.
Our customer subscription and partner and services contracts are primarily denominated in U.S. dollars, and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our CaaS platform to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

Our insurance costs may increase significantly, we may be unable to obtain the same level of insurance coverage and our insurance coverage may not be adequate to cover all possible losses we may suffer.
We generally renew our insurance policies annually. If the cost of coverage becomes too high or if we believe certain coverage becomes inapplicable, we may need to reduce our policy limits, increase retention amounts or agree to certain exclusions from our coverage to reduce the premiums to an acceptable amount or to otherwise reduce coverage for certain occurrences. On the other hand, we may determine that we either do not have certain coverage that would be prudent for our business and the risks associated with our business or that our current coverages are too low to adequately cover such risks. In either event, we may incur additional or higher premiums for such coverage than in prior years.
Among other factors, national security concerns, catastrophic events, pandemics such as the
COVID-19
pandemic, or any changes in any applicable statutory requirement binding insurance carriers to offer certain types of coverage could also adversely affect available insurance coverage and result in, among other things, increased premiums on available coverage (which may cause us to elect to reduce our policy limits or not renew our coverage) and additional exclusions from coverage. As cyber incidents and threats continue to evolve, we may be required to expend additional, perhaps significant, resources to continue to update, modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Although we maintain and monitor our information technology systems and we have insurance coverage for protecting against cyber security risks, such systems and insurance coverage may not be sufficient to protect against or cover all the losses we may experience as a result of any cyber-attacks.
We may suffer damage due to a casualty loss (such as fire, natural disasters, pandemics and acts of war or terrorism) or other losses, such as those related to labor, professional liability or certain actions or inactions by our management, directors, employees or others, that could severely disrupt its business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance that we believe to be adequate, such insurance may be inadequate or unavailable to cover all the risks to which our business and assets may be exposed, including risks related to certain litigation. Should an uninsured loss (including a loss that is less than the applicable deductible or that is not covered by insurance) or loss in excess of insured limits occur, it could have a significant adverse impact on our business, results of operations or financial condition.
Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.
As of December 31, 2021, we had approximately $17.5 million of U.S. federal and $18.1 million of state net operating losses. Certain of our U.S. federal and state net operating loss carryforwards may be carried forward indefinitely, while other of these loss carryforwards are subject to expiration (beginning in 2032). It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under legislative changes made in December 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) in March 2020, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to these federal tax laws.
In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Business Combination. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change
net operating loss carryforwards and other
pre-change
attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by
“5-percent
shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet determined whether the Business Combination will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Code. Furthermore, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, our ability to use our pre-change
federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. For these reasons, we may be unable to use a material portion of our NOLs and other tax attributes, which could adversely affect our future net income and cash flows.
Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.
Nogin is a U.S. corporation and thus will be subject to U.S. corporate income tax on its worldwide income. Further, since our operations and customers are located throughout the United States, we will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-
U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on our business and future profitability. For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Nogin). Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken (including with retroactive effect). We are unable to predict whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.
We may be subject to additional obligations to collect and remit sales tax and other taxes. We may be subject to tax liability for past sales, which could harm our business.
State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added, and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our ecommerce platform in various jurisdictions is unclear. These jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, jurisdictions in which we have not historically collected or accrued sales, use, value added, or other taxes could assert our liability for such taxes. Our liability for these taxes and associated penalties could exceed our original estimates. This could result in substantial tax liabilities and related penalties for past sales. It could also discourage customers from using our SaaS platform or otherwise harm our business and operating results.
Risks Related to Being a Public Company
The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of our common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—
Risks Related to Nogin’s Operations, Technology and Financial Condition
” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.
We do not intend to pay dividends on our common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market price of our common stock could decline.
Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our common stock.
We have funded our operations since inception primarily through equity financings, debt, and payments by our customers for use of our CaaS platform and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.
We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of common stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. As a result, our stockholders bear the risk of future issuances of debt securities reducing the value of our common stock.
Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.
In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form
S-8
providing for the registration of shares of our common stock issued or reserved for issuance under the Prior Plan (as defined herein) and the Incentive Plan. The Incentive Plan will provide for automatic increases in the shares reserved for grant or issuance under the plan which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statement on Form
S-8
will generally be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership. See the section entitled “
Description of Capital Stock of the Post-Combination Company
.”
Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Business Combination could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon consummation of the Business Combination, we will have a total of 82,738,473 shares of common stock outstanding, consisting of (i) 54,228,638 shares issued to holders of shares of common and preferred stock of Nogin, (ii) 22,807,868 shares held by SWAG’s Public Stockholders (assuming no redemptions by such Public Stockholders) and (iii) 5,701,967 shares held by SWAG Sponsor (including 1,710,590 shares subject to earnout requirements pursuant to the Sponsor Agreement). All shares issued as Merger Consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.
In connection with the Business Combination, pursuant to the amended and restated bylaws, Nogin Stockholders will be subject to certain restrictions on transfer with respect to the shares of common stock issued as part of the Merger Consideration beginning at closing and ending on the date that is six months after the completion of the Business Combination, subject to certain price-based releases. See the section entitled “
Other Agreements—Amended and Restated Bylaws
” for a description of the amended and restated bylaws.
Upon the expiration or waiver of the
lock-ups
described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately 63.7% of our outstanding common stock. See the section entitled “
Other Agreements—Registration Rights Agreement
” for a description of these registration rights.
SWAG has also agreed to provide certain shelf registration rights following the completion of the Business Combination to register the resale of shares of SWAG Class A Common Stock issuable upon conversion of the Convertible Notes and exercise of the PIPE Warrants.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.
In addition, the shares of our common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up
agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Plan is expected to equal                 . We expect to file one or more registration statements on Form
S-8
under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form
S-8

registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form
S-8
is expected to cover approximately                  shares of our common stock.
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of Nasdaq, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of Nasdaq, which we were not required to comply as a private company. As a newly public company, complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we have had to institute a more comprehensive compliance function, comply with rules promulgated by Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, establish new internal policies, such as those relating to insider trading. We have also had to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations has made it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.
We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. Additionally, management has elected to present two years of audited financial statements and selected financial data.
We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock. The market price of our common stock may be more volatile.
We will remain an emerging growth company until the earliest of: (1) December 31, 2025, (2) the first fiscal year after our annual gross revenue exceed $1.07 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible
debt securities, and (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates
exceeds $700 million as of the end of the second quarter of that fiscal year.

Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Risks Related to the Business Combination
SWAG stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the shares to Nogin Stockholders, current SWAG stockholders’ percentage ownership will be diluted. Assuming no Public Stockholders exercise their redemption rights and excluding any shares issuable pursuant to SWAG’s outstanding warrants or PIPE warrants, shares of SWAG Class A Common Stock issuable upon conversion of the Convertible Notes, options to purchase shares of SWAG Class A Common Stock or shares to be reserved for issuance under the Incentive Plan, current SWAG stockholders’ percentage ownership in the Post-Combination Company following the issuance of shares to Nogin Stockholders would be approximately 34.5%. Additionally, of the expected members of the Post-Combination Company’s board of directors after the completion of the Business Combination, only one will be a current director of SWAG and                  will be current directors of Nogin. The percentage of the Post-Combination Company’s common stock that will be owned by current SWAG stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current SWAG stockholders (including the Sponsor and directors of SWAG), under different redemption levels, based on the number of issued and outstanding shares of SWAG Common Stock and Nogin capital stock on May 13, 2022, and based on the Merger Consideration, current SWAG stockholders as a group, will own (1) if there are redemptions of 50% of all outstanding Public Shares, approximately 24.0% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of the maximum number of outstanding Public Shares, approximately 9.5% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination (in each case, excluding any shares issuable pursuant to SWAG’s outstanding warrants or PIPE Warrants, shares of SWAG Class A Common Stock issuable upon conversion of the Convertible Notes, options to purchase shares of SWAG Class A Common Stock or shares to be reserved for issuance under the Incentive Plan). Because of this, current SWAG stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of SWAG.
The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of SWAG Class A Common Stock.
Upon completion of the Business Combination, holders of shares of Nogin Common Stock and Nogin Preferred Stock will become holders of shares of the Post-Combination Company’s common stock. Prior to the Business Combination, SWAG has had limited operations. Upon completion of the Business Combination, the

Post-Combination Company’s results of operations will depend upon the performance of Nogin’s businesses, which are affected by factors that are different from those currently affecting the results of operations of SWAG.
SWAG has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Merger Consideration is fair to its stockholders from a financial point of view.
SWAG is not required to, and has not, obtained an opinion from an independent investment banking firm that the Merger Consideration it is paying for Nogin is fair to SWAG’s stockholders from a financial point of view. The fair market value of Nogin has been determined by the SWAG Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. SWAG’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Nogin’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. SWAG’s stockholders will be relying on the judgment of its board of directors with respect to such matters.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.
The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.
There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of the Nasdaq.
In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on the Nasdaq under the symbols “NOGN” and “NOGNW,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, the Nasdaq delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Post-Combination Company’s securities;

•	reduced liquidity for the Post-Combination Company’s securities;

•
a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement by Nogin Stockholders, approval of the proposals required to effect the Business Combination by SWAG stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Class A Common Stock to be issued to SWAG stockholders for listing on the Nasdaq, the resignation of specified SWAG executive officers and directors, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or SWAG or Nogin may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled
“The Merger Agreement—Termination.”
The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Nogin’s business, a request by Nogin to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Nogin’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for SWAG and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.
For example, it is a condition to SWAG’s obligation to close the Business Combination that Nogin’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Merger Agreement. However, if the SWAG board determines that any such breach is not material to the business of Nogin, then the SWAG board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that SWAG’s stockholders approve the Business Combination.
While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.
Termination of the Merger Agreement could negatively impact Nogin and SWAG.
If the Business Combination is not completed for any reason, including as a result of Nogin Stockholders declining to adopt the Merger Agreement or SWAG stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Nogin and SWAG may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Nogin and SWAG would be subject to a number of risks, including the following:

•
Nogin or SWAG may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Nogin may experience negative reactions from its customers, resellers, vendors and employees;

•	Nogin and SWAG will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•
since the Merger Agreement restricts the conduct of Nogin’s and SWAG’s businesses prior to completion of the Business Combination, each of Nogin and SWAG may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 204 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Nogin and SWAG).

If the Merger Agreement is terminated and Nogin’s board of directors seeks another merger or business combination, Nogin Stockholders cannot be certain that Nogin will be able to find a party willing to offer equivalent or more attractive consideration than the consideration SWAG has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Merger Agreement is terminated and the SWAG Board seeks another merger or business combination, SWAG stockholders cannot be certain that SWAG will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed. See the section entitled
“The Merger Agreement—Termination
.”
Nogin will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Nogin and consequently on SWAG. These uncertainties may impair Nogin’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Nogin to seek to change existing business relationships with Nogin. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Nogin from making certain expenditures and taking other specified actions without the consent of SWAG until the Business Combination occurs. These restrictions may prevent Nogin from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled
“The Merger Agreement—Covenants and Agreements
.”
SWAG directors and officers may have interests in the Business Combination different from the interests of SWAG stockholders.
Executive officers of SWAG negotiated the terms of the Merger Agreement with their counterparts at Nogin, and the SWAG Board determined that entering into the Merger Agreement was in the best interests of SWAG and its stockholders, declared the Merger Agreement advisable and recommended that SWAG stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that SWAG’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of SWAG stockholders. Specifically, the 5,701,967 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the completion of the SWAG IPO and the 9,982,754 Private Placement Warrants the Sponsor purchased from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant) purchased concurrently with the closing of the SWAG IPO will expire worthless if SWAG does not consummate a business combination within the Completion Window. The SWAG Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to SWAG’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that SWAG’s directors and executive officers may have in the Business Combination, please see the section entitled “
The Business Combination—Interests of SWAG’s Directors and Executive Officers in the Business Combination
.”
Nogin directors and officers may have interests in the Business Combination different from the interests of Nogin Stockholders.
Executive officers of Nogin negotiated the terms of the Merger Agreement with their counterparts at SWAG, and the Nogin board of directors determined that entering into the Merger Agreement was in the best interests of Nogin and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Nogin’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Nogin Stockholders. The Nogin board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Nogin’s directors and executive officers may have in the Business Combination, please see the section entitled “
T
he Business Combination—Interests of Nogin’s Directors and Executive Officers in the Business Combination
.”
The Sponsor may have interests in the Business Combination different from the interests of SWAG stockholders.
When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. Specifically, the 5,701,967 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the completion of the SWAG IPO and the 9,982,754 Private Placement Warrants the Sponsor purchased from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant) purchased concurrently with the closing of the SWAG IPO will expire worthless if SWAG does not consummate a business combination within the Completion Window. For a more complete description of these interests, see the section entitled “
The Business Combination
—
Interests of SWAG’s Directors and Executive Officers in the Business Combination
.”
Because Nogin will become a publicly traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering.
Nogin will effectively become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because SWAG is already a publicly listed company, an underwriter has not been engaged. The due diligence conducted by management and the SWAG Board may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Nogin or another company before February 2, 2023. Therefore, there could be a heightened risk of an incorrect valuation of Nogin’s business, which could cause potential harm to investors.
The Business Combination will result in changes to the board of directors that may affect our strategy.
If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of SWAG and Nogin. The board of directors of the Post-Combination Company will be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2023, 2024 or 2025, and thereafter will serve a three-year term. This new composition of the Post-Combination Company board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.
The Merger Agreement contains provisions that may discourage other companies from trying to acquire Nogin for greater Merger Consideration.
The Merger Agreement contains provisions that prohibit Nogin from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Nogin from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Nogin also has an unqualified obligation to submit the proposal to adopt the Merger Agreement to a vote by its stockholders, even if Nogin receives an alternative acquisition proposal that its board of directors believes is superior to the Business Combination, unless the Merger Agreement has been terminated in accordance with its terms. See the section entitled
“The Merger Agreement—Termination
.”
The Merger Agreement contains provisions that may discourage SWAG from seeking an alternative business combination.
The Merger Agreement contains provisions that prohibit SWAG from seeking alternative business combinations during the pendency of the Business Combination. Further, if SWAG is unable to obtain the requisite approval of its stockholders, either party may terminate the Merger Agreement. See the section entitled
“The Merger Agreement—Termination
.”
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that SWAG and Nogin currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Nogin’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Nogin as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”

SWAG and Nogin will incur transaction costs in connection with the Business Combination.
Each of SWAG and Nogin has incurred and expects that it will incur significant, non-recurring
costs in connection with consummating the Business Combination. SWAG and Nogin may also incur additional costs to retain key employees. SWAG and Nogin will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. SWAG and Nogin estimate that they will incur $23.3 million in aggregate transaction costs, inclusive of approximately $8.0 million in deferred underwriting fees. Some of these costs are payable regardless of whether the Business Combination is completed. See the section entitled
“The Business Combination—Terms of the Business Combination
.”
SWAG’s stockholders will have their rights as stockholders governed by the Post-Combination Company’s organizational documents.
As a result of the completion of the Business Combination, holders of shares of SWAG Common Stock will become holders of shares of the Post-Combination Company’s common stock, which are expected to be governed by the Post-Combination Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by SWAG stockholders and the rights that SWAG stockholders who become stockholders of the Post-Combination Company will have as stockholders of the Post-Combination Company. See the section entitled “
Comparison of Stockholders’ Rights
.”
The Sponsor has agreed to vote in favor of each of the proposals presented at the Special Meeting, regardless of how Public Stockholders vote.
Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares it holds in favor of each of the proposals presented at the Special Meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of the each of the proposals presented at the Special Meeting will increase the likelihood that SWAG will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See the section entitled “
Other Agreements
—
Sponsor Agreement
.”
SWAG’s and Nogin’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the recent coronavirus
(COVID-19)
pandemic.
The
COVID-19
pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Nogin or Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.
The parties will be required to consummate the Business Combination even if Nogin, its business, financial condition and results of operations are materially affected by
COVID-19.
The disruptions posed by
COVID-19
have continued, and other matters of global concern may continue, for an extensive period of time, and if Nogin is unable to recover from business disruptions due to
COVID-19
or other matters of global concern on a timely basis, Nogin’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Nogin and the Post-Combination Company may also incur additional costs due to delays caused by
COVID-19,
which could adversely affect the Post-Combination Company’s financial condition and results of operations.

Risks Related to Ownership of Our Class A Common Stock Following the Business Combination
Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.
Although SWAG has conducted due diligence on Nogin, this diligence may not surface all material issues that may be present with Nogin’s business. Factors outside of SWAG’s and outside of Nogin’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets,
restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if SWAG’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items
and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
The Proposed Charter, the Amended and Restated Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, the Proposed Charter and/or the Amended and Restated Bylaws will include the following provisions:

•
a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•
a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds
of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Proposed Charter, the Amended and Restated Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
The Proposed Charter and the Amended and Restated Bylaws will provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
The Proposed Charter and the Amended and Restated Bylaws, each of which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Amended and Restated Bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Amended and Restated Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
SWAG has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If SWAG is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
In connection with SWAG’s initial public offering, it accounted for a portion of the proceeds received from the offering as stockholders’ equity. Following the SEC’s guidance on this issue, management has identified errors made in its historical financial statements and performed a quantitative assessment under SAB 99, concluding a restatement was required of SWAG’s financial statements to classify such amount as Class A Common Stock subject to possible redemption and a material weakness in its internal controls over financial reporting related to the accounting for complex financial instruments.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary to provide reliable financial reports and prevent fraud. SWAG continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If SWAG identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, SWAG may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in SWAG’s financial reporting and SWAG’s stock price may decline as a result. SWAG cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to Redemption
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Nogin, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, did not execute agreements with us waiving such claims to the monies held in the Trust Account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.15 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.
While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.15 per share.
There is no guarantee that a SWAG Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a Public Stockholder may be able to sell the shares of our Class A Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a SWAG stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a SWAG Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of our Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of our Class A Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A SWAG Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to SWAG’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Nogin is consummated, SWAG will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such Public Shares following the Business Combination. See the section entitled “
SWAG’s Special Meeting of Stockholders
—
Redemption Rights
” for additional information on how to exercise your redemption rights.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of SWAG. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in SWAG if you sell such excess Public Shares in open market transactions. SWAG cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share
redemption price.
However, SWAG’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless, and Private Placement Warrants have different cashless exercise rights than other warrants issued by SWAG.
We have the ability to redeem the outstanding warrants underlying the SWAG units sold in the SWAG IPO, or the “public warrants,” and the PIPE Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.
The Private Placement Warrants are identical to the public warrants and to the PIPE Warrants except that (i) the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) the Private Placement Warrants will be exercisable on a cashless basis at the election of such holder, whereas public warrants and PIPE warrants will only be exercisable on a cashless basis at SWAG’s election, and (iii) none of the Private Placement Warrants will be redeemable by us.
If we elect to redeem the public warrants or the PIPE Warrants on a cashless basis, or if the holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, then SWAG will not receive any cash proceeds from the exercise of such warrants.
There is uncertainty regarding the federal income tax consequences of the redemption to the holders of SWAG Class A Common Stock.
There is some uncertainty regarding the federal income tax consequences to holders of SWAG Class A Common Stock that exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A Common Stock following the redemption, and if so, the total number of shares of SWAG Class A Common Stock treated as held by the holder both before and after the redemption relative to all shares of SWAG voting stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in SWAG or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “
Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares
.”

Unlike some other blank check companies, SWAG does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.
Unlike some other blank check companies, SWAG does not have a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ Public Shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.
However, the Merger Agreement provides that the obligation of Nogin to consummate the Business Combination is subject to SWAG having cash on hand and any additional cash received from financing activities equal to or in excess of $50 million (without, for the avoidance of doubt, taking into account any transaction expenses) and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of Public Shares and after giving effect to any financing. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus the required amount of required funds pursuant to the Merger Agreement exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction:
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses”
. The unaudited pro forma condensed combined financial information presents the pro forma effects related to the following:

•	The automatic conversion of Nogin’s redeemable convertible Series A and Series B preferred stock to Nogin Common Stock;

•	The net settlement of Nogin’s outstanding warrants for Nogin Common Stock via cashless exercise;

•	The repayment of Nogin debt;

•	The PIPE Subscription Agreements entered into by SWAG with various investors to purchase Convertible Notes and PIPE Warrants for an aggregate purchase price of $65.0 million; and

•	The merger between Nogin and Merger Sub, a wholly owned subsidiary of SWAG, with Nogin surviving the merger as a wholly owned subsidiary of SWAG (together, the “Merger”).
SWAG is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On August 2, 2021, SWAG consummated its initial public offering of its units, with each unit consisting of one share of SWAG Class A Common Stock and one-half
of one public warrant, which included the underwriters partially exercising their over-allotment option. Simultaneously with the closing of the initial public offering, SWAG completed the private sale of 9,000,000 private placement warrants at a price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds of $9.0 million. As part of the underwriters’ partial exercise of their over-allotment option, SWAG consummated the sale of an additional 2,807,868 units at $10.00 per unit, and the sale of an additional 982,754 private placement warrants, at $1.00 per private placement warrant, generated gross proceeds of $29.1 million. Following the closing of SWAG’s initial public offering, a total of $231.5 million of the net proceeds from SWAG’s initial public offering, the sale under the underwriters’ over-allotment option and the sale of the private placement warrants were placed into the Trust Account. As of December 31, 2021, funds in the Trust Account totaled $231.5 million.
Nogin is an
e-commerce,
technology and platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer
and
business-to-business
domains. Nogin’s
commerce-as-a-service
platform delivers full-stack enterprise-level capabilities to online retailers enabling them to compete with larger retailers. Nogin provides the technology for these companies to manage complexities related to customer management, order optimization, returns, and fulfillment. In addition, Nogin is an
e-commerce
technology platform and distribution partner whose products also include website development, photography, content management, customer service, marketing, warehousing, and fulfillment. Nogin’s business model is based on providing a total
e-commerce
solution to its partners on a revenue-sharing basis.
The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement/prospectus. The pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what SWAG’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Nogin audited consolidated balance sheet as of December 31, 2021 and the SWAG audited historical consolidated balance sheet as of December 31, 2021, giving effect to the Merger as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information is presented in two scenarios: (1) assuming no redemptions and (2) assuming maximum redemptions.

•	Assuming “No Redemptions”: This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the Trust Account;

•
Assuming “Maximum Redemptions”: This presentation assumes that approximately 22.8 million public shares are redeemed, resulting in an aggregate payment of approximately $231.5 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the Trust Account balance as of December 31, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

In both scenarios, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, SWAG will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Nogin issuing shares for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be recorded at carrying value, with no goodwill or other intangible assets recorded.
Nogin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Nogin’s shareholders will have majority of the voting power under both the No Redemption and Maximum Redemption scenarios

•	Nogin is expected to appoint the majority of the board of directors of the post-combination company

•	Nogin’s existing management will comprise the management of the post-combination company

•	Nogin will comprise the ongoing operations of the post-combination company
The following summarizes the pro forma ownership of SWAG following the Merger under the two scenarios (shares are in millions):

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Ownership %	Shares	Ownership %
Nogin Equity holders	54.2	65.5%	54.2	90.5%
Sponsor	5.7	6.9%	5.7	9.5%
Public Stockholders	22.8	27.6%	—	—%

Total	82.7	100.0%	59.9	100.0%

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are based on the historical financial statements of SWAG and Nogin. The unaudited pro forma adjustments are based on information currently available and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021
($ in thousands)

	Historical		No Redemptions Scenario			Maximum Redemptions Scenario
	SWAG	Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current Assets:
Cash and Cash Equivalent	$288	$1,071	$236,459	[A ]	$237,818	$(216,818)	[K ]	$21,000
Accounts Receivable, Net	—	1,977	—		1,977	—		1,977
Related Party Receivables	—	5,356	—		5,356	—		5,356
Inventory	—	22,777	—		22,777	—		22,777
Prepaid Expenses and Other Current Assets	571	2,915	(1,750)	[G]	1,736	—		1,736

Total Current Assets	859	34,096	234,709		269,664	(216,818)		52,846
Restricted Cash	—	3,500	—		3,500	—		3,500
Property and Equipment—Net	—	1,789	—		1,789	—		1,789
Intangible Assets—Net	—	1,112	—		1,112	—		1,112
Investment in Unconsolidated Affiliates	—	13,570	—		13,570	—		13,570
Marketable Securities Held in Trust Account	231,507	—	(231,507)	[B ]	—	—		—
Other Non-Current Asset	—	664	—		664	—		664

Total Assets	$232,366	$54,731	$3,202		$290,299	$(216,818)		$73,481

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts Payable	—	16,098	—		16,098	—		16,098
Due to Clients	—	5,151	—		5,151	—		5,151
Accrued Expenses and Other Liabilities	1,306	14,018	(2,731)	[H]	12,593	14,689	[L]	27,282

Total Current Liabilities	1,306	35,267	(2,731)		33,842	14,689		48,531
Line of Credit	—	348	(348)	[I]	—	—		—
Long-Term Note Payable	—	19,249	(19,249)	[I]	—	—		—
Convertible notes	—	—	62,400	[J]	62,400	—		62,400
Deferred tax liabilities	—	1,174	—		1,174	—		1,174
Other Long-Term Liabilities	—	734	(561)	[F ]	173	—		173
Deferred Underwriting Fee Payable	7,983	—	(7,983)	[C ]	—	—		—

Total Liabilities	9,289	56,772	31,528		97,589	14,689		112,278

Commitments and Contingencies
Series A Convertible	—	4,687	(4,687)	[D ]	—	—		—
Series B Convertible	—	6,502	(6,502)	[D ]	—	—		—
Class A Common Stock Subject to Redemption	231,500	—	(231,500)	[D ]	—	—		—
Stockholders’ Equity/(Deficit):
Common Stock	—	1	(1)	[D ]	—	—		—
Class A Common Stock	—	—	8	[D ]	8	(2)	[E ]	6
Class B Common Stock	1	—	(1)	[D ]	—	—		—
Additional Paid-In Capital	—	4,361	206,754	[D ]	211,115	(211,115)	[E ]
Treasury Stock	—	(1,330)	1,330	[D ]	—	—		—
Accumulated Deficit	(8,424)	(16,262)	6,273	[D ]	(18,413)	(20,390)	[E ]	(38,803)

Total Stockholders’ Equity/(Deficit)	(8,423)	(13,230)	214,363		192,710	(231,507)		(38,797)

Total Liabilities and Stockholders’ Equity/ (Deficit)	$232,366	$54,731	$3,202		$290,299	$(216,818)		$73,481

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ending December 31, 2021
($ in thousands, except share and per share amounts)

	Historical		No Redemptions Scenario			Maximum Redemptions Scenario
	SWAG (Historical from 1/5/21 through 12/31/21)	Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Service Revenue	$—	$41,866	$—		$41,866	$—		$41,866
Product Revenue	—	51,346	—		51,346	—		51,346
Revenue from Related Parties	—	8,136	—		8,136	—		8,136

Total Revenue	$—	$101,348	$—		$101,348	$—		$101,348

Operating Costs and Expenses:
Cost of Services	—	24,174	—		24,174	—		24,174
Cost of Product Revenue		20,431	—		20,431			20,431
Sales & Marketing	—	1,772	—		1,772	—		1,772
Research & Development	—	5,361	—		5,361	—		5,361
General and Administrative	1,917	55,369	—		57,286	—		57,286
Depreciation and Amortization	—	520	—		520	—		520
Transaction Costs	—	—	4,386	[A]	4,386			4,386
Total Operating Costs and Expenses	1,917	107,627	4,386		113,930	—		113,930
Operating Loss	(1,917)	(6,279)	(4,386)		(12,582)	—		(12,582)
Interest Expense	—	(926)	(6,239)	[C]	(7,165)	—		(7,165)
Change in Fair Value of Unconsolidated Affiliates	—	4,937	—		4,937	—		4,937
Other Income (Loss)	(37)	3,378	(2,151)	[B]	1,190	—		1,190

Income (Loss) Before Income Taxes	(1,954)	1,110	(12,776)		(13,620)	—		(13,620)
Provision for Income Tax	—	1,175	—		1,175	—		1,175

Net Loss	$(1,954)	$(65)	$(12,776)		$(14,795)	$—		$(14,795)

Pro Forma Loss Per Share
Weighted Average Shares of Class A Outstanding—Basic and Diluted	10,024,409	—	—		82,738,473	—		59,930,605
Loss Per Share Class A—Basic and Diluted	$(0.13)		—		$(0.18)	—		$(0.25)
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,304,936	—	—		—	—		—
Loss Per Share Class B—Basic and Diluted	$(0.13)		—		—	—		—
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—		—	—		—
Loss Per Common Share—Basic	—	$(0.01)	—		—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination
Pursuant to the Merger Agreement, existing Nogin Stockholders will receive an aggregate of $551.0 million in 54.2 million newly issued shares of Class A Common Stock at a price of $10.00 per share and 1.0 million vested SWAG options, and $15.0 million in cash for total aggregate consideration of $566.0 million. In addition, Nogin’s current unvested options will be assumed and converted into 1.6 million unvested SWAG options. In connection with the Merger, SWAG entered into PIPE Subscription Agreements with various investors in which SWAG agreed to issue and sell to PIPE investors, immediately prior to the Closing, up to an aggregate principal amount of $75.0 million of 7.00% Convertible Senior Notes and an aggregate of 1.5 million PIPE Warrants, with each whole PIPE Warrant entitling the holder to purchase one share of SWAG Common Stock. The PIPE investors have currently committed to an aggregate of $65.0 million in Convertible Notes and 1.3 million PIPE Warrants. Upon consummation of the Merger, Nogin will merge with and into Merger Sub, a wholly owned subsidiary of SWAG with Nogin as the surviving company and Nogin will become a wholly owned subsidiary of SWAG.

2.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared assuming the Merger is accounted for as a reverse recapitalization with Nogin as the accounting acquirer.
The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact on the statement of operations. Further, one-time
transaction-related expenses incurred prior to, or concurrently with the consummation of the Merger, that are not currently presented in the historical condensed combined statements of operations for SWAG and Nogin, are presented in the unaudited pro forma condensed combined statement of operations as if the Merger was consummated on January 1, 2021.
The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SWAG believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Merger occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents pro forma effect to the Merger as if it had been consummated on January 1, 2021.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
[A] Represents the assumed pro forma adjustments to cash upon the closing under the No Redemptions scenario:

No Redemptions Scenario
Reclass of SWAG Cash Held in Trust Account	$231,507
PIPE Investment Proceeds	65,000
Cash to Existing Nogin Equity Holders	(15,000)
Nogin Transaction Costs (1)	(8,650)
SWAG Transaction Costs (2)	(14,650)
Payment of Nogin Debt (3)	(21,748)

Pro Forma Adjustment to Cash	$236,459

(1)
Represents the payment of estimated
non-recurring
direct and incremental transaction costs incurred by Nogin in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $1.8 million of transaction costs that were accrued as of December 31, 2021.

(2)
Reflects the payment of estimated
non-recurring
direct and incremental transaction costs incurred by SWAG in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $8.0 million of deferred underwriting costs in connection with the SWAG IPO that is payable upon consummation of the Merger that are accrued as of December 31, 2021. Also includes $1.3 million in fees associated with the PIPE Investment that have been capitalized with the associated PIPE Convertible Debt as well as $1.0 million of transaction costs that were accrued as of December 31, 2021.

(3)
Reflects the payment of Nogin’s outstanding notes payable of $20.0 million, exit payment of $1.0 million and early termination payment of $0.5 million on the notes payable and the payment of $0.3 million on the line of credit.

[B] Represents the reclassification of $231.5 million of cash and securities held in Trust Account that became available following the Merger, prior to giving effect to actual redemptions.
[C] Reflects the settlement of deferred underwriters’ fees incurred during the SWAG IPO due upon completion of the Merger.
[D] The following table summarizes the pro forma adjustments impacting mezzanine equity and shareholders’ equity:

	Adjustments to SWAG Equity (1)	Adjustments to Nogin Equity (2)	Recapitalization Adjustments (3)	Other items (4)	Pro forma adjustments
SWAG Class A Redeemable Common Stock	$(231,500)	$—	$—	$—	$(231,500)
Nogin Preferred Series A	—	(4,687)	—	—	(4,687)
Nogin Preferred Series B	—	(6,502)	—	—	(6,502)
Shareholders’ Equity:
Common Stock	—	—	(1)	—	(1)
Class A Common Stock	3	—	5	—	8
Class B Common Stock	(1)	—	—	—	(1)
Additional Paid-In Capital	218,688	10,420	(4)	(22,350)	206,754
Treasury Stock	—	1,330	—	—	1,330
Accumulated Deficit	8,424	—	—	(2,151)	6,273

(1)	Represents the adjustments to SWAG’s mezzanine equity and shareholders’ equity as follows:

•
The reclassification of historical SWAG Class A Common Stock subject to possible redemption from mezzanine equity to permanent equity immediately prior to the consummation of the Merger. Impact of $3 thousand to Class A Common Stock and $231.5 million to additional paid in capital.

•	The conversion of SWAG Class B Common Stock to share shares of SWAG Class A Common Stock immediately prior to the consummation of the Merger.

•
Reflects the reclassification of SWAG historical accumulated deficit of $8.4 million to additional paid in capital in connection with the consummation of the Merger. The reduction to additional paid-in capital of $12.8 million also includes $4.4 million of additional estimated non-recurring
incremental transaction costs incurred by SWAG in connection with the Merger.

(2)	Represents the adjustments to Nogin’s mezzanine equity and shareholders’ equity as follows:

•
The conversion of Nogin’s redeemable convertible Series A preferred stock and Series B preferred stock to additional paid-in capital for $11.2 million immediately prior to the consummation of the Merger.

•	The cancellation of historical Nogin treasury stock of $1.3 million with a corresponding reduction to additional paid in capital.

•	The settlement of Nogin’s liability classified warrants via cashless exercise resulting in an increase to additional paid-in capital of $0.6 million.

(3)	Represents recapitalization of Nogin’s equity and issuance of 54.2 million shares of SWAG’s Class A Common Stock to Nogin Stockholders as consideration for the reverse recapitalization

(4)	Other adjustments to additional paid in capital and accumulated deficit are as follows:

•	A reduction to additional paid in capital of $15.0 million paid to Nogin Equityholders as consideration for the reverse recapitalization

•
A reduction to additional paid in capital of $8.7 million of estimated transaction costs incurred by Nogin in connection with the Merger that are incremental and non-recurring. The $8.7 million of estimated transaction costs includes $1.8 million of transaction costs that were deferred as of December 31, 2021.

•	An increase to additional paid in capital of $1.3 million related to the PIPE Warrants issued in connection with the PIPE subscription.

•	Reflects an increase to accumulated deficit of $2.2 million related to debt extinguishment costs as a result of the payment of Nogin’s outstanding debt at close of the Merger.
[E] Reflects the redemption of 22.8 million Public Shares under the Maximum Redemptions scenario for aggregate payment of $231.5 million based on a redemption price of approximately $10.15 per share, allocated to Class A Common Stock of $2 thousand based on a par value of $0.0001, $211.1 million to additional paid in capital and the remaining $20.4 million to accumulated deficit as a result of additional paid in capital being reduced to $0.
[F] In connection with the Merger, the Nogin outstanding warrants will be net settled via a cashless exercise into Nogin Common Stock immediately prior to the consummation of the Merger. As a result, the liability classified warrants with a fair value of $0.6 million as of December 31, 2021 was reclassified to additional paid-in capital.
[G] Adjustment relates to the reversal of Nogin transaction costs that were deferred as of December 31, 2021 in connection with the Merger that is accounted for as a reverse recapitalization and recorded to additional paid in capital upon consummation of the Merger.

[H] Adjustment relates to the payment of Nogin transaction costs of $1.8 million and SWAG transactions costs of $1.0 million upon consummation of the Merger that were accrued as of December 31, 2021.
[I] Reflects the payment of Nogin outstanding debt upon consummation of the Merger. Includes the payment of $21.0 million of outstanding notes payable (inclusive of exit payments) offset by $1.7 million write-off of unamortized debt discount and issuance costs associated with the note payable. In addition, includes the payment of $0.3 million related to payment of the line of credit.
[J] Represents the gross proceeds from the issuance of the PIPE Convertible Debt of $65.0 million, net of $1.3 million related to the fees associated with the PIPE Convertible Debt and net of $1.3 million related to the PIPE Warrants that were issued in conjunction with the PIPE Convertible Debt. For purposes of the pro forma financial information, the PIPE Convertible Debt has been accounted for as a single debt instrument that does not have a separable derivative associated with the conversion feature. The PIPE Warrants have similar terms to the Private Placement Warrants in which the fair value was determined based on the $1 per Warrant fair value at which the Private Placement Warrants were issued and are expected to be equity classified. As a result, the 1.3 million PIPE Warrants are being treated as a discount to the PIPE Convertible Notes for $1.3 million with a corresponding increase to additional paid in capital of $1.3 million. None of the fees associated with the PIPE Investment were allocated to the PIPE Warrants as the impact would be de minimis.
[K] The following represents the additional pro forma adjustment to cash under the Maximum Redemptions scenario. Under the Maximum Redemptions scenario $14.7 million of the $23.3 million estimated total transaction costs of SWAG and Nogin will be deferred at close of the Merger. These transaction costs are expected to be paid within one year following the consummation of the Merger:

Maximum Redemptions
Payment to redeeming shareholders (note [E])	$(231,507)
Deferred transaction costs (note [L])	14,689

Pro Forma Adjustment to Cash	$216,818

[L] Reflects the additional transaction adjustment under the Maximum Redemptions scenario to accrued expenses and other liabilities as $14.7 million of the total $23.3 million estimated total transaction costs of SWAG and Nogin will not be paid at close in order to satisfy the Closing Cash Condition pursuant to the PIPE Subscription Agreement requiring a minimum $21 million of cash upon consummation of the Merger. Payment of the $14.7 million in transaction costs will be deferred at close of the Merger and is expected to be paid within one year following consummation of the Merger.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
SWAG and Nogin did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
[A] Reflects SWAG’s additional estimated non-recurring, incremental transaction related costs of $4.4 million in connection with the Merger as if it was consummated on January 1, 2021. Costs include legal, financial advisory, and other professional fees related to the Merger. Adjustment does not include $1.0 million of SWAG transaction costs that were already incurred and recognized in the SWAG historical statement of operations for the year ended December 31, 2021.

[B] Reflects the debt extinguishment costs associated with the payment of Nogin’s debt upon consummation of the Merger. Includes the write-off of $1.7 million of unamortized debt discounts and issuance costs as well as $0.5 million associated with early termination payment.
[C] Reflects the net pro forma adjustment to interest expense of $6.2 million as if the Merger was consummated on January 1, 2021. Includes $7.1 million of interest expense associated with the Convertible Notes, which is based on, a $4.5 million interest expense for the 7.00% interest on the $65.0 million aggregate principal amount of Convertible Notes, a $1.9 million interest expense related to the annual accretion of principal on the Convertible Notes expected in the first twelve months, and amortization of the debt discount and issuance costs of $0.7 million based on straight line amortization. This is offset by the removal of $0.9 million of historical Nogin interest expense as a result of the payment of Nogin’s debt upon consummation of the Merger.

5.	Pro Forma Loss Per Share Information
As a result of the Merger, the pro forma basic and diluted loss per share is as follows (in thousands of $ except share and per share amounts):

	Year Ended December 31, 2021
	No Redemptions Scenario	Maximum Redemptions Scenario
Net loss	$(14,795)	$(14,795)
Weighted Average Shares Outstanding—Basic and Diluted	82,738,473	59,930,605
Loss Per Share—Basic and Diluted	$(0.18)	$(0.25)
The pro forma weighted average shares outstanding for the year ended December 31, 2021 under the No Redemptions and Maximum Redemptions scenarios was calculated as if the Merger was consummated on January 1, 2021 and the shares issued were outstanding for the entire period presented. The weighted average shares outstanding for the year ended December 31, 2021 under the No Redemptions Scenario includes 54,228,638 shares of Class A Common Stock issued to Nogin Equityholders, 5,701,967 shares of Class A Common Stock issued to Sponsor and 22,807,868 shares of Class A Common Stock issued to Public Stockholders. The weighted average shares outstanding for the year ended December 31, 2021 under the Maximum Redemptions Scenario includes 54,228,638 shares of Class A Common Stock issued to Nogin Equityholders and 5,701,967 shares of Class A Common Stock issued to Sponsor.
Loss per share for the year ended December 31, 2021 excludes convertible notes, warrants and options that would be anti-dilutive
to pro forma earnings per share, including (1) 2,613,314 options to Nogin option holders under both scenarios, (2) 21,386,688 SWAG warrants under both scenarios, (3) 1,300,000 PIPE Warrants under both scenarios and (4) 5,652,173 shares of SWAG Class A Common Stock upon conversion of the Convertible Notes under both scenarios.

COMPARATIVE PER SHARE DATA
The following table sets forth selected historical comparative unit and share information for SWAG and Nogin, and unaudited pro forma condensed combined per share information of SWAG after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions : This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the Trust Account.

•
Assuming Maximum Redemptions
: This presentation assumes that approximately 22.8 million public shares are redeemed, resulting in an aggregate payment of approximately $231.5 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the Trust Account balance as of December 31, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement. The pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what SWAG or Nogin’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG or Nogin. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.
The unaudited pro forma condensed combined balance sheet combines the Nogin audited consolidated balance sheet as of December 31, 2021 and the SWAG audited historical consolidated balance sheet as of December 31, 2021, giving effect to the Merger as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been consummated on January 1, 2021.

	Historical			No Redemptions Scenario	Maximum Redemptions Scenario
As of and for the Year Ending December 31, 2021	SWAG (Historical from 1/5/21 through 12/31/21)		Nogin	Pro Forma Combined	Pro Forma Combined
Pro Forma Loss Per Share
Weighted Average Shares of Class A Outstanding—Basic and Diluted		10,024,409	—	82,738,473	59,930,605
Loss Per Share Class A—Basic and Diluted		$(0.13)		$(0.18)	$(0.25)
Weighted Average Shares of Class B Outstanding—Basic and Diluted		5,304,936	—	—	—
Loss Per Share Class B—Basic and Diluted	$	(0.13)		—	—
Weighted Average Common Shares Outstanding—Basic and Diluted		—	9,129,358	—	—
Loss Per Common Share—Basic and Diluted		—	$(0.01)	—	—
Book Value Per Share		$(1.48)	$(1.45)	$2.33	$(0.65)

SWAG’S SPECIAL MEETING OF STOCKHOLDERS
General
SWAG is furnishing this proxy statement/prospectus to SWAG’s stockholders as part of the solicitation of proxies by the SWAG Board for use at the Special Meeting of SWAG stockholders in lieu of the 2022 annual meeting of SWAG stockholders to be held on                , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides SWAG’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting in lieu of the 2022 annual meeting of stockholders will be held on                 , 2022, at                 a.m., prevailing Eastern Time, in virtual format.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of common stock at the close of business on                  , 2022, which is the record date for the Special Meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the SWAG Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the SWAG Record Date, there were                shares of common stock outstanding, of which                were Public Shares and 5,701,967 were Founder Shares.
Purpose of the Special Meeting
At the Special Meeting, SWAG is asking holders of SWAG Common Stock to vote on the following proposals:

•	The Business Combination Proposal —To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby;

•	The Charter Approval Proposal— To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B ;

•
The Governance Proposal
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

•
The Director Election Proposal
—To consider and vote upon a proposal to elect seven directors to serve on the Board until the 2023 annual meeting of stockholders, in the case of Class I directors, the 2024 annual meeting of stockholders, in the case of Class II directors, and the 2025 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•
The Nasdaq Proposal—
To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq: (i) the issuance of shares of SWAG Class A Common Stock to the Nogin Stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of SWAG Class A Common Stock pursuant to the conversion of SWAG Class B Common Stock; and (iii) the potential future issuance of shares of SWAG Class A Common Stock to the PIPE Investors in connection with the Convertible Notes and PIPE Warrants, each of which may be issued to the PIPE Investors in connection with the PIPE Investment;

•	The Incentive Plan Proposal— To consider and vote upon a proposal to approve and adopt the Incentive Plan; and

•
The Adjournment Proposal—
To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal or the Incentive Plan Proposal.

Vote of the Sponsor, Directors and Officers
SWAG has entered into an agreement with the Sponsor and SWAG’s directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of each of the proposals presented at the Special Meeting.
The Sponsor and SWAG’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the SWAG IPO or in the aftermarket, in connection an initial business combination. The Founder Shares held by the Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and SWAG’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of SWAG stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of SWAG entitled to vote at the Special Meeting as of the SWAG Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes
will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. As of the SWAG Record Date,                shares of common stock would be required to achieve a quorum.
The approval of each of the Business Combination Proposal, Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. the Sponsor and its directors and officers have agreed to vote their shares of common stock in favor of each of the proposals presented at the Special Meeting.
The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock on the SWAG Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Approval Proposal, will have the same effect as a vote “
AGAINST
” such proposal.
Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
It is important for you to note that in the event that the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal or the Incentive Plan Proposal do not receive the requisite vote for approval, SWAG will not consummate the Business Combination. If SWAG does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.
Recommendation of SWAG Board of Directors
The SWAG Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, SWAG and its stockholders. Accordingly, the SWAG Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
In considering the recommendation of the SWAG Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and SWAG’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of SWAG stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•
If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the SWAG IPO, would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                based upon the closing price of $                per share of Class A Common Stock on the Nasdaq on                , 2022, the SWAG Record Date. Certain Founder Shares are subject to certain time- and performance-based vesting provisions as described under “
Other Agreements—Sponsor Agreement.
”

•
The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                based upon the closing price of $                per public warrant on the Nasdaq on                , 2022, the SWAG Record Date. The Private Placement Warrants will become worthless if SWAG does not consummate a business combination within the Completion Window.

•
SWAG’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket
expenses incurred by them in connection with certain activities on SWAG’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SWAG fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, SWAG may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $15,000 per month for office space, secretarial and administrative services provided to SWAG’s management team, commencing on August 2, 2021 through the earlier of consummation of the Business Combination and liquidation.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.
Abstentions and Broker
Non-Votes
Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “
AGAINST
” the Charter Approval Proposal. Broker
non-votes
are considered present for the purposes of establishing a quorum and will have the effect of a vote “
AGAINST
” the Charter Approval Proposal. Abstentions and broker
non-votes
will have no effect on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine
matters.
None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.
Certain Engagements in Connection with the Business Combination and Related Transactions
Stifel Nicolaus & Company, Incorporated was engaged by Nogin to act as exclusive strategic and financial advisor to Nogin in connection with the Business Combination, and will receive compensation in connection therewith. SWAG engaged Jefferies LLC to act as exclusive financial advisor and capital markets advisor. Jefferies LLC will receive fees and expense reimbursements in connection therewith. SWAG also engaged Jefferies LLC and J. Wood Capital Advisors LLC to act as placement agents in the PIPE Investment. Stifel Nicolaus & Company, Incorporated was engaged to act as a PIPE advisor. Jefferies LLC, J. Wood Capital Advisors LLC and Stifel Nicolaus & Company, Incorporated will receive fees and expense reimbursements in connection therewith.
In addition, Jefferies LLC (together with its affiliates) and Stifel Nicolaus & Company, Incorporated (together with its affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial
activities and services. In addition, Jefferies LLC, Stifel Nicolaus & Company, Incorporated and their respective affiliates may provide investment banking and other commercial dealings to SWAG, Nogin and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Jefferies LLC and Stifel, Nicolaus & Company, Incorporated and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SWAG or Nogin, or their respective affiliates. Jefferies LLC and Stifel, Nicolaus & Company, Incorporated and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Voting Your Shares—Stockholders of Record
SWAG stockholders may vote electronically at the Special Meeting by visiting or by proxy. SWAG recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If your shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a
“non-record
(beneficial) stockholder.”
If you are a SWAG stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “
FOR
” each of the proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.
Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Your Shares—Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.
Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	you may send another proxy card with a later date;

2.	you may notify SWAG’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.
you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under SWAG’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of SWAG Common Stock, you may call Morrow Sodali LLC, SWAG’s proxy solicitor, at (800)
662-5200.
Redemption Rights
Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that SWAG redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $                per share as of                 , 2022, the SWAG Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Nogin is consummated, SWAG will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of SWAG. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of SWAG.
The Sponsor and SWAG’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.
Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their Public Shares, either physically or electronically using the Depository Trust Company’s DWAC System, to SWAG’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to Public Stockholders for the return of their Public Shares.
Any request to redeem such Public Shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then SWAG’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account, as applicable. In such case, SWAG will promptly return any Public Shares delivered by Public Stockholders.
The closing price of SWAG Class A Common Stock on                , 2022, the SWAG Record Date, was $                . The cash held in the Trust Account on such date was approximately $                ($                per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of SWAG Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SWAG cannot assure its stockholders that they will be able to sell their shares of SWAG Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of SWAG Common Stock for cash and will no longer own those Public Shares. You will be entitled to receive cash for these Public Shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to SWAG’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.
Appraisal Rights
Stockholders, unitholders or warrant holders of SWAG do not have appraisal rights in connection the Business Combination under the DGCL.
Proxy Solicitation Costs
SWAG is soliciting proxies on behalf of the SWAG Board. This solicitation is being made by mail but also may be made by telephone or in person. SWAG and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SWAG will bear the cost of the solicitation.
SWAG has hired Morrow Sodali LLC to assist in the proxy solicitation process. SWAG will pay that firm a fee of $                 plus disbursements. Such payment will be made from
non-trust
account funds.
SWAG will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SWAG will reimburse them for their reasonable expenses.
The Initial Stockholders
As of                 , 2022, the SWAG Record Date, the Initial Stockholders of record were entitled to vote an aggregate of 5,701,967 Founder Shares that were issued prior to the SWAG IPO. Such shares currently constitute

20% of the outstanding shares of SWAG’s common stock. The Initial Stockholders have agreed to vote the Founder Shares, as well as any shares of common stock acquired in the aftermarket, in favor of each of the proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by SWAG.
Upon consummation of the Business Combination, under the Sponsor Agreement, certain Founder Shares (or shares of common stock issuable upon conversion thereof) will be subject to (i) certain lock-up
restrictions and (ii) certain time and performance-based vesting provisions. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Purchases of SWAG Shares
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SWAG or its securities, the Sponsor, Nogin, the Company Owners and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SWAG’s common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Nogin’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on SWAG Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Nogin, the Company Owners or any of their respective affiliates. SWAG will file a Current Report on Form
8-K
to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
Overview
Holders of SWAG Common Stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. SWAG stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A-1
to this proxy statement/prospectus, and the amendment to the Merger Agreement, dated as of April 20, 2022, which is attached as
Annex A-2
to this proxy statement/prospectus. Please see the sections entitled “
The Business Combination
” and “
The Merger Agreement
” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting vote “
FOR
” the Business Combination Proposal.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER APPROVAL PROPOSAL
Overview
Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as
Annex
 B
, which, in the judgment of the SWAG Board, is necessary to adequately address the needs of the Post-Combination Company.
The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as
Annex
 B
:

•
Changes to Authorized Capital Stock
—
the Existing Charter authorized the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares were Class A Common Stock, and (ii) 10,000,000 shares were Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter authorizes the issuance of 550,000,000 total shares, consisting of (a) 500,000,000 shares of common stock, and (b) 50,000,000 shares of preferred stock, and an elimination of Class B Common Stock and any rights of holders thereof;

•
Required Vote to Amend the Charter
—
require an affirmative vote of holders of at least
two-thirds
(66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

•
Required Vote to Amend the Bylaws
—
require an affirmative vote of holders of at least
two-thirds
(66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws;

•
Director Removal
—
provide for the removal of directors with cause only by stockholders voting at least two-thirds
(66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors;

•	Classified Board — provide that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements.
Reasons for the Amendments
Each of these amendments was negotiated as part of the Business Combination. The SWAG Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.
Changes to Authorized Capital Stock
Our Existing Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock, and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that SWAG will be authorized to issue 550,000,000 shares, consisting of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock. Upon the conversion of the SWAG Class B Common Stock to SWAG Class A Common Stock and the elimination of the blank check provisions in our Existing Charter, the SWAG board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the SWAG Class B Common Stock.

This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
The SWAG board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Required Vote to Amend the Charter
At present, our Existing Charter may only be amended with the approval of a majority of the SWAG Board and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds
(66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SWAG Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Required Vote to Amend the Bylaws
At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds
(66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SWAG Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Director Removal
At present, our Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds
(66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SWAG Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Classified Board
Under our Existing Charter, the SWAG Board has no classes. This amendment provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage experience and leadership stability of SWAG following the merger. We also believe that such classification will assure desirable continuity in leadership and policy following the Merger.
Removal of Blank Check Company Provisions
Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In connection with the Business Combination, all shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock, pursuant to the terms of the Proposed Charter. Upon the conversion of the Class B Common Stock to Class A Common Stock, the SWAG Board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the Class B Common Stock. In addition, certain other provisions in our Existing Charter require that proceeds from the SWAG IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented at the Special Meeting. The Charter Approval Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock, voting together as a single class, vote “
FOR
” the Charter Approval Proposal.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have the same effect as a vote “
AGAINST
” the Charter Approval Proposal.
The Business Combination is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected. The SWAG Board shall abandon the Charter Approval Proposal in the event the Business Combination is not consummated.
A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as
Annex B
.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 3—THE GOVERNANCE PROPOSAL
Overview
Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding
advisory basis. In the judgment of the SWAG Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding
advisory vote on these proposals, Nogin and SWAG intend that the Proposed Charter in the form set forth on
Annex B
will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.
Proposal 3A: Changes to Authorized Capital Stock
See the section entitled
“Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Changes to Authorized Capital Stock”
for a description and reasons for the amendment.
Proposal 3B: Required Vote to Amend the Charter
See the section entitled
“Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend the Charter”
for a description and reasons for the amendment.
Proposal 3C: Required Vote to Amend the Bylaws
See the section entitled
“Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend the Bylaws”
for a description and reasons for the amendment.
Proposal 3D: Director Removal
See the section entitled
“Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Director Removal”
for a description and reasons for the amendment.
Proposal 3E: Classified Board
See the section entitled
“Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Classified Board”
for a description and reasons for the amendment.
Proposal 3F: Removal of Blank Check Company Provisions
See the section entitled
“Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Removal of Blank Check Company Provisions”
for a description and reasons for the amendment.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have no effect on the Governance Proposal.
The Business Combination is not conditioned upon the approval of the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on SWAG, Nogin or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding
advisory vote, SWAG and Nogin intend that the Proposed Charter, in the form set forth on
Annex B
and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.
The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Governance Proposal. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Special Meeting, stockholders are being asked to elect                  directors to the Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2025, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal.
The SWAG Board has nominated                 to serve as the Class I directors,                  to serve as the Class II directors and                  to serve as the Class III directors. The following sets forth information regarding each nominee:
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have no effect on the Director Election Proposal.
The Business Combination is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL
Overview
Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of: (a) up to 54,228,638 shares of SWAG Class A Common Stock to the holders of Nogin’s capital stock pursuant to the Merger Agreement; (b) 5,701,967 shares of Class A Common Stock upon the conversion of Class B Common Stock, in accordance with the terms of the Existing Charter and (c) the potential future issuance of an indeterminable number of shares of SWAG Class A Common Stock to the PIPE Investors in connection with the Convertible Notes and PIPE Warrants, each of which may be issued to the PIPE Investors in connection with the PIPE Investment.
For more information, see the full text of the Merger Agreement and the amendment to the Merger Agreement, dated as of April 20, 2022, copies of which are attached as
Annex A-1
and
Annex A-2,
respectively
.
The discussion herein is qualified in its entirety by reference to such documents.
Why SWAG Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, SWAG will issue shares of Class A Common Stock to Nogin Stockholders, to the PIPE Investors and upon the conversion of Class B Common Stock, as set forth in the Merger Agreement.
Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Merger Agreement.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.
The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Nasdaq Proposal. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6—THE INCENTIVE AWARD PLAN PROPOSAL
Overview
At the Special Meeting, SWAG’s stockholders will be asked to approve the adoption of the Nogin, Inc. 2022 Incentive Award Plan (the “Incentive Plan”). On February 13, 2022, the SWAG Board approved the Incentive Plan, subject to stockholder approval. The Incentive Plan will become effective, if at all, upon the closing of the Business Combination, subject to the consummation of the Business Combination and stockholder approval. If the Incentive Plan is not approved by SWAG’s stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective.
Nogin currently maintains the Branded Online, Inc. 2013 Stock Incentive Plan (the “Prior Plan”) and SWAG does not maintain any incentive plans. In connection with the Business Combination, SWAG will assume the Prior Plan and all awards outstanding under the Prior Plan. If the Incentive Plan becomes effective, SWAG (and, following the closing, the Post-Combination Company) will not grant any future awards under the Prior Plan, but all awards under the Prior Plan that are outstanding as of the effectiveness of the Incentive Plan will continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described in this proxy statement/prospectus under the heading “
The Business Combination—Terms of the Business Combination—Merger Consideration; Conversion of Shares.
”
The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex F to this proxy statement/prospectus.
The Incentive Plan
The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Post-Combination Company and providing a means of recognizing their contributions to our success. The SWAG Board believes that equity awards are necessary for the Post-Combination Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.
Summary of the Incentive Plan
This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex F to this proxy statement/prospectus. We urge our stockholders to carefully read the entire Incentive Plan before voting on this proposal.
Eligibility and Administration
Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Incentive Plan. Following the closing of the Business Combination, the Post-Combination Company is expected to have approximately              employees,
non-employee directors
and              other individual service providers who may be eligible to receive awards under the Incentive Plan.
The Incentive Plan provides that it will be administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of the Post-Combination Company (collectively, the “plan administrator”), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the closing of the Business Combination, we expect the compensation committee of the Board to be appointed by the Board to administer the Incentive Plan.
The plan administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.
Shares Available for Awards
The aggregate number of shares of the Post-Combination Company’s common stock that will be available for issuance under the Incentive Plan will initially be equal to (i) 5% of the total number of issued and outstanding shares of the Post-Combination Company’s common stock on a fully diluted basis as of the closing of the Business Combination and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2023, equal to the lesser of (A) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. The maximum number of shares of the Post-Combination Company’s common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 55% of the total number of issued and outstanding shares of the Post-Combination Company’s common stock on a fully diluted basis as of the closing of the Business Combination.
If an award under the Incentive Plan or the Prior Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan or the Prior Plan will not reduce the shares available for grant under the Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Incentive Plan.
Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director
as compensation for services as
a non-employee director
during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 for fiscal year 2023 or in the fiscal year of a non-employee
director’s initial service as a
non-employee
director. The plan administrator may make exceptions to this limit for individual non-employee directors
in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director
receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Awards
The Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units

(“RSUs”) and other stock or cash-based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of the Post-Combination Company’s common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options and SARs
. Stock options provide for the purchase of shares of the Post-Combination Company’s common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock . Restricted stock is an award of non-transferable shares of the Post-Combination Company’s common stock that are subject to certain vesting conditions and other restrictions.

•
RSUs
. RSUs are contractual promises to deliver shares of the Post-Combination Company’s common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of the Post-Combination Company’s common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

•
Other Stock or Cash Based Awards
. Other stock or cash-based awards are awards of cash, fully vested shares of the Post-Combination Company’s common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of the Post-Combination Company’s common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•
Dividend Equivalents
. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of the Post-Combination Company’s common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions
The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the Post-Combination Company’s common stock, such as stock dividends (other than ordinary cash dividends), stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of
certain non-reciprocal transactions
with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards.
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of the Post-Combination Company’s common stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination
The Board may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Incentive Plan or the date of the approval of the Incentive Plan by the stockholders, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except
by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of the Post-Combination Company’s common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•
Non-Qualified
 Stock Options.
 If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Post-Combination Company’s common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the Post-Combination Company’s common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•
Incentive Stock Options.
 A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of the Post-Combination Company’s common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Post-Combination Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•
Other Awards.
 The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as
NSOs; non-transferable restricted
stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code
Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Grants under the Incentive Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the Post-Combination Company’s common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under the Prior Plan
As of May 13, 2022, SWAG had no equity compensation plans or outstanding equity awards. SWAG will not assume the Prior Plan and all awards outstanding thereunder until the consummation of the Business Combination, which will not occur until after             , 2022. The following table is presented as of May 13, 2022 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Interests of Certain Persons in this Proposal
SWAG’s directors and executive officers may be considered to have an interest in the approval of the Incentive Plan because they may in the future receive awards under the Incentive Plan. Nevertheless, the SWAG Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Incentive Plan.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting (which would include presence at a virtual meeting) and entitled to vote thereon.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have no effect on the Incentive Plan Proposal.
The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal, if presented. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the SWAG Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal or the Incentive Plan Proposal. In no event will the SWAG Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is not approved by stockholders, the SWAG Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If SWAG does not consummate the Business Combination and fails to complete an initial business combination by February 2, 2023 (subject to the requirements of law), SWAG will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its Public Stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes
will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information.
Recommendation of the Board of Directors
THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SWAG
In this section “we,” “us,” “our” or the “Company” refer to SWAG prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Introduction
We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While we may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, we intend to focus our search on software companies, especially those targeting enterprise vertical sectors owned by private equity and venture capital firms as well as corporate carve-outs. Our management team has had significant success sourcing, acquiring, growing and monetizing these types of companies. We believe this experience makes us well suited to identify, source, negotiate and execute an initial business combination with the ultimate goal of pursuing attractive risk-adjusted returns for our shareholders. We are led by an experienced team of managers, operators and investors who have played important roles in helping build and grow profitable public and private businesses, both organically and through acquisitions, to create value for stockholders. Our team has experience operating and investing in a wide range of industries, bringing us a diversity of experiences as well as valuable expertise and perspective.
Company History
On January 21, 2021, the Sponsor purchased 5,750,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the SWAG IPO.
The registration statement for our IPO was declared effective on July 28, 2021. On August 2, 2021, we consummated the SWAG IPO of 20,000,000 units, with each unit consisting of one share of Class A Common Stock and one-half
of one redeemable warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $200,000,000. We granted the underwriters in the SWAG IPO (the “Underwriters”) a
45-day
option to purchase up to 3,000,000 additional units to cover over-allotments, if any. On August 4, 2021, the underwriter in the SWAG IPO partially exercised its over-allotment option, resulting in the offering of an additional 2,807,868 units and 982,754 private placement warrants. Following the closing of the over-allotment option, an aggregate of $231,499,860 has been placed in SWAG’s trust account
Simultaneously with the consummation of the SWAG IPO, including the underwriter’s partial exercise of its over-allotment option, we consummated the private placement of an aggregate of 9,982,754 Private Placement Warrants to our Sponsor at a price of $1.00 per Private Placement Warrant, generating total proceeds of $9,982,754. Of the gross proceeds received from the SWAG IPO and the Private Placement Warrants, $231,499,860 was placed into the Trust Account.
On September 22, 2021, we announced that, commencing September 20, 2021, holders of the units may elect to separately trade the shares of Class A Common Stock and the warrants included in the units. Those units not separated continued to trade on the Nasdaq under the symbol “SWAGU” and the shares of Class A Common

Stock and warrants that were separated trade under the symbols “SWAG” and “SWAGW,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade.
Redemption Rights for Holders of Public Shares
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of                 , 2022 is anticipated to be $                per public share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our Sponsor, officers and directors have entered into a letter agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares they hold and any Public Shares they may acquire in connection with the completion of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing redemption rights, if we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.
We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.
Submission of Business Combination to a Stockholder Vote
The special meeting of SWAG stockholders to which this filing relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, SWAG’s Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the SWAG IPO in favor of approving the Business Combination.

Permitted Purchases of Our Securities
If we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public
information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A Common Stock or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule
10b-5
under, the Exchange Act. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption of Public Shares and Liquidation if no Business Combination
Our Existing Charter provides that we will have only 18 months from the closing of the SWAG IPO to complete a business combination. If we are unable to complete a business combination within such
18-month
period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete the Business Combination within the
18-month
time period.
Pursuant to a letter agreement with us, our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination by February 2, 2023. However, if our Sponsor, officers or directors acquire Public Shares after the SWAG IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination by February 2, 2023. For discussion of any such transactions please refer to the section entitled “Certain Relationships and Related Party Transactions.”
Pursuant to a letter agreement with us, our Sponsor, officers and directors have agreed, that they will not propose any amendment to our Existing Charter that would modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete the Business Combination by February 2, 2023, unless we provide our Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by (ii) the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,350,000 of proceeds held outside the Trust Account (as of August 2, 2021), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the SWAG IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments of expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. There is no assurance that the actual per share redemption amount received by stockholders will not be substantially less than $10.15. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm will not execute an agreement with us waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the SWAG IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of SWAG. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.15 per Public Share.
We seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have access to approximately $1,350,000 of proceeds from the SWAG IPO (as of August 2, 2021) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000).
In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,350,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,350,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 2, 2023 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 2, 2023, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete an initial business combination by February 2, 2023, we will be required to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (ii) the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders of SWAG (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following February 2, 2023 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years.
However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.
Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.15 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the SWAG IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.15 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.
Our Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination by February 2, 2023, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination by February 2, 2023 or with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with an initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.
Voting Restrictions in Connection with the Special Meeting
Pursuant to the terms of the Sponsor Agreement, the Sponsor and SWAG’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the SWAG IPO in favor of each of the proposals presented at the Special Meeting. See the section entitled “
Other Agreements—Sponsor Agreement
” for more information. The Initial Stockholders own 20% of SWAG’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that SWAG will consummate the Business Combination.
Facilities
We currently maintain our executive offices at 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135 and our telephone number is (310)
991-4982.
Our executive offices are provided to us by the Sponsor. On August 2, 2021, we began paying to the Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team. We consider our current office space adequate for our current operations.
Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid by SWAG to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination. However, these individuals will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.
Employees
We currently have 2 officers: Jonathan Huberman and Mike Nikzad. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF SWAG
In this section “we,” “us,” “our” or the “Company” refer to SWAG prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Directors and Executive Officers
SWAG’s current directors and executive officers are as follows:

Name	Age	Title
Jonathan S. Huberman	56	Chairman, Chief Executive Officer and Chief Financial Officer
Mike Nikzad	58	Vice President of Acquisitions and Director
Andrew K. Nikou	44	Director
C. Matthew Olton	55	Director
Stephanie Davis	57	Director
Steven Guggenheimer	56	Director
Dr. Peter H. Diamandis	60	Director
Jonathan S. Huberman
, our Chairman, Chief Executive Officer and Chief Financial Officer since inception, has over 25 years of high-tech business leadership experience. He is currently the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. He was previously the Chairman, Chief Executive Officer and Chief Financial Officer of (i) Software Acquisition Group Inc. (Nasdaq: SAQN), which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand, which closed in the fourth quarter of 2020 and (ii) Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. From 2017 to 2019 Mr. Huberman was Chief Executive Officer of Ooyala, a provider of media workflow automation, delivery and monetization solutions, which he and Mike Nikzad, our Vice President of Acquisitions and Director, acquired from Telstra in 2018. Together with Mr. Nikzad, they turned around an underperforming company and sold Ooyala’s three core business units to Invidi Technologies, Brightcove (Nasdaq: BCOV) and Dalet (EPA: DLT), major players in the same sector. Previously, Mr. Huberman served as the Chief Executive Officer of Syncplicity, a SaaS enterprise data management company, which he sourced and acquired from EMC and engineered an exit to Axway (EPA: AXW). Prior to this, from 2013 to 2015, Mr. Huberman was the Chief Executive Officer of Tiburon, an enterprise software company serving the public safety sector which he sold to Tritech Systems, and before that he was the Chief Executive Officer at Iomega Corporation (NYSE: IOM), a consumer and distributed enterprise storage solutions provider. After Iomega was acquired by EMC Corporation in 2008, Mr. Huberman served as President of the Consumer and Small Business Division of EMC. In addition to his experience leading turnarounds and exits at five technology companies, Mr. Huberman spent nine years as an investor for the Bass Family interests where he led investments in private and public companies. He also had senior roles leading the operations of the technology investments of the Gores Group and Skyview Capital. In the last five years he has served as a director of Aculon, Inc., a privately held provider of easy-to-apply
nanotech surface-modification technologies, as well as Venture Corporation Limited (SGX: V03) a high-tech design and manufacture firm based in Singapore. Mr. Huberman holds a Bachelor of Arts in Computer Science from Princeton University and an MBA from The Wharton School at the University of Pennsylvania. He is well qualified to serve on our Board due to his extensive operational, management and investment experience in the software and technology industries.
Mike Nikzad
, our Vice President of Acquisitions and one of our Directors, has over two decades of business leadership experience in software, technology and consumer electronics companies, where he has worked on numerous corporate turnarounds and exits. He is currently the Vice President of Acquisitions and a director of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. Mr. Nikzad was previously an officer and director of (i) Software Acquisition Group Inc. (Nasdaq: SAQN), which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand, which closed in the fourth quarter of 2020 and (ii) Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. Mr. Nikzad was President and Chief Operating Officer at Ooyala from 2017 until its sale in 2019. Prior to Ooyala, in the last five years Mr. Nikzad has held
C-suite
positions and led company operations at Syncplicity, a SaaS enterprise data management company and NewNet Communication Technologies, a telecommunications company, as well as serving as an Operating Partner at SilverStream Capital. Prior to this, he also held management and executive positions in EMC Corp’s (NYSE: EMC) Consumer and Small Business division and at Iomega Corporation, a consumer and distributed enterprise storage solutions provider. Mr. Nikzad has a Bachelor of Science degree in Mechanical Engineering from Utah State University and has completed the Stanford GSB Strategic Marketing Management Program. He is well qualified to serve on our Board due to his extensive operational and management experience in the software and telecommunications industries.
Andrew K. Nikou
, one of our directors, is the Founder and Chief Executive Officer of OpenGate, a global private equity firm specializing in the acquisition and operation of businesses to create new value through operational improvements, innovation and growth. To date, OpenGate, through its legacy and fund investments, has executed more than 30 acquisitions including corporate carve-outs, management buy-outs,
special situations and transactions with private sellers across North America and Europe. As of March 31, 2020, OpenGate Capital Management, LLC (the firm’s registered investment advisor) managed approximately $1.1 billion in client assets on a discretionary basis. Prior to this, from 2001 to 2004, Mr. Nikou worked in business development for Platinum Equity, where he established their European Business Development operations in Paris, France. Of the nearly 20 pre-fund
investments made by affiliates of OpenGate, a few were in distressed entities that subsequently filed for bankruptcy. Mr. Nikou has been named as a defendant in certain adversarial proceedings related to such bankruptcy cases alleging various claims, which Mr. Nikou vigorously disputes, believes to be meritless, and is aggressively contesting. He is currently a director of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data, as well as several private companies. He was previously a director and officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. He is also a member of the XPRIZE Foundation Innovation Board. Mr. Nikou holds a Bachelor of Science in Finance from the Marshall School of Business at the University of Southern California. He is well qualified to serve on our Board due to his extensive private equity, investment and business development experience.
C. Matthew Olton
, one of our Directors, has been Senior Vice President, Strategy and Corporate Development at Tenable Holdings, Inc. (Nasdaq: TENB), a cyber-exposure protection provider, since August 2019. Prior this, he was Senior Vice President, Corporate Development and Ventures, at Symantec Corporation (Nasdaq: SYMC). In this role, Mr. Olton oversaw Symantec’s global mergers and acquisitions activity and managed Symantec’s corporate venture investments. He also led Symantec’s integration management function. Prior to joining Symantec, he was Senior Vice President, Corporate Development at Dell Technologies Capital from 2016 to 2018, and was responsible for global mergers and acquisitions and related activity for the family of companies that comprise Dell Technologies including Dell, Dell EMC, Pivotal, RSA, Secureworks, Virtustream and Boomi. Prior to Dell Technologies Capital, Matt was Senior Vice President, Corporate Development at EMC Corporation from 1999 to 2016. Mr. Olton started his career as an M&A attorney at Skadden, Arps, Slate, Meagher & Flom. He is currently a director of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd. ,a cloud-based software provider that captures and anonymizes vehicle data. He was previously a director and officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. He has a Bachelor of Arts from Wesleyan University, a J.D. from Boston University School of Law and an MBA from Northeastern University. He is well qualified to serve on our Board due to his extensive investment and management experience in the software industry.
Stephanie Davis
, one of our Directors, has since 2017 served as a Senior Client Partner at Korn Ferry where she leads the Private Equity/Technology practice in North America and is a member of the CEO & Board practices and the Global Technology Practice. She is an expert in executive talent and leadership and has spent over two decades working with Chief Executive Officers to build their leadership capabilities and teams. Ms. Davis works extensively with public and private company board of directors on succession and board recruitment. She is a frequent speaker on board governance and women in the boardroom. Since 2019, Ms. Davis has been a member of the board of directors of biopharmaceutical company, Athenex (Nasdaq: ATNX). Prior to joining Korn Ferry in 2017, Ms. Davis spent 17 years at Spencer Stuart where she was a member of the CEO & Board Practice. During her tenure, she co-founded
the Business/Technology Services practice, led the Software practice, and managed global private equity relationships. She is currently a director of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, she was a director of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. She was previously a director and officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. Ms. Davis has a Bachelor of Science in Engineering from Princeton University and an MBA from Harvard Business School. She is well qualified to serve on our Board due to her extensive consulting and private and public company board experience.
Steven Guggenheimer
, one of our Directors, is a former Microsoft Executive and now serves as an advisor and non-executive
director to a variety of organizations. Currently Mr. Guggenheimer is a non-executive
board member of HSBC Holdings plc (OTC: HBCYF) since May 2020, Forrit Technology Ltd., a private cloud technology company, since 2019, an advisor to Tensility Venture Partners, a seed stage venture capital firm, since 2017 as well as an advisor to the 5G Open Innovation Lab since May 2020. Over his 26 years at Microsoft, Mr. Guggenheimer held leadership positions in a broad range of key business areas which includes close to a decade helping manage Microsoft’s hardware and software ecosystems as the head of the Developer & ISV Evangelism (DPE/DX) and OEM divisions. He also spent his last 3 years working with customers and partners on the adoption of Artificial Intelligence and helping ISV’s migrate to SaaS based offerings. Mr. Guggenheimer received a Bachelor’s degree in Applied Physics from the University of California, Davis, and a Master’s Degree in Engineering Management from Stanford University. He is currently a director of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 20201 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. He was previously a director and officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. Mr. Guggenheimer received a Bachelor’s degree in Applied Physics from the University of California, Davis, and a Master’s Degree in Engineering Management from Stanford University. He is well qualified to serve on our Board due to his extensive operational and management experience in the software industry.
Peter H. Diamandis, MD
, one of our Directors, has been the Chief Executive Officer of PHD Ventures, Inc., which is his personal holding company for his writing, speaking, and consulting activities, since 1993. He is the Founder and Executive Chairman of the XPRIZE Foundation, a
non-profit
foundation which, since 1996, has designed and operated large-scale incentive competitions for the benefit of humanity. In 2014, Dr. Diamandis founded and served as Vice-Chairman of Human Longevity, Inc., an advanced health diagnostic company committed to delivering data driven health diagnostics; he resigned from the board of directors in 2018 and remains a shareholder. He is also the Executive Founder of Singularity University, a graduate-level Silicon Valley institution founded in 2008 that counsels the world’s leaders on exponentially growing technologies. He is the Vice Chairman and co-Founder
of Celularity Inc., founded in 2017, a commercial-stage cell therapeutics company delivering allogenic cellular therapies engineered from the postpartum human placenta. Dr. Diamandis is also a founder and board member of Fountain Therapeutic Services Inc., which was formed in 2018 to increase lifespan and optimize healthspan by harnessing regenerative medicine technologies and integrating extensive wellness solutions. In March 2020 Dr. Diamandis co-Founded
and is the Vice-Chairman of Covaxx, Inc., a pharmaceutical company that has developed a
COVID-19
lgG antibody test and which has a vaccine candidate in

clinical trials. As an entrepreneur, Dr. Diamandis has started over 20 companies in the areas of longevity, space, venture capital and education. Dr. Diamandis also co-founded
BOLD Capital Partners, a venture fund investing in exponential technologies, in 2015, and is a New York Times Bestselling author. He earned degrees in Molecular Engineering and Aerospace Engineering from MIT and holds an M.D. from Harvard Medical School. He is currently a director of Software Acquisition Group Inc. III (Nasdaq: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, a provider of complex ecommerce platforms for online businesses, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. He was previously a director and officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. He is well qualified to serve on our Board due to his extensive operational and management experience in the technology industry.
Number and Terms of Office of Officers and Directors
Our board of directors consists of seven members. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Commencing at our first annual meeting of the stockholders and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent and that the Business Combination be approved by a majority of our independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. A majority of our board of directors are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our board of directors has determined that Ms. Davis and Messrs. Olton, Guggenheimer and Diamandis are “independent directors” as defined under Nasdaq listing standards and applicable SEC rules. Accordingly, a majority of our board of directors are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. On January 21, 2021, our Sponsor purchased an aggregate of 5,750,000 Founder Shares for $25,000, or approximately $0.004 per share. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of an initial business combination and our liquidation, we pay our Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket
expenses incurred in connection with our activities on our behalf in connection with identifying and consummating a Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by SWAG to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.
After the completion of the Business Combination, directors or officers who remain with us may be paid consulting or management fees from SWAG. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by SWAG to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the Post-Combination Company will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in
rules, the rules of the Nasdaq and Rule
10A-3
under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in
rules and a limited exception, the rules of the Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee
Ms. Davis and Messrs. Olton and Guggenheimer serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exceptions described above. Ms. Davis and Messrs. Olton and Guggenheimer are independent.
Mr. Olton serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that each member of our audit committee qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee is responsible for:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of our compensation committee are Ms. Davis and Mr. Diamandis, and Ms. Davis serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). We have filed a copy of our form of Code of Ethics and our audit committee and compensation committee charters as exhibits to the registration statement from our Initial Public Offering. You may review these documents by accessing our public filings at the SEC’s website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.

Securities Authorized for Issuance Under Equity Compensation Plans
As of January 5, 2021 (our inception date), we had no equity compensation plans or outstanding equity awards. The following table is presented as of January 5, 2021 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Limitation on Liability and Indemnification of Officers and Directors
Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.
We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the SWAG IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SWAG
SWAG’s statement of operations data for the period from January 5, 2021 (inception) through January 22, 2021 are derived from SWAG’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical financial information of SWAG as of December 31, 2021 and for the period from January 2, 2021 (inception) through December 31, 2021 was derived from the audited condensed financial statements of SWAG included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the section titled “
SWAG Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and SWAG’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.
We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through January 22, 2021 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Merger.

	Period from January 5, 2021 (inception) through December 31, 2021 (audited)	Period from January 5, 2021 (inception) through January 22, 2021 (As Restated) (1)
Statement of Operations Data:
Operating and formation costs	$1,917,009	$1,000
Net loss	$(1,954,091)	$(1,000)

(1)
For the period from January 5, 2021 (inception) through January 22, 2021, excludes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 to SWAG’s financial statements included elsewhere in this proxy statement/prospectus).

As of December 31, 2021 (As Restated) (audited)
Balance Sheet Data:
Working capital	$(440,843)
Total assets	232,365,298
Total liabilities	9,289,035
Stockholders’ deficit	(8,423,597)

SWAG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of SWAG’s financial condition and results of operations should be read in conjunction with SWAG’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “SWAG,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of SWAG.
Overview
We are a blank check company incorporated in Delaware on January 5, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.
On February 14, 2022, SWAG entered into the Merger Agreement with Nogin. If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by SWAG’s and Nogin’s stockholders and (ii) the Merger is subsequently completed, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from January 5, 2021 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination, at the earliest. We will generate non-operating
income in the form of interest income on marketable securities held in the Trust Account. We will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from January 5, 2021 (inception) through December 31, 2021, we had a net loss $1,954,091, which consisted of formation and operating costs of $1,917,009, offset by interest income in bank of $24, change in fair value loss of over-allotment option liability of $61,353, fair value of forfeited over-allotment option of $17,445, and interest earned on marketable securities held in Trust Account of $6,802.
Liquidity and Capital Resources
On August 2, 2021, we consummated the Initial Public Offering of 20,000,000 units, generating gross proceeds of $200,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 9,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our Sponsor, generating gross proceeds of $9,000,000. On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 units, at $10.00 per unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $29,061,434.

Following the Initial Public Offering, the sale of the Private Placement Warrants, and the exercise of the over-allotment option by the underwriters, a total of $231,499,860 ($10.15 per unit) was placed in the Trust Account. We incurred $13,056,080 in Initial Public Offering related costs, including $4,561,574 of underwriting fees, $7,982,754 of deferred underwriting fees and $511,752 of other costs.
For the period from January 5, 2021 (inception) through December 31, 2021, cash used in operating activities was 1,181,232. Net loss of $1,954,091 was affected by the change in fair value loss of the over-allotment of $61,353, fair value of forfeited over-allotment option of $17,445. Changes in operating assets and liabilities provided $735,753 of cash for operating activities.
We intend to use the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants upon consummation of the Business Combination at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
On February 9, 2022, SWAG issued an unsecured promissory note in the principal amount of $300,000 to the Sponsor. The note does not bear interest and is repayable in full upon consummation of SWAG’s initial business combination. If SWAG does not complete a business combination, the not will note be repaid and all amounts owed under it will be forgiven. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 2, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 2, 2023.
Off-Balance
Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance
sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements. We have not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial
assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $15,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on the date the Public Shares were first listed on Nasdaq and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriters are entitled to a deferred fee of $0.35 per share, or $7,982,754 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies and Estimates
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. At September 30, 2021, we have not identified any critical accounting policies.
Class A Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.
Net Income (Loss) Per Common Share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Accretion associated with the redeemable shares of Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU
2020-06
would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
Not required for smaller reporting companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SWAG AND THE POST-COMBINATION COMPANY
The following table and accompanying footnotes set forth information known to SWAG regarding (i) the actual beneficial ownership of SWAG Class A Common Stock and SWAG Class B Common Stock, as of May 13, 2022 and (ii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination, assuming no Public Shares of SWAG are redeemed, and alternatively that all Public Shares of SWAG are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of SWAG or the Post-Combination Company, as applicable;

•	each of SWAG’s current directors and executive officers;

•	each person who will become a director or executive officer of the Post-Combination Company; and

•	all directors and officers of SWAG, as a group, and of the Post-Combination Company, as a group.
The beneficial ownership of SWAG’s common stock is based on 22,807,868 shares of SWAG Class A Common Stock issued and outstanding and 5,701,967 shares of Class B Common Stock issued and outstanding as of May 13, 2022.
The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of SWAG are redeemed, has been determined based upon the following: (i) no Public Stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Public Shares; (ii) 5,701,967 shares of common stock have been issued pursuant to the conversion of SWAG Class B common; and (iii) there will be an aggregate of 82,738,473 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (including up to 2,565,885 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement).
The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming all Public Shares of SWAG have been redeemed, has been determined based on the following: (i) Public Stockholders have exercised their redemption rights with respect to 22,807,868 shares of SWAG Class A Common Stock in the “Assuming Maximum Redemption of Public Shares” column; (ii) 5,701,967 shares of common stock have been issued in pursuant to the conversion of SWAG Class B Common Stock; and (iii) there will be an aggregate of 59,930,605 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (including up to 2,565,885 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement).
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination				After the Business Combination
	Class A		Class B		Assuming No Redemption		Assuming Maximum Redemption of Public Shares
	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned (2)	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned (2)	Percentage of Class
Name of Beneficial Owner
Principal Stockholders:
Software Acquisition Holdings III LLC (1)	—	—	5,701,967	100%	5,701,967	6.9%	5,701,967	9.5%
Directors and Named Executive Officers of SWAG:
Jonathan Huberman (2)	—	—	5,701,967	100%	5,701,967	6.9%	5,701,967	9.5%
Mike Nikzad (2)	—	—	5,701,967	100%	5,701,967	6.9%	5,701,967	9.5%
Andrew K. Nikou (2)	—	—	5,701,967	100%	5,701,967	6.9%	5,701,967	9.5%
C. Matthew Olton	—	—	—	—	—	—	—	—
Stephanie Davis	—	—	—	—	—	—	—	—
Steven Guggenheimer	—	—	—	—	—	—	—	—
Dr. Peter H. Diamandis	—	—	—	—	—	—	—	—
Directors and executive officers of SWAG as a group (7 individuals)	—	—	5,701,967	100%	5,701,967	6.9%	5,701,967	9.5%
Executive Officers of the Post-Combination Company:
Directors of the Post-Combination Company:
Directors and Executive Officers of the Post-Combination Company as a group (10 individuals)
5% Holders of the Post-Combination Company:

*	Less than one percent.
1.
The Sponsor is the record holder of such shares. The Sponsor is controlled by a board of managers which consists of Jonathan Huberman, SWAG’s Chairman, Chief Executive Officer and Chief Financial Officer, Mike Nikzad, SWAG’s Vice President of Acquisitions and a director, and Andrew Nikou, one of SWAG’s directors. As such, they have voting and investment discretion with respect to the SWAG Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the SWAG Common Stock held directly by the Sponsor.

2.
Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

SWAG’s Initial Stockholders beneficially own 20% of SWAG’s issued and outstanding shares of common stock as of the SWAG Record Date. Because of this ownership block, the Initial Stockholders may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination.
The Sponsor and SWAG’s directors and officers have agreed (A) to vote any Founder Shares or Public Shares owned by them in favor of the Business Combination Proposal and (B) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

INFORMATION ABOUT NOGIN
References in this section to “we,” “our,” “us,” the “Company” or “Nogin” generally refer to Branded Online, Inc. (d/b/a Nogin) and its consolidated subsidiaries.
Mission
Nogin’s mission is to help brands keep pace with big retail.
Overview
Our purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers. Using our Intelligent Commerce Platform, we enable brands in this market to build direct relationships with their end customers, in competition with big retailers.
As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s software solution.
The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands and all consolidated within a single software solution. Furthermore, our clients utilize Nogin’s technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs.
We cater to a market that is currently underserved and growing fast. We are mission-critical to helping our clients manage their front-to-back-end
operations while driving increased revenue and profitability. Our platform integrates seamlessly into point-of-sale
(“POS”) or inventory software systems on the back end and offers simple tools for creative website development and content management on the front end. Nogin enables brands and retailers to focus on their core strengths of product development and branding by reducing the complexity associated with scaling an online business. Our software solution delivers best-in-class
commerce experiences for our clients that they may not have the time, budget, or expertise to deliver on their own. We make commerce simple and easy to operate.
As digital channels grow in significance in relation to consumer spending behavior, we help brands and retailers optimize their digital commerce presence. According to eMarketer Inc., worldwide
e-commerce
sales are projected to reach $6.4 trillion by 2024 with the
e-commerce
software market expected to expand from $6.1 billion in 2021 to $20.4 billion in 2028.
The sophistication of our Intelligent Commerce Platform, which currently includes Intelligent Commerce and Smart Marketer in the market today and includes Smart Ship and Smart Pay currently under development, means we have a data lake of over 1 billion consumer interactions which our software leverages to create smart algorithms around discounts and mark downs, free shipping, traffic and conversions, payment processing, media, fulfilment and returns, freight, and customer service that our brands can use across their entire ecosystem, driving ROI outside of the online storefront. By testing, tracking and tagging, our software can determine the impact of implementing new strategies for our clients. This allows clients to gain insights into what is impacting margins and uncover areas of focus to improve on.
The success of the brands who utilize our platform is our success, and we develop relationships as such that we become their trusted partner for growth. The more GMV our brands are able to efficiently drive to their online store, the greater our own revenue, growth, and profitability. We believe this alignment of interests with our clients is a core tenant to our sustainable, long-term success. This is evidenced by our net revenue retention rate, which has been 105% in 2020 and 2021 and consistently over 100% in the preceding years. These retention rates demonstrate both the strong retention we achieve from our existing brands and their strong growth in GMV by using the Nogin platform.
Since launching our platform in 2013, our business has experienced rapid growth. Our revenues were $41.0 million, $45.5 million and $101.3 million in the years ended December 31, 2019, 2020 and 2021, respectively, representing increases of 11% and 123%, respectively. We were breakeven in 2019 and our net losses were $1.1 million and $0.1 million in the years ended December 31, 2020 and December 31, 2021, respectively, representing an increase of 94% from 2020 to 2021. Our GMV amounted to $182.5 million, $280.2 million and $277.6 million in 2019, 2020 and 2021, respectively, representing an increase of 54% from 2019 to 2020, and a decrease of 1% from 2020 to 2021. In 2021, we began acquiring inventory to assist our clients supply chain issues through the pandemic. As such, we had product revenue in 2021 that we do not anticipate continuing after 2022.
Key Trends in
E-Commerce

Accelerating shift towards
e-commerce
with online sales growth higher than traditional retail sales
In 2021, US consumers are expected to spend $933.0 billion on
e-commerce,
representing 15.3% of total retail sales, and by 2025, US consumers are projected to spend $1.64 trillion on
e-commerce
representing 23.6% of total retail sales
1
. The growth in
e-commerce
sales as a proportion of total retail sales has been accelerated by brands selling directly to consumers, increased use of social media for both marketing and as a method for transacting, growing number of and reach of
e-commerce
platforms that allow retailers to situate themselves online, and larger number of digital marketplaces directly connecting sellers and consumers.

1	https://www.emarketer.com/content/us-ecommerce-forecast-2021

Increased emphasis by retailers on
direct-to-consumer
sales channels and community building
Retailers are increasingly utilizing data to segment customers, understand their purchasing behaviors, and create a more personalized shopping experience for each shopper. Audience data is also being used to generate and provide ads that are more relevant online by targeting specific consumers with content that is most likely to entice them into taking further purchasing action.
Growing focus and investments in digital transformation and IT within the retail sector
Digital brands and retailers are now prioritizing providing customers with a unified retail experience, which includes the combination of emerging technologies, merchandise planning and execution, digital workplace experiences, and unified commerce execution. International Data Corporation (“IDC”) predicts that by 2023, digital transformation and innovation will account for more than 50% of all IT spending, as compared to 36% of IT spending in 2018. As retailers’ IT functions continue to play a larger role from a strategic standpoint, companies are committed to investing and developing resources that help expand their digital footprint within their respective target markets. While increased IT spending can help with marketing and outreach, investments in IT also serve to facilitate more efficient supply chain processes and unique customer experiences.
Shifting consumer sentiment related to online and offline shopping methods and preferences
Brands and retailers are offering different methods for consumers to buy and receive items through their stores.
Click-and-collect,
where a consumer orders online and picks up the item at a physical store is expected to continue gaining popularity with spending projected to grow from $72.5 billion in 2020 to $141.0 billion in 2024.
2
Mobile purchases are also taking on more significance across the retail industry with 67% of consumers making a purchase on their mobile device at least once a month.
3
Consumers rapidly changing how they shop across online and offline channels
With the vast amount of product information available online and continuous engagement through social channels, consumers have gained increasing amounts of leverage in terms of buying power. Retailers must now react to keep up with changing preferences of consumers, of which
30-40%
will switch brands or retailers in order to support companies who provide greater value, are purpose-driven, and provide strong product quality.
4
Due to the impact of
COVID-19,
more consumers have been working from home with few opportunities to spend time outside of the home to make purchases. This has resulted in additional spending through online channels and is a trend expected to continue in the medium term. Consumers have turned to searching for products online with 42% searching for items on online marketplaces and 40.5% making purchases directly through retailers’ websites.
5
Growth of
direct-to-consumer,
digitally native brands
Digital native brands offer their products directly to consumers and therefore, must focus their efforts both on product development as well as distribution. The growth of these brands often hinges on their ability to develop communities through branding and consumer awareness. These vertically integrated companies often need support across a spectrum of capabilities including online storefronts, fulfillment and distribution, marketing and analytics, and payments.

2	https://www.emarketer.com/content/click-collect-already-popular-option-finds-new-gear
3	https://www.emizentech.com/blog/m-commerce-statistics-mobile-shopping-trends.html
4	https://www.mckinsey.com/business-functions/marketing-and-sales/our-insights/survey-us-consumer-sentiment-during-the-coronavirus-crisis
5
https://transaction.agency/ecommerce-statistics/42-of-u-s-consumers-have-searched-and-purchased-products-or-services-online/#:~:text=Around%2042%20percent%20of%20U.S.,than%20go%20to%20physical%20stores and https://blog.hubspot.com/marketing/do-consumers-shop-directly-on-social-media-platforms

Brand Challenges
E-commerce
brands today face the expectation that they will deliver
e-commerce
experiences similar to large retailers. In order to that, they face these challenges:
Implementing an
e-commerce
solution requires significant initial investment
Retailers face the decision of which
e-commerce
platform to utilize, typically deciding between a basic storefront application and an enterprise SaaS solution. Despite their basic functionality, storefront applications can take between 4—6 months to implement with initial setup costs ranging between $80K—450K while enterprise SaaS applications take between 12—24 months to ramp up with costs in the $500K—$5M range. We have a proven track record of implementing our software within 1—3 months with a zero-cost
implementation fee.
Fixed resources limit scale and constrain growth
When transitioning to online retail, brands traditionally have had to decide whether to manage their
e-commerce
operations
in-house
or to outsource them. Managing
in-house
can be costly as retailers need to hire experts to run the storefront website, understand analytics related to marketing spend and channels, and coordinate fulfillment and delivery operations. We offer a software solution that consolidates a retailer’s entire
e-commerce
operational workflow into one platform, encouraging growth and increased GMV rather than limiting it.
Capacity requirement reduces margins
Because of retailers’ need to stay updated with technology, marketing tactics, and trends within the industry in which they operate, they often are stretched in terms of budget and experience lower profitability. Our company takes on the responsibility of keeping up with the latest technologies and any R&D burden allowing our clients to focus on their core business and staying profitable.
Difficulty in providing competitive shipping / marketing offerings
Clients can take advantage of discounted shipping and marketing rates from vendors due to the high volume of spend that our platform funnels to them. Our clients benefit from the lower costs as well as the convenience of being relatively hands-off
in processes that they may not have the time or expertise to focus on.
Management of many different agencies and vendors
Basic storefront applications typically offer a SaaS solution with a limited number of features. Additional capabilities including network and third-party application integrations need to be added separately. In addition to increased and unforeseen costs, retailers often are unaware of which applications would best complement their business and current
e-commerce
infrastructure. Traditional enterprise SaaS solutions are often not customizable and undergo a limited number of updates. Additionally, they can be difficult to integrate third-party applications with, leading to a limited ability for the retailer to add further functionality. We provide a single solution to help clients manage their entire
e-commerce
operations allowing them to focus their time and efforts on product development and branding.
Upgrades are required and costly, results do not justify the investment
Retailers utilizing a basic storefront application must integrate with third party applications if they want to add additional functionality to their
e-commerce
operations. Traditional enterprise SaaS solutions typically offer a limited amount of innovation beyond their baseline software, and even if they do, the costs are often too high for an online brand to upgrade. Our clients’ storefronts and marketing budgets are continuously optimized using AI and machine learning, ensuring that they have the best and most up-to-date
infrastructure powering their
e-commerce
store.

Brands can’t afford R&D to compete in today’s market
Typical
e-commerce
software vendors do not offer R&D capabilities to their clients, which can range between 12%—20% of a retailer’s total GMV. The expenses related to constantly experimenting and updating a retailer’s online store can be prohibitive to the company’s ability to invest in new products and marketing, leading to diminished growth. We employ software and data analytics experts who continuously work on optimizing clients’ engagement and conversion rates and can push out updates automatically to improve a store’s metrics. Our R&D capabilities are highly scalable as we can optimize a single client’s storefront and push the optimization out to all of our clients’ storefronts at one time, reducing the need to increase our analytics headcount as we expand our client base.
The Nogin Solution
Our clients often engage us as a result of the constraints and difficulties of their existing online platform. Those platforms often limit scale and restrict future growth, in part because companies cannot afford the research and development expenditures and the costs of upgrades that are required to compete in today’s online marketplace. Those capacity limitations, in turn, reduce the margins companies may realize through online sales. Furthermore, the platforms often create administrative burdens on company management as they require the supervision of numerous agencies and vendors providing additional services for the platform.
We provide a solution that transforms consumer behavior by applying AI, making technology and innovation accessible to all brands and retailers. Our full-stack, Intelligent Commerce Platform creates differentiated benefits for both shoppers and retailers. Our platform increases traffic and conversions for brands by removing much of the complexity associated with optimized enterprise commerce. The Nogin platform also facilitates increased margins and decreased shipping and return costs by leveraging proprietary AI and/ optimization capabilities to deliver targeted customer experiences.
As shopper demands evolve, Nogin delivers a full stack platform that bundles AI, optimization, R&D, and social commerce to enable brands and retailers to be best-of-breed
without having to maintain the budgets and resources for those capabilities in-house.
Brands can then focus on their customers, products, and branding while we provide the technology that they need.

Nogin is an enterprise software solution used by brands and retailers from a wide variety of industry verticals to operate and scale their ecommerce business initiatives. We have pioneered a new operating model called
Commerce-as-a-Service
(“CaaS”) that provides retail clients with a technology platform that helps improve key aspects of their ecommerce business.

•
Comprehensive CaaS Model.
Our platform includes all updates, front and backend optimizations, and research and development (“R&D”) implemented within clients’ storefronts, effectively absorbing all R&D costs for our customers. We offer a single point of contact, significant cost savings, demonstrated increases in sales performance, a data lake of over one billion consumer interactions, and scale, expertise, and innovation benefits.

•	ROI Enablement Outside of Storefront. Our smart algorithms help clients achieve greater returns from promotions, free shipping, fulfillment, marketing, conversions, and returns.

•
Predictive Analytics.
Over the past 12 years, we have developed buyer behavior data lakes from more than 50 million end customers, which serve as the foundation for our software’s AI infrastructure, helping identify trends, opportunities, and best practices to drive customer retention, acquisitions, and conversions. Our platform utilizes an algorithmic trigger-based architecture to help clients act on customer trends leading to higher marketing ROAS, lower shipping costs, and increased margins while enhancing conversion rates and other relevant KPI’s.

•	Unified Customer Architecture. We maintain the ability to automatically optimize and update all client stores at once to improve platform features, payments, algorithms, promotions, and R&D.

•	Low-Cost and Efficient Setup. Our implementation process takes between 1—3 months and is free of cost for clients while still offering full stack, enterprise-level capabilities.

•
Cross-channel Selling.
Our platform can support cross-channel selling via native and third-party integrations with leading marketplaces, social networks, support engines, content management systems, and point-of-sale
platforms.

•	B2C and B2B Support. We are both a full-featured B2C platform and supportive of a wide variety of B2B use cases either natively or in conjunction with third-party B2B extensions.

•	GMV Growth. Our business model ensures our client’s interests are prioritized resulting in cumulative GMV growth.

•	Global Capability. Our platform can be used by shoppers around the world, with front-end support for a shopper’s preferred language, as well as back-end control panel language options.
Competition
We consider the following categories of services and solutions to be our primary and direct competition:

•
In-House
Direct-to-Consumer
E-Commerce.
Some brands and retailers prefer to manage their portfolio of
e-commerce
operations internally. However, maintaining an employee base can be cost-prohibitive when taking into account the required resources such as employees to manage the brand’s storefront, marketing strategy, shipping, fulfillment, order management, and returns not to mention the added costs of any necessary technological or operational upgrades to maintain pace with competitors. Our platform allows retailers to consolidate the full spectrum of their
e-commerce
operations in one place providing necessary convenience and reliability for a predictable cost while facilitating the brand’s growth.

•
Alternative
E-Commerce
Platforms.
Brands may decide to contract one of our competitors who may offer a simple storefront application or an enterprise SaaS solution. Storefront applications offer limited functionality and require in-house
talent to maintain. Additionally, the company needs to integrate with a number of third-party applications that the brand may not have the resources or expertise to undertake. While enterprise SaaS solutions may offer enhanced functionality, they are often limited in the amount of innovation or upgrades they can provide and any such offerings can be expensive especially for an online brand. Both storefront applications and enterprise solutions also require a longer ramp-up
time of anywhere between 4—24 months with estimated implementation costs of between $80K—$5M while our platform typically takes between 1—3 months to implement at no cost.

•
Legacy Players, Local Distributors, and
Brick-and-Mortar
Retailers.
Some retailers may choose to operate primarily out of a
brick-and-mortar
storefront while providing the brand’s digital rights to a licensee. This allows the retailer to manage the face-to-face
interactions and relationships with their customers; however, this greatly limits the selection the brand can provide and its ability to scale. Retailers can also be locked into long-term licensing agreements with distributors for items that may low-margin
or not representative of the brand after a certain period of time. Our platforms helps retailers efficiently manage all of their inventory in place and scale their operations and distribution as needed to fulfill customer demand.

•
Online Marketplaces and Other
Non-Direct-to-Consumer
Channels.
Online marketplaces allow retailers to sell their products under a marketplace’s brand. While this model can help consumers find brands’ products and provide a form of credibility, it can be expensive for brands to pay a portion of their revenue to the marketplace. Additionally, operating through a marketplace limits the brand’s ownership of consumer interactions and relationships. We help brands connect directly with their audiences leading to increased conversions and reduced returns while also providing in-depth
analytics on customer trends.

Our Competitive Advantages
As a comprehensive provider of a technology platform, we deliver a market-leading combination of effective and unique functionality, scalability, and ease-of-use
to facilitate the growth of clients’ digital commerce businesses.
A large, growing addressable market.
Our clients comprise well-known retailers and brands globally.. We provide a curated platform that offers functionality that surpasses that of self-service
e-commerce
storefront platforms while maintaining a level of continuous innovation, customizability, and ease-of-use
that differentiates our platform from typical enterprise-level digital commerce platforms.
Market-leading efficiency with quick,
low-cost
implementations.
We provide a world-class platform with
pre-built
ecommerce capabilities and
pre-integrated
third parties, best practice implementation strategies, data pumps and other migration technology capabilities. All ecommerce storefronts require the addition of numerous software applications and add-ons,
while we provide the entire stack out of the box. This reduces launch timelines to months vs. years.
Reduced need for
re-platforming.
Because we provide an always
up-to-date
e-commerce
platform, our customers do not need to
re-platform;
customers are always on the latest version. Strategies and tactics are constantly tested and deployed to our customer base.
Unified customer architecture for simultaneous optimization.
The ability to optimize and test tactics that can be deployed across all clients provides significant scale. Many smaller clients can take advantage of our larger statistical sample size to get benefits much more quickly. In addition, our software leverages machine learning models to assess customer profiles and develop personas with marketing strategies to optimize lifetime customer value, revenue and overall return on spend investments.
Our Growth Strategy
We are excited to expand our footprint, and we plan to implement the following strategies to accelerate our growth.

Offer additional products and solutions to existing clients.
Existing clients benefit from our unified customer architecture. As new features are developed and tested on various clients, those capabilities can be deployed to all of our clients simultaneously. Our features are highly configurable and can be turned on and off at our discretion. The storefront tools within intelligent commerce allows clients to have a unique brand experience while still maintaining features and functions that drive revenue and maintain margin and profitability. Our machine learning models and algorithms are similarly built and tested on certain clients and then deployed to all of our clients simultaneously.
Expand our product line.
Our roadmap includes productizing technology that is already in use. These new products include: Smart Marketer, Smart Ship, and the Smart Pay. We continue to build and innovate new features into our intelligent commerce suite of products. These include such things as new machine learning models, new smart algorithms, and advancements to storefront capabilities.
Engage in strategic M&A activity to acquire certain technological capabilities and expand our customer base.
Our platform includes a number of
pre-integrated
third parties, some of whom might make a good addition to our technology stack. There are also complementary technologies that can provide an incremental client base for us to expand into by upselling our CaaS products and capabilities.
Continue to pursue customers in already established verticals such as apparel, accessories and Consumer Packaged Goods (CPG) and expand across additional verticals.
The Ideal Customer Profile (“ICP”) are brands that have evolved to reach more than $5 million in GMV. We intend to pursue online brands in the fashion, apparel, and accessories, health, beauty, wellness, and CPG verticals while expanding into new verticals such as electronics.
Expand geographically.
We plan to expand into Europe as we already support shipments throughout Europe from warehouses in the UK and the Netherlands. We are integrated into a worldwide fulfillment network that gives us scale and access to many markets beyond North America.

Representative Industry and Client Relationships

Our platform is built to perform across a range of industry verticals in apparel, accessories, consumer goods, and beauty / wellness, which make up a significant portion of online sales. These verticals all utilize the same core capabilities of the platform, delivering a high-quality, high-touch experience to the end-customer.
We enable customers to sell on a global basis taking into account all the complexities of cross border sales.
Client Case Studies
Client A (Footwear)—
This footwear retailer had incurred significantly higher costs as a result of contracting multiple agencies/vendors to operate their
e-commerce
site. They were in need of digital marketing tools and a centralized and experienced team to integrate them. Our platform coordinated capabilities across technology, marketing, strategy, and planning teams to drive greater efficiencies and dramatically improve our client’s
e-commerce
site metrics (some of which are listed below). Additionally, our software helped to revamp the client’s shopping funnel from all sources including optimizing its storefront for every device and was instrumental in helping the client launch a new SMS and loyalty program to reach and retain a larger number of customers.

Results:

Client B (Apparel)—
An apparel retailer
engaged us after closing all of their retail locations and making the strategic decision to be a strictly direct-to-consumer
brand. We implemented our full-stack solution which provided a new storefront within 60 days, full integrating with their legacy system. We also utilized AI/ML to maximize the company’s return on stacked promotions and free shipping offers, leading to improved margins. Additionally, the client utilized our loyalty program platform functionality to boost their customer lifetime value (LTV)..
Results:

Client C (Diversified)—
Nogin was hired to implement our Intelligent Commerce Platform across the client’s
e-commerce
workflow which consisted of a multilingual/multi-currency platform. Our platform improved their holiday revenues and overall YoY revenue growth by syndicating the client’s entire multi-brand catalogue to ten (10) different marketplaces, enabling real-time responses to improve drop-shipping operations, and consolidating all of the client’s
e-commerce
data under a single architecture to propagate actionable insights to the company’s regional stores.
Results:

Marketing
The Nogin brand was launched in early 2021, having previously operated as Branded Online. Historically, the company has relied on relationships, industry connections, and reputation as its primary growth engines to attract new brands to the platform. Significant investments were made throughout 2021 under the new Nogin brand to increase our sales and marketing resources to establish a more effective pipeline moving forward into the next calendar year.
Traditionally, we have relied heavily on our public relations agency, thought-leadership articles, awards, and new customer acquisitions to attract potential customers into our in-bound
sales pipeline. We are working to expand those efforts with an effective, paid lead-generation in-bound
program. In addition, we will be expanding our content production model to include new opportunities for thought-leadership, video usage, industry articles, podcasts, and other content suitable for an aggressive social media outreach program.

Our sales and marketing teams are also working to establish identifiers and segmentation for an ongoing effective out-bound
sales program. We have hired additional support to further supplement the internal sales team specifically for new business acquisition. Our marketing team will be supporting this out-bound
effort and integrating content, ads, and outreach while working hand in hand with our sales team to achieve measurable results.
Our goal is to continue to have Nogin recognized in the
e-commerce
industry as a trusted, reliable, and experienced CaaS brand. Our marketing is primarily focused on inbound activities while supporting the outbound efforts of the sales team. Our marketing team uses advanced marketing techniques and digital technologies, and creates original and engaging content to keep the brand top of mind with prospects, customers, and the media. These tools include marketing automation, remarketing and a selection of social media tools. Activities vary from development of educational and promotional material in the form of blogs, webinars, whitepapers, eBooks, datasheets and sales support tools. These materials educate, engage, and guide prospects as they move along the purchasing funnel converting them into customers and brand loyalists.
Sales
Prior to 2019 our new customer acquisition came from direct sales efforts (51%), trade show/event marketing (28%) and business development and merger and acquisition efforts (21%). Since 2019, our new customer acquisition has come from direct sales efforts (64%), trade show/event marketing (29%) and business development and merger and acquisition efforts (7%).
We implemented a direct B2B enterprise solution sales model staffed with experienced industry and
e-commerce
savvy sales executives. Our sales executives research brands to identify the best potential prospects that fit our ICP. Each sale engages with ICP prospects in an initial meeting with a goal to identify whether the company has any of the three critical business issues that Nogin Intelligent Commerce confidently solves with speed to market that leverages experienced global
e-commerce
technology, processes, and people.
Historically, enterprise sales executives have generated opportunities by leveraging their existing industry relationships, industry referrals, and direct prospecting and sales engagement with brands and retailers. Marketing investments supported new account-based lead generation efforts at fashion and apparel industry-centric account-based events. These events have been an effective forum for allowing sales executives to establish themselves as industry experts brands and retailers can trust with
e-commerce
and fashion knowledge.
We have launched a scalable demand generation strategy to rapidly move our coordinated outbound and inbound marketing and sales programs forward. Efforts include building out a demand generation engine with a small inside sales team to qualify inbound leads and make outbound appointment setting sales calls. Key to our success will be an accelerated and continued investment and focus on delivering content that maps across Nogin’s B2B marketing funnel:

•	Awareness (Top of Funnel: Website home page, Blog posts, Infographics, Video, Podcasts, Social Media Posts )

•	Consideration (Middle of Funnel: Customer Profiles, eBooks, One Sheet Overviews, Website Features Page, Video)

•	Decision (Bottom of Funnel: Research Reports, Solution Guides, Check Lists, Competitive Analysis, Customer Case Studies, Website FAQ content, Website Pricing Page, Sales Support Materials)

•	Retention (Customer Loyalty, Keep them informed)
We are a trusted
e-commerce
partner to some of the world’s leading lifestyle brands in the apparel, wellness, electronics and CPG industry verticals. In 2021, we expanded our strategic industry focus to include online brands in the following industry groups: Home & Garden, Outdoors, Sports, Household, Cleaning Supplies, Housewares, Toys, Kids & Baby, Beauty, Health, Personal Care, and Pet Supplies. Our sales and marketing focus is on identifying potential brands and retailers that are good fit prospects for our offerings.
The ICP for our Intelligent Commerce Platform includes brands selling finished products to consumers via a multi-channel (webstore/DTC, Marketplaces, company-owned physical stores or other retailers/wholesale) and selling on their company owned online store for more than two years with annual GMV greater than $5 million (unless well-funded). Prospective clients must own the intellectual property and trademarks for their products. Prospective clients will have a strong brand focus with a premium buyer experience (i.e. not discounted brands) and (delete: all must) be challenged to compete with Big Retail’s (Amazon, Wayfair, Walmart, eBay, Target, and others) sales tactics such as free shipping and returns as well as R&D investments.
Platform and Products
Platform

We provide a sophisticated technology platform that empowers brand success. Our Nogin Intelligent Commerce Platform, enterprise CaaS platform includes:

•
Products such as Intelligent Commerce (site management), Smart Marketer (digital marketing and predictive analytics), Smart Ship (fulfillment and WMS) and Smart Pay (payments, subscriptions and merchant services);

•
Intelligence commerce architecture, such as orders, returns and warehouse management, channel partner integrations, customer management, catalog management, content and site management, and security, privacy and data protection grouped into a single software solution; and

•	Foundational elements, including our data asset, CDP and AI, and flexible API.
Products

•	Intelligent Commerce Platform

•	Orders, Returns, and Warehouse Management

•	Channel Partner Integrations

•	Customer Management

•	Catalog Management

•	Content & Site Management

•	Security, Privacy, & Data Protection

•	Foundational Elements

•	Data Asset

•	CDP and AI

•	Flexible API

1.
AI that supercharges growth.
Nogin AI processes hundreds of millions of interactions and analyzes across clients’ entire operational workflow, acting on it real-time to unlock growth and identify sources of lost revenue.

2.
Benchmarks, Best Practices, and Behavioral Data.
Our platform utilizes data from all of our brands simultaneously to identify trends, opportunities, and best practices to drive improvements in customer acquisition and retention.

3.
Flexible, Intelligent Platform.
We continuously pursue additional R&D opportunities with dedicated developers tweaking the platform to generate value and performance. With Nogin, clients’ ecommerce platform is always updated eliminating the need for manual updates or re-platforming.

4.
CDP
. Nogin’s proprietary customer data platform. It is a unified customer data architecture where data is pulled from multiple sources (marketing, web, call center, loyalty, reviews, returns, etc...), cleaned and combined to create a single customer profile. Customer profiles are then segmented in cohorts with personas using machine learning models. These models can be client specific or be applied to all clients. Marketers can then use the data to target various activations for the available marketing channels (such as Facebook, email and SMS) or target the customer user journey by delivering a personalized web experience.

Statistics:

•	5TB Data Processed

•	3B Emails and SMS Messages Sent

•	50M+ Customers
We have two products that are in the market today, Intelligent Commerce and Smart Marketer; and we have two products currently being developed, Smart Ship and Smart Pay.

1.
Intelligent Commerce—A proprietary open-source enterprise class end to end headless
e-commerce
platform that includes research and development, a customer data platform and an artificial intelligence data pool across all endpoints for superior customer knowledge and future predictive commerce.

2.
Smart Marketer—The world’s first multi-channel marketing automation tool designed to create the most effective paid search and paid social campaigns. Smart Marketer combines real-time and historical inventory, sales, and traffic data to craft advertising campaigns that maximize sales and customer acquisition.

3.
Smart Ship—Provides comprehensive ecommerce order storage and fulfillment solutions that seamlessly integrate with the user’s storefront. Users spend less time worrying about the complicated process of order fulfillment allowing them to focus on sales, marketing, and growing their business.

4.
Smart Pay—This is our Payment and Merchant Solutions Product. It uses machine learning and other tactics to better manage fraud and chargebacks. It includes payment management to help facilitate the various vendor and app payouts simplifying finance functions for brands. It also includes standard payment processing functions, as well as management of subscriptions.

Technology, Infrastructure, and Operations
We have designed our platform with high levels of functionality and customizability, convenience, and scalability as top priorities. Core contributors to our strengths in these areas include:

•
Scalable Infrastructure. We operate a proprietary platform that targets online brands and can be scaled to support retailers as they grow in GMV with increased customer count. We also integrate our platform with third-party storefronts and applications as needed to provide a full-stack solution.

•	Uptime. Our platform maintains market-leading service levels as we guarantee 99.5% uptime to our customers.

•	Quick and Low-Cost Implementation. Our implementation process typically lasts between 1—3 months and is free of implementation cost for clients while still offering enterprise-level capabilities.

•
Security. Our platform has
built-in
enterprise-grade security, speed, uptime, and hosting. We offer native security protection, payments, information applications, and external threat protection along with complying with GDPR and other regulatory agencies.

Research and Development
We have invested a significant amount of time and expense into R&D to develop our Intelligent Commerce Platform. In addition, we are productizing a tech-enabled solution for shipping and fulfillment called Smart Ship and productizing the machine learning tools and best practices we use for our digital marketing solution, Smart Marketer. Our R&D activities are largely conducted at our headquarters in Tustin, California. As of December 31, 2021, we had approximately 283 full-time or equivalent employees engaged in R&D activities.
Intellectual Property
Our business depends, in part, on our ability to develop and maintain the proprietary aspects of its core technology. We rely on trademarks to protect our intellectual property.
We have been issued a federal registration for its “Face Off Fashion” trademark and have three published but pending trademarks, including “NOGIN”, as well as multiple pending trademarks. We also hold various domain names and are currently pursuing a number of patents.

Regulatory
We are subject to various laws and regulations in the United States and internationally, which may expose us to liability, increase costs or have other adverse effects that could harm our business. These laws and regulations include but are not limited to data privacy and data localization, copyright or similar laws, anti-spam, consumer protection, employment, and taxation. Compliance with such laws can require changes to our business practices and significant management time and effort. Additionally, as we continue to develop and improve consumer-facing products and services, and as those offerings grow in popularity, the risk that additional laws and regulations will impact our business will continue to increase.
Data protection and privacy
All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change, and the associated burdens and compliance costs could increase in the future.
Privacy laws and regulations, cross-border data transfer restrictions, data localization requirements, and other domestic or foreign laws or regulations may expose us to liability, or otherwise adversely affect our business. Laws and regulations related to data privacy and the collection, processing, and disclosure of consumer personal information are constantly evolving. Two laws that have significant implications are the European Union’s General Data Protection Regulation (“GDPR”) the California Consumer Privacy Act (“CCPA”) and contain detailed requirements regarding collecting and processing personal information and impose certain limitations on how such information may be used, the length for which it may be stored, with whom it may be shared, and the effectiveness of consumer consent. Such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising), to control our costs by using certain vendors or service providers in certain jurisdictions and could limit our ability to effectively market or advertise to interested buyers and, in general, increase the resources required to operate our business. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or reinterpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance.
Our failure to comply with these privacy laws or regulations could expose us to significant fines and penalties imposed by regulators and has in the past and could in the future expose us to legal claims by buyers, or other relevant stakeholders. Some of these laws, such as the CCPA, permit individual or class action claims for certain alleged violations, increasing the likelihood of such legal claims. Similarly, many of these laws require us to maintain an online privacy policy, terms of service, and other informational pages that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.
Anti-corruption and sanctions
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political office to improperly influence such person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.
In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry and Security.
Facilities
Our corporate headquarters are located in Tustin, California. The headquarters cover 89,468 square feet pursuant to an operating lease that expires in 2029. We believe our current facility is suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.
We lease four warehouse facilities, two in Fontana, California, one in Rancho Dominguez, California and one in Pittsburgh, Pennsylvania. The two warehouses in Fontana are a combined 162,100 square feet and leases for both facilities expire in 2022. The Rancho Dominguez warehouse is 115,814 square feet and its lease expires in 2023. The Pittsburgh, Pennsylvania warehouse is 253,478 square feet and its lease expires in 2027.
Employees
Our culture is driven by the following corporate values:

•	We Love Data.

•	Be Simple But Think Analytically.

•	Take Ownership.

•	Life’s Too Short Not To Go Big.

•	Be Authentic, Humble and Remarkable.
Together, our values and culture creates an environment that allows us to successfully recruit and retain team members that are passionate and talented. As of December 31, 2021, we had approximately 283 full-time employees, all of whom are based in the United States.
We have won awards related to our workplace culture including Comparably’s Best Places to Work and Best Company Perks and Benefits in Los Angeles 2021 based on anonymous rankings submitted by then-current employees. Employers who won these awards were assessed based on nearly 20 different categories that included compensation, leadership, professional development opportunities, perks and benefits.
Legal Proceedings
We are not currently a party to any material legal proceedings. However, in the ordinary course of business we face various claims brought by third parties, and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation, and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NOGIN

	For the Year Ended December 31,
	2021	2020	2019
Net service revenue	$41,866	$45,517	$40,954

Net product revenue	51,346	—	—
Net service revenue from related parties	8,136	—	—

Total net revenue	101,348	45,517	40,954
Operating costs and expenses:
Cost of services	24,174	17,997	13,197
Cost of product revenue	20,431	—	—
Sales and marketing	1,772	1,094	1,433
Research and development	5,361	4,289	5,021
General and administrative	55,369	23,865	23,387
Depreciation and amortization	520	415	207

Total operating costs and expenses	107,627	47,660	43,245

Operating loss	(6,279)	(2,143)	(2,291)
Interest expense	(926)	(225)	(164)
Change in fair value of unconsolidated affiliate	4,937	—	—
Other income	3,378	1,418	2,480

Income (loss) before income taxes	1,110	(950)	25
Provision for income taxes	1,175	190	25

Net loss	$(65)	$(1,140)	$—

NOGIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Nogin should be read together with our audited consolidated financial statements and related notes included elsewhere in this proxy statement. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the Year Ended December 31, 2021. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors’’ and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.
Company Overview
Nogin (the “Company,” “we,” “our”) is an
e-commerce,
technology platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer
and
business-to-business
domains. Nogin’s
Commerce-as-a-Service
(“CaaS”) platform delivers full-stack enterprise-level capabilities to our clients enabling them to compete with large retailers. As brands grow their GMV, they require additional capabilities beyond a simple online storefront. We provide the technology for these growing brands to manage complexities related to customer management, order optimization, returns, and fulfillment. The platform’s tools provide clients with capabilities around website development, photography, content management, customer service, marketing, warehousing, and fulfillment. The Company’s business model is based on providing a total
e-commerce
software solution to its partners on a revenue-sharing basis. The Company’s platform is used by online businesses whose needs are too complex for low cost SaaS ecommerce platforms, yet require more flexibility and economic viability than provided by enterprise solutions.
Our platform helps brands develop relationships directly with their customers leading to accelerated GMV growth, improved customer engagement, and reduced costs related to re-platforming
and third-party integrations.
Our company is directly incentivized to help our clients grow their online sales. Because of our ability to help our clients find success, our business has historically experienced rapid growth, although our GMV increased from $182.5 million in 2019 to $280.2 million in 2020 to $277.6 million in 2021, representing an increase of 54% from 2019 to 2020 and a slight decrease of 1% from 2020 to 2021. Our GAAP revenues were $41.0 million, $45.5 million and $101.3 million in the years ended December 31, 2019, 2020 and 2021 respectively, representing an increase of 11% and 123%, respectively. We were breakeven in 2019 and our net losses were $1.1 million and $0.1 million in the years ended December 31, 2020 and 2021, respectively, representing an increase to net income of 94% from 2020 to 2021.
The Company’s headquarters and principal place of business are in Tustin, California.
Recent Developments
On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth LLC (“ModCloth”). The Company and Tiger Capital each contributed $1.5 million into ModCloth and Nogin owns 50% of the outstanding membership units. Tiger Capital provides the financing for the inventory, while Nogin entered into a Master Services Agreement (“MSA”) with ModCloth to provide the Intelligent Commerce Platform and eCommerce services. The Company accounts for its investment in ModCloth under the fair value option of accounting. As of December 31, 2021, the investment balance related to ModCloth was $6.4 million and was included in investment in unconsolidated affiliates on the consolidated balance sheets. For the year ended December 31, 2021, the Company recorded a fair value adjustment related to its ModCloth investment of $4.9 million included in changes in fair value of unconsolidated affiliates on the consolidated statements of operations.
On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO Holdings, LLC (“IPCO”), whereby the Company contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of December 31, 2021, the investment balance related to IPCO was $7.1 million and was included in investment in unconsolidated affiliates on the consolidated balance sheets.
The Company has determined that it does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment. The Company has recorded its 50% equity interest in the joint ventures as investments in unconsolidated affiliates under the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur.
Impact of
COVID-19
pandemic
In March 2020, the World Health Organization declared the
COVID-19
outbreak a pandemic. The worldwide spread of
COVID-19
has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period until the virus is contained, or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the
COVID-19
pandemic. The extent to which ongoing and future developments related to the global impact of the
COVID-19
pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition, and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See the section entitled “
Risk Factors
” for further discussion of the adverse impacts of the
COVID-19
pandemic on our business.
At the onset of
COVID-19,
the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the
COVID-19
pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the
COVID-19
pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the
COVID-19
pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.
In 2020, due to
COVID-19,
the Company implemented a pay reduction of 20% for the majority of our salaried employees. Once the PPP loan was received, the Company removed the pay reduction for the employees who were affected by the pay reduction.

Components of Our Results of Operations
Revenue
The Company generates revenue primarily from its
“Commerce-as-a-Service”
revenue stream which generates commission fees derived from contractually committed gross revenue processed by customers on the Company’s
e-commerce
platform. Consideration for online sales is collected directly from the shopper by the Company and amounts not owed to the Company are remitted to the client. Revenue is recognized on a net basis from maintaining
e-commerce
platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold. Other than its
“Commerce-as-a-Service”
revenue stream, the Company also earns revenue from the following:

•
Product revenue—
Beginning in fiscal 2021, under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

•
Fulfillment service revenue
—Revenue for
business-to-business
(“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

•
Marketing service revenue—
Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

•	Shipping service revenue— Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

•
Other service revenue
—
Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

•
Set up and implementation service revenue—
The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Operating Expenses
We classify our operating expenses into the following categories:

•
Cost of services.
Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

•
Cost of product revenue.
Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

•	Sales and marketing. Sales and marketing expense consists primarily of salaries associated with selling across all our revenue streams.

•	Research and development. Research and development expense consists primarily of salaries and contractors’ costs associated with research and development of the Company’s technology platform.

•
General, and administrative.
General and administrative expense consists primarily of lease expense, materials and equipment, dues and subscriptions, professional services, and acquisition costs incurred.

•
Depreciation and amortization
. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Interest Expense
Interest expense primarily consists of interest incurred under our line of credit and promissory notes.
Change in Fair Value of Unconsolidated Affiliate
Change in fair value of unconsolidated affiliate represents the fair value adjustments associated with the Company’s ModCloth investment for which the Company elected to use the fair value option of accounting.
Other Income (Expense)
Other income (expense) is mainly related to sublease rental income (expense) derived from the sublease of property by the Company as well as gain from legal settlements.
Provision (Benefit) for Income Taxes
The provision (benefit) for income taxes consist primarily of U.S. federal, state, and foreign income taxes. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all the deferred tax assets will not be realized.
Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations
The following tables set forth our consolidated results of operations and out consolidated results of operations as a percentage of revenue for the periods presented (in thousands):

	For the Years Ended December 31,
	2021	2020	2019
Net service revenue	$41,866	$45,517	$40,954
Net product revenue	51,346	—	—
Net service revenue from related parties	8,136	—	—

Total net revenue	101,348	45,517	40,954
Operating costs and expenses:
Cost of services	24,174	17,997	13,197
Cost of product sales	20,431	—	—
Sales and marketing	1,772	1,094	1,433
Research and development	5,361	4,289	5,021
General and administrative	55,369	23,865	23,387
Depreciation and amortization	520	415	207

Total operating costs and expenses	107,627	47,660	43,245

Operating loss	(6,279)	(2,143)	(2,291)

Interest expense	(926)	(225)	(164)
Change in fair value of unconsolidated affiliate	4,937	—	—
Other income	3,378	1,418	2,480

Income (loss) before income taxes	1,110	(950)	25
Provision for income taxes	1,175	190	25

Net loss	$(65)	$(1,140)	$—

	For the Years Ended December 31,
(as a percentage of revenue*)	2021	2020	2019
Net service revenue	41.3%	100.0%	100.0%
Net product revenue	50.7	—	—
Net service revenue from related parties	8.0	—	—

Total net revenue	100.0	100.0	100.0%
Operating costs and expenses:
Cost of services	23.9	39.5	32.2
Cost of product revenue	20.2	—	—
Sales and marketing	1.7	2.4	3.5
Research and development	5.3	9.4	12.3
General and administrative	54.6	52.4	57.1
Depreciation and amortization	0.5	0.9	0.5

Total operating costs and expenses	106.2	104.7	105.6

Operating loss	(6.2)	(4.7)	(5.6)

Interest expense	(0.9)	(0.5)	(0.4)
Change in fair value of unconsolidated affiliate	4.9	—	—
Other income	3.3	3.1	6.1

Income (loss) before income taxes	1.1	(2.1)	0.1
Provision for income taxes	1.2	0.4	0.1

Net income (loss)	(0.1)%	(2.5)%	—%

*	Percentages may not sum due to rounding
Comparison of the Years Ended December 31, 2021 and 2020
Net revenue

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$101,348	$45,517	$55,831	122.7%
Revenue increased by $55.8 million or 122.7% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The Company historically recognizes net revenue as a percentage of service sales. In 2021, the Company added product revenue, which was generated from purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of products. The Company sources the products from vendors approved from licensees, which are received into the Company’s leased distribution centers, and fulfilled based on orders from end-customers. As a result, the Company recognized the gross revenue for the sale of the inventory-owned products, and the corresponding cost of product revenue in the period the order is fulfilled. The inventory purchase was a unique situation in 2021 which the Company does not anticipate continuing after finding a buyer to distribute the inventory.
In addition, in 2021 the economy began to recover from the slow-down effects of the COVID-19 pandemic, resulting in general growth of our business in 2021 compared to 2020.

Cost of services

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of Services	$24,174	$17,997	$6,177	34.3%
Percent of revenue	23.9%	39.5%
Cost of services increased by $6.2 million or 34.3% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in cost of services in 2021 was primarily due to support of growth in our revenue and changes in revenue structure for certain customers. Cost of services as a percentage of revenue was 23.9% for the year ended December 31, 2021 compared to 39.5% for the year December 31, 2020.
Cost of product revenue

	For the Year Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of product revenue	$20,431	$—	$20,431	100.0%
Percent of revenue	20.2%	—%
Cost of product revenue increased by $20.4 million or 100.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase is related to acquisition of inventory in 2021 in order to support select clients during the pandemic. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.
Sales and Marketing

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$1,772	$1,094	$678	62.0%
Percent of revenue	1.7%	2.4%
Sales and marketing expense increased by $0.7 million or 62.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. In 2020, the Company reduced the size of our sales team as a result of the COVID-19 pandemic. The increase in sales and marketing expense in 2021 was primarily due to rebuilding of the sales team.
Research and development

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Research and development	$5,361	$4,289	$1,072	25.0%
Percent of revenue	5.3%	9.4%

Research and development expense increased by $1.1 million or 25.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in research and development expense in 2021 was primarily due to general growth in the Company as a result of the economic recovery from the
COVID-19
pandemic, along with additional cost investments related to new product launches.
General and administrative

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$55,369	$23,865	$31,497	132.0%
Percent of revenue	54.6%	52.4%
General and administrative expense increased by $31.5 million or 132.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in general and administrative expense in 2021 was primarily due to additional headcount and operating expense to support the growth in revenue.
Depreciation and amortization

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	$520	$415	$105	25.3%
Percent of revenue	0.5%	0.9%
Depreciation and amortization expense increased by $0.1 million or 25.3% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in depreciation and amortization in 2021 was primarily due to the purchase of new hardware and equipment during the year ended December 31, 2021.
Interest expense

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Interest expense	$926	$225	$701	311.6%
Percent of revenue	0.9%	0.5%
Interest expense increased by $0.7 million or 311.6% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in interest expense in 2021 was primarily due to interest on the Company’s new promissory notes entered in to in August 2021.
Change in fair value of unconsolidated affiliate

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Change in fair value of unconsolidated affiliate	$4,937	$—	$4,937	100.0%
Percent of revenue	4.9%	—%

Change in fair value of unconsolidated affiliate increased by $4.9 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase is attributable to the Company’s investment in ModCloth which was formed in April 2021. The Company elected to apply the fair value option of accounting to the joint venture. As a result, the Company recorded a fair value adjustment for the investment in connection with its 50% interest during the year ended December 31, 2021.
Other income

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Other income	$3,378	$1,418	$1,960	138.2%
Percent of revenue	3.3%	3.1%
Other income increased by $2.0 million or 138.2% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in other income in 2021 was primarily due to the gain on forgiveness of the Company’s Paycheck Protection Program loan for approximately $2.3 million.
Provision for income tax

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Provision for income tax	$1,175	$190	$985	518.4%
Percent of revenue	1.2%	0.4%
The provision for income tax expense increased $1.0 million or 518.4% during the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was primarily due to full valuation allowances for differences related to GAAP and tax book income related to the Company’s joint ventures due to election of accounting for the joint ventures using the equity method fair value option.
Comparison of the Years Ended December 31, 2020 and 2019
Net revenue

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$45,517	$40,954	$4,563	11.1%
Revenue increased by $4.6 million or 11.1% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in revenue in 2020 was primarily due to changes in the CaaS fee model, such as adding account management fees, and adding marketing for a client mid-2020, which led to higher marketing and shipping revenue from select clients. We had higher GMV clients in 2020 that spent more on marketing and an increased number of fulfillment clients.

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Cost of Services	$17,997	$13,197	$4,800	36.4%
Percent of revenue	39.5%	32.2%
Cost of services
Cost of services increased by $4.8 million or 36.4% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in cost of revenues in 2020 was primarily due to the increase in marketing and shipping revenues as a result of changes in CaaS fee model for select clients and adding marketing for a client in 2020.
Sales and Marketing

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$1,094	$1,433	$(339)	(23.7)%
Percent of revenue	2.4%	3.5%
Sales and marketing expense decreased by $0.34 million or 23.7% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease in sales and marketing expense in 2020 was primarily due to reduction of the size of our sales team as a result of the COVID-19 pandemic.
Research and development

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Research and development	$4,289	$5,021	$(732)	(14.6)%
Percent of revenue	9.4%	12.3%
Research and development expense decreased by $0.73 million or 14.6% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increased spend in fiscal 2019 was attributable to expenses related to the build-out of our proprietary back-end customer data platform system and one-time costs in 2019 related to implementation of the software platform across a majority of our stores.
General and administrative

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$23,865	$23,387	$478	2.0%
Percent of revenue	52.4%	57.1%

General, and administrative expense increased by $0.48 million or 2.0% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in general and administrative expense in 2020 was primarily due to additional rent expense from our new headquarters in Tustin commencing August 2020 and lease expense from an additional distribution center in Fontana starting in November 2019.

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	$415	$207	$208	100.5%
Percent of revenue	0.9%	0.5%
Depreciation and amortization
Depreciation and amortization expenses increased by $0.2 million or 100.5% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in depreciation and amortization expense in 2020 was primarily due to fixed assets related to the buildout of our new headquarters in Tustin and the purchase of racking in our distribution center.
Interest expense

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Interest expense	$225	$164	$61	37.2%
Percent of revenue	0.5%	0.4%
Interest expense increased by $0.1 million or 37.2% the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in interest expense in 2020 was primarily due to drawing down on our line of credit in 2020 but not in the latter half of 2019.
Other income

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Other income	$1,418	$2,480	$(1,062)	(42.8)%
Percent of revenue	3.1%	6.1%
Other income decreased by $1.1 million or 42.8% the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease in other income in 2020 was primarily due to having a one-time gain in 2019 related to a litigation settlement.

Provision for income tax

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Provision for income tax	$190	$25	$165	660.0%
Percent of revenue	0.4%	0.1%
Provision for income tax expense increased by $0.2 million or 660.0% the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in provision for income tax in 2020 was primarily due to a higher provision adjustment in 2020.
Non-GAAP
Financial Measures
We prepare and present our consolidated financial statements in accordance with U.S. GAAP. However, management believes that Adjusted EBITDA, a non-GAAP
financial measure, provides investors with additional useful information in evaluating our performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. This non-GAAP
measure is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
We calculate and define Adjusted EBITDA as net loss, adjusted to exclude: (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) impact of rent abatements, where rent expense is adjusted for periods of free rent received by the Company; and (5) amortization of contract acquisition costs, which are capitalizable costs related to acquisitions that are amortized over the period of the contract.
Adjusted EBITDA is a financial measure that is not required by or presented in accordance with U.S. GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.
Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash
charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures, (3) it does not reflect tax payments that may represent a reduction in cash available to us and (4) does not include certain non-recurring
cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss and other results stated in accordance with U.S. GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Year ended December 31,
	2021	2020	2019
Net loss	$(65)	$(1,140)	$—

Interest expense	926	225	164
Provision for income taxes	1,175	190	25
Depreciation and amortization	520	415	207
Rent abatement	692	315	—
Contract acquisition costs	361	667	623

Adjusted EBITDA	$3,609	$672	$1,019

The adjusted EBIDTA presented above in 2021 includes revenue and cost from product revenue, which the Company did not have in prior years. In 2021, the Company purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of product. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.
In a scenario where we convert product sale clients, related cost of sales and operating expense to a full CaaS model that includes CaaS, marketing and shipping revenue and cost of services directly related to providing services under the master service agreements with customers (e.g., service provider, marketing, fulfillment expenses and credit card merchant fees) rather than having product revenue in 2021, we estimate the net impact would have been a decrease in net revenues of $31.9 million, operating costs and expenses would have decreased $24.5 million and net income would have increased $8.3 million for the year ended December 31, 2021 compared to the same period prior year.
Other Key Performance Indicators
We review the following indicators to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

•
Gross Merchandise Value (GMV)
. We derive the substantial part of our revenue from fees we charge for the use of our CaaS platform. These fees are generally correlated with the total value of transactions processed through our platform. We assess the growth in transaction volume using a metric we refer to as GMV which is defined as the combined amount we collect from the shopper of a given transaction, including products, duties and taxes and shipping. This includes the full value collected from shoppers prior to any value being remitted back to our clients. GMV does not represent revenue earned by us; however, the GMV processed through our platform is an indicator of the volume of transactions processed through our CaaS platform.

•
Net Dollar Retention Rate.
We assess our performance in retaining and expanding relationships with our existing client base using a metric we refer to as Net Dollar Retention Rate, which compares our Revenue from the same set of clients across comparable periods. We calculate Net Dollar Retention Rate for a given period as the revenue in that period divided by the revenue in the comparable period in the prior year. Our Net Dollar Retention Rate therefore includes the effect on revenue of any merchant renewals, expansion, contraction and churn but excludes the effect of revenue from clients that contributed to our revenue in the current period but not in the earlier period. A Net Dollar Retention

Rate greater than 100% for a given period implies overall growth in revenue from clients that were already generating revenue on our CaaS platform prior to that period.
Liquidity and Capital Resources
As of December 31, 2021 and 2020, we had cash of $1.1 million and $16.2 million, respectively, which consists of amounts held as bank deposits.
To date, the Company’s available liquidity and operations have been financed through equity contributions, line of credit, promissory notes and cash flow from operations. The Company believes its existing cash and restricted cash, together with availability under its line of credit, which was increased from $5.0 million to $8.0 million in July 2021 as well as the Company’s new Mezzanine debt of $21.0 million issued in 2021 will be sufficient to support working capital and capital expenditure requirement for at least the next twelve months.
Debt
Line of credit
Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2.0 million bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5.0 million. In May 2021, the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8.0 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal and 5.50%. The Company has $348 thousand due on its line of credit as of December 31, 2021. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. The Company received a waiver for the minimum liquidity ratio covenant for the period ended December 31, 2021. As of December 31, 2020, the Company was in compliance with the financial statement covenants.
Paycheck Protection Program Loan
On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the condensed consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the year ended December 31, 2021 of $2.3 million included in other income in the consolidated statement of operations.
Notes Payable
On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15.0 million in the form of promissory notes. In August 2021, the Company borrowed $10.0 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5.0 million through June 30, 2022. In October 2021, the Company borrowed the remaining $5.0 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all assets of the Company.
The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall

Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278,000 and $139,000, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600,000 and $300,000, respectively.
In December 2021 the Company borrowed an additional $6 million from the same financial institution, of which $1 million was repaid in full on December 31, 2021, and the remaining $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50,000.
In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Warrants. On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method.
The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Years Ended December 31,
	2021	2020	2019
Cash flow (used in) provided by operating activities	$(21,373)	$1,579	$9,434
Cash flow used in investing activities	(10,422)	(1,578)	(162)
Cash flow provided by financing activities	20,198	2,266	(50)
Operating Activities
Our cash flows from operating activities are primarily driven by the activities associated with our Consumer as a Service revenue stream, offset by the cash costs of operations, and are significantly influenced by the timing of and fluctuations in receipts from buyers and related payments to our clients. We typically receive cash from the end users of products sold prior to remitting back to our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.
During the year ended December 31, 2021, net cash used in operating activities was $21.4 million, compared to net cash provided by operating activities of $1.6 million during the year ended December 31, 2020. The primary driver of the change was a result of the timing of payments due to our clients and purchase of inventory in 2021.
During the year ended December 31, 2020, net cash provided by operating activities was $1.6 million, compared to net cash provided by operating activities of $9.4 million during the year ended December 31, 2019. The primary driver of the change was a result of the timing of payments due to our clients.

Investing Activities
Our primary investing activities have consisted of purchases of property and equipment and software.
During the year ended December 31, 2021, net cash used in investing activities was $10.4 million compared to net cash used in investing activities of $1.6 million during the year ended December 31, 2020. The increase in cash used in investing activities is primarily related to the equity contribution as part of the formation of joint ventures in 2021.
During the year ended December 31, 2020, net cash used in provided by investing activities was $1.6 million compared to net cash used by investing activities of $0.2 million during the year ended December 31, 2019. The increase in cash used from investing activities is primarily related to the increase in purchases of property and equipment and investment in our infrastructure.
Financing Activities
Our financing activities consisted primarily of borrowings and repayments of debt as well as repurchases of outstanding common stock.
During the year ended December 31, 2021, net cash provided by financing activities was $20.2 million compared to net cash provided by financing activities of $2.3 million for the year ended December 31, 2020. The change was primarily driven by the Company’s borrowing of $20 million under its Note Agreement during the year ended December 31, 2021, which was offset by borrowings of $2.3 million under the PPP Loan during the year ended December 31, 2020.
During the year ended December 31, 2020, net cash provided by financing activities was $2.3 million compared to net cash used in financing activities of $0.1 million for the year ended December 31, 2019. The change is primarily driven by the Company’s proceeds of $2.3 million under the Paycheck Protection Program loan (“PPP Loan”) in fiscal year 2020 and the Company not repurchasing common stock in fiscal year 2020 as was done in fiscal year 2019.
Off-Balance
Sheet Arrangements
We do not have any relationships with other entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance
sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance
sheet arrangements during the periods presented other than the indemnification agreements.
Contractual Obligations and Known Future Cash Requirements
Our principal commitments consist of operating lease for the offices and warehouse located in California and Pennsylvania. Our five monthly lease commitment payments range from approximately $34,640 to approximately $82,282. Each of our five lease commitments expire at various times through November 2028. Some of the leases contain renewal options. Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent.
Rent expense for the years ended December 31, 2021, 2020 and 2019 was approximately $4.0 million, $2.8 million and $2.0 million, respectively, and included in selling, general and administrative expenses in the statements of operations.
In addition, we anticipate to have future cash requirements related to investment in new products, technology, sales and marketing. Our budgeted expenditure is approximately $3.7 million for the year ended December 31, 2022.

As of December 31, 2021, the expected future obligations of the Company are as follows:

Contractual obligations	Total	2022	2023	2024	2025	2026	Thereafter
Operating lease obligations	$8,842	$3,017	$1,272	$873	$900	$927	$1,853
Critical Accounting Policies and Estimates
Management’s Discussion and Analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.
We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 of our “Notes to Consolidated Financial Statements” included elsewhere in this proxy/registration statement prospectus.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled. Amounts collected on accounts receivable are included in operating activities in the statements of cash flows.
The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any customers with off-balance-sheet
credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.
Joint Ventures
The Company accounts for joint ventures in accordance with ASC
810-10,
“Consolidations,” ASC
323-10,
“Investments-Equity Method and Joint Ventures” and ASC
825-10,
“Finance Instruments,” under which the Company’s joint ventures meet the criteria to be accounted for as an equity method investment using the fair value method. As such, the difference between fair value and cash contribution is recorded as a gain to other income in the Company’s consolidated statement of operations. The joint ventures are subject to fair value assessment each reporting period and the changes in fair value is booked to the Company’s consolidated statement of operations. In valuing joint venture investments, we utilized the valuation from an independent third-party specialist, with input from management, which used a combination of net income and market approaches, with 50% weight to the discounted cash flow method and 25% weigh to each of the guideline public company and transaction methods. Changes in these estimates and assumptions or the relationship between those assumptions impact our valuation as of the valuation date and may have a material impact on the valuation.

Warrants
The Company accounts for warrants in accordance with Accounting Standards Codification (“ASC”)
815-40,
“Derivatives and Hedging-Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.
The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. In addition, the Company utilizes the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was applied to an estimated blended discount for lack of marketability to arrive at the concluded common stock fair value included in the Black-Scholes model.
Common Stock Valuations
In the absence of a public trading market, the fair value of our common stock was determined by our most recent valuation from an independent third-party valuation specialist, with input from our board of directors and management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including but not limited to the following factors:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	the market performance of comparable publicly-traded companies; and

•	the U.S. and global capital market conditions.
In valuing our common stock, the valuation from an independent third-party specialist, with input from management, determined the equity value of our business using various valuation methods including combinations of income and market approaches. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Redeemable Preferred Stock
We account for our preferred stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Our preferred stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, preferred stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets. We recognize changes in the redemption value immediately as they occur and adjust the carrying amount to equal the redemption value at the end of each reporting period, which is 1.5 times the original issuance price plus an amount equal to any declared but unpaid dividends thereon, as defined in the Company’s amended and restated certificate of incorporation.
Revenue
Revenue is accounted for using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.
In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.
A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s
e-commerce
platform, customer service support, photography services, warehousing, and fulfillment. The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.
The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s
e-commerce
platform. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.
Commerce-as-a-Service
Revenue is recognized on a net basis from maintaining
e-commerce
platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.
Variable consideration is included in revenue for potential product returns. The Company uses a reserve to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration.
Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the statements of operations.
Commerce-as-a-Service
The Company’s main revenue stream is
“Commerce-as-a-Service”
revenue in which they receive commission fees derived from contractually committed gross revenue processed by customers on the Company’s
e-commerce
platform. Consideration for online sales is collected directly from the shopper by the Company and amounts not owed to the Company are remitted to the client. Revenue is recognized on a net basis from maintaining
e-commerce
platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.
Product revenue
Under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis a point in time.
Fulfillment
Revenue for
business-to-business
(“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.
Marketing
Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.
Shipping
Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.
Other services
Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.
Set up and implementation
The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the statements of operations
Recently Issued Accounting Pronouncements
We discuss the potential impact of recent accounting pronouncements in Note 2 to our “Notes to Consolidated Financial Statements” under the caption “Summary of Significant Accounting Policies”.
Quantitative and Qualitative Disclosure about Market Risk
Our market risk disclosures involve forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. We are exposed to market risk related to changes in inflation, interest rates and credit risk.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs were to become subject to significant inflationary pressures, we might not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.
Interest Rate Risk
We are exposed to market risk from changes in interest rates on our line of credit, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding line of credit balance of $348,000 as of December 31, 2021, a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $3,000 annually. Our PPP Loan which incurred an annual 1.0% interest rate was fully forgiven including accrued interest thereon as of December 31, 2021.
Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts relievable. The Company deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured. Credit risk is concentrated in two customers who accounted for 73% of the accounts receivable as of December 31, 2021 and two customers who accounted for 30% of accounts receivable as of December 31, 2020. The Company has historically experienced insignificant credit losses. The Company maintains an allowance for estimated credits losses based on the Company’s assessment of the likelihood of collection.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NOGIN
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Nogin’s common stock and preferred stock, as of February 11, 2022 for (1) each person known by Nogin to be the beneficial owner of more than 5% of Nogin’s outstanding shares of common stock and preferred stock, (2) each member of Nogin’s board of directors, (3) each of Nogin’s executive officers and (4) all of the members of Nogin’s board of directors and Nogin’s executive officers as a group. As of February 11, 2022, Nogin had 9,129,358 shares of common stock outstanding, owned by 23 holders of record, and had 3,501,945 shares of preferred stock outstanding, owned by two holders of record.
The number of shares and the percentages of beneficial ownership below are based on the number of shares of Nogin’s common stock and preferred stock issued and outstanding as of February 11, 2022. In computing the number of shares of common stock and preferred stock beneficially owned by a person and the percentage ownership of such person, Nogin deemed to be outstanding all shares of common stock and preferred stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 11, 2022. Nogin did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock and preferred stock owned by such stockholders. Unless otherwise noted, the address of each beneficial owner is c/o Branded Online, Inc. dba Nogin, 1775 Flight Way STE 400, Tustin, CA 92782.

	Common Stock		Preferred Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	All Capital Stock Percentage Outstanding
5% Stockholders:
Jan-Christopher Nugent	2,912,306	31.9%	—	—	23.1%
Geoff Van Haeren	1,406,556	15.4%	—	—	11.1%
Stephen Choi	3,535,558	38.7%	—	—	28,0%
Iron Gate Branded Online, LLC (1)	—	—	3,485,104	99.5%	27.6%
Directors and Executive Officers:
Jan-Christopher Nugent	2,912,306	31.9%	—	—	23.1%
Geoff Van Haeren	1,406,556	15.4%	—	—	11.1%
Stephen Choi	3,535,558	38.7%	—	—	28,0%
Ryan Pollock	—	—	3,485,104	99.5%	27.6%
Jay Ku	—	—	—	—	—
Directors and executive officers as a group (7 persons):	7,854,420	86.0%	3,485,104	99.5%	89.8%

*	Less than one percent
1.
Iron Gate Management, LLC, a Colorado limited liability company, is the Manager of Iron Gate Branded Online LLC and has the sole voting and dispositive power of the shares held by Iron Gate Branded Online LLC. Doug Fahoury and Ryan Pollock serve as Managing Partners of Iron Gate Branded Online LLC. The address of Iron Gate Management, LLC is 842 W. South Boulder Rd, Suite 200, Louisville, CO 80027.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to Nogin, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following sets forth certain information, as of                 , 2022, concerning the persons who are expected to serve as executive officers and members of the board of directors of the Post-Combination Company following the consummation of the Business Combination.

Name	Age	Position
Director Nominees
Executive Officers
Director Nominees
Corporate Governance
We will structure our corporate governance in a manner SWAG and Nogin believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•
we will have independent director representation on our audit, compensation and nominating committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent
directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.
Composition of the Post-Combination Company Board of Directors After the Business Combination
Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with                  directors in Class I (expected to be                  and                 ),                  directors in Class II (expected to be                  and                 ), and                  directors in Class III (expected to be                 ,                  and                 ). See the section entitled “
Description of Capital Stock of Post-Combination Company — Anti-Takeover Provisions—Classified Board
.”
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Upon the completion of the Business Combination, our audit committee will consist of                 ,                  and                 , with                  serving as chair. Rule
10A-3
of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that                 ,                  and                  each meet the definition of “independent director” for purposes of serving on the audit committee under Rule
10A-3
of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that                  and                  will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation
S-K.
Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:

•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.
Upon the completion of the Business Combination, our compensation committee will consist of                  and                 , with                  serving as chair. Our board of directors has affirmatively determined that

                and                  each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are
“non-employee
directors” as defined in Rule
16b-3
of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Nominating Committee
Our nominating committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.
Upon completion of the Business Combination, our nominating committee will consist of                  and                  with                  serving as chair. Our board of directors has affirmatively determined that                  and                  each meet the definition of “independent director” under Nasdaq rules. Our board of directors will adopt a written charter for the nominating committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at                  upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation of Directors and Officers
Following the closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program to be consistent with Nogin’s existing compensation policies and philosophies, which are designed to:

•
attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.
Following the closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our Named Executive Officers, will be made by the compensation committee of our board of directors. The Post-Combination Company’s executive compensation and director compensation programs are further described below under “
Executive Compensation—Post-Combination Company Executive Officer and Director Compensation
.”

EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this section, unless otherwise noted, “Nogin” refers to Branded Online, Inc. (d/b/a Nogin) and its consolidated subsidiaries.
This section discusses the material components of the executive compensation program for Nogin’s executive officers who are named in the “2021 Summary Compensation Table” below. As an emerging growth company, Nogin complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Nogin’s principal executive officer and Nogin’s two most highly compensated executive officers other than its principal executive officer. These three officers are referred to as Nogin’s named executive officers.
In 2021, Nogin’s “named executive officers” and their positions were as follows:

•	Jan-Christopher Nugent, Founder and Chief Executive Officer;

•	Geoff Van Haeren, our President; and

•	Jay Ku, our Chief Commerce Officer.
2021 Summary Compensation Table
The following table sets forth information concerning the compensation of Nogin’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Total
Jan-Christopher Nugent.	2021	480,000		120,000	657,928	1,257,928
Chief Executive Officer

Geoff Van Haeren	2021	420,000		100,000	433,080	953,080
President

Jay Ku	2021	262,500	(3)	—	125,000	387,500
Chief Commerce Officer

(1)	Amounts shown represent the guaranteed portion of the annual bonus payable to Mr. Nugent and Mr. Van Haeren for 2021.
(2)	Amounts shown represent the annual cash bonuses awarded to each of the named executive officers for 2021 performance.
(3)
Mr. Ku commenced employment with Nogin on March 22, 2021 at an annual base salary rate of $350,000. The amount shown reflects his prorated annual salary and annual bonus for the portion of the year in which he was employed by Nogin.

Narrative Disclosure to Summary Compensation Table
Elements of Compensation
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of Nogin’s executive compensation program. The relative levels of base salary for Nogin’s named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Nogin.

The base salary amounts shown above in the 2021 Summary Compensation Table reflect the actual amounts earned by Nogin’s named executive officers in 2021. In addition, Mr. Ku commenced employment with Nogin on March 22, 2021, and his base salary was prorated for the portion of the year in which he was employed by Nogin.
Nogin’s named executive officers’ current base salaries are as follows:

Name	Current Annual Base Salary ($)
Jan-Christopher Nugent.	480,000
Geoff Van Haeren	420,000
Jay Ku	350,000
Annual Bonus
Nogin provides annual bonuses to its named executive officers based on performance for the fiscal year primarily measured based on criteria relating to company financial and operational performance and individual performance considerations. For 2021, the target bonus opportunities for our named executive officers were as follows: Mr. Nugent: $350,000 (up to $500,000); Mr. Van Haeren: $300,000 (up to $400,000); and Mr. Ku: $75,000 (up to $200,000). Bonuses for Mr. Nugent and Mr. Van Haeren based on financial performance measures were paid quarterly as a percentage of Bookings and EBITDA, respectively and were paid at above-target levels for 2022 based on actual results following completion of each quarter.
Under our 2021 annual bonus program, each named executive officer’s target bonus was based on the attainment of the following performance metrics:

Name	Performance Goal	Target Payout (1)
Jan Nugent	Bookings	$300,000
	EBITDA	$20,000
	Strategic milestones	$40,000

Geoff Van Haeren	Bookings	$200,000
	EBITDA	$10,000
	Operational milestones	$25,000
	Milestone product achievement	$25,000

Jay Ku	Base revenue achievement	$75,000
	Additional revenue achievement	$50,000
	EBITDA	$25,000
	Milestone product achievement	$50,000

(1) Does not include guaranteed quarterly bonuses paid to Mr. Nugent and Mr. Van Haeren during 2021. The aggregate amount of guaranteed quarterly bonuses paid to Messrs. Nugent and Van Haeren in 2021 were $120,000 and $100,000, respectively, as set forth above in the 2021 Summary Compensation Table in the column titled “
Bonus
.” Mr. Ku’s annual bonus was prorated for the portion of the year in which he was employed by Nogin.
The actual annual cash bonuses awarded to each of Nogin’s named executive officers for 2021 performance are set forth above in the 2021 Summary Compensation Table in the column titled “
Non-Equity Incentive Plan Compensation
.”
Equity-based compensation
Nogin has historically granted equity awards in the form of stock options to its executives (other than Mr. Nugent and Mr. Van Haeren) as the long-term incentive component of its compensation program. Stock options historically were granted pursuant to the Prior Plan, and generally vested over 4 years, with 25% of the award vesting after one year from the vesting commencement date and the remainder vesting monthly thereafter.
Mr. Ku commenced employment with Nogin in 2021 and did not receive a grant of stock options prior to December 31, 2021. In addition, Mr. Nugent and Mr. Van Haeren have not historically participated in Nogin’s stock option programs. As a result, none of Nogin’s named executive officers were granted stock option awards in 2021 or held outstanding stock option awards as of December 31, 2021.
Retirement Plans
Nogin currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. Nogin’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. Nogin believes that providing a vehicle for tax-deferred
retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Nogin’s named executive officers are eligible to participate in Nogin’s employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as Nogin’s other full-time employees, subject to the terms and eligibility requirements of those plans. Nogin does not typically provide any perquisites or special personal benefits to its named executive officers.
Outstanding Equity Awards as of December 31, 2021
None of Nogin’s named executive officers held outstanding equity awards as of December 31, 2021.
Executive Compensation Arrangements
Nogin is a party to an employment agreement or offer letter with each of its named executive officers. These agreements provide for at-will
employment and generally include the named executive officer’s initial base salary, standard benefit plan eligibility and other terms and conditions of employment with Nogin. The agreements also provide for payments in the event of certain terminations of employment.
Nogin entered into employment agreements with Mr. Nugent and Mr. Van Haeren, each of which became effective May 13, 2014. Under the terms of each of these employment agreements, if the executive is terminated without cause or resigns for good reason, and timely executes a release of claims against Nogin, he will receive six months of continued base salary and accelerated vesting of his unvested stock options (if any). The employment agreement also includes a mutual non-disparagement
covenant, and
non-competition
and
non-solicitation
covenants in favor of Nogin for a period of one year after the executive’s termination of employment.
Nogin entered into an offer letter with Mr. Ku on February 24, 2021. Under the offer letter, Nogin agreed to grant Mr. Ku an award of stock options under the Prior Plan, which award was granted in February 2022. Mr. Ku’s offer letter provides that in the event of a change in control, 50% of his unvested options will immediately vest. In addition, the offer letter provides that if Mr. Ku is terminated without cause, and subject to his execution of a release of claims against Nogin, he will be entitled to receive a cash payment equal to four months of base salary and bonus potential and four months of continued coverage under Nogin’s group health plans.
Branded Online, Inc.’s 2013 Stock Incentive Plan
Nogin maintains the Prior Plan, which authorizes the grant of incentive stock options, within the meaning of Section 422 of the Code, to Nogin’s employees and employees of any parent or subsidiary corporations, and for the grant of nonqualified stock options, stock appreciation rights and restricted stock to employees, directors and consultants. Nogin has granted incentive stock options and nonqualified stock options under the Prior Plan (“Nogin Options”). Upon consummation of the Business Combination, all outstanding options of Nogin under the Prior Plan will be automatically converted into an option to purchase shares of SWAG Class A Common Stock (the “Converted Options”). The Converted Options will have an exercise price and cover a number of shares of SWAG Class A Common Stock that results in the Converted Options having the same (subject to rounding) intrinsic value as the outstanding Nogin Options and generally will have the same terms and conditions as the corresponding Nogin Options. Following the Business Combination, the Nogin Options will be administered by the compensation committee of the Post-Combination Company’s board of directors or a subcommittee of the compensation committee to which it has properly delegated power, or if no such committee or subcommittee exists, the Post-Combination Company’s board of directors.
In connection with the Business Combination, SWAG has adopted, subject to stockholder approval, the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees, including named executive officers, and consultants to help attract and retain the services of these individuals. We expect that the Incentive Plan will be effective on the Closing Date, subject to approval of such plan by SWAG’s stockholders. For additional information about the Incentive Plan, please refer to “
Proposal No. 6—The Incentive Plan Proposal
.”
Following the effectiveness of the Incentive Plan, no further awards will be made under the Prior Plan.
Director Compensation
Nogin’s non-employee directors did not receive any compensation for their services on Nogin’s board of directors in 2021 and none of Nogin’s non-employee
directors have been granted or hold outstanding equity awards as of December 31, 2021.

THE BUSINESS COMBINATION
The following is a discussion of the Business Combination and the material terms of the Merger Agreement among SWAG, Merger Sub and Nogin. You are urged to read carefully the Merger Agreement and the amendment to the Merger Agreement, dated as of April 20, 2022 in their entirety, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about SWAG or Nogin. Such information can be found elsewhere in this proxy statement/prospectus.
Terms of the Business Combination
Transaction Structure
SWAG’s and Nogin’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of SWAG, with and into Nogin, with Nogin surviving the merger as a wholly owned subsidiary of SWAG.
Merger Consideration; Conversion of Shares
As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A Common Stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $15.0 million of consideration payable in cash (collectively, the “Merger Consideration”).
At the Effective Time, (i) each share of Nogin Common Stock and Nogin Preferred Stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the Merger Consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A Common Stock equal to the product of (x) the number of shares of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock, at an exercise price per share equal to (A) the exercise price per share of Nogin Common Stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A Common Stock issuable in respect of each share of Nogin Common Stock.
Background of the Business Combination
The terms of the Merger Agreement are the result of negotiations between SWAG and Nogin and their respective representatives. The following is a brief description of the background of these negotiations.
SWAG is a blank check company incorporated in Delaware formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As SWAG is an early stage and emerging growth company, it is subject to all of the risks associated with early stage and emerging growth companies.
On January 9, 2021, SWAG engaged Jefferies LLC (“Jefferies”) pursuant to a non-exclusive engagement
letter to provide investment advisory services in connection with SWAG’s IPO. In advance of SWAG’s IPO, members of the SWAG management team engaged in discussions with other investment bankers regarding a potential engagement related to the IPO but ultimately decided to move forward with Jefferies due to its extensive experience with special purpose acquisition companies as well as its knowledge and experience in the small cap technology space, coverage capabilities and banking relationships. Jefferies and Stifel served as financial advisors for SWAG and Nogin, respectively, in transaction discussions, including due diligence, valuation negotiations and analysis of public market trends. Additionally, SWAG engaged Jefferies and JWCA to act as placement agents for a potential PIPE investment. In this role, Jefferies and JWCA conducted investor outreach and provided investor feedback to SWAG and Nogin.
In connection with the business combination, Jefferies was engaged by SWAG as exclusive financial advisor and capital markets advisor pursuant to the engagement letter between Jefferies and SWAG, dated as of September 15, 2021. Jefferies will receive a Deferred Underwriting Fee in connection to its role as sole bookrunner for SWAG’s IPO in the amount of approximately $8.0 million. Jefferies, JWCA and Stifel will each receive a PIPE Placement Agent Fee contingent on the size and completion of the PIPE Investment with the execution of the business combination, in a combined amount of approximately $4.8 million. Jefferies will also be reimbursed $0.5 million for certain expenses incurred performing services pursuant to its engagement with SWAG.
On January 21, 2021, the Sponsor purchased 5,750,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in SWAG of $25,000 by the Sponsor, SWAG had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to SWAG by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the SWAG IPO.
The registration statement for SWAG’s IPO was declared effective on July 28, 2021. On August 2, 2021, SWAG consummated the SWAG IPO of 20,000,000 units, with each unit consisting of one share of Class A Common Stock and one-half
of one redeemable warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $203,000,000. SWAG granted the Underwriters a
45-day
option to purchase up to 4,500,000 additional units to cover over-allotments, if any. On August 4, 2021, the Underwriter partially exercised its over-allotment option, resulting in the offering of an additional 2,807,868 units and 982,754 private placement warrants. Following the closing of the over-allotment option, an aggregate of $231,499,860 has been placed in SWAG’s trust account.
Simultaneously with the consummation of the SWAG IPO, including the underwriter’s partial exercise of its over-allotment option, SWAG consummated the private placement of an aggregate of 9,982,754 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating total proceeds of $9,982,754. Of the gross proceeds received from the SWAG IPO and the Private Placement Warrants, $231,499,860.20 was placed into the Trust Account.
After the initial public offering, SWAG was in contact with more than thirty (30) potential targets with revenues ranging from approximately $10 million to $120 million, and/or their advisors. Of those potential targets, SWAG conducted additional due diligence with respect to five (5) of these potential targets: Companies A, B, C and D, described below, as well as Nogin.
One of the potential targets, Company A, was an identity management solutions provider. SWAG conducted substantial due diligence of Company A, including review of historic and budgeted financial statements. Representatives of SWAG met with representatives of Company A in person one (1) time and via conference call an additional eight (8) times to discuss deal terms and due diligence questions. SWAG also submitted a non-binding letter of intent to Company A in connection with a potential de-SPAC transaction. SWAG did not submit any letters of intent to any other potential target other than Company A and Nogin. While the due diligence was satisfactory, the owners of Company A and SWAG could not come to agreement on the appropriate valuation for Company A and terms for the deSPACing. As of the filing of this proxy, Company A has not announced a SPAC partner.

Another target, Company B, was a semiconductor technology solutions provider focused on next generation semiconductor designs. SWAG conducted three (3) in person meetings with the majority owners of the business and four (4) due diligence conference calls with management to discuss the technology, opportunity and financials. SWAG ultimately determined that the risks inherent in pursuing Company B, primarily the nascent nature of their solution and limited customer base, outweighed the perceived benefits of further pursuing a combination with Company B. As of the filing of this proxy, Company B has not announced a SPAC partner.
SWAG’s third potential target, Company C, was a financial services and marketing company. Representatives of SWAG conducted due diligence on Company C, including market analysis, financial analysis and competitive benchmarking. SWAG and Company C management had four (4) due diligence calls. In the end, SWAG management determined that the differentiation of the products and services was likely not sufficient to attain the projected financials underpinning the valuation desired by Company C. As of the filing of this proxy, Company C has not announced a SPAC partner.
The fourth potential target, Company D, was an online real estate services firm offering a variety of solutions with an innovative go-to-market
platform. Representatives of SWAG conducted conference calls with the Chairman and Chief Executive Officer of Company D. While negotiation of a letter of intent with Company D, SWAG determined that debt issues surrounding Company D would have to be resolved by Company D before SWAG would be willing to move forward. As of the filing of this proxy, Company D has not resolved those debt issues to the satisfaction of SWAG management. As of the filing of this proxy, Company D has not announced a SPAC partner.
On March 17, 2021 Peg Jackson, Managing Director at Stifel Nicolaus & Company, Incorporated (“Stifel”), contacted Jonathan Huberman to inquire if he had an interest in learning about Nogin. Mr. Huberman, who has extensive experience in the technology sector, explained that he did not have an active acquisition vehicle and agreed to meet with Jan Nugent, Chief Executive Officer and co-founder
of Nogin to hear about the company.
On March 24, 2021, Mr. Huberman spoke to Jan Nugent, Chief Executive Officer and co-founder
of Nogin, to understand Nogin. Mr. Huberman reiterated that he did not have an active acquisition vehicle at the time.
On July 28, 2021, Mr. Huberman sent Ms. Jackson the press release announcing pricing of SWAG’s IPO. On July 30, 2021, Mr. Huberman spoke with Mr. Nugent, Michael Lin, then Chief Financial Officer of Nogin, and Ms. Jackson to review Nogin’s management presentation.
On August 2, 2021, SWAG and Nogin signed a mutual
non-disclosure agreement.
On August 3, 2021, SWAG was provided access to Nogin’s virtual data room.
On August 9, 2021, Mr. Huberman spoke with Mr. Nugent, Mr. Lin, Geoffrey Van Haeren, co-founder
of Nogin, and Ms. Jackson as part of a preliminary diligence review of Nogin with a focus on Nogin’s business model and financial plans.
On August 10, 2021, Mr. Huberman spoke with representatives from Jefferies to bring them up to speed on SWAG’s discussions with Nogin. Later that day, Jefferies was provided access to Nogin’s virtual data room.
On August 17, 2021, SWAG management, represented by Mr. Huberman and Mr. Nikzad, participated in a call conducted as part of a preliminary diligence review of Nogin’s sales pipeline, competitive positioning and financial forecast. Mr. Nugent and Mr. Haeren, attended the call as representatives of Nogin. Stifel and Jefferies also attended the call as representatives for Nogin and SWAG, respectively.
Also on August 17, 2021, SWAG delivered a non-binding letter of intent (the “LOI”) to acquire Nogin for $841 million, and permitted up to $20 million of the Nogin’s cash on hand to be distributed to the pre-Transaction

shareholders in cash. The LOI stipulated that, subject to tax diligence and structuring analysis, (i) SWAG would remain a publicly traded company and Nogin shares would be exchanged for shares in SWAG, (ii) there would be a six (6) month lock-up for investors and a lock-up for management that is pari passu with the Sponsor lock-up, (iii) the Post-Combination Company’s board of directors would consist of seven (7) directors, with two (2) being appointed by SWAG, (iv) the representations and warranties in the merger acquisition agreement would not survive, and (v) there would also be customary closing conditions and registration rights.
The total consideration for the proposed acquisition was based on comparable public company valuations estimated at eight (8) times multiple of projected revenues for the calendar year 2023. The metric was derived from the public comparables of peer companies within the industry. The metric’s assumptions included account growth rates, profitability, size and market potential. The public comparables of peer companies included: Big Commerce, bill.com, Global E, Integral Ad Science, ironSource, lightspeed, shopify, similarweb, theTradeDesk and VTEX. The purchase price of $841 million was based on an illustrative $10 price per share multiplied by the pro forma 80.3 million shares of Nogin outstanding, plus $20 million in cash consideration and minus $18 million in debt-like arrangements.
Nogin and Stifel reacted favorably to the LOI and scheduled a call to negotiate the terms of the LOI on August 20, 2021.
Also on August 20, 2021, Mr. Huberman and Mr. Nikzad participated on a call with Nogin, which included Mr. Nugent and major investors of Nogin, to negotiate the terms of the LOI. Stifel, Jefferies, Latham & Watkins LLP, counsel to Nogin (“Latham”), and Kirkland & Ellis LLP, counsel to SWAG (“Kirkland”), also attended the call.
On August 21, 2021, Mr. Huberman spoke with Jason Wood from J. Wood Capital Advisors LLC (“JWCA”) regarding the current trends within the convertible debt market.
On August 27, 2021, Ms. Jackson and Mr. Huberman spoke to discuss certain non-financial
deal terms of the LOI.
On August 30, 2021, Ms. Jackson and Mr. Huberman again discussed the LOI and due diligence on Nogin.
On September 1, 2021, Ms. Jackson emailed Mr. Huberman revisions to the LOI regarding the Sponsor’s shares and the targeted PIPE amount for the LOI. SWAG volunteered to accept to certain vesting terms within the updated LOI where Sponsor would initially subject 30% of its founder shares to vesting, of which half will vest on the date the closing share price of the Post-Combination Company’s common stock is at least at $12.50 and the remaining half on the date the closing share price of the Post-Combination Company’s common stock is at least at $14.50, in each case subject to customary adjustments. Nogin requested that some portion of the founder shares be subject to forfeiture. SWAG countered, and Nogin agreed that in lieu of any forfeiture, if more than 40% of the proceeds of SWAG’s trust account are redeemed, an additional 15% of Sponsor’s founder shares would be subject to the vesting schedule set forth in the preceding sentence. The parties also agreed to limit the Sponsor to one (1) board designee of the surviving company, compared to two (2) designees as noted within the original LOI. Finally, the parties agreed to remove the $50 million minimum cash closing condition and only require SWAG to have such minimum cash equal to the amount of committed PIPE or convertible debt proceeds.
On September 2, 2021, SWAG and Nogin finalized and signed the LOI with the same valuation as set forth in the initial LOI.
On September 8, 2021, representatives from SWAG, Nogin, Stifel, and Jefferies had a call to discuss the deal process and steps required to complete the proposed transaction.
On September 10, 2021, the board of SWAG met to review the due diligence conducted on Nogin at that stage and discuss the timeline of the proposed transaction.

On September 13, 2021, representatives from SWAG and representatives of Nogin discussed Nogin’s finances, sales, technology and employee headcount.
On September 14, 2021, Mr. Nugent and Mr. Huberman discussed Nogin’s market size.
On September 15, 2021, Mr. Nugent and Mr. Huberman discussed Nogin’s sales structure.
On September 15, 2021, SWAG engaged Jefferies to act as a placement agent in a potential PIPE pursuant to a non-exclusive engagement
letter.
On September 16, 2021, representatives from SWAG and representatives of Nogin further discussed Nogin’s finances. On that same date, Mr. Nugent and Mr. Huberman discussed financing strategy.
On September 21, 2021, Mr. Huberman and Mr. Nikzad met with Nogin’s senior management for a full day of due diligence encompassing all aspects of Nogin.
On September 22, 2021, Mr. Huberman met with C. Matthew Olton, board member of SWAG, and John Metz, Managing Director at Jefferies, to discuss the interim due diligence findings and Nogin’s financial projections.
On October 4, 2021, Kirkland distributed to Nogin and Latham an initial draft of the merger agreement and other agreements necessary to consummate the proposed business combination. The initial draft of the merger agreement contemplated, among other items: (i) the Merger, (ii) no survival of the representations, warranties and covenants, (iii) listing of the SWAG Common Stock and SWAG warrants issued to Nogin equityholders as Merger Consideration on a national securities exchange following completion of the Merger, (iv) certain covenants regarding claims against SWAG Trust Account, (v) regulatory efforts covenants requiring SWAG and Nogin to use commercially reasonable efforts in order to obtain regulatory clearance, (vi) the entry into certain ancillary agreements concurrently with the execution of the merger agreement, and (vii) representations, warranties and covenants customary for transactions of this type.
On October 6, 2021, Kirkland commenced confirmatory legal due diligence.
On October 11, 2021, SWAG engaged JWCA to act as a placement agent in a potential PIPE pursuant to a non-exclusive engagement
letter.
On or around October 11, 2021, SWAG and Nogin held multiple internal virtual meetings and corresponded with Jefferies and JWCA to discuss (i) a potential PIPE investment offering common equity and/or convertible notes securities concurrent with the proposed business combination and (ii) the plan for approaching potential PIPE investors, the valuation of the pro forma business, and marketing strategies for the PIPE investment.
On or around October 13, 2021, JWCA as a co-placement agent in the potential PIPE financing commenced initial outreach to prospective PIPE investors (the “Initial PIPE Prospects”). Between October 13, 2021 to January 31, 2022, this initial outreach to the Initial PIPE Prospects included discussions between the potential PIPE investors and representatives of SWAG and Nogin regarding potential equity and convertible PIPE investments. Due to equity market conditions rapidly deteriorating, an equity PIPE was not feasible. Convertible PIPE investment discussions continued but due to a lack of an “anchor” investor that would assume responsibility for leading negotiations these Initial PIPE Prospects ultimately did not sign up for the initial PIPE investment.
On October 14, 2021, Kirkland conducted a due diligence call with Mr. Lin, Mr. Nugent, Mr. Van Haeren, Michael Bassiri, Nogin’s General Counsel, M&A and other members of Nogin’s management team. Mr. Huberman and representatives from Latham and Stifel also attended the call.

On November 5, 2021, Latham returned a revised draft of the merger agreement that proposed various revisions to the structure of the business combination, including revisions to the representations and warranties of both Nogin and SWAG. Latham furthermore proposed changes to the interim operating covenants and various tax matters.
On November 23, 2021, Kirkland distributed to Latham and initial draft of the Sponsor Support Agreement, which provided, among other things, that the Sponsor agreed to vote any Founder Shares and any Public Shares held by it in favor of the transactions contemplated by the merger agreement.
On November 24, 2021, after having reviewed each of Latham’s proposed changes and discussed with Mr. Huberman, Kirkland sent Latham a revised draft of the merger agreement. The revised draft proposed various revisions to the treatment of Nogin options, revisions to the representations and warranties and the interim operating covenants. Kirkland also proposed revisions to various tax matters and closing conditions.
On December 5, 2021. Latham distributed to Kirkland initial drafts of the Company Support Agreement and the Form of Registration Rights Agreement. The Company Support Agreement, provides that, among other things, that certain Nogin equityholders will vote in favor of the transactions contemplated by the merger agreement.
On or around December 6, 2021, the boards of SWAG and Nogin and Nogin management met to discuss the PIPE raise process, the status of the PIPE financing market at the time and the feedback received from the PIPE investors that have been approached to date.
On December 10, 2021, Kirkland distributed to Latham an initial draft of SWAG’s disclosure letter. Later on December 10, 2021, Latham distributed to Kirkland an initial draft of Nogin’s disclosure letter.
On December 16, 2021, Kirkland distributed to Latham initial comments to Nogin’s disclosure letter.
During December 2021 through February 2022, Latham and Kirkland, together with Nogin and SWAG, further negotiated and finalized various customary aspects of the merger agreement, ancillary agreements and disclosure letters.
On January 5, 2022, the boards of SWAG and Nogin and Nogin management with Jefferies and JWCA met to discuss the PIPE investment marketing approach and a potential transition to a convertible securities-only PIPE offering. The parties discussed and conferred regarding the potential PIPE investors that were approached by the placement agents but not did not accept as a result of (i) the more-constrained PIPE financing market, (ii) the increasing average of SPAC stockholder redemptions in connection with the business combination transactions, (iii) significant declines in the trading prices of companies that had contemplated a SPAC business combination using customary valuation methodologies and (iv) specifically because the valuation was too high relative to Nogin’s value proposition in their analysis for the PIPE investors to be interested in making an investment.
On January 10, 2022, SWAG’s and Nogin’s board of directors held a virtual meeting to discuss pursuing the issuance of convertible notes securities for the PIPE financing process. SWAG’s and Nogin’s board of directors discussed the PIPE outreach process, in which the parties would seek to raise up to $75 million in external financing for the business combination at a post-money, pro forma enterprise valuation of approximately $646 million. The boards of SWAG and Nogin mutually determined that the $75 million external financing amount based on, among other things, a summary of the discussions among representatives of SWAG and Nogin, the minimum cash condition under the Merger Agreement and the desired amount of cash to the balance sheet of the Post-Combination Company following consummation of the Business Combination, including following payment of transaction expenses in connection with the Business Combination.
Following the discussion with their respective advisors, SWAG and Nogin decided to pursue the issuance of convertible notes securities for the PIPE financing in connection with the Business Combination.

From January 10, 2022 through April 10, 2022, Jefferies and JWCA in their capacity as co-placement agents, held numerous meetings and engaged in discussions with a select group of potential convertible notes investors regarding a convertible note securities investment in connection with the Business Combination. The initial list of prospective investors was prepared by Jefferies and JWCA and approved by both representatives of SWAG and Nogin during their regularly scheduled virtual meetings. This list of prospective investors included funds managed by UBS Asset Management’s Hedge Fund Solutions business (“UBS”) and Tenor Capital Management (“Tenor”) among other prospective investors sourced by Jefferies and JWCA and additional prospective investors provided by Stifel, acting as PIPE advisor, at a later time. During this period, management met with potential convertible notes investors for initial management presentations and held additional meetings with select investors. Included in these meetings were multiple virtual meetings with UBS and Tenor and their respective advisors.
Additionally during this period, representatives of SWAG and Nogin, and their advisors held regular process update calls to discuss the status of the PIPE financing and feedback received from investors.
On January 14, 2022, Mr. Huberman and Mr. Nugent discussed lowering the valuation for the transaction by approximately thirty percent (30%), based on recent overall public market trends of the public comparables of peer companies and feedback from potential PIPE investors. The parties ultimately agreed upon a $566 million purchase price on a pre-money basis. The purchase price of $566 million was based on a 5.39 times multiple of Nogin’s estimated 2022 revenue of $105.1 million.
On January 17, 2022, Mr. Nugent informed Mr. Huberman that the board of Nogin agreed to accept the $566 million valuation based on market dynamics and trends of the public comparables of peer companies.
On January 18, 2022, the board of SWAG met to discuss the interim findings and recent updates related to transactions involving special purpose acquisition companies and approved continuing the process.
On February 7, 2022, the board of SWAG met and reviewed the latest versions of the merger agreement and ancillary documents. The board determined, based on potential perceived conflicts of interest, to delegate to a committee of the board composed only of independent directors the authority to approve the transaction.
On February 13, 2022, the independent members of the board of SWAG met to discuss the final drafts of the merger agreement and ancillary documents and unanimously adopted resolutions (i) determining that it is in the best interests of SWAG and its stockholders for SWAG to enter into the merger agreement, (ii) adopting the merger agreement and approving SWAG’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the merger agreement including entry into the ancillary documents, and (iii) approving the filing of the proxy statement with the SEC, subject, in each case, to changes to the merger and documentation acceptable to the Chairman of SWAG.
On February 14, 2022, the parties executed the merger agreement and issued a press release announcing the merger and SWAG filed a current report on Form
8-K attaching
the press release and investor presentation.
On February 18, 2022, representatives of SWAG and Nogin and their respective advisors met to discuss and draft revised PIPE presentation materials on convertible securities only to be provided to potential PIPE investors. Throughout these meetings, the parties discussed the overall timeline, allocation of drafting responsibility, the PIPE marketing process and potential timelines to closing and all of the material requirements to achieve the closing.
On March 1, 2022, SWAG and Nogin, and their advisors held a virtual meeting to evaluate term sheets received as a result of the convertible notes outreach process. Discussion ensued, and after carefully reviewing multiple offers of indicative terms from convertible notes investors, SWAG and Nogin decided to pursue convertible note financing with majority funding from UBS, including an “accordion feature” included in UBS’s PIPE Subscription Agreement granting UBS the option to purchase up to an additional $10 million aggregate principal amount of the convertible notes.

On March 10, 2022, SWAG’s and Nogin’s board of directors held a virtual meeting to discuss term sheets from UBS and Tenor and a summary of the $75 million of new convertible financing in connection with the proposed Business Combination. Representatives of each SWAG and Nogin conveyed to the respective boards at such meeting that, of the $75 million, UBS would subscribe for up to $25 million of 7.00% convertible senior notes, Tenor would subscribe for $10 million of the same convertible notes, and certain SWAG insiders would subscribe for $0.5 million of the same convertible notes, which would become part of the $75 million of convertible notes securities funded at the closing of the Business Combination. While no formal action was taken at such board meeting, the SWAG and Nogin boards generally agreed for representatives of SWAG and Nogin to continue negotiating the transaction structure as outlined in the materials provided at such meeting.
Additionally throughout this period, representatives of SWAG and Nogin, and their advisors held regular process update calls to discuss the status of the PIPE financing and feedback received from investors.
On March 15, 2022, Latham distributed to Kirkland an initial draft of the convertible notes indenture (the “Convertible Notes Indenture”) with initial material terms that were substantially reflective of the terms of the initial term sheet.
On March 21, 2022, Latham distributed to Kirkland an initial draft of the form of PIPE Subscription Agreement pursuant to which SWAG agreed to sell to PIPE investors up to an aggregate principal amount of $75 million of convertible notes convertible into SWAG Class A Common Stock and an aggregate of 1.5 million warrants, including (i) customary issuer and subscriber representations and warranties, (ii) closing conditions, (iii) subscriber registration rights for the resale of the underlying shares, (iv) termination rights and (v) indemnification.
On March 27, 2022, Kirkland distributed to Latham the initial draft of the form of PIPE warrant agreement (the “PIPE Warrant Agreement”). The PIPE Warrant Agreement was substantially similar to the warrant agreement governing SWAG’s Public Warrants.
Between March 15, 2022 and April 18, 2022, representatives of Kirkland, Latham, and counsels to each of Tenor and UBS, with input from representatives of SWAG, Nogin, Tenor and UBS, respectively, exchanged multiple drafts of the PIPE Warrant Agreement, PIPE Subscription Agreements and the Convertible Notes Indenture (collectively, the “Convertible PIPE Documents”) and negotiated key terms in the Convertible PIPE Documents. The material terms of the Convertible PIPE Documents were substantially reflective of the terms of the term sheets, except for in the case of (A) the Convertible Notes Indenture, (i) on March 19, 2022, Tenor’s counsel added a covenant limiting the permissibility of the transfer, sale and disposition of material collateral by the Post-Combination Company and its subsidiaries and (ii) on April 14, 2022, Tenor’s counsel further revised the Convertible Notes Indenture to include a covenant limiting the payment of advisory fees by the Post-Combination Company and its subsidiaries and (B) the PIPE Subscription Agreement, which included (i) a non-customary $21 million minimum cash condition to closing and (ii) covenants agreed to by SWAG and Nogin surrounding the use of proceeds. Each such covenant and/or condition is included in the final versions of the Convertible Notes Indenture and PIPE Subscription Agreements.
On April 18, 2022, following Latham’s review of Kirkland’s and Tenor’s counsel’s comments to the Convertible PIPE Documents and multiple conference calls between Latham and Nogin to review these changes, Latham sent Kirkland and Tenor’s counsel revised drafts of the Convertible PIPE Documents that reflected resolution of any outstanding terms and issues.
Also, on April 18, 2022 the parties finalized the Convertible PIPE Documents (or forms thereof) with respect to the proposed PIPE Investment based on the terms agreed upon by the parties and approved by their respective boards of directors, including the forms of PIPE Subscription Agreements, Convertible Notes Indenture and PIPE Warrant Agreement and any exhibits thereto. Also, Latham sent final transaction documents to Kirkland and Tenor’s counsel on April 18, 2022, and the parties confirmed via email on April 18, 2022 and the morning of April 19, 2022 that all final transaction documents relating to the PIPE Investment had been exchanged and the PIPE Subscription Agreements were executed.

On April 19, 2022, the Nogin board of directors considered and executed a unanimous written consent in lieu of meeting approving the execution, delivery and performance of the PIPE Subscription Agreements pursuant to which the PIPE Investors agreed to purchase, at par, up to $75 million aggregate principal amount of 7.00% convertible senior notes due 2026 in private placement transactions with each PIPE Investor to occur immediately prior to or simultaneously with the closing of the Business Combination.
Also on April 19, 2022, the PIPE Investors entered into the PIPE Subscription Agreements committing to participate in the PIPE Investment (subject to the terms and conditions contained therein) and SWAG and Nogin issued a joint press release announcing the signing of the PIPE Investment.
Recommendation of the SWAG Board of Directors and Reasons for the Business Combination
SWAG’s board of directors, in evaluating the Business Combination, consulted with SWAG’s management and legal advisors. In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A Common Stock in connection therewith, are advisable and in the best interests of SWAG and its stockholders and (ii) recommending that the SWAG stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, SWAG’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, SWAG’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. SWAG’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of SWAG’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Forward-Looking Statements.
”
Before reaching its decision, SWAG’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

•
extensive meetings and calls with Nogin’s management team and representatives regarding operations, major customers, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with SWAG’s legal and financial advisors;

•	review of Nogin’s material business contracts and certain other legal, intellectual property and commercial diligence;

•	feedback from Nogin’s current customers;

•	financial, accounting and tax diligence;

•	research on comparable public companies; and

•
review of Nogin’s financial projections and creation of an independent financial model in conjunction with management of Nogin, which was generally consistent with the financial model prepared by Nogin and sensitized to evaluate potential upside and downside scenarios.

In approving the Business Combination, SWAG’s board of directors determined not to obtain a fairness opinion. The officers and directors of SWAG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of SWAG’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, SWAG’s officers and directors and SWAG’s advisors have substantial experience with mergers and acquisitions. Although SWAG’s board of directors did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the SWAG board of directors relied on the following sources: (i) due diligence on Nogin’s operations, (ii) research reports and data related to the smart security and smart home industries in the United States and internationally, and (iii) SWAG management’s collective experience in constructing and evaluating financial models/projections and conducting valuations of businesses. The $566.0 million purchase price is on a pre-money
basis. SWAG’s board of directors concluded that that price is fair and reasonable, given Nogin’s growth prospects and the large and growing market for smart home automation and ancillary products, the internal valuation of Nogin by SWAG management based on an analysis of comparable companies as described in “
Background of the Business Combination
” above, and other compelling aspects of the transaction.
SWAG’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•
Stockholder Liquidity.
 Pursuant to the Merger Agreement, the SWAG Class A Common Stock issued as Merger Consideration will be listed on the Nasdaq, a major U.S. stock exchange, which SWAG’s board of directors believes has the potential to offer stockholders enhanced liquidity;

•
Financial Condition.
 SWAG’s board of directors also considered factors such as Nogin’s historical financial results, outlook and expansion opportunities, and financial plan. In considering those factors, SWAG’s board of directors reviewed Nogin’s historical growth and its current prospects for growth if Nogin achieves its business plan and various historical and current balance sheet items of Nogin. In reviewing those factors, SWAG’s board of directors determined that Nogin is well-positioned for strong future growth;

•
Experienced and Proven Management Team.
 Nogin has a strong management team with significant operating experience. The senior management of Nogin (including Jan Nugent, Chief Executive Officer of Nogin) intends to remain with Nogin in the capacity of officers and/or directors, providing helpful continuity in advancing Nogin’s strategic and growth goals;

•
Lock
-
Up
. Management of Nogin (including Mr. Nugent) will be subject to a one-year
lockup in respect of their SWAG Class A Common Stock and all other stockholders of Nogin will be subject to a six-month
lockup in respect of their SWAG Class A Common Stock, subject to certain customary exceptions and price-based releases, which lockup will provide important stability to the leadership and governance of Nogin;

•
Other Alternatives.
 SWAG’s board of directors has determined that the proposed Business Combination represents the best potential business combination for SWAG and the most attractive opportunity for SWAG’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. SWAG’s board of has also determined that such process has not presented a better alternative; and

•
Negotiated Transaction.
 SWAG’s board of directors has determined that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length
negotiations between SWAG and Nogin.

SWAG’s board of directors also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the Post-Combination Company’s revenues;

•
Business Plan and Projections May Not Be Achieved.
 The risk that Nogin may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, in each case as presented to management of SWAG;

•	Early Stage Company and Limited Operating History. The fact that Nogin is an early-stage company with a history of losses and a limited operating history;

•
Redemption Risk.
 The potential for a significant number of SWAG stockholders electing pursuant to SWAG’s Existing Charter to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete;

•	Stockholder Vote. The risk that SWAG’s stockholders may fail to provide the applicable votes necessary to effect the Business Combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SWAG’s control;

•
Litigation.
The possibility of (i) litigation challenging the Business Combination or (ii) an adverse judgment granting permanent injunctive relief that could indefinitely delay consummation of the Business Combination;

•
Listing Risks.
 The challenges associated with preparing Nogin, a private entity, for the applicable disclosure and listing requirements to which the Post-Combination Company will be subject as a publicly traded company on the Nasdaq;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•
Liquidation of SWAG.
 The risks and costs to SWAG if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SWAG being unable to effect a business combination by February 2, 2023;

•	Growth Initiatives May Not be Achieved. The risk that Nogin’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third - Party Valuation . SWAG’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•
SWAG Stockholders Receiving a Minority Position in Nogin.
 The risks associated with the minority position in Nogin that SWAG stockholders will hold following consummation of the Business Combination; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
In addition to considering the factors described above, SWAG’s board of directors also considered other factors, including, without limitation:

•	Interests of Certain Persons. Some officers and directors of SWAG may have interests in the Business Combination (see “—Interests of SWAG’s Directors and Officers in the Business Combination”).

•	Other Risk Factors. Various other risk factors associated with the business of Nogin, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

SWAG’s board of directors concluded that the potential benefits that it expects SWAG and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, SWAG’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of SWAG and its stockholders.
Unaudited Prospective Financial Information of Nogin
Nogin does not as a matter of course make public projections as to future revenues, earnings, or other results. However, Nogin management prepared and provided to the Nogin board of directors, Nogin’s financial advisors and SWAG certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Nogin management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Nogin. The inclusion of the below information should not be regarded as an indication that Nogin or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.
The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Nogin management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Nogin believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Nogin had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Nogin business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Nogin management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Nogin management’s knowledge and belief, the expected course of action and the expected future financial performance of Nogin. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Nogin’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NOGIN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL

INFORMATION SET FORTH BELOW. NONE OF NOGIN, SWAG NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY NOGIN STOCKHOLDER, SWAG STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP
financial measures.
Non-GAAP
financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP
financial measures as used by Nogin may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP
financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP
financial measures, which would otherwise require a reconciliation of a non-GAAP
financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.
The following table sets forth certain summarized prospective financial information regarding Nogin for the years 2022 and 2023:

	2022E (1)	2023E (1)
	($ in millions)
Total revenue	$107.2	$175.8
Operating income (loss)	$4.4	$30.1
Adjusted EBITDA (2)	$6.3	$32.8

(1)
Shown to normalize non-recurring inventory sale in 2022 by converting product sale clients, related cost of sales and operating expense to a full CaaS model that includes CaaS, marketing and shipping revenue and cost of services directly related to providing services under the master service agreements with customers (e.g. service provider, marketing, fulfillment expenses and credit card merchant fees), and therefore generate additional revenues in 2022 and not recognizing such product revenue in 2021.

(2)	Nogin defines Adjusted EBITDA as net income plus depreciation and amortization, impact of rent abatement, capitalized R&D, contract acquisition costs and other income from operating income.
The Nogin prospective financial information was prepared using several assumptions, including the following assumptions that Nogin management believed to be material:

•	Nogin has a history of high revenue growth each year, which has been driven by customer acquisition along with existing customer growth, both of which management believes to be effective and scalable.

•	For the existing client base, there is a history of year-over-year GMV growth that management expects to continue. In addition, most clients have multi-year contracts with renewal options.

•	Projected revenues are also based on assumptions of new deal acquisitions which are driven by the sales team’s quotas along with varying average deal sizes.

•	Nogin is currently developing new products that will allow the company to reach a larger market and allow the company to meet the individual needs of more prospective clients.

•	Nogin includes a discount factor on all existing customers to account for customer churn and discounts on renewals.

•
Assessments of headcount requirements, including headcount for sales and marketing to drive the expected revenue growth from new deal acquisitions and the corresponding headcount required to support those new customers along with support for new product offerings.

•	Efficiencies of scale that occur as revenue increases along with efficiencies Nogin expects to realize from technology improvements allowing increased utilization from existing headcount.

•
Other key assumptions impacting profitability include administrative infrastructure, capital expenditures, investment in technology associated with new product development and investment in sales and marketing.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 60.9% between 2021 and 2023, Nogin’s management relied on a number of factors, including existing customer growth, new product offerings and industry growth and demand for ecommerce technology based on current market conditions.
In 2020, the Company reduced the size of its sales team as a result of the COVID-19 pandemic, and, as a result, new client acquisitions were limited. In mid to late 2021, however, the Company began to rebuild the sales team through additional hires. The Company expects this rebuilt sales team, coupled with a decrease in the effects of the COVID-19 pandemic and a stronger economy, will result in increased new client acquisitions. In addition, the Company has been able to continue new acquisition even with a limited sales team. With the forecasted investment into the Sales and Marketing team, the Company believes the new customer acquisition assumptions are reasonable and achievable. The company projects these new clients will generate more year-over-year revenue growth from 2022 to 2023 relative to historical periods.
Material limitations used in preparing our financials are assumptions of new deal acquisitions, some of which are based on current pipeline, assumed future deals, industry and brand growth year-over-year, and contract renewals that may not materialize.
Satisfaction of 80% Test
The Nasdaq rules require that SWAG’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of SWAG’s signing a definitive agreement in connection with its initial business combination. As of February 14, 2022, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $232.5 million (excluding approximately $8.0 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $186.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the SWAG Board used as a fair market value the enterprise value of approximately $589.0 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied equity value of approximately $566.0 million. In determining whether the enterprise value described above represents the fair market value of Nogin, the SWAG Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “
The Merger Agreement
” and the fact that the purchase price for Nogin was the result of an arm’s length negotiation. As a result, the SWAG Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).
Interests of SWAG’s Directors and Executive Officers in the Business Combination
In considering the recommendation of the SWAG Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and SWAG’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of SWAG stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•
If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by SWAG’s Initial Stockholders, which were acquired for an aggregate purchase price of $25,000 prior to the SWAG IPO, would be worthless because SWAG’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share of Class A Common Stock on the Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. Certain Founder Shares are subject to certain time and performance-based vesting provisions as described under “
Other Agreements – Sponsor Agreement
.”

•
The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per public warrant on the Nasdaq on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if SWAG does not consummate a business combination within the Completion Window.

•
We pay our Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team. Such arrangement will terminate upon the consummation of the Business Combination.

•
On February 9, 2022, SWAG issued an unsecured promissory note in the principal amount of $300,000 to the Sponsor. The note does not bear interest and is repayable in full upon consummation of SWAG’s initial business combination. If SWAG does not complete a business combination, the note will not be repaid and all amounts owed under it will be forgiven. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.

•
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If SWAG consummates the Business Combination, on the other hand, SWAG will be liable for all such claims.

•
SWAG’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket
expenses incurred by them in connection with certain activities on SWAG’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SWAG fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, SWAG may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.

•
Our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) six months after the completion of the Business Combination and (ii) the date following the completion of the Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property, subject to certain exceptions. Notwithstanding the foregoing, if the closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lockup.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•
No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and $15,000 per month for office space, secretarial and administrative services. From the date of the SWAG IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket
expenses incurred by the Sponsor in connection with the Business Combination.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
Due to the differential in the purchase price that our Sponsor and its affiliates paid for the Founder Shares and Private Placement Warrants as compared to the price of the Public Shares sold in the SWAG IPO and the substantial number of Class A Common Stock our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination and exercise of the Private Placement Warrants, our Sponsor and its affiliates may earn a positive rate of return on their investment even if other SWAG Public Stockholders experience a negative rate of return in the post-business combination company.

•	Our Sponsor, officers and directors would hold the following number of shares of common stock in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of Shares of Common Stock	Value of Shares (1)
Software Acquisition Holdings III LLC (2)	5,701,967	$57,019,670
Jonathon Huberman (3)	5,701,967	$57,019,670
Mike Nikzad (3)	5,701,967	$57,019,670
Andrew K. Nikou (3)	5,701,967	$57,019,670
C. Matthew Olton	—	—
Stephanie Davis	—	—
Steven Guggenheimer	—	—
Dr. Peter H. Diamandis	—	—

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Common Stock in the Business Combination.
(2)
The Sponsor is the record holder of such shares. The Sponsor is controlled by a board of managers which consists of Jonathan Huberman, SWAG’s Chairman, Chief Executive Officer and Chief Financial Officer, Mike Nikzad, SWAG’s Vice President of Acquisitions and a director, and Andrew Nikou, one of SWAG’s directors. As such, they have voting and investment discretion with respect to the SWAG Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the SWAG Common Stock held directly by the Sponsor.

(3)
Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

In the aggregate, the Sponsor and its affiliates have approximately $67,002,424 at risk that depends upon the completion of a business combination. Specifically, approximately $57,019,670 of such amount is the value of the Sponsor and its affiliates’ Founder Shares (assuming a value of $10.00 per share, the deemed value of the Class A Common Stock in the Business Combination), and approximately $9,982,754 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $1.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. There are no out-of-pocket expenses reimbursable to our directors and officers or affiliates. There are currently no outstanding loans to us from the Sponsor, other than the unsecured promissory note in the principal amount of $300,000 issued on February 9, 2022, as described above. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.
Interests of Nogin’s Directors and Executive Officers in the Business Combination
In considering the approval, and recommendation of stockholder approval, by the Nogin board of directors with respect to the Merger Agreement, Nogin Stockholders should keep in mind that Nogin’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) those of Nogin’s stockholders. The Nogin board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things:

•
Certain of Nogin’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Nogin are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Jan-Christopher Nugent	Chief Executive Officer
Geoffrey Van Haeren	President
Michael Lin	Interim Chief Financial Officer
Jay Ku	Chief Commerce Officer

•
In addition, the following individuals who are currently members of the Nogin board of directors are expected to become members of the Post-Combination Company board of directors upon the closing of the Business Combination:                .

•
Certain of Nogin’s executive officers and directors as of the date of the Merger Agreement hold Nogin stock options. The treatment of such stock options in connection with the Business Combination is described in “
The Merger Agreement—Treatment of Nogin Equity Awards
,” which description is incorporated by reference herein. The holding of such awards by such executive officers and directors as of                , 2022 is set forth in the table below:

	Nogin Stock Options
Executive Officers and Directors	Vested	Unvested
Jan-Christopher Nugent	0	0
Geoffrey Van Haeren	0	0
Michael Lin	48,555	18,035
Jay Ku	0	66,883

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION
Completion of the Business Combination is subject to approval under the HSR Act. Each of Nogin and SWAG have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. SWAG has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible.
HSR Act
Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied.
At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of SWAG or Nogin or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of SWAG or Nogin or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of SWAG and Nogin to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT
Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Nogin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Nogin’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Nogin will appoint the majority of the board of directors of the Post-Combination Company; (iii) Nogin’s existing management will comprise the management of the Post-Combination Company; (iv) Nogin will comprise the ongoing operations of the Post-Combination Company; (v) Nogin is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume Nogin’s name.
Under this method of accounting, SWAG will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nogin issuing stock for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS
The SWAG Class A Common Stock is listed on the Nasdaq under the symbol “SWAG.” SWAG’s public warrants are listed on the Nasdaq under the symbol “SWAGW.” SWAG’s units are listed on Nasdaq under the symbol “SWAGU.” Following the Business Combination, the Post-Combination Company’s common stock (including common stock issuable in the Business Combination) will be listed on the Nasdaq under the symbol “NOGN” and the Post-Combination Company’s public warrants will be listed on the Nasdaq under the symbol “NOGNW.” SWAG’s units will be delisted and deregistered following the Closing.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement and the amendment to the Merger Agreement, dated as of April 20, 2022, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about SWAG or Nogin. Such information can be found elsewhere in this proxy statement/prospectus. References in this section to the “Parent Parties” are to SWAG and Merger Sub collectively.
The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding SWAG, Nogin or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.
Structure of the Business Combination
On February 14, SWAG entered into the Merger Agreement with Nogin and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG. In connection with the Closing of the Merger, SWAG will be renamed Nogin, Inc.
SWAG has agreed to provide its stockholders with the opportunity to redeem shares of Class A Common Stock upon completion of the transactions contemplated by the Merger Agreement.
Consideration to the Equity Holders in the Business Combination
As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A Common Stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $15.0 million of consideration payable in cash.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Nogin, on the one hand, and the Parent Parties, on the other hand, are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Nogin or the Parent Parties, as applicable, taken as a whole, subject in each case to certain customary exceptions.
Closing and Effective Time of the Business Combination
The closing of the Business Combination is expected to take place at 10:00 a.m., Eastern time, at the offices of Kirkland & Ellis LLP or at such other place or time as mutually agreed in writing, no later than (i) three (3) Business Days following the satisfaction or waiver of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” or (ii) on such other date as mutually agreed in writing.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of the Parties to consummate the transactions contemplated by the Merger Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by the Parties, at or prior to the Closing of the following conditions:

•
there must not be in effect any order prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

•
all waiting periods and any extensions thereof applicable to the transactions contemplated by the Merger Agreement under the HSR Act, and any commitments or agreements (including timing agreements) with any governmental entity not to consummate the Business Combination before a certain date, must have expired or been terminated;

•	the offer contemplated by this proxy statement/prospectus must have been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•
the approval of each of the proposals set forth in this proxy statement/prospectus must have been obtained in accordance with the DGCL, SWAG’s Organizational Documents and the rules and regulations of Nasdaq;

•	the approval of the Business Combination by the holders of Nogin Common Stock and Nogin Preferred Stock must have been obtained in accordance with the DGCL and Nogin’s organizational documents;

•
the Registration Statement must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for that purpose have commenced or be threatened by the SEC;

•	the SWAG Common Stock to be issued in the Business Combination must have been approved by the Nasdaq, subject only to official notice of issuance thereof.
Conditions to the Obligations of Nogin
The obligations of Nogin to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by Nogin, at or prior to the Closing, the following conditions:

•
the representations and warranties of the Parent Parties (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of the Parent Parties, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to the Parent Parties, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	each of the Parent Parties must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•
Nogin must have received a certificate executed and delivered by an authorized officer of the Parent Parties confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•
the proceeds from the Business Combination, consisting of (a) the aggregate cash proceeds available for release to SWAG from the Trust Account in connection with the Business Combination (after, for the avoidance of doubt, giving effect to any redemptions of shares of SWAG Common Stock by stockholders of SWAG but before release of any other funds) plus (b) proceeds received in connection with any PIPE investment, must be equal to or in excess of $50 million; and

•	the directors and executive officers of SWAG must have been removed from their respective positions or tendered their irrevocable resignations effective as of the Closing.
Conditions to the Obligations of the Parent Parties
The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by the Parent Parties, at or prior to the Closing of the following conditions:

•
the representations and warranties of Nogin (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of Nogin, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to Nogin, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	Nogin must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•	SWAG must have received a certificate executed and delivered by an authorized officer of Nogin confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•	the Parent Parties must have received a copy of the written consent of the holders of Nogin Common Stock and Nogin Preferred Stock, which must remain in full force and effect; and

•	since the date of the Merger Agreement, a Material Adverse Effect with respect to Nogin must not have occurred.
Representations and Warranties
Under the Merger Agreement, Nogin made customary representations and warranties relating to: organization; authorization; capitalization; Nogin’s subsidiaries; consents and approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; insurance policies; affiliate transactions; information supplied; customers and suppliers; compliance with laws; PPP loans; and disclaimer of warranties.
Under the Merger Agreement, the Parent Parties made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; financial statements; business activities and absence of undisclosed liabilities; absence of certain changes; litigation; material contracts; taxes; compliance with laws; certain fees; organization of Merger Sub; SEC reports, Nasdaq compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; Trust Account; affiliate transactions; independent investigation; employee benefits; valid issuance of securities; takeover statutes and charter provisions; and disclaimer of warranties.
Covenants
Covenants of the Parent Parties
The Parent Parties made certain covenants under the Merger Agreement, including, among other things, the following:

•	During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the Closing Date, except as contemplated by the Merger Agreement,

required by applicable law (including
COVID-19
measures), described in the Parent disclosure schedules or consented to by Nogin, SWAG will not: make any change to its organizational documents; issue equity capital; split, combine, redeem or reclassify its capital stock; authorize or pay any dividends or make distributions with respect to its capital stock or other equity; sell, lease or dispose of any of its material properties or assets; incur or guarantee any indebtedness of another person or issue any debt securities; make certain material tax elections; except as required by law, make any material change in financial or tax accounting methods; take any action likely to prevent, delay or impede the consummation of the Business Combination; make any amendment or modification to the Trust Agreement; make or allow to be made any reduction to the amount in the Trust Account other than as expressly permitted by SWAG’s organizational documents; directly or indirectly acquire or merge with any other person; make any capital expenditures; enter into any new line of business; adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or authorize or commit or agree to take any of the foregoing actions.

•
Upon satisfaction or waiver of the conditions described above in the section entitled “— Conditions to Closing of the Business Combination” and provision of notice thereof to the Trustee, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SWAG (i) will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be delivered, and (ii) will use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of SWAG holding shares of the Parent common stock sold in Parent’s initial public offering who must have previously validly elected to redeem their shares of Parent common stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Merger Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

•
SWAG agreed to cause the surviving company to ensure that all rights to indemnification existing at the time the Merger Agreement was signed in favor of any director or officer of Nogin or its subsidiaries will surviving for not less than six years from the Effective Time, and SWAG and the surviving company will not settle, compromise or consent to the entry of judgment in any action, proceeding or investigation without the written consent of such indemnified person.

•
As promptly as practicable following the execution and delivery of the Merger Agreement and the availability of Nogin’s financial statements, SWAG agreed to prepare and file with the SEC this proxy statement/prospectus in connection with the transactions contemplated by the Merger Agreement and the Offer and provide its stockholders with the opportunity for up to 22,807,868 shares of SWAG Common Stock to be redeemed in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, with this proxy statement/prospectus to be sent to the stockholders of SWAG relating to the Special Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent, Parent’s Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. As promptly as practicable following the execution and delivery of the Merger Agreement, SWAG agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part, pursuant to which the offering of shares of SWAG Common Stock to be issued to the holders of Nogin capital stock pursuant to the Merger will be registered under the Securities Act.

•
SWAG will, as promptly as practicable, establish a record date and hold a meeting of stockholders for the purpose of voting on the Transaction Proposals. SWAG will, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals, and will not change, withdraw, withhold, qualify or modify such recommendation except as required by applicable law.

•	SWAG will use its commercially reasonable efforts to (i) cause the shares of SWAG Common Stock to be issued to the holders of Nogin capital stock to be approved for listing on Nasdaq upon issuance,

and (ii) make all necessary and appropriate filings with Nasdaq and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

•
SWAG will make all necessary filings with respect to the transactions contemplated by the Merger Agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

•
Prior to the Closing, the board of directors of SWAG, or an appropriate committee of non-employee
directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of SWAG Common Stock pursuant to the Merger Agreement by any officer or director of SWAG who is expected to become a “covered person” of SWAG for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction for purposes of Section 16 of the Exchange Act.

•
From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, SWAG agreed that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with SWAG, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) engage in any discussions or negotiations with respect to an alternate business combination with, or provide any non-public
information or data to, any Person that has made, or informs SWAG that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. SWAG must give notice of any alternate business combination to Nogin as soon as practicable following its awareness of such proposal.

•
From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party will not, and will cause the surviving company and its subsidiaries not to, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing
period of Nogin or any of its subsidiaries.

•	The board of directors of SWAG will, in consultation with Nogin, approve and adopt the Incentive Plan effective as no later than the day before the Closing Date.
Covenants of Nogin
Nogin made certain covenants under the Merger Agreement, including, among other things, the following:

•
During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the Closing Date, except as contemplated by the Merger Agreement, required by applicable law (including
COVID-19
measures), described in the Nogin disclosure schedules or consented to by SWAG, Nogin will operate its business in the ordinary course and will not (subject to certain customary materiality thresholds): make any change to its organizational documents; issue equity capital; split, combine, redeem or reclassify its capital stock; sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets that are material to its business; amend in any adverse respect or terminate any material lease; incur indebtedness; make certain employee benefit grants or adopt any new employee benefit plans; make certain material tax elections; cancel or forgive indebtedness; except as required by law, make any material change in financial or tax accounting methods; make certain changes with respect to collective bargaining arrangements; implement certain workforce reduction methods; take affirmative steps to waive or release any noncompetition, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of certain current or former employees and contractors; incur certain liens; pay any dividends or make distributions; make any material change to any cash management practices; compromise certain lawsuits; incur non-ordinary
course capital expenditures; acquire certain other business or properties; enter into any new line of business; adopt a plat of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacements; take any action that is reasonably likely to prevent, delay or impede the consummation of the Business Combination; or authorize or commit or agree to take any of the foregoing actions.

•
From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Nogin agreed that it will not, and will not authorize or (to the extent within its control) permit any Nogin Subsidiary or any of its or any Nogin Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with Nogin, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an acquisition proposal, (ii) engage in any discussions or negotiations with respect to an acquisition proposal with, or provide any non-public
information or data to, any Person that has made, or informs Nogin that it is considering making, an acquisition proposal, or (iii) enter into any agreement (whether or not binding) relating to an acquisition proposal. Nogin must give notice of any acquisition proposal to SWAG as soon as practicable following its awareness of such proposal.

•	From the date of the Merger Agreement through its termination or consummation, Nogin will grant SWAG access to its employees and facilities.

•	Nogin will take all actions necessary to terminate certain related party agreements in a manner such that the surviving company has no liability or obligation following the Effective Time.

•
Nogin will use commercially reasonable efforts to solicit an irrevocable written consent of its equityholders approving the Business Combination, and will cause its board of directors to recommend approving the business combination.

•
Nogin will use best efforts to provide SWAG, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders’ equity of Nogin as of and for the years ended December 31, 2020 and 2019, in each case prepared in accordance with GAAP.

•	Nogin will use commercially reasonable efforts to assign certain intellectual property rights to the surviving company.
Mutual Covenants
The Parties made certain mutual covenants under the Merger Agreement, including, among other things, the following:

•
Each of the Parties will cooperate and use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by the Merger Agreement reasonably promptly after the date thereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by the Merger Agreement. Nogin will pay the applicable filing fees due under the HSR Act.

•	The Parties agreed not to make any public announcement without the other party’s consent, except as required by applicable law.

•	At the Closing, SWAG, Nogin and certain Nogin Stockholders will enter into a Registration Rights Agreement.
Termination
The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•	in writing, by mutual consent of the Parties;

•
by SWAG or Nogin if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been enacted and has become final and non-appealable,
except that a party may not terminate the Merger Agreement for this reason if it has breached in any material respect its obligations set forth in this Agreement in any manner than has proximately contributed to the enactment, issuance, promulgation or entry into such law or order;

•
by Nogin (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if SWAG has failed to perform any covenant or agreement made by any Parent Party in the Merger Agreement, such that the conditions to the obligations of SWAG, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from Nogin of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•
by SWAG (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if Nogin has failed to perform any covenant or agreement made by Nogin in the Merger Agreement, such that the conditions to the obligations of Nogin, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from SWAG of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•
by written notice by any Party if the Closing has not occurred on or prior to August 31, 2022 so long as such Party is not then in breach of the Merger Agreement in a manner that contributed to the occurrence of the failure of a condition;

•	by Nogin if SWAG’s board of directors changes its recommendation in favor of the Business Combination;

•
by SWAG if the required approvals of Nogin have not been obtained within five business days following the time that the registration statement of which this proxy statement/prospectus forms a part is declared effective; or

•	by SWAG or Nogin if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments of such meeting).
Amendments
The Merger Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

OTHER AGREEMENTS
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with SWAG and Nogin, pursuant to which the Sponsor agreed to, among other things, (i) vote at the Special Meeting any Class A Common Stock or Class B Common Stock (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the Transaction Proposals, (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor has agreed to waive redemption rights in connection with the consummation of the Business Combination with respect to any Sponsor Securities they may hold.
The Sponsor has also agreed, subject to certain exceptions, not to transfer any Founder Shares (or any shares of SWAG Common Stock issuable upon conversion in connection with the Closing) (the “Founder Shares
Lock-up
Period”) until the earlier of (i) the date that is the
one-year
anniversary of the closing date of the Business Combination and (ii) the date on which SWAG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SWAG’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (y) subsequent to Business Combination, (x) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination.
The Sponsor Agreement Parties have also agreed, subject to certain exceptions, not to transfer any Private Placement Warrants (or any share of SWAG Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the closing date of the Business Combination (the “Private Placement Warrants
Lock-Up
Period” and, together with the Founder Shares
Lock-up
Period, the
“Lock-up
Periods”).
The Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, 1,710,590 (or 30%) of the Founder Shares held by the Sponsor as of the Closing, or 2,565,885 (or 45%) of the Founders Shares if, immediately prior to the Closing holders of Class A Common Stock have validly elected to redeem a number of shares of Class A Common Stock (and have not withdrawn such redemptions) that would result in greater than 40% of the funds in the Trust Account being paid to such redeeming holders for such redemptions, will be subject to certain time and performance-based vesting provisions described below. The Sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares (the “First Tranche Shares”) will vest on any day following the Closing when the closing price of a share of Class A Common Stock on the Nasdaq Stock Market LLC (the “Closing Share Price”) equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and the remaining 50% will vest (along with any unvested First Tranche Shares) when the Closing Share Price equals or exceeds $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).
The Sponsor Agreement will terminate on the later of (i) the vesting of all unvested Founder Shares (ii) the end of the Founder Shares
Lock-Up
Period.
Company Support Agreement
In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement. The Company Support Agreement provides, among other things, each

Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin Common Stock and/or Nogin Preferred Stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin Common Stock or Nogin Preferred Stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Company Support Agreement represent approximately 84.1% of the outstanding shares of Nogin Common Stock and approximately 99.5% of the outstanding shares of Nogin Preferred Stock. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin Stockholder approval at the time of such delivery. Additionally, the Supporting Nogin Stockholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A Common Stock and other equity securities of SWAG that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, SWAG agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the closing of the Business Combination. Up to four times the total and up to twice in any
12-month
period, certain legacy Nogin Stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Amended and Restated Bylaws
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as
Annex C
.
Pursuant to the Amended and Restated Bylaws, holders of (a) shares of SWAG Class A Common Stock issued as Merger Consideration, (b) the Nogin Equity Award Shares and (c) the Nogin Warrant Shares will be subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of SWAG Class A Common Stock, in each case, held by
Lock-Up
Holders immediately following the Closing, subject to certain transfers permitted by the Amended and Restated Bylaws.
For all
Lock-Up
Holders other than the Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. For all Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination, (B) the date on which the last reported sale price of SWAG Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Business Combination and (C) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Proposed Charter
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend the Existing Charter to (a) increase the number of authorized shares of SWAG’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A Common Stock and 10,000,000 shares of the Class B Common Stock, and (ii) 1,000,000 shares of preferred stock, to 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B Common Stock, the initial business combination and other matters relating to SWAG’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as
Annex
 B
to this proxy statement/prospectus. In addition, we will amend our Charter to change the name of the corporation to “Nogin, Inc.”
For more information, see the section entitled “
Proposal Number
 2—The Charter Approval Proposal
.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section summarizes certain material U.S. federal income tax consequences relating to the exercise by beneficial owners of Public Shares of their Redemption Rights in connection with the Merger. This summary does not provide a complete analysis of all potential tax considerations. This discussion does not address any tax consequences arising under U.S. alternative minimum tax rules, any consequences resulting from U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on investment income), the tax laws of any U.S. state or locality, any
non-U.S.
tax laws or considerations under any applicable income tax treaty.
This discussion is based upon the Code, the Treasury Regulations and court and administrative rulings, practice and decisions, all as in effect on the date of this proxy statement/consent solicitation/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those beneficial owners of Public Shares that hold their Public Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for beneficial owners of Founder Shares. Further, this discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, if you are:

•	a bank or financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company;”

•	a dealer or broker in stocks and securities, or currencies;

•	a dealer or trader in securities that elects (or is subject to) mark-to-market method of tax accounting;

•	a holder of Public Shares that is liable for the alternative minimum tax;

•	a holder subject to the base erosion and anti-abuse tax under Section 59A of the Code;

•	a holder of Public Shares that received Public Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder (as defined below) of Public Shares that has a functional currency other than the U.S. dollar;

•	a holder of Public Shares that holds Public Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a person required to accelerate the recognition of any item of gross income with respect to Public Shares, as applicable, as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Public Shares, as applicable, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the

United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A
“Non-U.S.
Holder” means a beneficial owner of Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the U.S. federal income tax consequences of a redemption of Public Shares to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Public Shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of a redemption in their specific circumstances.
The tax consequences of a redemption of your Public Shares, as applicable, will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of a Redemption of Public Shares
Tax Consequences for U.S. Holders
The discussion below applies to you if you are a U.S. Holder of Public Shares that exercises the Redemption Rights described above under “
SWAG’s Special Meeting of Stockholders—Redemption Rights
” with respect to your Public Shares.
Treatment of Redemption
The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code or as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under
“—Gain or Loss on Redemptions Treated as a Sale of Public Shares”
below. If the redemption does not qualify as a sale Public Shares, you will be treated as receiving a distribution subject to tax as described below under
“—Taxation of Redemptions Treated as Distributions.
” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by the you, and including Public Shares constructively held by you as a result of owning SWAG warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a distribution) if the redemption (i) results in a “complete termination” of your interest in SWAG, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained in more detail below.
In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as SWAG warrants).
There generally will be a complete termination of your interest if either (i) all of the shares of Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in SWAG. Whether the redemption will result in a meaningful reduction in your proportionate interest in SWAG will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding voting Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding voting Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.
If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a distribution and the tax effects will be as described under “
—Taxation of Redemptions Treated as Distributions
,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in SWAG warrants held by you or possibly in other shares constructively owned by you.
Taxation of Redemptions Treated as Distributions
If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will generally be treated as receiving a distribution from SWAG. You generally will be required to include such distribution in gross income as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of SWAG’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—
Gain or Loss on Redemptions Treated as a Sale of Public Shares.
”
If you are a corporate U.S. Holder, dividends paid by SWAG to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.
If you are a
non-corporate
U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement (see “—
Gain or Loss on Redemptions Treated as a Sale of Public Shares
” below).
Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.
Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate
U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
Information Reporting with Respect to the Redemption for Significant Holders
Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.
All U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.
Tax Consequences for
Non-U.S.
Holders
The discussion below applies to you if you are a
Non-U.S.
Holder of Public Shares that exercises the Redemption Rights described above under “
SWAG’s Special Meeting of Stockholders—Redemption Rights
” with respect to your Public Shares.
Treatment of Redemption
If you are a
Non-U.S.
Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “
Tax Consequences for U.S. Holders—Treatment of Redemption.
”
All
Non-U.S.
Holders considering exercising their Redemption Rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.
Taxation of Redemptions Treated as Distributions
If the redemption of a your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from SWAG, which will be treated for U.S. federal income tax purposes as a dividend to the extent the distribution is paid out of SWAG’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, a corporate
Non-U.S.
Holder may, under certain circumstances, be subject to the “branch profits tax” at a 30% rate, or, if applicable, a lower income tax treaty rate, on its effectively connected earnings and profits attributable to such gain (subject to adjustments).
Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under
“—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
” below.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•
such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S.

federal income tax on such gain at the same U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate under certain circumstances;

•
you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% U.S. federal income tax; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held S Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a
non-U.S.
holder following the Merger or redemption or at any future time.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
FATCA Reporting
In accordance with Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), a 30% U.S. federal withholding tax may apply to any redemption treated as a dividend paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign
entity, whether such
non-financial foreign
entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign
entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.
All holders are urged to consult their tax advisors regarding the application of FATCA to a redemption of Public Shares.
Information Reporting and Backup Withholding
Proceeds received in connection with a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number on an IRS Form
W-9
and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
The payment of the proceeds or the disposition of shares (including a retirement or redemption) within the United States or conducted through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding (currently at a rate of 24%). Backup withholding generally will not apply to payments of dividends on the shares if a
Non-U.S.
Holder certifies its status as a
Non-U.S.
Holder under

penalties of perjury (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable) or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that such
Non-U.S.
Holder is in fact a “United States person” (as defined in the Code) who is not an exempt recipient.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Qualification of the Merger as a Reorganization
SWAG and Nogin intend for the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Although qualification of the Merger as a reorganization is not a condition to SWAG’s or Nogin’s obligation to complete the Business Combination, Latham & Watkins LLP, counsel to Nogin, has provided an opinion that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This opinion is based on customary assumptions and on representations, warranties and covenants made by SWAG and Nogin (and other relevant parties). If any of these assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or the courts, so there can be no certainty that the Internal Revenue Service will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. SWAG and Nogin have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax treatment of the Merger.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
SWAG is incorporated under the laws of the State of Delaware and the rights of SWAG stockholders are governed by the laws of the State of Delaware, including the DGCL, SWAG’s charter and SWAG’s bylaws.
The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of SWAG stockholders who become Post-Combination Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by SWAG’s charter and SWAG’s bylaws and instead will be governed by the Proposed Charter and the Amended and Restated Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of SWAG stockholders under SWAG’s charter and SWAG’s bylaws (left column), and the rights of Post-Combination Company stockholders under the forms of the Proposed Charter and the Amended and Restated Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of SWAG’s charter and SWAG’s bylaws, and forms of the Proposed Charter, which is attached to this proxy statement/prospectus as
Annex B
, and the Amended and Restated Bylaws, which is attached to this proxy statement/prospectus as
Annex C
, as well as the relevant provisions of the DGCL.

SWAG	Post-Combination Company

Authorized and Outstanding Capital Stock

SWAG Common Stock
. SWAG is currently authorized to issue 110,000,000 shares of common stock, par value $0.0001 per share, which includes 100,000,000 shares of Class A Stock and 10,000,000 shares of Class B Stock. As of                 , 2022, there were 28,509,835 shares of SWAG Common Stock outstanding, which includes 22,807,868 shares of Class A Stock and 5,701,967 shares of Class B Stock.

SWAG preferred stock. SWAG is currently authorized to issue 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of                 , 2022, there were no shares of SWAG preferred stock outstanding.

Post-Combination Company common stock
. The Post-Combination Company will be authorized to issue 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. We expect there will be 82,738,473 shares of the Post-Combination Company’s common stock issued and outstanding following consummation of the Business Combination.

Post-Combination Company preferred stock
. Following consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

SWAG	Post-Combination Company

Special Meetings of Stockholders

A special meeting of SWAG’s stockholders may be called only by the Chairman of SWAG’s board of directors, Chief Executive Officer, or SWAG’s board of directors pursuant to a resolution adopted by a majority of SWAG’s board of directors, and may not be called by any other person.	The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president.

Action by Written Consent

Any action required or permitted to be taken by the SWAG stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the holders of Class B Stock with respect to which action may be taken by written consent.	Except with respect to the rights of any preferred stock provide in a certificate of designation from time to time, the Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of stockholders may not be taken by written consent in lieu of a meeting.

Quorum

Board of Directors
. At all meetings of SWAG’s board of directors, a majority of the total number of directors shall constitute a quorum for the transaction of business.

Stockholders
. The presence in person or by proxy of the holders of a majority of the outstanding shares of SWAG entitled to vote at the meeting will constitute a quorum at any meeting of stockholders.

Board of Directors
. At all meetings of Post-Combination Company’s board of directors, a majority of the directors will constitute a quorum for the transaction of business.

Stockholders
. The holders of record of a majority of the voting power of the Post-Combination Company’s capital stock issued and outstanding and entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, constitute a quorum at all meetings of Post-Combination Company stockholders for the transaction of business.

Notice of Meetings

Written notice stating the place, date, time and, in the case of special meetings, purpose, of each meeting of SWAG stockholders, shall be delivered not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by SWAG shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to SWAG. Any such consent shall be deemed revoked if (1) SWAG is unable to deliver by electronic	Written notice stating the place, if any, date and time of each meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled

SWAG	Post-Combination Company
transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of SWAG or to the transfer agent, or other person responsible for the giving of notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.	to notice of the meeting. Unless otherwise provided by law, the charter or the bylaws, notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Advance Notice Provisions

SWAG’s charter and bylaws do not provide any specific advance notice requirement for business to be proposed by stockholders.
Business other than nomination of persons for election as directors
. Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Post-Combination Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Amended and Restated Bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or the chairman of the board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Amended and Restated Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the

SWAG	Post-Combination Company

Post-Combination Company not less than ninety (90) or more than one-hundred
twenty (120) days before the meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

Stockholder nominations of persons for election as directors
. Nominations of persons for election to the Post-Combination Company board of directors may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Post-Combination Company’s notice of such special meeting, (i) by or at the direction of the Post-Combination Company board of directors or (ii) by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Post-Combination Company (i) in the case of an annual meeting, not later than the close of business not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting or, if the number of directors to be elected to the board of directors is increased and the first public announcement naming all of the nominees for directors or specifying the size of the increased board of directors is less than 90 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Post-Combination Company. In no event shall the public announcement of an adjournment or postponement of an annual

SWAG	Post-Combination Company
meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

Bylaw Amendments

The bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.	The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws. In addition, the Post-Combination Company stockholders are expressly authorized to adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds
(66 and 2/3%) of the voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote in an election of directors, voting together as a single class.

Charter Amendments

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the SWAG Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the SWAG Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Stock shall remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the SWAG Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of SWAG Common Stock, shall be required to amend Article IX prior to the consummation of a business combination.
The Proposed Charter provides that the following provisions in Proposed Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote thereon, voting together as a single class: (i) Article IV of the Proposed Charter relating to the Post-Combination Company’s preferred stock; (ii) Article V of the Proposed Charter relating to the board of directors; (iii) Article VI of the Proposed Charter relating to relating to stockholder actions by written consent and annual and special stockholder meetings; (iv) Article VII of the Proposed Charter relating to limitation of director liability; (v) Article VIII of the Proposed Charter relating to indemnification; (vi) Article IX of the Proposed Charter relating to forum selection and (vii) Article X of the Proposed Charter relating to the amendment of the Proposed Charter.

For any other amendment, the Proposed Charter applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

SWAG	Post-Combination Company

Size of Board, Election of Directors

Size of Board
. SWAG’s board of directors consists of one or more members, the number thereof to be determined from time to time by resolution of SWAG’s board of directors. Directors need not be stockholders.

Election of Directors
. SWAG’s stockholders shall elect directors, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.

Following the Business Combination, holders of the common stock shall have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of the Post-Combination Company.

Post-Combination Company stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2023, 2024 or 2025, and thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Removal of Directors

Any director or SWAG’s entire board of directors may be removed, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of SWAG capital stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of holders of any series of preferred stock to elect directors, any director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of capital stock of the Post-Combination Company entitled to vote in the election of directors, voting together as a single class.

Board Vacancies and Newly Created Directorships

Unless otherwise provided by law or the SWAG Charter, any newly created directorship or any vacancy occurring in SWAG’s board of directors for any cause may be filled by a majority of the remaining members of SWAG’s board of directors, even if such majority is less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

SWAG	Post-Combination Company

Corporate Opportunity/ Duties of Directors

SWAG renounces any interest or expectation in, and any right to be informed of, any corporate opportunity, and in the event that any SWAG director (other than any director who is an executive officer of SWAG) acquires knowledge of a potential transaction that may be a corporate opportunity, to the fullest extent permitted by law, such director will have no duty (fiduciary or otherwise) or obligation to communicate or offer such corporate opportunity to SWAG and its subsidiaries and stockholders and will not be liable to SWAG and its subsidiaries and stockholders for breach of any fiduciary duty in respect of such corporate opportunity.	The Proposed Charter does not waive the Post-Combination Company’s right to any corporate opportunity. Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Exclusive Forum

The SWAG Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative action brought by a stockholder on behalf of SWAG, (ii) any claim of breach of a fiduciary duty owed by any of SWAG’s directors, officers or employees of SWAG governed by the internal affairs doctrine, (iii) any claim against SWAG, its directors, officers or employees arising under its charter, bylaws or the DGCL and (iv) any claim against SWAG governed by the internal affairs doctrine, except for claims (A) as to which the Delaware Chancery Court determines there is an indispensable party not subject to the jurisdiction of the Delaware Chancery Court and (B) brought under the Securities Act, Exchange Act or for which federal courts have exclusive jurisdiction. The SWAG Charter further provides that the federal courts have exclusive jurisdiction over suits brought to enforce any liability or duty created by the Exchange Act or for which the federal courts have exclusive jurisdiction.
Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Post-Combination Company’s charter designates the Court of Chancery of the State of Delaware (or in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) to the fullest extent permitted by applicable law, as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or employees to the Post-Combination Company or its stockholders, (iii) any claim against the Post-Combination Company arising pursuant to any provision of the Post-Combination Company’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees, as governed by the internal affairs doctrine.

The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Notwithstanding the foregoing, the forum selection provisions of the Proposed Charter will not apply to any suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

SWAG	Post-Combination Company

Limitation of Liability of Directors and Officers

A SWAG director shall not be personally liable to SWAG or its stockholders for monetary damages for breach of fiduciary duty owed to SWAG and its stockholders. Neither the amendment nor appeal of this provision in the SWAG Charter nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a SWAG director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
No director of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Post-Combination Company and its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

Neither the amendment, repeal or modification of this provision in the Proposed Charter, nor to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director of the Post-Combination Company with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification and Advancement Directors, Officers, Employees and Agents

SWAG will indemnify any person for any proceeding by reason of being a director or officer of SWAG or, while a director or officer, is or was serving at the request of SWAG as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by SWAG’s board of directors.

The right to indemnification covers all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. It also includes the right to be paid by SWAG the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, an advancement of expenses will be made only upon delivery to SWAG of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is

The Post-Combination Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any proceeding by reason of the fact that such person is or was a director or officer of the Post-Combination Company or, while a director or officer, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by the Post-Combination Company’s board of directors or the Post-Combination Company, provided, however, that this amount shall be reduced by any amount that such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit
enterprise.

The Post-Combination Company has the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Post-Combination Company who was or is made a party or is otherwise involved in a proceeding

SWAG	Post-Combination Company
no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses.
Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators.

Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, SWAG shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the SWAG’s board of directors.

by reason of the fact that he or she, or a person whom the employee or agent was made a legal representative, is or was an employee or agent of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The right to indemnification covers all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such proceeding, provided, however, that any payment or pre-payment
of expenses paid shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the estate, his or her heirs, executors, administrators, legatees and distributees.

DESCRIPTION OF SECURITIES OF THE POST-COMBINATION COMPANY
In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Amended and Restated Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as
Annex B
and
Annex C
to this proxy statement/prospectus, respectively.
The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.
Common Stock
Holders of shares of Post-Combination Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.
Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Post-Combination Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable.
The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.
As of                  SWAG had 22,807,868 shares of Class A Common Stock and 5,701,967 shares of Class B Common Stock issued and outstanding and                 holders of record of common stock. After giving effect to the Business Combination, we expect the Post-Combination Company will have approximately 82,738,473 shares of common stock outstanding, consisting of (i) 54,228,638 shares issued to holders of shares of common stock or preferred stock of Nogin, (ii) 22,807,868 shares held by SWAG’s Public Stockholders (assuming no redemptions by such Public Stockholders) and (iv) 5,701,967 shares held by the Sponsor (including up to 2,565,885 shares subject to vesting requirements pursuant to the Sponsor Agreement).
Preferred Stock
Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at or the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of preferred stock will be 50,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of preferred stock outstanding.
Under the terms of the Proposed Charter, the Post-Combination Company’s board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Post-Combination Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.
The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Class A Common Stock in the foreseeable future.
Anti-Takeover Provisions
The Proposed Charter and the Amended and Restated Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Proposed Charter provides that the Post-Combination Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders
The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post- Combination Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Proposed Charter will provide that only the chairperson of Post-Combination Company’s board of directors, a majority of the board of directors, the Chief Executive Officer of the Post-Combination Company or the President of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company’s board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Amended and Restated Bylaws or properly made such proposal in accordance with Rule
14a-8
under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Amended and Restated Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting;
provided, however
, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Amended and Restated Bylaws may be amended or repealed by a majority vote of the Post-Combination Company’s board of directors or by the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of Post-Combination Company’s board of directors and at least sixty-six
and
two-thirds
percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Proposed Charter.

Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and Amended and Restated Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Amended and Restated Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Restrictions
Pursuant to the Amended and Restated Bylaws, holders of (a) shares of SWAG Class A Common Stock issued as Merger Consideration, (b) the Nogin Equity Award Shares and (c) the Nogin Warrant Shares will be subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of SWAG Class A Common Stock, in each case, held by
Lock-Up
Holders immediately following the Closing, subject to certain transfers permitted by the Amended and Restated Bylaws.
For all
Lock-Up
Holders other than the “Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. For all Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination, (B) the date on which the last reported sale price of SWAG Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Business Combination and (C) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Forum Selection
The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of Article IX of the Proposed Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A Common Stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
We have applied to list the Class A Common Stock on Nasdaq under the symbol “NOGN.”
Warrants
Public Stockholders’ Warrants
Upon the Closing, each warrant will entitle the registered holder to purchase one share of Post-Combination Company common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Post-Combination Company common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the public warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Post-Combination Company common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire on the fifth anniversary of the Closing at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Post-Combination Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the shares of Post-Combination Company common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Post-Combination Company common stock underlying such warrants.
The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for the Post-Combination Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of the Post-Combination Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, the Post-Combination Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Post-Combination Company common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SWAG. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the SWAG IPO prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Post-Combination Company common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Post-Combination Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Post-Combination Company common stock at a price below their respective exercise prices.
In addition, if (x) we issue additional shares of Post-Combination Company common stock or equity-linked securities for capital raising purposes in connection with Closing at a Newly Issued Price of less than $9.20 per share of Post-Combination Company common stock (with such issue price or effective issue price to be determined in good faith by the Post-Combination Company’s board of directors, and in the case of any such issuance to SWAG’s sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and

(z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Post-Combination Company common stock and any voting rights until they exercise their warrants and receive shares of Post-Combination Company common stock. After the issuance of shares of Post-Combination Company common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Post-Combination Company common stock outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Post-Combination Company common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the Post-Combination Company common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to the Post-Combination officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Post-Combination Company. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Post-Combination Company common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Post-Combination Company common stock issuable upon exercise of any of these warrants) until the date that is 30 days after Closing, except that, among other limited exceptions made to SWAG’s officers and directors and other persons or entities affiliated with the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions—Post-Combination Company
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A Common Stock and other equity securities of SWAG that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, SWAG agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the closing of the Business Combination. Up to four times the total and up to twice in any
12-month
period, certain legacy Nogin Stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Procedures with Respect to Review and Approval of Related Person Transactions
The board of directors of SWAG and Nogin recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Post-Combination Company’s board of directors expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, the Post-Combination Company’s                will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the                determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Post-Combination Company’s                  will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Post-Combination Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Post-Combination Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Certain Relationships and Related Person Transactions—Nogin
Investors’ Rights Agreement
Nogin is party to the Amended and Restated Investor Rights Agreement, dated as of June 2, 2017, which provides, among other things, that certain holders of its capital stock, including (i) Iron Gate Investments XVII, LLC (“Iron Gate”), which currently hold more than 5% of Nogin’s outstanding capital stock,
(ii) Jan-Christopher
Nugent, Chief Executive Officer,
Co-Founder
and member of the board of directors of Nogin, (iii) Geoffrey Van Haeren, President,
Co-Founder
and member of the board of directors of Nogin and (iv) Stephen Choi, a member of the board of directors of Nogin, have the right to demand that Nogin file a registration statement or request that their shares of Nogin capital stock be covered by a registration statement that Nogin is otherwise filing. Ryan Pollock, a director of Nogin, is affiliated with Iron Gate. This agreement will terminate upon completion of the Business Combination.
Voting Agreement
Nogin is a party to the Amended and Restated Voting Agreement, dated as of June 2, 2017, pursuant to which certain holders of its capital stock, including (i) Iron Gate, which currently hold more than 5% of Nogin’s outstanding capital stock,
(ii) Jan-Christopher
Nugent, Chief Executive Officer,
Co-Founder
and member of the board of directors of Nogin, (iii) Geoffrey Van Haeren, President,
Co-Founder
and member of the board of directors of Nogin and (iv) Stephen Choi, a member of the board of directors of Nogin, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Ryan Pollock, a director of Nogin, is affiliated with Iron Gate. This agreement will terminate upon completion of the Business Combination.
Right of First Refusal and
Co-Sale
Agreement
Nogin is a party to the Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of June 2, 2017, pursuant to which Nogin or its assignees have the right to purchase shares of Nogin capital stock which stockholders propose to sell to other parties. Certain holders of Nogin capital stock, including (i) Iron Gate, which currently hold more than 5% of Nogin’s outstanding capital stock,
(ii) Jan-Christopher
Nugent, Chief Executive Officer,
Co-Founder
and member of the board of directors of Nogin, (iii) Geoffrey Van Haeren, President,
Co-Founder
and member of the board of directors of Nogin and (iv) Stephen Choi, a member of the board of directors of Nogin, have rights of first refusal and co-sale
pursuant to this agreement. Ryan Pollock, a director of Nogin, is affiliated with Iron Gate. This agreement will terminate upon completion of the Business Combination.
Director and Officer Indemnification
Nogin’s charter and Nogin’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Nogin has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Nogin expects that these agreements will be replaced with new indemnification agreements for each director and officer of the Post-Combination Company. For additional information, see “
Comparison of Stockholders Rights—Indemnification of Directors, Officers, Employees and Agents
” and “
Description of Capital Stock of the Post-Combination Company—Limitations on Liability and Indemnification of Officers and Directors
.”
Investment in Unconsolidated subsidiaries
The Company owns fifty percent interest in two joint ventures, Modcloth and IPCO. The Company provides eCommerce services to its joint ventures, ModCloth and IPCO under Master Services agreements, which were entered into on April 25, 2021 and December 31, 2021, respectively. Revenue related to ModCloth and IPCO represent 8% and 0%, respectively, of total revenue in 2021 and the Company expects revenue from related parties to represent less than 5% in future years, which the Company does not believe to be significant to its financials.
The Company accounts for its investments in the joint ventures under the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur.
The joint ventures were determined to be variable interest entities as the equity investment at risk is not sufficient to permit the joint ventures to finance its activities without additional subordinated financial support. The Company has determined that it is not the primary beneficiary as the Company does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment.
Certain Relationships and Related Person Transactions—SWAG
On January 2021, the Sponsor purchased 5,750,000 founder shares (48,033 shares of which were forfeited after the underwriters’ partial exercise of its over-allotment option). The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of this offering. If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B Common Stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock upon the consummation of this offering.
The Sponsor purchased an aggregate of 9,982,754 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the SWAG IPO. As such, the Sponsor’s interest in this transaction is valued at between $9,982,754. Each private placement warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Commencing on July 28, 2021, SWAG agreed to pay an affiliate of our sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or liquidation, SWAG will cease paying these monthly fees.
No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by SWAG to the sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SWAG does not have a policy that prohibits the Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket
expenses by a target business. SWAG’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on SWAG’s behalf.
Prior to the closing of the SWAG IPO, the Sponsor agreed to loan SWAG up to an aggregate of $300,000 to be used for a portion of the expenses of this offering. As of March 31, 2021, SWAG borrowed a total amount of

$94,937 under such promissory note. These loans are
non-interest
bearing, unsecured and became due on August 2, 2021. The loan was repaid upon the closing of the SWAG IPO out of the estimated $650,000 of offering proceeds that was allocated to the payment of offering expenses (other than underwriting commissions) not held in the Trust Account. The value of the Sponsor’s interest in this transaction corresponds to the principal amount outstanding under any such loan.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SWAG’s officers and directors may, but are not obligated to, loan SWAG funds as may be required. If SWAG completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, SWAG may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. SWAG has agreed that $1,500,000 of such loans which the Sponsor has the right to lend to us may be converted into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such loans by SWAG’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. SWAG does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as SWAG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
After SWAG’s initial business combination, members of its management team who remain with the Post-Combination Company may be paid consulting, management or other fees from the Post-Combination Company with any and all amounts being fully disclosed to SWAG’s stockholders, to the extent then known, in the proxy solicitation materials or tender offer documents, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such proxy solicitation materials or tender offer documents, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
SWAG has entered into a registration rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the founder shares, which is described under the section of this proxy statement/prospectus entitled “
Description of Securities—Registration Rights
.”
On February 9, 2022, SWAG issued an unsecured promissory note in the principal amount of $300,000 to the Sponsor. The note does not bear interest and is repayable in full upon consummation of SWAG’s initial business combination. If SWAG does not complete a business combination, the note will not be repaid and all amounts owed under it will be forgiven. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.
Policy for Approval of Related Party Transactions
The audit committee of SWAG’s board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which SWAG was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) SWAG’s directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of SWAG’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation
S-K
under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length
dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes SWAG’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of SWAG and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, SWAG may consummate related party transactions only if its audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

EXPERTS
The financial statements of Software Acquisition Group Inc. III as of December 31, 2021 and for the period from January 5, 2021 (inception) through December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Software Acquisition Group Inc. III to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The audited financial statements of Branded Online, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of shares of SWAG Class A Common Stock offered by this proxy statement/prospectus will be passed upon for SWAG by Kirkland & Ellis LLP.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the SWAG Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
APPRAISAL RIGHTS
Holders of SWAG Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Software Acquisition Group Inc. III
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Software Acquisition Group Inc. III (the “Company”) as of December 31, 2021, the related consolidated statement of operations, changes in stockholders’ deficit and cash flows for the period from January 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions and date for mandatory liquidation and subsequent dissolution, should a business combination not occur prior to February 2, 2023, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Boston, MA
March 29, 2022
PCAOB # 688

SOFTWARE ACQUISITION GROUP INC. III
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2021

ASSETS
Current assets
Cash	$288,108
Prepaid expenses and other current assets	570,528

Total Current Assets	858,636
Marketable securities held in Trust Account	231,506,662

TOTAL ASSETS	$232,365,298

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,306,281

Total Current Liabilities	1,306,281
Deferred underwriting fee payable	7,982,754

Total Liabilities	9,289,035

Commitments and Contingencies (See Note 6)
Class A common stock subject to possible redemption, 22,807,868 shares at redemption value	231,499,860
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none shares issued and outstanding, and 22,807,868 subject to possible redemption	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,701,967 shares issued and outstanding	570
Additional paid-in capital	—
Accumulated deficit	(8,424,167)

Total Stockholders’ Deficit	(8,423,597)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$232,365,298

The accompanying notes are an integral part of the consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Operating and formation costs	$1,917,009

Loss from operations	(1,917,009)
Other income/(loss):
Interest earned on marketable securities held in Trust Account	6,802
Interest income - bank	24
Change in fair value of over-allotment option liability	(61,353)
Fair value of forfeited over-allotment option	17,445

Total other loss, net	(37,082)

Net loss	$(1,954,091)

Basic and diluted weighted average shares outstanding, Class A common stock	10,024,409

Basic and diluted net loss per share, Class A	$(0.13)

Basic and diluted weighted average shares outstanding, Class B common stock	5,304,936

Basic and diluted net loss per share, Class B	$(0.13)

The accompanying notes are an integral part of the consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount

Balance – January 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2021	—	$—	5,750,000	$575	$24,425	$(1,000)	$24,000
Net loss	—	—	—	—	—	1	1

Balance – June 30, 2021	—	$—	5,750,000	$575	$24,425	$(999)	$24,001
Sale of 20,000,000 Units, net of underwriting discounts and offering expenses	—	—	—	—	—	—	—
Proceed allocated to Public Warrants	—	—	—	—	12,492,109	—	12,492,109
Allocated value of transaction costs to warrants	—	—	—	—	(737,120)	—	(737,120)
Adjustment of carrying value to initial redemption value	—	—	—	—	(21,762,173)	(6,470,076)	(28,232,249)
Sale of 9,000,000 Private Placement Warrants	—	—	—	—	9,982,754	—	9,982,754
Forfeiture of Founder Shares	—	—	(48,033)	(5)	5	—	—
Net loss	—	—	—	—	—	(690,854)	(690,854)

Balance – September 30, 2021	—	$—	5,701,967	$570	$—	$(7,161,929)	$(7,161,359)
Net Loss	—	—	—	—	—	(1,262,238)	(1,262,238)

Balance – December 31, 2021	—	$—	5,701,967	$570	$—	$(8,424,167)	$(8,423,597)

The accompanying notes are an integral part of the consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(1,954,091)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(6,802)
Change in fair value of over-allotment liability	61,353
Fair value of forfeited over-allotment optio n	(17,445)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(570,528)
Accrued expenses	1,306,281

Net cash used in operating activities	(1,181,232)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(231,499,860)

Net cash used in investing activities	(231,499,860)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	223,517,106
Proceeds from sale of Private Placements Warrants	9,982,754
Proceeds from promissory note – related party	174,060
Repayment of promissory note – related party	(174,060)
Payment of offering costs	(555,660)

Net cash provided by financing activities	232,969,200

Net Change in Cash	288,108
Cash – Beginning of period	—

Cash – End of period	$288,108

Non-Cash investing and financing activities:
Initial value of over-allotment option liability	$211,034

Elimination of over-allotment option liability	$(254,942)

Adjustment of carrying value to initial redemption value	$28,232,249

Deferred underwriting fee payable	$7,982,754

Forfeiture of Founder Shares	$(5)

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Software Acquisition Group Inc. III (the “Company”) is a blank check company incorporated in Delaware on January 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company has one wholly owned subsidiary which was formed on December 20, 2021, Nuevo Merger Sub Inc. (the “Merger Sub”), a Delaware corporation.
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity from January 5, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on July 28, 2021. On August 2, 2021, the Company consummated the Initial Public Offering of 20,000,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Software Acquisition Holdings III, LLC (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 2, 2021 and the close of the over-allotment on August 4, 2021, an amount of $231,499,860 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $29,061,434. A total of $28,499,860 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $231,499,860.
Transaction costs amounted to $13,056,080, consisting of $4,561,574 of underwriting fees, $7,982,754 of deferred underwriting fees and $511,752 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of amounts disbursed to management for working capital, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the Private Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business
Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business
Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by February 2
, 202
3
 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The

Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $
10.15
per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $
10.15
per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2021, the Company had $288,108 in its operating bank accounts, $231,506,662 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $440,843. As of December 31, 2021, approximately $6,802 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 2, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 2, 2023.

Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target business, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at December 31, 2021.
Marketable Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$228,078,680
Less:
Proceeds Allocated to Public Warrants	(12,492,109)
Class A common stock issuance costs	(12,318,960)
Add:
Adjustment of carrying value to initial redemption value	28,232,249

Class A common stock subject to possible redemption	$231,499,860

Derivative Liabilities
The Company accounts for derivative instruments as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the derivative instruments meet all of the requirements for equity classification under ASC 815, including whether they are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the consolidated statement of operations. The Company’s has analyzed the Public Warrants and Private Placement Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. (see Note 8)

The Company granted the underwriters a
45-day
option at the Initial Public Offering date to purchase up to 3,000,000 additional Units to cover over-allotments. The over-allotment option was evaluated under ASC 480 “Distinguishing Liabilities from Equity.” The Company concluded that the underlying transaction (Units which include redeemable shares and warrants) of the over-allotment option embodies an obligation to repurchase the issuer’s equity shares. Accordingly, the option was fair valued and recorded as a liability at issuance date and applied to the offering cost of the Class A redeemable shares. On August 4, 2021, the underwriters partially exercised their over-allotment option to purchase an additional 2,807,868 Units at $10.00 per Unit and forfeited the remaining over-allotment option. (see Note
8
)
Offering Costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs amounted to $13,056,080, which were charged to stockholders’ deficit upon the completion of the Initial Public Offering. $12,318,960 were allocated to public shares and charged to temporary equity, and $737,120 was allocated to warrants and accounted for as equity.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Class A common shares is excluded from net loss per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Period from January 5, 2021 (Inception) Through December 31, 2021
	Class A	Class B

Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,277,850)	$(676,241)
Denominator:
Basic and diluted weighted average shares outstanding	10,024,409	5,304,936

Basic and diluted net loss per ordinary share	$(0.13)	$(0.13)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU
2020-06
removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU
2020-06
is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustment (see Note 7).
On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at a price of $11.50. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 22, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Other Receivable – Related Party
On August 23, 2021, the Company paid a charge in the amount of $5,541 on behalf of an affiliated entity. This amount is included in other receivable – related party. The Company was subsequently reimbursed in full subsequent to December 31, 2021, prior to the issuance of these consolidated financial statements.
Administrative Support Agreement
The Company agreed, commencing on July 28, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor or its designee a total of up to $15,000 per month for office space, administrative and shared personnel support. For the period from January 5, 2021 (inception) through December 31, 2021, the Company incurred $60,000 and paid $105,000 in fees for these services, of which
 $45,000
is included in prepaid expenses and other assets in the accompanying consolidated balance sheet.
Promissory Note — Related Party
On January 22, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and, as amended effective May 28, 2021, payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $174,060 was repaid at the closing of the Initial Public Offering on August 2, 2021.

Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, there were no amounts outstanding under the Working Ca pital Loans.
Health Insurance — Related Party
The Company reimbursed the Sponsor $86,549 of health insurance and other benefits for its officers and administrative staff.
NOTE 6. COMMITMENTS AND CONTINGENCIES

On September 15, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee at Business Combination in the amount of $3,000,000. If, following or in connection with the termination, abandonment or failure to occur of any proposed Business Combination in respect of which the Company entered into an agreement during the term of this Agreement or during the 12-month period following the effective date of termination of this Agreement, the Company or any affiliate is entitled to receive a break-up, termination, “topping,” expense reimbursement, earnest money payment or similar fee or payment (each and together, “Termination Payments”), the vendor shall be entitled to a cash fee (the “Break-Up Fee”), payable upon the Company’s or such affiliate’s receipt of such amount, equal to the lesser of (x) 25% of the aggregate amount of all Termination Payments paid to the Company or such affiliate or (y) $750,000. In addition, the agreement contains an additional contingent fee provision of 4% of the gross proceeds of any equity or equity-linked securities sold in connection with the Business Combination. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.
On October 11, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee at Business Combination in the amount equal to (i) the aggregate principal amount of securities issued at the closing of such transaction, multiplied by (ii) 4%, multiplied by (iii) 50%. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.
Registration Rights
Pursuant to a registration rights agreement entered into on July 28, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration stat ements. This agreement has been subsequently amended and restated. (see Note 11)
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units.
The underwriters were paid a cash fee of $0.20 per Unit, or $4,561,574 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $7,982,754 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agre ement.
The Company entered into several other agreements subsequent to year end. (See Note 11)
NOTE 7. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class
 A Common Stock
— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021, there were 22,807,868 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our Business Combination.

NOTE 8. STOCKHOLDERS’ DEFICIT
Preferred Stock

— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class
 B Common Stock

— The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021, there were 5,750,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 750,000 shares of Class B common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of shares of Class B common stock will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.
Prior to the consummation of a Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.
Warrants

— Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants When the Price per share of Class
 A common stock Equals or Exceeds $18.00—
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable.
NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liability) at December 31, 2021 is as follows:

December 31, 2021

Deferred tax assets (liability)
Net operating loss carryforward	$40,116
Startup/Organization Expenses	361,022

Total deferred tax assets (liability)	401,138
Valuation Allowance	(401,138)

Deferred tax assets (liability), net of allowance	$—

F-1
9

The income tax provision for the period from January 5, 2021 (inception) through December 31, 2021 consists of the following:

December 31, 2021

Federal
Current	$—
Deferred	(401,138)
State and Local
Current	—
Deferred	—
Change in valuation allowance	401,138

Income tax provision	$—

As of December 31, 2021, the Company had a total of $191,032 U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from January 5, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $401,138.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:

December 31, 2021

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of over-allotment liability	(0.5)%
Valuation allowance	(20.5)%

Income tax provision	0.0%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, and the recording of full valuation allowances on deferred tax assets.
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2021 remain open and subject to examination.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.

F-
20

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$231,506,662
NOTE 11. SUBSEQUENT EVENTS
On February 15, 2022, the Company entered into an agreement with a vendor for investment banking services related to the pending Business Combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE financing. The agreement calls for the vendor to receive a contingent fee equal to (i) the aggregate principal amount of securities issued at the closing of such transaction as i) 2% if it is a equity or debt security or ii) if it is a convertible debt security. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

Convertible Promissory Note — Related Party
On February 9, 2022, the Sponsor agreed to loan the Company $300,000 pursuant to a new promissory note (the “Working Capital Loan”). The Working Capital Loan is
non-interest
bearing and payable upon consummation of the Company’s initial Business Combination. At the lender’s discretion, the Working Capital Loan may be repayable in warrants of the post Business Combination entity at a price of $1.00 per warrant.
Merger Agreement
On February 14, 2022, Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), and Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin” or the “Company”). If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by SWAG’s and Nogin’s stockholders and (ii) the

F-
21

Merger is subsequently completed, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Transactions”).
As part of the Transactions, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in (i) the case of Nogin’s stockholders, newly issued shares of SWAG Class A common stock, par value $0.0001 per share (“SWAG Class A common stock”), with a value ascribed to each share of SWAG Class A common stock of $10.00, and, at their election, a portion of $20.0 million of consideration payable in cash and (ii) the case of Nogin’s optionholders, options of SWAG (collectively, the “merger consideration”).
Sponsor Agreement
In connection with the execution of the Merger Agreement, our sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with SWAG and Nogin, pursuant to which the sponsor agreed to, among other things, (i) vote at the special meeting to be called for approval of the Transactions any SWAG Class A common stock or SWAG Class B common stock, par value $0.0001 per share (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the proposals presented by SWAG at such meeting, (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor has agreed to waive redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Securities they may hold.
The sponsor has also agreed, subject to certain exceptions, not to transfer any of its shares of SWAG Class B common stock (the “Founder Shares”) (or any shares of SWAG common stock issuable upon conversion in connection with the Closing) until the earlier of (i) the date that is the one-year anniversary of the Closing and (ii) the date on which SWAG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SWAG’s stockholders having the right to exchange their shares of SWAG common stock for cash, securities or other property or (iii) subsequent to the consummation of the Transactions, the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any
20
trading days within any 30 trading day period commencing at least 150 days after the Closing Date of the Transactions (the “Founder Shares Lock-up Period”).
The Sponsor Agreement parties have also agreed, subject to certain exceptions, not to transfer any private placement warrants purchased in connection with SWAG’s initial public offering (the “Private Placement Warrants”) (or any share of SWAG common stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the Closing Date of the Transactions (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).
The Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, 1,710,590 (or 30%) of the Founder Shares held by the sponsor as of the Closing, or 2,565,885 (or 45%) of the Founders Shares if, immediately prior to the Closing, holders of SWAG Class A common stock have validly elected to redeem a number of shares of SWAG Class A common stock (and have not withdrawn such redemptions) that would result in greater than 40% of the funds in the Trust Account being paid to such redeeming holders for such redemptions, will be subject to certain time and performance-based vesting provisions described below. The sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares (the “First Tranche Shares”) will vest on any day following the Closing when the closing price of a share of SWAG Class A common stock on NASDAQ (the “Closing Share Price”) equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and the remaining 50% will vest (along with any

unvested First Tranche Shares) when the Closing Share Price equals or exceeds $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).
The Sponsor Agreement will terminate on the later of (i) the vesting of all unvested Founder Shares (ii) the end of the Founder Shares Lock-Up Period.
Company Support Agreement
In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement. Pursuant to the Company Support Agreement, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin common stock and/or Nogin preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin common stock or Nogin preferred stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Company Support Agreement represent approximately 84.1% of the outstanding shares of Nogin common stock and approximately 99.5% of the outstanding shares of Nogin preferred stock. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin stockholder approval at the time of such delivery. Additionally, the Supporting Nogin Stockholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A common stock and other equity securities of SWAG that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, SWAG will agree to file a shelf registration statement registering the resale of the SWAG Class A common stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the Closing. Up to four times total and up to twice in any 12-month period, certain legacy Nogin stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Representations and Warranties
Under the Merger Agreement, Nogin made customary representations and warranties relating to: organization; authorization; capitalization; Nogin’s subsidiaries; consents and approvals; consolidated financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; insurance policies; affiliate transactions; information supplied; customers and suppliers; compliance with laws; PPP loans; and disclaimer of warranties.

F-2
3

Under the Merger Agreement, SWAG and Merger Sub made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; consolidated financial statements; business activities and absence of undisclosed liabilities; absence of certain changes; litigation; material contracts; taxes; compliance with laws; certain fees; organization of Merger Sub; Securities and Exchange Commission (“SEC”) reports, Nasdaq Stock Market LLC (“NASDAQ”) compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; SWAG’s Trust Account (the “Trust Account”); affiliate transactions; independent investigation; employee benefits; valid issuance of securities; takeover statutes and charter provisions; and disclaimer of warranties.
Covenants
The Merger Agreement includes customary covenants of the parties with respect to business operations prior to the consummation of the Transactions and efforts to satisfy conditions to the consummation of the Transactions. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for SWAG and the Company to cooperate in the preparation of the Registration Statement on Form
S-4
required to be prepared in connection with the Transactions (the “Registration Statement”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Branded Online, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Branded Online, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2021.
Newport Beach, California
May 13, 2022

Branded Online, Inc dba Nogin
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$1,071	$16,168
Accounts receivable, net	1,977	4,027
Related party receivables	5,356	—
Inventory	22,777	137
Prepaid expenses and other current assets	2,915	1,024

Total current assets	34,096	21,356

Restricted cash	3,500	—
Property and equipment, net	1,789	1,656
Intangible assets, net	1,112	412
Investment in unconsolidated affiliates	13,570	—
Other non-current asset	664	417

Total assets	$54,731	$23,841

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,098	$6,318
Due to clients	5,151	13,348
Accrued expenses and other liabilities	14,018	3,764

Total current liabilities	35,267	23,430

Paycheck Protection Program loan payable	—	2,266
Line of credit	348	—
Long-term note payable, net	19,249	—
Deferred tax liabilities	1,174	—
Other long-term liabilities	734	174

Total liabilities	56,772	25,870

Commitments and contingencies (Note 18)
CONVERTIBLE REDEEMABLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 2,042,483 shares authorized, issued and outstanding, as of December 31, 2021 and December 31, 2020	4,687	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 1,600,000 shares authorized as of December 31, 2021 and December 31, 2020 respectively; 1,459,462 shares issued and outstanding	6,502	6,502
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value 14,000,000 shares authorized; 9,129,358 shares issued and outstanding as of December 31, 2021 and December 31, 2020	1	1
Additional paid-in capital	4,361	4,308
Treasury stock	(1,330)	(1,330)
Accumulated deficit	(16,262)	(16,197)

Total stockholders’ deficit	(13,230)	(13,218)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$54,731	$23,841

See notes to consolidated financial statements.

Branded Online, Inc dba Nogin
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Net service revenue	$41,866	$45,517	$40,954
Net product revenue	51,346	—	—
Net service revenue from related parties	8,136	—	—

Total net revenue	101,348	45,517	40,954
Operating costs and expenses:
Cost of services	24,174	17,997	13,197
Cost of product revenue	20,431	—	—
Sales and marketing	1,772	1,094	1,433
Research and development	5,361	4,289	5,021
General and administrative	55,369	23,865	23,387
Depreciation and amortization	520	415	207

Total operating costs and expenses	107,627	47,660	43,245

Operating loss	(6,279)	(2,143)	(2,291)
Interest expense	(926)	(225)	(164)
Change in fair value of unconsolidated affiliate	4,937	—	—
Other income	3,378	1,418	2,480

Income (loss) before income taxes	1,110	(950)	25
Provision for income taxes	1,175	190	25

Net loss	$(65)	$(1,140)	$—

Net loss per common share – basic and diluted	$(0.01)	$(0.12)	$—
Weighted average shares outstanding – basic and diluted	9,129,358	9,129,358	9,130,726
See notes to consolidated financial statements.

Branded Online, Inc dba Nogin
Consolidated Statements of Convertible Redeemable Preferred Stock and
Stockholders’ Deficit
(In thousands, except share data)

	Convertible Redeemable Preferred Stock				Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2019	2,042,483	$4,687	1,459,462	$6,502	9,152,060	$1	$4,282	$(1,280)	$(15,161)	$(12,158)
Repurchase of common stock	—	—	—	—	(22,702)	—	(104)	(50)	104	(50)
Net loss	—	—	—	—	—	—	—	—	—	—
Balance, December 31, 2019	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,178	$(1,330)	$(15,057)	$(12,208)
Stock-based compensation	—	—	—	—	—	—	130	—	—	130
Net loss	—	—	—	—	—	—	—	—	(1,140)	(1,140)

Balance, December 31, 2020	2,042,483	4,687	1,459,462	6,502	9,129,358	1	4,308	(1,330)	(16,197)	(13,218)
Stock-based compensation	—	—	—	—	—	—	53	—	—	53
Net loss	—	—	—	—	—	—	—	—	(65)	(65)

Balance, December 31, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,361	$(1,330)	$(16,262)	$(13,230)

See notes to consolidated financial statements.

Branded Online, Inc dba Nogin
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(65)	$(1,140)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	520	415	207
Amortization of debt issuance costs	137	—	—
Amortization of contract acquisition costs	361	667	623
Loss on disposal of assets	74	—	—
Stock-based compensation	53	130	—
Deferred income taxes	1,174	—	—
Fair value adjustment on joint ventures	(4,937)	—	—
Fair value adjustment on warrant liability	(177)		—
Gain on extinguishment of PPP loan payable	(2,266)	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,050	(1,533)	(648)
Related party receivables	(5,356)	—	—
Inventory	(22,641)	—	—
Prepaid expenses and other current assets	(1,891)	(194)	(550)
Other non-current assets	(247)	11	(187)
Accounts payable	9,780	1,508	2,912
Due to clients	(8,197)	504	8,002
Accrued expenses and other liabilities	10,255	1,211	(925)

Net cash (used in) provided by operating activities	(21,373)	1,579	9,434
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(686)	(1,578)	(124)
Purchases of software	(1,103)	—	(38)
Acquisition of investment in unconsolidated affiliates	(8,633)	—	—

Net cash used in investing activities	(10,422)	(1,578)	(162)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	20,000	2,266	—
Payment of debt issuance costs	(150)	—	75,848
Proceeds from line of credit	173,896	115,814	(75,848)
Repayments of line of credit	(173,548)	(115,814)	(50)

Net cash provided by financing activities	20,198	2,266	(50)

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(11,597)	2,267	9,222
Beginning of year	16,168	13,901	4,679

End of year	$4,571	$16,168	$13,901

SUPPLEMENTAL CASH FLOW INFORMATION
Issuance of warrants with debt	$738	$—	$—
Cash paid for taxes	$195	$9	$24
Cash paid for the interest	$444	$225	$164
See notes to consolidated financial statements.

Branded Online, Inc dba Nogin
Notes to the Consolidated Financial Statements

1.	OVERVIEW
Nogin (the “Company”) is an
e-commerce,
technology platform provider that delivers
Commerce-as-a-Service
(“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’
front-to-back-end
operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive
e-commerce
solution to its customers on a revenue sharing basis.
The Company’s headquarters and principal place of business are in Tustin, California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Liquidity
The Company’s financial statements have been prepared by management on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As a result, these financial statements do not include any adjustments that might result from the outcome of going concern uncertainty. The Company has $4.7 million available under its line of credit which matures on June 30, 2023.
Historically, the Company has financed its operations through issuances of equity securities, revenues from services, and borrowings under its credit agreements. The Company’s principal liquidity requirements are to meet working capital needs, make debt service payments, and fund capital expenditures. The Company’s management believes even with the impacts of the global novel coronavirus
(“COVID-19”)
pandemic, it has the ability to continue as a going concern as, in management’s opinion, the Company has achieved a level of sales and gross margin adequate to support the Company’s cost structure.
COVID-19
Pandemic
In March 2020, the World Health Organization declared the
COVID-19
outbreak a pandemic. At the onset of
COVID-19,
the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the
COVID-19
pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the
COVID-19
pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the
COVID-19
pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consideration for estimated reserves for returns and other allowances. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for marking judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.
Cash
Cash consists of cash on hand and cash in bank deposits.
Restricted Cash
Restricted cash represents cash held as collateral for the Company’s purchases of certain inventory under one of the Company’s master services agreements. The collateral provides the Company with increased credit in order to purchase certain inventory. The funds can be released and available for use by the Company when it is determined the Company no longer needs the additional credit, and can subsequently request for the funds to be released.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled.
The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any customers with off-balance-sheet
credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.
The reserve for credit losses as of December 31, 2021 and 2020, consisted of the following (in thousands):

	As of December 31,
	2021	2020
Balance at beginning of period	$428	$379
Additions to allowance for credit losses	433	437
Cash receipts	—	—
Write-offs	(455)	(388)

Balance at end of period	$406	$428

Inventory
Inventory is stated at the lower of cost or net realizable value and consists entirely of finished goods purchased for resale. Cost is determined using the first-in,
first-out
(“FIFO”) method or weighted average cost depending on product brand. Adjustments are made, if necessary, to reduce excess or obsolete inventory to their net realizable value. These estimates are based on management’s judgment about future demand and market conditions. Once established, these adjustments are considered permanent and are not revised until the related inventory is sold or disposed.
The Company maintains a reserve for returns, which is included within inventory on the consolidated balance sheets with changes to the reserve in cost of product revenue on the accompanying statement of operations. Included within inventory on the consolidated balance sheet are assets totaling $532 thousand as of December 31, 2021 for the rights to recover products from customers associated with our liabilities for return allowances.
Concentration of Risks
Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and equity method investments. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.
The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of December 31, 2021, receivables from two customers amounted to $1.1 million or 15% and $5.4 million or 73% of accounts receivable. As of December 31, 2020, receivables from two customers amounted to $1.4 million or 45% and $1 million or 30% of accounts receivable.
Major Customers
For the year ended December 31, 2021 revenue from three customers amounted to $9.9 million or 10%, $22.2 million or 22%, and $30.4 million or 30% of total revenue. For the year ended December 31, 2020 revenue from three customer amounted to $6.0 million or 13%, $6.5 million or 14%, and $6.3 million or 14% of total revenue.
Major Suppliers
For the year ended December 31, 2021, two vendors accounted for $9.5 million or 17% and $6.4 million or 12% of total purchases. For the year ended December 31, 2020, two vendors accounted for $4.5 million or 16% and $4.2 million or 15% of total purchases.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature that extend the life of the asset are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gains or losses are reflected in the accompanying statement of operations.

Estimated Useful Life (Years)
Furniture and fixtures	5
Computer equipment and software	3 to 7
Leasehold Improvement	Lesser of economic useful life (typically 10 years) or original lease term

The Company evaluates the carrying value of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An asset is considered to be impaired when the forecasted undiscounted cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of forecasted future cash flows. Indicators of impairment could include, among other factors, significant changes in the business environment, the planned closure of a facility, or deteriorations in operating cash flows. Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows.
Capitalized Software
The costs related to establishing the technological feasibility of software are expensed as incurred as a part of research and development in general and administrative expenses. Costs that are incurred after technological feasibility is established are capitalized and amortized to general and administrative expenses over the estimated economic life of one to five years.
The technological feasibility of software is established when the fundamental framework of the platform is created. Consideration to capitalize software development costs before this point is limited to the development costs of the software for which technological feasibility can be proven at an earlier stage.
At each balance sheet date, the Company performs reviews to ensure that unamortized capitalized software costs remain recoverable from estimated future profits of the related software products.
Long-lived Assets
The Company reviews long-lived assets with finite lives for impairment upon the occurrence of certain events or circumstances that indicate the related amounts may be impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The Company reviews long-lived assets to be held-and-used
for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired if the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate comparable with the risks associated with the recovery of the asset. The Company amortizes intangible assets on a straight-line basis or on a basis consistent with the pattern in which the economic benefits are realized. Based on its analysis, the Company determined that as of December 31, 2021, 2020 and 2019, there was no impairment of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue which could result in impairment related to the Company’s long-lived assets.
Investment in Unconsolidated Affiliates
Investments for which the Company can exercise significant influence but does not have control are accounted for under the equity method unless the Company elects the fair value option of accounting. The Company’s current investment in unconsolidated affiliates as of December 31, 2021 relates to the joint ventures, ModCloth Partners LLC (“ModCloth”) and IPCO Holdings, LLC (“IPCO”), both of which the Company owns 50% and has elected the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur.
The joint ventures were determined to be variable interest entities as the equity investment at risk is not sufficient to permit the joint ventures to finance its activities without additional subordinated financial support. The

Company has determined that it is not the primary beneficiary as the Company does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment, assuming no future capital funding requirements. The Company has recorded its 50% equity interest in the joint ventures as investments in unconsolidated affiliates under the fair value option of accounting due to its significant influence.
Revenue Recognition
Revenue is accounted for using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.
In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.
A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s
e-commerce
platform, customer service support, photography services, warehousing, and fulfillment. Most of the contracts of the Company with customers contain multiple promises, which may result in multiple performance obligations, while others are combined into one performance obligation. For contracts with customers, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate promises on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.
The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.
The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s
e-commerce
platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.
CaaS Revenue is recognized on a net basis from maintaining
e-commerce
platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns is included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations.
The reserve for returns as of December 31, 2021 and 2020, consisted of the following (in thousands):

	As of December 31,
	2021	2020
Balance at beginning of period	$598	$350
Additions to the reserve	1,559	598
Deductions from the reserve	(318)	(350)

Balance at end of period	$1,839	$598

In most cases the Company acts as the merchant of record, resulting in a due to client liability (discussed below). However, in some instances, the Company may perform services without being the merchant of record in which case there is a receivable from the customer.
Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the condensed consolidated statements of operations.
Commerce as a Service
As noted above, the Company’s main revenue stream is “Commerce as a Service” revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s
e-commerce
platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining
e-commerce
platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.
Product sales
Under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.
Fulfillment services
Revenue for
business-to-business
(“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services
Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.
Shipping services
Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.
Set up and implementation services
The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.
Other services
Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.
Cost of services
Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.
Cost of product revenue
Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.
Due to Clients
Due to clients consists of amounts payable to clients pertaining to the client’s last month pro rata share of revenue earned and collected by the Company, less any returns and any expenses incurred by the Company on behalf of the clients. In most cases, the Company acts as the merchant and seller of record and thus directly collects the funds from sales on the online store. As such, at the end of each month, there is an amount owed to the Company’s clients net of the Company’s fees, and expenses incurred on the client’s behalf.
Income Taxes
The Company is subject to federal and state corporate income taxes on its taxable income. The Company accounts for income taxes using the asset and liability method on a legal entity and jurisdictional basis, under which the Company recognizes the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company’s calculation relies on several factors, including pre-tax
earnings, differences between tax laws and accounting rules, statutory tax rates, tax credits, uncertain tax positions, and valuation allowances. The Company uses judgment and estimates in evaluating its tax positions. Valuation allowances are established when, in the Company’s judgment, it is more likely than not that the Company’s deferred tax assets will not be realized based on all available evidence. Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax assets, when applicable, are reduced by a valuation allowance when, in the opinion of management, it is probable that some portion or all of the deferred tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The major component comprising deferred income tax assets and liabilities is net operating loss.
The guidance requires that the Company determine whether the benefits of tax positions are “more likely than not” of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit in the financial statements. Additionally, the interpretation provides guidance on derecognition, classification, interest and penalties, disclosures, and transition. As of December 31, 2021, 2020 and 2019, the Company had no accruals for potential losses related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions. The Company’s tax returns are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. The Company regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years. The Company recognizes tax benefits from uncertain tax positions only if (based on the technical merits of the position) it is more likely than not that the tax positions will be sustained on examination by the tax authority. The Company adjusts these tax liabilities, including related interest and penalties, based on the current facts and circumstances. The Company reports tax-related
interest and penalties as a component of income tax expense. The Company’s December 31, 2018 and 2017 tax returns are currently under audit by the IRS. The Company does not believe any significant impacts will result from the audit.
Deferred Rent
Rent expense is recorded on a straight-line basis over the lease term. The difference between cash payments for rent and the expense recorded is reported as deferred rent on the balance sheet. The balance as of December 31, 2021 and 2020 was $1.6 million and $0.3 million, respectively, and is included within accrued expenses and other liabilities.
Fair Value Measurement
The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820,
Fair Value Measurements and Disclosures
(“ASC 820”),which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.
The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial
assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
The Company defines fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.
Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•
Level 2 -
Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.
The carrying value of the Company’s short-term financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.
Stock Option Plan
Under the Company’s 2013 Stock Incentive Plan, the Company may grant nonqualified stock options, restricted stock, and stock appreciation rights to employees, members of the board and service providers. The Company accounts for its employee stock-based compensation awards in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation - Stock Compensation. For stock-based awards, the Company measures compensation cost at fair value on the date of grant and recognizes compensation expense on a straight-line basis over the requisite service period during which the awards are expected to vest. Awards with a graded vesting schedule are amortized over the requisite service period for the entire award. The Company estimates grant-date fair value of its stock options using the Black-Scholes option pricing model.
Preferred Stock
The Company’s preferred stock is comprised of Series A convertible redeemable preferred stock and Series B convertible redeemable preferred stock. The preferred stock is classified as mezzanine equity on the balance sheets because they are redeemable at the option of the Series A and Series B preferred stockholders. The preferred stock is recorded at fair value on the date of issuance and has been adjusted to the greater of their carrying value or redemption value as of December 31, 2021 and 2020.
Reclassifications
Certain reclassifications have been made to the prior year’s condensed consolidated balance sheets to conform to the December 31, 2021 presentation. The Company reclassified inventory of $137 thousand from prepaid expenses and other current assets to inventory as of December 31, 2020.

Recent Accounting Pronouncements
In February 2016, the FASB issued ASU
2016-02,
Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of
use asset and a lease liability for leases with terms greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2021 and requires a modified retrospective adoption. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.
In June 2016, the FASB issued ASU
2016-13,
“Financial Instruments—Credit Losses” (Topic 326). The FASB issued this update to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU
2018-19,
“Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” which clarifies the scope of guidance in the ASU
2016-13.
The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.
In December 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-12,
Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill. ASU
2020-12
is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact that ASU
2020-12
may have on the financial statements.
In August 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.
The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU
2021-06
is effective for the Company beginning January 1, 2024, with early adoption permitted as of January 1, 2021. The Company is currently evaluating the impact that ASU
2021-06
may have on our financial statements.
Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

3.	PROPERTY AND EQUIPMENT
Property and equipment, net as of December 31, 2021 and 2020, consisted of the following (in thousands):

	As of December 31,
	2021	2020
Furniture and equipment	$2,160	$1,862
Leasehold Improvements	536	520

Property, plant, and equipment—gross	2,696	2,382
Less accumulated depreciation	(907)	(726)

Property and equipment—net	$1,789	$1,656

Depreciation expense for property and equipment for the year ended December 31, 2021, 2020 and 2019 was $476 thousand, $324 thousand and $76 thousand, respectively.

4.	INTANGIBLE ASSETS
The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of nine new contracts with different companies and brands. The cost is amortized over a three-year period, resulting in an expense of $361 thousand, $667 thousand and $623 thousand for the years ended December 31, 2021, 2020 and 2019, respectively.
Amortization expense for capitalized software for the years ended December 31, 2021, 2020 and 2019 was $44 thousand, $91 thousand and $131 thousand, respectively.
As of December 31, 2021 and 2020, intangible assets consist of the following (in thousands):

	As on December 31,
	2021	2020
Contract acquisition cost	$2,000	$2,000
Software	1,174	320

	3,174	2,320
Less: Accumulated amortization	(2,062)	(1,908)

Intangible assets-net	$1,112	$412

5.	INVESTMENT IN UNCONSOLIDATED AFFILIATES
On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth Partners, LLC. (“Modcloth”). The Company and Tiger Capital each contributed $1.5 million into Modcloth and the Company will own 50% of the outstanding membership units. Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement (“MSA”) with Modcloth to provide the eCommerce services (see Note 14). The Company accounts for its investment in ModCloth under the fair value option of accounting. As of December 31, 2021, the investment balance related to ModCloth was $6.4 million and was included in investment in unconsolidated affiliate on the consolidated balance sheets. For the year ended December 31, 2021, the Company recorded a fair value adjustment related to its ModCloth investment of $4.9 million included in changes in fair value of unconsolidated affiliate on the consolidated statements of operations.
On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO, whereby Nogin contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition (see

Note 13) and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of December 31, 2021, the investment balance related to IPCO was $7.1 million and was included in investment in unconsolidated affiliate on the consolidated balance sheets.
The following table presents summarized financial information for the joint ventures from formation through December 31, 2021 (in thousands):

	Modcloth	IPCO
Net revenue	$25,486	$133
Gross margin	$9,326	$98
Net loss	$(8,288)	$(8)

Current assets	$5,009	$2,596
Long term assets	$6,303	$6,130
Current liabilities	$8,539	$1,699
Long term liabilities	$5,698	$—
The Company’s ModCloth investment is a Level 3 fair value measurement. The Company utilized the following valuation methods to conclude on the fair value as of December 31, 2021:

•	Discounted Cash Flow – The key unobservable input utilized was a discount rate of 18%.

•	Guideline Public Company Method – The Company utilized a revenue multiple of 0.70x on current period forecasted revenues. The revenue multiple was derived from public peers of the Company.

•
Guideline Transaction Method –
The Company utilized a revenue multiple of 0.73x on current period forecasted revenues. The revenue multiple was derived from public transactions in which the target companies were similar to the Company.

The following table summarizes the changes in the ModCloth investment Level 3 fair value measurement (in thousands):

Balance as of January 1, 2020	$—
Contribution	—
Change in fair value	—
Balance as of December 31, 2020	$—
Contribution	1,500
Change in fair value	4,937

Balance as of December 31, 2021	$6,437

6.	LONG-TERM DEBT
Line of credit
Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million, bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million. In May 2021 the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal or 5.50%. As of December 31, 2021, the Company has $348 thousand due on its line of credit with a $3 million letter of credit issued against the line of credit, which results in remaining availability of $4.7 million. As of December 31, 2020, the balance on the line of credit was $0. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. The Company received a waiver for its financial statement covenants for the period ended December 31, 2021. As of December 31, 2020, the Company was in compliance with the financial statement covenants.
Effective July 19, 2018, the Company entered into a Revolving Credit Agreement with another financial institution that provided maximum borrowing under a revolving loan commitment of up to $3 million. It is secured by substantially all assets of the Company. The line bears an interest rate of 0.0415% per day, or approximately 15% per annum. The line of credit matured July 19, 2020 and the Company did not renew the agreement.
Paycheck Protection Program Loan
On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million was included in Paycheck Protection Program loan payable on the consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the year ended December 31, 2021 of $2.3 million included in other income in the consolidated statements of operations.
Notes Payable
On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15 million in the form of promissory notes. In August 2021, the Company borrowed $10 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5 million through June 30, 2022. In October 2021 the Company borrowed the remaining $5 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all assets of the Company.
The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278 thousand and $139 thousand, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600 thousand and $300 thousand, respectively.
On December 2, 2021 the Company borrowed an additional $1 million and $5 million from the same financial institution. The $1 million was repaid in full on December 31, 2021. The $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50 thousand.
In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Warrants. On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.
The components of the long-term notes payable, net as of December 31, 2021 are as follows:

First Tranche Notes	$10,000
First Tranche Notes Exit Fee	600
Second Tranche Notes	5,000
Second Tranche Notes Exit Fee	300
Third Tranche Notes	5,000
Third Tranche Notes Exit Fee	50

20,950
Less: Unamortized Exit Fee payment	(884)
Less: Unamortized warrant discount	(678)
Less: Unamortized debt issuance costs	(139)

$19,249

Scheduled maturities for the First, Second and Third Tranche Notes, inclusive of Exit Fee payments of the Company’s long-term notes payable as of December 31, 2021 were as follows:

2022	$—
2023	6,022
2024	5,000
2025	5,000
2026	4,928
Thereafter	—

Total	$20,950

7.	WARRANTS
In connection with the Note Agreement, on August 11, 2021 the Company granted Warrants to purchase up to 33,357 shares of common stock at a price of $0.01 per share. The Warrants are exercisable at any time through the 10th anniversary from the date of grant. The Warrants have customary anti-dilution provisions for stock splits, stock dividends and recapitalizations of the Company’s common stock. The Warrants have been determined to be liability classified as the exercise price may be reduced and result in the issuance of additional shares in connection with the sale of the Company if such warrants are not assumed. The warrants were initially recorded at fair value with a corresponding debt discount (see Note 6) at grant date and are subsequently remeasured to fair value each reporting period. As of December 31, 2021, there was a gain on fair value of $177 thousand from the grant date, which is recognized in other income in the consolidated statement of operations. The fair value of the warrant liability as of December 31, 2021 is $561 thousand and is included in other long-term liabilities in the consolidated balance sheets, and none of the warrants have been exercised. There were no warrant liability balance as of December 31, 2020.

The Company has determined the warrant liability to be a Level 3 fair value measurement. The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. The significant inputs utilized in the Black-Scholes model as of December 31, 2021 and grant date were as follows:

	December 31, 2021	Grant Date August 11, 2021
Common Stock Fair Value Per Share	$16.81	$22.13
Exercise Price Per Share	$0.01	$0.01
Volatility	75.7%	75.7%
Risk-free rate	0.53%	0.53%
Expected Dividend Rate	0.0%	0.0%
The expected dividend rate is 0.0% as the Company has not paid, and does not intend to pay, dividends. The Company utilized the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was applied a blended discount for lack of marketability of 23% to arrive at the concluded common stock fair value included in the Black-Scholes model.
The following table summarizes the changes in the warrant liability included in other long-term liabilities (in thousands):

Balance as of January 1, 2020	$—
Fair value of Warrants at inception of Note Agreement	—
Change in fair value of warrant liability	—

Balance as of December 31, 2020	$—
Fair value of Warrants at inception of Note Agreement	738
Change in fair value of warrant liability	(177)

Balance as of December 31, 2021	$561

In addition, the Company granted warrants in 2017 and 2018 to purchase 100,000 shares of common stock at a price of $0.96 per share. 75,000 of such warrants expire on January 12, 2027 and the remaining 25,000 expire on July 20, 2028. The warrants are fully vested and exercisable at the Holder’s option at any time. Any shares not exercised at time of an acquisition will automatically be deemed to be cashless exercises. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the consolidated balance sheet.

8.	INCOME TAXES
Income tax expense for the years ended December 31, 2021, 2020 and 2019 consists of the following (in thousands):

	For the Years Ended December 31,
	2021	2020	2019
Current:
Federal	$—	$—	$—
State	1	190	25

Total	1	190	25

Deferred:
Federal	371	—	—
State	803	—	—

Total	$1,174	—	—

Income tax expense	$1,175	$190	$25

The provision for income taxes differs from that computed by applying the federal statutory tax rate as follows:

	For the Years Ended December 31,
	2021	2020	2019
U.S. federal statutory tax rate	21%	21%	21%
State income taxes, net of federal benefit	57%	(20)%	78%
PPP Loan	(43)%	—%	—
Return to provision	11%	11%	268%
Other Adjustments	2%	—	—
Change in Valuation allowance	58%	(32)%	(268)%

Effective tax rate	106%	(20)%	99%

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2021 and 2020 are as follows (in thousands):

	For the Years Ended December 31,
	2021	2020
Deferred Tax Assets:
Net operating loss and other tax attributes carryforwards	$4,950	$2,654
Reserve for doubtful accounts	62	120
Accrued Expenses	343	277
Deferred state tax	169	—
163(j) interest limitation	166	—
Amortization	58	189

	$5,748	$3,240

Deferred Tax Liabilities
Depreciation	$(73)	$—
Other deferred tax liabilities	(26)	—
Unrealized gain (loss) on joint venture	(2,541)	—

	(2,640)	—

Valuation allowance	(4,282)	(3,240)

Net deferred tax liability	$(1,174)	$—

Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Based on the Company’s operating losses for each of the three years ended December 31, 2021, and the available evidence, the Company has established a valuation allowance against its net deferred tax assets. If sufficient evidence of the Company’s ability to generate future taxable income becomes apparent, the valuation allowance may be removed or reduced.
As of December 31, 2021 and 2020, the Company had cumulative net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $17.5 million and $9.6 million, respectively, which begin to expire in 2031. The Company has remaining cumulative net operating loss carryforwards for state income tax purposes of approximately $18.1 million and $9.1 million as of December 31, 2021 and 2020, respectively, which also begin to expire in 2031. Use of these NOL carryforwards may be limited under Internal Revenue Code (“IRC”) Section 382 if the Company experiences an ownership change as defined in IRC Section 382. The Company has not completed a study to assess NOL’s under IRC Section 382. The Company will perform an analysis when the Company reaches a position of taxable income requiring the use of NOL carryforwards.
As of December 31, 2021 and 2020, the Company had no uncertain tax positions or potential losses related to uncertain tax positions.

9.	PREFERRED STOCK
The Company has issued two series of preferred stock (Series A and Series B). Information related to these issuances of stock is as follows:
Series A convertible redeemable preferred stock (
“
Series A”)
On May 14, 2014, 2,042,483 Series A shares were issued, with a par value of $0.0001 per share, in exchange for $3.1 million.

Series B convertible redeemable preferred stock (
“
Series B”)
On June 2, 2017, 1,459,462 Series B shares were issued, with a par value of $0.0001 per share, in exchange for $4.3 million.
Redemption
At the election of the Series A preferred stockholders at any time following March 31, 2018, the Company can be required to redeem the Series A preferred stock at a redemption price equal to $2.295 plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a
24-
month period. Series A preferred stockholders have certain defined registration rights outlined in the Series A Preferred Stock Purchase Agreement executed in May 2014.
At the election of the Series B preferred stockholders at any time following March 31, 2020, the Company can be required to redeem the Series B preferred stock at a redemption price equal to $4.45335 plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a
24-month
period.
Conversion
The Series A and Series B preferred stock are convertible to common stock at the election of a majority of the preferred shareholders or via automatic conversion upon the occurrence of a firm initial public offering, as defined in the stock purchase agreement. The Series A and Series B preferred stock may be converted to equal number of shares of common stock. The conversion rate will be subjected to adjustments for stock dividends, stock splits and other such equity transactions.
Voting
Each Series A and Series B preferred stockholder shall be entitled to the number of votes equal to the number of shares of common stockholders into which such preferred shares of Series B and Series A could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the common stockholders and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.
Liquidation
Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”) or any asset transfer or acquisition, before any distribution or payment shall be made to the holders of any Series A preferred stock or the holders of any common stock, the holders of Series B preferred stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B preferred stock held by them, an amount per share of Series B preferred stock equal to the greater of (i) two times (2x) the Series B Original Issue Price ($2.9689) plus all declared and unpaid dividends on the Series B preferred stock, and (ii) such amount per share as would have been payable had all shares of Series B preferred stock been converted into shares of common stock immediately prior to such Liquidation Event or such asset transfer or acquisition. As of December 31, 2021 and 2020, the holders of the shares of Series B preferred stock are entitled to a liquidation preference of approximately $8.7 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.
Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any common stock, the holders of Series A preferred stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A preferred stock held by them, an amount per share of Series A preferred stock equal to two times (2x) the Original Issue Price of $1.53, plus all declared and unpaid dividends on the Series preferred stock.

As of December 31, 2021 and 2020, the holders of the shares of Series A preferred stock are entitled to a liquidation preference of approximately $6.3 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.
After the payment of the full liquidation preferences of the Series A preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.
Dividend Rights
So long as any preferred shares of Series B and Series A are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the common stock, or purchase, redeem or otherwise acquire for value any shares of common stock, except for: (i) acquisitions of common stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; (ii) acquisitions of common stock in exercise of the Company’s right of first refusal to repurchase such shares; or (iii) distributions to holders of common stock in accordance with Sections 3 and 4 of the Company’s third amended and restated certificate of incorporation. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted
to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Such dividends shall be payable only when, as and if declared by the board of directors of the Company.

10.	COMMON STOCK
Holders of common stock are entitled to one vote per share and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to common stockholders. The holders of common stock have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.
Common stock is subordinate to the preferred stock with respect to rights upon liquidation of the Company.

11.	STOCK COMPENSATION PLAN
Stock Options
In 2013, the Company adopted a stock compensation plan pursuant to which the Company’s board of directors is authorized to issue stock options or nonvested shares to officers and key employees in an amount up to 611,833 shares of its common stock. Stock options can be granted with an exercise price less than, equal to or greater than the stock’s fair market value at the date of grant. Stock options granted under the plan have a
10-year
term and generally vest ratably over a period of four years.
At December 31, 2021, 2020 and 2019, there were 415,773, 406,398 and 557,363 shares available respectively, for grant under the 2013 Stock Incentive Plan.

Summary information related to stock options outstanding as of December 31, 2021, 2020 and 2019 is as follows:

Outstanding Stock Options
Outstanding at January 1, 2019	54,470
Granted	—
Exercised	—
Forfeited / Terminated	—

Outstanding at December 31, 2019	54,470
Granted	191,590
Exercised	—
Forfeited / Terminated	(25,000)

Outstanding at December 31, 2020	221,060

Granted	—
Exercised	—
Forfeited / Terminated	(25,000)

Outstanding at December 31, 2021	196,060

The weighted average exercise price of the outstanding options was $2.85, $2.95 and $1.52 per share as of December 31, 2021, 2020 and 2019, respectively, 163,444, 137,421 and 53,200, respectively, of which are fully vested and exercisable as of December 31, 2021, 2020 and 2019, respectively, and start to expire in January 2023.
The Company recognized $52 thousand and $130 thousand in stock compensation expense for the year ending December 31, 2021 and 2020, respectively. Stock compensation expense for the year ending December 31, 2019 was not material. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is computed based on the historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield to curve in effect at the time of grant.
The Company has no history or expectations of paying dividends on its common stock.
There were no options issued during the year ended December 31, 2021 and 2019, and 191,590 issued during the year ended December 31, 2020.
The following table summarizes the assumptions used in the calculation of the fair market value for awards granted during the year ended December 31, 2020:
Valuations assumptions

Expected dividend yield	0%
Expected volatility	47%
Expected term (years)	6
Risk-free interest rate	1.35%
At December 31, 2021, 2020 and 2019, there were approximately $23 thousand, $44 thousand and $1 thousand, respectively, of total unrecognized stock compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted average period of one year.

12.	RETIREMENT PLAN
The Company sponsors a defined contribution retirement plan (the “Plan”) under the provisions of section 401(k) of the Internal Revenue Code for the benefit of substantially all employees. The Company does not match contributions to the Plan.

13.	ACQUISITION
On December 2, 2021, the Company acquired the assets of Betabrand through a credit bid of $7 million on Betabrand’s outstanding indebtedness. The Company engaged a third-party specialist to perform a purchase price valuation, which resulted in goodwill of $3.1 million. The following table summarizes the finalized fair value of the assets and assumed liabilities (in thousands):

As of December 2, 2021
Acquired assets
Inventory	$2,408
Other current assets	741
Property and equipment	26
Internal-use software and website	348
Intangible assets
Customer relationships	2,538
Developed technology	748
Trade name	438
Security Deposits	19

Total identifiable assets	$7,266
Liabilities assumed
Accounts payable	$151
Deferred revenue	3,224

Total liabilities	$3,375
On December 31, 2021, the Company and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”), whereby Nogin contributed certain assets acquired from the Betabrand acquisition and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company and CFL each received fifty percent ownership.
During the period of December 3, 2021 to December 30, 2021, the Company recorded financial information related to Betabrand as follows (in thousands):

December 3-30, 2021
Net revenue	$4,317
Gross margin	$3,156
Net income	$560

14.	RELATED PARTY TRANSACTIONS
The Company provides services to its joint ventures, ModCloth and IPCO under Master Services Agreements, which were entered into on April 25, 2021 and December 31, 2021, respectively. Sales to ModCloth represented $8.1 million of revenue during the twelve months ended December 31, 2021. Sales to IPCO on December 31, 2021 were not material. As of December 31, 2021, receivables from ModCloth of $5.3 million were included in related party receivables, net on the consolidated balance sheets.

15.	REVENUE
Disaggregation of Revenue
The Company has four major streams of revenue. CaaS service revenue, product revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) are considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.
The following table presents a disaggregation of the Company’s revenues by revenue source for the year ended December 31, 2021, 2020 and 2019 (in thousands):

	For Years Ended December 31,
	2021	2020	2019
Commerce-as-a-Service Revenue	$19,830	$20,227	$22,460
Product Sales Revenue	51,346	—	—
Marketing Revenue	19,249	14,142	10,177
Shipping Revenue	7,030	5,363	3,535
Other Revenue	3,893	5,785	4,782

Total Revenue	$101,348	$45,517	40,954

16.	SEGMENT REPORTING
The Company conducts business domestically and our revenue is managed on a consolidated basis. Our Chief Executive Officer, who is our Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.
All of the Company’s long-lived assets and external customers are located within the United States.

17.	EARNINGS PER SHARE
Basic and diluted net loss per share are computed using the
two-class
method as required when there are participating securities. The Company’s redeemable convertible preferred stock are participating securities as the holders of the redeemable convertible preferred stock are entitled to participate with in dividends with common stock. In periods of net income, net income is attributed to common stockholders and participating securities based on their participating rights. Net losses are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. The following table presents the Company’s basic and diluted net loss per share:

	Twelve Months ended December 31,
(In thousands, except share and per share amounts)	2021	2020	2019
Numerator: Basic EPS
Net loss	$(65)	$(1,140)	$—
Less: Undistributed earnings attributable to participating securities	—	—	—

Net loss attributable to common stockholders-basic	$(65)	$(1,140)	$—

Denominator: Basic EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358	9,130,726

Net loss per share attributable to common stock-basic	$(0.01)	$(0.12)	$—

Numerator: Diluted EPS
Net loss attributable to common stockholders-basic	$(65)	$(1,140)	$—
Denominator: Diluted EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358	9,130,726
Dilutive potential shares of common stock:
Options to purchase shares of common stock	—	—	—
Warrants to purchase shares of common stock	—	—	—

Weighted average shares of common stock outstanding-diluted	9,129,358	9,129,358	9,130,276
Net loss per share attributable to common stock-diluted	$(0.01)	$(0.12)	$—

The Company’s potentially dilutive securities below, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive.

Weighted-average number of potentially anti-dilutive shares excluded from calculation of earnings per share

	Twelve Months ended December 31,
	2021	2020	2019
Series A convertible, redeemable preferred shares	2,042,483	2,042,483	2,042,483
Series B convertible, redeemable preferred shares	1,459,462	1,459,562	1,459,562
Stock-based compensation awards	199,211	202,212	54,470
Outstanding warrants	112,977	100,000	100,000

18.	COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company has entered into lease agreements for offices and warehouses located in California.
As of December 31, 2021, the monthly lease payments for the leases range from approximately $35 thousand to approximately $82 thousand and the leases expire at various times through November 2028. Some of the leases contain renewal options.
Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent, and any difference between rental payments and straight-line is recognized as deferred rent in the accompanying consolidated balance sheet.
Rent expense for the years ended December 31, 2021, 2020 and 2019 was approximately $4.0 million, $2.8 million and $2.0 million, respectively, and is included in general and administrative expenses in the consolidated statements of operations.
In July 2018, the Company assumed the operating lease for office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table below. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. Future rental income is as follows: approximately $1.0 million per year during 2021 – 2022 and approximately $435 thousand in 2023.
Future minimum lease payments under
non-cancelable
terms are as follows (in thousands):

As of December 31, 2021
2022	$3,017
2023	1,272
2024	873
2025	900
2026	927
Thereafter	1,853

Total minimum lease payments	$8,842

Litigation
In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property disputes, contractual disputes, and other commercial disputes. Any of these claims could subject the Company to litigation. As of December 31, 2021 there are no claims that would cause a material impact on the consolidated financial statements.

Indemnities
The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities.
These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheets.

19.	SUBSEQUENT EVENTS
The Company has evaluated the impact of subsequent events through May 13, 2022, which is the date the financial statements were available to be issued.
On February 14, 2022, the Company, together with Software Acquisition Group Inc. III (“SWAG”), filed a Form
S-4
registration statement related to plans of a merger between the parties with Nogin as the surviving entity and a wholly owned subsidiary of SWAG. The registration statement is pending approval from the SEC. As of December 31, 2021, $1.8 million of costs that would be capitalized at the close of the transaction is included in prepaid and other current assets and accrued expense and other liabilities on the consolidated balance sheet.
On April 20, 2022, SWAG and the Company entered into an amended merger agreement, which secured private placement fund financing in the form of subscription agreements pursuant to which SWAG agreed to issue and sell, at the par value of the notes, to subscribers immediately prior to the closing of the merger up to an aggregate principal amount of $75 million of 7.00% convertible senior notes due 2026 and an aggregate of 1.5 million warrants. The financing is conditioned upon the closing of the merger.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SOFTWARE ACQUISITION GROUP INC. III,
NUEVO MERGER SUB, INC.,
and
BRANDED ONLINE, INC. dba Nogin
Dated as of February 14, 2022

ii

iii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Company Support Agreement
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit E	Form of Amended and Restated Bylaws of Parent
Exhibit F	Form of Omnibus Incentive Plan
Exhibit G	Form of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated February 14, 2022 (this “
Agreement
”), is made and entered into by and among Software Acquisition Group Inc. III, a Delaware corporation (“
Parent
”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“
Merger Sub
” together with Parent, the “
Parent Parties
”), and Branded Online, Inc. dba Nogin, a Delaware corporation (the “
Company
”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “
Party
” and collectively as the “
Parties
”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in
Exhibit
 A
attached hereto.
WHEREAS, the Company Stockholders own all of the issued and outstanding shares of capital stock of the Company;
WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “
DGCL
”), Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “
Merger
”), whereby each issued and outstanding share of Company Stock will be exchanged for Parent Common Stock as further described herein;
WHEREAS, as a result of the Merger, the Company will become a wholly-owned Subsidiary of Parent (the “
Surviving Company
”), a publicly traded company;
WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) unanimously approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;
WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement and the Ancillary Agreements and declared it advisable for Merger Sub to enter into this Agreement and the Ancillary Agreements;
WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of Merger Sub;
WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement and the Ancillary Agreements to which it is a party, (b) unanimously approved the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby by the Company Stockholders;
WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, in connection with the Transactions, SWAG Sponsor has entered into a Sponsor Support Agreement, dated as of the date hereof (the “
Sponsor Agreement
”), with the Company and Parent, in the form set forth on
Exhibit B
hereto;
WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, in connection with the Transactions, Company Stockholders representing shares of Company Stock sufficient to obtain the Requisite Company Approvals have entered into a Company Support Agreement, dated as of the date hereof (the “
Support Agreement
”), with the Company and Parent, in the form set forth on
Exhibit C
hereto;
WHEREAS, following the date hereof and prior to Closing, Parent and the Company may enter into subscription agreements (as amended or modified from time to time, collectively, the “
Subscription Agreements
”) with certain investors (collectively, the “
Subscribers
”), pursuant to which, among other things, each Subscriber is expected to agree to subscribe for and purchase on the Closing Date immediately prior to the Merger, and Parent or the Company, as the case may be, is expected to agree to issue and sell to each such Subscriber on the Closing Date immediately prior to the Merger, the number of shares of Parent Common Stock or such other security as set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement;
WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “
Offer
”);
WHEREAS, prior to the consummation of the Transactions, all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Warrant Settlement”);
WHEREAS, immediately prior to the consummation of the Transactions, Parent shall adopt the amended and restated bylaws (the “
A&R Bylaws
”) in the form set forth on
Exhibit D
hereto;
WHEREAS, immediately prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “
A&R Charter
”) in the form set forth on
Exhibit E
hereto;
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, Company and Merger Sub are parties pursuant to Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Mergers as specified herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:
ARTICLE I
THE MERGER
Section 1.1
The
Merger
. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Company and as a wholly-owned Subsidiary of Parent;
provided
, that notwithstanding the Merger, the Company will not be included within the meaning of the term Parent Parties for purposes of this Agreement.

Section 1.2
Effective Time
. Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the Closing, and on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “
Certificate of Merger
”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “
Effective Time
”).
Section 1.3
Effect of the Merger
. The Merger will have the effect set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of Merger Sub will vest in the Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Company.
Section 1.4
Governing Documents
. At the Effective Time, Parent shall cause the Organizational Documents of the Surviving Company to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time.
Section 1.5
Directors and Officers
. At the Effective Time, the directors and officers set forth in
Section
 1.5
of the Parent Disclosure Schedule will become the directors and officers of the Surviving Company and Parent and will remain the directors and officers of the Surviving Company and Parent after the Merger, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
ARTICLE II
MERGER CONSIDERATION; CONVERSION OF SECURITIES
Section 2.1
Calculation of the Merger Consideration
. At the Closing, (i) with respect to the Company Stock and vested Company Options, Parent shall issue, or cause to be issued, shares of Parent Common Stock and vested Parent Options, as applicable, with an aggregate value equal to the Base Exchange Value, (ii) Parent shall pay the Cash Consideration Amount to the Company Stockholders determined in accordance with the procedures in this
Article II
and the Distribution Waterfall (the amounts described in the foregoing clauses (i) and (ii), collectively, the “
Merger Consideration
”), and (iii) Parent shall assume the vested and unvested Company Options in accordance with
Section
 2.4
. At the Closing, the Company shall deliver, or cause to be delivered, to Parent the Distribution Waterfall in accordance with this Agreement.
Section 2.2
Payment of the Merger Consideration
. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders, (i) evidence of book-entry shares representing a number of whole shares of Parent Common Stock equal to the aggregate Stock Amount deliverable to the Company Stockholders pursuant to this
Article II
and (ii) the Cash Consideration Amount owed to the Company Stockholders. Any such shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “
Exchange Agent Fund
”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to
Section
 2.5
, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Stock (other than shares of Company Stock to be canceled pursuant to
Section
 2.3(b)
and any Company Dissenting Shares) immediately prior to the Effective Time, evidence of book-entry shares representing the number of shares of the aggregate Stock Amount in respect of such Company Stock held by such Company Stockholder and the applicable portion of the Cash Consideration Amount. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to pay more than the Merger Consideration as calculated in accordance with
Section
 2.1
.

Section 2.3
Conversion of Company Securities
. At the Effective Time (and for the avoidance of doubt, following the Warrant Settlement), by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities:
(a)
Conversion of Company Stock
. Each issued and outstanding share of Company Stock (including Company Stock resulting from the Warrant Settlement), excluding shares of Company Stock to be canceled pursuant to
Section
 2.3(b)
and any Company Dissenting Shares, will be canceled and convert automatically into the right to receive:
(i)    if the holder of such share of Company Stock makes a proper election (a “
Cash Election
”) to receive Merger Consideration in the form of cash (“
Cash Merger Consideration
”) with respect to such share of Company Stock pursuant to
Section 2.6
 (each such share of Company Stock, a “
Cash Electing Share
” and each such Company Stockholder that has made a Cash Election, a “
Cash Electing Stockholder
”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Cash Consideration as set forth on the Distribution Waterfall; and
(ii)    for each share of Company Stock that is not a Cash Electing Share (including if the Company Stockholder fails to make a Cash Election in accordance with the procedures set forth in
Section 2.6
), a number of shares of Parent Common Stock equal to the Per Share Stock Amount as set forth on the Distribution Waterfall.
(b)
Cancellation of Treasury Stock and Company-Owned Stock
. Each share of Company Stock held in the treasury of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.
(c)
Equity Interests of Merger Sub
. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Company and shall constitute the only outstanding shares of capital stock of the Company.
Section 2.4
Treatment of Company Options.
(a)    As of immediately prior to the Effective Time, each Company Option, whether or not then vested and exercisable, shall, automatically by virtue of the occurrence of the Effective Time and without any action on the part of the Company, Parent or the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into the right to receive an option (a “
Parent Option
”) (i) with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the applicable number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Per Share Stock Amount, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time and (B) the Per Share Stock Amount;
provided
 that the exercise price of and the number of shares of Parent Common Stock subject to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and in the case of any Company Option to which Section 422 of the Code applies, the exercise price of and number of shares subject to the Parent Option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulations
Section 1.424-1(a).
Except as otherwise provided in this
Section 2.4
, each Parent Option assumed and converted pursuant to this
Section 2.4
 shall be subject to the terms and conditions of the same vesting and exercise terms and conditions as applied to the corresponding Company Option immediately prior to the Effective Time.
(b)    Prior to the Effective Time, the Company shall take all actions as are necessary to effectuate the treatment of the Company Options pursuant to this
Section
 2.4.

(c)    Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Options assumed in accordance with this
Section 2.4
.
Section 2.5
Exchange Procedures
for
Company Stockholders
.
(a)
Payment
Procedures
. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each holder of Company Stock (taking into account the Warrant Settlement) evidenced by certificates entitled to receive the Merger Consideration pursuant to
Section
 2.3(a)
, a letter of transmittal reasonably acceptable to Parent and the Company or as may be reasonably required by the Exchange Agent (the “
Company Letter of Transmittal
”). Subject to the satisfaction of the conditions in
Article VI
, in the event that at least three (3) Business Days prior to the Closing Date, a holder of Company Stock evidenced by certificates does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, then such failure shall not alter, limit or delay the Closing;
provided
that such holder of Company Stock evidenced by certificates shall not be entitled to receive its respective Per Share Merger Consideration until such Person delivers a duly executed and completed Company Letter of Transmittal to the Exchange Agent (in the case of a Company Letter of Transmittal). Upon delivery of such duly executed Company Letter of Transmittal by such holder of Company Stock evidenced by certificates to the Exchange Agent, such holder of Company Stock evidenced by certificates shall be entitled to receive, subject to the terms and conditions of this Agreement, the Per Share Merger Consideration in respect of his, her or its shares of Company Stock referenced in such Company Letter of Transmittal in accordance with the Distribution Waterfall. Until surrendered as contemplated by this
Section
 2.5
, each share of Company Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which such Company Stockholder is entitled pursuant to this
Article II
.
(b)
No Further Rights
. All Merger Consideration paid or issued upon the surrender of Company Stock in accordance with the terms of this
Article II
shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.
(c)
Changes in Parent Stock
. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Parent Class B Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Merger, then the definition of Reference Price shall be equitably adjusted to reflect such change;
provided
, that nothing in this
Section
 2.5(c)
shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(d)
Fractional Shares
. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Common Stock shall be issued in exchange for Company Stock. In lieu of any fractional share of Parent Common Stock to which each holder of Company Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Parent Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
(e)
Dividends
. No dividends or other distributions declared with respect to Parent Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Company Letter of Transmittal. After the delivery of such materials, the Company Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to Parent Common Stock issuable to such Company Stockholder.

(f)
Company Dissenting Shares
. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Merger Consideration as if such share never had been a Company Dissenting Share, and Parent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this
Section
 2.5
, its applicable portion of the Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Parent (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall (or shall cause its Affiliates to) enforce any contractual waivers that the Equityholders have granted regarding appraisal rights that would apply to the Merger.
Section 2.6
Consideration Election Procedures
.
(a)
Cash Election Procedures
. On or prior to the Election Date (as defined below), each Company Stockholder holding Company Stock and entitled to receive Merger Consideration pursuant to
Section
 2.3
shall, subject to the terms and conditions of any agreement between the Company and such Company Stockholder, be entitled to choose whether to make a Cash Election by complying with the procedures set forth in this
Section
 2.6
.
(b)
Pro Rata Cash Election
. If a Company Stockholder makes a valid Cash Election in accordance with this
Section
 2.6
, such Cash Electing Stockholder will be deemed to have made a Cash Election with respect to its Pro Rata portion of the Cash Consideration Shares. In no event shall the total amount of cash payable as Merger Consideration for shares of Company Stock for which Cash Elections are made exceed the Cash Consideration Amount.
(c)
Excess Cash Election
. In the event that the Cash Merger Consideration payable to Company Stockholders pursuant to Cash Elections made in accordance with
Section
 2.6(b)
is less than the Cash Consideration Amount, the Company Stockholders set forth on Section 2.6(c) of the Schedules (the “
Excess Cash Stockholders
”) have agreed to make additional valid Cash Elections with respect to an additional number of shares of Company Stock such that the aggregate amount of Cash Merger Consideration to be paid to Company Stockholders pursuant to the Cash Election is, in the aggregate, equal to the Cash Consideration Amount. For the avoidance of doubt, the number of shares of Company Stock for which Cash Elections can be made by the Excess Cash Stockholders may exceed their respective Pro Rata portions of the Cash Consideration Shares.
(d)
Form of Election
. As promptly as practicable after the Registration Statement is declared effective under the Securities Act (but in no event later than three (3) Business Days after such date), the Company shall deliver (or cause to be delivered) to each Company Stockholder as of such date a form of election in a form mutually agreed upon by the Company and Parent (the “
Form of Election
”), together with instructions for completing and returning to the Company the completed and executed Form of Election. Each Company
Stockholder entitled to receive Merger Consideration pursuant to
Section
 2.3
may use the Form of Election to irrevocably make a Cash Election in accordance with such instructions. In the event that any such Company Stockholder fails to make a proper Cash Election prior to the Election Date, then such Company

Stockholder shall automatically and irrevocably be deemed to have waived any and all rights to a Cash Election with respect to such shares. The Company shall use its commercially reasonable efforts to make the Form of Election available as promptly as practicable to all Persons who become holders of Company Stock during the period between the date of delivery of the Form of Election contemplated by the first sentence of this paragraph and the Election Date, and who are entitled to receive Merger Consideration pursuant to
Section
 2.3
.
(e)
Election Date
. Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 8:00 p.m. (Eastern Time) on the tenth (10th) Business Day following the date on which the Form of Elections are first sent to a Company Stockholder (the “
Election Date
”), a Form of Election properly completed in accordance with the accompanying instructions and accompanied by any additional documents required by the instructions set forth in or accompanying the delivery of the Form of Election. The Company shall publicly announce the Election Date upon the first delivery of the Form of Elections to a Company Stockholder.
(f)
Irrevocable Election
. Any Cash Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company with prompt notice to Parent (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with
Article VIII
, in which case all Cash Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election is validly made or deemed to be made with respect to any shares of Company Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company until following the Effective Time, unless and until such Cash Election is validly revoked in accordance with this
Section
 2.6
.
(g)
Ambiguities
. The determination of the Company, as set forth on the Distribution Waterfall, shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election has been properly made, deemed to be made, or revoked pursuant to this
Section
 2.6
. The Company shall also make all computations contemplated by this
Section
 2.6
, and the computations shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules as are consistent with this
Section
 2.6
for the implementation of Cash Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.
Section 2.7
Withholding Rights
. Each of the Parties, the Surviving Company and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws, and shall pay the amount so deducted or withheld to the appropriate Governmental Entity in accordance with applicable Laws;
provided
, however, except (i) with respect to payments in the nature of compensation to be made to employees or former employees or (ii) any withholding resulting from the failure of the Company to provide a FIRPTA Certificate pursuant to
Section
 5.7(c)
, that prior to any such withholding, the Parent Stockholders or the Company Stockholders, as applicable, shall be provided reasonable notice of such intent to withhold. To the extent that amounts are so withheld by the Parties, the Surviving Company or the Exchange Agent, as the case may be, and timely remitted to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Parent Stockholders or the Equityholders, as applicable, in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES
Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “
Schedules
”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:
Section 3.1
Organization
. Each Group Company (a) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.
Section 3.2
Authorization
. Each Group Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to the approval and adoption of this Agreement by (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (on an
as-converted
basis), voting together as a single class (the “
Company Stockholder Approval
”), and (ii) the holders of a majority of the voting power of the outstanding shares of Company Preferred Stock (the “
Company Preferred Stockholder Approval
” and, together with the Company Stockholder Approval, the “
Requisite Company Approvals
”). The Requisite Company Approvals are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement or to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company and its board of directors. Assuming the due authorization, execution and delivery by each other party to this Agreement and the Ancillary Agreements to which the Company is a Party, this Agreement and each Ancillary Agreement constitute, or will constitute, as applicable, the legal, valid and binding obligation of each Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 3.3
Capitalization.
(a)    The authorized capital stock of the Company consists only of 14,000,000 shares of Company Common Stock and 3,642,483 shares of Company Preferred Stock. As of the date hereof, there are (i) 9,129,358 shares of Company Common Stock issued and outstanding, (ii) Company Options to purchase 598,467 shares of Company Common Stock (having a weighted average exercise price of $12.25 per share of Company Common Stock), (iii) 133,357 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants, and (iv) 3,501,945 shares of Company Preferred Stock issued and outstanding of which 2,042,483 are Series A Preferred Stock and 1,459,462 are Series B Preferred Stock. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. The Company Stock is uncertificated. None of the issued and outstanding shares of Company Stock were issued in violation of any preemptive rights, Laws or Orders, and, to the knowledge of the Company, are owned, beneficially and of record, by the Equityholders free and clear of all Liens. Except as set forth on
Section
 3.3(a)
of the Schedules, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Stock or obligating either the Equityholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock, or any other interest in the Company, including any security convertible or exercisable into Company Stock.
Section
 3.3(a)
of the Schedules sets forth the name of each Company Optionholder; the maximum number of shares of Company Common Stock that may be issued upon exercise or conversion of any Company Option held by the Company Optionholder; and the grant date, expiration date, exercise price and vesting schedule related to each such Company Option. Except as set forth on
Section
 3.3(a)
of the Schedules or in the Third Amended and Restated Certificate of Incorporation of the Company relating to the Company’s Class B Common Stock, par value $0.0001 per share, there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or securities convertible into or exchangeable for shares of Company Stock or to make any investment in any other Person.
(b)    Except as set forth on
Section
 3.3(b)
of the Schedules, all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and are owned by the Company, whether directly or indirectly, free and clear of all Liens. There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.
(c)    Other than the Support Agreement or as set forth on
Section
 3.3(c)
of the Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or any other interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to any equity securities of or any other interests in any Company Subsidiary.
Section 3.4
Company Subsidiaries
.
Section
 3.4
of the Schedules sets forth a true and complete list of (a) the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, and (b) its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.
Section 3.5
Consents and Approvals; No Violations
. Except as set forth on
Section
 3.5
, of the Schedules, and subject to the receipt of the Requisite Company Approvals, the filing of the Certificate of Merger, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties’ representations and warranties contained in
Section
 4.4
and the representations and warranties of the Parent Parties contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) violate in any material respect any Law, Order, or Lien applicable to any Group Company, except for violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.
Section 3.6
Financial Statements
.
(a)    The Company has made available to Parent (i) a copy of the audited consolidated balance sheet of the Company as of December 31, 2020 and December 31, 2019, and, in each case, the related audited consolidated statements of operations, convertible redeemable preferred stock and stockholders’ equity and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “
Financial Statements
”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2021 (the “
Interim Balance Sheet
”) and the related unaudited consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit and cash flows of the Company for the nine-month period then ended (together with the Interim Balance Sheet, the “
Interim Financial
Statements
”). Except as set forth on
Section
 3.6
of the Schedules, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end
adjustments and the absence of notes.
(b)    The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.
(c)    The amount of Cash and Cash Equivalents and the Indebtedness of the Company, in each case, as of February 9, 2022, are reasonably and accurately set forth on
Section
 3.6(c)
of the Schedules, and since such date, the Company has not (i) declared, set aside or paid any dividend or made any other distribution or (ii) made any payment of the type that would be required to be disclosed on
Section
 3.21
of the Schedules if it had been made on the Closing Date.
Section 3.7
No Undisclosed Liabilities
. Except as set forth in the Interim Balance Sheet or on
Section
 3.7
of the Schedules, the Group Companies do not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP (including as a result of
COVID-19
and
COVID-19
Measures), whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course (none of which relate to material noncompliance with any applicable Law or License, breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution or Action), (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this

Agreement or the transactions contemplated hereby, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.
Section 3.8
Absence of Certain Changes
. Except as set forth on
Section
 3.8
of the Schedules, since the Balance Sheet Date:
(a)    the Group Companies have conducted their business in the Ordinary Course;
(b)    there has been no Material Adverse Effect; and
(c)    no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with
Section
 5.1
.
Section 3.9
Real Estate
.
(a)    No Group Company owns a fee interest in any real property.
(b)
Section 3.9(b)
of the Schedules lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “
Leased Real Property
” and collectively, the “
Leased Real Properties
”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.
(c)    True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements related thereto with respect to the Leased Real Properties (individually, a “
Lease
” and collectively, the “
Leases
”) have been made available to Parent.
Section
 3.9(b)
of the Schedules sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.
(d)    The Leased Real Properties identified in
Section
 3.9(b)
of the Schedules constitute all of the real property owned, leased, occupied, or otherwise utilized or intended to be utilized in connection with the business of the Group Companies.
(e)    Except as set forth on
Section
 3.9(e)
of the Schedules, with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) no Group Company nor, to the knowledge of the Group Companies, any other party to the Lease is in breach or default under such Lease and, to the Group Companies’ knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof); (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein, and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.
Section 3.10
Intellectual Property
.
(a)    Section 3.10(a) of the Schedules contains a complete list (i) of all Registered Intellectual Property owned by the Group Companies and (ii) the Company Products. The Group Companies’ uses of its social media accounts (“
Accounts
”) have complied in all material respects with all applicable Laws as well as all material terms and conditions or terms of use applicable to the Accounts (the “
Social Media Terms
”). To the Knowledge of the Company, there are no legal actions, audits, or investigations, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Social Media Terms by the Company; (B) violation under the Digital Millennium Copyright Act, 1998 or (C) defamation, violation of rights of any Person, or any other violation by any Group Company in connection with its use of social media.
(b)    The Group Companies possess all source code and other documentation and materials reasonably necessary to compile, use, update, operate and enhance the Company Products and have not disclosed, delivered, licensed or otherwise made available, and the Group Companies do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products to any Person, other than employees or contractors in the ordinary course of business who are in each case subject to Confidentiality Agreements.
(c)    Except as set forth on
Section
 3.10(c)
of the Schedules, (i) a Group Company exclusively owns and possesses all right, title and interest in, or has the right pursuant to a valid and enforceable written license to use, all Intellectual Property used in or necessary for the conduct of the business of the Group Companies as it is currently conducted (collectively, the “
Company Intellectual Property
”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Owned Intellectual Property is, valid, subsisting and, to the Knowledge of the Company, enforceable and there are no judgments finding any such Company Registered Intellectual Property to be invalid or unenforceable, and (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Registered Intellectual Property.
(d)    Except as set forth in
Section
 3.10(d)
of the Schedules, (i) neither the use of the Company Intellectual Property used by the Group Companies in the conduct of their business, nor the conduct of their business (including the licensing of Company Products) infringes, misappropriates or otherwise violates, nor has in the last three (3) years infringed, misappropriated or otherwise violated, the rights of any third party in any Intellectual Property; and (ii) no Group Company has received any written notices, threats or requests for indemnification alleging any of the same.
(e)    (i) There are no claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last six (6) years, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, nor has infringed, misappropriated or otherwise violated any of the Company Owned Intellectual Property.
(f)    No Group Company uses and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) under any license requiring a Group Company to disclose or distribute the source code to any of the Company Products, to license or provide the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.
(g)    Each Group Company has taken commercially reasonable measures to maintain and protect all Company Owned Intellectual Property, including its trade secrets, source code to Company Products and other confidential information. Without limiting the generality of the foregoing, no Group Company has disclosed any material confidential Company Owned Intellectual Property (including the source code to any Company Products) to any Person other than pursuant to a valid and enforceable written agreement pursuant to which such Person agrees to protect the confidentiality of such trade secrets and other confidential information (“
Confidentiality Agreement
”) and, to the Knowledge of the Company, no Person has breached any such agreement.

(h)    All Persons that have been involved in the conception, development, reduction to practice or other creation of any material Company Owned Intellectual Property (including Company Products) have done so pursuant to a written agreement or acknowledgement that protects the confidential information of the Company and assigns to the Company exclusive ownership of all of such Intellectual Property and, to the Knowledge of the Company, no Person has breached any such agreement.
(i)    No Group Company is under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user).
(j)    There are, and for the past three (3) years have been, no defects, technical concerns or problems (collectively, “
Technical Deficiencies
”) in any of the Company Products currently offered by any Group Company which have not been repaired and that would prevent the same from performing in accordance with their user specifications of functionality descriptions in any material respect, there is no Malicious Code in any of the Company Products or Company Systems. No Group Company has received any material written complaints from customers related to any Malicious Code or Technical Deficiencies in any Company Products.
(k)    The Group Companies own, lease, license, or otherwise have the legal right to use its Company Systems, and such Company Systems are sufficient for the needs of the Group Companies’ business as it is currently conducted. The Group Companies have put commercially reasonable safeguards in place designed to protect the confidentiality, integrity, and security of the Company Systems and the data stored therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“
Malicious Code
”), and the taking and storing
on-site
and
off-site
of
back-up
copies of critical data. The Group Companies have implemented and maintain commercially reasonable security, disaster avoidance and recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures that provide monitoring and alerting of any problems, issues or vulnerabilities in the Company Systems. In the last twelve (12) months, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects.
(l)    Each Group Company and the conduct of its business are and have in the last three (3) years been in compliance with all Data Security Requirements in all material respects, and there have not been any written notices of material data security breaches, unauthorized use of or access to any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Data or other written notice received relating to a violation of any Data Security Requirement. The transactions contemplated by this Agreement will not result in any liabilities to the Company in connection with any Data Security Requirements.
(m)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which the Company Intellectual Property and Company Systems were owned, used, or held for use by such Group Company prior to the Closing Date. The Group Companies have all rights in and to the Company Product Data necessary for the operation of their business, including where applicable the rights to publish, reproduce, distribute, license, sell and create derivative works of the Company Product Data.
Section 3.11
Litigation
.
(a)    Except as set forth on
Section
 3.11
of the Schedules, in the last two (2) years, there have not been, and there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any

Ancillary Agreement, but excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.
(b)    No Group Company has filed in the last three (3) years, or intends to file, any material Action against any other Person.
Section 3.12
Company Material Contracts
.
(a)
Section
 3.12(a)
of the Schedules sets forth a true, correct and complete list of the following Contracts to which any Group Company, as of the date of this Agreement, is a party (“
Company Material Contracts
”):
(i)    any stockholder, partnership, investors’ rights, voting, right of first refusal and co-sale,
or registration rights agreement, or other Contract with a holder of equity securities of any Group Company relating to their ownership of such equity securities;
(ii)    any
non-competition
Contract or other Contract that purports to limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, (B) the Persons to whom any Group Company may sell products or deliver services, or (C) the Persons that the Company may hire or solicit for hire;
(iii)    any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of any Group Company that (A) provides annual base salary in excess of $300,000 or (B) is not terminable at-will
and without any liability to any Group Company (other than standard employee confidentiality or non-disclosure
agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);
(iv)    change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any Group Company;
(v)    any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than
(x) non-exclusive
licenses for Open Source Software or
(y) non-exclusive
end user licenses of commercially-available Software with an annual replacement cost of less than $150,000);
(vi)    any Contract under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property, other than (A) Intellectual Property licensed to customers on a non-exclusive
basis, and (B) Contracts where the primary purpose of such Contract is a Group Company’s grant of a non-exclusive
license to content and programs to a customer, in each case in the ordinary course of business;
(vii)    any Contract for the development of Intellectual Property by a third party for the benefit of a Group Company (other than agreements entered into with employees on the Company’s forms);
(viii)    any Contract relating to the provision of
co-location
and related services to a Group Company, which services are used by such Group Company to fulfill its obligations to provide software and data hosting services to customers;
(ix)    (A) any Contract containing an agreement by a Group Company to provide any Person with access to the source code for any Company Products or (B) any Contract between a Group Company, on the one hand, and an escrow agent, on the other hand, to provide for the source code for any Company Products to be put in escrow;
(x)    any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization;

(xi)    any material Contract providing for indemnification by any Group Company of any Person, except for any such Contract that is entered into in the Ordinary Course;
(xii)    any Contract evidencing Indebtedness of any Group Company in excess of $500,000;
(xiii)    any Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(xiv)    any Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (except, in the cause of clauses (B) (C), any Company Subsidiary);
(xv)    any Contracts listed on
Section
 3.21
of the Schedules;
(xvi)    any Contract with any Material Customer or Material Supplier;
(xvii)    any Contract or group of related Contracts (other than
non-continuing
purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of $1,000,000 per annum, except for Contracts that are terminable on less than 90 days’ notice without penalty;
(xviii)    any Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;
(xix)    any Contract entered into in the last three (3) years for the settlement of any material Action for which any Group Company has any ongoing liability or obligation;
(xx)    any Contract requiring or providing for any capital expenditure by any Group Company after September 30, 2021 in excess of $1,000,000;
(xxi)    any material interest rate, currency or other hedging Contract;
(xxii)    any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company;
(xxiii)    any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing
purchase orders);
(xxiv)    any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;
(xxv)    any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule
12b-2
and Rule
16a-1
of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; or
(xxvi)    any other Contract (other than
non-continuing
purchase orders) not of the types described above in this
Section
 3.12
that involves consideration paid or received by the Company in excess of $1,000,000 in the current fiscal year of the Group Companies.
(b)    The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There does not exist under any Company Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the Company, in each case, that is material to the Group Companies, taken as a whole. None of the Group Companies has given notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach
related expiration of such Contract.
Section 3.13
Tax Returns; Taxes
. Except as otherwise disclosed on
Section
 3.13
of the Schedules:
(a)    all income and other material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are correct and complete in all material respects;
(b)    all income and other material Taxes due and owing by any of the Group Companies have been paid in full;
(c)    there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed;
(d)    no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Group Companies are currently being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;
(e)    the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;
(f)    there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any Taxes or any deficiency thereof and none of the Company or the Company Subsidiaries has waived any statute of limitations in respect of Taxes;
(g)    there are no Liens for Taxes against any asset of the Group Companies (other than Permitted Liens);
(h)    the Company is not a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability for Taxes after the Closing (excluding (x) customary commercial agreements the primary subject of which is not Taxes and (y) any agreements that are solely among Group Companies);
(i)    no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company); or has any material liability for the Taxes of any Person (other than a Person that is a member of a group of which a Group Company is the common parent) under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes);
(j)    no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation
Section 1.6011-4(b)(2);
(k)    no written claim has ever been made by an Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction and which claim has not been resolved;
(l)    the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(m)    each Group Company is, and has been at all times since October 1, 2018, treated as a corporation for United States federal income Tax purposes;
(n)    no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations
Section 1.1502-13
(or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations
Section 1.1502-19
(or any corresponding or similar provision of state, local or foreign income Tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts reflected on the Financial Statements and amounts accrued in the Ordinary Course since then; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Law);
(o)    During the two (2)-year period ending on the date of this Agreement, none of the Company or any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 of the Code;
(p)    None of the Group Companies have had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of such Group Company’s formation; and
(q)    No Group Company has taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(r)    The unpaid Taxes of the Company did not, as of September 30, 2021, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since September 30, 2021, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
Section 3.14
Environmental Matters
.
(a)    Each Group Company is and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all material Environmental Permits required for the occupation of its facilities and the operation of its business.
(b)    No Group Company has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance, or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by any Group Company, in each case so as to give rise to material liability of the Group Companies pursuant to any Environmental Laws.
(c)    None of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or material liability of any other Person relating to any Hazardous Substance and/or arising under Environmental Laws.
(d)    No Group Company has received written notice from any Governmental Entity or any Person that such Group Company is subject to any material pending Action, Order or actual or alleged liability (i) based upon any Environmental Law, including arising out of any act or omission of any Group Company or any of their respective employees, agents or Representatives, or (ii) relating to any Release of Hazardous Substance, including claims arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.
Section 3.15
Licenses and Permits
. To the Knowledge of the Company, the Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.
Section 3.16
Company Benefit Plans
.
(a)
Section 3.16(a)
of the Schedules contains a true, correct and complete list of each material Company Benefit Plan. With respect to each such Company Benefit Plan, the Company has provided Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any material modifications thereto; (v) any related insurance contracts or funding arrangements; and (vi) all material non-routine
correspondence with any Governmental Entity relating to a Company Benefit Plan dated within the past three (3) years.
(b)    Except as set forth on
Section
 3.16(b)
of the Schedules:
(i)    No Company Benefit Plan is, and no Group Company contributes to, or is required to contribute to or has any liability with respect to a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company has any current or contingent obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan,” including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;
(ii)    No Company Benefit Plan is, and no Group Company (including any ERISA Affiliate) contributes to, is required to contribute to or has any actual or contingent liability or obligations under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code;
(iii)    Each Company Benefit Plan and related trust has been established, funded, maintained, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the date hereof have been timely made, or, to the extent not yet due, have been made, paid, or properly accrued to the extent required under GAAP;
(iv)    No liability, claim, Action, audit, investigation or litigation is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims);
(v)    Each Company Benefit Plan that is or was intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “
IRS
”), or may rely upon a favorable opinion letter from the IRS for a master or prototype plan, and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to adversely affect the qualification of such Company Benefit Plan;
(vi)    No Group Company has incurred nor have any events occurred that would reasonably be expected to result in the imposition of any penalty or Tax under Sections 4980D, 4980H, 6721 or 6722 of the Code with respect to any Company Benefit Plan or any failure by the Company to comply with all applicable requirements under the Patient Protection and Affordable Care Act, and no Company Benefit Plan provides for post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer or director of any Group Company, except as required by COBRA for which the covered person pays the cost of coverage as required under COBRA or as otherwise mandated by applicable Law;
(vii)    No Group Company has filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan in the last three (3) years or otherwise with respect to which current or contingent liability to a Group Company remains.
(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(d)    Except as set forth on Section 3.16(d) of the Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event), other than any arrangement or agreement entered into with Parent in connection with this Agreement, will, directly or indirectly, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.
(e)    No Group Company has an obligation to
gross-up
or reimburse of any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(f)    Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable IRS guidance thereunder.
Section 3.17
Labor Relationships
.
(a)    None of the Group Companies’ employees are represented by a union, works council, or other labor organization or employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other Contract or bargaining relationship with any union, works council, or other labor organization or employee representative body. To the Knowledge of the Company, there are no, and within the past three (3) years have been no, pending or threatened union organizing or decertification activities relating to employees of any of the Group Companies.
(b)    There are no, and for the past three (3) years there have not been any pending, or to the Knowledge of the Company, threatened, walk outs, strikes, handbilling, picketing, lockouts, work stoppages, unfair labor practice charges, material grievances, labor arbitrations, or other material labor disputes against or affecting any Group Company.
(c)    Each Group Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws related to labor, employment, and employment practices including those related to terms and conditions of employment, wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt
employees), health and safety, immigration (including the completion of Forms
I-9
for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues,
COVID-19,
affirmative action, unemployment insurance, and collective bargaining.
(d)    Except as would not result in material liability for the Group Companies, within the past three (3) years (i) the Group Companies have paid all wages, salaries, wage premiums, commissions, bonuses, fees or other compensation which has or have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or policy, and (ii) each individual who has provided services to the Group Companies within the past three (3) years and who is or was classified and treated as an independent contractor is and has been properly classified and treated as such for all applicable purposes.
(e)    To the Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee of independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.
(f)    To the Knowledge of the Company, no executive, officer or key employee of the Group Companies intends to terminate his or her employment prior to or within the twelve (12) month period following the Closing.
(g)    The Group Companies have reasonably investigated all employment discrimination, sexual harassment, and retaliation allegations within the past three (3) years. The Group Companies do not reasonably expect to incur any material Losses with respect to any such allegations. To the Knowledge of the Company, there are no such allegations relating to executive officers or directors of the Group Companies that, if known to the public, would bring the Group Companies into material disrepute.
(h)    None of the Group Companies have engaged in any “mass layoff” or “plant closing” (in each case, as defined in the WARN Act) since March 1, 2020 that would violate or in any way implicate the WARN Act. The Group Companies are, and during the past three (3) years the Company have been, in compliance in all material respects with the WARN Act.
Section 3.18
International Trade
 & Anti-Corruption Matters
.
(a)    None of the Group Companies, nor any of their respective officers, directors, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or
Ex-Im
Laws, or (iv) otherwise in violation, in any material respect, of applicable Sanctions Laws,
Ex-Im
Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “
Trade Control Laws
”); or (y) has at any time (i) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws, or (ii) otherwise violated applicable Anti-Corruption Laws. The Group Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.
(b)    During the five (5) years prior to the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c)    None of the Group Companies has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.
Section 3.19
Certain Fees
. No Parent Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Group Companies or any of their respective Affiliates.
Section 3.20
Insurance Policies
.
A
ll material insurance policies carried by or for the benefit of the Group Companies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing on the Closing Date will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date, and no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. There is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice). The Company has made available to Parent true and correct copies of all such policies.
Section 3.21
Affiliate Transactions
. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course as disclosed on
Section
 3.21(i)
of the Schedules, there are, and for the past three (3) years there have been, no transactions or Contracts between any Group Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of any of the foregoing persons on the other (except any transactions or Contracts that are not material to the applicable Group Company).
Section
 3.21(ii)
of the Schedules sets forth all Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer, or employee of the Company or any Person directly or indirectly owning 5% or more of the outstanding shares of Company Stock or any of their respective Affiliates, on the other hand. Except as set forth on
Section
 3.21(iii)
of the Schedules, none of the Group Companies or their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person (other than the Company) which is a Material Customer, Material Supplier or material competitor of the Group Companies.
Section 3.22
Information Supplied
. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement.
Section 3.23
Customers, and Suppliers
.
Section 3.23
of the Schedules sets forth a list of the Group Companies’ (a) top five (5) customers, based on amounts paid for goods or services for the Company’s fiscal year ending December 31, 2020, and for the trailing nine (9) month period ending September 30, 2021, showing the approximate total sales by the Group Companies to each such material customer (each such customer, a “
Material Customer
”) and (b) (i) the top five (5) suppliers and vendors of goods and services to the Group Companies based on amounts paid for goods or services for Company’s fiscal year ending December 31, 2020, and for the trailing nine (9) month period ending September 30, 2021, and the approximate total purchases by the

Group Companies from each such material supplier, during each such period, (ii) any sole source supplier of any good or services of the Group Companies, other than any sole source supplier providing goods or services for which the Group Companies can readily obtain a replacement supplier without a material increase in the cost of supply and (iii) any manufacturer of any goods of the Group Companies, other than any manufacturer manufacturing or producing goods for which the Group Companies can readily obtain a replacement manufacturer without a material increase in the cost of supply (each such supplier listed in the foregoing (i)-(iii), a “
Material Supplier
”). No such Material Customer or Material Supplier listed on
Section
 3.23
of the Schedules, has (a) terminated its relationship with any of the Group Companies, (b) as of the date hereof, to the Knowledge of the Company, materially reduced its business with any of the Group Companies or materially and adversely modified its relationship with any of the Group Companies, (c) as of the date hereof, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action and, to the Knowledge of the Company, no such Material Customer or Material Supplier is contemplating such action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.
Section 3.24
Compliance with Laws
. Each Group Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws, Orders and, during the period of their application,
COVID-19
Measures, which are, in each case, applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole. The Company has not received any notice of, or been charged with, any material violation of any such Laws, Orders or
COVID-19
Measures.
Section 3.25
PPP Loan
. The PPP Loan was obtained by the Company in accordance, in all material respects, with all applicable Laws and all applicable eligibility requirements under the Paycheck Protection Program, in each case as existing as of the time of the Company’s final application for the PPP Loan. The Company has not received a notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act, has spent all proceeds prior to the Closing Date, and has complied in all material respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith.
Schedule 3.25
of the Schedules sets forth (i) the original amount of the PPP Loan received by the Company, (ii) the proceeds of the PPP Loan used by the Company as of the date hereof, including a description of the use of such proceeds, (iii) the outstanding amount of the PPP Loan as of the date hereof, and (iv) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.
Section 3.26
No Additional Representations or Warranties
. Except as provided in this
Article III
(as modified by the Schedules) or the Ancillary Agreements to which it is a Party, none of the Group Companies, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent Parties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “
Parent Disclosure Schedule
”), or except as set forth in any Parent Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), and subject to the terms, conditions and limitations set forth in this Agreement, the

Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:
Section 4.1
Organization
. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Parent Party is a party. Each of the Parent Parties is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, its activities, or the location of the properties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect. Except for Merger Sub, Parent has no Subsidiaries. Except as set forth in the preceding sentence, neither Parent nor Merger Sub owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.
Section 4.2
Authorization
. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The affirmative vote of the holders of a majority of the shares of Parent Common Stock and Parent Class B Stock, voting together as a single class, that are voted at the Parent Common Stockholders Meeting, is the only vote of the holders of Parent’s capital stock required to approve the Transaction Proposals, assuming a quorum is present (the “
Parent Stockholder Approval
”). Parent Stockholder Approval of the Transaction Proposals are the only votes of any class or series of Parent’s capital stock necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 4.3
Capitalization
.
(a)
Section 4.3(a)
of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of Merger Sub as of the date hereof. Parent is the sole record and beneficial owner of all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable.
No Person other than Parent has any rights with respect to such equity securities of Parent, and no Person other than Parent has any rights with respect to such equity securities of Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.
(b)    The authorized capital stock of Parent consists only of 111,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Parent Common Stock, (ii) 10,000,000 shares of Parent Class B Stock and (iii) 1,000,000 shares of preferred stock. As of the date hereof, the issued and outstanding capital stock of Parent consists of 28,509,835 shares of capital stock, consisting of (A) 22,807,868 shares of Parent Common Stock, (B) 5,701,967 shares of Parent Class B Stock and (C) no shares of preferred stock. All of the shares of Parent Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock, Parent Class B Stock or Parent preferred stock, or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock, Parent Class B Stock, Parent preferred stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock, Parent Class B Stock or Parent preferred stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Class B Stock, Parent preferred stock or any other interest in Parent. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock or Parent Class B Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on
Section
 4.3(b)
of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.
(c)    Parent has issued 21,386,688 warrants (the “
Parent Warrants
”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock on the terms and conditions set forth in the applicable warrant Contract.
(d)    Each holder of any of the shares of Parent Class B Stock initially issued to SWAG Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Stock pursuant to the Organizational Documents of Parent.
Section 4.4
Consents and Approvals; No Violations
. Subject to the receipt of the Parent Stockholder Approval of the Transaction Proposals, the filing of the Certificate of Merger, the filing of any Parent Report, the filing of the Proxy Statement, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in
Section
 3.5
and the representations and warranties of the Company contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (A) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (B) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (C) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound, (D) result in the creation of any Lien upon any of the properties or assets of any Parent Party (other than Permitted Liens), or (E) violate in any material respect any Law or Order applicable to any Parent Party, except for violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.
Section 4.5
Financial Statements
.
(a)    The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (a) the financial condition of Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation
S-X
of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. Parent has no material off-balance
sheet arrangements that are not disclosed in the Parent Reports.
(b)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since December 31, 2020, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared
Section 4.6
Reserved
.
Section 4.7
Business Activities;
No Undisclosed Liabilities
.
(a)    Since its respective date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under this Agreement or the Ancillary Agreements or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.
(b)    Except as set forth in the consolidated balance sheet of Parent included in the Prospectus for the period from January 5, 2021 (inception) through January 22, 2021, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of the Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred since January 22, 2021 in the Ordinary Course, (b) incurred since January 22, 2021 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in any Parent filings with the SEC, or (d) disclosed in this Agreement (or its schedules).
Section 4.8
Absence of Certain Changes
. Except as set forth on
Section
 4.8
of the Parent Disclosure Schedule and as set forth in any Parent filings with the SEC, since Parent’s incorporation:
(a)    Parent has conducted its business in all material respects in the Ordinary Course;
(b)    there has been no Material Adverse Effect; and
(c)    Parent has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Company in accordance with
Section
 5.2
.
Section 4.9
Litigation
.
(a)    Except as set forth on Section 4.9 of the Parent Disclosure Schedule, there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement, but excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

(b)    Parent has not filed any material suit, litigation, arbitration, claim or action against any other Person since its formation.
Section 4.10
Parent Material Contracts
.
(a)
Section
 4.10(a)
of the Parent Disclosure Schedules sets forth a true, correct and complete list of the Parent Material Contracts.
(b)    The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to have a Material Adverse Effect on Parent.
Section 4.11
Tax Returns; Taxes
. Except as otherwise disclosed on
Section
 4.11
of the Parent Disclosure Schedule:
(a)    all income and other material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are correct and complete in all material respects;
(b)    all income and other material Taxes due and owing by Parent have been paid in full;
(c)    there are not currently any extensions of time in effect with respect to the dates on which any Tax Return of Parent were or are due to be filed;
(d)    no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened;
(e)    Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;
(f)    there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;
(g)    there are no Liens for Taxes against any asset of Parent (other than Permitted Liens);
(h)    Parent is not a party to any Tax allocation or sharing agreement under which Parent will have any liability for Taxes after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);
(i)    Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) and does not have any material liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes);
(j)    Parent is not and has not been a party to any “listed transaction,” as defined in Treasury Regulation
Section 1.6011-4(b)(2);

(k)    no written claim has ever been made by an Governmental Entity in a jurisdiction where Parent does not file Tax Returns that Parent may be subject to taxation by that jurisdiction and which claim has not been resolved;
(l)    Parent is, and has been at all times since formation, treated as a corporation for United States federal income Tax purposes;
(m)    Parent will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations
Section 1.1502-13
(or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations
Section 1.1502-19
(or any corresponding or similar provision of state, local or foreign income Tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts reflected on the financial statements of Parent and amounts accrued in the Ordinary Course since then; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Law);
(n)    During the two (2)-year period ending on the date of this Agreement, Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 of the Code;
(o)    Parent has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and
(p)     Parent has not taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 4.12
Compliance with Laws
. Each Parent Party is, and has been since their respective date of incorporation, in compliance in all material respects with all Laws which are applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Parent Parties taken as a whole. No Parent Party has received any written notice of, or been charged with, the material violation of any such Laws.
Section 4.13
Certain Fees
. Except as set forth on
Section
 4.13
of the Parent Disclosure Schedule, no Group Company or any Equityholder shall be directly or indirectly obligated to pay or bear (
e.g.
,
by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Parties or any of their respective Affiliates.
Section 4.14
Organization of Merger Sub
. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.
Section 4.15
SEC Filings
; NASDAQ; Investment Company Act
.
(a)    Parent has filed with or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since August 2, 2021.

(b)    As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed between the date hereof and the Closing will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c)    As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)    Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)    The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SWAG.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SWAGW.” The Parent units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SWAGU.” Since August 2, 2021, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Common Stock from NASDAQ or the SEC.
(f)    Parent maintains disclosure controls and procedures (as defined by Rule
13a-15(e)
under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports and documents that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule
13a-15(f)
under the Exchange Act). Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(g)    Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions and applicable SEC guidance (including the dates by which such compliance is required) have become applicable to Parent.
(h)    Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 4.16
Information Supplied
. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Proxy Statement). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.
Section 4.17
Board Approval; Stockholder Vote
. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals by the Parent Stockholders, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.
Section 4.18
Trust Account
.
(a)    As of the date hereof, Parent has $231,507,665.62 (the “
Trust Amount
”) in the account established by Parent for the benefit of its Public Stockholders (the “
Trust Account
”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “
Trustee
”) pursuant to the Investment Management Trust Agreement, dated as of July 28, 2021, by and between Parent and the Trustee (the “
Trust Agreement
”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
(b)    The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.
(c)    As of the date hereof, assuming the accuracy of the representations and warranties of the Group Companies contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.
Section 4.19
Affiliate Transactions
. Except as set forth on
Section
 4.19
of the Parent Disclosure Schedules and the Parent Reports, there are no material transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.
Section 4.20
Independent Investigation; No Reliance
. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Group Companies or any of the Group Companies’ Representatives (except the specific representations and warranties of the Company expressly set forth in
Article
 III
of this Agreement), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that: (a) no Group Company or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the due diligence materials, or (ii) the pro-forma
financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and (b) no Group Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.
Section 4.21
Employees and Employee Benefits
.
(a)    No Parent Party or any subsidiary has ever employed any employees and no individuals provide, nor have any individuals ever provided, services to any Parent Party as an employee, consultant or independent contractor.
(b)    No Parent Party has or could reasonably be expected to have any liability or obligation of any kind under ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code or under ERISA with any other Person or by reason of at any time being considered a member of an affiliated service group with any other Person under Section 414(m) of the Code.
Section 4.22
Valid Issuance
. The shares of Parent Common Stock issuable as Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.
Section 4.23
Takeover Statutes and Charter Provisions
. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

Section 4.24
No Additional Representations or Warranties
. Except as provided in and this
Article IV
(as modified by the Parent Disclosure Schedules), none of the Parent Parties, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Group Companies and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Group Companies.
ARTICLE V
COVENANTS
Section 5.1
Interim Operations of the Company
. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with
Section
 8.1
, and (y) Closing, except as (i) otherwise contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law (including
COVID-19
Measures), (iii) described in
Section
 5.1
of the Schedules or (iv) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees and (iii) maintain existing relationships with its Material Customers, Material Suppliers and other material business relationships with it; and
(b)    the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:
(i)    make any change in or amendment to its Organizational Documents (other than to effectuate the A&R Charter and the A&R Bylaws);
(ii)    issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this
Section
 5.1(b)(ii)
shall not prevent (a) a Company Optionholder from otherwise exercising any or all vested Company Options held by such Company Optionholder in accordance with the applicable award agreement), (b) the granting of Company Options to employees, officers or directors in the Ordinary Course or (c) a Company Warrantholder from otherwise exercising any or all Company Warrants held by such Company Warrantholder in accordance with the applicable warrant agreement;
(iii)     split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;
(iv)    sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets (including any Company Owned Intellectual Property) that are material to its business, other than (A) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement,
(B) non-exclusive
licenses of Company Owned Intellectual Property granted in the ordinary course, (C) sales or other dispositions in the ordinary course of business consistent with past practice and (D) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,500,000 in the aggregate;
(v)    amend in any adverse respect or terminate any Company Material Contract or Lease;
(vi)    (A) incur any Indebtedness in excess of $2,500,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person;

(vii)    Except as required under the terms of any Company Benefit Plan set forth on
Section
 3.16(a)
of the Schedules or any Company Material Contract set forth on
Section
 3.12(a)(iii)
of the Schedules, in each case, in effect as of the date hereof (A) grant to any employee, officer, director or independent contractor of the Group Companies any increase in compensation or benefits, except Ordinary Course annual or merit increases, (B) adopt or establish any new compensation or benefit plans or arrangements, or amend or terminate, or agree to amend or terminate, any existing Company Benefit Plans (other than amendments to group welfare plans made in the Ordinary Course in conjunction with annual renewals or group welfare benefits), (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), (D) terminate (other than for cause), furlough or temporarily lay off the employment or service of any employee or independent contractor whose total annual base compensation exceeds $300,000, (E) hire any or engage employee or independent contractor whose total annual base compensation exceeds $300,000; or (F) enter into any new employment agreement with any employee having an annual base salary in excess of $300,000 (other than (x) pursuant to
Section
 5.17
of this Agreement and (y) agreements that can be terminated upon notice without cost, penalty or severance payment);
(viii)     (a) make, change or rescind any material Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (c) file any amended material Tax Return or claim for a material Tax refund, (d) surrender any right to claim a refund of material Taxes, (e) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding any agreement entered into the Ordinary Course and not primarily related to Taxes), (f) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (g) request any Tax ruling from a competent authority or, (h) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(ix)    cancel or forgive any Indebtedness in excess of $250,000 owed to the Company;
(x)    except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of the Company (or change an annual accounting period);
(xi)    unless required by applicable Law, (i) modify, extend terminate, negotiate, or enter into any collective bargaining agreement, works council agreement or any other Contract with any labor union, works council, or other labor organization, or (ii) recognize or certify any labor union, labor organization, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of the Group Companies;
(xii)    implement or announce any “mass layoffs”, “plant closings,” reductions in force, or other actions that would reasonably be expected to trigger notice the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “
WARN Act
”);
(xiii)    take affirmative steps to waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with base annual compensation in excess of $300,000;
(xiv)    grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties;
(xv)    declare, set aside or pay any dividend or make any other distribution;
(xvi)    make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvii)    waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed $500,000 individually or $1,000,000 in the aggregate;
(xviii)    make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;
(xix)    buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate;
(xx)    enter into any new line of business;
(xxi)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization. other than the Merger and the transactions contemplated hereunder;
(xxii)    fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of this Agreement;
(xxiii)    take any action (other than actions explicitly permitted by this Agreement) that is reasonably likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or
(xxiv)    authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this
Section
 5.1
.
Section 5.2
Interim Operations of the Parent
Parties
. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with
Section
 8.1
, and (y) Closing, except as (i) otherwise contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law (including
COVID-19
Measures), (iii) described in Section 5.2 of the Parent Disclosure Schedules or (iv) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:
(a)    make any change in or amendment to its Organizational Documents;
(b)    other than (i) seeking and negotiating Subscription Agreements or (ii) as set forth on
Section
 5.2(b)
of the Parent Disclosure Schedule (the “
Permitted Financing
”), issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;
(c)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Offer or the Merger at the Closing);
(d)    authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Offer at the Closing);
(e)    sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f)    incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person;
(g)    (i) make, change or rescind any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (iii) file any material amended Tax Return or claim for a material Tax refund, (iv) surrender any right to claim a refund of material Taxes, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding any agreement entered into in the Ordinary Course and not primarily related to Taxes), (vi) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (vii) request any Tax ruling from a competent authority or, (viii) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(h)    except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of such Parent Party (or change an annual accounting period);
(i)    take any action (other than actions explicitly permitted by this Agreement) likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;
(j)    make any amendment or modification to the Trust Agreement;
(k)    make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;
(l)    directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;
(m)    make any capital expenditures;
(n)    enter into any new line of business;
(o)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization. other than the Merger and the transactions contemplated hereunder; or
(p)    authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this
Section
 5.2
.
Section 5.3
Trust Account
. Upon satisfaction or waiver of the conditions set forth in
Article VI
and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account (the “
Available Cash
”) in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.4
Commercially Reasonable Efforts; Consents
.
(a)    Each of the Parties shall, and shall cause their Affiliates to, cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as practicable after the date hereof, including (i) obtaining all licenses, permits, clearances, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the Transactions and (ii) seeking, negotiating and entering into Subscription Agreements. The Company shall pay 100% of the applicable filing fees due under the HSR Act in connection with the Merger. In addition to the foregoing, the Company agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the Transactions;
provided
, however that any costs incurred in connection with such consents shall be Company Transaction Expenses.
(b)    Without limiting the generality of the foregoing, each Party will, and will cause its Affiliates to, promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings as are required under the HSR Act for the Transactions and such filings shall request early termination of any applicable waiting period under the HSR Act;
provided
, that in the event that the U.S. Federal Trade Commission or Antitrust Division of the U.S. Department of Justice is not accepting such filings under the HSR Act because of a government shutdown, such deadline shall be extended, if applicable, to the next Business Day following the date on which filings under the HSR Act are again accepted. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing under the HSR Act for the Transactions and will take (and will cause its Affiliates to take) all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act for the Transactions as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and summaries of the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Parent Parties will, and will cause their Affiliates to: (A) promptly notify the other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity regarding the Transactions and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (D) not agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); and (E) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.
(c)    No Party shall take any action that could reasonably be expected to adversely affect or delay the clearance, consent, approval or authorization of any Governmental Entity of the Transactions. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent Order or Law that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
Section 5.5
Public Announcements
. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed;
provided
, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this
Section
 5.5
. Nothing in this
Section
 5.5
shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release;
provided
, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.
Section 5.6
Access to Information. Confidentiality
. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and Closing, upon reasonable advance notice, the Company shall, and shall cause each Company Subsidiary to, provide to Parent Parties and their representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested;
provided
that (a) such access shall be at the risk of Parent Parties and their representatives, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). For the avoidance of doubt, the Company shall not be obligated under this
Section
 5.6
to permit the Parent Parties or any of their representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the Company’s properties or facilities. All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein.
Section 5.7
Tax Matters
.
(a)
Certain Taxes
. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Surviving Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
(b)
Tax Returns, Audits and Cooperation
. Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Group Companies and any audit, litigation or other proceeding with respect to Taxes of the Group Companies. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(c)
FIRPTA Certificate
. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (together, the “
FIRPTA Certificate
”).
(d)
Tax Treatment
. Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). The Parties agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, this
Section
 5.7(d)
unless otherwise required by a change in applicable Law, or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. Except as required by applicable Law, the Parties shall not take any action, or fail to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(e)
T
ax Opinions
. Each of Parent and the Company shall cooperate and use their respective commercially reasonable efforts to obtain any Tax opinions required to be filed with the SEC in connection with the Proxy Statement, including by delivering customary representation letters to applicable counsel.
Section 5.8
Directors
’
and Officers
’
Indemnification
.
(a)    Parent agrees to cause the Surviving Company to ensure, and the Surviving Company immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director or officer of the Company or any of the Company Subsidiaries (collectively, with such individual’s heirs, executors or administrators, the “
Indemnified Persons
”) solely to the extent as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder;
provided
, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.
(b)    On or prior to the Closing Date, the Company shall purchase, through a broker of Company’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the Company’s existing policy, provided
, that, in no event shall Parent or the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and for such insurance policy for the year ended December 31, 2020. The amount paid by the Company under this
Section
 5.8(b)
is referred to as the “
Tail Premium
.”
(c)    From and after the Effective Time, the Parent Parties agree to cause the Surviving Company, and the Surviving Company immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of the Company or any of the Company Subsidiaries occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Surviving Company, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Company shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this
Section
 5.8
or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.
(d)    Notwithstanding any other provisions hereof, the obligations of the Parent Parties and the Surviving Company contained in this
Section
 5.8
shall be binding upon the successors and assigns of the Parent Parties and the Surviving Company. In the event any of the Parent Parties or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made, as a condition to entering into any such transaction, so that the successors and assigns of any Parent Party or the Surviving Company, as the case may be, are required to honor the indemnification and other obligations set forth in this
Section
 5.8
.
(e)    The obligations of the Parent Parties and the Surviving Company under this
Section
 5.8
shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this
Section
 5.8
applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this
Section
 5.8
applies shall be third party beneficiaries of this
Section
 5.8
, each of whom may enforce the provisions of this
Section
 5.8
).
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this
Section
 5.8
is not prior to or in substitution for any such claims under such policies.
Section 5.9
Proxy Statement
.
(a)    As promptly as practicable following the execution and delivery of this Agreement and the availability of the PCAOB Financial Statements, Parent shall, in accordance with this
Section
 5.9
, prepare and file with the SEC, a registration statement on Form
S-4
(as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “
Registration Statement
”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall pay all filing fees in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to the Parent Stockholders.
(b)    Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock and Parent Class B Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, (B) the issuance of Parent Common Stock issuable pursuant to this Agreement at the Effective Time, (C) the adoption of an Omnibus Incentive Plan, previously approved by the Board of Directors of Parent, in form and substance as set forth in
Exhibit F
hereto, with such changes as may be mutually agreed between Parent and the Company (the “
Omnibus Incentive Plan
”), (D) approval of the

A&R Charter and each change to the A&R Charter that is required to be separately approved, and (E) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “
Transaction Proposals
”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with the Exchange Act. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, and the Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement and the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation
S-X
under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and the Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement.
(c)    Prior to filing with the SEC, Parent will make available to the Company drafts of the Registration Statement, and any material amendment or supplement to the Registration Statement and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall provide written notice (email permitted) to the Company upon filing any such documents with the SEC (including response to any comments from the SEC with respect thereto). Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Registration Statement has been filed, (ii) receipt of oral or written notification of the completion of the review of the Registration Statement by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (vii) any comments from the SEC relating to the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Registration Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable;
provided
, that prior to responding to any material requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.
(d)    If at any time prior to the Parent Common Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(e)    Parent shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.
(f)    The Company shall use its commercially reasonable efforts to promptly provide Parent with all information concerning the Group Companies reasonably requested by Parent for inclusion in the Registration Statement and any amendment or supplement to the Registration Statement (if any). The Company shall cause the officers and employees of the Group Companies to be reasonably available to Parent and its counsel in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.
(g)    Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with
Article VIII
. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this
Section
 5.9(g)
shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with
Article VIII
.
(h)    Parent shall use its reasonable best efforts to (i) cause the shares of Parent Common Stock to be issued to the Equityholders as provided in
Article II
to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.
Section 5.10
Parent Common Stockholder Meeting
.
(a)    Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company), and, as soon as practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “
Parent Common Stockholders Meeting
”);
provided
that Parent may postpone or adjourn the Parent Common Stockholders Meeting on one or occasions (i) upon receipt of a Company Adjournment Request, (ii) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Common Stockholders Meeting; provided, that, without the consent of the Company, the Parent Common Stockholders Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Parent Common Stockholders Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three Business Days prior to the Outside Date. By written notice, the Company may request that Parent adjourn the Parent Common Stockholders Meeting (“
Company Adjournment Request
”) until the earlier of (x) 15 days after the date for which the Parent Common Stockholders Meeting was then scheduled or (y) the date that is the third Business Day prior to the Outside Date, if the Company believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or for the absence of a quorum of Parent Stockholders. Upon receipt of the Company Adjournment Request, Parent shall adjourn the Parent Common Stockholders Meeting for the period of time specified in the Company Adjournment Request; provided that the Company may not issue more than one Company Adjournment Request.
(b)    Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “
Parent Board Recommendation
”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. Except as required by applicable law (including Delaware law relating to fiduciary duties), the board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “
Change in Recommendation
”). Parent shall promptly, but in any event no later than within one (1) Business Day, notify the Company in writing of any final determination to make a Change in Recommendation.
Section 5.11
Section 16 of the Exchange Act
. Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee
directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“
Section
 16
”) shall be an exempt transaction for purposes of Section 16.
Section 5.12
Nonsolicitation
.
(a)    From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public
information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement (whether or not binding) relating to a Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following such Parent Party’s awareness thereof.
(b)    From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal (except as otherwise required by Law), (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public
information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement (whether or not binding) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “
Acquisition Proposal
” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests.
Section 5.13
Termination of Agreements
. The Company shall take all actions necessary to terminate each agreement between the Company, on the one hand, and any officer or director of the Company or any entity controlled by any such officer or director, on the other hand, including the Prior Investor Rights Agreement, the Prior Voting Agreement and the Prior ROFR Agreement, at or prior to the Effective Time, in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.
Section 5.14
Merger
Written Consent
. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Requisite Company Approvals in the form of an irrevocable written consent (the “
Merger Written Consent
”) of the Company Stockholders promptly (and in any event within five (5) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Merger Written Consent, the Company shall duly convene a meeting of the Company Stockholders for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the Company Stockholders is convened, the Company shall obtain the Requisite Company Approvals at such meeting of the Company Stockholders and shall take all other action necessary or advisable to secure the Requisite Company Approvals as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall, through the board of directors of the Company, recommend to the Company Stockholders that they adopt this Agreement (the “
Company Recommendation
”) and shall include the Company Recommendation in the Merger Written Consent. The board of directors of the Company shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal. The Company will provide Parent with a copy of the Merger Written Consent within two (2) Business Days of receipt. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approvals in accordance with this
Section
 5.14
shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal. To the extent required by the DGCL, the Company shall promptly (and, in any event, within five (5) Business Days of the date of the Merger Written Consent) deliver to any Company Stockholder who has not executed the Merger Written Consent (a) a notice of the taking of the actions described in the Merger Written Consent in accordance with Section 228 of the DGCL, and (b) the notice in accordance with Section 262 of the DGCL.
Section 5.15
Elections and Other Matters
. From and after the Closing Date, each Parent Party shall not, and shall cause the Company and the Company Subsidiaries not to, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any
Pre-Closing
Tax Period of the Company or any Company Subsidiary.
Section 5.16
PCAOB Financial Statements
. The Company agrees to use best efforts to provide Parent, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2020 and 2019, in each case, prepared in accordance with GAAP (and not materially different than GAAP) (the “
PCAOB Financial Statements
”).
Section 5.17
Omnibus
Incentive
Plan
; Employment Agreements
. The board of directors of Parent shall, in consultation with the Company, approve and adopt the Omnibus Incentive Plan in the manner prescribed under the Code and other applicable Laws, effective as of no later than the day before the Closing Date. In addition, Parent and the Company shall cooperate and use commercially reasonable efforts to enter into employment agreements with each of Jan Nugent and Geoff Van Haeren, on mutually acceptable terms, to become effective as of the Closing Date.
Section 5.18
Registration Rights Agreement
. At the Closing, Parent, the Company and certain Company Stockholders who will receive Merger Consideration pursuant to
Article II
shall enter into a Registration Rights Agreement substantially in the form attached hereto as
Exhibit
 G
(the “
Registration Rights Agreement
”).
Section 5.19
Governing Documents
. In connection with the consummation of the Transactions, Parent shall adopt the A&R Bylaws and the A&R Charter.

Section 5.20
Intellectual Property Assignment
. The Company shall use reasonable best efforts to enter into an amendment to the Professional Services Agreement by and between NOI Technologies (P) Limited (“
NOI
”) and the Company, dated February 1, 2019, which amendment shall include (i) effective language assigning (by way of present-tense assignment language) to the Company all Intellectual Property developed by NOI in the course of its engagement by the Company, (ii) language stating that all such developed Intellectual Property is a “work made for hire”, as defined by U.S. Copyright Act §101, and (iii) a waiver of moral rights by NOI.
ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 6.1
Conditions to Each Party
’
s Obligations
. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:
(a)
Injunction
. There will be no effective Order of any nature prohibiting or preventing the consummation of the Transactions and no Law shall have been adopted, enacted or promulgated that makes consummation of the Transactions illegal or otherwise prohibited;
(b)
HSR Act
. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitments or agreements (including timing agreements) with any Governmental Entity not to consummate the Transactions before a certain date, shall have expired or been terminated;
(c)
Completion of Offer
. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement;
(d)
Parent Stockholder Approval
. The Parent Stockholder Approval shall have been obtained;
(e)
Company Stockholder Approval and Company Preferred Stockholder Approval
. The Company Stockholder Approval and the Company Preferred Stockholder Approval shall have been obtained;
(f)
Registration Statement
. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC; and
(g)
NASDAQ
. The Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.
Section 6.2
Conditions to Obligations of the Company
. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:
(a)
Representations and Warranties
. The representations and warranties of the Parent Parties contained in
Article
 IV
(other than the Parent Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date);
provided
, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Parent Material Adverse Effect (ignoring for the purposes of this
Section
 6.2(a)
any qualifications by “materiality” contained in such representations or warranties); and the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Parent Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b)
Performance of Obligations
. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
(c)
Parent Parties Officer
’
s Certificate
. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “
Parent Closing Certificate
”) as to compliance with the conditions set forth in
Section
 6.2(a)
and
Section
 6.2(b)
hereof;
(d)
Transaction Proceeds
. The Aggregate Transaction Proceeds shall be equal to or greater than $50,000,000.00, and evidence thereof shall have been delivered to the Company to its reasonable satisfaction; and
(e)
D&O Resignations
. The directors and executive officers of Parent listed in Schedule 6.2(e) of the Parent Disclosure Schedule shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.
Section 6.3
Conditions to Obligations of
the Parent Parties
. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company contained in
Article III
(other than the Company Fundamental Representations) shall be true and correct as of the date of this Agreement and as of Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date);
provided
, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect (ignoring for the purposes of this
Section
 6.3(a)
any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct in all material respects as of such earlier date);
(b)
Performance of Obligations
. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
(c)
Company Officer
’
s Certificate
. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “
Company Closing
Certificate
”) as to the Company’s compliance with the conditions set forth in
Section
 6.3(a)
and
Section
 6.3(b)
;
(d)
Company Stockholder Approval
. The Parent Parties shall have received a copy of the Merger Written Consent which shall remain in full force and effect; and
(e)
No Material Adverse Effect
. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
Section 6.4
Frustration of Closing Conditions
. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in
Section
 6.1
,
Section
 6.2
or
Section
 6.3
, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII
CLOSING
Section 7.1
Closing
. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “
Closing
”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in
Article VI
(other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “
Closing Date
”. The Closing shall take place at the offices of Kirkland & Ellis LLP located at 2049 Century Park East, Los Angeles, CA 90067, at 10:00 a.m. (Eastern Time) or at such other place or at such other time as the Parties may agree in writing.
Section 7.2
Deliveries by the Company
. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:
(a)    the Certificate of Merger, executed by the Company;
(b)    the Company Closing Certificate;
(c)    the Registration Rights Agreement executed by the Company and each of the stockholders of the Company party thereto; and
(d)    any other document required to be delivered by the Company at Closing pursuant to this Agreement.
Section 7.3
Deliveries by Parent
. At the Closing, Parent will deliver or cause to be delivered to the Company the following:
(a)    the Parent Closing Certificate;
(b)    the Registration Rights Agreement executed by Parent; and
(c)    any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1
Termination
. This Agreement may be terminated at any time at or prior to the Closing:
(a)    in writing, by mutual consent of Parent and the Company;
(b)    by Parent or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable;
provided, that the right to terminate this Agreement pursuant to this
Section
 8.1(b)
shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Order; provided, further, that the Governmental Entity issuing such Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(c)    by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either
Section
 6.2(a)
or
Section
 6.2(b)
could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company and (ii) the Outside Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in
Section
 6.3(a)
or
Section
 6.3(b)
from being satisfied;
(d)    by Parent, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either
Section 6.3(a)
 or
Section 6.3(b)
 could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Parent, and (ii) the Outside Date; provided, however, that Parent is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either
Section 6.2(a)
or
Section 6.2(b)
 from being satisfied;
(e)    by written notice by any Party if the Closing has not occurred on or prior to August 31, 2022 (the “
Outside Date
”); provided, that the right to terminate this Agreement pursuant to this
Section
 8.1(e)
shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;
(f)    by the Company if there has been a Change in Recommendation;
(g)    by Parent if the Requisite Company Approvals have not been obtained within five (5) Business Days following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Parent Stockholders; and
(h)    by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).
Section 8.2
Procedure and Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section
 8.1
by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this
Section
 8.2
,
Section
 5.5
(Public Announcements),
Section
 9.2
(Fees and Expenses),
Section
 9.3
(Notices),
Section
 9.4
(Severability),
Section
 9.8
(Consent to Jurisdiction, Etc.),
Section
 9.10
(Governing Law),
Section
 9.16
(No Recourse), and
Section
 9.19
(Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this
Section
 8.2
shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket
cost) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1
Release
. Effective as of the Effective Time, each Parent Party and the Surviving Company on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “
Releasors
”) hereby irrevocably and unconditionally releases, acquits and forever discharges (except with respect to those obligations arising under or in connection with this Agreement or the Ancillary Agreements) the Equityholders, SWAG Sponsor, the Parent Stockholders, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives (the “
Released Parties
”) of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Released Party’s ownership of securities of the Company or the Parent Parties, except for any of the foregoing (i) set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated hereby or (ii) in the case of Fraud. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.
Section 9.2
Fees and Expenses
. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, the Surviving Company shall pay or cause to be paid the Company Transaction Expenses.
Section 9.3
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by
e-mail,
(b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Parent Parties, to:
c/o Software Acquisition Group Inc.
1980 Festival Plaza Drive
Suite 300
Las Vegas, NV 89135
Attention: Jonathan Huberman
Telephone: (310)
991-4982
E-mail:
jon@softwareaqn.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis
2049 Century Park East
Los Angeles, CA 90067
Attention:
Facsimile No.: (310)
552-5900
Email:              Christian O. Nagler
                 Brooks Antweil
                 Damon R. Fisher, P.C.
E-mail:             cnagler@kirkland.com
         brooks.antweil@kirkland.com
         dfisher@kirkland.com
If to the Company (prior to the Closing) to:
Branded Online, Inc. dba Nogin
1775 Flight Way STE 400
Tustin, CA 92782
Attention:    Jan Nugent; Geoffrey Van Haeren
Email:    jnugent@nogin.com; gvanhaeren@nogin.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:            Ryan J. Maierson
            John M. Greer
            Ryan J. Lynch
E-mail:                ryan.maierson@lw.com
            john.greer@lw.com
            ryan.lynch@lw.com
All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.
Section 9.4
Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 9.5
Binding Effect; Assignment
. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned in whole or in part, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this
Section
 9.5
shall be null and void.
Section 9.6
No Third Party Beneficiaries
. Except as otherwise provided in
Section
 5.8
,
Section
 9.1
and
Section
 9.16
, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.13. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7
Section Headings
. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 9.8
Consent to Jurisdiction, Etc
. Each Party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any Legal Dispute shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the

United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each Party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this
Section
 9.8
is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this
Section
 9.8
following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
Section 9.9
Entire Agreement
. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any representations, warranties, promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.
Section 9.10
Governing Law
. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware
(regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
Section 9.11
Specific Performance
. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching
Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching
Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching
Party to cause the other Party to perform its respective

agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 9.12
Counterparts
. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or
e-mail
shall be as effective as delivery of a manually executed counterpart of the Agreement.
Section 9.13
Amendment; Modification
; Waiver
. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 9.14
Time of Essence
. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
Section 9.15
Schedules
. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.
Section 9.16
No Recourse
. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “
Nonparty Affiliates
”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 9.17
Construction
.
(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Company or its Subsidiaries shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “Nuevo” online data site hosted by Datasite at https://americas.datasite.com at least two (2) Business Days prior to the date hereof and was not removed after being included in such online data site, and (vii) the terms “year” and “years” mean and refer to calendar year(s).
(b)    Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)    This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
Section 9.18
Non-Survival
.
(a)    Except for the representations in
Section
 3.26
and
Section
 4.24
, none of the representations, warranties or
pre-Closing
covenants in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a claim, suit, action or proceeding against Parent, any Equityholder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any their respective representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.
(b)    This
Article IX
and the covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.
Section 9.19
Trust Account Waiver
. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated July 28, 2021 (the “
Prospectus
”) and

understand that Parent has established the Trust Account for the benefit of Parent’s Public Stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s Public Stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s Public Stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by February 2, 2023, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Group Companies, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.
[
Signatures follow on next page
]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT :

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO
[Signature Page to Agreement and Plan of Merger]

MERGER SUB :

NUEVO MERGER SUB, INC.

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO
[Signature Page to Agreement and Plan of Merger]

COMPANY :

BRANDED ONLINE, INC. dba Nogin

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
DEFINITIONS
For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:
“
Actions
” means actions, mediations, suits, litigations, arbitrations, claims, charges, grievances, complaints, proceedings, audits, inquiries, investigations or reviews.
“
Affiliate
” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.
“
Aggregate Exercise Price
” means the aggregate exercise price that would be payable by the Company Optionholders upon the exercise of all Company Options that are outstanding and vested as of immediately prior to the Effective Time.
“
Aggregate Transaction Proceeds
” means an amount equal to (a) the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to any redemptions of shares of Parent Common Stock by stockholders of Parent but before release of any other funds, including in satisfaction of Parent Transaction Expenses, Company Transaction Expenses, and Closing Company Transaction Expenses)
plus
(b) the PIPE Investment Amount.
“
Ancillary Agreements
” means, collectively, the Confidentiality Agreement, the Support Agreement, the Sponsor Agreement, and the Registration Rights Agreement.
“
Anti-Corruption Laws
” means all U.S. and
non-U.S.
Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
“
Balance Sheet Date
” means the date of the Interim Balance Sheet.
“
Base Exchange Value
” means $546,000,000.00.
“
Business Combination
” has the meaning given to such term in the Certificate of Incorporation of Parent.
“
Business Day
” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.
“
CARES Act
” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.
“
Cash and Cash Equivalents
” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Group Companies as of the Closing, measured in accordance with GAAP and absent any effects of the transactions contemplated hereby. For the avoidance of doubt, Cash and Cash Equivalents shall not include Restricted Cash, any cash overdrafts, issued but uncleared checks or other negative balances.
“
Cash Consideration Amount
” means $20,000,000.00.
“
Cash Consideration Shares
” means the number of shares of Company Stock equal to the quotient of (a) the Cash Consideration Amount divided by (b) the Per Share Cash Consideration.
“
COBRA
” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.
“
Code
” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

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“
Company Benefit Plan
” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other equity or equity-based, incentive, bonus, deferred compensation, employment, individual consulting, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, contract, policy, agreement or arrangement, in each case that is maintained, sponsored, contributed to, or required to be contributed to by a Group Company or with respect to which the Group Companies have any current or contingent liability or obligation.
“
Company Common Stock
” means the common stock of the Company, par value $0.0001 per share.
“
Company Data
” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems or Company Products.
“
Company Dissenting Shares
” means any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.
“
Company Fundamental Representations
” means the representations and warranties set forth in
Section
 3.1
(Organization),
Section
 3.2
(Authorization),
Section
 3.3
(Capitalization),
Section
 3.4
(Company Subsidiaries), and
Section
 3.8(b)
(Absence of Certain Changes).
“
Company Option
” means an outstanding option to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing, granted by the Company under the Company Option Plan or otherwise.
“
Company Optionholder
” means a holder of Company Options.
“
Company Option Plan
” means the Branded Online, Inc. 2013 Stock Incentive Plan, as may be amended from time to time, and any other plan program agreement or arrangement pursuant to which the Company has granted options to purchase shares of Company Common Stock (including stand-alone option agreements, as applicable).
“
Company Owned Intellectual Property
” means all Company Intellectual Property that is owned or purported to be owned by any Group Company, including all Company Products.
“
Company Preferred Stock
” means the preferred stock of the Company, par value $0.0001 per share.
“
Company Product Data
” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products.
“
Company Products
” means all Software (including such Software which is to be commercialized in the next twelve (12) months) from which a Group Company has derived revenue within the three (3) years preceding the date hereof, or is currently deriving revenue from the sale, license, support or other provision thereof.
“
Company Registered Intellectual Property
” means all registrations, issuances, and applications for Company Owned Intellectual Property, including any of the foregoing set forth on
Section
 3.10(a)
of the Schedules.
“
Company Stock
” means collectively, the Company Common Stock and the Company Preferred Stock.
“
Company Stockholders
” means the holders of Company Common Stock and Company Preferred Stock.
“
Company Subsidiary
” means any Subsidiary of the Company.

A-1-57

“
Company Systems
” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information systems, record keeping systems, communications systems, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, in each case that is owned, solely used by, or under the control of the Group Companies in the conduct of their business.
“
Company Transaction Expenses
” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Company and the Equityholders (but, with respect to the Equityholders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement, without limitation, (a) any fees and expenses payable under the terms of any management agreement or related to the termination of any Contract with an Affiliate, and (b) the Tail Premium.
“
Company Warrantholder
” means a holder of Company Warrants.
“
Company Warrants
” means all warrants to purchase shares of Company Common Stock.
“
Confidentiality Agreement
” means that certain Confidentiality Agreement, dated August 2, 2021, by and between the Company and Parent.
“
Contract
” means any written or oral contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement (other than standard “click through” licenses or agreements).
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to
COVID-19,
including, but not limited to, the CARES Act and FFCRA.
“
Data Security Requirements
” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, data security or security breach notification requirements applicable to a Group Company, the conduct of the applicable business or any of the Company Systems or any Company Data: (i) applicable Laws (including the California Online Privacy Protection Act of 2003 (CalOPPA), General Data Protection Regulation (GDPR) (EU) 2016/679) and California Consumer Privacy Act (CCPA), (ii) binding and enforceable industry standard applicable to the industry in which any Group Company’s business operates (including as applicable the Payment Card Industry Data Security Standard
(PCI-DSS)),
(iii) the Group Companies’ own customer-facing data security rules, policies, and procedures, and (iv) contractual obligations by which the Company is bound.
“
Distribution Waterfall
” shall mean distributions to the Equityholders of
the Merger Consideration in the order and in the amounts set forth therein;
provided
, that, the Distribution Waterfall delivered by the Company in connection with the Closing of the Merger as contemplated by and in accordance with
Section
 1
of this Agreement shall be fully compliant with the requirements of this Agreement and shall following such delivery by the Company in accordance with
Section
 1
of this Agreement serve as the Distribution Waterfall for purposes of this Agreement.
“
Environmental Laws
” means all federal, state and local Laws relating to public or worker health and safety (to the extent relating to exposure to Hazardous Substances), protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).
“
Environmental Permits
” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.
“
Equityholders
” means the Company Stockholders, the Company Optionholders and the Company Warrantholders.

A-1-58

“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
“
ERISA Affiliate
” means any Person that together with the Company is or was, at a relevant time, treated as a single employer under Section 414(b), (c) or (m) of the Code.
“
Ex-Im
Laws
” means (i) all U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and (ii) all
non-U.S.
Laws relating to export, reexport, transfer, and import controls, including the EU Dual Use Regulation, except to the extent inconsistent with U.S. law.
“
Exchange Act
” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“
Exchange Agent
” means Continental Stock Transfer & Trust Company.
“
Exchange Agent Agreement
” means the paying and exchange agent agreement to be entered into at or prior to Closing by Parent and the Exchange Agent.
“
FFCRA
” means the Families First Corona Response Act (Public Law 116-127) and any administrative or other guidance published with respect thereto by any Governmental Entity.
“
Fraud
” means actual, knowing and intentional common law fraud under the laws of the State of Delaware with respect to the making of the representations and warranties contained in
Article III
or
Article IV
.
“
GAAP
” means generally accepted accounting principles in the United States.
“
Government Official
” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“
Governmental Entity
” means any multinational, national, federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.
“
Group Companies
” means, collectively, the Company and each of the Company Subsidiaries.
“
Hazardous Substance
” means any chemical, material or substance listed, classified, defined or regulated as a toxic or hazardous substance, waste, pollutant, contaminant, or words of similar meaning or regulatory effect, or with respect to which the use, handling or disposal by the Group Companies is governed by or subject to applicable Law.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
Indebtedness
” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out
or contingent payments related to acquisitions or investments, (g) for outstanding severance obligations and any accrued, but unpaid, annual bonus obligations, plus
the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments associated therewith (computed as though all such amounts were payable on the Closing Date), (h) for unfunded pension or retirement agreements, programs, policies, or other

A-1-59

arrangements, (i) in respect of dividends declared or distributions payable, (j) incurred in connection with the PPP Loan, to the extent not subject to forgiveness and (k) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person, in each case excluding intercompany indebtedness.
“
Intellectual Property
” means all intellectual property and other proprietary rights throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (together with the goodwill associated therewith); (b) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice); (c) copyrights and all works of authorship (whether or not copyrightable); (d) registrations and applications for any of the foregoing; (e) trade secrets, know-how,
processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases, and proprietary rights in confidential information; (f) Software; (g) rights of privacy and publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h) moral rights.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Knowledge of the Company
” means the actual knowledge of Jan Nugent and Geoff Van Haeren, after reasonable inquiry.
“
Law
” means any laws, common laws, statutes, rules, acts, codes, regulations, ordinances, determinations, executive orders or Orders of, or issued by, Governmental Entities in the United States or in a foreign jurisdiction.
“
Legal Dispute
” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.
“
Licenses
” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.
“
Liens
” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.
“
Material Adverse Effect
” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole;
provided
, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Group Companies taken with the consent of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak, (j) acts of God, earthquakes, hurricanes, tornados or other natural

A-1-60

disasters, (k) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Parent Parties in connection with the transactions contemplated hereby, (l) the failure by any Group Company to take any commercially reasonable action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in any Group Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position;
provided
, that the matters described in clauses (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (n) above).
“
Open Source Software
” means any Software that is licensed pursuant to: (a) a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); and (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or used in such license.
“
Order
” means any award, order, judgment, decision, determination, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction in the United States or in a foreign jurisdiction.
“
Ordinary Course
” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.
“
Organizational Documents
” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.
“
Parent Common Stock
” means the Class A common stock, par value $0.0001 per share, of Parent.
“
Parent Class
 B Stock
” means the Class B common stock, par value $0.0001 per share, of Parent.
“
Parent Fundamental Representations
” means the representations and warranties set forth in
Section
 4.1
(Organization),
Section
 4.2
(Authorization),
Section
 4.3
(Capitalization), and
Section
 4.8(b)
(Absence of Certain Changes).
“
Parent Legal Expenses
” means the fees, costs and expenses of legal counsel incurred by the Parent Parties in connection with the transactions contemplated hereby.
“
Parent Material Adverse Effect
” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Parent Parties taken as a whole;
provided
, that the term “Parent Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Parent Parties taken with the consent of the Company pursuant to this Agreement, (d) actions or omissions of the Parent Parties required by this Agreement or the Ancillary Agreements, (e) actions or

A-1-61

omissions of the Company and its Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (h) any epidemic, pandemic or disease outbreak (including
COVID-19)
or any
COVID-19
Measures or any change in
COVID-19
Measures or interpretations thereof following the date of this Agreement, (i) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Company in connection with the transactions contemplated hereby or (k) the failure by the Parent Parties to take any commercially reasonable action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof;
provided
, that the matters described in clauses (f) through (g) shall be included in the term “Parent Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of the Parent Parties taken as a whole, relative to other participants in the same business as the Parent Parties (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (k) above).
“
Parent Material Contract
” means a material contract, as such term is defined in Regulation
S-K
of the SEC, to which Parent is party.
“
Parent Reports
” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since September 25, 2020 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.
“
Parent Stockholders
” means the holders of Parent Common Stock or Parent Class B Stock.
“
Parent Transaction Expenses
” means the fees, costs and expenses incurred by the Parent Parties in connection with the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors and accountants and the Parent Legal Expenses.
“
Parent Warrant
” means each warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock at the same price per share as each Parent Warrant as of the Effective Time.
“
Per Share Cash Consideration
” means the product of (a) the Reference Price and (b) the Per Share Stock Amount, rounded to the nearest whole cent.
“
Per Share Merger Consideration
” means, as applicable, the Per Share Stock Amount or the Per Share Cash Consideration.
“
Per Share Stock Amount
” means the quotient of (a) the sum of (i) the Stock Reference Amount plus
(ii) the quotient of (1) the Aggregate Exercise Price,
divided by
(2) the Reference Price,
divided by
(b) the sum of (i) the total number of shares of Company Stock outstanding as of immediately prior to the Effective Time plus
(ii) the total number of shares of Company Stock that would be issued assuming the cash exercise of all outstanding Company Options that were vested as of immediately prior to the Effective Time, assuming such exercise immediately prior to the Effective Time.
“
Percentage Interests
” means, as of any date of determination, as to any Company Stockholder with respect to shares of Company Stock, the quotient obtained by dividing (a) the number of shares of Company Stock held by such Company Stockholder by (b) the total number of outstanding shares of Company Stock.

A-1-62

“
Permitted Liens
” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and for amounts which are not yet due and payable, (d) in the case of Leased Real Property, zoning, building and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business conducted thereon, (e) in the case of Leased Real Property, restrictions, variances, covenants, rights of way, encumbrances, easements and other similar matters of record, none of which, individually or in the aggregate, interfere or would interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company or the operation of the business conducted thereon, (f) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing and (g) in the case of Intellectual Property, non-exclusive
licenses that are granted in the Ordinary Course.
“
Person
” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.
“
Personal Data
” means all data relating to one or more individual(s) that is personally identifying (
i.e.
, data that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (whether in electronic or any other form or medium) or that is otherwise protected by the Data Security Requirements.
“
PIPE Investment Amount
” means the proceeds, if any, received by the Company or Parent pursuant to the Subscription Agreements entered into after the date hereof, pursuant to which, among other things, each Subscriber agrees to subscribe for and purchase on the Closing Date immediately prior to the Merger, and Parent or the Company, as the case may be, is expected to agree to issue and sell to each such Subscriber on the Closing Date immediately prior to the Merger, the number of shares of Parent Common Stock or such other security set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement.
“
PPP Loan
” means that certain Paycheck Protection Program loan to the Company on April 14, 2020, SBA Loan No. 5758227106.
“
Pre-Closing
Tax Period
” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“
Prior Investor Rights Agreement
” means the Amended and Restated Investor Rights Agreement, dated June 2, 2017, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).
“
Prior ROFR Agreement
” means the Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of June 2, 2017, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).
“
Prior Voting Agreement
” means the Amended and Restated Voting Agreement, dated as of June 2, 2017, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).
“
Pro Rata
” means, with respect to a Cash Electing Stockholder, the product of (x) such Cash Electing Stockholder’s Percentage Interest multiplied by (y) the Cash Consideration Shares, and when used with respect to shares of Company Stock, apportioned among all shares of Company Stock in accordance with a Company Stockholder’s respective Percentage Interest.

A-1-63

“
Reciprocal License
” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion
or patent license obligations (other than patent obligations relating to the use of such item of Software).
“
Reference Price
” means $10.00.
“
Release
” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.
“
Representatives
” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.
“
Sanctioned Country
” means any country or region that is or has in the last five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“
Sanctioned Person
” means any individual or entity that is the target of sanctions or restrictions under Sanctions Laws or
Ex-Im
Laws, including: (i) any individual or entity listed on any applicable U.S. or
non-U.S.
sanctions-or
export-related restricted party list, including, the U.S. Department of the Treasury’s Office of Foreign Asset Control’s (“
OFAC
”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, where relevant under applicable Sanctions or
Ex-Im
Laws, 50 percent (50%) or greater owned (in the aggregate), directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any person resident, operating, or organized in a Sanctioned Country.
“
Sanctions Laws
” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.
“
SEC
” means the United States Securities and Exchange Commission.
“
Securities Act
” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
Series A Preferred Stock
” means Series A preferred stock of the Company, par value $0.0001 per share.
“
Series B Preferred Stock
” means Series B preferred stock of the Company, par value $0.0001 per share.
“
Software
” means all computer software (in object code or source code format), data and databases, and related documentation.
“
Stock Amount
” means the number of shares of Parent Common Stock equal to (a) Base Exchange Value divided
by
(b) the Reference Price.
“
Stock Reference Amount
” means the number of shares of Parent Common Stock equal to (a) Total Exchange Value divided
by
(b) the Reference Price.
“
Straddle Period
” means any taxable period that includes (but does not end on) the Closing Date.
“
Subsidiary
” or “
Subsidiaries
” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise having the power to elect a majority of the board of directors or similar governing body.

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“
SWAG Sponsor
” means Software Acquisition Holdings III, LLC, a Delaware limited liability company.
“
Tax Return
” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.
“
Taxes
” means (i) all federal, state, local or
non-U.S.
taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, escheat, sales, use, excise, gross receipts, value-added, estimated, alternative or add-on
minimum, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind in the nature of a tax, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes).
“
Total Exchange Value
” means (a) the Base Exchange Value plus (b) the Cash Consideration Amount.
“
Transactions
” means the transactions contemplated by this Agreement and the Ancillary Agreements to occur at or immediately prior to the Closing, including the Merger.
“
Treasury Regulations
” means the Income Tax Regulations promulgated under the Code.
Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts	3.10
Acquisition Proposal	5.12(b)
Agreement	Preamble
A&R Bylaws	Recitals
A&R Charter	Recitals
Available Cash	5.3
Cash Electing Share	2.3(a)(i)
Cash Electing Stockholder	2.3(a)(i)
Cash Election	2.3(a)(i)
Cash Merger Consideration	2.3(a)(i)
Certificate of Merger	1.2
Change in Recommendation	5.10
Closing	7.1
Closing Date	7.1
Company	Preamble
Company Adjournment Proposal	5.11(a)
Company Closing Certificate	6.3(c)
Company Intellectual Property	3.10(c)
Company Letter of Transmittal	2.5(a)
Company Material Contracts	3.12
Company Preferred Stockholder Approval	3.2
Company Stockholder Approval	3.2
Consideration	2.3(a)
DGCL	Recitals

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Term	Section
Effective Time	1.2
Election Date	2.6(e)
Excess Cash Stockholders	2.6(c)
Exchange Agent Fund	2.2
Financial Statements	3.6
Form of Election	2.6(d)
Indemnified Persons	5.8(a)
Interim Balance Sheet	3.6
Interim Financial Statements	3.6
IRS	3.16(b)(iv)
Lease	3.9(c)
Leased Real Property	3.9(b)
Material Customer	3.23
Material Supplier	3.23
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
Merger Written Consent	5.14
Nonparty Affiliates	9.16
Offer	Recitals
Offering Shares	5.9(a)
Omnibus Incentive Plan	5.9(a)
Outside Date	8.1(e)
Parent	Preamble
Parent Board Recommendation	5.10
Parent Closing Certificate	6.2(c)
Parent Common Stockholders Meeting	5.10
Parent Disclosure Schedule	Article IV
Parent Fundamental Representations	6.2(a)
Parent Option	2.4
Parent Parties	Preamble
Parent Stockholder Approval	4.2
Parent Warrants	4.3(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	5.16
Permitted Financing	5.2(b)
Prospectus	9.19
Proxy Statement	5.9(a)
Registration Rights Agreement	5.18
Released Parties	9.1
Releasors	9.1
Requisite Company Approvals	3.2
Schedules	Article III
Section 16	5.11
Social Media Terms	3.10(a)
Surviving Company	Recitals
Tail Premium	5.8(b)

A-1-66

Term	Section
Trade Control Laws	3.18(a)
Transaction Proposals	5.9(a)
Trust Account	4.18(a)
Trust Agreement	4.18(a)
Trust Amount	4.18(a)
Trustee	4.18(a)
WARN Act	5.1(b)(xii)
Warrant Settlement	Recitals

A-1-67

ANNEX A2
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “
Amendment
”) is made and entered into as of April 20, 2022 by and among Software Acquisition Group Inc. III, a Delaware corporation (“
Parent
”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“
Merger Sub
”), and Branded Online, Inc. dba Nogin, a Delaware corporation (the “
Company
”), and amends that certain Agreement and Plan of Merger, dated as of February 14, 2022 (the “
Merger Agreement
”), by and among Parent, Merger Sub, and the Company (collectively, the “
Parties
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 9.13 of the Merger Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.
Amendments to the Merger Agreement
. Effective as of the execution hereof,
(a) The definition of “Base Exchange Value” is amended by deleting “$546,000,000.00” and replacing it with “$551,000,000.00”.
(b) The definition of “Cash Consideration Amount” is amended by deleting “$20,000,000.00” and replacing it with “$15,000,000.00”.
2.
No Further Amendment
. The Parties agree that, except as provided herein, all other provisions of the Merger Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Merger Agreement.
3.
References
. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to February 14, 2022.
4.
Other Miscellaneous Terms
. Sections 9.3 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement (as amended by this Amendment) shall apply mutatis mutandis
to this Amendment, as if set forth in full herein.
[
Signature pages follow
]

A-2-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO
[Signature Page to Amendment to Agreement and Plan of Merger]

A-2-2

NUEVO MERGER SUB, INC.

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO
[Signature Page to Amendment to Agreement and Plan of Merger]

A-2-3

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer
[Signature Page to Amendment to Agreement and Plan of Merger]

A-2-4

ANNEX B
FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOFTWARE ACQUISITION GROUP INC. III
Software Acquisition Group Inc. III (the “
Corporation
”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “
DGCL
”), does hereby certify as follows:
1. The name of the Corporation is Software Acquisition Group Inc. III. The Corporation was incorporated under the name Software Acquisition Group Inc. III by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 5, 2021 (the “
Original Certificate
”).
2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on July 28, 2021 (as amended from time to time, the “
Existing Certificate
”).
3. This Second Amended and Restated Certificate of Incorporation (the “
Second Amended and Restated Certificate
”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “
Board of Directors
”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.
4. The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in
EXHIBIT A
attached hereto.
5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.
6. IN WITNESS WHEREOF, Software Acquisition Group Inc. III has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [●], 2022.

SOFTWARE ACQUISITION GROUP INC. III

By:
Name:
Title:

EXHIBIT A
ARTICLE I
NAME
The name of the corporation is Nogin, Inc. (the “
Corporation
”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “
DGCL
”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
CAPITAL STOCK
The Corporation is authorized to issue two classes of stock to be designated, respectively, “
Common Stock
” and “
Preferred Stock
.” The total number of shares of capital stock which the Corporation shall have authority to issue is 550,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.0001 per share.
The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.
1.
General
. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “
Board of
Directors
”) and outstanding from time to time.
2.
Voting
.

a.
Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.
Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.
Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.
Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.
Dividends
. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.
Liquidation
. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata
in accordance with the number of shares of Common Stock held by each such holder.
B.
PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “
Certificate of Designation
”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this

Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.
B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds
(66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this
Article V
, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this
Article V
, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “
Bylaws
”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds
(66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VI
STOCKHOLDERS
A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.
C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII
LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this
Article VII
, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this
Article VII
, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this
Article VII
to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE VIII
INDEMNIFICATION
A. To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
proceeding
”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this
Article VIII
or otherwise. The rights to indemnification and advancement of expenses conferred by this
Article VIII
shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this
Article VIII
, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
B. The rights to indemnification and advancement of expenses conferred on any indemnitee by this
Article VIII
shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this
Article VIII
, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
D. This
Article VIII
shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this
Article IX
, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this
Article IX
. Notwithstanding the foregoing, the provisions of this
Article IX
shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this
Article IX
shall be held to be invalid, illegal or unenforceable as applied to any circumstances for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this
Article IX
(including, without limitation, each portion of any paragraph of this
Article IX
containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X
AMENDMENTS
A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds
(66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of
Article IV
,
Article V
,
Article VI
,
Article VII
,
Article VIII
,
Article IX
, and this
Article X
.
B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ANNEX C
Form Of
Amended and Restated Bylaws of
Nogin, Inc.
(a Delaware corporation)

i

(continued)

ii

Amended and Restated Bylaws of
Nogin, Inc.

Article I - Corporate Offices
1.1
Registered Office
.
The address of the registered office of Nogin, Inc. (the “
Corporation
”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “
Certificate of Incorporation
”).
1.2
Other Offices
.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “
Board
”) may from time to time establish or as the business and affairs of the Corporation may require.
Article II - Meetings of Stockholders
2.1
Place of Meetings
.
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “
DGCL
”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.
2.2
Annual Meeting
.
The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with
Section
 2.4
. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3
Special Meeting
.
Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
2.4
Notice
of Business to be Brought before a Meeting
.
(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be

(i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this
Section
 2.4
and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this
Section
 2.4
in all applicable respects or (B) properly made such proposal in accordance with Rule
14a-8
under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “
Exchange Act
”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to
Section
 2.3
, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this
Section
 2.4
, “
present in person
” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “
qualified representative
” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with
Section
 2.5
, and this
Section
 2.4
shall not be applicable to nominations except as expressly provided in
Section
 2.5
.
(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this
Section
 2.4
. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year
anniversary of the preceding year’s annual meeting;
provided, however
, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120 th
) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90 th
) day prior to such annual meeting or, if later, the tenth (10 th
) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation;
provided, further
, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90 th
) day prior to such annual meeting or, if later, the tenth (10 th
) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “
Timely Notice
”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(c) To be in proper form for purposes of this
Section
 2.4
, a stockholder’s notice to the Secretary of the Corporation shall set forth:
(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule
13d-3
under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “
Stockholder Information
”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule
16a-1(c)
under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule
16a-1(b)
under the Exchange Act) (“
Synthetic Equity Position
”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation;
provided
that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further
, that any Proposing Person satisfying the requirements of Rule
13d-1(b)(1)
under the Exchange Act (other than a Proposing Person that so satisfies Rule
13d-1(b)(1)
under the Exchange Act solely by reason of Rule
13d-1(b)(1)(ii)(E))
shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “
Disclosable
Interests
”);
provided
,
however
, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act;
provided
,
however
, that the disclosures required by this
Section
 2.4(c)(iii)
shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this
Section
 2.4
, the term “
Proposing Person
”
shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this
Section
 2.4
shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this
Section
 2.4
. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this
Section
 2.4
, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(f) This
Section
 2.4
is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule
14a-8
under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this
Section
 2.4
with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this
Section
 2.4
shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act.
(g) For purposes of these bylaws, “
public disclosure
” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
2.5
Notice of Nominations for Election to the
Board
.
(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this
Section
 2.5
and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this
Section
 2.5
as to such notice and nomination. For purposes of this
Section
 2.5
, “
present in person
” shall mean that the stockholder proposing that the business be brought before the meeting of the

Corporation, or a qualified representative of such stockholder, appear at such meeting. A “
qualified representative
” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in
Section
 2.4
) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this
Section
 2.5
and (3) provide any updates or supplements to such notice at the times and in the forms required by this
Section
 2.5
.
(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this
Section
 2.5
and (iii) provide any updates or supplements to such notice at the times and in the forms required by this
Section
 2.5
. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120 th
) day prior to such special meeting and not later than the ninetieth (90 th
) day prior to such special meeting or, if later, the tenth (10 th
) day following the day on which public disclosure (as defined in
Section
 2.4
) of the date of such special meeting was first made.
(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in
Section
 2.5(b)(ii)
or (iii) the tenth day following the date of public disclosure (as defined in
Section
 2.4
) of such increase.
(c) To be in proper form for purposes of this
Section
 2.5
, a stockholder’s notice to the Secretary of the Corporation shall set forth:
(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in
Section
 2.4(c)(i)
, except that for purposes of this
Section
 2.5
, the term “
Nominating Person
” shall be substituted for the term “
Proposing Person
” in all places it appears in
Section
 2.4(c)(i)
);
(ii) As to each Nominating Person, any Disclosable Interests (as defined in
Section
 2.4(c)(ii)
, except that for purposes of this
Section
 2.5
, the term “
Nominating Person
” shall be substituted for the term “
Proposing Person
” in all places it appears in
Section
 2.4(c)(ii)
and the disclosure with respect to the business to be brought before the meeting in
Section
 2.4(c)(ii)
shall be made with respect to the election of directors at the meeting); and
(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this
Section
 2.5
if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation
S-K
if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in
Section
 2.5(f)
.
For purposes of this
Section
 2.5
, the term “
Nominating Person
” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this
Section
 2.5
shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(e) In addition to the requirements of this
Section
 2.5
with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in
Section
 2.5
and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “
Voting Commitment
”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).
(g) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.
(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this
Section
 2.5
, if necessary, so that the information provided or required to be provided pursuant to this
Section
 2.5
shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this
Section
 2.5
. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with
Section
 2.5
, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(j) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with
Section
 2.5
.
2.6
Notice of Stockholders
’
Meetings
.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with
Section
 8.1
not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7
Quorum
.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in
Section
 2.8
until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.8
Adjourned Meeting; Notice
.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.9
Conduct of Business
.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.10
Voting
.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)
on such matter.
2.11
Record Date for Stockholder Meetings and Other Purposes
.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided, however
, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.12
Proxies
.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13
List of Stockholders Entitled to Vote
.
The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (
provided, however
, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10 th
) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided
that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this
Section
 2.13
or to vote in person or by proxy at any meeting of stockholders.
2.14
Inspectors of Election
.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii) count all votes or ballots;
(iii) count and tabulate all votes;
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie
evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15
Delivery to the Corporation.
Whenever this
Article II
requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this
Article II
.
Article III - Directors
3.1
Powers
.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2
Number of Directors
.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3
Election, Qualification and Term of Office of Directors
.
Except as provided in
Section
 3.4
, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4
Resignation and Vacancies
.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in
Section
 3.3
.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5
Place of Meetings; Meetings by Telephone
.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6
Regular Meetings
.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7
Special Meetings; Notice
.
Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile or electronic mail; or
(iv) sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8
Quorum
.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9
Board Action without a Meeting
.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10
Fees and Compensation of Directors
.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV - Committees
4.1
Committees of Directors
.
The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2
Committee Minutes
.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
4.3
Meetings and Actions of Committees
.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)
Section
 3.5
(place of meetings; meetings by telephone);
(ii)
Section
 3.6
(regular meetings);
(iii)
Section
 3.7
(special meetings; notice);
(iv)
Section
 3.9
(board action without a meeting); and
(v)
Section 7.14
(waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members;
provided, however
, that:
(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this
Section
 4.3
, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.4
Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V - Officers
5.1
Officers
.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2
Appointment of Officers
.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of
Section
 5.3
.
5.3
Subordinate Officers
.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4
Removal and Resignation of Officers
.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5
Vacancies in Offices
.
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in
Section
 5.2
.
5.6
Representation of Shares of Other Corporations
.
The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7
Authority and Duties of Officers
.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8
Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI - Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided
that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII - General Matters
7.1
Execution of Corporate Contracts and Instruments
.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2
Stock Certificates
.
The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3
Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL);
provided, however
, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4
Lost Certificates
.
Except as provided in this
Section
 7.4
, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5
Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6
Construction; Definitions
.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7
Dividends
.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8
Fiscal Year
.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9
Seal
.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10
Transfer of Stock
.
Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11
Stock Transfer Agreements
.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
7.12
Registered Stockholders
.
The Corporation:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13
Lock-Up
.
(i) Subject to
Section
 7.13(ii)
, the holders (the “
Lock-up
Holders
”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Nuevo Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), with and into Branded Online, Inc. dba Nogin, a Delaware corporation (“
Nogin
”) (the “
Nogin
Transaction
”), (b) upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Nogin Transaction in respect of awards of Nogin outstanding immediately prior to the closing of the Nogin Transaction (excluding, for the avoidance of doubt, the Parent Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Nogin and Merger Sub, dated as of February 14, 2022, as amended from time to time, the “
Merger Agreement
”)) (such shares referred to in
Section
 7.13(
i
)(b)
, the “
Nogin
Equity Award Shares
”), and (c) upon the exercise of warrants outstanding as of immediately following the closing of the Nogin Transaction in respect of Company Warrants (as defined in the Merger Agreement) outstanding immediately prior to the closing of the Nogin Transaction (such shares referred to in
Section
 7.13(
i
)(c)
, the “
Nogin
Warrant Shares
”), may not Transfer any
Lock-up
Shares until (i) for Management Holders, the end of the Management
Lock-Up
Period, and (ii) for all
Lock-up
Holders other than the Management Holders, the end of the Stockholder
Lock-up
Period (together with the Management
Lock-up
Period, the “
Lock-up
Period
) (the “
Lock-up
”).
(ii) Notwithstanding the provisions set forth in
Section
 7.13(i)
, the
Lock-up
Holders or their respective Permitted Transferees may Transfer the
Lock-up
Shares during the applicable
Lock-up
Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other
Lock-up
Holders or any direct or indirect partners, members or equity holders of the
Lock-up
Holders, any affiliates of the
Lock-up
Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Nogin Transaction; provided, however, that any recipient of
Lock-Up
Shares pursuant to clauses
(a)
,
(b)
,
(c)
,
(d)
and
(e)
 of this
Section
 7.13(ii)
shall continue to be bound by the
lock-up
provisions of this
Section
 7.13
.
(iii) Notwithstanding the other provisions set forth in this
Section
 7.13
, the Board may, in its sole discretion, determine to waive, amend, or repeal the
Lock-up
obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by Parent (as defined by the Merger Agreement).
(iv) For purposes of this
Section
 7.13
:
a) The term “
Management Holders
” means Jan Nugent, Geoff Van Haeren, Erik Nakamura and Jay Ku.
b) the term “
Stockholder
Lock-up
Period
” means the period beginning on the closing date of the Nogin Transaction and ending on the earlier of (i) the six month anniversary of the closing date of the Nogin Transaction and (ii) the date on which the Corporation completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, except in accordance with this
Section
 7.13
;

c) the term “
Management
Lock-up
Period
” means the period beginning on the closing date of the Nogin Transaction and ending on the earliest of (i) the twelve month anniversary of the closing date of the Nogin Transaction, (ii) the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the closing date of the Nogin Transaction, and (iii) the date on which the Corporation completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, except in accordance with this
Section
 7.13
;
d) the term “
Lock-up
Shares
” means the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of common stock held by the
Lock-up
Holders immediately following the closing of the Nogin Transaction (for the avoidance of doubt, twenty percent (20%) of the shares of common stock held by each
Lock-up
Holder immediately following the closing of the Nogin Transaction shall not be subject to the
Lock-up);
e) the term “
Permitted Transferees
” means, prior to the expiration of the applicable
Lock-up
Period, any person or entity to whom such
Lock-up
Holder is permitted to transfer such shares of common stock prior to the expiration of the applicable
Lock-up
Period pursuant to Section 7.13(ii); and
f) the term “
Transfer
” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
7.14
Waiver of Notice
.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII - Notice
8.1
Delivery of Notice; Notice by Electronic Transmission
.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the

Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice;
provided, however
, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX - Indemnification
9.1
Indemnification of Directors and Officers
.
The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
Proceeding
”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit
entity, including service with respect to employee benefit plans (hereinafter, an “
indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in
Section
 9.4
, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.
9.2
Indemnification of Others
.
The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
9.3
Prepayment of Expenses
.
In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition;
provided, however
, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this
Article IX
or otherwise.
9.4
Determination; Claim
.
If a claim for indemnification (following the final disposition of such Proceeding) under this
Article IX
is not paid in full within sixty (60) days, or a claim for advancement of expenses under this
Article IX
is not paid in full within twenty (20) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
9.5
Non-Exclusivity
of Rights
.
The rights conferred on any person by this
Article IX
shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
9.6
Insurance
.
The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit
entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7
Other Indemnificatio
n
.
The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit
entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit
enterprise.
9.8
Continuation of Indemnification
.
The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this
Article IX
shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
9.9
Amendment or Repeal
; Interpretation
.
The provisions of this
Article IX
shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this
Article IX
the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this
Article IX
are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this
Article IX
shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this
Article IX
shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to
Article V
or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to
Article V
, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this
Article IX
.
Article X - Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation;
provided, however
, that such action by stockholders shall require, in addition to any other vote required by the Certificate of

Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds
of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI - Forum Selection
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this
Article XI
, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this
Article XI
. Notwithstanding the foregoing, the provisions of this
Article XI
shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this
Article XI
shall be held to be invalid, illegal or unenforceable as applied to any circumstances for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this
Article XI
(including, without limitation, each portion of any paragraph of this
Article XI
containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Article XII - Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “
electronic transmission
” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “
electronic mail
” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “
electronic mail address
” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “
person
” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Nogin, Inc.
Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Nogin, Inc., a Delaware corporation (the “
Corporation
”), and that the attached Bylaws are a true and correct copy of the Bylaws of the Corporation in effect as of the date of this certificate..
IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ● ] day of [ ● ], 2022.

[ ● ]
[Secretary]

ANNEX D
SPONSOR AGREEMENT
February 14, 2022
Software Acquisition Group Inc. III
c/o Software Acquisition Group Inc.
1980 Festival Plaza Drive
Suite 300
Las Vegas, NV 89135
and
Branded Online, Inc. dba Nogin
1775 Flight Way STE 400
Tustin, CA 92782
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “
Merger Agreement
”), by and among Software Acquisition Group Inc. III, a Delaware corporation (“
Parent
”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Branded Online, Inc. dba Nogin, a Delaware corporation (the “
Company
”). This sponsor agreement (this “
Sponsor Agreement
”) is being entered into and delivered by the Company, Parent, and Software Acquisition Holdings III, LLC, a Delaware limited liability company (“
Sponsor
”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, Parent and the Company hereby agree that:
1.
Waiver of Anti-dilution Protection
. Sponsor hereby, automatically and without any further action by Sponsor or Parent, irrevocably (a) waives any adjustment to the conversion ratio set forth in the Parent Organizational Documents and any rights to other anti-dilution protections pursuant to the Parent Organizational Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, with respect to the rate that all of the Parent Class B Stock held by Sponsor convert into Parent Common Stock in connection with the consummation of the transactions contemplated by the Merger Agreement.
2.
New Shares
. If, between the date of this Sponsor Agreement and the Closing, (a) any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent are issued to Sponsor or the outstanding shares of Parent Common Stock or, if applicable, Parent Warrants owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent or (c) Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent (such Parent Common Stock, Parent Warrants or other equity interests of Parent issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “
New Securities
”), then such New Securities issued to or acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of shares of Parent Common Stock to be terminated, forfeited, surrendered, subject to vesting and cancelled pursuant to this Sponsor Agreement will be equitably adjusted to reflect such change;
 provided
, however, that nothing in this
Section
 2
 shall be construed to permit Parent to take any action with respect to their respective securities that is prohibited by the terms and conditions of the Merger Agreement.
3.
No Transfer
. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the liquidation of Parent, Sponsor shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent owned by Sponsor or (iii) take any action in furtherance of or announce any intention to, in each case, effect any transaction specified in clause (i) or (ii). Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting trust or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this
Section
 3
shall be, to the fullest extent permitted by applicable Law, null and void ab initio.
4.
No Solicitation
. During the period commencing on the date hereof and ending on the earlier of (a) the consummation of the Closing, (b) the termination of the Merger Agreement in accordance with its terms and (c) the liquidation of Parent, Sponsor shall not, and Sponsor shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, (i) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public
information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement (whether or not binding) relating to a Business Combination, in each case, other than to or with the Company, its Subsidiaries and their respective representatives. From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than the Company, its Subsidiaries and their respective representatives). Sponsor shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following Sponsor’s awareness thereof.
5.
Representations and Warranties
. Sponsor hereby represents and warrants to the Company as follows:
(a) Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) (i) 5,701,967 shares of Parent Class B Stock and (ii) no shares of Parent Common Stock or preferred stock (the “
Sponsor Securities
”). Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.
(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted.

Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
(c) There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.
(d) The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Sponsor Organization Documents or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.
(e) Except as described on Section 4.13 of the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.
(f) Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors.
(g) Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.
(h) Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.
6.
Sponsor Agreements
. Unless the Merger Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees to:
(a) at the Parent Common Stockholders Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of Parent at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;
(b) at the Parent Common Stockholders Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of Parent at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Business Combination other than with the Company, its stockholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Parent; (iii) any change in the business, management or Board of Directors of Parent; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Merger Agreement, in each case, other than the proposal to adjourn the Parent Common Stockholders

Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent or Sponsor under the Merger Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent;
(c) at any applicable annual or special meeting of Parent or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of the Company; and
(d) not redeem any shares of Parent Common Stock owned by it in connection with the Parent Common Stockholders Meeting.
7.
Restricted Shares
.
(a) Effective as the Effective Time, the Restricted Shares (as defined below) shall be subject to the terms and conditions of this
Section
 7
. As used in this Agreement, the term “
Restricted Shares
” shall mean 1,710,590 shares of Parent Class B Stock and the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing;
provided
that if, immediately prior to the Closing, holders of shares of Parent Common Stock have validly elected to redeem a number of shares of Parent Common Stock in the Offer (and have not withdrawn such redemptions) that would result in greater than 40% of the Trust Amount (as calculated at Closing) being paid to such redeeming holders for such redemptions, then the term “
Restricted Shares
” shall mean 2,565,885 shares of Parent Class B Stock and the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing.
(b) Sponsor hereby (i) appoints Parent as Sponsor’s
attorney-in-fact
to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Restricted Shares that are granted or forfeited hereunder, (ii) agrees to deliver to Parent, as a precondition to the issuance of any certificate or certificates with respect to any Restricted Shares granted hereunder, one or more stock powers, endorsed in blank, with respect to such Restricted Shares, and (iii) agrees to sign such other powers and take such other actions as Parent may reasonably request to accomplish the transfer to Parent of any unvested Restricted Shares that are forfeited hereunder.
(c)
Vesting of Restricted Shares
.
(i) If, as of any date following the Closing Date, the closing price of a share of Parent Common Stock on the Nasdaq Stock Market LLC (the “
Closing Share Price
”) equals or exceeds the share price levels set forth in this
Section
 7(c)(i)
, then the corresponding Restricted Shares set forth herein will be deemed vested as of the close of trading on such date of determination:
(1)
One-half
(1/2) of the Restricted Shares (the “
First Tranche Shares
”) will vest if the Closing Share Price is greater than or equal to $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on any trading day following the Closing; and
(2)
One-half
(1/2) of the Restricted Shares (and, if not already vested, all of the First Trance Shares) will vest if the Closing Share Price is greater than or equal to $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on any trading day following the Closing.
(ii) Upon the occurrence of a Change in Control (as defined in the Omnibus Incentive Plan as in effect on the Closing Date), any unvested Restricted Shares shall become fully vested.
(d) The Restricted Shares shall be evidenced by book-entry shares on the books and records of Parent or Parent’s transfer agent, as Parent may determine, in Sponsor’s name. Sponsor agrees that, during the period between Closing and the vesting of a Restricted Share, Parent may (i) give stop-transfer instructions to the depository (if any) to ensure compliance with the provisions hereof or (ii) instruct Parent’s transfer agent to include a legend substantially in the form set forth in
Section
 7(g)
on such Restricted Share. Upon the vesting of a Restricted Share, Parent shall promptly, but in no event more than five (5) business days later, deliver to Sponsor a statement evidencing such Restricted Share, free of all legends, or shall promptly, but in no event more than five (5) business days later, cause any restrictions noted in the book-entry position to be removed.
(e) Except as otherwise specifically provided in this Agreement, Sponsor shall have all the rights of a stockholder with respect to the Restricted Shares, including, without limitation, the right to vote such Restricted Shares and the right to receive dividends or distributions in respect of the Restricted Shares.
(f) The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Sponsor. Notwithstanding the foregoing, Sponsor may transfer all or any portion of the Restricted Shares to any of its Affiliates (as defined in the Omnibus Incentive Plan) if such Affiliate agrees in writing (including via email) to be bound by the terms and conditions set forth herein with respect to such transferred Restricted Shares. Except as set forth in the immediately preceding sentence, any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance of the Restricted Shares shall be void and unenforceable against Parent.
(g) Any certificates representing unvested Restricted Shares shall be held by Parent, and any such certificate shall contain a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO VESTING REQUIREMENTS SET FORTH IN THE SPONSOR AGREEMENT, DATED AS OF FEBRUARY 14, 2022, BY AND AMONG BRANDED ONLINE, INC. DBA NOGIN, SOFTWARE ACQUISITION GROUP INC. III AND SOFTWARE ACQUISITION HOLDINGS III, LLC, AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED AFTER THE VESTING REQUIREMENTS HAVE BEEN SATISFIED PURSUANT TO THE TERMS SET FORTH IN SUCH SPONSOR AGREEMENT.
If shares of Parent Common Stock are certificated, then, as soon as practicable following the vesting of any such Restricted Shares, Parent shall cause a certificate or certificates covering such Restricted Shares, without the aforesaid legend, to be issued and delivered to the Sponsor. If any Restricted Shares are held in book-entry form, Parent may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Restricted Shares.
(h)
Adjustment for Change in Capitalization
.
(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of Parent’s direct or indirect ownership of a subsidiary, or similar event affecting Parent or any of its subsidiaries (each, a “
Corporate Transaction
”), the board of directors of Parent (the “
Board
”) or any committee designated by the Board (the “
Committee
”) may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in
Section
 7(c)
.
(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of Parent, or separation or spinoff, in each case, without consideration, or other extraordinary dividend of cash or other property to Parent’s stockholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in
Section
 7(c)
.
(iii) In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Restricted Shares in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Restricted Shares, as determined by the Board in its good faith discretion; (ii) the substitution of other property (including, without limitation, cash or other securities of Parent and securities of entities other than Parent) for outstanding Restricted Shares; and (iii) in connection with any sale of a division, separation, or spinoff, arranging for the assumption of Restricted Shares, or replacement of Restricted Shares with new awards based on other property or other securities (including, without limitation, other securities of Parent and securities of entities other than Parent), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such transaction (as well as any corresponding adjustments to Restricted Shares that remain based upon Parent’s securities).
8.
Lock-Up;
Transfer Restrictions
.
(a) The Sponsor agrees that it shall not Transfer any shares of Parent Class B Stock (or any the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing) (the “
Sponsor
Lock-up
”) until the earlier of (A) one year after the Closing Date and (B) the date following the Closing Date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their Parent Common Stock for cash, securities or other property (the “
Sponsor
Lock-up
Period
”). Notwithstanding the foregoing, if the Closing Share Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing at least 150 days after the Closing Date, the shares of Parent Common Stock shall be released from the Sponsor
Lock-up.
(b) The Sponsor agrees that it shall not effectuate any Transfer of Private Placement Warrants or Parent Common Stock underlying such Private Placement Warrants until thirty (30) days after the Closing Date.
(c) Notwithstanding the provisions set forth in paragraphs 8(a) and (b), Transfers of the shares of Parent Class B Common Stock (or any the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing), Private Placement Warrants and shares of Parent Common Stock underlying the Private Placement Warrants are permitted (i) to Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or (vi) in the event of Parent’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their Parent Common Stock for cash, securities or other property subsequent to the Closing; provided, however, that in the case of clauses (i) through (v) these permitted transferees must enter into a written agreement with Parent agreeing to be bound by these transfer restrictions.
(d) As used herein,
(i) “
Transfer
” shall mean the (1) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2);

(ii) “
Private Placement Warrants
” shall mean the Parent Warrants to purchase up to 9,982,754 shares of Parent Common Stock that the Sponsor purchased for an aggregate purchase price $9,982,754, or $1.00 per Parent Warrant, in a private placement that occurred simultaneously with the consummation of Parent’s initial public offering.
9.
Further Assurances
. Sponsor hereby irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.
10.
No Inconsistent Agreement
. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.
11.
Termination
. This Sponsor Agreement shall terminate, and have no further force and effect, (a) prior to the Closing Date, upon the termination of the Merger Agreement in accordance with its terms and (b) subsequent to the Closing Date, upon the later of (i) the vesting of all of the Restricted Shares in accordance with Section 7(c) herein and (ii) the end of the Sponsor
Lock-up
Period. No such termination or reversion shall relieve the Sponsor, Parent or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.
12.
Miscellaneous
. Sections 9.2 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis
.
*    *     *     *     *

Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

SOFTWARE ACQUISITION HOLDINGS III, LLC

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Managing Member

Signature Page to Sponsor Agreement

Accepted and Agreed:

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO and CFO

Signature Page to Sponsor Agreement

Accepted and Agreed:

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

ANNEX E
COMPANY SUPPORT AGREEMENT
This Company Support Agreement (this “
Agreement
”), dated as of February 14, 2022, is entered into by and among Software Acquisition Group Inc. III, a Delaware corporation (“
SWAG III
”), Branded Online, Inc. dba Nogin, a Delaware corporation (the “
Company
”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (each, a “
Stockholder
” and, collectively, the “
Stockholders
”, and SWAG III, the Company and the Stockholders, each a “
Party
”, and collectively, the “
Parties
”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS
, concurrently herewith, SWAG III, the Company and Nuevo Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SWAG III (“
Merger Sub
”), are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “
Merger Agreement
”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “
Merger
”), with the Company surviving the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of SWAG III;
WHEREAS
, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule
13d-3
under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “
Exchange Act
”)) of, and is entitled to dispose of and vote, the number of shares of Company Stock set forth opposite such Stockholder’s name on
Schedule 1
attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “
Owned Shares
”); and such Owned Shares, together with (i) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (ii) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “
Covered Shares
”);
WHEREAS,
upon the consummation of the Merger, each of the following agreements will terminate pursuant to the requisite consent of the Company and the parties thereto: (i) that certain Amended and Restated Investor Rights Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “
Investor Rights Agreement
”), (ii) that certain Amended and Restated Voting Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “
Voting Agreement
”), (iii) that certain Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “
ROFR Agreement
”), and (iv) any agreements listed on Section 5.13 of the Schedules (the “
Schedules Agreements
” and, together with the Investor Rights Agreement, the Voting Agreement and the ROFR Agreement, the “
Investment Agreements
”); and
WHEREAS
, as a condition and inducement to the willingness of SWAG III to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT
NOW, THEREFORE
, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SWAG III, the Company and each Stockholder hereby agree as follows:
1.
Agreement to Vote
. Subject to the earlier termination of this Agreement in accordance with
Section 5
and the last paragraph of this
Section 1
, each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of SWAG III and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of SWAG III and the Company, a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, subject to the last paragraph of this
Section 1
, prior to the Termination Date (as defined herein), each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:
(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;
(c) in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or the Investment Agreements or otherwise sought in connection with the Merger Agreement or the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;
(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger Agreement or the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement;
(e) waive any rights to conversion set forth in Section IV.D.5 of the Company’s Third Amended and Restated Certificate of Incorporation (the “
Charter
”), as applicable; and
(f) waive any rights to redemption set forth in Section IV.D.6 of the Company’s Charter, as applicable.
The obligations of each Stockholder specified in this
Section
 1
shall apply whether or not the Transactions are recommended by the board of directors of the Company or the board of directors of the Company has previously recommended the Transactions but changed such recommendation.

2.
No Inconsistent Agreements
. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement (for the avoidance of doubt, other than such proxy granted in
Section 4
), or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.
Waiver of Appraisal Rights
. Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “
Appraisal Rights
”).
4.
Irrevocable Proxy
. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Covered Shares (other than pursuant to Section 1.9 of the Voting Agreement), hereby irrevocably constitutes and appoints the then-acting chief executive officer of the Company as attorney-in-fact
and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Covered Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of
Section 1
and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, bankruptcy, incapacity, mental illness or insanity of the Stockholder) prior to the Termination Date and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to
Section 5
. Each Stockholder authorizes such
attorney-in-fact
and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 4
is given in connection with the execution by SWAG III of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under
Section 1
. The irrevocable proxy set forth in this
Section 4
is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the then-acting chief executive officer of the Company in this Agreement.
5.
Cash Consideration in Merger
. Each Stockholder hereby acknowledges and agrees that, in accordance with and pursuant to the terms of the Merger Agreement, the Company Stockholders identified on Section 2.6 of the Schedules (the “
Excess Cash Stockholders
”), may receive Cash Merger Consideration in excess of their respective Pro Rata amount of the Cash Consideration Amount. Each Stockholder hereby irrevocably waives the right forevermore to bring any claim or action against the Company or any member of the Company’s Board of Directors (including from and after the Effective Time, SWAG III and its Affiliates) on the basis that such Excess Cash Stockholders will receive different Merger Consideration compared to such Stockholder or that that the Cash Merger Consideration to be received by an Excess Cash Stockholder is in excess of such Excess Cash Stockholder’s Pro Rata portion of the Cash Consideration Amount.
6.
Termination
. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, SWAG III and the Stockholders (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “
Termination Date
”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement;
provided
, that the provisions set forth in
Sections 9
and
14
through
27
shall survive the termination of this Agreement;
provided
, further, that termination of this Agreement shall not relieve any party hereto from any liability resulting from a breach of this Agreement prior to the Termination Date or for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.
7.
Termination of Investment Agreements
. Each Stockholder, by this Agreement, and with respect to any of its Covered Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, each of the Investment Agreements to which such Stockholder is a party, and if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, observer rights or rights to receive information delivered to the board of directors of the Company or other similar rights not generally available to stockholders of the Company (the “
Terminating Rights
”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.
8.
Representations and Warranties of the Stockholders
. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to SWAG III as follows:
(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule
13d-3
under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on
Schedule 1
, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein. The Company agrees to provide SWAG III an updated
Schedule 1
, or written confirmation (including email) that no change has occurred since the date hereof, at least three (3) Business Days prior to the Closing Date.
(b) Such Stockholder, in each case, except as provided in this Agreement, the Investment Agreements or the Organizational Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.
(c) Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).
(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.
(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in
Section 7(d)
, under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.
(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.
(g) Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SWAG III and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that SWAG III and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Stockholder are irrevocable.
(h) Such Stockholder understands and acknowledges that SWAG III is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.
(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SWAG III or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

9.
Certain Covenants of the Stockholders
. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:
(a)
No Solicitation
. Subject to
Section 10
hereof, prior to the Termination Date, each Stockholder shall not take, and, to the extent applicable, shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than SWAG III, the Company and/or any of their respective Affiliates or Representatives) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal, or (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than SWAG III, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquisition Proposal other than with SWAG III, the Company and their respective Affiliates and Representatives;
provided
, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this
Section 9(a)
. Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal. If a Stockholder or any of its Affiliates receives any inquiry or proposal regarding an Acquisition Proposal, then such Stockholder shall (A) notify SWAG III promptly upon receipt of any Acquisition Proposal by such Stockholder, and describe the material terms and conditions of any such Acquisition Proposal in reasonable detail and (B) keep SWAG III reasonably informed on a current basis of any modifications to such offer or information.
Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “
Company Related Parties
”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 5.12 of the Merger Agreement shall not be considered a breach of this
Section
 9(a)
(it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this
Section
 9(a)
).
(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (x) Transfer (as defined below) or cause to be Transferred, or (y) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares or any voting rights with respect thereto, or (ii) publicly announce any intention to effect any transaction specified in clauses (x) or (y), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement;
provided
,
however
, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “
Permitted Transfer
”);
provided
,
further
, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SWAG III, to assume all of the obligations of such Stockholder under, and be bound by all of the terms of, this Agreement;
provided
,
further
, that any Transfer permitted under this
Section 9(b)
shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this
Section 9(b)
with respect to the Stockholder’s Covered Shares shall be null and void. For purposes of this
Section 9(b)
, “
Transfer
” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (i) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
(d)
Confidentiality
. Each Stockholder agrees that it understands and acknowledges that it may have had access to and may have learned (i) information proprietary to the Company, (ii) other information proprietary to the Company, including trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, sales, pricing and marketing plans, policies and strategies, details of client and consultant contracts, supplier, partner, merchant, lender, originator, processor, marketer, servicer and purchaser identities, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the businesses of the Company, and (iii) other confidential and/or proprietary information of the Company obtained by such Stockholder prior to the earlier of (x) the Effective Time and (y) the valid termination of the Merger Agreement, including the terms of, or other facts relating to, this Support Agreement, the Merger Agreement, the Mergers and the other Transaction Agreements and the other Transactions (collectively, “
Proprietary Information
”). Each Stockholder agrees as to only that, except for disclosures to such its counsel and accountants or in the proper performance of its duties with the Group Companies, it (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this
Section 9(d)
shall not apply to any information which (x) is at the Closing Date or thereafter (or if the Merger Agreement is terminated, at the date of termination or thereafter) becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Stockholder, or (y) is required to be disclosed by applicable Legal Requirements; provided that in such event, such Stockholder shall use reasonable efforts to give reasonable advance notice of such requirement to the Company (if prior to the Closing) or Parent (if after the Closing) to enable the Company or Parent (at its expense) to seek a protective order or other appropriate remedy with respect to such permitted disclosure. No Stockholder or any of a Stockholder’s Affiliates shall issue or make any press release or other public announcement concerning (or otherwise disclose to any Person the existence or terms of) this Support Agreement, the Merger Agreement or any of the Transactions, without Parent’s and the Company’s prior written consent.
(e) Notwithstanding anything herein to the contrary, any confidentiality, nondisclosure or similar provision in this Support Agreement does not prohibit or restrict a Stockholder from initiating communications directly with, responding to any inquiry from, making disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing testimony before the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, FINRA (formerly the National Association of Securities Dealers, Inc.), any other government agency or legislative body or any self-regulatory organizations or any other state or federal regulatory authority, in each case, without advance notice to Parent or the Company. Pursuant to 18 U.S.C. § 1833(b), such Stockholder will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to such Person’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Stockholder files a lawsuit for retaliation by Parent or the Company for reporting a suspected violation of law, such Stockholder may disclose the trade secret to such Person’s attorney and use the trade secret information in the court proceeding, if such Person (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Support Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
10.
Lock-up
. The Stockholders hereby agree and acknowledge that the shares of Parent Common Stock (including the shares of Parent Common Stock issuable upon exercise of Parent Options) held by the Stockholders immediately following the Closing shall be subject to the lock-up
provisions set forth in Section 7.13 of the Form of Amended and Restated Bylaws of SWAG III attached to the Merger Agreement as Exhibit E.
11.
Further Assurances
. From time to time, at SWAG III’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SWAG III, SWAG III’s Affiliates, SWAG Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.
12.
Disclosure
. Such Stockholder hereby authorizes the Company and SWAG III to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement. Each Stockholder will promptly provide any information reasonably requested by SWAG III or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).
13.
Changes in Capital Stock
. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) a Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) a Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
14.
Amendment and Modification
. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SWAG III, the Company and the applicable Stockholder.
15.
Waiver
. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.
16.
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this
Section 16
):
if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn:	Ryan J. Maierson
John M. Greer
Ryan J. Lynch
Email:	Ryan.Maierson@lw.com
John.Greer@lw.com
Ryan.Lynch@lw.com
if to the Company, to it at:
Branded Online, Inc. dba Nogin
1775 Flight Way STE 400
Tustin, CA 92782
Attn:	Jan Nugent; Geoffrey Van Haeren
Email:	jnugent@nogin.com; gvanhaeren@nogin.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn:	Ryan J. Maierson
John	M. Greer
Ryan J. Lynch
Email:	Ryan.Maierson@lw.com
John.Greer@lw.com
Ryan.Lynch@lw.com
if to SWAG III, to it at:
c/o Software Acquisition Group Inc.
1980 Festival Plaza Drive
Suite 300
Las Vegas, NV 89135
Attn:	Jonathan Huberman
Telephone: (310)
991-4982
Email:	jon@softwareaqn.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
2049 Century Park East
Los Angeles, CA 90067
Attn:	Damon R. Fisher
Christian O. Nagler
Brooks Antweil
Facsimile No.: (213)
680-8113
Email:	dfisher@kirkland.com
cnagler@kirkland.com
brooks.antweil@kirkland.com

17.
No Ownership Interest
. Nothing contained in this Agreement shall be deemed to vest in SWAG III any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to the Stockholder, and SWAG III shall have no authority to direct the Stockholders in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein (including pursuant to
Section 4
hereto).
18.
Entire Agreement; Time of Effectiveness
. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by the Company, SWAG III and Merger Sub.
19.
No Third-Party Beneficiaries
. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of SWAG III in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties;
provided
that the Company shall be an express third party beneficiary with respect to
Section 8
and
Section 9
.
20.
Governing Law and Venue; Service of Process; Waiver of Jury Trial
.
(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.
(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in
Section 16
.
(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
21.
Assignment; Successors
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of SWAG III and the Company or (b) be assigned by SWAG III or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or SWAG III, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

22.
Trust Account Waiver
. Notwithstanding anything to the contrary set forth herein, each Stockholder acknowledges that SWAG III has established the trust account described therein (the “
Trust Account
”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SWAG III’s public shareholders and certain other parties (including the underwriters of the IPO). Accordingly, each Stockholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SWAG III to collect from the Trust Account any monies that may be owed to them by SWAG III or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This
Section 22
shall survive the termination of this Agreement for any reason.
23.
Non-Recourse
. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SWAG III or the Stockholders under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
24.
Enforcement
. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
25.
Severability
. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
26.
Counterparts
. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart.

This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
27.
Interpretation and Construction
. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
28.
Capacity as a Stockholder or Proxy holder
. Notwithstanding anything herein to the contrary, each Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate or Representative of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

JAN NUGENT

/s/ Jan Nugent
Name:	Jan Nugent

GEOFFREY VAN HAEREN

/s/ Geoffrey Van Haeren
Name:	Geoffrey Van Haeren

STEPHEN CHOI

/s/ Stephen Choi
Name:	Stephen Choi

IRON GATE INVESTMENTS XVII, LLC

/s/ Ryan Pollock
Name:	Ryan Pollock
Title:	Managing Partner

[Signature Page to Company Support Agreement]

ANNEX F
FORM OF
NOGIN, INC.
2022 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1
Administration
. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2
Appointment of Committees
. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee
Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest
in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1
Number of Shares
. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. From and after the effectiveness of this Plan, the Company will not grant awards under the Branded Online, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “
Prior Plan
”); however, awards previously granted under the Prior Plan that are assumed by the Company in connection with the Initial Business Combination (the “
Prior Plan Awards
”) will remain subject to the terms of the Prior Plan.

4.2
Share Recycling
. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.
4.3
Incentive Stock Option Limitations
. Notwithstanding anything to the contrary herein, no more than [

] Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4
Substitute Awards
. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing
plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above);
provided
that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing
plan, absent the acquisition or combination, and shall only be made to individuals who were employees, consultants or directors of such company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines immediately prior to such acquisition or combination.
4.5
Non-Employee
Director Compensation
. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee
Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee
Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time;
provided
that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee
Director as compensation for services as a
non-employee
Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 for fiscal year 2023 or in the fiscal year of a non-employee
Director’s initial service as a
non-employee
Director. The Administrator may make exceptions to this limit for individual non-employee
Directors in extraordinary circumstances, as the Administrator may determine in its discretion;
provided
that the

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non-employee
Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee
Directors.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1
General
. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2
Exercise Price
. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to
Section
 5.6
) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant;
provided
that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3
Duration
. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a
“lock-up”
agreement undertaken in connection with an issuance of securities by the Company, and, in either case the exercise price of such Award is the less than the Fair Market Value of the Shares as of such date, then the term of the Option or Stock Appreciation Right shall be extended, except to the extent that such extension would violate Section 409A, until the date that is 30 days after the end of the legal prohibition, black-out
period or
lock-up
agreement, as determined by the Company;
provided
,
however
, that in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates in any material respect the non-competition,
non-solicitation,
confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries (and such violation is not cured within 30 days following receipt by the Participant of written notice from the Company of such violation), the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is

F-3

subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).
5.4
Exercise
. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (a) as specified in
Section
 5.5
for the number of Shares for which the Award is exercised and (b) as specified in
Section
 9.5
for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5
Payment Upon Exercise
. Subject to
Section
 10.8
, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;
(d) to the extent permitted by the Administrator at its discretion, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;
(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
5.6
Additional Terms of Incentive Stock Options
. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt written notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of

F-4

the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulations
Section 1.422-4,
will be a
Non-Qualified
Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1
General
. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2
Restricted Stock
.
(a)
Dividends
. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)
Stock Certificates
. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3
Restricted Stock Units
.
(a)
Settlement
. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)
Stockholder Rights
. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

F-5

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1
Other Stock or Cash Based Awards
. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.
7.2
Dividend Equivalents
. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1
Equity Restructuring
. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it reasonably and in good faith deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will reasonably and in good faith determine whether an adjustment is equitable.
8.2
Corporate Transactions
. In the event of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it reasonably and in good faith deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator reasonably and in good faith determines that

F-6

such action is appropriate to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a fair market value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable;
provided
that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e) To replace such Award with other rights or property of equivalent value selected by the Administrator; and/or
(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3
Administrative Stand Still
. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.4
General
. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under
Section
 8.1
or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

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ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1
Transferability
. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2
Documentation
. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3
Discretion
. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4
Termination of Status
. The Administrator will determine how the disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5
Withholding
. Each Participant must pay the Company or make provision satisfactory to the Administrator for payment of any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company reasonably and in good faith after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to
Section
 10.8
and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (a) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (b) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (d) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

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9.6
Amendment of Award; Repricing
. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a
Non-Qualified
Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to
Section
 10.6
. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price that is greater than the then-current Fair Market Value of the Shares in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
9.7
Conditions on Delivery of Stock
. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined reasonably and in good faith by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems reasonably necessary or appropriate to satisfy any Applicable Laws. The Company’s inability after commercially reasonable good faith effort to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8
Acceleration
. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9
Cash Settlement
. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10
Broker-Assisted Sales
. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of
Section
 9.5
: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) if determined by the Administrator, the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

F-9

ARTICLE X.
MISCELLANEOUS
10.1
No Right to Employment or Other Status
. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2
No Rights as Stockholder; Certificates
. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3
Effective Date and Term of Plan
. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger entered into on February 14, 2022, by and among the Company, Branded Online, Inc. dba Nogin, and Nuevo Merger Sub, Inc. (the “
Initial Business Combination
,” and the date that the Plan becomes effective, the “
Effective Date
”), subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (a) the date the Board adopted the Plan and (b) the date the Company’s stockholders approved the Plan, provided that Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.
10.4
Amendment of Plan
. The Administrator may amend, suspend or terminate the Plan at any time;
provided
that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect the rights of a Participant with respect to any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5
Provisions for Foreign Participants
. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6
Section 409A
.
(a)
General
. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply, and the Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including

F-10

any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date; provided, that, any such amendment or policies or procedures shall endeavor to maintain the intended economic impact of any outstanding Awards. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this
Section
 10.6
or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)
Separation from Service
. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)
Payments to Specified Employees
. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month
period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month
period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7
Limitations on Liability
. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8
Lock-Up
Period
. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9
Data Privacy
. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and

F-11

telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “
Data
”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this
Section
 10.9
in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this
Section
 10.9
, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10
Severability
. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11
Governing Documents
. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply or that the Award Agreement or other written document will govern.
10.12
Governing Law
. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law
principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13
Claw-back Provisions
. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14
Titles and Headings
. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15
Conformity to Securities Laws
. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

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10.16
Relationship to Other Benefits
. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1 “
Administrator
” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2 “
Applicable Laws
” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3 “
Award
” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.4 “
Award Agreement
” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5 “
Board
” means the Board of Directors of the Company.
11.6
“Cause
” means (a) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “Cause” is defined (a “
Relevant Agreement
”), “Cause” as defined in the Relevant Agreement, and (b) if no Relevant Agreement exists, (i) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (ii) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (iii) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere
, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (v) the Participant’s breach of any agreement with the Company or a Subsidiary thereof (including, without limitation, any confidentiality, non-competition,
non-solicitation
or assignment of inventions agreement); (vi) the Participant’s breach of any material policy or code of conduct established by a member of the Company or any of its Subsidiaries and applicable to the Participant, including any policy or code of conduct provision relating to discrimination, harassment or retaliation; or (vii) the Administrator’s determination that the Participant committed an act of fraud, embezzlement, misappropriation, or misconduct, or breached a fiduciary duty against the Company or any of its Subsidiaries. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
11.7 “
Change in Control
” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or

F-13

series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule
13d-3
under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved (other than in connection with the settlement of an actual or threatened hostile proxy contest) by a vote of at least two-thirds
of the Directors then still in office who either were Directors at the beginning of the two-year
period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “
Successor Entity
”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction in substantially the same proportions as immediately prior to the transaction, and
(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity;
provided
,
however
, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulations
Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto;
provided
that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulations
Section 1.409A-3(i)(5)
shall be consistent with such regulation.
11.8 “
Code
” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

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11.9 “
Committee
” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule
16b-3,
it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule
16b-3,
a
“non-employee
director” within the meaning of Rule
16b-3;
however, a Committee member’s failure to qualify as a
“non-employee
director” within the meaning of Rule
16b-3
will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10 “
Common Stock
” means the Class A common stock, par value $0.0001, of the Company.
11.11 “
Company
” means Nogin, Inc., a Delaware corporation, or any successor.
11.12 “
Consultant
” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.
11.13 “
Designated Beneficiary
” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14 “
Director
” means a Board member.
11.15 “
Disability
” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.
11.16 “
Dividend Equivalents
” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17 “
Employee
” means any employee of the Company or its Subsidiaries.
11.18 “
Equity Restructuring
” means, as determined by the Administrator, a
non-reciprocal
transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off
or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.19 “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
11.20 “
Fair Market Value
” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in
The Wall Street Journal
or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in
The Wall Street Journal
or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
11.21 “
Greater Than
10% Stockholder
” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

F-15

11.22 “
Incentive Stock Option
” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.23 “
Non-Qualified
Stock Option
” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.24 “
Option
” means an option to purchase Shares, which will either be an Incentive Stock Option or a
Non-Qualified
Stock Option.
11.25 “
Other Stock or Cash Based Awards
” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.26 “
Overall Share Limit
” means the sum of (i) Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.
11.27 “
Participant
” means a Service Provider who has been granted an Award.
11.28 “
Performance Criteria
” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash
equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring
charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management,

F-16

(g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.29 “
Plan
” means this 2022 Incentive Award Plan, as amended from time to time.
11.30 “
Restricted Stock
” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.31 “
Restricted Stock Unit
” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.32 “
Rule
16b-3
” means Rule
16b-3
promulgated under the Exchange Act.
11.33 “
Section
 409A
” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.34 “
Section
 16 Person
s” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
11.35 “
Securities Act
” means the Securities Act of 1933, as amended.
11.36 “
Service Provider
” means an Employee, Consultant or Director.
11.37 “
Shares
” means shares of Common Stock.
11.38 “
Stock Appreciation Right
” means a stock appreciation right granted under Article V.
11.39 “
Subsidiary
” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.40 “
Substitute Awards
” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.41 “
Termination of Service
” means the date the Participant ceases to be a Service Provider.
* * * * *

F-17

ANNEX G

FORM OF
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
BRANDED ONLINE, INC. DBA NOGIN,
THE SPONSOR HOLDERS SIGNATORY HERETO
AND
THE LEGACY NOGIN HOLDERS SIGNATORY HERETO
DATED [
●
], 2022

G-i

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2022 (this “
Agreement
”), is made and entered into by and among Nogin, Inc. (formerly known as Software Acquisition Group Inc. III), a Delaware corporation (the “
Company
”), each equityholder designated as a Sponsor Holder on
Schedule A
hereto (each a, “
Sponsor Holder
” and collectively, the “
Sponsor Holders
”), and each equityholder designated as a Legacy Nogin Holder on
Schedule B
hereto (each a “
Legacy Nogin Holder
” and, collectively, the “
Legacy Nogin Holders
” and, together with Sponsor Holders, the “
Holders
”).
RECITALS
WHEREAS
, the Company, Nuevo Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and Branded Online, Inc., a Delaware corporation (“
Legacy Nogin
”), are party to that certain Agreement and Plan of Merger, dated as of February 14, 2021 (the “
Merger Agreement
”), pursuant to which, on the effective date of the merger, Merger Sub merged with and into Legacy Nogin (the “
Merger
”), with Legacy Nogin surviving the Merger as a wholly owned subsidiary of the Company;
WHEREAS
, pursuant to the Merger Agreement and in connection with the Merger, the Legacy Nogin Holders received shares of Common Stock (as defined herein) on the effective date of the Merger (the “
Merger Shares
”);
WHEREAS,
the Sponsor Holders held an aggregate of 5,701,967 shares of Class B common stock of the Company, par value $0.0001 per share, immediately prior to the consummation of the Merger, which, upon the consummation of the Merger, have automatically been converted into 5,701,967 shares of Common Stock (the “
Sponsor Shares
”);
WHEREAS
, the Sponsor Holders currently hold 9,982,754 private placement warrants (the “
Private Placement Warrants
”) to purchase shares of Common Stock at an exercise price of $11.50 per share;
WHEREAS
, the Company, Software Acquisition Holdings III LLC and the parties listed under Holder on the signature page thereto are parties to that certain Registration Rights Agreement, dated as of July 28, 2021 (the “
Prior Agreement
”); and
WHEREAS
, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;
NOW, THEREFORE
, in consideration of the premises and the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,
IT IS AGREED
as follows:
1. DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“
Affiliate
” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided that for purposes of this Agreement no Holder shall be deemed to be an Affiliate of any other Holder solely as a result of such Holder’s ownership of securities in the Company.

“
Agreement
” shall have the meaning set forth in the Preamble hereof.
“
Blackout Period
” shall have the meaning set forth in Section 2(e)(ii) of this Agreement.
“
Block Trade
” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction and without a lock-up
agreement of more than sixty days to which the Company is a party (including, for the avoidance of doubt, any lock-up
or clear market covenant contained in the underwriting agreement for such transaction).
“
Board
” shall mean the Board of Directors of the Company.
“
Business Day
” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.
“
Commission
” means the Securities and Exchange Commission.
“
Common Stock
” means the common stock, par value $0.0001 per share, of the Company.
“
Company
” shall have the meaning set forth in the Preamble hereof.
“
Demanding Holder
” shall have the meaning set forth in
Section
 2(a)(iv)
hereof.
“
Exchange
” shall have the meaning set forth in
Section
 5(c)
of this Agreement.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.
“
FINRA
” shall mean the Financial Industry Regulatory Authority.
“
Holder
” shall have the meaning set forth in the Preamble hereof.
“
Legacy Nogin
” shall have the meaning set forth in the Recitals hereof.
“
Legacy Nogin Holders
” shall have the meaning set forth in the Preamble hereof.
“
Liabilities
” shall have the meaning set forth in
Section
 4(a)(i
) of this Agreement.
“
Maximum Threshold
” shall have the meaning set forth in
Section
 2(a)(v)
hereof.
“
Merger
” shall have the meaning set forth in the Recitals hereof.
“
Merger Agreement
” shall have the meaning set forth in the Recitals hereof.
“
Merger Shares
” shall have the meaning set forth in the Recitals hereof.
“
Merger Sub
” shall have the meaning set forth in the Preamble hereof.
“
Minimum Takedown Threshold
” shall have the meaning set forth in Section 2(a)(iv) hereof.
“
Misstatement
” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“
Non-Holder
Securities
” shall have the meaning set forth in Section 2(a)(v) hereof.
“
Other Coordinated Offering
” shall have the meaning set forth in Section 2(c)(i) hereof.
“
Person
” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.
“
Piggyback Registration
” shall have the meaning set forth in Section 2(b)(i) hereof.
“
Prior Agreement
” shall have the meaning set forth in the Recitals hereof.
“
Private Placement Warrants
” shall have the meaning set forth in the Recitals hereof.
“
Prospectus
” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.
“
Registrable Securities
” shall mean (a) the Sponsor Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any outstanding shares of Common Stock or Warrants held by a Holder as of the effective date of the Merger (including the Merger Shares), (d) any shares of Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Common Stock held by a Holder as of the date of this Agreement, (e) any shares of Common Stock or Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) through (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of (a) when such Registrable Securities shall have been sold, transferred, disposed of or exchanged by such Holder in a transaction effected in accordance with, or exempt from, the registration requirements of the Securities Act, (b) the date on which such Registrable Securities can be sold by such Holder in accordance with Rule 144 without volume limitations or current public information reporting requirements and (c) the date on which such securities shall have ceased to be outstanding.
“
Registration Statement
” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.
“
Sale Expenses
” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the sale of any securities, (b) all filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses, (c) expenses relating to any analyst or Holder presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” and (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities; provided, however, that “
Sale Expenses
” shall not include any
out-of-pocket
expenses of any Holder (other than as set forth in clause (b) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.
“
Securities Act
” Securities Act of 1933, as amended.
“
Shelf Registration Statement
” shall have the meaning set forth in Section 2(a)(i) hereof.
“
Shelf Takedown Limit
” shall have the meaning set forth in Section 2(a)(iv) hereof.
“
Sponsor Holders
” shall have the meaning set forth in the Preamble hereof.
“
Sponsor Shares
” shall have the meaning set forth in the Recitals hereof.
“
Subsequent Shelf Registration
” shall have the meaning set forth in Section 2(a)(ii) hereof.
“
Suspension Period
” shall have the meaning set forth in Section 2(e)(i) hereof.
“
Termination Date
” shall have the meaning set forth in Section 5(a) hereof.
“
Underwritten Offering
” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.
“
Underwritten Shelf Takedown
” shall have the meaning set forth in Section 2(a)(iv) hereof.
“
Warrants
” shall mean the warrants of the Company, including the Private Placement Warrants, with each whole warrant entitling the holder to purchase one share of Common Stock.
“
Withdrawal Notice
” shall have the meaning set forth in Section 2(a)(vi) hereof.
2. REGISTERED OFFERINGS
(a)
Registration Rights.
(i)
Shelf Registration
. Subject to
Section
 3(c)
, the Company agrees to file within fifteen (15) Business Days after the date of this Agreement, a shelf Registration Statement on Form
S-1,
or such other form under the Securities Act then available to the Company, providing for the resale of all Registrable Securities (determined as of two business days prior to such filing) pursuant to Rule 415, from time to time (a “
Shelf Registration Statement
”). The Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents) to the Holders of any and all Registrable Securities. Following the filing of the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to convert the Shelf Registration Statement on Form
S-1
(and any Subsequent Shelf Registration) to a Registration Statement on Form
S-3
as soon as practicable after the Company is eligible to use Form
S-3.

(ii)
Subsequent Shelf Registration
. If any Shelf Registration Statement (as defined below) ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2(e), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “
Subsequent Shelf Registration
”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form
S-3
to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
(iii)
Additional Registrable Securities
. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement or Subsequent Shelf Registration shall be subject to the terms hereof;
provided
,
however
, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.
(iv)
Requests for Underwritten Shelf Takedowns
. At any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, any one or more Holders (any of the Holders being, in such case, a “
Demanding Holder
”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “
Underwritten Shelf Takedown
”);
provided
in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $35.0 million (the “
Minimum Takedown Threshold
”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. The Company shall have the right to select the underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may collectively demand up to four (4) Underwritten Shelf Takedowns pursuant to this
Section
 2(a)(iv)
(the “
Shelf Takedown Limit
”) and the Holders may collectively demand no more than two (2) Underwritten Shelf Takedowns pursuant to this
Section
 2(a)(iv)
in any
12-month
period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form
S-3,
that is then available for such offering.

(v)
Reduction of Underwritten Shelf Takedown
. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to
Section
 2(a)(iv)
hereof, in which Registrable Securities are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of shares of Common Stock, including any Registrable Securities, requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Registrable Securities proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Registrable Securities, as applicable, the “
Maximum Threshold
”), then the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated among the Holders and holders of
Non-Holder
Securities as follows: (A) first, the shares comprised of Registrable Securities, pro rata, based on the amount of such Common Stock initially requested to be included by the Holders or as such Holders may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the shares of Common Stock of a Holder of the Company’s securities other than Registrable Securities (“
Non-Holder
Securities
”) that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable
Non-Holder
Securities, pro rata, based on the amount of such Common Stock initially requested to be included by the holders of
Non-Holder
Securities or as such holders of
Non-Holder
Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A),
Non-Holder
Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (B)(2) above, that can be sold without exceeding the Maximum Threshold; and (C) fourth, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold.
(vi)
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest
of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to the Company and the underwriter or underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown;
provided
that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of
Section
 2(a)(iv)
, unless the Holder reimburses the Company for all Sale Expenses with respect to such Underwritten Shelf Takedown;
provided
that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Holders for purposes of
Section
 2(a)(iv)
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Sale Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this
Section
 2(a)(vi)
, other than if a Demanding Holder elects to pay such Sale Expenses pursuant to the second sentence of this
Section
 2(a)(vi)
.

(b)
Piggyback Rights.
(i)
Right to Piggyback
. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to
Section
 2(a)(iv)
hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form
S-4
(or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “
Piggyback Registration
”). Subject to
Section
 2(b)(ii)
, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this
Section
 2(b)(i)
to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
(ii)
Reduction of Offering
. If the managing underwriter or underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to
Section
 2(b)
hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(A) If the Registration or registered offering is initiated by the Company primarily for its own account, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares of Common Stock or other securities to be sold by the Company; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities hereunder; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B),
Non-Holder
Securities that the Company is obligated to include pursuant to separate written contractual rights that can be sold without exceeding the Maximum Threshold;
(B) If the Registration or registered offering is initiated for the account of stockholders of the Company other than the Holders of Registrable Securities, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares comprised of Registrable Securities and the
Non-Holder
Securities that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable
Non-Holder
Securities provide that the Holder’s participation rights in such offering are pari passu
with respect to registration cutbacks in the same fashion as set forth in this clause (A), pro rata, based on the amount of such Common Stock initially requested to be included by the Holders or holders of
Non-Holder
Securities or as such Holder or holders of
Non-Holder
Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A),
Non-Holder
Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (A)(2) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and
(C) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to
Section
 2(a)(iv)
hereof, then the Company shall include in any such Registration or registered offering securities pursuant to
Section
 2(a)(v)
.
(iii)
Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section
 2(a)(vi)
) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration Statement, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than
Section
 2(a)(vi)
), the Company shall be responsible for the Sale Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2(b)(iii)
.
(iv)
Unlimited Piggyback Registration Rights
. For purposes of clarity, subject to
Section
 2(a)(vi)
, any Piggyback Registration effected pursuant to
Section
 2(b)
hereof shall not be counted as a demand for an Underwritten Shelf Takedown under
Section
 2(a)(iv)
hereof.
(c)
Block Trades; Other Coordinated Offerings.
(i)
Block Trades
. Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (A) a Block Trade or (B) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “
Other Coordinated Offering
”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $35.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in
Section
 2(a)(iv)
, such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering;
provided
that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the

Company and any underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering;
provided
further
that in the case of such underwritten Block Trade or Other Coordinated Offering, only such Holder shall have a right to notice of and to participate in such offering.
(ii)
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest
of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter or underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. If withdrawn, a demand for a Block Trade or Other Coordinated Offering shall constitute a demand for an Underwritten Shelf Takedown, unless the Holder reimburses the Company for all Sale Expenses with respect to such Block Trade or Other Coordinated Offering.
(iii)
Cap on Block Trades and Other Coordinated Offerings
. Any Registration effected pursuant to this
Section
 2(c)
shall be deemed an Underwritten Shelf Takedown and counted towards the Shelf Takedown Limit. Notwithstanding anything to the contrary in this Agreement,
Section
 2(b)
hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
(d)
Continued Effectiveness
. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Registrable Securities registered under the Registration Statement cease to be Registrable Securities. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by Holder (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.
(e)
Suspension Period
;
Blackout Period
.
(i)
Misstatement
. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “
Suspension Period
”).
(ii)
Other Suspension
. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Registrable Securities would (i) reasonably be expected to, in the good faith judgment of the majority of the Board, after consultation with counsel to the Company, materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statements of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries; (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (iii) require, after consultation with counsel to the Company, the disclosure of material non-public
information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than sixty (60) consecutive days

(any such period, a “
Blackout Period
”), but in no event (A) more than three (3) times in any consecutive twelve (12) month period (which periods may be successive) and (B) for more than an aggregate of one hundred twenty (120) days in any rolling twelve (12) month period, commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Blackout Period to the Holders.
(f)
Sale Expenses
. All Sale Expenses of any Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Sale Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
(g)
Market
Stand-Off
. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that holds greater than five percent (5%) of the outstanding Common Stock or is an executive officer or director of the Company that is given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the
90-day
period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the underwriters managing the offering otherwise agree by written consent. Each Holder that holds greater than five percent (5%) of the outstanding Common Stock or is an executive officer or director of the Company agrees to execute a customary lock-up
agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
3. PROCEDURES
(a) In connection with the filing of any Registration Statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:
(i) notify promptly the Holders and, if requested by a Holder, confirm such advice in writing promptly at the address determined in accordance with Section 10(e), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any Misstatement or alleged Misstatement (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;
(ii) furnish each Holder’s legal counsel, if any, copies of any comment letters relating to such Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information relating to such Holder;

(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as practicable;
(iv) upon the occurrence of any event or the discovery of any facts, as contemplated by Section 3(a)(i)(C) and Section 3(a)(i)(D), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain at the time of such delivery any Misstatement or alleged Misstatement. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any Misstatement, the Company agrees promptly to notify the Holders of such determination and to furnish any Holder such number of copies of the prospectus as amended or supplemented, as such Holder may reasonably request;
(v) enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities regardless of whether an underwriting agreement is entered into and regardless of whether the registration is an underwritten registration, including:
(A) for an Underwritten Offering, making such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;
(B) for an Underwritten Offering, obtaining opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);
(C) for an Underwritten Offering, obtaining “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;
(D) entering into a securities sales agreement with the Holder(s) and an agent of Holder(s) providing for, among other things, the appointment of such agent for the Holder(s) for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;
(E) if an underwriting agreement is entered into, using commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and
(F) delivering such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the managing underwriters, if any;
(vi) make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, the Holders’ legal counsel and any accountant retained by a Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Holders’ legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt v Company’s business operations;
(vii) a reasonable time prior to filing any Registration Statement, any prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Registrable Securities; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to any Holder’s legal counsel upon request; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from any Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from a Holder’s legal counsel relating to such Holder or the plan of distribution of Registrable Securities, as such Holder’s legal counsel reasonably requests prior to the effectiveness of the applicable Registration Statement; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about any Holders or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless such Holder’s legal counsel has been advised in advance and has approved such information or change (it being understood that any Holder that determines not to approve the inclusion of such change or information that has been specifically requested by the Commission will not have its Registrable Securities included in such Registration Statement and the Company shall not be in breach of this Agreement as a result of such exclusion); and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holders’ legal counsel, if any, on behalf of a Holder, Holder’s legal counsel or any underwriter;
(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
(ix) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA);
(x) if Registrable Securities are to be sold in an Underwritten Offering, include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and
(xi) in connection with an Underwritten Offering, use its reasonable efforts to cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and (B) cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Registrable Securities.
(b) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by

Section 3(a)(i), and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.
(c) The Company may (as a condition to any Holder’s participation in an Underwritten Offering or Holder’s inclusion in a Registration Statement) require each Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company may from time to time reasonably request in writing.
4. INDEMNIFICATION
(a)
Indemnification by The Company
. The Company agrees to indemnify and hold harmless each Holder, and the respective officers, directors, partners, employees, representatives and agents of each Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, as follows:
(i) against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “
Liabilities
”), as incurred, arising out of any Misstatement contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act at the time such Registration Statement became effective, including all documents incorporated therein by reference;
(ii) against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and
(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under Section 4(a)(i) or Section 4(a)(ii); provided, however, that the indemnity obligations in this Section 4(a) shall not apply to any Liabilities (A) to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) or (B) to the extent they arise from the use of any Registration Statement during any Suspension Period or Blackout Period.
(b)
Indemnification by the Holders
. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in
Section
 4(a)
, as incurred, but only with respect to Misstatements or alleged Misstatements made in the Registration Statement (or any amendment thereto) or any prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder with the understanding that such information will be used in the Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)
Notices of
Claims
, etc.
Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this
Section
 4
(whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)
Contribution
. If the indemnification provided for in this
Section
 4
is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any Misstatement or alleged Misstatements relates to information supplied by the Company or a Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this
Section
 4
were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section
 4
. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this
Section
 4
shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this
Section
 4
, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.
5. TERMINATION
(a)
Survival
. The rights of the Holders under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, upon the date that each such party holds no Registrable Securities (the “
Termination Date
”). Notwithstanding the foregoing, the obligations of the parties under
Section
 4
of this Agreement shall remain in full force and effect following such time.

6. MISCELLANEOUS
(a)
Covenants Relating To Rule 144
. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
(b)
No Inconsistent
Agreements
. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement.
(c)
Amendments and Waivers
. The provisions of this Agreement may be amended or waived at any time only by the written agreement of (i) the Company, (ii) Software Acquisition Holdings III LLC and (iii) the Holders owning a majority in voting power of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder and the Company. No failure to exercise, or delay in exercising, any right, remedy, power or privilege.
(d)
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by
e-mail,
(b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to a Holder, to the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 7(e).
If to the Company to:
Nogin, Inc.
1775 Flight Way STE 400
Tustin, CA 92782
Attention: Jan Nugent; Geoffrey Van Haeren
Email: jnugent@nogin.com; gvanhaeren@nogin.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Ryan J. Maierson
John M. Greer
Ryan J. Lynch
E-mail:	ryan.maierson@lw.com
john.greer@lw.com
ryan.lynch@lw.com
All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

(e)
Successor and Assigns
. This Agreement shall inure to the benefit of and be binding upon the successors of the Company and each Holder. Other than with respect to registration rights provided hereunder which may be assigned by a Holder to its Affiliates, no party can assign its rights under this Agreement without the prior written consent of the other parties.
(f)
Specific Enforcement
. Without limiting the remedies available to each of the parties hereto, each party acknowledges that any failure by any party to comply with its obligations this Agreement may result in material irreparable injury to the other parties for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, each party may obtain such relief as may be required to specifically enforce the Company’s or any Holder’s obligations under this Agreement.
(g)
Counterparts
. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(h)
Headings
. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(i)
GOVERNING LAW
. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.
(j)
Dispute Resolution
. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(k)
WAIVER OF JURY TRIAL
. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE
ALL-ENCOMPASSING
OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(l)
Severability
. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NOGIN, INC.

By:
Name:	Jan Nugent
Title:	Chief Executive Officer

SOFTWARE ACQUISITION HOLDINGS III, LLC

By:
Name:	Jonathan Huberman
Title:	Chairman and CEO

[HOLDER]

By:
Name:

[Signature Page to Registration Rights Agreement]

Schedule A
Sponsor Holders
Software Acquisition Holdings III LLC
Jonathan S. Huberman
Andrew Nikou
C. Matthew Olton
Stephanie Davis
Steven Guggenheimer
Peter H. Diamandis
Mike Nikzad

Schedule B
Legacy Nogin Holders
Jan Nugent
Geoff Van Haeren
Iron Gate Investments XVII, LLC
Stephen Choi

ANNEX H
FORM OF CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT
This CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “
Convertible Note
Subscription Agreement
”) is entered into on [ ● ], 2022, by and among Software Acquisition Group Inc. III, a Delaware corporation (the “
Issuer
”), the undersigned Guarantors (as defined below), and each undersigned subscriber (each, a “
Subscriber
” and collectively, the “
Subscribers
”). Notwithstanding anything herein to the contrary, the rights and obligations of each Subscriber hereunder shall be several, and not joint, and any covenants, representations or warranties made by any Subscriber hereunder shall be deemed to be made severally and not jointly by each Subscriber hereunder.
WHEREAS, on February 14, 2022, the Issuer and Branded Online, Inc. dba Nogin, a Delaware corporation (“
Target
”), together with the other parties thereto, entered into an Agreement and Plan of Merger (the “
Transaction Agreement
” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, the “
Transactions
”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, a wholly owned subsidiary of the Issuer will merge with and into Target (the “
Merger
”), with Target surviving the Merger as a wholly-owned subsidiary of the Issuer;
WHEREAS, on February 14, 2022, the Issuer filed a registration statement on Form
S-4
(No.
333-262723)
in connection with the Transactions (the “
Transactions Registration Statement
”);
WHEREAS, in connection with the Transactions, and substantially contemporaneously with the closing of the Transactions (such date, the “
Closing Date
”), each Subscriber desires to subscribe for and purchase, severally and not jointly, senior secured convertible notes (the “
Convertible Notes
”) of and from the Issuer in a principal amount set forth opposite such Subscriber’s name on
Schedule I
hereto for the purchase price equal to 100% of the principal amount thereof (the “
Purchase Price
”), and the Issuer desires to issue and sell to the Subscribers up to $75 million aggregate principal amount of the Convertible Notes (such Convertible Notes having the terms set forth in the indenture attached as
Annex A
hereto, which is incorporated in and made a part of this Convertible Note Subscription Agreement). As used herein, the term “
Convertible Notes
” shall include the Guarantees (as defined below) thereof by the Guarantors, unless the context requires otherwise; and
WHEREAS, as an inducement to cause each Subscriber to subscribe for the Convertible Notes pursuant to this Convertible Note Subscription Agreement, each Subscriber also desires to subscribe for and purchase, severally and not jointly, warrants (the “
Subscriber Warrants
”) of and from the Issuer representing the right to purchase an aggregate number of Class A Common Shares (as defined below) as set forth opposite such Subscriber’s name on
Schedule I
hereto, and the Issuer desire to issue and sell to each Subscriber such Subscriber Warrants (such Subscriber Warrants having the terms set forth in the form of warrant agreement attached as
Annex B
hereto, which is incorporated in and made a part of this Convertible Note Subscription Agreement).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.
Subscription
.
Subject to the terms and conditions hereof, at the Closing (as defined below), each Subscriber hereby agrees, severally and not jointly, to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to each such Subscriber, upon the payment of the Purchase Price for the Convertible Notes and Subscriber Warrants to be purchased by such Subscriber, Convertible Notes in an aggregate principal amount set forth opposite such Subscriber’s name on Schedule I hereto and Subscriber Warrants to purchase a number of Class A Common Shares set forth opposite such Subscriber’s name on Schedule I hereto (such subscription and issuance, the “Subscription”). The Issuer hereby expressly covenants and agrees that the aggregate Purchase

Price received from the Subscribers shall be used exclusively as set forth in the Transaction Agreement and to satisfy fees and expenses incurred for the Transaction or after the consummation thereof by the Guarantors for working capital and other corporate purposes as determined by the Issuer or the Guarantors, as applicable.
Section 2.
Closing
.
(a) The consummation of the Subscription contemplated hereby (the “
Closing
”) shall be contingent upon, and occur on, the Closing Date, immediately prior to or concurrently with the consummation of the Transactions.
(b) At least five (5) Business Days before the anticipated Closing Date, the Issuer shall, based on its good faith determination that the conditions set forth in Section 2(c) have been or will be satisfied by the anticipated Closing Date, deliver written notice to each Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. No later than two (2) Business Days prior to the anticipated Closing Date, each Subscriber shall deliver the Purchase Price for the Convertible Notes and Subscriber Warrants being purchased by such Subscriber by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing, and deliver to the Issuer such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Convertible Notes and Subscriber Warrants and deliver these through the facilities of The Depository Trust Company (“
DTC
”) to each Subscriber or its nominee, including, without limitation, the legal name of the person in whose name the Convertible Notes and Subscriber Warrants are to be issued, the nominee of such Subscriber (the DTC participant), the information regarding such nominee that the Issuer or its agent for settlement via DTC reasonably requires to effect the delivery of the Convertible Notes and Subscriber Warrants to such Subscriber, and a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8
(including any applicable attachments). Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this
Section
 2
, at the Closing (1) the Purchase Price shall be released from escrow automatically, and without further action by any Subscriber, and (2) the Issuer shall deliver to each Subscriber or its nominee the purchased Convertible Notes and Subscriber Warrants in book entry form, free and clear of any liens or other restrictions (other than those arising under this Convertible Note Subscription Agreement, applicable securities laws or, in the case of the Convertible Notes, the Indenture (as defined below)) through the facilities of DTC; provided that, notwithstanding anything to the contrary in this Section 2, if a Subscriber is a natural person, the Issuer shall make available the Convertible Notes purchased by such Subscriber in a certificated form for collection by such Subscriber or its nominee, as specified in the Closing Notice. In the event that the consummation of the Transactions does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice (the “
Closing Outside Date
”), unless otherwise agreed to in writing by the Issuer and each Subscriber, the Issuer shall promptly (but in no event later than five (5) Business Days after the Closing Outside Date) return the aggregate funds so delivered by each Subscriber to the Issuer by wire transfer in immediately available funds to the account(s) specified by such Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this
Section
 2
to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Convertible Note Subscription Agreement is terminated in accordance with
Section
 6
herein, each Subscriber shall remain obligated (A) to redeliver funds to the Issuer to be held in escrow following the Issuer’s delivery to each Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this
Section
 2
. For the purposes of this Convertible Note Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)	no suspension of the qualification of the offering or sale or trading of the Class A Common Shares (as defined below) on the Nasdaq Stock Market LLC (“ Nasdaq ”) or the New York Stock

Exchange (“
NYSE
”) shall have been initiated or, to the Issuer’s knowledge, threatened in writing by Nasdaq, the NYSE or the U.S. Securities and Exchange Commission (the “
SEC
” or the “
Commission
”) and be continuing, and the Underlying Shares (as defined below) and the Underlying Warrant Shares (as defined below) shall have been approved for listing on Nasdaq or the NYSE, subject to official notice of issuance;

(ii)
all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived in writing (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself, but subject to their satisfaction or valid waiver at the closing of the Transactions), and the closing of the Transactions shall occur substantially concurrently with or immediately following the Closing;

(iii)
no court or applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such court or applicable governmental authority shall have instituted a proceeding seeking to impose such a restraint or prohibition;

(iv)
an indenture substantially in the form attached as
Annex A
hereto (the “
Indenture
”), shall have been executed by the applicable parties thereto, including U.S. Bank Trust Company, National Association, as third-party trustee (in such capacity, the “
Trustee
”) and collateral agent (in such capacity, the “
Collateral Agent
”); and

(v)	a warrant agreement substantially in the form attached as Annex B hereto (the “ Subscriber Warrant Agreement ”), shall have been executed by the applicable parties thereto.
(d) In addition to the conditions set forth in
Section
 2(c)
, the obligation of the Issuer to consummate the Closing with respect to each Subscriber shall be subject to the satisfaction or valid waiver in writing by the Issuer of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of such Subscriber contained in this Convertible Note Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date);

(ii)
such Subscriber shall have performed, satisfied or complied in all material respects with all covenants and agreements required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
provided
, that this condition shall be deemed satisfied unless written notice of such non-compliance
is provided by the Issuer to such Subscriber and such Subscriber fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice; and

(iii)
prior to or at the Closing Date, such Subscriber shall have delivered such other information and shall have taken all such actions as are reasonably requested to consummate the Closing and to deliver the Convertible Notes and the Subscriber Warrants to such Subscriber or its nominee.

(e) In addition to the conditions set forth in
Section
 2(c)
, the obligation of each Subscriber severally to consummate the Closing shall be subject to the satisfaction or valid waiver by such Subscriber of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of the Issuer contained in this Convertible Note Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date);

(ii)
the Issuer shall have performed, satisfied or complied in all material respects with all covenants and agreements required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
provided
, that this condition shall be deemed satisfied unless written notice of such non-compliance
is provided by any Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;

(iii)
all representations and warranties of the Guarantors contained in this Convertible Note Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Guarantor Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to Guarantor Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date);

(iv)
each Guarantor shall have performed, satisfied or complied in all material respects with all covenants and agreements required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
provided
, that this condition shall be deemed satisfied unless written notice of such non-compliance
is provided by any Subscriber to the Guarantors and the Guarantors fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;

(v)
the Transaction Agreement (as it exists on the date of this Convertible Note Subscription Agreement) shall not have been amended in any manner, and no waivers of any terms or provisions of the Transaction Agreement (as it exists on the date of this Convertible Note Subscription Agreement) shall have been given, that has had or would reasonably be expected to have a material and adverse impact on the economic benefits the holders of the Convertible Notes and Subscriber Warrants would reasonably expect to receive under this Convertible Note Subscription Agreement;

(vi)
the amount of Closing Cash of Issuer shall equal or exceed $21,000,000.00 immediately following the Closing (for purposes of this Convertible Note Subscription Agreement, except as otherwise indicated, “
Closing Cash
” means an amount equal to the sum of (A) the Issuer’s cash on hand and cash in bank deposits (net of any cash on hand or in bank deposits held by the Issuer or the Target by or on behalf of Target’s customers), (B) the aggregate cash proceeds to be released to the Issuer from the Trust Account (as defined in the Transaction Agreement) in connection with the Transactions (after, for the avoidance of doubt, giving effect to any redemptions of Class A Shares (as defined below) by stockholders of the Issuer and after the release of any other funds at Closing, including legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses actually paid by the Issuer and the Target at Closing) and (C) the Purchase Price paid in connection with this Convertible Note Subscription Agreement);

(vii)	there has not occurred any Material Adverse Effect (as defined in the Transaction Agreement) or Guarantor Material Adverse Effect after the date of this Convertible Note Subscription Agreement;

(viii)
such Subscriber shall have received an opinion of Kirkland & Ellis LLP, counsel to the Issuer, and an opinion of Latham & Watkins LLP, counsel to the guarantors of the Convertible Notes (the “
Guarantors
”), in each case, dated the Closing Date and addressed to such Subscriber, in form and substance reasonably satisfactory to the Lead Subscriber and its respective counsel, with respect to the following matters:

(A) the enforceability of the Convertible Notes against the Issuer, the enforceability of the guarantees of the Convertible Notes (the “
Guarantees
”) against the Guarantors and the enforceability of the Indenture and the Security Documents (as defined in the Indenture) against the Issuer and the Guarantors (to the extent a party thereto), subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought;
(B) the execution, delivery and performance by the Issuer and Guarantors of this Convertible Note Subscription Agreement, the Indenture, the Security Documents and the Convertible Notes (as applicable) will not breach or result in a default under any material agreement to which the Issuer is a party;
(C) the execution, delivery and performance of this Convertible Note Subscription Agreement, the Indenture, the Security Documents and the Convertible Notes and the issuance of the Convertible Notes and the Guarantees by the Issuer and the Guarantors (as applicable) in accordance with the terms of the Indenture will not violate (x) (i) the certificate of incorporation or certificate of formation (or equivalent charter document) or (ii) bylaws or operating agreement (or equivalent governing document), in each case, of the Issuer and the Guarantors and (y) New York law, federal law or the Delaware General Corporation Law (the “
DGCL
”) or regulation, or any order known to such counsel issued by any court or governmental authority acting pursuant to federal or New York statute or the DGCL;
(D) the absence of required consents, approvals, authorizations, orders, filings, registrations or qualifications of or with any federal or New York State governmental agency or body in connection with the execution, delivery and performance by the Issuer and the Guarantors of this Convertible Note Subscription Agreement, the Indenture, the Security Documents and the issuance of the Convertible Notes by the Issuer in accordance with the terms of the Indenture and this Convertible Note Subscription Agreement;
(E) the Issuer and each of the Guarantors is not, and immediately after receipt of payment for the Convertible Notes and the Subscriber Warrants and giving effect to the Closing, will not be, an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended;
(F) assuming compliance by the Subscribers with the provisions of this Convertible Note Subscription Agreement, (A) the exemption from registration of the offer and sale of the Convertible Notes under the Securities Act (as defined below), as contemplated by this Convertible Note Subscription Agreement, and (B) the exemption from qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(G) each of the Security Documents has been duly authorized, executed and delivered by the Issuer and each of the Guarantors party thereto and each of the Security Documents constitutes a valid and legally binding obligation of the Issuer and each of the Guarantors party thereto enforceable against the Issuer and each of the Guarantors party thereto in accordance with its terms;
(H) the Security Documents create under the Uniform Commercial Code as in effect in the State of New York (the “
New York UCC
”) a security interest in favor of the Collateral Agent for the ratable benefit of itself, the Trustee and the holders of the Convertible Notes in the Collateral (as defined below) of the Issuer and each Guarantor party thereto that is of a type in which a security interest may be created under Article 9 of the New York UCC;
(I) each financing statement for the Collateral is in appropriate form for filing in the applicable filing office. Upon the effective filing of each financing statement, the security interest in favor of the Collateral Agent for the ratable benefit of itself, the Trustee and the holders of the Convertible Notes will be perfected to the extent a security interest in such Collateral can be perfected under the applicable Uniform Commercial Code by the filing of a financing statement in that office; and
(J) the Collateral Agent will have a perfected security interest for the ratable benefit of itself, the Trustee and the holders of the Convertible Notes in the certificated securities upon delivery of the certificates representing such certificated securities to the Collateral Agent, endorsed in blank by an effective endorsement or accompanied by undated stock powers with respect thereto duly endorsed in blank by an effective endorsement.

(ix)
(A) the Target shall have caused to be delivered to such Subscriber evidence reasonably satisfactory to such Subscriber that all outstanding indebtedness under (a) that certain Amended and Restated Loan and Security Agreement, dated as of December 12, 2017, by and among Silicon Valley Bank, the Target and Native Brands Group LLC (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date hereof, the “
Existing SVB Credit Agreement
”) and (b) that certain Amended and Restated Venture Loan and Security Agreement, dated as of December 2, 2021, by and among Horizon Technology Finance Corporation as a Lender and Collateral Agent, Powerscourt Investments XXV, LP as a Lender, Horizon Fund I, LLC as a Lender, Horizon Credit II LLC as a Lender, the Target, as Borrower Representative and
Co-Borrower,
and Native Brands Group LLC as a
Co-Borrower
(as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date hereof, the “
Existing Horizon Credit Agreement
” and, together with the Existing SVB Credit Agreement, the “
Existing Credit Agreements
”) (other than contingent obligations that survive the termination of the Existing Credit Agreements), shall have been paid in full, all commitments to extend credit under the Existing Credit Agreements shall have terminated, and all liens securing obligations under the Existing Credit Agreements shall have been released or will, substantially concurrently with the consummation of the Transactions on the Closing Date, be released and (B) immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Issuer and the Guarantors shall have no outstanding indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 other than the Convertible Notes;

(x)
on the Closing Date, the Issuer and the Guarantors shall have executed and delivered a perfection certificate dated as of the Closing Date (the “
Perfection Certificate
”) in form and substance reasonably satisfactory to the Collateral Agent. Except as otherwise provided for in the Security Documents, the Indenture or the other documents entered into in connection with the Transactions, on the Closing Date, the Collateral Agent shall have received the Security Documents and other certificates, agreements or instruments necessary to create a valid security interest in favor of the Collateral Agent, for its benefit and the benefit of the Trustee and the holders of the Convertible Notes, in all of the Collateral described in the Security Agreement substantially in form and substance reasonably satisfactory to the Collateral Agent, together with, subject to the requirements of the Security Documents, stock certificates and promissory notes required to be delivered pursuant to the Security Documents, in each case accompanied by instruments of transfer and stock powers undated and endorsed in blank, Uniform Commercial Code financing statements in appropriate form for filing, filings with the United States Patent and Trademark Office and United States Copyright Office in appropriate form for filing where applicable and each such document, instrument or filing shall, unless expressly not required by the Indenture, the Security Documents or applicable law, be executed by the Issuer and the applicable Guarantor, as applicable, and each such document shall be in full force and effect;

(xi)	such Closing Date shall not be on a date earlier than thirty (30) days following the date of this Agreement; and

(xii)
the aggregate amount of all fees and expenses incurred by the Issuer, the Company and their respective Subsidiaries in connection with the Transactions, together with the cash portion of the merger consideration in the Transactions, shall not exceed $40 million in the aggregate.

Section 3.
Issuer and Guarantors Representations and Warranties
.
(a) For purposes of this Section 3(a), the term “Issuer” shall refer to (x) the Issuer as of the date hereof and (y) to the extent representations and warranties are made as of or after the Closing Date, the combined company after giving effect to the Transactions. The Issuer represents and warrants to each Subscriber and the Placement Agents (as defined below), as of the date of this Convertible Note Subscription Agreement and as of the Closing Date, that:

(i)
The Issuer (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have an Issuer Material Adverse Effect. For purposes of this Convertible Note Subscription Agreement, an “
Issuer Material Adverse Effect
” means any event, change, development, occurrence, condition or effect (collectively, “
Effect
”) that, individually or in the aggregate with all other Effects, (1) is or would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Issuer and its subsidiaries, taken as a whole (after giving effect to the transactions hereunder and under the Transaction Agreement), or (2) materially affects the validity of the Convertible Notes, the Subscriber Warrants, the Underlying Shares or the Underlying Warrant Shares, or the validity or priority and ranking of any lien on collateral securing the Convertible Notes, the legal authority of the Issuer to comply in all material respects with the terms of this Convertible Notes Subscription Agreement, the Indenture or the Warrant Agreement, as applicable, or prevents or materially delays or impairs the ability of the Issuer to timely perform its obligations under this Convertible Note Subscription Agreement or the Transaction Agreement, including the issuance and sale of the Convertible Notes and the Subscriber Warrants.

(ii)
As of the Closing Date, the shares of Issuer’s Class A common stock, par value $0.0001 per share (the “
Class
 A Common Shares
”), issuable upon conversion of the Convertible Notes (including any Class A Common Shares deliverable on the account of any make-whole premium or make-whole interest pursuant to the terms of the Convertible Notes, the “
Underlying Shares
”) and the Class A Common Shares issuable upon exercise of the Subscriber Warrants (the “
Underlying Warrant Shares
”) will be duly authorized and, when issued upon conversion of the Convertible Notes or exercise of the Subscriber Warrants, as applicable, will be validly issued, fully paid and non-assessable,
free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of any preemptive or similar rights created under the Issuer’s organizational documents (as adopted or amended on the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation.

(iii)
This Convertible Note Subscription Agreement and the Transaction Agreement (collectively, the “
Transaction Documents
”) have been duly authorized, executed and delivered by the Issuer, and assuming the due authorization, execution and delivery of the same by the respective counterparties, the Transaction Documents constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(iv)
The Convertible Notes and the Indenture have been duly authorized by all necessary corporate action of the Issuer, and, on the Closing Date, the Indenture and the Convertible Notes will be duly authorized, executed and delivered by the Issuer and assuming the due authorization, execution and delivery of the same by the Guarantors, the Collateral Agent and the Trustee, the Indenture will constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. When issued and sold against receipt of the consideration therefor, the Convertible Notes will be valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought, and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted or amended on the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation. The execution, delivery and performance of the Transaction Documents and the Indenture, the issuance and sale of the Convertible Notes and the compliance by the Issuer with all of the provisions of the Transaction Documents and the Indenture and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, in each case, that would reasonably be expected to have an Issuer Material Adverse Effect; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

(v)	The Subscriber Warrants and the Warrant Agreement have been duly authorized by all necessary corporate action of the Issuer, and, on the Closing Date, the Warrant Agreement and

the Subscriber Warrants will be duly authorized, executed and delivered by the Issuer and assuming the due authorization, execution and delivery of the same by the warrant agent, the Warrant Agreement will constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. When issued and sold against receipt of the consideration therefor, the Subscriber Warrants will be valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought, and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted or amended on the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation. The execution, delivery and performance of the Warrant Agreement, the issuance and sale of the Subscriber Warrants and the compliance by the Issuer with all of the provisions of the Warrant Agreement and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, in each case, that would reasonably be expected to have an Issuer Material Adverse Effect; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

(vi)
Assuming the accuracy of the representations and warranties of each Subscriber set forth in
Section
 4
of this Convertible Note Subscription Agreement, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq or the NYSE, as applicable) or other person in connection with the execution, delivery and performance of this Convertible Notes Subscription Agreement, the Indenture and the Warrant Agreement, the issuance and sale of the Convertible Notes and the Subscriber Warrants and the compliance by the Issuer with all of the provisions of this Convertible Note Subscription Agreement, the Indenture and the Warrant Agreement and the consummation of the transactions contemplated herein and therein, other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to
Section
 5
below and as contemplated by Section 7.4 of the Warrant Agreement, (iii) those required by the SEC or Nasdaq or the NYSE (as applicable), including with respect to obtaining stockholder approval, which shall be completed prior to the Closing, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) any consent, waiver, authorization, order, notice, filing or registration the failure of which to make or obtain would not be reasonably likely to have an Issuer Material Adverse Effect.

(vii)
Assuming the accuracy of each Subscriber’s representations and warranties set forth in
Section
 4
of this Convertible Note Subscription Agreement, (i) no registration under the Securities Act of 1933, as amended (the “
Securities Act
”), is required for the offer and sale of the Convertible Notes and Subscriber Warrants by the Issuer to each Subscriber and the issuance of the Underlying Shares and the Underlying Warrant Shares to each Subscriber, and the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws, (ii) it is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended (including the rules and regulations of the Commission promulgated thereunder) and (iii) the Convertible Notes and the Subscriber Warrants are eligible for resale under Rule 144A under the Securities Act.

(viii)
Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Convertible Notes.

(ix)
The Issuer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Convertible Note Subscription Agreement for which any Subscriber could become liable. Except for Jefferies LLC and J. Wood Capital Advisors (acting as co-placement
agents to the Issuer and, collectively the “
Placement Agents
”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of Convertible Notes or Subscriber Warrants to each Subscriber.

(x)
As of their respective dates, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents required to be filed by the Issuer with the SEC (such reports, the “
SEC Reports
”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Issuer included in the SEC Reports were prepared in accordance with generally accepted accounting principles in the United States, consistently applied, comply in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments and the absence of certain footnotes and other presentation items as is permissible under generally accepted accounting principles. Except as disclosed in the SEC Reports, the Issuer timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the SEC since inception. A copy of each SEC Report is available to each Subscriber via the SEC’s EDGAR system. Other than in connection with the Transactions Registration Statement, there are no outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(xi)
As of the date hereof, the issued and outstanding Class A Common Shares of the Issuer are, and as of the Closing Date, the issued and outstanding Class A Common Shares of the Issuer will be, registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on Nasdaq under the symbol “SWAG” (it being understood that the trading symbol will be changed in connection with the Transactions) or on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by

Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Common Shares on Nasdaq or to deregister such shares under the Exchange Act, excluding, for purposes of clarity, the customary ongoing review by Nasdaq of the Issuer’s continued listing application in connection with the Transactions. The Issuer has taken no action that is designed to terminate the registration of the Class A Common Shares under the Exchange Act or the listing of the Class A Common Shares on Nasdaq, and is in compliance in all material respects with the continued listing requirements of Nasdaq, except the Issuer may delist Class A Common Shares from Nasdaq in connection with submitting a listing application to the NYSE, in accordance with the NYSE rules, covering the shares of Class A Common Shares.

(xii)
Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(xiii)
The Issuer is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity alleging that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

(xiv)
As of the date of this Convertible Note Subscription Agreement, the authorized capital stock of the Issuer consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “
Issuer Preferred Stock
”) and (ii) 110,000,000 shares of common stock, including (1) 100,000,000 shares of Class A Common Shares, and (2) 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “
Class
 B Common Shares
”). As of the date of this Convertible Note Subscription Agreement, (i) no shares of Issuer Preferred Stock are issued and outstanding, (ii) 22,807,868 Class A Common Shares are issued and outstanding, (iii) 5,701,967 shares of Class B Common Shares are issued and outstanding and (iv) 11,403,934 redeemable warrants of the Issuer and 9,982,754 private placement warrants of the Issuer are outstanding. As of the date of this Convertible Note Subscription Agreement, all (i) issued and outstanding shares of Class A Common Shares and Class B Common Shares have been duly authorized and validly issued, are fully paid and are non-assessable
and are not subject to preemptive rights and (ii) outstanding warrants of the Issuer have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Transaction Agreement and the other agreements and arrangements referred to in the Transaction Agreement, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Class A Common Shares, Class B Common Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries (other than Merger Sub) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, as applicable, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Convertible Notes, the Subscriber Warrants, the Underlying Shares or the Underlying Warrant Shares that have not been or will not be validly waived on or prior to the Closing Date, including such provisions in the shares of Class B Common Shares pursuant to the terms of the Issuer’s organizational documents (as amended as of the Closing Date).

(xv)
The operations of the Issuer are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Issuer or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “
Anti-Money Laundering Laws
”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

(xvi)
Neither the Issuer nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer is an individual or entity (a “
Person
”) that is, or is owned or controlled by a Person that is, currently the subject or target of any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures (in each case, having the force of law) administered, enacted or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“
OFAC
”), the U.S. Department of Commerce or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Cayman Islands or other relevant sanctions authority (collectively, “
Sanctions
”), nor is the Issuer located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Crimea, Russia and Syria (each, a “
Sanctioned Country
”). Since the Issuer’s inception, the Issuer has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(xvii)
Each of the Security Documents has been duly authorized by the Issuer, and, when executed and delivered by the Issuer, will constitute a legal and binding agreement of the Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. The Security Documents, when executed and delivered by the Issuer in connection with the sale of the Convertible Notes and assuming the due execution and delivery by the Guarantors in connection with the issuance of the Guarantees and the Collateral Agent, will create in favor of the Collateral Agent for the benefit of itself and the holders of the Convertible Notes, valid and enforceable security interests in and liens on substantially all of the tangible and intangible assets of the Issuer and the Guarantors, now owned or hereafter acquired by the Issuer or any Guarantor and all proceeds and products thereof, subject to certain exceptions as described in the Indenture and the Security Documents (the “
Collateral
”) and, upon the filing of appropriate Uniform Commercial Code financing statements in appropriate United States jurisdictions and the taking of the other actions, in each case as further described in the Security Documents, the security interests in and liens on the rights of the Issuer or the applicable Guarantor in such Collateral that can be perfected by such filings or actions will be perfected first priority security interests and liens, superior to and prior to the liens of all third persons other than Permitted Liens (as defined in the Indenture).

(b)    The Guarantors represent and warrant to each Subscriber and the Placement Agents, as of the date of this Convertible Note Subscription Agreement and as of the Closing Date, that:

(i)	Each Guarantor (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Guarantor Material Adverse Effect. For purposes of this Convertible Note Subscription Agreement, a “
Guarantor Material Adverse Effect
” means any Event that, individually or in the aggregate with all other Effects, (1) is or would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the such Guarantor and its subsidiaries, taken as a whole (after giving effect to the transactions hereunder and under the Transaction Agreement), or (2) materially affects the validity of the Convertible Notes or the Underlying Shares, or the validity or priority and ranking of any lien on collateral securing the Convertible Notes, the legal authority of the Issuer to comply in all material respects with the terms of this Convertible Notes Subscription Agreement or the Indenture, as applicable, or prevents or materially impairs the ability of such Guarantor to timely perform its obligations under this Convertible Note Subscription Agreement or the Transaction Agreement, including the issuance and sale of the Convertible Notes.

(ii)
The Convertible Notes, the Guarantees and the Indenture have been duly authorized by all necessary action of the Guarantors, and, on the Closing Date, the Indenture and the Convertible Notes will be duly authorized, executed and delivered by the Guarantors and assuming the due authorization, execution and delivery of the same by the Issuer, the Collateral Agent and the Trustee, the Indenture will constitute the valid and legally binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. When issued and sold against receipt of the consideration therefor, the Convertible Notes (including the associated Guarantees) will be valid and legally binding obligations of the Guarantors, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of the Transaction Documents and the Indenture, the issuance and sale of the Convertible Notes (including the associated Guarantees) and the compliance by the Guarantors with all of the provisions of the Transaction Documents and the Indenture and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of any Guarantor pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which any Guarantor is a party or by which any Guarantor is bound or to which any of the property or assets of any Guarantor is subject (other than the Existing Credit Agreements), in each case, that would reasonably be expected to have a Guarantor Material Adverse Effect; (ii) the organizational documents of any Guarantor; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over any Guarantor or any of their respective properties that would reasonably be expected to have an Guarantor Material Adverse Effect.

(iii)
Assuming the accuracy of the representations and warranties of each Subscriber set forth in
Section
 4
of this Convertible Note Subscription Agreement, the Guarantors are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq or the NYSE, as applicable) or other person in connection with the execution, delivery and performance of this Convertible Notes Subscription Agreement and the Indenture, the issuance and sale of the Convertible Notes and the compliance by the Guarantors with all of the provisions of this Convertible Note Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein and therein, other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to
Section
 5
below, (iii) those required by the SEC or Nasdaq or the NYSE (as applicable), including with respect to obtaining stockholder approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) any consent, waiver, authorization, order, notice, filing or registration the failure of which to make or obtain would not be reasonably likely to have a Guarantor Material Adverse Effect.

(iv)
Each of the Security Documents has been duly authorized by the applicable Guarantor, as appropriate, and, when executed and delivered by the applicable Guarantor, as appropriate, will constitute a legal and binding agreement of the applicable Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. The Security Documents, when executed and delivered by the applicable Guarantor in connection with the sale of the Convertible Notes and assuming the due execution and delivery by the Issuer and the Collateral Agent, will create in favor of the Collateral Agent for the benefit of itself and the holders of the Convertible Notes, valid and enforceable security interests in and liens on substantially all of the tangible and intangible assets of the Guarantors, now owned or hereafter acquired by any Guarantor and all proceeds and products thereof, subject to certain exceptions as described in the Indenture and the Security Documents (the “
Collateral
”) and, upon the filing of appropriate Uniform Commercial Code financing statements in appropriate United States jurisdictions and the taking of the other actions, in each case as further described in the Security Documents, the security interests in and liens on the rights of the applicable Guarantor in such Collateral that can be perfected by such filings or actions will be perfected first priority security interests and liens, superior to and prior to the liens of all third persons other than Permitted Liens (as defined in the Indenture).

Section 4.
Subscriber Representations and Warranties
.
Each Subscriber severally and not jointly represents and warrants to the Issuer, the Guarantors and the Placement Agents that:
(a) Such Subscriber (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Convertible Note Subscription Agreement.
(b) This Convertible Note Subscription Agreement has been duly authorized (if Subscriber is not a natural person), executed and delivered by such Subscriber, and assuming the due authorization, execution and delivery of the same by the Issuer and each Guarantor, this Convertible Note Subscription Agreement constitutes the valid and legally binding obligation of such Subscriber, enforceable against such Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.
(c) The execution and delivery of this Convertible Note Subscription Agreement, the purchase of the Convertible Notes and the Subscriber Warrants and the compliance by such Subscriber with all of the provisions of this Convertible Note Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Subscriber is a party or by which such Subscriber is bound or to which any of the property or assets of such Subscriber is subject; (ii) if Subscriber is not a natural person, the organizational documents of such Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Subscriber or any of its properties that, in the case of clauses (i)
 and
(iii)
, would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Convertible Note Subscription Agreement, a “
Subscriber Material Adverse Effect
” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material and adverse effect on such Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Convertible Notes and the Subscriber Warrants.
(d) Such Subscriber (i) is (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (y) if such Subscriber is a natural person, an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Convertible Notes and the Subscriber Warrants only for its own account and not for the account of others, or if such Subscriber is subscribing for the Convertible Notes and the Subscriber Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and such Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Convertible Notes and the Subscriber Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares.
(e) Such Subscriber understands that the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares have not been registered under the Securities Act. Such Subscriber understands that the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares may not be offered, resold, transferred, pledged or otherwise disposed of by such Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, such Subscriber may not be able to readily resell the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares and may be required to bear the financial risk of an investment in the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares for an indefinite period of time. Such Subscriber acknowledges and agrees that (i) the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“
Rule 144
”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date and (ii) additional conditions to any such transaction may apply under Rule 144 and other applicable securities laws to the extent that such Subscriber is at such time, or has been at any time in the immediately preceding three months, an “affiliate” of the Issuer within the meaning of Rule 144. Such Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares.
(f) Such Subscriber understands and agrees that such Subscriber is purchasing the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares directly from the Issuer. Such Subscriber further acknowledges that there have not been, and such Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to such Subscriber by the Issuer, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Convertible Note Subscription Agreement, and such Subscriber hereby represents and warrants that it is relying exclusively on such Subscriber’s own sources of information, investment analysis and due diligence (including professional advice such Subscriber deems appropriate) with respect to this offering of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares, and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Such Subscriber acknowledges that certain information provided to such Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Each Subscriber acknowledges that it has been informed that no disclosure or offering document has been prepared by the Placement Agents or any of their affiliates in connection with the offer and sale of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares. In connection with the issuance and sale of the Convertible Notes and the Subscriber Warrants, neither Placement Agent has acted as a financial advisor or fiduciary to any Subscriber. Neither the Placement Agents nor any of their directors, officers, employees, representatives or controlling persons have made any independent investigation with respect to the Issuer, the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares or the completeness or accuracy of any information provided to such Subscriber. Such Subscriber agrees that neither the Placement Agents, nor any of their affiliates or any of their or their affiliates’ control persons, officers, directors or employees, shall be liable to such Subscriber pursuant to this Convertible Note Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares.
(g) Such Subscriber (i) [Reserved], (ii) is a sophisticated investor, experienced in investing in equity transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares.
(h) Such Subscriber is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares for its own account or for an account over which such Subscriber exercises sole discretion for another qualified institutional buyer. In making its decision to purchase the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares, such Subscriber has relied solely upon independent investigation made by such Subscriber, the Issuer’s representations and warranties in
Section
 3(a)
and the Guarantors’ representations and warranties in
Section
 3(b)
and has not relied on any statements or information provided by the Placement Agent(s). Such Subscriber acknowledges and agrees that such Subscriber has received such information as such Subscriber deems necessary in order to make an investment decision with respect to the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares, including with respect to the Issuer, the Guarantors and the Transactions. Such Subscriber represents and agrees that such Subscriber and such Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Subscriber and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares. Such Subscriber acknowledges and agrees that neither the Placement Agents nor any affiliate of the Placement Agents have had any contact with the Subscriber or otherwise provided such Subscriber with any information or advice with respect to the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares nor is such information or advice necessary or desired. Neither the Placement Agents nor any of their affiliates have made or make any representation as to the Issuer or the quality or value of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares and the Placement Agents and any of their affiliates may have acquired nonpublic information with respect to the Issuer which such Subscriber agrees need not be provided to it.
(i) Such Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.
(j) Such Subscriber became aware of this offering of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares solely by means of direct contact between such Subscriber and the Issuer or their respective representatives or affiliates, and the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares were offered to such Subscriber solely by direct contact between such Subscriber and the Issuer or their respective representatives or affiliates. Such Subscriber did not become aware of this offering, nor were the Convertible Notes, the Subscriber Warrants, the Underlying Shares or the Underlying Warrant Shares offered to such Subscriber, by any other means. Such Subscriber acknowledges that the Issuer represents and warrants that the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(k) Such Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares. Such Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares, and such Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as such Subscriber has considered necessary to make an informed investment decision. Such Subscriber acknowledges and agrees that neither the Issuer nor any of its affiliates has provided any tax advice to such Subscriber or made any representations or warranties or guarantees to such Subscriber regarding the tax treatment of its investment in the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares.
(l) Such Subscriber has analyzed and considered the risks of an investment in the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares and determined that the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares are a suitable investment for such Subscriber and that such Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Subscriber’s investment in the Issuer. Such Subscriber acknowledges specifically that a possibility of total loss exists.
(m) Such Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares or made any findings or determination as to the fairness of this investment.

(n) Such Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. Such Subscriber is not a
non-U.S.
shell bank or providing banking services to a
non-U.S.
shell bank. Such Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Such Subscriber also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by such Subscriber and used to purchase the Convertible Notes and the Subscriber Warrants are derived from lawful activities. For purposes of this Convertible Note Subscription Agreement, “
Sanctioned Person
” means at any time any person or entity: (i) listed on any Sanctions-related list of designated or blocked or restricted persons; (ii) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Convertible Note Subscription Agreement, Cuba, Iran, North Korea, Syria, Russia, and the Crimea region); or (iii) owned or controlled by or acting on behalf of any of the foregoing.
(o) Such Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act).
(p) If such Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, such Subscriber represents and warrants that (i) it has not relied on the Issuer or any of its affiliates (the “
Transactions Parties
”) as the Plan’s fiduciary or for advice, with respect to its decision to acquire and hold the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares will result in a non-exempt
prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.
(q) Such Subscriber will have sufficient immediately available funds to pay the Purchase Price for the Convertible Notes and Subscriber Warrants to be purchased by such Subscriber pursuant to
Section
 2
.
Section 5.
Registration of Registrable Securities
.
(a) The Issuer agrees that the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Registrable Securities (as defined below) (the “
Registration Statement
”) no later than fifteen (15) Business Days after the Closing Date (the “
Filing Date
”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the sixtieth (60th) calendar day after the filing thereof (or, in the event the Commission notifies the Issuer that it will “review” the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “
Effectiveness Deadline
”);
provided
, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Issuer will provide a draft of the Registration Statement to each Subscriber for review at least three (3) Business Days in advance of filing the Registration Statement provided, that for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review of a draft of the Registration Statement that was provided to such Subscriber at least three (3) Business Days in advance of filing the Registration Statement. In no event shall any Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission;
provided
, that if the Commission requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, such Subscriber will have the opportunity to withdraw from the Registration Statement upon its written request to the Issuer. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Registrable Securities not included in the Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. The Issuer agrees that, except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, at its expense, the Issuer will use its commercially reasonable efforts to cause such Registration Statement to remain continuously effective with respect to each Subscriber and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities and ensure that the applicable Registration Statement or any subsequent shelf registration statement is free of any material misstatements or omissions until the earliest of (i) the date 90 calendar days after the Maturity Date (as defined in the Indenture) of the Convertible Notes (subject to extension for any suspension of the effectiveness or use of the Registration Statement pursuant to Section 5(b) during the 90 calendar days immediately following the Maturity Date of the Convertible Notes), (ii) the date on which all of the Registrable Securities shall have been sold, or (iii) the first date on which each Subscriber can sell all of its Registrable Securities under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144(c)(1) or Rule 144(i)(2), if applicable (such period, the “
Registration Period
”). Subject to receipt from the applicable Subscriber by the Issuer, the Issuer’s outside legal counsel and the Issuer’s transfer agent of customary representations and other documentation reasonably acceptable to the Issuer and its outside legal counsel in connection therewith, a Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Registrable Securities and the Issuer will, if required by the Issuer’s transfer agent, use its commercially reasonable efforts to cause an opinion of the Issuer’s counsel be provided, in a form and substance reasonably acceptable to the Issuer’s transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as the Registrable Securities (1) are subject to or have been or may be sold or transferred pursuant to an effective registration statement, (2) have been or may be sold pursuant to Rule 144, or (3) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144 (including Rule 144(c)(1) and Rule 144(i)(2), if applicable) and without volume or manner-of-sale
restrictions applicable to the sale or transfer of such Registrable Securities, or another exemption from registration. If restrictive legends are no longer required for the Registrable Securities pursuant to the foregoing, the Issuer shall, in accordance with the provisions of this
Section
 5
and within five (5) trading days of any request therefor from a Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Issuer’s transfer agent irrevocable instructions to make a new, unlegended entry in book-entry form or by electronic delivery through The Depository Trust Company for such Registrable Securities. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance. From and after such time as the benefits of Rule 144 or any other similar rule or regulation of the Commission that may allow a Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Class A Common Shares for so long as such Subscriber holds Registrable Securities, the Issuer shall, at its expense, make and keep public information available, as those terms are understood and defined in Rule 144, and use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable such Subscriber to sell the Registrable Securities under Rule 144 for so long as such Subscriber holds any Convertible Notes. “
Registrable Securities
” shall (x) mean the Underlying Shares and the Underlying Warrant Shares and (y) be deemed to include, as of any date of determination, any equity security issued or issuable with respect to the Underlying Shares or Underlying Warrant Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event. The Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon a Subscriber furnishing in writing to the Issuer such information regarding such Subscriber, the securities of the Issuer held by such Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Issuer to effect the registration of the Registrable Securities, and such Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted in
Section
 5(b)
;
provided
,
however
, that such Subscriber shall not in connection with the foregoing be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Convertible Note Subscription Agreement, the Issuer shall, upon reasonable request, inform each Subscriber as to the status of such registration, qualification, exemption or compliance. No Subscriber shall be entitled to use the Registration Statement for an underwritten offering of the Registrable Securities.
(b) Notwithstanding anything to the contrary contained herein, the Issuer may delay or postpone filing of such Registration Statement, and from time to time require each Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or such event the Issuer’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure
of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, or if the Commission issues any stop order suspending the effectiveness of any Registration Statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “
Suspension Event
”);
provided
, that, (x) the Issuer shall not so delay filing or so suspend the use or effectiveness of the Registration Statement for a period (each such period, a “
Deferral Period
”) of more than (i) sixty (60) consecutive calendar days or (ii) more than ninety (90) total calendar days, or more than three (3) Deferral Periods, in each case of this clause (ii), in any three hundred sixty (360) day period and (y) the Issuer shall use commercially reasonable efforts to make the Registration Statement available for the sale by each Subscriber of such securities as soon as practicable thereafter;
provided
that clause (i) of the definition of “Registration Period” shall be extended by the duration of any such Deferral Period.

(c) Upon receipt of any written notice from the Issuer (which notice shall not contain any material nonpublic information regarding the Issuer) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (which, for the avoidance of doubt, shall not include sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Issuer, each Subscriber will deliver to the Issuer, or in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Subscriber’s possession;
provided
,
however
, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (x) to the extent such Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing
document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
(d) The Issuer shall advise each Subscriber as expeditiously as reasonably possible:

(i)
when a Registration Statement or any amendment thereto has been filed with the Commission and when any of the foregoing shall have been declared effective by the Commission, and any request by the Commission for an amendment or supplement thereto or to any prospectus included therein;

(ii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Convertible Note Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising each Subscriber of such events, provide such Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to such Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Issuer.
(e) The Issuer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.
(f) Except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Convertible Note Subscription Agreement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to holders of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(g) The Issuer shall use its commercially reasonable efforts to cause all Registrable Securities (when issued) to be listed on each securities exchange or market, if any, on which the Class A Common Shares have been listed.
(h) The Issuer shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities as contemplated in this
Section
 5
.
(i) Each Subscriber may deliver written notice (an “
Opt-Out
Notice
”) to the Issuer requesting that such Subscriber not receive notices from the Issuer otherwise required by this
Section
 5
;
provided
,
however
, that such Subscriber may later revoke any such
Opt-Out
Notice in writing. Following receipt of an
Opt-Out
Notice from a Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to such Subscriber and such Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Subscriber’s intended use of an effective Registration Statement, such Subscriber will notify the Issuer in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this
Section
 5(i)
) and the related Deferral Period remains in effect, the Issuer will so notify such Subscriber, within one (1) Business Day of such Subscriber’s notification to the Issuer, by delivering to such Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide such Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability (which notices shall not contain any material, nonpublic information or subject such Subscriber to any duty of confidentiality).
(j) From and after the effective date of the Registration Statement, the Issuer shall use its commercially reasonable efforts, as promptly as is practicable after receiving a request from a Subscriber, and in any event within ninety (90) calendar days after such date, if required by applicable law, to file with the Commission a post-effective amendment to the Registration Statement or to prepare and, if permitted or required by applicable law, to file a supplement to the prospectus or an amendment or supplement to any document incorporated therein by reference or file any other required document so that such Subscriber is named as a selling securityholder in the Registration Statement and the related prospectus, and so that such Subscriber is permitted to deliver such prospectus to purchasers of the Registrable Securities in accordance with applicable law and, if the Issuer shall file a post-effective amendment to the Registration Statement, use its commercially reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as soon as is reasonably practicable; provided that (i) the Issuer shall not be required to file more than one supplement or post-effective amendment in any
90-day
period in accordance with this
Section
 5(j)
), (ii) the Issuer shall only be required to file a supplement or post-effective amendment pursuant to this
Section
 5(j)
for any Subscriber who provides such information as is requested by the Issuer from such Subscriber pursuant to
Section
 5(a)
, and (iii) if any such request from a Subscriber is received during a Deferral Period, the Issuer shall so inform such Subscriber and shall only be required to take the actions required by this
Section
 5(j)
upon expiration of the Deferral Period.
(k) If any of the following events (any such event a “
Registration Default
”) shall occur, then additional interest (the “
Additional Interest
”) shall become payable by the Issuer pursuant to the Indenture to holders of the Convertible Notes as follows:

(i)
if a Registration Statement registering the resale of the Underlying Shares has not been filed with the Commission prior to the Filing Deadline, then Additional Interest shall accrue on the aggregate outstanding principal amount of the Convertible Notes at a rate of 0.25% per annum for the first ninety (90) days commencing on the first Business Day following the Filing Deadline and 0.50% per annum thereafter;

(ii)
if a Registration Statement registering the resale of the Underlying Shares has not been declared effective on or prior to the Effectiveness Deadline, then Additional Interest shall accrue on the aggregate outstanding principal amount of the Convertible Notes at a rate of 0.25% per annum for the first ninety (90) days commencing on the first Business Day following Effectiveness Deadline and 0.50% per annum thereafter;

(iii)
if a Registration Statement registering the resale of the Underlying Shares has been declared or becomes effective but ceases to be effective or ceases to be usable for the offer and sale of the Underlying Shares (other than in connection with (A) a Deferral Period or (B) as a result of a requirement to file a new Registration Statement, a post-effective amendment or supplement to the prospectus contained in such Registration Statement to make changes to the information regarding selling securityholders or the plan of distribution provided for therein) at any time during the Registration Period and the Issuer does not cure the lapse of effectiveness or usability within ten (10) Business Days (or, if a Deferral Period is then in effect, within ten (10) Business Days following the expiration of such Deferral Period), then Additional Interest shall accrue on the aggregate outstanding principal amount of the Convertible Notes at a rate of 0.25% per annum for the first ninety (90) days commencing on the first Business Day following such tenth (10 th
) Business Day and 0.50% per annum thereafter;

(iv)
if the Issuer, through its omission, fails to name a holder as a selling securityholder any Subscriber that had complied timely with its obligations hereunder in a manner to entitle such Subscriber to be so named in (i) the Registration Statement registering the resale of the Underlying Shares at the time it first became effective or (ii) any prospectus contained in such Registration Statement at the later of time of filing thereof or the time such Registration Statement of which the prospectus forms a part becomes effective, then Additional Interest shall accrue, on the aggregate outstanding principal amount of the Convertible Notes held by such Subscriber, at a rate of 0.25% per annum for the first ninety (90) days beginning on the first Business Day following the effective date of such Registration Statement or the filing of the prospectus contained in such Registration Statement, as applicable, and 0.50% per annum thereafter; and

(v)
if the aggregate duration of Deferral Periods in respect of any resale of the Underlying Shares in any period exceeds the number of days permitted in respect of such period pursuant to
Section
 5(b)
, then commencing on the day after the aggregate duration of such Deferral Periods in any period exceeds the number of days permitted in respect of such period, Additional Interest shall accrue on the aggregate outstanding principal amount of the Convertible Notes at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, such date, and 0.50% per annum thereafter;

provided
, however, that Additional Interest shall cease to accrue (without in any way limiting the effect of any subsequent Registration Default requiring the payment of Additional Interest) (1) upon the filing and effectiveness (whether upon such filing or otherwise) of the Registration Statement (in the case of
Section
 5(k)(i)
and
Section
 5(k)(ii)
), (2) upon such time as the Registration Statement which had ceased to remain effective or usable for resales again becomes effective and usable for resales (in the case of
Section
 5(k)(iii)
), (3) upon the time such holder is permitted to sell its Registrable Securities pursuant to any Registration Statement and prospectus contained therein in accordance with applicable law (in the case of
Section
 5(k)(iv)
), (4) upon the termination of the Deferral Period referred to in
Section
 5(k)(v)
or (5), in any case, notwithstanding the preceding clauses (1) through (4), upon the conclusion of the Registration Period (it being acknowledged and agreed that, as used in this proviso, the term “Registration Period” shall be defined as if references to “Registrable Securities” in the definition thereof are substituted with “Underlying Shares”).
Any amounts of Additional Interest due pursuant to this
Section
 5(k)
will be payable in cash on the next succeeding interest payment date to the Subscriber(s) entitled to receive such Additional Interest in the same manner and to the extent set forth, in the Indenture; provided that (x) any accrued and unpaid Additional Interest with respect to any Convertible Notes or portion thereof submitted for conversion shall be paid in the manner and to the extent provided for the payment of interest in Section 5.02 and Section 5.03 of the Indenture and (y) that any accrued and unpaid Additional Interest with respect to any Convertible Notes or portion thereof submitted for repurchase on a Fundamental Change Repurchase Date (as defined in the Indenture), and not withdrawn in compliance with Section 4.02 of the Indenture, shall be paid in the manner provided for the payment of interest in Section 4.02 of the Indenture. If any Convertible Note ceases to be outstanding during any period for which Additional Interest is accruing, the Issuer will prorate the Additional Interest payable with respect to such Convertible Note. The Additional Interest rate on the Notes shall not exceed in the aggregate 0.50% per annum in the aggregate and shall not be payable under more than one clause of this
Section
 5(k)
for any given period of time, except that if Additional Interest would be payable because of more than one Registration Default, but at a rate of 0.25% per annum under one Registration Default and at a rate of 0.50% per annum under the other, then the Additional Interest rate will be the higher rate of 0.50% per annum. In no event will the Additional Interest payable under this Convertible Note Subscription Agreement, together with any Special Interest payable under the Indenture, accrue on any date on a Convertible Note at a combined rate per annum that exceeds 0.50%. Notwithstanding anything to the contrary in this Convertible Note Subscription Agreement, in no event will Additional Interest accrue on the Underlying Shares issued upon conversion of Convertible Notes.
(l) The rights provided in this
Section
 5
shall survive the transfer of the Registrable Securities by each Subscriber. For purposes of this
Section
 5
and
Section
 8
, the term “Registration Statement” shall include any additional or replacement registration statement filed at any time covering part or all of the Registrable Securities.
Section 6.
Termination
. This Convertible Note Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Convertible Note Subscription Agreement, (c) if any of the conditions to Closing set forth in
Section
 2
of this Convertible Note Subscription Agreement are not satisfied on or prior to the Closing Date, or become incapable of being satisfied on or prior to the Closing Date, and, as a result thereof, the transactions contemplated by this Convertible Note Subscription Agreement are not consummated at the Closing, or (d) written notice of such termination from any party to any other party anytime on or after September 30, 2022, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date (the termination events described in clauses (a)–(d) above, collectively, the “
Termination Events
”);
provided
, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall notify each Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence, this Convertible Note Subscription Agreement shall be void and of no further effect and the Purchase Price paid by each Subscriber to the Issuer in connection herewith shall promptly (and in any event within three (3) Business Days following the Termination Event) be returned to such Subscriber.
Section 7.
Trust Account Waiver
. Notwithstanding anything else in this Convertible Note Subscription Agreement, each Subscriber acknowledges that it has read the prospectus dated July 28, 2021 (the “
Prospectus
”) and understands that the Issuer has established an account for the benefit of its public stockholders (the “
Trust Account
”) and that the Issuer may disburse monies from the Trust Account only (a) to the Issuer in limited amounts from time to time in order to permit the Issuer to pay its operating expenses, (b) if the Issuer completes the transactions which constitute a business combination, then to those persons and in such amounts as described in the Prospectus, and (c) if the Issuer fails to complete a business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Issuer in limited amounts to permit the Issuer to pay the costs and expenses of its liquidation and dissolution, and then to the Issuer’s public stockholders. Each

Subscriber acknowledges that, if the transactions contemplated by the Transaction Agreement (or, upon termination of the Transaction Agreement, another business combination) are not consummated by February 2, 2023, the Issuer will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, the Issuer shall cause the Trust Account to be disbursed to the Issuer and as otherwise contemplated by the Transaction Agreement. Accordingly, each Subscriber, for itself and its respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by the Issuer for any reason whatsoever, including for a breach of this Convertible Note Subscription Agreement by the Issuer or any negotiations, agreements or understandings with the Issuer (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Convertible Note Subscription Agreement. This paragraph will survive the termination of this Convertible Note Subscription Agreement for any reason.
Section 8.
Indemnity
.
(a) The Issuer shall, notwithstanding any termination of this Convertible Note Subscription Agreement, indemnify, defend and hold harmless, to the fullest extent permitted by law, each Subscriber, their respective directors, officers, partners, managers, members, employees, advisors and agents, and each person who controls a Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of a Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable external attorneys’ fees and expenses as reasonably incurred (including, without limitation, in connection with defending or investigating any such action or claim)) (collectively, “
Losses
”) that arise out of, relate to or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any form of prospectus included in any Registration Statement or in any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under
Section
 5
, except to the extent and only to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding a Subscriber furnished in writing to the Issuer by or on behalf of such Subscriber expressly for use therein. The Issuer shall notify each Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section
 8
of which the Issuer is aware.
(b) Each Subscriber agrees, severally and not jointly, to indemnify and hold harmless the Issuer, its directors, officers, employees and agents, and each person who controls the Issuer (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Issuer against any Losses caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding a Subscriber so furnished in writing by or on behalf of such Subscriber expressly for use therein. In no event shall the liability of a Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of Registrable Securities giving rise to such indemnification obligation.
(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (
provided
that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgement a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (not to be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and any settlement pursuant hereto shall not include a statement or admission of fault or culpability on the part of such indemnified party and shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d) The indemnification provided for under this Convertible Note Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Convertible Notes purchased pursuant to this Convertible Note Subscription Agreement and the corresponding Registrable Securities.
(e) If the indemnification provided under this
Section
 8
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, subject to
Section
 7
, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 8
from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this
Section
 8(e)
by any seller of Registrable Securities shall be limited in amount to the dollar amount of net proceeds received by such seller from the sale of such Registrable Securities pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Convertible Note Subscription Agreement.
(f) For purposes of this
Section
 8
, any person to whom Registrable Securities have been transferred shall constitute a “Subscriber.”
Section 9.
Miscellaneous
.
(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient (with no mail undeliverable or other rejection notice), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section
 9(a)
.

(b) Each Subscriber acknowledges that the Issuer and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of such Subscriber contained
Section
 4
of this Convertible Note Subscription Agreement. Prior to the Closing, each Subscriber agrees to promptly notify the Issuer and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of such Subscriber set forth herein are no longer accurate in all material respects. Each Subscriber acknowledges and agrees that each purchase by such Subscriber of Convertible Notes and Subscriber Warrants from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by such Subscriber as of the time of such purchase. The Issuer and the Guarantors acknowledge that each Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in
Section
 3
of this Convertible Note Subscription Agreement. Prior to the Closing, the Issuer and the Guarantors agree to promptly notify each Subscriber if they become aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Issuer or the Guarantors set forth herein are no longer accurate in all material respects.
(c) Each of the Issuer, the Placement Agents and each Subscriber is irrevocably authorized to produce this Convertible Note Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d) Each Subscriber shall pay all of its own expenses in connection with this Convertible Note Subscription Agreement and the transactions contemplated herein, including expenses of its counsel.
(e) Neither this Convertible Note Subscription Agreement nor any rights that may accrue to any Subscriber hereunder (other than the Convertible Notes and the Subscriber Warrants acquired hereunder and the corresponding Underlying Shares and Underlying Warrant Shares and such Subscriber’s rights under
Section
 5
and
Section
 8
hereof in connection with any transfer of the Registrable Securities) may be transferred or assigned. Notwithstanding the foregoing, in connection with any transfer of the Registrable Securities, such Subscriber’s rights under
Section
 5
and
Section
 8
hereof with respect to the transferred Registrable Securities, as applicable, shall automatically be assigned to the transferee of such Registrable Securities. Neither this Convertible Note Subscription Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned (
provided
, that, for the avoidance of doubt, the Issuer may transfer its rights under this Convertible Note Subscription Agreement solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Issuer). Notwithstanding the foregoing, without the consent of the Issuer or any other Person, a Subscriber may assign any or all its rights and obligations under this Convertible Note Subscription Agreement to one or more of its affiliates (including investment funds or accounts managed or advised by any of them) or, with the Issuer’s prior written consent, to another person, provided
that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by such Subscriber, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of such Subscriber provided for herein to the extent of such assignment and (ii) no such assignment shall relieve any Subscriber of its obligations hereunder if any such assignee fails to perform such obligations unless expressly agreed to in writing by the Issuer.
(f) All the agreements, representations and warranties made by each party hereto in this Convertible Note Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
(g) The Issuer may request from any Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of such Subscriber to acquire the Convertible Notes and to register the Underlying Shares for resale, and each Subscriber shall provide such information as may be reasonably requested; provided that the Issuer agrees to keep any such information provided by a Subscriber confidential unless otherwise required by law, subpoena or regulatory request or requirement. Each Subscriber acknowledges that subject to the conditions set forth in
Section
 9(s)
, the Issuer may file a copy of this Convertible Note Subscription Agreement with the Commission as an exhibit to a periodic report of the Issuer or a registration statement of the Issuer.
(h) This Convertible Note Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the Target and each of the parties hereto.
(i) This Convertible Note Subscription Agreement, including the form of indenture and warrant agreement attached hereto, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(j) Except as otherwise provided herein (including the next sentence hereof), this Convertible Note Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in
Section
 5
,
Section
 8
,
Section
 9(b)
,
Section
 9(c)
,
Section
 9(e)
,
Section
 9(h)
, and this
Section
 9(j)
, this Convertible Note Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Convertible Note Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Convertible Note Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Convertible Note Subscription Agreement and to enforce specifically the terms and provisions of this Convertible Note Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Issuer shall be entitled to seek specific performance of each Subscriber’s obligations to fund the Purchase Price to be paid by such Subscriber and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this
Section
 9(k)
is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(l) If any provision of this Convertible Note Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Convertible Note Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m) No failure or delay by a party hereto in exercising any right, power or remedy under this Convertible Note Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Convertible Note Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Convertible Note Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(n) This Convertible Note Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o) This Convertible Note Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(p)
EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS CONVERTIBLE NOTE
SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY
OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS CONVERTIBLE NOTE
SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS CONVERTIBLE NOTE
SUBSCRIPTION AGREEMENT.
(q) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Convertible Note Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, in each case located in the Borough of Manhattan (collectively the “
Designated Courts
”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Convertible Note Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section
 9(a)
of this Convertible Note Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r) This Convertible Note Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Convertible Note Subscription Agreement, or the negotiation, execution or performance of this Convertible Note Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. Except as explicitly set forth for the parties hereto in this Convertible Note Subscription Agreement, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Convertible Note Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. Each of the Issuer and each Subscriber further acknowledges and agrees that the Placement Agents are third party beneficiaries of the representations and warranties of the Issuer and such Subscriber set forth in
Section
 3
and
Section
 4
, respectively, in this Convertible Note Subscription Agreement.
(s) The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Convertible Note Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information regarding the Transactions, the Issuer or the Target provided to any Subscriber on or prior to the date hereof. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, no Subscriber shall be in possession of any material, nonpublic information regarding the Issuer received from the Issuer or any of its officers, directors, or employees or agents, and no Subscriber shall be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agents or any of their respective affiliates in connection with the Transactions;
provided
, that the foregoing shall not apply to the extent that a Subscriber or any of its affiliates is an investor in Target as of the date hereof. Notwithstanding anything in this Convertible Note Subscription Agreement to the contrary, the Issuer (i) shall not publicly disclose the name of any Subscriber or any of its affiliates or advisers, or include the name of any Subscriber or any of its affiliates or advisers in any press release, investor presentations or marketing materials, without the prior written consent of such Subscriber and (ii) shall not publicly disclose the name of any Subscriber or any of its affiliates or advisers, or include the name of any Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of such Subscriber, except as required by the federal securities law, regulatory agency or under the regulations of Nasdaq or the NYSE, as applicable, in which case the Issuer shall, to the extent permissible, provide such Subscriber with prior written notice of such disclosure permitted hereunder. Each Subscriber will promptly provide any information reasonably requested by the Issuer or any of its affiliates for any required regulatory application or required filing to be made or required approval sought in connection with the Transactions (including filings with the Commission). Each Subscriber may disclose the name of the Issuer, Target and/or any other parties associated with the Subscription or the Transactions and the terms of this Convertible Note Subscription Agreement, as required by federal securities laws and regulations, any regulatory agency or under the regulations of Nasdaq or the NYSE, as applicable, or otherwise to the extent consistent with such Subscriber’s public filings and disclosures regarding similar transactions.
(t) The obligations of each Subscriber under this Convertible Note Subscription Agreement are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under this Convertible Note Subscription Agreement. The decision of each Subscriber to purchase Convertible Notes and Subscriber Warrants pursuant to this Convertible Note Subscription Agreement has been made by such Subscriber independently of any other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer or any of its subsidiaries which may have been made or given by any other Subscriber or investor or by any agent or employee of any other Subscriber or investor, and neither any Subscriber nor any of its agents or employees shall have any liability to any other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Subscriber or investor pursuant hereto, shall be deemed to constitute any Subscriber or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Subscriber or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Convertible Note Subscription Agreement. Each Subscriber acknowledges that no other Subscriber has acted as agent for such Subscriber in connection with making its investment hereunder and no other Subscriber will be acting as agent of any Subscriber in connection with monitoring its investment in the Convertible Notes, the Subscriber Warrants, the Underlying Shares and the Underlying Warrant Shares or enforcing its rights under this Convertible Note Subscription Agreement. Each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Convertible Note Subscription Agreement, and it shall not be necessary for any other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Agreement. The parties hereto shall negotiate in good faith and finalize the form of intercreditor agreement and applicable security documents consistent with the terms of the Indenture and the precedents provided to the Issuer and the Target prior to signing.
(v) This Agreement and the Convertible Notes and Subscriber Warrants purchased in connection herewith are part of a series of convertible note subscription agreements and underlying warrant agreements purchased by subscribers, each of which is in the same form (other than differences as to the number of Convertible Notes and Subscriber Warrants purchased by each subscriber), and no such other agreement, Convertible Note or Subscriber Warrant with any other subscriber shall have the effect of granting additional rights to a subscriber, or varying in any respect, with this Agreement, with the exception of any board observer rights or expense reimbursement obligations provided in other convertible note subscription agreement with the Issuer.
(w) Notwithstanding Section 1, the Issuer may use up to $15 million of the aggregate Purchase Price received through the sale of the Convertible Notes to all subscribers to pay fees and expenses incurred by the Issuer or the Company in connection with the Transactions and to fund the cash portion of the merger consideration contemplated by the Transaction Agreement; provided the Issuer and the Target shall not pay, or permit any of their respective subsidiaries to pay, any financial advisory or similar costs, fees and expenses associated with the Transactions unless such payments would be permitted under Section 3.17 of the Indenture, as though such provision were in effect as of the date hereof and applicable to the Issuer and the Target on a combined basis.
(Signature pages follow)
IN WITNESS WHEREOF
, each of the Issuer, the Guarantors and each Subscriber has executed or caused this Convertible Note Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

SOFTWARE ACQUISITION GROUP INC. III

By:	Name:
Title:

Address for Notices:

ATTN:
EMAIL:

[
Signature Page to Subscription Agreement
]

GUARANTORS:

[ ]

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:

Name in which shares are to be registered:

[
Signature Page to Subscription Agreement
]

SUBSCRIBER:

[ ]

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:

Name in which shares are to be registered:

[
Signature Page to Subscription Agreement
]

SCHEDULE I

Subscriber	Principal Amount of Convertible Notes to be Purchased / Purchase Price	Number of Warrants to be Issued
Total
Each Subscriber must pay the applicable Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

ANNEX A
FORM OF INDENTURE

ANNEX B
FORM OF WARRANT AGREEMENT

ANNEX I

SOFTWARE ACQUISITION GROUP INC. III
as Issuer,
THE GUARANTORS PARTY HERETO,
as Guarantors,
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Collateral Agent

INDENTURE
Dated as of [ • ], 2022

7.00 % Convertible Senior Notes due 2026

- i -

- ii -

- iii -

Exhibits

Schedules

Schedule A – Accreted Principal Amount
Schedule B – Reserved
Schedule C – Existing Indebtedness

- iv -

INDENTURE
, dated as of [ • ], 2022, between SOFTWARE ACQUISITION GROUP INC. III, a Delaware corporation, as issuer (the “
Company
”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “
Trustee
”) and as collateral agent (in such capacity, the “
Collateral Agent
”).
Each party to this Indenture (as defined below) agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 7.00% Convertible Senior Notes due 2026 (the “
Notes
”).
Article 1. DEFINITIONS; RULES OF CONSTRUCTION
Section 1.01. D
EFINITIONS
.
“
Accreted Principal Amount
” means the Original Principal Amount plus the principal accreted thereon pursuant to
Section
 2.03(B)
.
“
Acquired Debt
” means, with respect to any specified Person:
(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and
(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“
Additional Interest
” has the meaning ascribed to it in the Subscription Agreement.
“
Affiliate
” has the meaning set forth in Rule 144 as in effect on the Issue Date.
“
Affiliate Note
” means each Physical Note, if any, originally issued under this Indenture to, and initially registered in the name of, an Affiliate of the Company, and any Notes issued in exchange therefor or in substitution thereof;
provided
,
however
, that a Note that is an Affiliate Note will cease to be an Affiliate Note at such time, if any, when such Note ceases to be a Transfer-Restricted Security. The Trustee is under no obligation to determine whether any Note is an Affiliate Note and may conclusively rely on an Officer’s Certificate with respect thereto.
“
Asset Sale
” means:
(1) the sale, lease, conveyance, license or other disposition of any assets or rights (whether in a single transaction or a series of related transactions), provided
that the sale, lease, conveyance, license or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by
Article 6
; and
(2) the issuance of Equity Interests by any of the Company’s Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or one of its Subsidiaries).
Notwithstanding anything to the contrary in the preceding paragraph, none of the following items will be deemed to be an Asset Sale:
(1) a transfer of assets (including Equity Interests) between or among the Company and the Guarantors;
(2) a transfer of assets from a Subsidiary that is not a Guarantor to the Company, a Guarantor or a Subsidiary that is not a Guarantor;

(3) an issuance of Equity Interests by a Subsidiary of the Company to the Company or a Guarantor, and an issuance of Equity Interests by a Subsidiary of the Company that is not a Guarantor to a Subsidiary of the Company that is not a Guarantor;
(4) any sale or other disposition of damaged,
worn-out
or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of the Company and its Subsidiaries (including the abandonment or other disposition of property that is, in the reasonable judgment of the Company, no longer profitable, economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole);
(5) a Restricted Payment that does not violate Section 3.08;
(6) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of products, services, inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition (for the avoidance of doubt, licenses, sublicenses and other dispositions of rights in patents, trademarks, copyrights, know-how
or other Intellectual Property shall be deemed not to be in the ordinary course);
(7) a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;
(8) (x) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; or (y) the sale or other disposition of Hedging Obligations or other financial instruments in the ordinary course of business;
(9) any foreclosure or any similar action with respect to the property or other assets of the Company or any Subsidiary;
(10) the sublease or assignment to third parties of leased facilities in the ordinary course of business;
(11) [Reserved];
(12) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;
(13) the sale or other disposition of cash or Cash Equivalents; and
(14) any
(A) non-exclusive
license, or (B) licenses that are exclusive solely with respect to a specific geographic territory, in each case, for the licensing of Intellectual Property entered into in the ordinary course of business and in connection with the provision of services by the Company or any of its Subsidiaries or the provision, directly or together with the Company, of services by any third party with whom the Company or any of its Subsidiaries has a commercial arrangement to provide services or technology and spectrum to enable the provision of such services to its customers, within such specific geographic territory;
provided
that, at the time such license is entered into, in the judgment of the Company, the granting of such license does not materially and adversely affect the business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.
“
Attributable Debt
” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with U.S. GAAP;
provided
,
however
, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation.”
“
Authorized Denomination
” means, with respect to a Note, a principal amount minimum denomination equal to $1,000 or any integral multiple of $1,000 in excess thereof.
“
Bankruptcy Law
” means Title 11, United States Code, or any similar U.S. federal or state or
non-U.S.
law for the relief of debtors.
“
Board of Directors
” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.
“
Business Day
” means any day other than a Saturday, a Sunday or any day on which banking institutions or trust companies in the City of New York, New York or the principal office of the Trustee are authorized or obligated by law, regulation or executive order to close or be closed.
“
Business Combination Agreement
” that certain Agreement and Plan of Merger, dated as of February 14, 2022, by and among the Company, Nuevo Merger Sub, Inc. and Branded Online Inc. dba Nogin (“
Target
”), as amended from time to time.
“
Capital Lease Obligation
” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with U.S. GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease on or prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“
Capital Stock
” means, any and all shares, interests, rights to purchase, warrants and options (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“
Cash Equivalents
” means:
(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof with a final maturity not exceeding one year from the date of acquisition;
(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose unsecured long term debt is rated at least “A” by Standard & Poor’s Ratings, a division of McGraw Hill Financial, Inc. (“
S&P
”), or at least “A2” by Moody’s Investors Service, Inc. (“
Moody’s
”) or any respective successor agency;
(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least
“A-1”
by S&P and at least
“P-1”
by Moody’s or any respective successor agency;
(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;
(5) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any respective successor agency;
(6) demand deposits, savings deposits, time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) with maturities of not more than 365 days from the date of acquisition;
(7) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (6); and
(8) in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (1) through (7) above denominated in a foreign currency, which are (i) substantially equivalent in tenor and readily convertible into United States Dollars, (ii) issued by, or entered into with, foreign persons with credit quality generally accepted by businesses in the jurisdictions in which such Foreign Subsidiary operates and (iii) customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.
“
CFC
” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“
Close of Business
” means 5:00 p.m., New York City time.
“
Code
” means Internal Revenue Code of 1986, as amended.
“
Collateral
” has the meaning ascribed to such term in the Security Documents.
“
Collateral Agent
” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.
“
Common Equity
” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“
Common Stock
” means the Class A common stock of Company, par value $0.0001 per share, at the date of this Indenture, subject to
Section
 5.09
.
“
Company
” means the Person named as such in the first paragraph of this Indenture and, subject to
Article 6
, its successors and assigns.
“
Company Order
” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.
“
Consolidated EBITDA
” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period (A) plus, without duplication (in each case, solely to the extent deducted in computing Consolidated Net Income):
(1) provision for taxes based on income or profits of such Person and its Subsidiaries and all franchise taxes for such period;
plus

(2) the Fixed Charges of such Person and its Subsidiaries for such period (other than any Fixed Charges specified in clause (1) of the definition thereof) minus the consolidated interest income of such Person and its Subsidiaries for such period;
plus
(3) depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash
expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash
expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period;
plus
(4) unusual, nonrecurring charges and expenses, whether or not classified as such under GAAP; plus
(5) charges, costs, losses, expenses or reserves related to: (A) any restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization initiatives (including costs and expenses relating to business optimization programs which, for the avoidance of doubt, shall include implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up,
pre-opening,
opening, closure, transition and/or consolidation of business centers, operations, officers and facilities) including in connection with the SPAC Transactions and any acquisition or other investment consummated prior to the Issue Date and new systems design and implementation, as well as consulting fees and any onetime expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities)
start-up,
opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (G) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business, in all cases, whether or not consummated and whether or not classified as such under GAAP; provided that, notwithstanding anything to the contrary, the aggregate amount that may be added back pursuant to this clause (A)(5) may not in the aggregate for any four fiscal quarter period exceed 20% of Consolidated EBITDA for such period (determined without giving effect to any such adjustments pursuant to this clause (A)(5));
plus
(6)
non-cash
items (provided that if any such
non-cash
item represents an accrual or reserve for potential cash items in any future period, (x) the Company may determine not to add back such non-cash
item in the current Test Period, (y) to the extent the Company decides to add back such non-cash
expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated EBITDA in such future period), including the following:
(A) non-cash
expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights,
(B) non-cash
charges for deferred tax asset valuation allowances, (C) any non-cash
impairment charge or asset
write-off
or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities, (D) any non-cash
charges or losses resulting from any purchase accounting adjustment or any step-ups
with respect to
re-valuing
assets and liabilities in connection with the SPAC Transactions or any investments either existing or arising after the Issue Date,
(E) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and (F) any non-cash
interest expense;
provided
that, in no event shall any write-downs or write-offs of accounts receivable be permitted as adjustments under this clause (A)(6);
plus

(7) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement;
plus
(8) all (A) costs, fees and expenses relating to the SPAC Transactions, and (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Note Party or any Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Subsidiaries in connection with equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith); in each case of clause (x) and (y), including transactions considered or proposed but not consummated, provided that the amount of such unconsummated transactions included pursuant to this clause (A)(8) shall not exceed $500,000 in any such period;
plus
(9) Public Company Costs;
plus
(10) the amount of customary indemnities and reasonable and customary fees and expense reimbursements paid to directors and/or members of advisory boards, including directors of the Company, which, with respect to fees, do not exceed $500,000 in the aggregate in any such period;
plus
(11) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or similar obligation to the extent actually paid or, so long as such Person and its Subsidiaries have not received a notice of denial from the obligor, such amounts that such Person has made a reasonable determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent a notice of denial is received or such amount is not so reimbursed within such 365 days), (B) paid (directly or indirectly) by a third party that is not a Note Party or a Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Note Party or a Subsidiary or (C) such Person has been, directly or indirectly, reimbursed for such item by a third party that is not a Note Party or a Subsidiary;
plus
(12) [reserved];
plus
(13) [reserved];
plus
(14) to the extent covered by insurance and actually reimbursed or, so long as such Person and its Subsidiaries have not received a notice of denial, such amounts that such Person has made a reasonable determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent a notice of denial is received or such amount is not so reimbursed within such 365 days), expenses, charges or losses for such period with respect to liability or casualty events or business interruption;
plus
(15) any losses from disposed or discontinued operations other than such dispositions and discontinuations in the ordinary course of operations;

(16) [reserved];
plus
(17) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off
of any such amount;
plus
(B) minus without duplication (in each case, solely to the extent included in computing Consolidated Net Income) any non-cash
items increasing such Consolidated Net Income for such period (other than the accrual of revenue in the ordinary course of business or any other such non-cash
item to the extent that it represents a reduction in an accrual of or reserve for cash charges or expenses in any future period), in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the foregoing, Consolidated EBITDA, (a) for the fiscal quarter ended [ ], will be deemed to be $[ ], (b) for the fiscal quarter ended [ ], will be deemed to be $[ ], (c) for the fiscal quarter ended [ ], will be deemed to be $[ ], and (d) for the fiscal quarter ended [ ], will be deemed to be $[ ].
“
Consolidated Net Income
” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Subsidiaries for such period, on a consolidated basis determined in accordance with U.S. GAAP and without any reduction in respect of preferred stock dividends;
provided
that:
(1) all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities, in each case not in the ordinary course of business, or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;
(2) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Subsidiary thereof);
(3) solely for the purpose of determining the amount available for Restricted Payments under
Section
 3.08(A)
, the net income for such period of any Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived;
provided
that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions paid in cash (or to the extent converted to cash) by any such Subsidiary to such Person, to the extent not already included therein;
(4) the cumulative effect of a change in accounting principles, together with any related provision for taxes, will be excluded;
(5) any
non-cash
compensation charge or expense for such Test Period, including any non-cash
costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights, and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Subsidiaries in connection with the SPAC Transactions will be excluded;
(6) any
non-cash
gain or loss for such period from currency translation gains or losses or non-cash
net gains or losses related to currency
re-measurements
of Indebtedness will be excluded;

(7) any unrealized net
after-tax
income (loss) from Hedging Obligations or cash management obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course will be excluded;
(8) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and
(9) earn outs, contingent consideration or deferred purchase obligations in connection with the acquisition of a Permitted Business or assets used in a Permitted Business will be excluded.
“
Conversion Date
” means, with respect to a Note, the first Business Day on which the requirements set forth in
Section
 5.02(A)
to convert such Note are satisfied, subject to
Section
 5.03(B)
.
“
Conversion Price
” means, as of any time, an amount equal to (A) one thousand dollars ($1,000)
divided by
(B) the Conversion Rate in effect at such time.
“
Conversion Rate
” initially means 86.9565 shares of Common Stock per $1,000 principal amount of Notes;
provided
,
however
, that the Conversion Rate is subject to adjustment pursuant to
Article 5
;
provided
,
further
, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.
“
Conversion Share
” means any share of Common Stock issued or issuable upon conversion of any Note.
“
Corporate Trust Office
” means the designated office of the Trustee or the Collateral Agent, as the case may be, at which at any particular time this Indenture shall be administered, which office at the date hereof is located at Houston Greenway Plaza, 8 Greenway Plaza, Suite 1100,
EX-TX-CGW1,
Houston, TX 77046-0892, or such other address as the Trustee or the Collateral Agent, as the case may be, may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee or the Collateral Agent, as the case may be (or such other address as such successor Trustee or Collateral Agent, as the case may be, may designate from time to time by notice to the holders and the Company).
“
Daily VWAP
” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[ • ] <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“
Default
” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.
“
Depositary
” means The Depository Trust Company or its successor.
“
Depositary Participant
” means any member of, or participant in, the Depositary.
“
Depositary Procedures
” means, with respect to any conversion, transfer, exchange or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such conversion, transfer, exchange or transaction.

“
Disqualified Stock
” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the date on which the Notes mature and (y) the date that is 91 days after the date no Notes remain outstanding;
provided
, that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock;
provided
,
further
, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Fundamental Change or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is subject to the redemption or payment in full of the Notes and other Obligations including all accrued interest and fees with respect thereto. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company or any and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind
of dividends).
“
Domestic Subsidiary
” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.
“
Effective Price
” means:
(1) in the case of an issuance and sale by the Company of any shares of Common Stock (with respect to a Qualifying Issuance) or a sale by one or more of the Founders of any shares of Common Stock (with respect to a Qualifying Sale), the value of the consideration received or receivable by (or at the direction of) the Company or such Founder(s), respectively, for such shares, expressed as an amount per share of Common Stock; and
(2) in the case of an issuance and sale by the Company of any securities convertible into, or exercisable or exchangeable for, Common Stock (with respect to a Qualifying Issuance) or a sale by one or more of the Founders of any securities convertible into, or exercisable or exchangeable, for Common Stock (with respect to a Qualifying Sale), an amount equal to a fraction whose:
(a) numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received or receivable by (or at the direction of) the Company or such Founder(s) for the issuance or sale of such securities convertible into, or exercisable or exchangeable for, Common Stock; and (y) the value of the minimum aggregate additional consideration payable pursuant to securities convertible into, or exercisable or exchangeable for, Common Stock; and
(b) denominator is equal to the maximum number of shares of Common Stock underlying such securities convertible into, or exercisable or exchangeable for, Common Stock;
provided
,
however
, that:
(w) for purposes of clauses (1) and (2)(a) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Company, such Founder(s) and/or any of the affiliates thereof, as applicable, in connection with such issuance or sale (excluding any other fees or expenses incurred by the Company, such Founder(s) and/or any of the affiliates thereof, as applicable) will be added to the aggregate consideration referred to in such clause;

(x) for purposes of clause (2) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such securities convertible into, or exercisable or exchangeable for, Common Stock are issued or sold, then the initial consideration payable under such securities convertible into, or exercisable or exchangeable for, Common Stock, or the initial number of shares of Common Stock underlying such securities convertible into, or exercisable or exchangeable for, Common Stock, as applicable, will be used and each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions) will be deemed, for purposes of the provision in
Section
 5.03(A)(vi)
and without affecting any prior adjustments theretofore made to the Conversion Rate, to be the issuance of additional securities convertible into, or exercisable or exchangeable for, Common Stock;
(y) for purposes of clause (2) above, the surrender, extinguishment, maturity or other expiration of any such securities convertible into, or exercisable or exchangeable for, Common Stock will be deemed not to constitute consideration payable pursuant to such securities convertible into, or exercisable or exchangeable for, Common Stock; and
(z) the “value” of any such consideration will be the fair value thereof, as of the date such securities convertible into, or exercisable or exchangeable for, Common Stock, as applicable, are issued or sold, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
“
Equity Interests
” means Capital Stock;
provided
,
however
, that “Equity Interests” does not include any debt security that is convertible into, or exchangeable for, (a) Capital Stock or (b) Capital Stock and/or cash based on the value of such Capital Stock.
“
Ex-Dividend
Date
” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“
Exchange Act
” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“
Excluded Asset
” has the meaning assigned to such term in the Security Agreement.
“
Excluded Subsidiary
” means any of the following: (a) any Subsidiary that is prohibited by (i) applicable requirements of law or (ii) any contractual obligation existing on the Issue Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition or for the purpose of circumventing the guaranty or security requirements of the Note Documents), in each case so long as such contractual obligation prohibits such subsidiary from guaranteeing the Obligations (after giving effect to any anti-assignment provisions of the UCC) or which would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained) to provide a Guarantee (unless such governmental consent, approval, license or authorization has been obtained), or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Company or one of its Subsidiaries (or their direct or indirect equity holders) reasonably determined by the Company, (b) any Joint Venture, (c) each Immaterial Subsidiary, (d) any Foreign Subsidiary, (e) any FSHCO, or (f) any
not-for-profit
Subsidiaries or captive insurance companies designated by the Company from time to time.

1	Please see below the excluded perfection items we plan to insert in the security agreement in addition to $5 million FMV materiality for fee owned real property.

“
Existing Indebtedness
” means all Indebtedness of the Company and its Subsidiaries in existence on the Issue Date as listed on Schedule C hereto, until such amounts are repaid.
“
Fair Market Value
” means the value that would be paid by a willing buyer or licensor to an unaffiliated willing seller or licensee in a transaction not involving distress or necessity of either party, reasonably determined in good faith by (unless otherwise provided in this Indenture) the Board of Directors.

Perfection to be limited to:
(i)
“all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Material Real Property;

(ii)
filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to material copyright registrations, in the case of each of (A) and (B), constituting Collateral;

(iii)	Mortgages in respect of Material Real Property;
(iv)
delivery to the Collateral Agent (or a bailee or other agent of the Collateral Agent) to be held in its possession of all Collateral consisting of (A) certificates representing Pledged Equity, and (B) promissory notes and other instruments constituting Collateral, in each case, in the manner provided in the Collateral Documents; provided that promissory notes and instruments having an aggregate principal amount equal to the pledged collateral threshold or less need not be delivered to the Collateral Agent;

(v)	perfection of commercial tort claims with a claim value exceeding an amount to be agreed; and
(vi)	control of all cash and Cash Equivalents pursuant to customary springing account control agreements, which shall be put in place within 45 days of the Issue Date.
No action required to:

(a)
to take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any
non-U.S.
jurisdiction or (iii) required by the laws of any
non-U.S.
jurisdiction to create, perfect or maintain any security interest or otherwise; or

(b)
to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset”
UCC-1
financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters.

“
Fixed Charge Coverage Ratio
” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, acquires, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) Indebtedness incurred under any revolving credit facility for ordinary working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “
Calculation Date
”), then the Fixed Charge Coverage Ratio will be calculated after giving pro forma
effect, in the good-faith judgment of the Chief Financial Officer of the Company as set forth in a certificate with supporting calculations delivered to the Trustee, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1) acquisitions of business entities or property and assets constituting a division or line of business, dispositions of assets outside the ordinary course of business not constituting operations or a business, and incurrences of Indebtedness that have been made or incurred by the specified Person or any of its Subsidiaries, including through investments, mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma
effect, in the good-faith judgment of the Chief Financial Officer of the Company, as if they had occurred on the first day of the reference period determined to be reasonably identifiable, reasonably anticipated to be realized and factually supportable, and otherwise consistent with the definition of Consolidated EBITDA (it being agreed such determinations need not be made in compliance with Regulation
S-X
or other applicable securities law);
(2) the Consolidated EBITDA attributable to material assets dispositions and discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;
(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;
(4) any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such reference period;
(5) any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such reference period;
(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date that exceeds 12 months); and
(7) if any Indebtedness is incurred under a revolving credit facility and is being given pro forma
effect in such calculation, the interest on such Indebtedness shall be calculated based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.
“
Fixed Charges
” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1) any scheduled principal payments required for any Indebtedness of such Person and its Subsidiaries for such period;
plus
(2) the consolidated interest expense of such Person and its Subsidiaries for such period (with all interest on the Notes to be deemed to be paid in cash), whether paid or accrued, including amortization of original issue discount, non-cash
interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest) incurred in respect of letter of credit or bankers’ acceptance financings, and giving the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding the amortization or write-off
of debt issuance costs;
provided
that consolidated interest expense shall be calculated without giving effect to (i) the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease consolidated interest expense for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of any Indebtedness and (ii) any original issue discount on the Notes issued on the Issue Date;
plus

(3) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or preferred stock of any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or payable to the Company or any of its Subsidiaries, and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP;
plus
(4) the royalty or similar payments or expenses of such Person and its Subsidiaries, whether paid or accrued, in connection with a sale of any royalty owing to such Person and its Subsidiaries or a synthetic royalty or other financing or similar transaction based on revenues and other proceeds.
“
Foreign Subsidiary
” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“
Founder
” means any of Messrs.
Jan-Christopher
Nugent and Geoffrey Van Haeren (together with any other “person” or a “group” subject to aggregation or attribution of the Company’s share capital with such Founder under Section 13(d) of the Exchange Act).
“
FSHCO
” means any Domestic Subsidiary of the Company that has no material assets other than Equity Interests and, if applicable, Indebtedness in one or more Foreign Subsidiaries of the Borrower that are CFCs or other FSHCOs.
“
Fundamental Change
” means any of the following events:
(A) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or their respective employee benefit plans files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined below) (i) of shares of the Company’s Common Equity representing more than fifty percent (50%) of the voting power of all classes of the Company’s Common Equity; or (ii) of more than 50% of the outstanding shares of the Common Stock (or such other Common Equity into which the Common Stock has been reclassified);
(B) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than any of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property;
provided
,
however
, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s Common Equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of Common Equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis
each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);
(C) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or
(D) the Common Stock ceases to be listed on any of The New York Stock Exchange, [The NASDAQ Capital Market,] The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);

provided
,
however
, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed on any of The New York Stock Exchange, [The NASDAQ Capital Market,] The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.
For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “
beneficial owner
” and whether shares are “
beneficially owned
” will be determined in accordance with Rule
13d-3
under the Exchange Act.
“
Fundamental Change Repurchase Date
” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change, which must be a Business Day that is no more than 35, nor less than 20, Business Days after the date the Company sends the Fundamental Change Repurchase Notice.
“
Fundamental Change Repurchase Notice
” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in
Exhibit A
) containing the information, or otherwise complying with the requirements, set forth in
Section
 4.02(F)(i)
and
Section
 4.02(F)(ii)
.
“
Fundamental Change Repurchase Price
” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to
Section
 4.02(D)
.
“
GAAP
” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Notwithstanding the foregoing, for purposes of determining compliance with any provision herein, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.
“
Global Note
” means a Note that is represented by a certificate substantially in the form set forth in
Exhibit
A
, registered in the name of the Depositary or Cede & Co. (or such other name as the Depositary shall request), as its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.
“
Global Note Legend
” means a legend substantially in the form set forth in
Exhibit
B-2
.
“
Guarantee
” means the guarantee by each Guarantor of the Company’s obligations under this Indenture, the Notes and the other Note Documents pursuant to
Article 9
.
“
Guarantor
” means each Person that becomes a Guarantor by executing an amended or supplemental indenture pursuant to
Section
 3.11
,
Section
 8.01(B)
and
Section
 9.03
and, subject to
Section
 9.04
, its successors and assigns of the foregoing, in each case other than an Excluded Subsidiary.
“
Hedging Obligations
” means, with respect to any specified Person, the obligations of such Person under:
(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“
Holder
” means a person in whose name a Note is registered on the Registrar’s books.
“
Immaterial Subsidiary
” means any Subsidiary of the Company that is not a Material Subsidiary.
“
Indebtedness
” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1) in respect of borrowed money;
(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3) in respect of letters of credit, banker’s acceptances and similar instruments;
(4) representing Capital Lease Obligations, the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a long-term liability on the balance sheet of such person prepared in accordance with GAAP, or Attributable Debt in respect of sale and leaseback transactions;
(5) representing the balance deferred and unpaid of the purchase price of any property or services (including earn-outs) due more than six months after such property is acquired or such services are completed, but excluding (x) any accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which reserves have been taking in accordance with GAAP and (y) accounts payable incurred in the ordinary course of business and not past due by more than 90 days;
(6) representing any Hedging Obligations,
(7) [Reserved],
(8) in respect of any sale of future revenues or synthetic royalty or other financing based on future revenues derived from, and other proceeds arising out of, any product marketed or sold by such Person or any of its Subsidiaries, or
(9) representing any guarantees by such Person of Indebtedness of others.
in each case, if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with U.S. GAAP. In addition, the term “Indebtedness” includes, (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.
Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) other than as set forth in clause (5) above, any earn-out
obligations, contingent consideration, purchase price adjustments, deferred purchase money amounts, milestone and/or bonus payments (whether performance or time-based), and royalty, licensing, revenue and/or profit sharing arrangements, in each case, characterized as such and arising expressly out of purchase and sale contracts, development arrangements or licensing arrangements; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; (e) customary purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (f) deferred compensation; and (g) other than as set forth in clause (5) above, accrued expenses. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. Notwithstanding anything in this Indenture or any other Note Document to the contrary, in no event shall any fee or other compensation arrangement in connection with the issuance of the Notes or the SPAC Transaction constitute Indebtedness.
“
Indenture
” means this Indenture, as amended or supplemented from time to time.
“
Intellectual Property
” means, with respect to any Person, all intellectual property and proprietary rights in any jurisdiction throughout the world, and all corresponding rights, presently or hereafter existing, including: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, industrial designs, industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part,
revisions, divisionals, extensions, and reexaminations in connection therewith; (b) all trademarks, trademark applications, tradenames, servicemarks, servicemark applications, trade dress, logos and designs, business names, company names, Internet domain names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all copyrights and other works of authorship, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and proprietary knowhow and confidential information (including technical data, customer and supplier lists, manufacturing processes, pricing and cost information, and business and marketing plans and proposals); (e) all software (including source code, executable code, data, databases, and related documentation); and (f) all rights of publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons.
“
Interest Payment Date
” means, with respect to a Note, each [ • ] and [ • ] of each year, commencing on [ • ] (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.
“
Investment
” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person that was acquired in contemplation of the acquisition of such Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in this Indenture. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of the repayment or disposition thereof for cash, not to exceed the original amount of such Investment.
“
Issue Date
” means [ • ], 2022.

“
Joint Venture
” means any entity (i) in which the Company or any of its Subsidiaries owns 50% or less of the Equity Interests of that Company and does not control the Board of Directors or direct the policies of such entity and (ii) for which none of the Company nor its Subsidiaries provide operational support or otherwise operate the business of such Person.
“
Junior Lien Indebtedness
” means any Indebtedness of the Company or any Guarantor which (i) is secured by the Collateral on a Lien that is junior to the Notes pursuant to a Permitted Intercreditor Agreement, (ii) does not mature prior to a date that is at least 91 days after the Maturity Date (as such date may be extended as permitted hereunder), (iii) does not have any scheduled payments of principal prior to its maturity (other than customary mandatory prepayment provisions in connection with assets sales and any change of control solely to the extent any such mandatory prepayment is expressly conditioned on the redemption or payment in full of the Notes and other Obligations including all accrued interest and fees with respect thereto) and (iv) is not secured by any assets of the Company and its Subsidiaries other than the Collateral and is not guaranteed by any other Person other than the Guarantors pursuant to documentation substantially consistent with the Security Documents and the Guarantees, as applicable.
“
Last Reported Sale Price
” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter
market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point
of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three (3) nationally recognized independent investment banking firms selected by the Company. Neither the Trustee nor the Conversion Agent will have any duty to determine the Last Reported Sale Price.
“
Lien
” means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way
or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or similar right relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.
“
Liquidity
” means, as of any date of determination, cash and Cash Equivalents of the Company and its Subsidiaries on a consolidated basis that is not Restricted and that is held in a deposit account or securities account subject to a perfected security interest in favor of the Collateral Agent, provided that
account control agreements shall not be required prior to the date that is [45] days after the Issue Date (as the same may be extended by the Trustee in its reasonable discretion).
“
Make-Whole Fundamental Change
” means a Fundamental Change (determined after giving effect to the proviso immediately after clause (D) of the definition thereof, but without regard to the proviso to clause (B)(ii) of such definition).
“
Make-Whole Fundamental Change Conversion Period
” means the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such

Make-Whole Fundamental Change also constitutes a Fundamental Change, to, but excluding, the related Fundamental Change Repurchase Date).
“
Make-Whole Fundamental Change Effective Date
” means the date on which such Make-Whole Fundamental Change occurs or becomes effective.
“
Market Disruption Event
” means, with respect to any date, the occurrence or existence, during the one-half
hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“
Material Collateral
” means (i) all Intellectual Property that is material to, or necessary for the operation of, the business of the Company and its Subsidiaries, (ii) the Company’s Intelligent Commerce software solution and any other property material to, or necessary for the operation, of such software including any trade secrets or algorithms associated therewith and (iii) the revenues and proceeds of the foregoing.
“
Material Subsidiary
” means (a) each Subsidiary of the Company that, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Company and its Subsidiaries for such quarter and that is designated by the Company as a Material Subsidiary and (b) any group comprising Subsidiaries of the Company that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Company and its Subsidiaries for such quarter;
provided
that if, at any time and from time to time after the Issue Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) consolidated revenues for such quarter greater than 10.0% of the consolidated revenues of the Company and its Subsidiaries for such quarter or (y) total assets as of the last day of such quarter greater than 10.0% of the total assets of the Company and its Subsidiaries on a consolidated basis then the Company shall, within thirty (30) days of the date on which financial statements for such quarter are furnished pursuant to this Indenture, (i) designate one or more of such Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of
Section
 3.11
with respect to any such Subsidiaries.
“
Maturity Date
” means [ • ], 2026.
“
Net Proceeds
” means, with respect to the consummation of any transaction described in
Section
 3.09
, the excess, if any, of (i) the sum of cash and Cash Equivalents received by the Company or a Guarantor in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the reasonable and customary out-of-pocket
expenses incurred by such Person in connection with such transaction (including appraisals, survey, brokerage, legal, title and recording or transfer tax expenses and commissions and legal, accounting and investment banking fees, sales commissions and other reasonable and customary fees and expenses) paid by such Person to third parties (other than Affiliates), (B) the taxes required to be paid or reasonably estimated to be payable as a result of such transaction, and (C) any amount subject to an escrow or provided as a reserve against any liabilities in respect of any indemnification obligations or purchase price adjustment associated with any such transaction and which are reasonably expected to be paid, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated therewith (provided that, to the extent and at any time such amounts are not paid and are released from such escrow or reserve to the Company or any Guarantor, such amounts shall constitute Net Proceeds).

“
Non-Affiliate Legend
” means a legend substantially in the form set forth in
Exhibit
B-3
.
“
Note Agent
” means any Registrar, Paying Agent or Conversion Agent.
“
Note Documents
” means, collectively, this Indenture, the Notes, the Guarantees, the Security Documents and all other documents and instruments executed and delivered in connection herewith, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time.
“
Note Party
” means the Company and the Guarantors.
“
Notes
” means the 7.00% Convertible Senior Notes due 2026 issued by the Company pursuant to this Indenture.
“
Obligations
” means any principal (including any accreted amounts), interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness, including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.
“
Officer
” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Executive Vice-President of the Company.
“
Officer’s Certificate
” means a certificate that is signed on behalf of the Company by one (1) of its Officers and that meets the requirements of
Section
 13.03
.
“
Open of Business
” means 9:00 a.m., New York City time.
“
Opinion of Counsel
” means an opinion in writing signed by legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) reasonably acceptable to the Trustee, that meets the requirements of
Section
 13.03
, subject to customary qualifications and exclusions.
“
Order
” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.
“
Original Principal Amount
” means the principal amount of the Notes on the Issue Date, which, on an aggregate basis, is [ • ] dollars ($[ • ]).
2
“
Permitted Business
” means any business conducted by the Company or any of its Subsidiaries on the Issue Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansions thereof.
“
Permitted Liens
” means:
(1) Liens on the Collateral securing any Indebtedness incurred under
Section
 3.10(B)(i)
;
provided
that the aggregate principal amount of such Indebtedness outstanding, on a pro forma
basis, does not exceed the principal amount of the Notes issued on the Issue Date and;
(2) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary;
provided
, that such Liens were in

2	Amount to be no greater than $75.0 million.

existence prior to the contemplation of such Person becoming a Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof);
(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof);
provided
, that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition and such Liens cannot extend to any other property of the Company or any of its Subsidiaries;
(4) Liens to secure permitted Capital Lease Obligations or purchase money obligations, as permitted to be incurred under
Section
 3.10(B)(iii)
and
Section
 3.10(B)(iv)
, and encumbering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);
(5) Liens in the form of licenses or sublicenses under commercial licensing agreements;
provided
that such licenses or sublicenses are permitted pursuant to clause (14) of the second paragraph of the definition of Asset Sale);
(6) Liens in favor of the Company or the Guarantors;
(7) Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness);
provided
, that, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or any Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;
provided
, that any reserve or other appropriate provision as is required in conformity with U.S. GAAP has been made therefor;
(9) any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, or pursuant to any leases, licenses, rights-of-way
or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under, any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation,
storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value or marketability of said properties or materially impair their use in the operation of the business of the owner or operator of such properties or business;
(10) Liens incurred pursuant to Indebtedness permitted to be incurred under Section 3.10(B)(xxii) and, solely to the extent that the Liens encumber solely the assets financed by such Indebtedness;
(11) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance;
provided
, that, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or any Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(12) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens
and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with U.S. GAAP;
(13) Liens on assets securing Hedging Obligations permitted under
Section
 3.10
;
(14) customary Liens (including pursuant to Treasury Management Arrangements) with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;
(15) any obligations or duties affecting any of the property of the Company or any of its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;
(16) any netting or
set-off
arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, Treasury Management Arrangements) for the purposes of netting debit and credit balances of the Company or any of its Subsidiaries;
(17) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and (i) which do not in the aggregate materially detract from the value of the property of the Company and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Subsidiaries, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(18) customary transfer restrictions, purchase options, rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business; and
(19) Liens existing as of the Issue Date and Liens to secure any Permitted Refinancing of the Indebtedness with respect thereto; provided that such new Lien shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);
(20) Liens on earnest money deposits made in connection with an agreement to purchase assets or Capital Stock of a Person, or in connection with an agreement to dispose of any property in a sale;
(21) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;
(22) Liens with respect to Indebtedness permitted to be incurred under
Section
 3.10(A),
which for the avoidance of doubt, shall be junior to the Liens securing the Obligations under this Indenture
;

(23) any other Liens, solely to extent not securing Indebtedness for borrowed money, in an amount not to exceed $1.0 million at any time; and
(24) Liens on any cash deposit made by the Company to the account of a trustee of Indebtedness of the Company, for the benefit of the holders of such Indebtedness, solely in connection with an effective discharge of such Indebtedness; provided that, in each case, such cash is received in a transaction pursuant to
Section
 3.08(C)(viii)
for the purpose of such effective discharge of such Indebtedness.
“
Permitted Intercreditor Agreement
” means an intercreditor agreement substantially in the form of
Exhibit F
.
“
Permitted Transferees
” means, with respect to any Person that is a natural Person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse,
children, step-children, grandchildren and their respective lineal descendants, parent, step- parent, grandparent, domestic partner, former domestic partner, sibling or step-sibling (and any lineal descendant thereof), mother-in-law,
father-in-law,
son-in-law
and
daughter-in-law
(including adoptive relationships), (b) any trust, partnership, estate planning vehicle or other legal entity the beneficiaries of which are persons referred to in the preceding clause (a) and (c) such Person’s estate, heirs, legatees, distributees, executors and/or administrators upon the death of such Person, or any private foundation or fund that is controlled thereby, and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Company.
“
Permitted Unsecured Indebtedness
” means any unsecured Indebtedness incurred by the Company in the form of one or more series of unsecured notes or loans, provided that,

(1)	such Indebtedness is not secured by any property or assets;

(2)
if such Indebtedness constitutes indebtedness for borrowed money, it shall not mature or have scheduled amortization prior to the date that is ninety-one
(91) days after the Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default); and

(3)	such Indebtedness is not guaranteed by any Person other than the Company and any Guarantor.
“
Person
” or “
person
” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Indenture.
“
Public Company Costs
” means all initial costs, fees and expenses relating to becoming a public company pursuant to an IPO (including by way of the SPAC Transaction) and other expenses arising out of or incidental to such IPO (whether or not successful) including (a) initial registration and listing fees, (b) costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act and the rules of securities exchange companies in connection with such IPO and, (c) other costs, fees and expenses (including legal, accounting and other professional fees) incidental to the foregoing.
“
Physical Note
” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in
Exhibit
A
, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.
“
Qualified Successor Entity
” means, with respect to a Business Combination Event, a corporation; provided, however, that a limited liability company, limited partnership or other similar entity will also constitute a Qualified Successor Entity with respect to such Business Combination Event if both of the following conditions are satisfied: (1) either (x) such limited liability company, limited partnership or other similar entity, as applicable, is treated as a corporation or is a direct or indirect, Wholly Owned Subsidiary of, and disregarded as an entity separate from, a corporation, in each case for U.S. federal income tax purposes; or (y) the Company has received an opinion of a nationally recognized tax counsel to the effect that such Business Combination Event will not be treated as an exchange under Section 1001 of the Code for Holders or beneficial owners of the Notes; and (2) such Business Combination Event constitutes a Common Stock Change Event whose Reference Property consists solely of any combination of cash in U.S. dollars and shares of common stock or other corporate common equity interests of an entity treated as a corporation for U.S. federal income tax purposes.
“
Qualifying Issuance
” means an issuance and sale by the Company of any shares of Common Stock (or securities convertible into, or exercisable or exchangeable for Common Stock) in a primary offering (whether public or private) at an Effective Price per share of Common Stock (on the gross basis) that is less than the amount equal to (x) then-applicable Conversion Price divided
by (y) 115%, expressly excluding:

(i)	any issuance of Notes and Common Stock pursuant to this Indenture;

(ii)	any issuance of shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company or its Subsidiary outstanding as of the Issue Date;

(iii)
issuance by the Company of any securities, including shares of Common Stock, as full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity;

(iv)
the issuance or grant of shares of Common Stock or options to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries (and for purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act);

(v)
the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan; and

(vi)	any issuance of warrants and Common Stock in connection with the SPAC Transactions or the Subscription Agreements.
“
Qualifying Sale
” means a sale by one or more of the Founders of any shares of Common Stock (or securities convertible into, or exercisable or exchangeable for Common Stock) at an Effective Price per share of Common Stock (on a gross basis) that is less than the amount equal to (x) then-applicable Conversion Price divided
by (y) 115%, expressly excluding:

(i)
any such sale, including any such sale in connection with the SPAC Transactions, the gross offering proceeds of which (and to the extent the gross offering proceeds of which) do not exceed $20,000,000, taken together with the gross offering proceeds of any other sale that would otherwise be a “Qualifying Sale” by any of the Founders; and

(ii)	any such sale in connection with a plan pursuant to Rule 10b5-1 under the Exchange Act.
“
Registration Statement
” has the meaning ascribed to it in the Subscription Agreement.
“
Regular Record Date
” with respect to any Interest Payment Date, means the [ • ] or [ • ] (whether or not such day is a Business Day) immediately preceding the applicable [ • ] or [ • ] Interest Payment Date, respectively.
“
Repurchase Upon Fundamental Change
” means the repurchase of any Note by the Company pursuant to
Section
 4.02
.

“
Responsible Officer
” means, when used with respect to the Trustee or the Collateral Agent, as applicable, (A) any officer of the Trustee or the Collateral Agent in its Corporate Trust Office (or any successor group of the Trustee or the Collateral Agent) or any other officer on the Trustee or the Collateral Agent, as applicable, customarily performing functions similar to those performed by any such officers having direct responsibility for the administration of this Indenture; and (B) with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter relating to this Indenture is referred because of his or her knowledge of, and familiarity with, the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.
“
Restricted
” means, when referring to cash or Cash Equivalents of the Company or any of the Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company or such Subsidiary (unless such appearance is related to a restriction in favor of the Collateral Agent).
“
Restricted Note Legend
” means a legend substantially in the form set forth in
Exhibit
B-1A
(in the case of a Note that is not an Affiliate Note) or
Exhibit
B-1B
(in the case of an Affiliate Note).
“
Restricted Stock Legend
” means, with respect to any Conversion Share, a legend substantially to the effect that the offer and sale of such Conversion Share have not been registered under the Securities Act and that such Conversion Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.
“
Rule 144
” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.
“
Rule 144A
” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.
“
Scheduled Trading Day
” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.
“
SEC
” means the U.S. Securities and Exchange Commission.
“
Securities Act
” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
Security
” means any Note or Conversion Share.
“
Security Agreement
” means that certain security agreement, dated as of the Issue Date, by and among the Company, the other grantors from time to time party thereto and the Collateral Agent, as amended, supplemented or modified from time to time.
“
Security Documents
” means all security agreements (including the Security Agreement), intercreditor agreements, control agreements, to the extent applicable, collateral assignments, to the extent applicable, collateral agency agreements, or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent for the benefit of the Holders to secure the Obligations under this Indenture, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of this Indenture.

“
Significant Subsidiary
” means, with respect to any Person, any Subsidiary of such Person that constitutes, or any group of Subsidiaries of such Person that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule
1-02(w)
of Regulation
S-X
under the Exchange Act) of such Person.
“
SPAC Transactions
” means the transactions contemplated by the Business Combination Agreement, which for the avoidance of doubt, includes the transactions contemplated by the Subscription Agreement.
“
Special Interest
” means any interest that accrues on any Note pursuant to
Section
 7.03
.
“
Stated Maturity
” means, with respect to any installment of interest or principal (including any accreted amounts) on any series of Indebtedness, the date on which the payment of interest or principal (including any accreted amounts), as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal (including any accreted amounts) prior to the date originally scheduled for the payment thereof;
provided
,
however
, that, with respect to
Section
 8.03
, the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Issue Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.
“
Subscription Agreement
” means each Subscription Agreement, dated as of [ • ], among the Company and certain investors of the Initial Notes (the “
Subscribers
”).
“
Subsidiary
” means, with respect to any specified Person:
(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and
(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.
Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company. In no event shall any Joint Venture, including, but not limited to IPCO Holdings, LLC and ModCloth Partners, LLC, be considered “Subsidiaries”.
“
Test Period
” means, as of any date of determination, the period of four consecutive fiscal quarters of the Company (taken as one accounting period) ended on the last date of the fiscal quarter in question.
“
Trading Day
” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“
Transfer-Restricted Security
” means any Security that constitutes a “restricted security” (as defined in Rule 144);
provided
,
however
, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:
(A) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(B) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and
(C) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice (and, if such Security is an Affiliate Note or a Conversion Share issued upon conversion of an Affiliate Note, the Company has received such certificates or other documentation or evidence, if any, as the Company, may reasonably require to determine that the Holder or beneficial owner of such Affiliate Note or Conversion Share, as applicable, is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company).
The Trustee is under no obligation to determine whether any Security is a Transfer-Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.
“
Treasury Management Arrangement
” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, overnight draft, credit cards, debit cards,
p-cards
(including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.
“
Trust Indenture Act
” means the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.
“
Trustee
” means the Person named as such in the first paragraph of this Indenture in its capacity as such until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.
“
UCC
” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue or perfection of security interests.
“
VWAP Market Disruption Event
” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate during the regular trading session, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“
VWAP Trading Day
” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“
Weighted Average Life to Maturity
” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal (including any accreted amounts), including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth)
that will elapse between such date and the making of such payment; by
(2) the then-outstanding principal amount (including any accreted amounts) of such Indebtedness.
“
Wholly Owned Subsidiary
” of any specified Person means, (a) any corporation one hundred percent of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent Equity Interest (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.
Section 1.02. O
THER
D
EFINITIONS
.

Term	Defined in Section
“Additional Shares”	5.07(A)
“Beneficial Ownership Limitations”	5.11(D)
“Business Combination Event”	6.01(A)
“Ceiling Conversion Rate”	5.05(A)(vi)
“Common Stock Change Event”	5.09(A)
“Conversion Agent”	2.06(A)
“Conversion Consideration”	5.03(B)
“Default Interest”	2.05(B)
“Defaulted Amount”	2.05(B)
“Event of Default”	7.01(A)
“Expiration Date”	5.05(A)(v)
“Expiration Time”	5.05(A)(v)
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)
“General Beneficial Ownership Limitation”	5.11(D)
“Guaranteed Obligations”	9.01(A)(ii)
“Guarantor Business Combination Event”	9.04(A)
“Holder Beneficial Ownership Limitation”	5.11(D)
“Initial Notes”	2.03(A)
“Interest Make-Whole Payment”	5.03(A)(ii)
“Notice of Conversion”	5.02(A)(ii)
“Offer Amount”	3.09
“Paying Agent”	2.06(A)
“Permitted Debt”	3.10(B)
“Permitted Refinancing Indebtedness”	3.10(B)(v)
“Reference Property”	5.09(A)
“Reference Property Unit”	5.09(A)
“refinance”	3.10(B)(v)
“Register”	2.06(B)

“Registrar”	2.06(A)
“Reporting Event of Default”	7.03(A)
“Reset Date”	5.05(A)(vi)
“Specified Courts”	11.07
“Spin-Off”	5.05(A)(iii)(2)
“Spin-Off Valuation Period”	5.05(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Guarantor”	9.04(A)
“Successor Person”	5.09(A)
“Tender/Exchange Offer Valuation Period”	5.05(A)(v)
“Threshold Date”	3.09
“Transaction Offer”	3.09
Section 1.03. R
ULES
OF
C
ONSTRUCTION
.
For purposes of this Indenture:

(A)	“or” is not exclusive;

(B)	“including” means “including without limitation”;

(C)	“will” expresses a command;

(D)	the “average” of a set of numerical values refers to the arithmetic average of such numerical values;
(E) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;
(F) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;
(G) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;
(H) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;
(I) the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture;
(J) the term “
interest
,” when used with respect to a Note, includes any Default Interest, Additional Interest and Special Interest, unless the context requires otherwise, or, in the case of Additional Interest, unless the terms of the Subscription Agreement provide otherwise, and any express mention of Default Interest, Additional Interest or Special Interest in any provision hereof shall not be construed as excluding Default Interest, Additional Interest or Special Interest, as applicable, in those provisions hereof where such express mention is not made;
(K) unless otherwise expressly indicated in this Indenture, any reference to the principal amount of the Notes is to the Original Principal Amount of the Notes and references to the Conversion Rate per $1,000 principal amount of Notes are to the Conversion Rate per $1,000 Original Principal Amount of the Notes (and not the Accreted Principal Amount of the Notes); and
(L) Notwithstanding anything to the contrary contained in this Indenture or in any other Note Documents, the parties hereto agree that in no event shall the Indenture, any Note Document or any provision thereof be interpreted to prohibit the SPAC Transactions, and the consummation of the SPAC Transactions will not, on its own result in a breach or default under the Indenture.

Article 2. THE NOTES
Section 2.01. F
ORM
, D
ATING
AND
D
ENOMINATIONS
.
The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in
Exhibit A
. The Notes will bear the legends required by
Section
 2.09
and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication.
Except to the extent otherwise provided in a Company Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of one or more Global Notes;
provided
,
however
, that each Affiliate Note will be issued initially in the form of one or more Physical Notes. Global Notes may be exchanged for Physical Notes, and Physical Notes may be exchanged for Global Notes, only as provided in
Section
 2.10
.
The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.
Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.
The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby;
provided
,
however
, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.
Section 2.02. E
XECUTION
, A
UTHENTICATION
AND
D
ELIVERY
.
(A)
Due Execution by the Company
. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual, electronic (e.g., “.pdf”) or facsimile signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.
(B)
Authentication by the Trustee and Delivery
.
(i) No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.
(ii) The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with
Section
 2.02(A)
; and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary, then the Trustee will promptly deliver such Note in accordance with such Company Order.
(iii) The Trustee shall have the right to decline to authenticate and deliver any Note: (a) if the Trustee, being advised by counsel, determines that such action may not be taken lawfully; or (b) if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to Holders of any then outstanding Notes.
(iv) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this

Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.
Section 2.03. I
NITIAL
N
OTES
; A
CCRETION
.
(A)
Initial Notes
. On the Issue Date, there will be originally issued [ • ] dollars ($[ • ]) aggregate principal amount of Notes, subject to the provisions of this Indenture (including
Section
 2.02
). Notes issued pursuant to this
Section
 2.03(A)
, and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “
Initial Notes
.”
(B)
Accretion
. Commencing on the Issue Date, to, and including, the Maturity Date, the principal amount of the Notes shall accrete on each Interest Payment Date in the manner provided in this Section 2.03(B).
Schedule A
hereto sets forth the Accreted Principal Amounts per $1,000 Original Principal Amount of Notes as of the specified dates during the period from the Issue Date through the Maturity Date. If a calculation of the Accreted Principal Amount is required at any given time, the Company will make such calculation determined as set forth on Schedule A, and will provide such calculations to the Trustee (which will have no duty to confirm such calculations) and (upon request) the Holders. The Accreted Principal Amount of the Notes then outstanding shall be due and payable on the Maturity Date.
Section 2.04. M
ETHOD
OF
P
AYMENT
.
(A)
Global Notes
. The Company will pay, or cause the Paying Agent to pay, the principal (including Accreted Principal Amounts as contemplated by this Indenture) (whether due upon maturity on the Maturity Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration (if applicable) for, any Global Note to the Depositary as the registered Holder of such Global Note, by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.
(B)
Physical Notes
. The Company will pay, or cause the Paying Agent to pay, the principal (including Accreted Principal Amounts as contemplated by this Indenture) (whether due upon maturity on the Maturity Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration (if applicable) due upon conversion of, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company (or the Paying Agent) make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.
Section 2.05. A
CCRUAL
OF
I
NTEREST
; D
EFAULTED
A
MOUNTS
; W
HEN
P
AYMENT
D
ATE
IS
N
OT
A
B
USINESS
D
AY
.
(A)
Accrual of Interest
. Each Note will accrue interest at a rate per annum equal to 7.00% (the “
Stated Interest
”), plus any Additional Interest and Special Interest on the Notes, if any, that may accrue pursuant to
Section
 7.03
. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which

Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to
Sections 4.02(D)
and
5.02(D)
(but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Additional Interest and Special Interest on the Notes will be computed on the basis of the Original Principal Amount (and not the Accreted Principal Amount) thereof and a
360-day
year comprised of twelve
30-day
months.
(B)
Defaulted Amounts
. If the Company fails to pay any amount (a “
Defaulted Amount
”) payable on a Note on or before the due date therefor as provided in this Indenture or if any Event of Default has occurred and is continuing, then to the extent lawful, interest (“
Default Interest
”) will accrue on the aggregate Original Principal Amount (and not the Accreted Principal Amount) of the Notes then outstanding and all other outstanding Obligations under this Indenture and the other Note Documents at a rate per annum equal to the rate per annum at which Stated Interest accrues plus 100 basis points, from, and including, such due date or date that such Event of Default occurred (as applicable) to, but excluding, the date of payment of such Defaulted Amount and the cure or waiver of such Event of Default. The Company may pay the Default Interest to the persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date in a manner not deemed impractical for the Trustee and shall promptly mail to each Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of the Default Interest to be paid. Notwithstanding the foregoing, any interest which is paid prior to the expiration of the
30-day
period set forth in
Section
 7.01(A)(ii)
shall be paid to Holders as of the record date for the Interest Payment Date for which interest has not been paid.
(C)
Delay of Payment when Payment Date is Not a Business Day
. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law, regulation or executive order to close or be closed will be deemed not to be a “Business Day.”
Section 2.06. R
EGISTRAR
, P
AYING
A
GENT
AND
C
ONVERSION
A
GENT
.
(A)
Generally
. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “
Registrar
”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “
Paying Agent
”); and (iii) an office or agency in the continental United States where Notes may be presented for conversion (the “
Conversion Agent
”). The Company hereby designates the Corporate Trust Office of the Trustee as such offices. If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent. Notwithstanding anything to the contrary in this
Section
 2.06(A)
, each of the Registrar, Paying Agent and Conversion Agent with respect to any Global Note must at all times be a Person that is eligible to act in that capacity under the Depositary Procedures.
(B)
Duties of the Registrar
. The Registrar will keep a record (the “
Register
”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase and conversion of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.
(C)
Co-Agents;
Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents
. The Company may appoint one or more
co-Registrars,
co-Paying
Agents and
co-Conversion
Agents, each of

whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under this Indenture. Subject to
Section
 2.06(A)
, the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.
(D)
Initial Appointments
. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent. In acting in such capacities under this Indenture and in connection with the Notes, the Trustee in such capacities will act solely as an agent of the Company and will not thereby assume any obligations towards, or relationship of agency or trust for or with, any Holder.
Section 2.07. P
AYING
A
GENT
AND
C
ONVERSION
A
GENT
TO
H
OLD
P
ROPERTY
IN
T
RUST
.
The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee in writing of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Conversion Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to clause (ix) or (x) of
Section
 7.01(A)
with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent or Conversion Agent, as applicable, for the Notes.
Section 2.08. H
OLDER
L
ISTS
.
If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.
Section 2.09. L
EGENDS
.
(A)
Global Note Legend
. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).
(B)
Non-Affiliate
Legend
. Each Note that is not an Affiliate Note will bear the
Non-Affiliate
Legend.
(C)
Restricted Note Legend
. Subject to
Section
 2.12
,
(i) each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend; and
(ii) if a Note is issued in exchange for, in substitution of, or to effect a partial conversion of, another Note (such other Note being referred to as the “old Note” for purposes of this
Section
 2.09(C)(ii)
), including pursuant to Section
 2.10(B)
,
2.10(C)
,
2.11
or
2.13
, then such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related

Conversion Date with respect to such conversion, as applicable;
provided
,
however
, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.
(D)
Other Legends
. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.
(E)
Acknowledgment and Agreement by the Holders
. A Holder’s acceptance of any Note bearing any legend required by this
Section
 2.09
will constitute such Holder’s acknowledgment of, and agreement to comply with, the restrictions set forth in such legend.
(F)
Restricted Stock Legend
.
(i) Each Conversion Share will bear the Restricted Stock Legend if the Note upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued;
provided
,
however
, that such Conversion Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear the Restricted Stock Legend.
(ii) Notwithstanding anything to the contrary in this
Section
 2.09(F)
, a Conversion Share need not bear a Restricted Stock Legend if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided
the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.
Section 2.10. T
RANSFERS
AND
E
XCHANGES
; C
ERTAIN
T
RANSFER
R
ESTRICTIONS
.
(A)
Provisions Applicable to All Transfers and Exchanges
.
(i) Subject to this
Section
 2.10
, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time. The Registrar will record each such transfer or exchange of Physical Notes in the Register.
(ii) Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this
Section
 2.10(A)(ii)
) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.
(iii) The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Guarantors, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to
Section
 2.11
,
2.17
or
8.05
not involving any transfer.
(iv) Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.
(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture.

(vi) The Trustee will have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of repurchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All payments to be made to Holders in respect of the Notes will be given or made only to or upon the order of the registered Holders (which is the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note will be exercised only through the Depositary subject to the applicable Depositary Procedures. The Trustee may rely and will be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. Neither the Trustee nor any Agent will have any responsibility for any action taken or not taken by the Depositary.
(vii) Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by
Section
 2.09
.
(viii) Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.
(ix) For the avoidance of doubt, and subject to the terms of this Indenture, as used in this
Section
 2.10
, an “exchange” of a Global Note or a Physical Note includes (x) an exchange effected for the sole purpose of removing any Restricted Note Legend affixed to such Global Note or Physical Note; and (y) if such Global Note or Physical Note is identified by a “restricted” CUSIP number, an exchange effected for the sole purpose of causing such Global Note or Physical Note to be identified by an “unrestricted” CUSIP number.
(B)
Transfers and Exchanges of Global Notes.
(i) Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note;
provided
,
however
, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes if:
(1) (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;
(2) an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or
(3) the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.
(ii) Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):
(1) the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Company may (but is not required to) instruct the Trustee in writing to cancel such Global Note pursuant to
Section
 2.15
);

(2) if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;
(3) if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, a new Global Note bearing each legend, if any, required by
Section
 2.09
; and
(4) if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Global Note to be so exchanged; (y) are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures); and (z) bear each legend, if any, required by
Section
 2.09
.
(iii) Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.
(C)
Transfers and Exchanges of Physical Notes.
(i) Subject to this
Section
 2.10
, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, and provided such Physical Note is not an Affiliate Note, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes;
provided
,
however
, that, to effect any such transfer or exchange, such Holder must:
(1) surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and
(2) deliver such certificates, documentation or evidence as may be required pursuant to
Section
 2.10(D)
.
(ii) Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this
Section
 2.10(C)(ii)
) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):
(1) such old Physical Note will be promptly cancelled pursuant to
Section
 2.15
;
(2) if such old Physical Note is to be so transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by
Section
 2.09
;
(3) in the case of a transfer:
(a) to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by
Section
 2.09
;
provided
,
however
, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by
Section
 2.09
then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; and (y) bear each legend, if any, required by
Section
 2.09
; and
(b) to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by
Section
 2.09
; and
(4) in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by
Section
 2.09
.
(D)
Requirement to Deliver Documentation and Other Evidence
. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security requests to:
(i) cause such Note to be identified by an “unrestricted” CUSIP number;
(ii) remove such Restricted Note Legend; or
(iii) register the transfer of such Note to the name of another Person, then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, the Guarantors, the Trustee and the Registrar may reasonably require to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws.
(E)
Transfers of Notes Subject to Repurchase or Conversion
. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar may refuse to register the transfer of or exchange any Note that (i) has been surrendered for conversion or (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to
Section
 4.02(F)
, except to the extent that the Company fails to pay the applicable Fundamental Change Repurchase Price when due.
Section 2.11. E
XCHANGE
AND
C
ANCELLATION
OF
N
OTES
TO
B
E
C
ONVERTED
OR
TO
B
E
R
EPURCHASED
P
URSUANT
TO
A
R
EPURCHASE
U
PON
F
UNDAMENTAL
C
HANGE
.
(A)
Partial Conversions of Physical Notes and Partial Repurchases of Physical Notes Pursuant to a Repurchase Upon Fundamental Change
. If only a portion of a Physical Note of a Holder is to be converted pursuant to
Article 5
or repurchased pursuant to a Repurchase Upon Fundamental Change, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion or repurchase, as applicable, the Company will cause such Physical Note to be exchanged, pursuant and subject to
Section
 2.10(C)
, for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted or repurchased, as applicable, which Physical Note will be converted or repurchased, as applicable, pursuant to the terms of this Indenture;
provided
,
however
, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion or repurchase, as applicable, is deemed to cease to be outstanding pursuant to
Section
 2.18
.
(B)
Cancellation of Notes that Are Converted and Notes that Are Repurchased Pursuant to a Repurchase Upon Fundamental Change
.
(i)
Physical Notes
. If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to
Section
 2.11(A)
) of a Holder is to be converted pursuant to
Article 5
or repurchased pursuant to a Repurchase Upon Fundamental Change, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to
Section
 2.18
and the time such Physical Note is surrendered for such conversion or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to
Section
 2.15
; and (2) in the case of a partial conversion or repurchase, as applicable, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by
Section
 2.09
.
(ii)
Global Notes
. If a Global Note (or any portion thereof) is to be converted pursuant to
Article 5
or repurchased pursuant to a Repurchase Upon Fundamental Change, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to
Section
 2.18
, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so converted or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to
Section
 2.15
).
Section 2.12. R
EMOVAL
OF
T
RANSFER
R
ESTRICTIONS
.
Without limiting the circumstances in which a Restricted Note Legend can be removed, if any Note that bears the Restricted Note Legend is transferred pursuant to the Registration Statement, the Company will cause the Trustee to exchange that Note pursuant to
Sections
2.09(C)(ii)
and
2.10(D)
with a Note that does not bear the Restricted Note Legend (and, if such Note is a Global Note, cause such Global Note to be identified by an “unrestricted” CUSIP number in the facilities of the Depositary).
Section 2.13. R
EPLACEMENT
N
OTES
.
If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is satisfactory to the Company and the Trustee to protect the Company, the Trustee and the Collateral Agent from any loss that any of them may suffer if such Note is replaced. The Company may charge for its and the Trustee’s expenses in replacing a Note.
Every replacement Note issued pursuant to this
Section
 2.13
will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.14. R
EGISTERED
H
OLDERS
; C
ERTAIN
R
IGHTS
WITH
R
ESPECT
TO
G
LOBAL
N
OTES
.
Only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Guarantors, the Trustee, the Collateral Agent and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever;
provided
,
however
, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company, the Guarantors, the Trustee and the Collateral Agent, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.
Section 2.15. C
ANCELLATION
.
The Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion. The Trustee will promptly cancel all Notes so surrendered to it in accordance with its customary procedures. The Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.
Section 2.16. N
OTES
H
ELD
BY
THE
C
OMPANY
OR
ITS
A
FFILIATES
.
Without limiting the generality of
Section
 2.18
, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes (if any) owned by the Company or any of its Affiliates (including, for the avoidance of doubt, Affiliate Notes owned by any of the Company’s Affiliates) will be deemed not to be outstanding;
provided
,
however
, that, for purposes of determining whether the Trustee or Collateral Agent is protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee or Collateral Agent, as applicable, actually knows are so owned will be so disregarded.
Section 2.17. T
EMPORARY
N
OTES
.
Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.
Section 2.18. O
UTSTANDING
N
OTES
.
(A)
Generally
. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with
Section
 2.15
; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full (including upon conversion) in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this
Section
 2.18
.

(B)
Replaced Notes
. If a Note is replaced pursuant to
Section
 2.13
, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “
bona fide
purchaser” under applicable law.
(C)
Maturing Notes and Notes Subject to Repurchase
. If, on a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Fundamental Change Repurchase Price or the Accreted Principal Amount, respectively, together, in each case, with the aggregate interest in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in
Sections 4.02(D)
or
5.02(D)
; and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Fundamental Change Repurchase Price or the Accreted Principal Amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.
(D)
Notes to Be Converted
. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to
Sections 5.02
and
5.03
, upon such conversion) be deemed to cease to be outstanding, except to the extent provided in
Section
 5.02(B)
and
Section
 5.11
.
(E)
Cessation of Accrual of Interest
. Except as provided in
Sections 4.02(D)
or
5.02(D)
, interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this
Section
 2.18
, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.
Section 2.19. R
EPURCHASES
BY
THE
C
OMPANY
.
Without limiting the generality of
Section
 2.15
, the Company or its Subsidiaries may repurchase Notes in open market purchases or in negotiated transactions. In connection with any such repurchase, the Company may appoint a tender agent, in which case such tender agent shall be the Paying Agent in connection with such repurchase. The Company shall cause any Notes repurchased in the open market or otherwise, whether by the Company or its Subsidiaries, to be surrendered to the Trustee for cancellation in accordance with
Section
 2.15
.
Section 2.20. CUSIP
AND
ISIN N
UMBERS
.
Subject to
Section
 2.12
, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders as applicable;
provided
,
however
, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number; and (iii) the Trustee shall have no liability for any defect in the CUSIP or ISIN numbers as they appear on any Note, notice or elsewhere. The Company will promptly notify the Trustee, in writing, of any change in the CUSIP or ISIN number(s) identifying any Notes.
Article 3. COVENANTS
Section 3.01. P
AYMENT
ON
N
OTES
.
(A)
Generally
. The Company will pay or cause to be paid all the principal (including, if expressly provided for herein, the Accreted Principal Amount) of, the Fundamental Change Repurchase Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)
Deposit of Funds
. Before 10:00 A.M., New York City time, on each Fundamental Change Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.
Section 3.02. E
XCHANGE
A
CT
R
EPORTS
.
(A)
Generally
. The Company will send to the Trustee copies of all reports that the Company is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act);
provided
,
however
, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed or furnished via the EDGAR system (or such successor). Upon the request of any Holder, the Company will provide to such Holder a copy of any report that the Company has furnished or filed pursuant to this
Section
 3.02(A)
, other than a report that is deemed to be sent to the Trustee pursuant to the preceding sentence.
(B)
Trustee’s Disclaimer
. The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor). The sending or filing of reports pursuant to
Section
 3.02(A)
to the Trustee will be for informational purposes only, and the Trustee’s receipt of such reports will not be deemed to constitute actual or constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively and conclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the filing, content or timeliness if any report hereunder.
Section 3.03. R
ULE
144A I
NFORMATION
.
If the Company is not subject to Section 13 or 15(d) of the Exchange Act at any time when any Notes or shares of Common Stock issuable upon conversion of the Notes are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company (or its successor) will promptly provide, to the Trustee and, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares pursuant to Rule 144A. The Company (or its successor) will take such further action as any Holder or beneficial owner of such Notes or shares may reasonably request to enable such Holder or beneficial owner to sell such Notes or shares pursuant to Rule 144A.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the Company’s covenants under this Indenture (as to which the Trustee is entitled to rely exclusively and conclusively on Officer’s Certificates).
Section 3.04. R
EGISTRATION
R
IGHTS
; A
DDITIONAL
I
NTEREST
.
(A)
Registration Rights
. The Company agrees that the Holders from time to time of Registrable Securities (as defined in the Subscription Agreement) are entitled to the benefits of Sections 5 and 8 of the Subscription Agreement. By its acceptance thereof, the Holder of Registrable Securities will have agreed to be bound by the terms of Sections 5 and 8 of the Subscription Agreement.
(B)
Accrual of Additional Interest
. Additional Interest will accrue on the Notes pursuant to the terms and conditions of the Subscription Agreement, and the Company’s obligation to pay such Additional Interest will,

without duplication, be deemed to be obligations under this Indenture and the Notes with the same force and effect as if the relevant provisions of the Subscription Agreement were reproduced in the Indenture and the Notes. In no event will Additional Interest, together with any Special Interest that is payable at the Company’s election pursuant to
Section
 7.03(A)
as the sole remedy for any Reporting Event of Default, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the immediately preceding sentence, in addition to any Special Interest that accrues on such Note pursuant to
Section
 7.03(A)
.
(C)
Notice to Trustee and Paying Agent; Trustee’s Disclaimer
. If Additional Interest accrues on any Note pursuant to this
Section
 3.04
, then, no later than five (5) Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note pursuant to this
Section
 3.04
on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Additional Interest is payable or the amount thereof.
Section 3.05. C
OMPLIANCE
AND
D
EFAULT
C
ERTIFICATES
.
(A)
Annual Compliance Certificate
. Within ninety (90) days after December 31, 2022 and each fiscal year of the Company ending thereafter, the Company will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).
(B)
Default Certificate
. If a Default or Event of Default occurs, then the Company will, within thirty (30) days after its first occurrence, promptly deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto;
provided, however
, that the Company will not be required to deliver such notice if such Default or Event of Default, as applicable, has been cured within the applicable grace period, if any, provided herein.
Section 3.06. S
TAY
, E
XTENSION
AND
U
SURY
L
AWS
.
To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee or the Collateral Agent by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 3.07. A
CQUISITION
OF
N
OTES
BY
THE
C
OMPANY
AND
ITS
A
FFILIATES
.
Without limiting the generality of
Section
 2.18
, Notes that the Company or any of its Subsidiaries have purchased or otherwise acquired will be deemed to remain outstanding (except to the extent provided in
Section
 2.16
) until such time as such Notes are delivered to the Trustee for cancellation.

Section 3.08. R
ESTRICTED
P
AYMENTS
.
The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:
(A) declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any of its Subsidiary’s Equity Interests (including any such payment made in connection with any merger or consolidation involving such Person), except dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or such Subsidiary and except dividends or distributions payable solely to the Company or any of its Subsidiaries (and, if such Subsidiary is not a Wholly Owned Subsidiary, to its other Equity Interest Holders on a pro rata basis with respect to the class of Equity Interests on which such dividend or distribution is made, or on a basis that results in the receipt by the Company or any of its Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis); or
(B) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;
(all such payments and other actions set forth in clauses (A) and (B)
above being collectively referred to as “
Restricted Payments
”), unless, at the time of and after giving effect to such Restricted Payment:
(i) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;
(ii) at the time of such Restricted Payment and after giving pro forma
effect thereto, (x) the Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 and (y) the aggregate outstanding Indebtedness of the Company and its Subsidiaries minus cash and Cash Equivalents of the Company and its Subsidiaries that are not Restricted, which for the avoidance of doubt shall not include any cash or Cash Equivalents of the customers of the Company and its Subsidiaries, and that are held in a deposit account or securities account subject to a perfected security interest in favor of the Collateral Agent in accordance with the control requirements under the UCC in an amount not to exceed $25,000,000 ; and
(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries since the Issue Date, is less than the sum, without duplication, of:
(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(2) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company that are not otherwise applied or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into, settled with or exchanged for Equity Interests of the Company (other than (x) Disqualified Stock, (y) Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company or (z) any Equity Interests the proceeds of which were issued to incur Indebtedness pursuant to
Section
 3.10(B)(xvii)
.
(C) Notwithstanding anything to the contrary therein,
Section
 3.08
will not prohibit:
(i) the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this
Section
 3.08
;

(ii) [Reserved];
(iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any current or former officer, director, employee or consultant of the Company, any Subsidiary of the Company, or any Permitted Transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement;
provided
that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in the aggregate after the Issue Date;
provided
,
further
, that such amount may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied;
(iv) the purchase, redemption or other acquisition or retirement for value of Equity Interests (x) deemed to occur upon the exercise or conversion of stock options, warrants, convertible notes or similar rights to acquire Equity Interests to the extent that such Equity Interests represent all or a portion of the exercise, exchange or conversion price of those stock options, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Equity Interests or any exercise or exchange of stock options, warrants, convertible notes or similar rights to acquire such Equity Interests;
(v) [Reserved];
(vi) each Subsidiary of the Company may make Restricted Payments to the Company or any Guarantor or to another Subsidiary of the Company which is the immediate parent of the Subsidiary making such Restricted Payment;
(vii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee, manager or director of the Company or any of its Subsidiaries (or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) solely to the extent necessary to pay for the taxes payable by such Person upon such grant or award (or upon the vesting thereof);
(viii) [Reserved];
(ix) [Reserved];
(x) [Reserved];
(xi) [Reserved];
(xii) the repurchase of the Notes upon a Fundamental Change, as contemplated hereunder, and the delivery of the Conversion Consideration due under the terms of the Notes, including the making of any Make-Whole Interest Payment upon a conversion of any Note, whether in cash or shares of the Common Stock;
(xiii) [Reserved];
(xiv) any
non-Wholly
Owned Subsidiary of the Company may make Restricted Payments (which may be in cash) to its shareholders, members or partners generally, so long as the Company or the Subsidiary which owns the Capital Stock in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Capital Stock in the Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Capital Stock of such Subsidiary);

(xv) the payment of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Subsidiaries in lieu of the issuance of fractional shares of Capital Stock in connection with any dividend or split of, or upon exercise or conversion of warrants, options or other securities exercisable or convertible into, Capital Stock of the Company or in connection with the issuance of any dividend otherwise permitted to be made under this
Section
 3.08
.
(D) For purposes of this
Section
 3.08
, the Notes will be deemed not to be Equity Interests.
(E) For purposes of determining compliance with this
Section
 3.08
, if any Restricted Payment (or portion thereof) would be permitted pursuant to one or more provisions described above, the Company may divide and classify such Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
Section 3.09. M
ATERIAL
C
OLLATERAL
.
Notwithstanding anything to the contrary set forth in this Indenture, (a) in no event shall any Lien be placed on the Material Collateral, other than (i) the Liens in favor of the Collateral Agent as set forth in the Note Documents, or (ii) Permitted Liens, and (b) in the event the Company or any of its Subsidiaries (i) engages in any Asset Sale, Investment or Restricted Payment, in each case, of any interest in any of the Material Collateral to a Person that is not the Company or a Guarantor, (ii) exclusively or coexclusively licenses any Material Collateral to a Person that is not the Company or a Guarantor or (iii) engages in Asset Sales in an aggregate amount in excess of $5,000,000 after the Issue Date (the date such threshold is satisfied, the “
Threshold Date
”), then in the case of this clause (b) (x) no Default or Event of Default shall be continuing at the time of such transaction and no Default or Event of Default shall result therefrom, (y) at least 75% of the consideration received in connection with any such transaction shall be in the form of cash and Cash Equivalents and shall be for Fair Market Value and (z) the Company shall within five (5) Business Days thereafter make an offer (each, an “
Transaction Offer
”) to all Holders of Notes in an amount equal to 100% of the Net Proceeds of such transaction (the “
Offer Amount
”);
provided
, that, with respect to any event described in clause (b)(iii) of this
Section
 3.09
, a Transaction Offer shall only be required to be made each time the total amount of all Asset Sales following the Threshold Date result in Net Proceeds in excess of $2,500,000 in the aggregate and provided further
, that if the Company or any of its Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds in assets used or useful in the business of the Company and its Subsidiaries (or, if such Asset Sale is made by a Guarantor, any new assets used or useful in the business of the Company that are acquired from the Net Proceeds of such Asset Sale are held by a Guarantor), then no Transaction Offer or any prepayment of the Notes in connection thereto by the Company shall be required pursuant to this paragraph with respect to the Net Proceeds so reinvested. The offer price in any Transaction Offer (if required) will be equal to 100% of the Accreted Principal Amount purchased, prepaid or redeemed, plus accrued and unpaid interest on such principal amount to the date of purchase and will be payable in cash. If any Net Proceeds remain after consummation of any Transaction Offer required hereby, the Company may use those Net Proceeds for any purpose not otherwise prohibited by this Indenture. If the Accreted Principal Amount of Notes tendered in or required to be prepaid in connection with such Transaction Offer exceeds the Offer Amount, the Company will select the Notes to be purchased or prepaid on a pro rata basis (subject to adjustment to maintain the authorized minimum denomination of the Notes), based on the amounts tendered or required to be prepaid. Notwithstanding the foregoing, with respect to Global Notes, implementation of the Transaction Offer shall be in accordance with the Depositary Procedures.
Section 3.10. I
NCURRENCE
OF
I
NDEBTEDNESS
AND
I
SSUANCE
OF
P
REFERRED
S
TOCK
.
(A) The Company will not, and will not permit any of its Subsidiaries, in each case, to, directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any Disqualified Stock or any shares of preferred stock;
provided, however
, that the Company and the Subsidiaries may incur Indebtedness or issue Disqualified Stock, and or issue Preferred Stock, in each case, in the form of Permitted Unsecured Indebtedness or Junior Lien Indebtedness in an aggregate amount not to exceed the greater of (x) $15 million and (y) 50% of Consolidated EBITDA as of the last day of the most recently ended Test Period in the aggregate, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby.
(B) Notwithstanding anything to the contrary therein,
Section
 3.10(A)
will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock or Preferred Stock (collectively, “
Permitted Debt
”):
(i) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes in an amount not to exceed $[ • ] and the related Guarantees to be issued on the Issue Date;
(ii) the incurrence by the Company or any of its Subsidiaries of Existing Indebtedness listed on Schedule C hereto;
(iii) (x) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by either (1) Capital Lease Obligations, or (2) mortgage financings purchase money obligations, in either case of sub-clause
(1) or (2), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Company or any of its Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including, without duplication, all Permitted Refinancing Indebtedness thereof or (y) any Indebtedness to finance the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property) in the ordinary course of business, in the case of any Indebtedness incurred pursuant to this clause (iii), not to exceed $5 million in the aggregate;
(iv) (x) Junior Lien Indebtedness attaching to assets acquired by the Company or any of its Subsidiaries and outstanding on the date on which such assets were acquired by the Company or such Subsidiary, except to the extent incurred in contemplation thereof or to consummate the relevant transaction, (y) Permitted Unsecured Indebtedness or Junior Lien Indebtedness of a Subsidiary incurred and outstanding on the date on which such Subsidiary was acquired by, or merged into, the Company or any Subsidiary, except to the extent incurred in contemplation thereof or to consummate the relevant transaction, in each case of this clause (iv) and (z) other Indebtedness incurred in connection with obtaining, maintaining or renewing client contracts or other arrangements with vendors, service providers, or other similar parties that constitutes Permitted Unsecured Indebtedness, provided
, that the aggregate principal amount of all Indebtedness incurred under this clause (iv), including, without duplication, all Permitted Refinancing Indebtedness incurred under
Section
 3.10(B)(v)
to refinance any Indebtedness incurred pursuant to this clause (iv), does not exceed $5 million;
(v) Indebtedness constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this Section, “
refinance
”) then outstanding Indebtedness (“
Permitted Refinancing Indebtedness
”) in an amount not to exceed the principal amount or liquidation value of the indebtedness so refinanced, plus premiums, fees and expenses;
provided
, that:
(1) [Reserved];
(2) in case the Indebtedness to be refinanced is Indebtedness permitted to be incurred under
Section
 3.10(A)
, the new Indebtedness, if secured, shall be Junior Lien Indebtedness;

(3) the new indebtedness does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced, and the Weighted Average Life to Maturity of the new indebtedness is at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced;
(4) if the Indebtedness being refinanced is Permitted Unsecured Indebtedness, such Permitted Refinancing Indebtedness shall be Permitted Unsecured Indebtedness;
(5) if the Indebtedness being refinanced is secured Indebtedness, such Permitted Refinancing Indebtedness may only be secured by the same assets securing the Indebtedness being refinanced and shall otherwise be Junior Lien Indebtedness; and
(6) in no event may Indebtedness of the Company or any Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Subsidiary that is not a Guarantor;
(vi) the incurrence by the Company or any of its Subsidiaries of additional unsecured Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable), including, without duplication, all Permitted Refinancing Indebtedness incurred under
Section
 3.10(B)(v)
to refinance any Indebtedness incurred pursuant to this clause, at any time outstanding not to exceed $5 million;
(vii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Subsidiaries;
provided
,
however
, that:
(1) the aggregate principal amount of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Subsidiaries must be incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent, as applicable, in accordance with the terms of the applicable Security Agreement; and
(2) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course of business in connection with the cash or tax management operations of the Company and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Guarantee, in the case of a Guarantor;
provided
,
further
, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this
Section
 3.10(B)(vii)
;
(viii) the issuance by any of the Company’s Subsidiaries to the Company or to any Subsidiary of shares of unsecured preferred stock;
provided
,
however
, that:
(1) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Subsidiary; and
(2) any sale or other transfer of any such preferred stock to a Person that is not the Company or a Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such or a Subsidiary that was not permitted by this clause (viii);
(ix) Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(x) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor, and the guarantee by any Subsidiary of the Company that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this
Section
 3.10
;
provided
that if the Indebtedness being guaranteed is unsecured, subordinated in right of payment to or pari passu
with the Notes, then the guarantee must be unsecured, subordinated or pari passu
, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;
(xi) the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, letters of credit and similar obligations in the ordinary course of business;
(xii) the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
(xiii) Indebtedness of a Joint Venture to the Company or a Subsidiary and to the other holders of Capital Stock of such joint venture, so long as (A) the percentage of the aggregate amount of such Indebtedness of such Joint Venture owed to such holders of its Capital Stock does not exceed the percentage of the aggregate outstanding amount of the Capital Stock of such Joint Venture held by such holders, and (B) any such Indebtedness of which the Company or any Guarantor is the holder shall be incurred in the form of a physical promissory note in an amount exceeding $1,000,000 that is pledged to the Collateral Agent as Collateral in accordance with the Security Documents;
(xiv) Indebtedness representing deferred compensation or similar obligation to employees of the Company or any Guarantor or any of their Subsidiaries or incurred in the ordinary course of business;
(xv) Indebtedness consisting of Indebtedness issued by the Company or any Subsidiary or any direct or indirect parent company of the Company to future, current or former officers, directors, employees, consultants and independent contractors thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company or any direct or indirect parent company of the Company to the extent described in
 Section 3.08
;
(xvi) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(xvii) the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from customary agreements of the Company or any such Subsidiary providing for indemnification, deferred purchase price, non-cash
earn-outs, cash earn-outs, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of the Company or any of its Subsidiaries, other than, in the case of any such disposition by the Company or any of its Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;
(xviii) the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
(xix) the incurrence of Indebtedness in the ordinary course of business under any agreement between the Company or any of its Subsidiaries and any commercial bank or other financial institution, in each case relating to Treasury Management Arrangements;
(xx) unsecured Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the premiums with respect to such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(xxi) [Reserved];
(xxii) any Indebtedness arising in connection with any factoring arrangements and vendor financings in the ordinary course of business and consistent with past practices; and
(xxiii) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;
(C) For purposes of determining compliance with this
Section
 3.10
, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in this
Section
 3.10
, the Company will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant. The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the amortization of debt discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the payment of interest in the form of additional shares of preferred Capital Stock or Disqualified Stock, the reclassification of Preferred Stock as Indebtedness due to change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided
, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.
(D) The amount of any Indebtedness outstanding as of any date will be:
(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(ii) the aggregate principal amount outstanding, in the case of Indebtedness issued with interest payable in kinds;
(iii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(iv) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(1) the Fair Market Value of such assets at the date of determination; and
(2) the amount of the Indebtedness of the other Person.
(E) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this
Section
 3.10
, the maximum amount of Indebtedness that the Company may incur pursuant to this
Section
 3.10
shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 3.11. A
DDITIONAL
G
UARANTEES
.
If, after the date of this Indenture, the Company or any Subsidiary of the Company forms or acquires any Subsidiary (other than any Excluded Subsidiary), or any Subsidiary of the Company that is an Excluded Entity ceases to be an Excluded Entity, then the Company shall cause such Subsidiary to, within 45 days (or such longer period as the Collateral Agent may agree in its sole discretion) after the date of such event:
(A) execute and deliver to the Trustee and the Collateral Agent a supplemental indenture in the form attached hereto as
Exhibit C
and a notation of such Guarantee in the form attached as
Exhibit D
hereto pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and this Indenture on the terms set forth in this Indenture;
(B) execute and deliver all supplements or joinders, as applicable, to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Subsidiary to the same extent as that set forth in this Indenture and the Security Documents and take all actions required by the Security Documents to perfect such Lien; and
(C) deliver to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each certifying that such supplemental indenture and the other documents described in clause (B) above have been duly authorized, executed and delivered by such Subsidiary and constitute a valid and legally binding and enforceable obligations of such Subsidiary, subject to customary exceptions.
Thereafter, such Subsidiary shall be a Guarantor for all purposes.
Section 3.12. C
OLLATERAL
.
The Company shall, and shall cause each Guarantor to, take all actions and execute and deliver all documents or deliverables, including each Security Document, to secure the payment obligations of the Company under the Notes and this Indenture (subject to the provisions of the Security Agreement, as applicable) by Liens on the Collateral in accordance with, within the time periods specified by, and subject to the limitations of
Section
 12.02(A)
of this Indenture and the Security Documents.
Section 3.13. L
IQUIDITY
C
OVENANT
.
Commencing with the Test Period ending on the last day of the first full fiscal quarter ended after the Issue Date and until such time when the Company’s consolidated revenue (calculated in accordance with U.S. GAAP) is at least $175,000,000 at the end of any Test Period, the Company shall not permit Liquidity to be less than $15,000,000 as of the last day of any Test Period. A Responsible Officer of the company shall certify in writing to the Trustee on the last day of each Test Period that the covenant contained in this
Section
 3.13
has been satisfied.
Section 3.14. C
OVENANT
S
USPENSION
.
Notwithstanding anything to the contrary in this
Article 3
, (i) the foregoing covenants in
Sections 3.08
through
3.13
,
3.16
and
3.17
will immediately and automatically terminate, and any then existing Default or Event of Default in connection therewith will immediately and automatically be deemed cured and (ii) Liens on any property granted to or held by the Collateral Agent under any Note Document or otherwise will be automatically and immediately released and all rights to such property shall revert to the Company and applicable Guarantor, the Company and each Guarantor shall automatically and immediately be released from each of their obligations under the Security Documents and Guarantees with respect to the outstanding Notes and the Collateral Agent agrees, at the sole expense of the Company, to enter into and authorize the filing of the necessary or advisable documents requested by the Company associated therewith and return to the Company and the Guarantors all

Collateral in its possession in accordance with Section
 12.04
, upon the occurrence of such time as less than $[__]
3
aggregate principal amount of Notes are outstanding.
Section 3.15. C
ERTAIN
T
AX
M
ATTERS
.
To the extent permitted by applicable law, the Company agrees to file all future tax returns and reports consistent with the position, and not to a take any position contrary to the position, that the Conversion Rate adjustment set forth in Section
 5.05(A)(vi)
, if it occurs, is not a taxable event for U.S. federal income tax purposes;
provided
that, parties acknowledge, to the extent the Company has or expects to have accumulated or current earnings and profits and the adjustment may be expected to have the effect of Section 305(b)(2) of the Code and the related regulations thereunder (due to the potential “receipt of property by some shareholders”) or otherwise qualifies as a deemed distribution under Section 305(c) of the Code, such adjustment may result in a taxable event;
provided further
, that, in such event of a taxable deemed dividend to be reported by the Company, the Company shall use reasonable efforts to choose a method of calculation that results in a lower amount of taxable dividend if more than one method of calculation is permissible.
Section 3.16. P
AYMENTS
FOR
C
ONSENTS
.
(a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or provide, cause to be paid or provided, any consideration (including, for the sake of clarity, the provision of an opportunity (x) to purchase securities of the Company or any of its Subsidiaries or (y) to fund Indebtedness of the Company or any of its Subsidiaries) to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, any Guarantee or the Notes unless such consideration is offered to be paid or provided and is paid or provided (or, in the case of an opportunity, such opportunity is provided) to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
(b) Notwithstanding the foregoing, the Company and the Guarantors shall be permitted, in connection with any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, any Guarantee or the Notes, to exclude Holders in any jurisdiction or any category of Holders where (1) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (2) the payment of the consideration therefor, could reasonably be interpreted as requiring the Company or any Guarantor to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the U.S. federal securities laws and the laws of the European Union or any of its member states), which the Company in its sole discretion reasonably determines (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders.
Section 3.17. P
AYMENTS
OF
F
INANCIAL
A
DVISORY
F
EES
.
The Company shall not pay, or permit any of its Subsidiaries to pay, any financial advisory or similar costs, fees and expenses associated with the SPAC Transactions unless (a) the aggregate amount of such costs, fees and expenses, together with the cash portion of the consideration paid in the SPAC Transactions, does not exceed $40,000,000 and (b) such costs, fees and expenses (i) if paid in cash, at the time of such payment and after giving pro forma
effect thereto, the aggregate outstanding Indebtedness of the Company and its Subsidiaries minus cash and Cash Equivalents of the Company and its Subsidiaries (which for the avoidance of doubt shall not include any cash and Cash Equivalents of, or amounts in respect of security deposits or prepayments received from, the

3	To be 15% of the initial principal amount of the Notes.

customers of the Company and its Subsidiaries) that are not Restricted and that are held in a deposit account or securities account subject to a perfected security interest in favor of the Collateral Agent in accordance with the control requirements under the UCC does not exceed $10,000,000, and (ii) if paid in shares of Common Stock, the value of each such share of Common Stock is equal to the greater of (x) the then current per share market price of such Common Stock at the time of payment and (y) $5.00.
Article 4. REPURCHASE
Section 4.01. N
O
S
INKING
F
UND
.
No sinking fund is required to be provided for the Notes.
Section 4.02. R
IGHT
OF
H
OLDERS
TO
R
EQUIRE
THE
C
OMPANY
TO
R
EPURCHASE
N
OTES
UPON
A
F
UNDAMENTAL
C
HANGE
.
(A)
Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change
. Subject to the other terms of this
Section
 4.02
, if a Fundamental Change occurs, then each Holder will have the right (the “
Fundamental Change Repurchase Right
”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.
(B)
Repurchase Prohibited in Certain Circumstances
. If the principal amount of the Notes has been accelerated pursuant to
Section
 7.02
and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date (including as a result of the payment of the related Fundamental Change Repurchase Price and any related interest pursuant to the proviso to
Section
 4.02(D)
on the Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this
Section
 4.02
; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase Upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).
(C)
Fundamental Change Repurchase Date
. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to
Section
 4.02(E)
.
(D)
Fundamental Change Repurchase Price
. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to (A) on or before [ • ], 2023
4
, 100% of the Original Principal Amount of such Note plus accrued and unpaid interest on such Note (for the avoidance of doubt, accruing as set forth in
Section
 2.05(A)
) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change or (B) after [ • ], 2023
5
, 100% of the Accreted Principal Amount of such Note plus accrued and unpaid interest on such Note (for the avoidance of doubt, accruing as set forth in
Section
 2.05(A)
) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change;
provided
,
however
, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Interest

4	To be 13 months after the closing date.
5	To be 13 months after the closing date.

Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date); and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of
Section
 2.05(C)
and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with
Section
 2.05(C)
, on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date to, but excluding, the Fundamental Change Repurchase Date.
(E)
Fundamental Change Notice
. On or before the twentieth (20th) calendar day after the effective date of a Fundamental Change, the Company will send to each Holder, the Trustee, the Conversion Agent and the Paying Agent a notice of such Fundamental Change (a “
Fundamental Change Notice
”). Substantially contemporaneously, the Company will issue a press release through such national newswire service as the Company then uses (or publish the same through such other widely disseminated public medium as the Company then uses, including its website) containing the information set forth in the Fundamental Change Notice.
Such Fundamental Change Notice must state:
(i) briefly, the events causing such Fundamental Change;

(ii) the effective date of such Fundamental Change;
(iii) the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this
Section
 4.02
, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;
(iv) the Fundamental Change Repurchase Date for such Fundamental Change;
(v) the Fundamental Change Repurchase Price per $1,000 principal amount of Notes for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to
Section
 4.02(D)
);
(vi) the name and address of the Paying Agent and the Conversion Agent;
(vii) the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change (including pursuant to
Section
 5.07
);
(viii) that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;
(ix) that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and
(x) the CUSIP and ISIN numbers, if any, of the Notes.
Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.
(F)
Procedures to Exercise the Fundamental Change Repurchase Right
.

(i)
Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased
. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:
(1) before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and
(2) such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).
The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.
(ii)
Contents of Fundamental Change Repurchase Notices
. Each Fundamental Change Repurchase Notice with respect to a Note must state:
(1) if such Note is a Physical Note, the certificate number of such Note;
(2) the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and
(3) that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note;
provided
,
however
, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this
Section
 4.02(F)
).
(iii)
Withdrawal of Fundamental Change Repurchase Notice
. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:
(1) if such Note is a Physical Note, the certificate number of such Note;
(2) the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and
(3) the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;
provided
,
however
, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this
Section
 4.02(F)
).
Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with
Section
 2.11
, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).
(G)
Payment of the Fundamental Change Repurchase Price
. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time proscribed by
Section
 3.01(B)
, the Company

will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to
Section
 4.02(D)
on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this
Section
 4.02(G)
.
(H)
Compliance with Applicable Securities Laws
. To the extent applicable, the Company will comply in all material respects with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules
13e-4
and
14e-1
under the Exchange Act and filing any required Schedule TO (or any successor schedule, form or report), to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture;
provided
, however, that, to the extent that the Company’s obligations to offer to repurchase and to repurchase Notes pursuant to this
Section
 4.02
conflict with any federal and/or state securities law or regulation that is applicable to the Company and enacted after the Issue Date, the Company’s compliance with such law or regulation will not be considered to be a Default of those obligations
(I)
Repurchase in Part
. Subject to the terms of this
Section
 4.02
, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this
Section
 4.02
applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.
Section 4.03. N
O
R
EDEMPTION
R
IGHT
.
The Company does not have the right to redeem the Notes at its election.
Article 5. CONVERSION
Section 5.01. R
IGHT
TO
C
ONVERT
.
(A)
Generally
. Subject to the provisions of this
Article 5
, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration.
(B)
Conversions in Part
. Subject to the terms of this Indenture, Notes may be converted in part, but only in Authorized Denominations. Provisions of this
Article 5
applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.
(C)
When Notes May Be Converted
.
(i)
Generally
. Subject to
Section
 5.01(C)(ii)
, a Holder may convert its Notes at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.
(ii)
Limitations and Closed Periods
. Notwithstanding anything to the contrary in this Indenture or the Notes:
(1) Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;
(2) in no event may any Note be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date; and
(3) if a Fundamental Change Repurchase Notice is validly delivered pursuant to
Section
 4.02(F)
with respect to any Note, then such Note may not be converted, except to the extent (a) such notice is withdrawn in accordance with
Section
 4.02(F)
; or (b) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Indenture.
(D)
Accretion
. Upon conversion pursuant to this
Section
 5.01
, the remaining Accreted Principal Amount in excess of the Original Principal Amount converted shall be deemed to be extinguished.
Section 5.02. C
ONVERSION
P
ROCEDURES
.
(A)
Generally
.
(i)
Global Notes
. To convert a beneficial interest in a Global Note that is convertible pursuant to
Section
 5.01
, the owner of such beneficial interest must (1) comply with the Depositary Procedures for converting such beneficial interest (at which time such conversion will become irrevocable, subject to
Section
 5.11(E)(i)
); and (2) pay any amounts due pursuant to
Section
 5.02(D)
.
(ii)
Physical Notes
. To convert all or a portion of a Physical Note that is convertible pursuant to
Section
 5.01
, the Holder of such Note must (1) complete, manually sign and deliver to the Conversion Agent the notice of conversion attached to such Physical Note or a facsimile of such notice of conversion; (2) deliver such Physical Note to the Conversion Agent (at which time such conversion will become irrevocable, subject to
Section
 5.11(E)(i)
); (3) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require; and (4) pay any amounts due pursuant to
Section
 5.02(D)
(a notice pursuant to the Depositary Procedures as set forth in
Section
5.02(A)(i)
or a notice of conversion attached to a Physical Note as set forth in this
Section
 5.02(A)(ii)
, a “
Notice of Conversion
”).
(B)
Effect of Converting a Note
. At the Close of Business on the Conversion Date for a Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to
Section
 5.03(B)
or
5.02(D)
, upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date), except to the extent provided in
Section
 5.02(D)
.
(C)
Holder of Record of Conversion Shares
. The Person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.
(D)
Interest Payable upon Conversion in Certain Circumstances
. If the Conversion Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such conversion, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date).
(E)
Taxes and Duties
. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion;
provided
,
however
, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Conversion Agent may refuse to deliver any such shares to be issued in a name other than that of such Holder.
(F)
Conversion Agent to Notify Company of Conversions
. If any Note is submitted for conversion to the Conversion Agent or the Conversion Agent receives any written notice of conversion with respect to a Note, then the Conversion Agent will promptly (and, in any event, no later than the Business Day following the date the

Conversion Agent receives such Note or notice) notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Conversion Date for such Note.
Section 5.03. S
ETTLEMENT
UPON
C
ONVERSION
.
(A)
Conversion Consideration
.
(i)
Generally
. Subject to
Section
 5.03(A)(iii)
and
Section
 5.03(A)(iv)
, the type and amount of consideration due in respect of each $1,000 principal amount of the Original Principal Amount of a Note to be converted will be (together with any Interest Make-Whole Payments that may be due pursuant to
Section
 5.03(A)(ii)
, the “
Conversion Consideration
”) (1) a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion and (2) if the applicable Conversion Date occurs after a Regular Record Date and before the next Interest Payment Date, an amount in cash equal to the accrued and unpaid interest such Note to, but excluding, the Conversion Date.
(ii)
Interest Make-Whole Payment.
(1) If a Conversion Date with respect to any Note occurs on or after [ • ], 2023
6
and prior to the Regular Record Date immediately before the Maturity Date, the Company shall make an interest make-whole payment (an “
Interest Make-Whole Payment
”) to the converting Holder equal to the remaining scheduled payments of interest that would have been made on the Note to be converted had such Note remained outstanding from the Conversion Date through the Maturity Date;
 provided
 that if any such Conversion Date occurs after the Close of Business on a Regular Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, the Company will not pay the portion of the Interest Make-Whole Payment corresponding to the interest to, but not including, such Interest Payment Date to any such converting Holder and will instead pay the full amount of such interest to, but not including such Interest Payment Date, on such Interest Payment Date to the Holder of record on such Regular Record Date.
(2) The Company will satisfy its obligation to pay any Interest Make-Whole Payment, at its election, in cash or shares Common Stock (together with cash in lieu of any fractional share as set forth in
Section
 5.03(A)(iii)
);
provided
that the Company may only elect to make any Interest Make-Whole Payment in shares of Common Stock to the extent that such shares are not subject to restrictions on transfer under the Securities Act by Persons other than Affiliates of the Company, whether based on an effective registration statement covering such shares or on an applicable exemption from such registration requirement for resale thereof. Subject to the proviso in the immediately preceding sentence, the Company initially elects to settle any Interest Make-Whole Payment in shares of Common Stock (together with cash in lieu of any fractional share as set forth in
Section
 5.03(A)(iii)
). In order to make an election to pay any Interest Make-Whole Payment in cash or in Common Shares (together with cash in lieu of any fractional share as set forth in
Section
 5.03(A)(iii)
), the Company may send a notice of such election to the Trustee and the Conversion Agent no more than once per fiscal quarter of the Company, and such election shall become effective for conversions of Notes with a Conversion Date on or after the first day of the fiscal quarter of the Company immediately following delivery of such notice. If the Company does not make such election the payment of any Interest Make-Whole Payment shall be in shares Common Stock (together with cash in lieu of any fractional share as set forth in
Section
 5.03(A)(iii)
).
(3) If the Company makes an Interest Make-Whole Payment in shares of Common Stock, then the number of shares of Common Stock (together with cash in lieu of any fractional share as set forth in
Section
 5.03(A)(iii)
) that a Holder will receive will be equal to:
(I) for a conversion of a Note with a Conversion Date on or after [ • ], 2023
7
and prior to [ • ], 2024
8
, (x) the dollar amount of the Interest Make-Whole Payment owed to such Holder divided by

6	Insert the one-year anniversary of the closing date.
7	Insert the one-year anniversary of the closing date.
8	Insert the two-year anniversary of the closing date.

(y) the greater of (a) the arithmetic average of the Daily VWAP for the five (5) VWAP Trading Days ending on the VWAP Trading Day immediately preceding the Conversion Date and (b) the Conversion Price; and
(II) for a conversion of a Note with a Conversion Date on or after [ • ], 2024
9
and prior to the Regular Record Date immediately before the Maturity Date, (x) the dollar amount of the Interest Make-Whole Payment owed to such Holder divided by
(y) the arithmetic average of the Daily VWAP for the five (5) VWAP Trading Days ending on the VWAP Trading Day immediately preceding the Conversion Date.
(iii)
Cash in Lieu of Fractional Shares
. If the number of shares of Common Stock deliverable pursuant to
Section
 5.03(A)(i)
upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) the Daily VWAP on the Conversion Date for such conversion (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day). If the number of shares of Common Stock deliverable in respect of an Interest Make-Whole Payment, if any, upon a conversion of a Note is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share of Common Stock in an amount equal to the product of (x) such fraction and (y) the arithmetic average of the Daily VWAP for the five (5) VWAP Trading Days ending on the VWAP Trading Day immediately preceding the Conversion Date
(iv)
Conversion of Multiple Notes by a Single Holder
. If a Holder converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.
(B)
Delivery of the Conversion Consideration
. Except as set forth in
Sections
5.05(D)
and
5.09
, the Company will pay or deliver, as applicable, the Conversion Consideration (including any Interest Make-Whole Payment) due upon the conversion of any Note to the Holder on the second (2nd) Business Day immediately after the Conversion Date for such conversion;
provided
,
however
, that for any Note with a Conversion Date that is after the Regular Record Date immediately before the Maturity Date, then, solely for purposes of such conversion, (x) the Company will deliver the Conversion Consideration due upon such conversion on the Maturity Date (or, if the Maturity Date is not a Business Day, the next Business Day); and (y) the Conversion Date will instead be deemed to be the second (2nd) Business Day immediately before the Maturity Date.
(C)
Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Conversion
. If a Holder converts a Note, then the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and, except as provided in
Section
 5.02(D)
and
Section
 5.03(A)(ii)
, the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal (and the Accreted Principal Amount) of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date. As a result, except as provided in
Section
 5.02(D)
, any accrued and unpaid interest on a converted Note will be deemed to be paid in full upon payment of the Conversion Consideration rather than cancelled, extinguished or forfeited.
Section 5.04. S
HARES
TO
BE
F
ULLY
P
AID
.
The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion ([assuming delivery of the greater of (i) prior to the first anniversary of the Issue Date, the maximum number of Additional Shares pursuant to
Section
 5.07
and that at the time of

9	Insert the two-year anniversary of the closing date.

computation of such number of shares, all such Notes would be converted by a single Holder and (ii) after the first anniversary of the Issue Date, (x) the maximum Interest Make-Whole Payment, assuming the Ceiling Conversion Rate, in shares of Common Stock pursuant to
Section
 5.03(A)(ii)
or (y) the maximum number of Additional Shares pursuant to
Section
 5.07,
and that at the time of computation of such number of shares, all such Notes would be converted by a single Holder]
10
). Each Conversion Share, if any, delivered upon conversion of any Note will be duly authorized, validly issued, fully paid, non-assessable
and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.
Section 5.05. A
DJUSTMENTS
TO
THE
C
ONVERSION
R
ATE
.
(A)
Events Requiring an Adjustment to the Conversion Rate
. The Conversion Rate will be adjusted from time to time as follows:
(i)
Stock Dividends, Splits and Combinations
. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which
Section
 5.09
will apply), then the Conversion Rate will be adjusted based on the following formula:

CR 1 = CR 0 ×	OS 1
OS 0

where:
CR 0	=	the Conversion Rate in effect immediately before the Open of Business on the
Ex-Dividend
Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR 1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS 0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such
Ex-Dividend
Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS 1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.
If any dividend, distribution, stock split or stock combination of the type described in this
Section
 5.05(A)(i)
is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
(ii)
Rights, Options and Warrants
. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which
Sections 5.05(A)(iii)(1)
and
5.05(F)
will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and

10	The calculation to be done prior to the Issue Date and the greater of (i) and (ii) to be reserved.

including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

CR 1 = CR 0 ×	OS+X
OS+Y

where:
CR 0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR 1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.
To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.
For purposes of this
Section
 5.05(A)(ii)
and
Section
 5.08
, in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.
(iii)
Spin-Offs and Other Distributed Property
.
(1)
Distributions Other than Spin-Offs
. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:
(u) dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to
Section
 5.05(A)(i)
or
5.05(A)(ii)
;
(v) dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to
Section
 5.05(A)(iv)
;
(w) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in
Section
 5.05(F)
;

(x) Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to
Section
 5.05(A)(iii)(2)
;
(y) a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which
Section
 5.05(A)(v)
will apply; and
(z) a distribution solely pursuant to a Common Stock Change Event, as to which
Section
 5.09
will apply,
then the Conversion Rate will be increased based on the following formula:

CR 1 = CR 0 ×	SP
SP-FMV

where:
CR 0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR 1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Board of Directors), as of such
Ex-Dividend
Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;
provided
,
however
, that if
FMV
is equal to or greater than
SP
, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.
To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.
(2)
Spin-Offs
. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which
Section
 5.09
will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which
Section
 5.05(A)(v)
will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “
Spin-Off
”), then the Conversion Rate will be increased based on the following formula:

CR 1 = CR 0 ×	FMV+SP
SP

where:

CR 0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR 1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such
Spin-Off
over the ten (10) consecutive Trading Day period (the “
Spin-Off
Valuation Period
”) beginning on, and including, the
Ex-Dividend
Date for such
Spin-Off
(such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such
Spin-Off;
and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.
Notwithstanding anything to the contrary in this
Section
 5.05(A)(iii)(2)
, if the Conversion Date for a Note occurs during the
Spin-Off
Valuation Period for such
Spin-Off,
then, solely for purposes of determining the Conversion Consideration for such conversion, such
Spin-Off
Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the
Ex-Dividend
Date for such
Spin-Off
to, and including, such Conversion Date.
To the extent any dividend or distribution of the type set forth in this
Section
 5.05(A)(iii)(2)
is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(iv)
Cash Dividends or Distributions
. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

CR 1 = CR 0 ×	SP
SP-D

where:

CR 0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR 1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;
provided
,
however
, that if
D
is equal to or greater than
SP
, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.
To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(v)
Tender Offers or Exchange Offers
. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot
tender offer pursuant to Rule
13e-4(h)(5)
under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “
Expiration Date
”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

CR 1 = CR 0 ×	AC + (SP × OS 1 )
SP × OS 0

where:
CR 0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR 1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS 0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS 1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “
Tender/Exchange
Offer Valuation Period
”) beginning on, and including, the Trading Day immediately after the Expiration Date;
provided
,
however
, that the Conversion Rate will in no event be adjusted down pursuant to this
Section
 5.05(A)(v)
, except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this
Section
 5.05(A)(v)
, if the Conversion Date for a Note occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Consideration for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date.
To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
(vi)
Conversion Rate Reset
.
(1) On [ • ], 2023
11
, the Conversion Rate shall be replaced, with effect from (and including) [ • ], 2023
12
, by the greater of (a) the then current Conversion Rate, (b) the quotient of (i) $1,000 and (ii) 115% of

11	To be 13 months after the closing date.
12	To be 13 months after the closing date.

the arithmetic average of the Daily VWAPs during the 10 consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding [ • ], 2023
13
(which quotient will be rounded to the nearest 1/10,000), but in no event shall such quotient exceed 173.9130 (the “
Ceiling Conversion Rate
,” which rate is subject to adjustment in the same manner and at the same time that the Conversion Rate is adjusted pursuant to
Article 5
(exclusive of this
Section
 5.05(A)(vi)
).
(2) On [ • ], 2024
14
, the Conversion Rate shall be replaced, with effect from (and including) [ • ], 2024
15
, by the greater of (a) the then current Conversion Rate, (b) the quotient of (i) $1,000 and (ii) 115% of the arithmetic average of the Daily VWAPs during the 10 consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding [ • ], 2024
16
(which quotient will be rounded to the nearest 1/10,000), but in no event shall such quotient exceed the Ceiling Conversion Rate.
(3) If on any date (the “
Reset Date
”) before [ • ], 2024
17
(x) the Company completes a Qualifying Issuance or (y) any of the Founders files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such Founder has completed a Qualifying Sale, the Conversion Rate shall be replaced, with effect from (and including) the Reset Date, by the greater of (a) the then current Conversion Rate and (b) the quotient of (i) $1,000 and (ii) 115% of the gross offering price per share of the Common Stock sold in such transaction (which quotient will be rounded to the nearest 1/10,000);
provided
that if a Qualifying Issuance or Qualifying Sale as contemplated by clauses (x) or (y) occurs on or before [ • ], 2023
18
, the related Reset Date shall be [ • ], 2023
19
.
(4) If a Qualifying Issuance or a Qualifying Sale resulted in an adjustment to the Conversion Rate pursuant to
Section
 5.05(A)(vi)(3)
and included the issuance or sale, as applicable, of the securities convertible into, or exercisable or exchangeable for Common Stock, the issuance of shares of Common Stock pursuant to any such securities convertible into, or exercisable or exchangeable for Common Stock will not constitute an additional issuance or sale of shares of Common Stock for the purposes of
Section
 5.05(A)(vi)(3)
.
(B)
No Adjustments in Certain Cases
.
(i)
Where Holders Participate in the Transaction or Event Without Conversion
. Notwithstanding anything to the contrary in
Section
 5.05(A)
, the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to
Section
 5.05(A)
(other than a stock split or combination of the type set forth in
Section
 5.05(A)(i)
, a tender or exchange offer of the type set forth in
Section
 5.05(A)(v)
or, for the avoidance of doubt, a Qualifying Issuance) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.
(ii)
Certain Events
. The Company will not be required to adjust the Conversion Rate except as provided in
Section
 5.05
or
Section
 5.07
. Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:
(1) except as otherwise provided in
Section
 5.05
, the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

13	To be 13 months after the closing date.
14	To be 25 months after the closing date.
15	To be 25 months after the closing date.
16	To be 25 months after the closing date.
17	To be the 2 year anniversary of the closing date.
18	To be 12 months after the closing date.
19	To be 12 months and a day after the closing date.

(2) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(3) the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;
(4) the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date;
(5) solely a change in the par value of the Common Stock; or
(6) accrued and unpaid interest, if any, on the Notes.
(C)
[Reserved.]
(D)
Adjustments Not Yet Effective
. Notwithstanding anything to the contrary in this Indenture or the Notes, if:
(i) the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to
Section
 5.05(A)
has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date, as applicable;
(ii) the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and
(iii) such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise), then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.
(E)
Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event
. Notwithstanding anything to the contrary in this Indenture or the Notes, if:
(i) a Conversion Rate adjustment for any dividend or distribution becomes effective on any
Ex-Dividend
Date pursuant to
Section
 5.05(A)
;
(ii) the Conversion Date for such conversion occurs on or after such
Ex-Dividend
Date and on or before the related record date;
(iii) the Conversion Consideration due upon such conversion includes any whole shares of Common Stock, in each case based on a Conversion Rate that is adjusted for such dividend or distribution; and
(iv) such shares would be entitled to participate in such dividend or distribution (including pursuant to
Section
 5.02(C)
),
then such Conversion Rate adjustment will not be given effect for such conversion and the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution, but there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(F)
Stockholder Rights Plans
. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Indenture upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to
Section
 5.05(A)(iii)(1)
on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to potential readjustment in accordance with the last paragraph of
Section
 5.05(A)(iii)(1)
.
(G)
Limitation on Effecting Transactions Resulting in Certain Adjustments
. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to
Section
 5.05(A)
or
Section
 5.07
to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.
(H)
Equitable Adjustments to Prices
. Whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, Daily VWAPs, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to
Section
 5.05(A)(i)
that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the
Ex-Dividend
Date or effective date, as applicable, of such event occurs, at any time during such period.
(I)
Calculation of Number of Outstanding Shares of Common Stock
. For purposes of
Section
 5.05(A)
, the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).
(J)
Calculations
. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).
(K)
Notice of Conversion Rate Adjustments
. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to
Section
 5.05(A)
, the Company will promptly send written notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.
S
ECTION
 5.06. V
OLUNTARY
A
DJUSTMENTS
.
(A)
Generally
. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.
(B)
Notice of Voluntary Increases
. If the Board of Directors determines to increase the Conversion Rate pursuant to
Section
 5.06(A)
, then, no later than the first Business Day of the related twenty (20) Business Day period referred to in
Section
 5.06(A)
, the Company will send notice to each Holder, the Trustee and the Conversion Agent of such increase, the amount thereof and the period during which such increase will be in effect.

S
ECTION
 5.07. A
DJUSTMENTS
TO
THE
C
ONVERSION
R
ATE
IN
C
ONNECTION
WITH
A
M
AKE
-W
HOLE
F
UNDAMENTAL
C
HANGE
.
(A)
Generally
. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this
Section
 5.07
, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “
Additional Shares
”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

Make-Whole Fundamental Change Effective Date	Stock Price
	$9.00	$10.00	$10.50	$11.50	$12.50	$15.00	$17.00	$20.00	$30.00	$50.00	$100.00	$175.00	$320.00
[ • ], 2022	24.1546	23.0440	21.4162	18.8357	16.8840	13.5613	11.7753	9.8410	6.2613	3.4092	1.2765	0.3939	0.0000
[ • ], 2023	24.1546	19.6400	17.9657	15.4287	13.6224	10.7727	9.3294	7.7955	4.9723	2.7218	1.0365	0.3306	0.0000
[ • ], 2024	24.1546	16.5200	14.5924	11.8530	10.0936	7.7133	6.6506	5.5585	3.5563	1.9590	0.7618	0.2545	0.0000
[ • ], 2025	24.1546	13.5140	10.9514	7.5991	5.8176	4.1160	3.5429	2.9690	1.9060	1.0560	0.4187	0.1465	0.0000
[ • ], 2026	24.1546	13.0430	8.2819	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:
(i) if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a
365-
or
366-day
year, as applicable; and
(ii) if the Stock Price is greater than $[ • ] (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to
Section
 5.07(B)
), or less than $[ • ] (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.
Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds [ • ] shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to
Section
 5.05(A)
(which amount, in the event of an adjustment to the Conversion Rate pursuant to
Section
 5.05(A)(vi)
, shall be adjusted by multiplying such amount by a fraction, the numerator of which is the Conversion Rate immediately after such adjustment and the denominator of which is the Conversion Rate immediately prior to such adjustment).
Notwithstanding anything to the contrary in this Indenture or the Notes, if an Interest Make-Whole Payment is due in respect of a converted Note entitled to Additional Shares pursuant to this
Section
 5.07
, the Holder of such Note shall be entitled to receive the greater of the Interest Make-Whole Payment or such Additional Shares, but not both;
provided
that the arithmetic average of the Daily VWAP for the five (5) VWAP Trading Days ending on the VWAP Trading Day immediately preceding the Conversion Date shall be used to determine the value of such Additional Shares for this purpose.
(B)
Adjustment of Stock Prices and Number of Additional Shares
. The Stock Prices in the first row (
i.e.
, the column headers) of the table set forth in
Section
 5.07(A)
will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of
Section
 5.05(A)
(which amount, in the event of an adjustment to the Conversion Rate pursuant to
Section
 5.05(A)(vi)
, shall be adjusted by multiplying such amount by a fraction, the numerator of which is the

Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate immediately after such adjustment). The numbers of Additional Shares in the table set forth in
Section
 5.07(A)
will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to
Section
 5.05(A)
(which amount, in the event of an adjustment to the Conversion Rate pursuant to
Section
 5.05(A)(vi)
, shall be adjusted by multiplying such amount by a fraction, the numerator of which is the Conversion Rate immediately after such adjustment and the denominator of which is the Conversion Rate immediately prior to such adjustment).
(C)
Notice of the Occurrence of a Make-Whole Fundamental Change
. The Company will notify the Holders, the Trustee and the Conversion Agent in writing of each Make-Whole Fundamental Change in accordance with
Section
 5.08
.
Section 5.08. N
OTICE
OF
THE
O
CCURRENCE
OF
C
ERTAIN
C
ORPORATE
E
VENTS
.
If the Company elects to (I) distribute, to all or substantially all holders of Common Stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, so long as such rights have not separated from the Common Stock and are not exercisable until the occurrence of a triggering event, except that such rights will be deemed to be distributed under this clause (I) upon their separation from the Common Stock or upon the occurrence of such triggering event) entitling them, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced (determined in the manner set forth in the third paragraph of
Section
 5.05(A)(ii)
); or (II) distribute, to all or substantially all holders of Common Stock, assets or securities of the Company or rights to purchase the Company’s securities, which distribution per share of Common Stock has a value, as reasonably determined by the Board of Directors, exceeding ten percent (10%) of the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before the date such distribution is announced, then, in either case, (x) the Company will send notice of such distribution to the Holders, the Trustee and the Conversion Agent at least twenty five (25) Scheduled Trading Days before the
Ex-Dividend
Date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan or the occurrence of any such triggering event under a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur). If a Fundamental Change, Make-Whole Fundamental Change (other than a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof) or Common Stock Change Event occurs (other than a merger or other business combination transaction that is effected solely to change the Company’s jurisdiction of incorporation and that does not constitute a Fundamental Change or a Make-Whole Fundamental Change), then, in each case, then, no later than the effective date thereof, the Company will send notice to the Holders, the Trustee and the Conversion Agent of such transaction or event and such effective date.
Section 5.09. E
FFECT
OF
C
OMMON
S
TOCK
C
HANGE
E
VENT
.
(A)
Generally
. If there occurs any:
(i) recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);
(ii) consolidation, merger, combination or binding or statutory share exchange involving the Company;
(iii) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
(iv) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “
Common Stock Change Event
,” and such other securities, cash or property, the “
Reference Property
,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “
Reference Property Unit
”), then, notwithstanding anything to the contrary in this Indenture or the Notes,
(1) from and after the effective time of such Common Stock Change Event, (I) the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in this
Article 5
(or in any related definitions) were instead a reference to the same number of Reference Property Units and (II) for purposes of the definitions of “Fundamental Change” and “Make-Whole Fundamental Change,” references to “Common Stock” and the Company’s “Common Equity” will be deemed to refer to the Common Equity, if any, forming part of such Reference Property;
(2) if such Reference Property Unit consists entirely of cash, then (I) each conversion of any Note with a Conversion Date that occurs on or after the effective date of such Common Stock Change Event will be settled entirely in cash in an amount, per $1,000 principal amount of such Note being converted, equal to the product of (x) the Conversion Rate in effect on such Conversion Date (as may be increased by any Additional Shares pursuant to
Section
 5.07
); and (y) the amount of cash constituting such Reference Property Unit, together with an Interest Make-Whole Payment, if applicable, which shall be payable solely in cash (regardless of whether the Company elected to settle Interest Make-Whole Payments in cash in accordance with
Section
 5.03(A)(ii)
) and (II) the Company will settle each such conversion no later than the second (2nd) Business Day after the relevant Conversion Date; and
(3) for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of Common Equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of Common Equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.
At or before the effective time of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “
Successor Person
”) will execute and deliver to the Trustee a supplemental indenture pursuant to
Section
 8.01(F)
, which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this
Section
 5.09
; (y) provide for subsequent adjustments to the Conversion Rate pursuant to
Section
 5.05(A)
in a manner consistent with this
Section
 5.09
; and (z) contain such other provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this
Section
 5.09(A)
. If the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)
Notice of Common Stock Change Events
. The Company will provide notice of each Common Stock Change Event in the manner provided in
Section
 5.08
.
(C)
Compliance Covenant
. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this
Section
 5.09
.
Section 5.10. R
ESPONSIBILITY
OF
T
RUSTEE
AND
C
ONVERSION
A
GENT
The Trustee and Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to (a) determine whether a supplemental indenture needs to be entered into or (b) determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.09 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 5.09 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 11.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Company will be obligated to deliver to the Trustee and the Conversion Agent prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 5.01 has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 5.01 with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely.
Section 5.11. B
ENEFICIAL
O
WNERSHIP
L
IMITATIONS
.
(A) Notwithstanding anything to the contrary in this Indenture, no Holder will be entitled to receive shares of Common Stock upon conversion of Notes (including as part of any Interest Make-Whole Payment), and no conversion of Notes shall take place, to the extent (but only to the extent) that such receipt (or conversion) would cause such Holder and its affiliates (as defined in Rule
12b-2
under the Exchange Act) and associates (as defined in Rule
12b-2
under the Exchange Act), in each case together with any other persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act (including any “group” of which such Person is a member) to beneficially own shares of Common Stock in excess of the Beneficial Ownership Limitations. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates (as defined in Rule
12b-2
under the Exchange Act) shall include the number of shares of Common Stock issuable upon conversion of any Notes (including as part of any Interest Make-Whole Payment) with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (1) conversion of the remaining, unconverted principal amount of Notes beneficially owned by the Holder, its affiliates (as defined in Rule
12b-2
under the Exchange Act), its associates (as defined in Rule
12b-2
under the Exchange Act) or any other persons whose beneficial ownership would be aggregated with any of the foregoing Person for purposes of Section 13(d) of the Exchange Act (including any “group” of which such Person is a member) and (2) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company subject to a limitation on exercise, conversion or exchange analogous to the limitation contained herein beneficially owned by the Holder, its affiliates (as defined in Rule
12b-2
under the Exchange Act), its associates (as defined in Rule
12b-2
under the Exchange Act) or any other persons whose beneficial ownership would be aggregated with any of the foregoing Person for purposes of Section 13(d) of the Exchange Act (including any “group” of which such Person is a member). Except as set forth in the preceding sentence, for purposes of this provision, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. Any purported delivery of shares of Common Stock upon conversion of the Notes (including as part of any Interest Make-Whole Payment) held by any converting Holder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in such converting Holder exceeding the Beneficial Ownership Limitations in violation of this
Section
 5.11
. Solely for the purpose of this
Section
 5.11
, in the case of Global Notes, “Holder” shall mean a person that holds a beneficial interest in the Notes and not the Depository or its nominee.
(B) To the extent that the limitation contained in this
Section
 5.11
applies, the determination of whether any Notes are convertible (in relation to other securities beneficially owned by the Holder) and of which principal amount of such Notes are convertible shall be in the sole discretion of the Holder, and, unless otherwise indicated in connection with the Notice of Conversion, the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether any Notes may be converted (in relation to other securities beneficially owned by the Holder) and which principal amount such Notes are convertible, in each case subject to the Beneficial Ownership Limitations. To ensure compliance with this restriction, unless otherwise indicated in connection with the Notice of Conversion, the Holder shall be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this
Section
 5.11
and the Company shall have no obligation to verify or confirm the accuracy of such determination.
(C) For purposes of this
Section
 5.11
, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (1) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) a more recent written notice by the Company or the Company’s transfer agent to such Holder setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the exercise, conversion or exchange of securities of the Company, including the Notes, by the Holder since the date as of which such number of outstanding shares of Common Stock was reported.
(D) The “
General Beneficial Ownership Limitation
” shall be 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of any Notes held by the Holder. Any Holder, upon written notice to the Company, may elect a beneficial ownership limit as to such Holder (but not as to any other Holder) (such limit, a “
Holder Beneficial Ownership Limitation
” and together with the General Beneficial Ownership Limitation, the “
Beneficial Ownership Limitations
”) that is less than or equal to 9.9%. Any Holder Beneficial Ownership Limitation will be effective as of the date specified in such notice, which shall not be earlier than (i) the date such notice is delivered to the Company in the event such notice decreases the Beneficial Ownership Limitations applicable to such Holder, and (ii) 61 days after the date such notice is delivered to the Company in all other cases.
(E) Any Notes surrendered for conversion for which shares of Common Stock are not delivered due to the Beneficial Ownership Limitations shall not be extinguished and, such Holder may either:
(i) request return of the Notes surrendered by such Holder for conversion, after which the Company shall deliver such Notes to such Holder within two Trading Days after receipt of such request; or

(ii) certify to the Company that the Person (or Persons) receiving shares of Common Stock upon conversion is not, and would not, as a result of such conversion, become the beneficial owner of shares of Common Stock outstanding at such time in excess of the applicable Beneficial Ownership Limitations, after which the Company shall cause to be delivered any such shares of Common Stock withheld on account of such applicable Beneficial Ownership Limitations by the later of (x) the date such shares were otherwise due to such Person (or Persons) and (y) two Trading Days after receipt of such certification;
provided
,
however
, until such time as the affected Holder gives such notice, no Person shall be deemed to be the shareholder of record with respect to the shares of Common Stock otherwise deliverable upon conversion in excess of any applicable Beneficial Ownership Limitations. Upon delivery of such notice, the provisions under
Article 5
shall apply to the shares of Common Stock to be delivered pursuant to such notice.
(F) Neither the Trustee nor the Conversion Agent shall have any duty to monitor Beneficial Ownership Limitations or to monitor the Company’s or any Holder’s compliance with this
Section
 5.11
.
Article 6. SUCCESSORS
Section 6.01. W
HEN
THE
C
OMPANY
M
AY
M
ERGE
, E
TC
.
(A)
Generally
. The Company will not dissolve, consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, including through licensing, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (a “
Business Combination Event
”), unless:
(i) the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a Qualified Successor Entity duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to
Section
 8.01(E)
) all of the Company’s obligations under this Indenture and the Notes, and the Qualified Successor Entity will take such action (or agree to take such action) and deliver such agreements, instruments, or documents as may be necessary or appropriate to cause any property or assets that constitute Collateral owned by or transferred to the Qualified Successor Entity to be subject to the Liens of the Collateral Agent in the manner and to the extent required under this Indenture;
(ii) immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing; and
(iii) the Company or the Qualified Successor Entity, if not the Company, shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) complies with
Section
 6.01(A)
; and (ii) all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied.
Section 6.02. Q
UALIFIED
S
UCCESSOR
E
NTITY
S
UBSTITUTED
.
At the effective time of any Business Combination Event that complies with
Section
 6.01
, the Qualified Successor Entity (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Qualified Successor Entity had been named as the Company in this Indenture and the Notes, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Indenture and the Notes.

Article 7. DEFAULTS AND REMEDIES
Section 7.01. E
VENTS
OF
D
EFAULT
.
(A)
Definition of Events of Default
. “
Event of Default
” means the occurrence of any of the following:
(i) a default in the payment when due (whether at maturity or Repurchase Upon Fundamental Change or otherwise) of the principal (including the Accreted Principal Amount) of, or Fundamental Change Repurchase Price for, any Note;
(ii) a default for thirty (30) consecutive days in the payment when due of interest on any Note;
(iii) the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice, or a notice pursuant to
Section
 5.08
;
(iv) a default in the Company’s obligation to convert a Note in accordance with
Article 5
, including the payment or delivery of any applicable Interest Make-Whole Payment, upon the exercise of the conversion right with respect thereto, if such default is not cured within three (3) Business Days after its occurrence;
(v) a default in the Company’s obligations under
Section
 6.01(A)
;
(vi) a default in the Company’s obligations under any of
Section
 3.08
through
Section
 3.13
or in any Guarantor’s obligations under
Section
 9.04
or the Note Parties’ Obligations under
Sections 12.1
and
12.2,
where such default is not cured or waived within thirty (30) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;
(vii) a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements, under this Indenture or the Note Documents (other than a default set forth in clause (i), (ii), (iii), (iv), (v) or (vi) of this
Section
 7.01(A)
) where such default is not cured or waived within sixty (60) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;
(viii) a default by the Company or any of the Company’s Subsidiaries, with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least five million dollars ($5,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of the Company’s Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:
(1) constitutes a failure to pay the principal, or premium or interest on, any of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or
(2) results in such indebtedness becoming or being declared due and payable before its stated maturity;
(ix) any Guarantee ceases to be in full force and effect except as otherwise expressly provided in this Indenture or any Guarantor denies or disaffirms its obligations under its Guarantee;
(x) one or more final judgments being rendered against the Company or any of the Company’s Subsidiaries for the payment of at least five million dollars ($5,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;
(xi) the Company, the Guarantors or any of their Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:
(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;
(3) consents to the appointment of a custodian of it or for any substantial part of its property;
(4) makes a general assignment for the benefit of its creditors;
(5) takes any comparable action under any foreign Bankruptcy Law; or
(6) generally is not paying its debts as they become due; or
(xii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:
(1) is for relief against the Company, the Guarantors or any of its Significant Subsidiaries in an involuntary case or proceeding;
(2) appoints a custodian of the Company, the Guarantors, or any of their Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;
(3) orders the winding up or liquidation of the Company, the Guarantors, or any of their Significant Subsidiaries; or
(4) grants any similar relief under any foreign Bankruptcy Law, and, in each case under this
Section
 7.01(A)(xi)
, such order or decree remains unstayed and in effect for at least sixty (60) days.
(xiii) any material provision of any Note Document shall for any reason cease to be valid and binding on or enforceable against the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall so state in writing or bring an action to limit its obligations or liabilities thereunder except (i) as permitted by the Note Documents, (ii) resulting from the satisfaction of the Obligations (other than contingent obligations that have yet to accrue) under this Indenture, (iii) resulting from acts or omissions of the Trustee or Collateral Agent or (iv) resulting from the application of applicable law;
(xiv) any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create, or should be asserted by a Note Party not to create, a valid and perfected and, except to the extent expressly permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Holders on any Collateral purported to be covered thereby, other than (A) to the extent resulting from the failure of the Trustee or the Collateral Agent or any of their agents or bailees to maintain possession or control of Collateral, or (B) as to Collateral consisting of real property to the extent that (1) such losses are covered by a title insurance policy for the benefit of the Collateral Agent or (2) a deficiency arose through no fault of a Note Party, in the case of each of clause (A) and (B), to the extent such deficiencies are (1) corrected with reasonable diligence upon obtaining knowledge thereof and (2) do not materially adversely affect the security interest of the Holders in the Collateral; or
(xv) [Reserved].
(B)
Cause Irrelevant
. Each of the events set forth in
Section
 7.01(A)
will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
Section 7.02. A
CCELERATION
.
(A)
Automatic Acceleration in Certain Circumstances
. If an Event of Default set forth in Section 7.01(A)(x) or 7.01(A)(xi) occurs with respect to the Company or any Guarantor (and not solely with respect to a Significant Subsidiary of the Company), then the Accreted Principal Amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B)
Optional Acceleration
. Subject to
Section
 7.03
, if an Event of Default (other than an Event of Default set forth in Section 7.01(A)(x) or 7.01(A)(xi) with respect to the Company or any Guarantor and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the Accreted Principal Amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.
(C)
Rescission of Acceleration
. Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority of the aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment
of the Accreted Principal Amount of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.
(D) Subject to the provisions of
Section
 11.01
and the Security Documents, the Trustee may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, during the continuance of any Event of Default, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
(i) foreclose upon or otherwise enforce any or all of the Liens granted pursuant to the Security Documents;
(ii) enforce any of the terms of the Security Documents to which the Collateral Agent or the Trustee is a party; or
(iii) collect and receive payment of any and all Obligations hereunder.
At the Company’s sole cost and expense, the Trustee is hereby authorized and empowered and directed by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Security Documents or the Liens granted thereunder or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens granted pursuant to the Security Documents or be prejudicial to the interests of Holders or the Trustee.
Section 7.03. S
OLE
R
EMEDY
FOR
A
F
AILURE
TO
R
EPORT
.
(A)
Generally
. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “
Reporting Event of Default
”) pursuant to
Section
 7.01(A)(vi)
arising from the Company’s failure to comply with
Section
 3.02
will, for each of the two hundred and seventy (270) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to
Section
 7.02
on account of the relevant Reporting Event of Default from, and including, the two hundred and seventy first (271st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, the earlier of (x) the date such Reporting Event of Default is cured or waived and (y) such two hundred and seventy first (271st) calendar day.
(B)
Amount and Payment of Special Interest
. Any Special Interest that accrues on a Note pursuant to
Section
 7.03(A)
will be payable in arrears on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first one hundred and eighty (180) days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof for the duration of the period on which Special Interest accrues;
provided
,
however
, that in no event will Special Interest payable at the Company’s election pursuant to
Section
 7.03(A)
as the sole remedy for any Reporting Event of Default, together with any Additional Interest that may accrue pursuant to
Section
 3.04
, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Special Interest that accrues on a Note pursuant to
Section
 7.03(A)
will be in addition to the Stated Interest that accrues on such Note and in addition to any Additional Interest that accrues on such Note.
(C)
Notice of Election
. To make the election set forth in
Section
 7.03(A)
, the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a notice that (i) briefly describes the report(s) that the Company failed to file with or furnish to the SEC; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest pursuant to
Section
 7.03(A)
; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.
(D)
Notice to Trustee and Paying Agent; Trustee’s Disclaimer
. If Special Interest accrues on any Note pursuant to
Section
 7.03(A)
, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note pursuant to
Section
 7.03(A)
on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.
(E)
No Effect on Other Events of Default
. No election pursuant to this
Section
 7.03
with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.
Section 7.04. O
THER
R
EMEDIES
.
(A)
Trustee May Pursue All Remedies
. If an Event of Default occurs and is continuing, then the Trustee and the Collateral Agent may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture, the Notes or the Security Documents.
(B)
Procedural Matters
. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.
Section 7.05. W
AIVER
OF
P
AST
D
EFAULTS
.
An Event of Default pursuant to clauses (i), (ii), (iv), (v) or (vi) of
Section
 7.01(A)
(that, in the case of clauses (v) or (vi) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. An Event of Default pursuant to clause (xii) of
Section
 7.01(A)
arising from the release of all or substantially all of the Collateral from the Liens securing the Notes (other than in accordance with the Note Documents), and a Default that could lead to such an Event of Default, can be waived only with the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of a majority of the aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.
Section 7.06. C
ONTROL
BY
M
AJORITY
.
Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to
Section
 11.01
, the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any Holders) or may involve the Trustee in liability, unless the Trustee is offered security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such direction.
Section 7.07. L
IMITATION
ON
S
UITS
.
No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the Accreted Principal Amount of, or Fundamental Change Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to
Article 5
), unless:
(A) such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;
(B) Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding deliver a written request to the Trustee to pursue such remedy;
(C) such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;
(D) the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and
(E) during such sixty (60) calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.
Section 7.08. A
BSOLUTE
R
IGHT
OF
H
OLDERS
TO
I
NSTITUTE
S
UIT
FOR
THE
E
NFORCEMENT
OF
THE
R
IGHT
TO
R
ECEIVE
P
AYMENT
AND
C
ONVERSION
C
ONSIDERATION
.
Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting
Section
 8.01
), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the Accreted Principal Amount of, or Fundamental Change Repurchase Price for, or any interest on, or the Conversion Consideration due pursuant to
Article
5
upon conversion of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.
Section 7.09. C
OLLECTION
S
UIT
BY
T
RUSTEE
.
The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of
Section
 7.01(A)
, to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal (including the Accreted Principal Amount) of, or Fundamental Change Repurchase Price for, or interest on, or Conversion Consideration due pursuant to
Article 5
upon conversion of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in
Section
 11.06
.
Section 7.10. T
RUSTEE
M
AY
F
ILE
P
ROOFS
OF
C
LAIM
.
The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent, as applicable, and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, the Collateral Agent, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to the Trustee and the Collateral Agent, as applicable, for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to
Section
 11.06
. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien (senior to the rights of Holders) on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 7.11. P
RIORITIES
.
The Trustee or the Collateral Agent will pay or deliver in the following order any money or other property that it collects pursuant to this
Article 7
:
First
: to the Trustee and the Collateral Agent, in their capacity as such, and their agents and attorneys for amounts due to the Trustee and the Collateral Agent under this Indenture and the Security Documents, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;
Second
: to Holders for unpaid amounts or other property due on the Notes, including the Accreted Principal Amount of, or Fundamental Change Repurchase Price for, or any interest on, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and
Third
: to the Company or such other Person as a court of competent jurisdiction directs.
The Trustee or the Collateral Agent may fix a record date and payment date for any payment or delivery to the Holders pursuant to this
Section
 7.11
, in which case the Trustee or the Collateral Agent will instruct the Company to, and the Company will deliver in writing, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee or the Collateral Agent a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.
Section 7.12. U
NDERTAKING
FOR
C
OSTS
.
In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party;
provided
,
however
, that this
Section
 7.12
does not apply to any suit by the Trustee, any suit by a Holder pursuant to
Section
 7.08
or any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding.
Article 8. AMENDMENTS, SUPPLEMENTS AND WAIVERS
Section 8.01. W
ITHOUT
THE
C
ONSENT
OF
H
OLDERS
.
Notwithstanding anything to the contrary in
Section
 8.02
, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture or the Notes without the consent of any Holder to:
(A) cure any ambiguity, mistake or correct any omission, defect or inconsistency in this Indenture or the Notes;
(B) add guarantees with respect to the Company’s obligations under this Indenture or the Notes;
(C) secure the Notes or any Guarantee;
(D) add to the Company’s or any Guarantor’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company;
(E) provide for the assumption of the Company’s or any Guarantor’s obligations under this Indenture and the Notes pursuant to, and in compliance with,
Article 6
and
Article 9
, as applicable;
(F) enter into supplemental indentures pursuant to, and in accordance with,
Section
 5.09
in connection with a Common Stock Change Event;
(G) irrevocably elect to settle Interest Make-Whole Payments with cash or shares of Common Stock (together with cash in lieu of any fractional share as set forth in
Section
 5.03(A)(iii)
;
provided
,
however
, that no such election will affect any Interest Make-Whole Payment settlement method theretofore elected (or deemed to be elected) with respect to any Note pursuant to
Section
 5.03(A)(ii)
;
(H) evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee, a successor Collateral Agent or successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Documents;
(I) increase the Conversion Rate;
(J) comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;
(K) comply with the rules of the Depository in a manner that does not adversely affect the rights of any Holder;
(L) make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect; or
(M) enter into supplemental indentures pursuant to, and in accordance with,
Section
 3.11
.

Section 8.02. W
ITH
THE
C
ONSENT
OF
H
OLDERS
.
(A)
Generally
. Subject to
Sections 8.01
,
7.05
and
7.08
and the immediately following sentence, the Company, the Guarantors, the Trustee and the Collateral Agent may, with the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding, amend or supplement this Indenture or the Notes or waive compliance with any provision of this Indenture or the Notes. Notwithstanding anything to the contrary in the foregoing sentence, but subject to
Section
 8.01
, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may:
(i) reduce the principal, or change the stated maturity, of any Note;
(ii) reduce the Accreted Principal Amount or Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be repurchased by the Company;
(iii) reduce the rate, or extend the time for the payment, of interest on any Note;
(iv) make any change that adversely affects the conversion rights of any Note, including to the Conversion Rate and any adjustments thereto, or amend or modify the definition of “Fundamental Change” or the other definitions used in such definition;
(v) impair the absolute rights of any Holder set forth in
Section
 7.08
(as such section is in effect on the Issue Date);
(vi) change the ranking of the Notes or the Guarantees;
(vii) other than in accordance with the provisions of this Indenture, (x) modify any Guarantee or release any Guarantee or a Guarantor from its Obligations under this Indenture, in each case, in any manner materially adverse to the Holders, or (y) release all or substantially all of the Collateral from the Collateral Agent’s Lien;
(viii) make any Note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;
(ix) reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification;
(x) subordinate (x) the Liens securing any of the Notes to the Liens securing any other Indebtedness or other obligations or (y) the Notes in contractual right of payment to any other Indebtedness or other obligations;
(xi) amend or waive the provisions of
Section
 3.11
; or
(xii) make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder.
For the avoidance of doubt, (1) pursuant to clauses (i), (ii), (iii), (iv) and (v) of this
Section
 8.02(A)
, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Fundamental Change Repurchase Date or the Maturity Date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder and (2) no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes shall, or shall have the effect of, releasing all or substantially all of the Collateral from the Liens securing the Notes (other than in accordance with the Note Documents), without the consent of Holders of not less than 66 2/3% of the aggregate principal amount of the Notes then outstanding.
(B)
Holders Need Not Approve the Particular Form of any Amendment
. A consent of any Holder pursuant to this
Section
 8.02
need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03. N
OTICE
OF
A
MENDMENTS
, S
UPPLEMENTS
AND
W
AIVERS
.
As soon as reasonably practicable after any amendment, supplement or waiver pursuant to
Section
 8.01
or
8.02
becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof;
provided
,
however
, that the Company will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic report filed by the Company with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.
Section 8.04. R
EVOCATION
, E
FFECT
AND
S
OLICITATION
OF
C
ONSENTS
; S
PECIAL
R
ECORD
D
ATES
; E
TC
.
(A)
Revocation and Effect of Consents
. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to
Section
 8.04(B)
) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.
(B)
Special Record Dates
. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this
Article 8
. If a record date is fixed, then, notwithstanding anything to the contrary in
Section
 8.04(A)
, only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date;
provided
,
however
, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.
(C)
Solicitation of Consents
. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.
(D)
Effectiveness and Binding Effect
. Each amendment, supplement or waiver pursuant to this
Article 8
will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).
Section 8.05. N
OTATIONS
AND
E
XCHANGES
.
If any amendment, supplement or waiver changes the terms of a Note, then the Trustee (at the direction of the Company) or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with
Section
 2.02
, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this
Section
 8.05
will not impair or affect the validity of such amendment, supplement or waiver.
Section 8.06. T
RUSTEE
TO
E
XECUTE
S
UPPLEMENTAL
I
NDENTURES
.
The Trustee and the Collateral Agent, as applicable, will execute and deliver any amendment or supplemental indenture authorized pursuant to this
Article 8
;
provided
,
however
, that the Trustee and the Collateral Agent need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that the Trustee or the Collateral Agent, as applicable, concludes adversely affects its rights, duties, liabilities or immunities. In executing any amendment or supplemental indenture, the Trustee and the Collateral Agent, as applicable, will be entitled to receive, and (subject to
Sections
11.01
and
11.02
) will be fully protected in relying on, in addition to the documents required by
Section
 13.02
, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is the legal, valid and obligation of the Company (and any Guarantor) and binding and enforceable against each in accordance with its terms.
Article 9. Guarantees
Section 9.01. G
UARANTEES
.
(A)
Generally
. By its execution of this Indenture (including by any amended or supplemental indenture), each Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits. Subject to this
Article 9
, each of the Guarantors hereby, as a primary obligor and not merely as surety, jointly and severally, fully and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and their successors and assigns, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, that:
(i) the principal (including the Accreted Principal Amount) of, premium, if any, interest on, and any Conversion Consideration for, the Notes and such other Obligations will be promptly paid in full when due, whether at maturity, by acceleration, on a Fundamental Change Repurchase Date or otherwise, and interest on the overdue principal (including the Accreted Principal Amount) of, any interest on, or any Conversion Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and
(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on a Fundamental Change Repurchase Date or otherwise, (clause (i) and (ii) collectively, the “
Guaranteed Obligations
”), in each case subject to
Section
 9.02
.
Upon the failure of any payment when due of any amount so guaranteed, and upon the failure of any performance so guaranteed, for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform, as applicable, the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(B)
Guarantee Is Unconditional; Waiver of Diligence, Presentment, Etc
. Each Guarantor agrees that its Guarantee of the Guaranteed Obligations is unconditional, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, the recovery of any judgment against the Company or any other Guarantor, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor other than payment or performance in full of Guaranteed Obligations (other than contingent obligations that have yet to accrue). Each Guarantor waives diligence, presentment, requirements for any demand or notice hereunder including any of the following: (i) any demand for payment or performance and protest and notice of protest; (ii) any notice of acceptance; (iii) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (iv) any other notice in respect of any Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Company or any Guarantor. Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Company or any Guarantor by reason of any Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against the Company or any other Guarantor or set off any of its obligations to the Company or any other Guarantor against obligations of such Guarantor to the Company or such other Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete payment or performance of the Guaranteed Obligations (other than contingent obligations that have yet to accrue) in accordance with this Indenture and the Notes. Each Guarantor further waives any right such Guarantor may have under any applicable requirement of law to require the Trustee, the Collateral Agent, or any Holder to seek recourse first against the Company or any of its Subsidiaries or any other Person, or to realize upon any Collateral for any of the Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this
Article 9
.
(C)
Reinstatement of Guarantee Upon Return of Payments
. If any Holder, the Trustee, or the Collateral Agent is required by any court or otherwise to return, to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid or delivered by the Company, or any Guarantor to the Trustee, the Collateral Agent, or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(D)
Subrogation
. Each Guarantor agrees that any right of subrogation, reimbursement or contribution it may have in relation to the Holders or in respect of any Guaranteed Obligations will be subordinated to, and will not be enforceable until payment in full and performance of, all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in
Article 7
, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and (ii) if any Guaranteed Obligations are accelerated pursuant to
Article 7
, then such Guaranteed Obligations will, whether or not due and payable, immediately become due and payable by the Guarantors. Each Guarantor will have the right to seek contribution from any non-paying
Guarantor, but only if the exercise of such right does not impair the rights of the Holders under any Guarantee.
Section 9.02. L
IMITATION
ON
G
UARANTOR
L
IABILITY
.
Each Guarantor, and, by its acceptance of any Note, each Holder, confirms that each Guarantor and the Holders intend that the Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. Each of the Trustee, the Holders and each Guarantor irrevocably agrees that the obligations of each Guarantor under its Guarantee will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or fraudulent conveyance under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
Section 9.03. E
XECUTION
AND
D
ELIVERY
OF
G
UARANTEE
.
The execution by each Guarantor of this Indenture (or by an amended or supplemental indenture pursuant to
Section
 8.01(B)
) evidences the Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of each Guarantee on behalf of each Guarantor. A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Indenture or any such amended or supplemental indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at each Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

Section 9.04. W
HEN
G
UARANTORS
M
AY
M
ERGE
,
ETC
.
(A)
Generally
. No Guarantor will consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of such Guarantor and its Subsidiaries, taken as a whole, to another Person (other than the Company or another Guarantor) (a “
Guarantor Business Combination Event
”), unless (1) the resulting, surviving or transferee Person (the “
Successor Guarantor
”) is such Guarantor or, if not such Guarantor, expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Guarantor Business Combination Event, a supplemental indenture substantially in the form of
Exhibit C
) all of such Guarantor’s obligations under this Indenture and the Notes;
provided
that (a) such surviving Guarantor shall be incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia and (b) no Default or Event of Default shall exist, or would result from such Guarantor Business Combination Event or (2) the transaction is in compliance with
Section
 3.10
.
Notwithstanding the foregoing, any Guarantor may merge, consolidate, amalgamate or wind up with or into, or transfer all or part of its properties and assets to, the Company without regard to the requirements set forth in this
Section
 9.04(A)
.
(B)
Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee
. Before the effective time of any Guarantor Business Combination Event, the Company will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Guarantor Business Combination Event (and, if applicable, the related supplemental indenture substantially in the form of
Exhibit C
) complies with
Section
 9.04(A)
; and (ii) all conditions precedent to such Guarantor Business Combination Event provided in this Indenture have been satisfied.
(C)
Successor Guarantor Substituted
. At the effective time of any Guarantor Business Combination Event that complies with
Section
 9.04(A)
and
Section
 9.04(B)
, the Successor Guarantor (if not the applicable Guarantor) will succeed to, and may exercise every right and power of, such Guarantor under this Indenture and the Notes with the same effect as if such Successor Guarantor had been named as a Guarantor in this Indenture and the Notes, and, except in the case of a lease, the predecessor Guarantor will be discharged from its obligations under this Indenture and the Notes.
Section 9.05. A
PPLICATION
OF
C
ERTAIN
P
ROVISIONS
OF
THE
G
UARANTORS
.
(A)
Officer’s Certificates and Opinions of Counsel
. Upon any request or application by any Guarantor to the Trustee to take any action under this Indenture, the Trustee will be entitled to receive an Officer’s Certificate and an Opinion of Counsel pursuant to
Section
 13.02
with the same effect as if each reference to the Company in
Section
 13.02
or in the definitions of “Officer,” “Officer’s Certificate” or “Opinion of Counsel” were instead a reference to such Guarantor.
(B)
Company Order
. A Company Order may be given by any Guarantor with the same effect as if each reference to the Company in the definitions of “Company Order” or “Officer” were instead a reference to such Guarantor.
(C)
Notices and Demands
. Any notice or demand that this Indenture requires or permits to be given by the Trustee, or by any Holders, to the Company may instead be given to any Guarantor.
Section 9.06. R
ELEASE
OF
G
UARANTEES
.
Any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Guarantee, upon:
(A) (i)(1) any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of all of the Capital Stock of such Guarantor or all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, transfer or other disposition is not prohibited by the applicable provisions of this Indenture and, (a) such sale, exchange, transfer or other disposition is in compliance with
Section
 3.09
or (b) unless such sale, exchange, transfer or other disposition is with or to the Company, the surviving or transferee Person expressly assumes such Guarantor’s obligations in accordance with
Section
 9.04
;
(2) the merger, consolidation or amalgamation of any Guarantor with and into the Company, or upon the liquidation of a Guarantor following the transfer of all of its assets to the Company; or
(3) the merger, consolidation or amalgamation of any Guarantor with and into a Subsidiary of the Company where such Subsidiary is the surviving Person, if such merger, consolidation or amalgamation is not prohibited by the applicable provisions of this Indenture and such Subsidiary expressly assumes such Guarantor’s obligations in accordance with
Section
 9.04
; and
(ii) the Company and such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and release have been complied with; and
(B) the application of the covenant suspension provision set forth in
Section
 3.14
of this Indenture.
Article 10. SATISFACTION AND DISCHARGE
Section 10.01. T
ERMINATION
OF
C
OMPANY
’
S
O
BLIGATIONS
.
This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:
(A) all Notes then outstanding (other than Notes replaced pursuant to
Section
 2.13
) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Fundamental Change Repurchase Date, the Maturity Date, upon conversion or otherwise) for an amount of cash or Conversion Consideration, as applicable, that has been fixed;
(B) the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Conversion Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be converted, Conversion Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to
Section
 2.13
);
(C) the Company has paid all other amounts payable by it under this Indenture; and
(D) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;
provided
,
however
, that
Article 10
and
Section
 13.01
will survive such discharge and, until no Notes remain outstanding,
Section
 2.15
and the obligations of the Trustee, the Collateral Agent, the Paying Agent and the Conversion Agent with respect to money or other property deposited with them will survive such discharge.
At the Company’s request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.
Section 10.02. R
EPAYMENT
TO
C
OMPANY
.
Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company)

any cash, Conversion Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other property must look to the Company for payment as a general creditor of the Company.
Section 10.03. R
EINSTATEMENT
.
If the Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other property deposited with it pursuant to
Section
 9.01
because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to
Section
 9.01
will be rescinded;
provided
,
however
, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Conversion Agent, as applicable.
Article 11. TRUSTEE
Section 11.01. D
UTIES
OF
THE
T
RUSTEE
.
(A) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;
provided
that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, to the Trustee indemnity or security satisfactory to Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.
(B) Except during the continuance of an Event of Default:
(i) the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and
(ii) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but shall have no affirmative duty to confirm or verify the accuracy of mathematical calculations or other facts stated therein.
(C) The Trustee may not be relieved from liabilities for its gross negligence or willful misconduct as determined by a final non-appealable
order of a court of competent jurisdiction, except that:
(i) this paragraph will not limit the effect of
Section
 11.01(B)
;
(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and
(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to
Section
 7.06
.

(D) Each provision of this Indenture that in any way relates to the Trustee is subject to this
Section
 11.01
and
Section
 11.02
, regardless of whether such provision so expressly provides.
(E) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.
(F) The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.
(G) Unless a Responsible Officer of the Trustee has received notice from the Company that the Company is required to pay Additional Interest or has elected to pay Special Interest on the Notes, the Trustee may assume no Additional Interest or Special Interest, as applicable, is payable.
Section 11.02. R
IGHTS
OF
THE
T
RUSTEE
.
(A) The Trustee may conclusively rely on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.
(B) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization and protection of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.
(C) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care. No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary.
(D) The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.
(E) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.
(F) Neither the Trustee nor the Collateral Agent need exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered, and if requested, provided to the Trustee or the Collateral Agent, as applicable, security or indemnity satisfactory to the Trustee against any costs, loss, liability or expense that it may incur in complying with such request or direction.
(G) The Trustee will not be responsible or liable for any punitive, special, indirect, incidental or consequential loss or damage of any kind whatsoever (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(H) The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and will incur no liability of any kind by reason of such inquiry or investigation.

(I) The Trustee will not be required to give any bond or surety in respect of the execution of the trusts, powers, and duties under this Indenture.
(J) The permissive rights of the Trustee enumerated herein will not be construed as obligations or duties. The Trustee undertakes to perform such duties and only such duties as are specifically and expressly set forth in this Indenture.
(K) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(L) Neither the Trustee nor the Collateral Agent will be deemed to have notice of any Default or Event of Default (except in the case of a Default or Event of Default in payment of scheduled principal (including, the Accreted Principal Amount) of, or Fundamental Change Repurchase Price for, or interest on, any Note) unless written notice of any event that is in fact such a Default or Event of Default (and stating the occurrence of a Default or Event of Default) is actually received by the a Responsible Officer of the Trustee or the Collateral Agent at the Corporate Trust Office of the Trustee or the Collateral Agent, and such notice references the Notes, the Company and this Indenture and states that it is a notice of Default or Event of Default.
(M) Notwithstanding anything to the contrary in this Indenture, other than this Indenture, the Notes and the Security Documents, the Trustee will have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or contract, nor will the Trustee be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or contract, whether or not a copy of such agreement has been provided to the Trustee.
Section 11.03. I
NDIVIDUAL
R
IGHTS
OF
THE
T
RUSTEE
.
The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee;
provided
,
however
, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee. The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed and indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture, the Collateral Agent, each Note Agent, custodian and other Person retained to act under this Indenture.
Section 11.04. T
RUSTEE
’
S
D
ISCLAIMER
.
The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.
Section 11.05. N
OTICE
OF
D
EFAULTS
.
If a Default or Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee (in accordance with
Section
 11.02(L)
), then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not actually known to a Responsible Officer of the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes actually known to a Responsible Officer (in accordance with
Section
 11.02(L)
);
provided
,
however
, that, except in the case of a Default or Event of Default in the payment of the principal (including the Accreted Principal Amount) of, or interest, if any, on, any Note, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders.
Section 11.06. C
OMPENSATION
AND
I
NDEMNITY
.
(A) The Company will, from time to time, pay the Trustee (acting in any capacity hereunder) reasonable compensation for its acceptance of this Indenture and services under this Indenture, as separately agreed by the Company and the Trustee. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(B) The Company and the Guarantors, jointly and severally, will indemnify and hold harmless the Trustee (acting in any capacity hereunder) against any and all losses, liabilities or expenses (including attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties as the Trustee under this Indenture, including the costs and expenses of enforcing this Indenture (including attorneys’ fees and expenses) against the Company (including this
Section
 11.06
) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable
decision. The Trustee will promptly notify the Company of any claim for which it may seek indemnity (other than any claim brought by the Company), but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this
Section
 11.06(B)
, except to the extent the Company is materially prejudiced by such failure. The Company will defend such claim, and the Trustee will cooperate in such defense at the expense of the Company. If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists). The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld. The indemnification provided in this
Section
 11.06
will extend to the officers, directors, agents and employees of the Trustee and any successor Trustee under this Indenture.
(C) The obligations of the Company under this
Section
 11.06
will survive the resignation or removal of the Trustee and the discharge of this Indenture.
(D) To secure the Company’s payment obligations in this
Section
 11.06
, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, except that held in trust to pay principal (including the Accreted Principal Amount) of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.
(E) If the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default pursuant to clause (ix) or (x) of
Section
 7.01(A)
occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.
Section 11.07. R
EPLACEMENT
OF
THE
T
RUSTEE
.
(A) Notwithstanding anything to the contrary in this
Section
 11.07
, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this
Section
 11.07
.

(B) The Trustee may resign at any time and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days’ prior written notice of such resignation to the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by providing no less than thirty (30) calendar days’ prior written notice to the Trustee and the Company. The Company may remove the Trustee if:
(i) the Trustee fails to comply with
Section
 11.09
;
(ii) the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(iii) a custodian or public officer takes charge of the Trustee or its property; or
(iv) the Trustee becomes incapable of acting.
(C) If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee; and (ii) at any time within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the Notes then outstanding may appoint a successor Trustee to replace such successor Trustee appointed by the Company.
(D) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee (at the Company’s expense), the Company or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(E) If the Trustee, after written request by a Holder of at least six (6) months, fails to comply with
Section
 11.09
, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(F) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in
Section
 11.06(D)
.
Section 11.08. S
UCCESSOR
T
RUSTEE
BY
M
ERGER
, E
TC
.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, then such corporation will become the successor Trustee under this Indenture and will have and succeed to the rights, powers, duties, immunities and privileges of its predecessor without any further act or the execution or filing of any instrument or paper.
Section 11.09. E
LIGIBILITY
; D
ISQUALIFICATION
.
There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Article 12. COLLATERAL AND SECURITY
Section 12.01. S
ECURITY
D
OCUMENTS
The due and punctual payment of the principal (including the Accreted Principal Amount) of, premium, if any, and interest on the Notes and the Guaranteed Obligations when and as the same shall be due and payable, subject to any applicable grace period, whether on an Interest Payment Date, by acceleration, purchase, repurchase or otherwise, and interest on the overdue principal (including the Accreted Principal Amount) of, premium, if any, and interest on the Notes and the performance of all other obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture shall be secured by the Collateral pursuant to the terms of the Security Documents. The Security Documents shall provide for the grant by the Company and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to Permitted Liens.
Section 12.02. R
ECORDING
AND
O
PINIONS
(A) The Company shall, and shall cause each of the Guarantors to, at its sole cost and expense, take or cause to be taken such actions as may be required by the Security Documents or applicable law (including the filing of UCC amendments and continuations), to perfect, maintain (with the priority required under the Security Documents), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Security Documents in favor of the Collateral Agent for the benefit of the Holders as security for the obligations under this Indenture, the Notes, any Guarantees and the Security Documents, prior to the rights of all third Persons and subject to no other Liens, in each case other than Permitted Liens. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar expenses relating to this Indenture, the Security Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.
(B) The Company shall furnish to the Collateral Agent, at such times as would be required by Section 314(b) of the Trust Indenture Act if this Indenture were qualified thereunder, commencing [ • ], an Opinion of Counsel to the effect that, either (i) other than actions that have been taken, no further action was necessary to maintain the perfection of the security interest in the Collateral described in both the applicable
UCC-1
financing statement and the Security Agreement and for which perfection under the UCC of the Company’s or applicable Guarantor’s jurisdiction of organization may occur by the filing of a
UCC-1
financing statement with the appropriate filing office of the applicable party’s jurisdiction of organization or (ii) if any actions are so required to be taken, to specify such actions.
(C) The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and the Company will, and will cause each Guarantor to, do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to assure and confirm to the Trustee that the Collateral Agent holds for the benefit of the Trustee and the Holders duly created, enforceable and perfected Liens to the extent required by this Indenture and the Security Documents, as from time to time constituted.
Section 12.03. R
ELEASE
OF
C
OLLATERAL
(A) The Liens of the Collateral Agent created by the Security Documents shall not at any time be released on all or any portion of the Collateral from the Liens created by the Security Documents unless such release is in accordance with the provisions of this Indenture and the applicable Security Documents.
(B) The release of any Collateral from the Liens created by the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents. The Company and the Guarantors

shall not be required to comply with Section 314(d) of the Trust Indenture Act in connection with any release of Collateral. For the avoidance of doubt, the automatic release of any current assets constituting Collateral in connection with the sale, lease or other similar disposition of such inventory of the Company and the Guarantors in the ordinary course of business shall not require delivery of any reports, certificates, opinions or other formal documentation.
Section 12.04. S
PECIFIED
R
ELEASES
OF
C
OLLATERAL
(A) Collateral shall be released from the Liens created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided in this Indenture. The Liens securing the Collateral shall be automatically released without the need for further action by any Person under any one or more of the following circumstances:
(i) in part, as to any property that is sold, transferred, disbursed or otherwise disposed of by the Company or any Guarantor (other than to the Company or any Guarantor) in a transaction not prohibited by this Indenture and in compliance with Section 3.09 at the time of such sale, transfer, disbursement or disposition;
(ii) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions in
Section
 8.02
;
(iii) in whole with respect to the Collateral of any Guarantor, upon the release of the Guarantee of such Guarantor in accordance with this Indenture;
(iv) in whole or in part, as applicable, as to all or any portion of the Collateral which has been taken by eminent domain, condemnation or similar circumstances; and
(v) in part, in accordance with the applicable provisions of the Security Documents.
(B) Upon the request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Security Documents, if any, have been met, and any instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver and acknowledge and/or authorize the filing by Company or the Guarantors of such instruments or releases (in form reasonably satisfactory to the Collateral Agent) reasonably requested by the Company in order to evidence the release from the Liens created by the Security Documents of any Collateral permitted to be released pursuant to this Indenture, the Security Documents, any such release to be made without any recourse, representation or warranty of the Collateral Agent.
Section 12.05. R
ELEASE
UPON
S
ATISFACTION
AND
D
ISCHARGE
OR
A
MENDMENT
(A) The Liens on all Collateral granted under the Security Documents that secure the Notes and the Guarantees shall be automatically terminated and released without the need for further action by any Person:
(i) upon the full and final payment and performance of the Company’s and the Guarantors’ respective obligations under this Indenture, the Notes and the Guarantees (other than contingent obligations that have yet to accrue);
(ii) upon satisfaction and discharge of this Indenture as described under Article 10; or
(iii) with the written consent of Holders of 66 2/3% of the aggregate principal amount of the Notes then outstanding;
(iv) upon a sale, disposition, or otherwise, a transfer of property subject to such Lien as part of, or in connection with, a transaction that is not prohibited by the terms of the Note Documents to any Person that is not a Note Party; or
(v) upon the applicable property becoming an Excluded Asset;

(vi) upon any Person becoming an Excluded Subsidiary, as to the assets owned by such Excluded Subsidiary (or with respect to which such Excluded Subsidiary has rights); or
(vii) upon the application of the covenant suspension provision set forth in
Section
 3.14
of this Indenture.
(B) Upon the request of the Company contained in an Officer’s Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Security Documents have been met, any instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver and acknowledge and/or authorize the filing by the Company or the Guarantors of such instruments or releases to evidence the release from the Liens created by the Security Documents of any Collateral permitted to be released pursuant to this Indenture, or the Security Documents, any such release to be made without any recourse, representation or warranty of the Collateral Agent and to be in a form reasonably acceptable to the Collateral Agent.
Section 12.06. F
ORM
AND
S
UFFICIENCY
OF
R
ELEASE
AND
S
UBORDINATION
In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor to any Person other than the Company or a Guarantor, and the Company or such Guarantor requests, pursuant to an Officer’s Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Security Documents to the release of such Collateral have been met, that (a) the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Security Documents, or, (b) to the extent applicable to such Collateral, take all action that is necessary or reasonably requested by the Company in writing (in each case at the expense of the Company) to release and reconvey to the Company or such Guarantor, without recourse, such Collateral or deliver such Collateral in its possession to the Company or such Guarantor, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge (without any recourse, representation and warranty) and deliver to and/or authorize the filing by the Company or such Guarantor (in the form prepared by the Company at the Company’s sole expense) such an instrument (in form reasonably satisfactory to the Collateral Agent) promptly or take such other action so requested, including deliver to the Company or such Guarantor applicable Collateral in Collateral Agent’s possession after satisfaction of the conditions set forth herein for delivery of any such release
.
Section 12.07. P
URCHASER
P
ROTECTED
No purchaser or grantee of any property or rights purported to have been released from the Lien of this Indenture or of the Security Documents shall be bound to ascertain the authority of the Trustee or the Collateral Agent, as applicable, to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.
Section 12.08. A
UTHORIZATION
OF
A
CTIONS
TO
BE
T
AKEN
BY
THE
C
OLLATERAL
A
GENT
U
NDER
THE
S
ECURITY
D
OCUMENTS
(A) Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, appoints U.S. Bank Trust Company, National Association as Collateral Agent consents to the terms of and agrees that the Collateral Agent shall, and the Collateral Agent is hereby authorized and directed to, execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, binding the Holders to the terms thereof, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture or the Security Documents and whenever reference is made in this Indenture to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression or satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood in all cases that the Collateral

Agent shall not be required to make or give and shall be fully protected in not making or giving any determination, consent, approval, request or direction without the written direction of the Holders of at least 50% in aggregate principal amount of then outstanding Notes, the Trustee or the Company, as applicable. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. Further, the Collateral Agent shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Collateral Agent security and indemnity satisfactory to the Collateral Agent against any loss, cost, liability or expense which might be incurred by the Collateral Agent in compliance with such direction or request and then only to the extent required by the terms of this Indenture.
(B) No provision of this Indenture or the Security Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders or the Trustee if it shall have reasonable grounds for believing that repayment of such funds is not assured to it. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
(C) So long as an Event of Default is not continuing, the Company may direct the Collateral Agent in writing in connection with any action required or permitted by this Indenture or the Security Documents. During the continuance of an Event of Default, the Trustee, or the requisite Holders pursuant to Section 7.05, may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.
(D) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee, a Holder or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Holders of at least 50% in aggregate principal amount of then outstanding Notes subject to this Article 12.
Section 12.09. A
UTHORIZATION
OF
R
ECEIPT
OF
F
UNDS
BY
THE
T
RUSTEE
U
NDER
THE
S
ECURITY
D
OCUMENTS
.
The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents and to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.11 and the other provisions of this Indenture. Such funds shall be held on deposit by the Trustee without investment (unless otherwise provided in this Indenture), and the Trustee shall have no liability for interest or other compensation thereon.
Section 12.10. A
CTION
BY
THE
C
OLLATERAL
A
GENT
.
Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith and with reasonable care.

Neither the Trustee nor Collateral Agent shall be responsible for (i) the existence, genuineness or value of any of the Collateral; (ii) the validity, perfection, priority or enforceability of the Liens intended to be created by this Indenture or the Security Documents in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent (as determined by a final non-appealable
order of a court of competent jurisdiction not subject to appeal)); (iii) the sufficiency of the Collateral; (iv) the validity of the title of the Company and the Guarantors to any of the Collateral; (v) insuring the Collateral; (vi) any action taken or omitted to be taken by it under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final nonappealable order of a court of competent jurisdiction) or (vii) any recital, statement, representation, warranty, covenant or agreement made by the Company or any Affiliate of the Company, or any officer or Affiliate thereof, contained in this Indenture or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture. The Company and the Guarantors shall be responsible for the maintenance of the Collateral and for the payment of taxes, charges or assessments upon the Collateral. For the avoidance of doubt, nothing herein shall require the Collateral Agent or the Trustee to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created and described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under this Indenture or the Security Documents) and such responsibility shall be solely that of the Company. The Collateral Agent shall not be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or to inspect the properties, books, or records of the Company or any of its Affiliates.
Section 12.11. C
OMPENSATION
AND
I
NDEMNITY
.
(A) The Company shall pay to the Collateral Agent from time to time compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Security Documents and services hereunder. The Company shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and reasonable and documented out-of-pocket
expenses incurred or made by it in connection with Collateral Agent’s duties under this Indenture and the Security Documents, including the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel, except any disbursement, advance or expense as may be attributable to the Collateral Agent’s willful misconduct or gross negligence.
(B) The Company and the Guarantors shall, jointly and severally, indemnify the Collateral Agent and any predecessor Collateral Agent and each of their agents, employees, officers and directors for, and hold them harmless against, any and all losses, liabilities, claims, damages or expenses (including the fees and expenses of counsel to the Collateral Agent and any environmental liabilities) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Security Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Company or the Guarantors and (ii) the costs and expenses of enforcing this Indenture and the Security Documents against the Company and the Guarantors (including this Section 12.11) and defending itself against or investigating any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability, claim, damage or expense shall have been determined by a court of competent jurisdiction to have been attributable to its willful misconduct or gross negligence. The Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder, except to the extent the Company or the Guarantors are materially prejudiced thereby. At the Collateral Agent’s sole discretion, the Company and the Guarantors shall defend any claim or threatened claim asserted against the Collateral Agent, with counsel reasonably satisfactory to the Collateral Agent, and the Collateral Agent shall cooperate in the defense at the Company’s and the Guarantors’ expense. The Collateral Agent may have one separate U.S. counsel (and one separate foreign counsel in each applicable
non-U.S.
jurisdiction) and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Company and the

Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.
(C) The Collateral Agent shall be entitled to all rights, privileges, immunities and protections of the Trustee set forth in this Indenture whether or not expressly stated therein, including but not limited to the right to be compensated, reimbursed and indemnified under Section 11.06, in the acceptance, execution, delivery and performance of the Security Documents as though fully set forth therein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Indenture or the Security Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(D) The obligations of the Company and the Guarantors under this Section 12.11 shall survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.
(E) To secure the Company’s payment obligations in this
Section
 12.11
, the Collateral Agent will have a lien prior to the Notes on all money or property held or collected by the Collateral Agent, except that held in trust to pay principal (including the Accreted Principal Amount) of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.
Section 12.12. P
OST
-C
LOSING
C
OLLATERAL
.
To the extent the Company and the Guarantors are not able to execute and deliver all Security Documents required in connection with the creation and perfection of the Liens of the Collateral Agent on the Collateral (to the extent required by this Indenture or such Security Documents) on or prior to the Issue Date, the Company and the Guarantors will use their commercially reasonable efforts to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by this Indenture or such Security Documents, within the time period required by the Security Documents.
Article 13. MISCELLANEOUS
Section 13.01. N
OTICES
.
Any notice or communication by the Company or the Trustee (including in its capacity as the Collateral Agent or any Note Agent) to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:
If to the Company:
To: [•]
[ • ]
with a copy (which will not constitute notice) to:
[ • ]

If to the Trustee or the Collateral Agent:
U.S. Bank Trust Company, National Association
Houston Greenway Plaza
8 Greenway Plaza, Suite 1100
EX-TX-CGW1Attention
Alejandro Hoyos, Vice President, Corporate Trust
Telephone:
(713)212-7576
Facsimile: [TBC]
Email: Alejandro.hoyos@usbank.com
The Company, the Trustee or the Collateral Agent, by notice to the other, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register;
provided
,
however
, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature), in English, and signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Indenture as to the other parties hereto and will be deemed to be their original signatures for all purposes; provided, notwithstanding anything to the contrary set forth herein, the Trustee is under no obligation to agree to accept electronic signatures in any form or format unless express agreed to by the Trustee pursuant to procedures approved by the Trustee. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee or the Collateral Agent, including the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
The Trustee and the Collateral Agent shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “
Notice
”) received pursuant to this Indenture by electronic transmission (including by
e-mail,
facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee or the Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee or the Collateral Agent, as applicable) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee or the Collateral Agent, including the risk of the Trustee or the Collateral Agent acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

If the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Company to the Trustee, the Trustee will cause any notice prepared by the Company to be sent to any Holder(s) pursuant to the Depositary Procedures, provided
such request is evidenced in a Company Order delivered, together with the text of such notice, to the Trustee at least two (2) Business Days before the date such notice is to be so sent. For the avoidance of doubt, such Company Order need not be accompanied by an Officer’s Certificate or Opinion of Counsel. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Company Order.
If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.
Notwithstanding anything to the contrary in this Indenture or the Notes, (A) whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of this Indenture requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.
Section 13.02. D
ELIVERY
OF
O
FFICER
’
S
C
ERTIFICATE
AND
O
PINION
OF
C
OUNSEL
AS
TO
C
ONDITIONS
P
RECEDENT
.
Upon any request or application by the Company to the Trustee or the Collateral Agent to take any action under this Indenture (other than the Opinion of Counsel described in (B) with respect to the initial authentication of Notes under this Indenture), the Company will furnish to the Trustee or the Collateral Agent, as applicable:
(A) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, that complies with
Section
 13.03
and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and
(B) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, that complies with
Section
 13.03
and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.
Section 13.03. S
TATEMENTS
R
EQUIRED
IN
O
FFICER
’
S
C
ERTIFICATE
AND
O
PINION
OF
C
OUNSEL
.
Each Officer’s Certificate (other than an Officer’s Certificate pursuant to
Section
 3.05
) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:
(A) a statement that the signatory thereto has read such covenant or condition;
(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;
(C) a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(D) a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.
Section 13.04. R
ULES
BY
THE
T
RUSTEE
,
THE
R
EGISTRAR
,
THE
P
AYING
A
GENT
,
THE
C
ONVERSION
A
GENT
AND
THE
C
OLLATERAL
A
GENT
.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent, Conversion Agent and Collateral Agent each may make reasonable rules and set reasonable requirements for its functions.

Section 13.05. N
O
P
ERSONAL
L
IABILITY
OF
D
IRECTORS
, O
FFICERS
, E
MPLOYEES
AND
S
TOCKHOLDERS
.
No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under this Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.
Section 13.06. G
OVERNING
L
AW
; W
AIVER
OF
J
URY
T
RIAL
.
THIS INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE OR THE NOTES.
Section 13.07. S
UBMISSION
TO
J
URISDICTION
.
Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture shall be instituted only in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “
Specified Courts
”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in
Section
 13.01
will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Trustee, the Collateral Agent and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.
Section 13.08. N
O
A
DVERSE
I
NTERPRETATION
OF
O
THER
A
GREEMENTS
.
Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.
Section 13.09. S
UCCESSORS
.
All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind its successors.
Section 13.10. F
ORCE
M
AJEURE
.
The Trustee, the Collateral Agent and each Note Agent will not incur any liability for not performing or for any delay in performing any act or fulfilling any duty, obligation or responsibility under this Indenture or the Notes by reason of any occurrence beyond its control (including any act or provision of any present or future law or regulation or governmental authority, act of God, earthquakes, fires, floods, sabotage, epidemics, pandemics, riots, interruptions loss or malfunction of utilities, computer (hardware or software) or communications service, accidents, acts of war, civil or military unrest, labor disputes, acts of civil or military authority or governmental actions, local or national disturbance or disaster, act of terrorism or unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 13.11. U.S.A. PATRIOT Act.
The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee and the Collateral Agent. The Company agrees to provide the Trustee and the Collateral Agent with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.
Section 13.12. C
ALCULATIONS
.
The Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, the Accreted Principal Amount, any Interest Make-Whole Payment, accrued interest on the Notes (including Special Interest and Additional Interest) and the Conversion Rate, and adjustments thereto. None of the Trustee, the Paying Agent, the Registrar nor the Conversion Agent will have any liability or responsibility for any calculation under this Indenture or in connection with the Notes, any information used in connection with such calculation or any determination made in connection with a conversion.
The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations in writing to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee will promptly forward a copy of each such schedule to a Holder upon its written request therefor.
Section 13.13. S
EVERABILITY
; E
NTIRE
A
GREEMENT
.
If a court of competent jurisdiction declares any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby. This Indenture and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersede all prior agreements and understandings, written or oral.
Section 13.14. C
OUNTERPARTS
.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.
Section 13.15. T
ABLE
OF
C
ONTENTS
, H
EADINGS
, E
TC
.
The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.
Section 13.16. W
ITHHOLDING
T
AXES
.
Each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note, by its acquisition of such interest, is deemed to agree (1) to provide upon reasonable request or as required under applicable law, tax forms or other documentation (including any applicable Internal Revenue Service Form
W-8/W-9
as well as certifications indicating eligibility for the portfolio interest exemption) reasonably satisfactory to the Company or other applicable withholding agent to establish an exemption from U.S. withholding tax on payments and deliveries hereunder as well as an exemption from, or a reduction in the rate of, U.S. withholding that may apply to any constructive dividend (e.g., under Section 305(c) of the Code), and (2) that, if a Holder is deemed to have received a distribution subject to tax as a result of an adjustment or the non-occurrence
of an adjustment to the Conversion Rate or is otherwise subject to any withholding tax, (A) then the Company or other applicable withholding agent, as applicable, may, at its option, withhold or set off any applicable withholding taxes or backup withholding on behalf of such Holder or beneficial owner against interest and payments upon conversion, repurchase or maturity of the Notes, and (B) if the Company or other applicable withholding agent pays any such withholding taxes or backup withholding on behalf of such Holder or beneficial owner, then the Company or such withholding agent, as applicable, may, at its option, withhold from or set off such payments against payments of cash or the delivery of other Conversion Consideration on such Note, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Note.
[
The Remainder of This Page Intentionally Left Blank; Signature Page Follows
]

IN WITNESS WHEREOF
, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

S OFTWARE A CQUISITION G ROUP I NC . III

By:
Name:
Title:

U.S. B ANK T RUST C OMPANY , N ATIONAL A SSOCIATION , AS T RUSTEE

By:
Name:
Title:
[Signature Page to Indenture]

EXHIBIT A
FORM OF NOTE
[
Insert Global Note Legend, if applicable
]
[
Insert Restricted Note Legend, if applicable
]
[
Insert
Non-Affiliate
Legend, if applicable
]
[
Insert Original Issue Discount Legend
]
SOFTWARE ACQUISITION GROUP INC. III
7.00% Convertible Senior Note due 2026

CUSIP No.:	[ ] 20	Certificate No. [ ]
ISIN No.:	[ ] 21
Software Acquisition Group Inc. III, a Delaware corporation, for value received, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of Accreted Principal Amount per $1,000 Original Principal Amount of this Note [(as such Original Principal Amount is revised by the attached Schedule of Exchanges of Interests in the Global Note)]
22
on [ • ], 2026 and to pay interest thereon, as provided in the Indenture referred to below, until the Accreted Principal Amount and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	[ • ] and [ • ] of each year, commencing on [ • ].
Regular Record Dates:	[ • ] and [ • ] (whether or not a Business Day).
Additional provisions of this Note are set forth on the other side of this Note.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

20	Insert for Global Notes only.
21	Insert for Global Notes only.
22	Insert bracketed language for Global Notes only.

A-1

IN WITNESS WHEREOF
, Software Acquisition Group Inc. III has caused this instrument to be duly executed as of the date set forth below.

SOFTWARE ACQUISITION GROUP INC. III

Date:	By:
Name:
Title:

A-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
U.S. Bank Trust Company, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

A-3

SOFTWARE ACQUISITION GROUP INC. III
7.00% Convertible Senior Note due 2026
This Note is one of a duly authorized issue of notes of [•], a Delaware corporation (the “
Company
”), designated as its 7.00% Convertible Senior Notes due 2026 (the “
Notes
”), all issued or to be issued pursuant to an indenture, dated as of [ • ], 2022 (as the same may be amended from time to time, the “
Indenture
”), between the Company and U.S. Bank Trust Company, National Association, as trustee. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.
The Indenture sets forth the rights and obligations of the Company, the Trustee and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.
1.
Interest
. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Indenture. Stated Interest on this Note will begin to accrue from, and including, [
date
].
2.
Maturity
. This Note will mature on [ • ], 2026, unless earlier repurchased or converted.
3.
Method of Payment
. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture.
4.
Accretion
. Commencing on the Issue Date, to, but, and including, the Maturity Date, the principal amount of this Note shall accrete in the manner provided in
Section
 2.03(B)
of the Indenture.
5.
Persons Deemed Owners
. The Holder of this Note will be treated as the owner of this Note for all purposes.
6.
Denominations; Transfers and Exchanges
. All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.
7.
Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change
. If a Fundamental Change occurs, then each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 of the Indenture.
8.
No Redemption Right
. The Company does not have the right to redeem the Notes at its election.
9.
Conversion
. The Holder of this Note may convert this Note into Conversion Consideration in the manner, and subject to the terms, set forth in Article 5 of the Indenture.
10.
When the Company May Merge, Etc
. Article 6 of the Indenture places limited restrictions on the Company’s ability to be a party to a Business Combination Event.
11.
Defaults and Remedies
. If an Event of Default occurs, then the Accreted Principal Amount of, and all accrued and unpaid interest on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Indenture.
12.
Registration Rights
. The Holder of this Note is entitled to registration rights as set forth in the Subscription Agreement. Each Holder shall be entitled to receive Additional Interest in certain circumstances, all as set forth in the Subscription Agreement and Section 3.04 of the Indenture.

A-4

13.
Amendments, Supplements and Waivers
. The Company and the Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Indenture or the Notes in the manner, and subject to the terms, set forth in Section 7.05 and Article 8 of the Indenture.
14.
No Personal Liability of Directors, Officers, Employees and Stockholders
. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.
15.
Authentication
. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.
16.
Abbreviations
. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).
17.
Governing Law
. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
* * *

A-5

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:
[ • ]
[ • ]

A-6

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
23
ORIGINAL PRINCIPAL AMOUNT OF THIS GLOBAL NOTE: $[___]
The following exchanges, transfers or cancellations of this Global Note have been made:

Date	Amount of Increase (Decrease) in Original Principal Amount of this Global Note	Original Principal Amount of this Global Note After Such Increase (Decrease)	Signature of Authorized Signatory of Trustee

23	Insert for Global Notes only.

A-7

NOTICE OF CONVERSION
SOFTWARE ACQUISITION GROUP INC. III
7.00% Convertible Senior Notes due 2026
Subject to the terms of the Indenture, by executing and delivering this Notice of Conversion, the undersigned Holder of the Note identified below directs the Company to convert (check one):

☐	the entire principal amount of

☐	$ ___________ 24 aggregate principal amount of
the Note identified by CUSIP No.

and Certificate No.

.
The undersigned acknowledges that if the Conversion Date of a Note to be converted is after a Regular Record Date and before the next Interest Payment Date, then such Note, when surrendered for conversion, must, in certain circumstances, be accompanied with an amount of cash equal to the interest that would have accrued on such Note to, but excluding, such Interest Payment Date.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

24	Must be an Authorized Denomination.

A-8

FUNDAMENTAL CHANGE REPURCHASE NOTICE
SOFTWARE ACQUISITION GROUP INC. III
7.00% Convertible Senior Notes due 2026
Subject to the terms of the Indenture, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐	the entire principal amount of

☐	$ __________ 25 aggregate principal amount of
the Note identified by CUSIP No.

and Certificate No.

.
The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

25	Must be an Authorized Denomination.

A-9

ASSIGNMENT FORM
SOFTWARE ACQUISITION GROUP INC. III
7.00% Convertible Senior Notes due 2026
Subject to the terms of the Indenture, the undersigned Holder of the within Note assigns to:

Name:

Address:

Social security or tax identification number:
the within Note and all rights thereunder irrevocably appoints:
as agent to transfer the within Note on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

A-10

TRANSFEROR ACKNOWLEDGMENT
If the within Note bears a Restricted Note Legend, the undersigned further certifies that (check one):

1.	☐	Such Transfer is being made to the Company or a Subsidiary of the Company.

2.	☐	Such Transfer is being made pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of the Transfer.

3.	☐	Such Transfer is being made pursuant to, and in accordance with, Rule 144A under the Securities Act, and, accordingly, the undersigned further certifies that the within Note is being transferred to a Person that the undersigned reasonably believes is purchasing the within Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A.
If this item is checked, then the transferee must complete and execute the acknowledgment contained on the next page
.

4.	☐	Such Transfer is being made pursuant to, and in accordance with, any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

Dated:

(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

(Participant in a Recognized Signature Guarantee Medallion Program)

By:
Authorized Signatory

A-11

TRANSFEREE ACKNOWLEDGMENT
The undersigned represents that it is purchasing the within Note for its own account, or for one or more accounts with respect to which the undersigned exercises sole investment discretion, and that and the undersigned and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. The undersigned acknowledges that the transferor is relying, in transferring the within Note on the exemption from the registration and prospectus-delivery requirements of the Securities Act of 1933, as amended, provided by Rule 144A and that the undersigned has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A.

Dated:

(Name of Transferee)

By:
Name:
Title:

A-12

EXHIBIT
B-1A
FORM OF RESTRICTED NOTE LEGEND
(Notes other than Affiliate Notes)
THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE AND SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR THEREOF OR OF A BENEFICIAL INTEREST HEREIN OR THEREIN, THE ACQUIRER:

(1)
REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)
AGREES FOR THE BENEFIT OF SOFTWARE ACQUISITION GROUP INC. III (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2)(C), (D) OR (E) ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

B1A-1

THIS NOTE AND THE SHARES OF COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS NOTE SHALL BE ENTITLED TO THE BENEFITS OF THAT CERTAIN SUBSCRIPTION AGREEMENT, DATED [ • ], 2022, AMONG SOFTWARE ACQUISITION GROUP INC. III AND THE SUBSCRIBERS (AS DEFINED IN THE INDENTURE, DATED AS OF [ • ], BETWEEN THE COMPANY AND U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT).

B1A-2

EXHIBIT
B-1B
FORM OF RESTRICTED NOTE LEGEND
(Affiliate Notes)
THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE AND SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR THEREOF (OR OF A BENEFICIAL INTEREST HEREIN OR THEREIN), THE ACQUIRER AGREES FOR THE BENEFIT OF SOFTWARE ACQUISITION GROUP INC. III (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (C), (D) OR (E) ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

B1B-1

EXHIBIT
B-2
FORM OF GLOBAL NOTE LEGEND
THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE HEREINAFTER REFERRED TO.

B2-1

EXHIBIT
B-3
FORM OF
NON-AFFILIATE
LEGEND
NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR OWN THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

B3-1

EXHIBIT
B-4
FORM OF ORIGINAL ISSUE DISCOUNT LEGEND
THIS NOTE WILL BE TREATED AS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES (“OID”). HOLDERS MAY OBTAIN THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO: [TITLE/NAME], [ADDRESS].

B4-1

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
[    ] Supplemental Indenture (this “
Supplemental Indenture
”), dated as of
among Software Acquisition Group Inc. III (the “
Company
”),
_______
(the “
Guaranteein
g
Subsidiary
”), a subsidiary of the Company, and U.S. Bank Trust Company, National Association, as trustee (the “
Trustee
”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, modified or supplemented from time to time, the “
Indenture
”), dated as of [ • ], 2022, providing for the issuance of an unlimited aggregate principal amount of 7.00% Convertible Senior Notes due 2026 (the “
Notes
”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary may execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “
Guarantee
”); and
WHEREAS, pursuant to Section 8.01(b) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
Capitalized Terms
. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
A
g
reement to Guarantee
. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 9 thereof.
Execution and Deliver
y. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
Governin
g
Law
. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Counterparts
. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes.
Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

C-1

Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
Representations and Warranties by Guaranteeing Subsidiary. The Guaranteeing Subsidiary hereby represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.
[Signature pages follow]

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SOFTWARE ACQUISITION GROUP INC. III

By:

Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:

Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:

C-3

EXHIBIT D
FORM OF NOTATION OF GUARANTEE
For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of [ • ], 2022 (the “
Indenture
”) among Software Acquisition Group Inc. III (the “
Company
”), the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “
Trustee
”) and U.S. Bank Trust Company, National Association, as collateral agent (the “
Collateral Agent
”), (a) the due and punctual payment of the principal (including the Accreted Principal Amount) of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal (including the Accreted Principal Amount) of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee or the Collateral Agent all in accordance with the terms of the Indenture, the Notes, the Guarantees and any Security Documents and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee and the Collateral Agent pursuant to the Indenture, the Notes, the Guarantees and any Security Documents are expressly set forth in Article 9 of the Indenture, and reference is hereby made to the Indenture for the precise terms of the Guarantee.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[GUARANTORS]

By:
Name:
Title:

D-1

EXHIBIT F
FORM OF INTERCREDITOR AGREEMENT

F-1

Schedule A
The following table sets forth the Accreted Principal Amount per $1,000 Original Principal Amount of Notes as of the specified dates during the period from, and including, the Issue Date to, and including, the Maturity Date:
Accretion Table

[ • ], 2022	$1,000.00
[ • ], 2022	$1,015.00
[ • ], 2023	$1,030.23
[ • ], 2023	$1,045.68
[ • ], 2024	$1,061.36
[ • ], 2024	$1,077.28
[ • ], 2025	$1,093.44
[ • ], 2025	$1,109.84
[ • ], 2026	$1,126.49
The Accreted Principal Amount for Notes between the dates listed above will be determined by straight-line interpolation between the Accreted Principal Amount set forth for the immediately earlier and the immediately later dates in the table above, based on a
360-day
year, comprised of twelve
30-day
months.

Schedule A-1

Schedule C
Indebtedness as of the Issue Date
[To come]

Schedule C-1

ANNEX J
FORM OF WARRANT AGREEMENT
This agreement (this “
Agreement
”) is made as of [ ● ], 2022 between Software Acquisition Group Inc. III, a Delaware corporation (the “
Company
”), with offices at 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135, and Continental Stock Transfer & Trust Company, a limited purpose trust company, with offices at 1 State Street, 30th Floor, New York, New York 10004, as warrant agent (the “
Warrant Agent
,” also referred to herein as the “
Transfer Agent
”).
WHEREAS, on February 14, 2022, the Company, Nuevo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“
Merger Sub
”), and Branded Online, Inc. dba Nogin, a Delaware corporation (“
Nogin
”), entered into that certain Agreement and Plan of the Merger (the “
Merger Agreement
”);
WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Nogin (the “
Merger
”) with Nogin continuing as the surviving company after the Merger as a direct, wholly owned subsidiary of the Company;
WHEREAS, the Company intends to enter into Convertible Note Subscription Agreements (the “
Note Agreements
”) with certain subscribers, pursuant to which such subscribers will purchase up to an aggregate of $75 million of 7.00% Convertible Senior Notes due 2026 (the “
Notes
”) and 1,500,000 warrants, bearing the legend set forth in Exhibit B hereto (the “
PIPE Warrants
”). Each whole PIPE Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“
Common Stock
”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the PIPE Warrants will not be able to exercise any fraction of a Warrant; and
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, redemption, and exercise of the PIPE Warrants; and
WHEREAS, the Company desires to provide for the form and provisions of the PIPE Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the PIPE Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the PIPE Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.
Appointment of Warrant Agent
. The Company hereby appoints the Warrant Agent to act as agent for the Company for the PIPE Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.
Warrants
.
2.1
Form of Warrant
. Each PIPE Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and the

Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any PIPE Warrant shall have ceased to serve in the capacity in which such person signed the PIPE Warrant before such PIPE Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.2
Uncertificated Warrants
. Notwithstanding anything herein to the contrary, any PIPE Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any PIPE Warrant so issued shall have the same terms, force and effect as a certificated PIPE Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.
2.3
Effect of Countersignature
. Except with respect to uncertificated PIPE Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a PIPE Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.4
Registration
.
2.4.1
Warrant Register
. The Warrant Agent shall maintain books (“
Warrant Register
”) for the registration of original issuance and the registration of transfer of the PIPE Warrants. Upon the initial issuance of the PIPE Warrants, the Warrant Agent shall issue and register the PIPE Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
2.4.2
Registered Holder
. Prior to due presentment for registration of transfer of any PIPE Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such PIPE Warrant is then registered in the Warrant Register (“
registered holder
”) as the absolute owner of such PIPE Warrant and of each PIPE Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
3.
Terms and Exercise of Warrants
.
3.1
Warrant Price
. Each whole PIPE Warrant shall, when countersigned by the Warrant Agent (except with respect to uncertificated Warrants), entitle the registered holder thereof, subject to the provisions of such PIPE Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the shares of Common Stock may be purchased at the time a PIPE Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the PIPE Warrants and, provided further that any such reduction shall be applied consistently to all of the PIPE Warrants.
3.2
Duration of Warrants
. A PIPE Warrant may be exercised only during the period commencing on the later of 30 days after the date hereof and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the date hereof, (ii) the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Company (“
Expiration Date
”). The period of time from the date the PIPE Warrants will first become exercisable until the expiration of the PIPE Warrants shall hereafter be referred to as the “Exercise Period.” Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), as applicable, each PIPE Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the PIPE Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders and, provided further that any such extension shall be applied consistently to all of the PIPE Warrants.
3.3
Exercise of Warrants
.
3.3.1
Payment
. Subject to the provisions of the PIPE Warrant and this Agreement, a PIPE Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the PIPE Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the PIPE Warrant is exercised and any and all applicable taxes due in connection with the exercise of the PIPE Warrant, the exchange of the PIPE Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a) in lawful money of the United States, by good certified check or wire payable to the Warrant Agent;
(b) in the event of redemption pursuant to Section 6 hereof in which the Company’s management has elected to force all holders of PIPE Warrants to exercise such PIPE Warrants on a “cashless basis,” by surrendering the PIPE Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the PIPE Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days immediately following the date on which the notice of redemption is sent to holders of the PIPE Warrants pursuant to Section 6 hereof; or
(c) in the event the registration statement required by Section 7.4 hereof is not effective and current within sixty (60) Business Days after the date hereof, by surrendering such PIPE Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the PIPE Warrants, multiplied by the difference between the exercise price of the PIPE Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the PIPE Warrant is sent to the Warrant Agent.
3.3.2
Issuance of Shares of Common Stock
. As soon as practicable after the exercise of any PIPE Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such PIPE Warrant a certificate or certificates, or book entry position, for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such PIPE Warrant shall not have been exercised in full, a new countersigned PIPE Warrant, or book entry position, for the number of shares as to which such PIPE Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the PIPE Warrant exercise. No PIPE Warrant shall be exercisable for cash and the Company shall not be obligated to issue shares of Common Stock upon exercise of a PIPE Warrant unless the Common Stock issuable upon such PIPE Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the PIPE Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a PIPE Warrant, the holder of such PIPE Warrant shall not be entitled to exercise such PIPE Warrant for cash and such PIPE Warrant may have no value and expire worthless.

PIPE Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.
3.3.3
Valid Issuance
. All shares of Common Stock issued upon the proper exercise of a PIPE Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
3.3.4
Date of Issuance
. Each person in whose name any book entry position or certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the PIPE Warrant, or book entry position representing such PIPE Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.
3.3.5
Maximum Percentage
. A holder of a PIPE Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a PIPE Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s PIPE Warrant, and such holder shall not have the right to exercise such PIPE Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “
Maximum Percentage
”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the PIPE Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the PIPE Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes, including the Notes, or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”). For purposes of the PIPE Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form
10-K,
quarterly report on Form
10-Q,
current report on Form
8-K
or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the PIPE Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a PIPE Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments
.
4.1
Stock Dividends; Split Ups
. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of each PIPE Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.
4.2
Aggregation of Shares
. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each PIPE Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3
Extraordinary Dividends
. If the Company, at any time while the PIPE Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Common Stock a dividend or make a distribution in cash, securities or other assets of such shares of Common Stock (or other shares into which the PIPE Warrants are convertible), other than (a) as described in Section 4.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded
event being referred to herein as an “
Extraordinary Dividend
”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “
Board
”), in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this Section 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the
365-day
period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each PIPE Warrant).
4.4
Adjustments in Exercise Price
. Whenever the number of shares of Common Stock purchasable upon the exercise of the PIPE Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the PIPE Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.5
Replacement of Securities upon Reorganization, etc
. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the PIPE Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the PIPE Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the PIPE Warrant holder would have received if such PIPE Warrant holder had exercised his, her or its PIPE Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Common Stock covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the PIPE Warrant.

4.6
[Reserved]
.
4.7
Notices of Changes in Warrant
. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a PIPE Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a PIPE Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each PIPE Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.8
No Fractional Warrants or Shares
. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of PIPE Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any PIPE Warrant would be entitled, upon the exercise of such PIPE Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number of shares of Common Stock to be issued to the PIPE Warrant holder.
4.9
Form of Warrant
. The form of PIPE Warrant need not be changed because of any adjustment pursuant to this Section 4, and PIPE Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the PIPE Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of PIPE Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any PIPE Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding PIPE Warrant or otherwise, may be in the form as so changed.
4.10
Other Events
. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the PIPE Warrants in order to (i) avoid an adverse impact on the PIPE Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the PIPE Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the PIPE Warrants in a manner that is consistent with any adjustment recommended in such opinion.
4.11
No Adjustment
. For the avoidance of doubt, no adjustment shall be made to the terms of the PIPE Warrants solely as a result of an adjustment to the conversion ratio of the Class B Common Stock into shares of Common Stock or the conversion of the shares of Class B Common Stock into shares of Common Stock, in each case, pursuant to the Company’s Amended and Restated Certificate of Incorporation, as further amended from time to time.
5.
Transfer and Exchange of Warrants
.
5.1
Registration of Transfer
. The Warrant Agent shall register the transfer, from time to time, of any outstanding PIPE Warrant upon the Warrant Register, upon surrender of such PIPE Warrant for transfer, properly endorsed with signatures, in the case of certificated PIPE Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new PIPE Warrant representing an equal aggregate number of PIPE Warrants shall be issued and the old PIPE Warrant shall be cancelled by the Warrant Agent. In the case of certificated PIPE Warrants, the PIPE Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2
Procedure for Surrender of Warrants
. PIPE Warrants may be surrendered to the Warrant Agent, either in certificated form or in book entry position, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new PIPE Warrants, or book entry positions, as requested by the registered holder of the PIPE Warrants so surrendered, representing an equal aggregate number of PIPE Warrants; provided, however, that in the event that a PIPE Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such PIPE Warrant and issue new PIPE Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new PIPE Warrants must also bear a restrictive legend.
5.3
Fractional Warrants
. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a PIPE Warrant.
5.4
Service Charges
. No service charge shall be made for any exchange or registration of transfer of PIPE Warrants.
5.5
Warrant Execution and Countersignature
. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the PIPE Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6.
Redemption
.
6.1
Redemption
. Not less than all of the outstanding PIPE Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per PIPE Warrant (“
Redemption Price
”), provided that the last sales price of the Common Stock equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof) (the “
Redemption Trigger Price
”), on each of twenty (20) trading days within any thirty (30) trading day period commencing after the PIPE Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that either (i) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the PIPE Warrants, and a current prospectus relating thereto, available throughout the
30-day
redemption period or (ii) the Company has elected to require the exercise of the PIPE Warrants on a “cashless basis” pursuant to Section 3.3.1(b) and there is an effective registration statement covering the resale of the shares of Common Stock issuable upon exercise of the PIPE Warrants on a cashless basis, and a current prospectus relating thereto.
6.2
Date Fixed for, and Notice of, Redemption
. In the event the Company shall elect to redeem all of the PIPE Warrants that are subject to redemption, the Company shall fix a date for the redemption (the “
Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the registered holders of the PIPE Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
6.3
Exercise After Notice of Redemption
. The PIPE Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of PIPE Warrants to exercise their PIPE Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the PIPE Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the record holder of the PIPE Warrants shall have no further rights except to receive, upon surrender of the PIPE Warrants, the Redemption Price.

7.
Other Provisions Relating to Rights of Holders of Warrants
.
7.1
No Rights as Stockholder
. A PIPE Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2
Lost, Stolen, Mutilated, or Destroyed Warrants
. If any PIPE Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated PIPE Warrant, include the surrender thereof), issue a new PIPE Warrant of like denomination, tenor, and date as the PIPE Warrant so lost, stolen, mutilated, or destroyed. Any such new PIPE Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed PIPE Warrant shall be at any time enforceable by anyone.
7.3
Reservation of Shares of Common Stock
. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding PIPE Warrants issued pursuant to this Agreement.
7.4
Registration of Shares of Common Stock
. The Company agrees that as soon as practicable after the date hereof, but in no event later than fifteen (15) Business Days after the date hereof, it shall use its best efforts to file with the SEC a post-effective amendment to the Registration Statement or a new registration statement for the registration, under the Act, of the shares of Common Stock issuable upon exercise of the PIPE Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the PIPE Warrants were initially offered by the Company and in those states where holders of PIPE Warrants then reside, the shares of Common Stock issuable upon exercise of the PIPE Warrants, to the extent an exemption is not available. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the PIPE Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the date hereof, holders of the PIPE Warrants shall have the right, during the period beginning on the 61st Business Day after the date hereof and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the PIPE Warrants, to exercise such PIPE Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the PIPE Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the shares of Common Stock issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the PIPE Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.
8.
Concerning the Warrant Agent and Other Matters
.
8.1
Payment of Taxes
. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of PIPE Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the PIPE Warrants or such shares.
8.2
Resignation, Consolidation, or Merger of Warrant Agent
.
8.2.1
Appointment of Successor Warrant Agent
. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the PIPE Warrant (who shall, with such notice, submit his PIPE Warrant for inspection by the Company), then the holder of any PIPE Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2
Notice of Successor Warrant Agent
. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the shares of Common Stock not later than the effective date of any such appointment.
8.2.3
Merger or Consolidation of Warrant Agent
. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3
Fees and Expenses of Warrant Agent
.
8.3.1
Remuneration
. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2
Further Assurances
. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4
Liability of Warrant Agent
.
8.4.1
Reliance on Company Statement
. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Secretary or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2
Indemnity
. The Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s fraud, gross negligence, willful misconduct, or bad faith.
8.4.3
Exclusions
. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any PIPE Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any PIPE Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any PIPE Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.
8.5
Acceptance of Agency
. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.
9.
Miscellaneous Provisions
.
9.1
Successors
. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2
Notices
. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any PIPE Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Software Acquisition Group Inc. III
1980 Festival Plaza Drive, Suite 300
Las Vegas, NV 89135
Attn: Jonathan Huberman
With a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Christian O. Nagler
 Matthew D. Turner

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any PIPE Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Compliance Department
9.3
Applicable Law and Exclusive Forum
. The validity, interpretation, and performance of this Agreement and of the PIPE Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in the PIPE Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
9.4
Persons Having Rights under this Agreement
. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the PIPE Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the PIPE Warrants.
9.5
Examination of the Warrant Agreement
. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any PIPE Warrant. The Warrant Agent may require any such holder to submit his PIPE Warrant for inspection by it.
9.6
Counterparts
. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7
Effect of Headings
. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8
Amendments
. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the PIPE Warrants and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein, or (ii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of at least a majority of the then outstanding PIPE Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.
9.9
Trust Account Waiver
. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by the Company in connection with the Company’s initial public offering (as more fully described in the Registration Statement on Form
S-1
(File
No. 333-523230))
(“
Trust Account
”), including by way of
set-off,
and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.
9.10
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Exhibit A
– Form of Warrant Certificate
Exhibit B
– Legend

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SOFTWARE ACQUISITION GROUP INC. III

By:
Name: Jonathan S. Huberman
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: James F. Kiszka
Title: Vice President
[
Signature Page to Warrant Agreement
]

[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
Software Acquisition Group Inc. III
Incorporated Under the Laws of the State of Delaware
CUSIP [     ]
Warrant Certificate
This Warrant Certificate certifies that
 [             ], or registered assigns, is the registered holder of [             ] warrant(s) (the “
Warrants
” and each, a “
Warrant
”) to purchase shares of Class A common stock, $0.0001 par value (“
Common Stock
”), of Software Acquisition Group Inc. III, a Delaware corporation (the “
Company
”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “
Exercise Price
”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “
cashless exercise
” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable
share of Common Stock. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
The initial Exercise Price per one share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

SOFTWARE ACQUISITION GROUP INC. III

By:
Name:	Jonathan S. Huberman
Title:	Chief Executive Officer and Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [             ] shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [        ], 2022 (the “
Warrant Agreement
”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “
Warrant Agent
”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “
holders
” or “
holder
” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “
cashless exercise
” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “
cashless exercise
” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Software Acquisition Group Inc. III (the “
Company
”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [                ], whose address is [                ] and that such shares of Common Stock be delivered to [                ] whose address is [                ]. If said [                ] number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [                ], whose address is [                ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to
 Section
 7.4
 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with
 Section
 7.4
 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [                ], whose address is [                ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].
[
Signature Page Follows
]

Date: [ ], 2022

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE
17Ad-15
UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, SWAG’s charter provides that a director will not be personally liable to SWAG or SWAG’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SWAG or SWAG’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
SWAG’s charter provides that SWAG will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
SWAG has entered into indemnification agreements with each of its current directors and executive officers. These agreements require SWAG to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to SWAG, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. SWAG also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules
Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 14, 2022 (included as Annex A to this proxy statement/prospectus)

2.2	Amendment to Agreement and Plan of Merger, dated as of April 20, 2022 (included as Annex A-2 to this proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

3.2	By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

3.3	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus).

3.4	Form of the Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

4.4	Warrant Agreement, dated November 9, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

4.5	Form of Convertible Notes Indenture (included as Annex H to this proxy statement/prospectus).

4.6	Form of PIPE Warrant Agreement (included as Annex J to this proxy statement/prospectus)

5.1	Opinion of Kirkland & Ellis LLP as to the validity of the securities being registered.*

8.1	Opinion of Latham & Watkins LLP regarding certain federal income tax matters.*

10.1	Letter Agreement, dated July 28, 2021, by and among the Company, its officers, its directors and the Sponsor. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.2	Investment Management Trust Agreement, dated July 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.3	Registration Rights Agreement, dated July 28, 2021, by and between the Company and the Sponsor. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.4	Private Placement Warrants Purchase Agreement, dated July 28, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

10.6	Administrative Support Agreement, dated July 28, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

Exhibit	Description

10.7	Securities Subscription Agreement, dated January 22, 2021, between the Registrant and the sponsor (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

10.8	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, certain equityholders of the Registrant named therein and certain equityholders of Nogin (included as Annex G to this proxy statement/prospectus).

10.9	Sponsor Support Agreement, dated February 14, 2022, by and among the Registrant, its officers and directors, Nogin and the Sponsor (included as Annex D to this proxy statement/prospectus).

10.10	Company Support Agreement, dated February 14, 2022, by and among Registrant, Nogin and certain other parties thereto (included as Annex E to this proxy statement/prospectus).

10.11	Promissory Note, dated February 9, 2022, by and between the Registrant and the sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 29, 2022).

10.12	Form of Nogin, Inc. 2022 Incentive Award Plan (included as Annex F to this proxy statement/prospectus).

10.13	Form of Indemnification Agreement. *

10.14	Form of Convertible Note Subscription Agreement (included as Annex I to this proxy statement/prospectus).

10.15	Limited Liability Company Agreement of ModCloth Partners, LLC, dated April 6, 2021.

23.1	Consent of Marcum LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto).*

23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto).*

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1	Form of Proxy Card. *

99.2	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.3	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.4	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.5	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.6	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.7	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.8	Consent of to be named as a director of Software Acquisition Group Inc. III *

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table (as previously filed).

*	To be filed by amendment.

Undertakings
The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form
S-4
to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 13th day of May, 2022.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan S. Huberman
Name:	Jonathan S. Huberman
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan S. Huberman Jonathan S. Huberman	Chairman, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 13, 2022

* Mike Nikzad	Vice President of Acquisitions and Director	May 13, 2022

* Andrew Nikou	Director	May 13, 2022

* C. Matthew Olton	Director	May 13, 2022

* Stephanie Davis	Director	May 13, 2022

* Steven Guggenheimer	Director	May 13, 2022

* Dr. Peter H. Diamandis	Director	May 13, 2022

*
The undersigned, by signing his name hereto, signs and executes this Amendment to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatures and previously filed with the Securities and Exchange Commission on February 14, 2022.

/s/ Jonathan S. Huberman
Jonathan S. Huberman
Attorney-in-Fact